As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-296808

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4

Amendment No. 1 to

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OpenPayd Global Holdings Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	7372	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

OpenPayd Global Holdings Limited
The Bower, 207-211 Old Street,

London EC1V 9NR, United Kingdom
Telephone: +44 208 194 5050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Michael J. Blankenship Winston Taylor LLP 800 Capitol Street, Suite 2400 Houston, TX 77002 Tel: 713-651-2678	Alain Dermarkar Taylor Landry Allen Overy Shearman Sterling US LLP 800 Capitol Street, Suite 2200 Houston, Texas 77002 Tel: +1-713-358-4900

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the Proposed Transactions described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant(1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S Employer Identification Number
OpenPayd Holdings Limited	England and Wales	7372

(1)	The Co-Registrant has the following principal executive office: The Bower, 207-211 Old Street, London EC1V 9NR, United Kingdom, Telephone number: +44 208 194 5050

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED [☐], 2026

TITAN ACQUISITION CORP
131 Concord Street
Brooklyn, New York 11201

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF TITAN ACQUISITION CORP
To Be Held On [☐], 2026

TO THE SHAREHOLDERS OF TITAN ACQUISITION CORP:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of shareholders of Titan Acquisition Corp, an exempted company incorporated under the laws of the Cayman Islands (“Titan”), will be held on [☐], 2026, at [☐] a.m., Eastern time, at [☐] and at the offices of Winston Taylor LLP located at 800 Capitol Street, Suite 2400, Houston, Texas 77002. As a matter of Cayman Islands law, there must be a physical location for the meeting. The extraordinary general meeting will also be a virtual meeting, which will be conducted via live webcast. Titan shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting [☐] and entering their control number. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

(1)	The Business Combination Proposal: to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to approve and adopt the business combination described in this proxy statement/prospectus (the “Business Combination Proposal”), which proposal shall include approval of each of (a) the merger pursuant to Part XVI of the Cayman Companies Act of Titan into OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“PubCo”) with PubCo surviving the merger and the security holders of Titan (other than security holders of Titan electing to redeem their Titan Class A Shares) becoming security holders of PubCo (the “Merger”) pursuant to the terms of (i) the Business Combination Agreement, dated as of June 1, 2026 (as amended on June 11, 2026 and as it may be further amended from time to time, the “Business Combination Agreement”), that Titan has entered into with PubCo, Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), OpenPayd Holdings Limited, a company limited by shares incorporated in England (the “Company”), Ozan Özerk, solely in his capacity as the Company Shareholders representative, and the shareholders of the Company party thereto, and (ii) Part XVI of the Cayman Companies Act, (b) the acquisition by PubCo of all of the issued and outstanding Company shares from the Company Shareholders in exchange for PubCo ordinary shares, such that the Company will be a direct wholly owned subsidiary of PubCo (the “Share Acquisition”), and (c) the other transactions contemplated by the Business Combination Agreement (together with the Merger and Share Acquisition, the “Proposed Transactions”);

(2)	The Merger Proposal: to consider and vote upon, as a special resolution under Cayman Islands law, a proposal to approve and authorize the Plan of Merger (made in accordance with the provisions of Section 233 of the Cayman Companies Act and included as Exhibit D to Annex A to this proxy statement/prospectus) and to authorize the Merger of Titan with and into PubCo with PubCo surviving the Merger (the “Merger Proposal”);

(3)	The PubCo Incentive Plan Proposal: to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to approve the OpenPayd Global Holdings Limited 2026 Incentive Award Plan (the “PubCo Incentive Plan”), which will become effective on the Closing Date and will be used by PubCo following the completion of the Proposed Transactions (the “PubCo Incentive Plan Proposal”); and

(4)	The Nasdaq Proposal: to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of (i) PubCo ordinary shares to equity investors pursuant to the PIPE Agreements and (ii) PubCo ordinary pursuant to the terms of the Business Combination Agreement (the “Nasdaq Proposal”);

(5)	The Director Appointment Proposal: to consider and vote upon a proposal to approve by ordinary resolution of the Titan Class B Shares under Cayman Islands law the appointment of seven (7) directors who will serve on the PubCo Board upon consummation of the Business Combination until PubCo’s next annual general meeting and until their respective successors are duly appointed and qualified, or until their earlier death, resignation, retirement or removal (the “Director Appointment Proposal”);

(6)	The Adjournment Proposal: to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote (the “Adjournment Proposal”).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Titan ordinary shares at the close of business on [☐] 2026 are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting. A complete list of our shareholders of record entitled to vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the extraordinary general meeting.

Between the execution of the Business Combination Agreement and Closing, pursuant to the Placement Agent Engagement Agreement, Titan and PubCo plan to enter into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors will subscribe for and purchase PubCo ordinary shares (the “PIPE Financing”) immediately following the Merger Effective Time. The PubCo ordinary shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933 (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. PubCo will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing will be contingent upon, among other things, the substantially concurrent consummation of the Proposed Transactions.

After careful consideration, our board of directors has determined that the Business Combination Proposal, the Merger Proposal, the PubCo Incentive Plan Proposal, the Nasdaq Proposal, the Director Appointment Proposal and the Adjournment Proposal are fair to and in the best interest of Titan and its shareholders, and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the PubCo Incentive Plan Proposal, “FOR” the Nasdaq Proposal, “FOR” the Director Appointment Proposal and “FOR” the Adjournment Proposal, if presented.

When you consider the board of directors’ recommendation of these proposals, you should keep in mind that our Sponsor, our directors, our officers and our advisors have interests in the Proposed Transactions that may conflict with your interests as a shareholder as described in the section of this prospectus entitled “Management of Titan — Conflicts of Interests”. In the event of a liquidation of Titan, the Titan Class B Shares and the Titan private warrants of the Sponsor and Titan’s directors, officers and advisors would become worthless. Accordingly, the Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Titan. Additionally, upon the completion of the Business Combination, the amount of compensation received or to be received by the Sponsor, it affiliates and promotors in connection with the Business Combination is set forth on the following table:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid	Lock-Up Terms(2)
6,900,000 Titan Class B Shares(1)	$25,000(1)	The Sponsor, Titan’s officers and directors agreed not to transfer, assign or sell any Titan Class B Shares until the earlier to occur of (A) one year after the completion of Titan’s initial business combination or (B) subsequent to Titan’s initial business combination, (x) if the last sale price of the Titan Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Titan’s initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Titan’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees as described in the section of this prospectus entitled “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”. The Titan private warrants and the warrants that may be issued upon conversion of working capital notes (including the Titan Class A Shares issuable upon conversion or exercise of such warrants) will not be transferable, assignable or saleable by the Sponsor (as applicable) or their permitted transferees until 30 days after the completion of Titan’s initial business combination (except with respect to permitted transferees as described herein under the section of this prospectus entitled “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
5,710,056 Titan private warrants(1)	$5,710,056(1)	The Titan private warrants (including the ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of Titan’s initial business combination (except with respect to permitted transferees as described herein under “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
Up to $1,500,000 in working capital notes may be convertible into private warrants at a price of $1.00 per warrant.	Working capital notes to finance transaction costs in connection with an intended initial business combination.	The working capital warrants (including the Titan Class A Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of Titan’s initial business combination (except with respect to permitted transferees as described herein under “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
$10,000 per month	Office space, administrative and support services	N/A

(1)	The Titan Class B Shares will automatically convert into Titan Class A Shares concurrently with or immediately following the consummation of Titan’s initial business combination, and may be converted at any time prior to Titan’s initial business combination, at the option of the holder, on a one-for-one basis, subject to adjustment (unless otherwise provided in Titan’s initial business combination agreement) for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Titan Class A Shares or equity-linked securities are issued or deemed issued in connection with Titan’s initial business combination, the number of Titan Class A Shares issuable upon conversion of all Titan Class B Shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the total number of Titan Class A Shares outstanding after such conversion, including the total number of Titan Class A Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by Titan in connection with or in relation to the consummation of an initial business combination, excluding any Titan Class A Shares or equity-linked securities or rights exercisable for or convertible into Titan Class A Shares issued, or to be issued, to any seller in the initial business combination and any Titan private warrants issued to the Sponsor, Titan’s officers or directors upon conversion of working capital loans, provided that such conversion of Titan Class B Shares will never occur on a less than one-for-one basis. Of the 6,900,000 Titan Class B Shares and 5,710,056 Titan private warrants reflected in this table, an aggregate of 1,035,000 of the resulting PubCo ordinary shares and 1,216,508 of the resulting PubCo private warrants, respectively, will be transferred by the Sponsor to the Key Company Shareholder at the Share Acquisition Closing (such shares, the “Transferred Shares,” and such warrants, the “Transferred Warrants”), and the Transferred Shares and Transferred Warrants will not be subject to the vesting and forfeiture conditions described below. Of the remaining 5,865,000 PubCo ordinary shares to be held by the Sponsor following the Merger (after giving effect to the Transferred Shares and any Incentive Shares described below), 50% will become subject to vesting and forfeiture as the Earnout Shares, which will vest only if the trading price of the Titan Class A Shares or the PubCo ordinary shares, as applicable, equals or exceeds $11.50 per share (as to one-half) or $13.00 per share (as to the other half) for 20 trading days within any 30 consecutive trading day period during the five-year period following the applicable closing, and will be forfeited to the extent not so vested; the remaining 50% of such shares will not be subject to these vesting and forfeiture conditions but will remain subject to the lock-up terms described in this table. The PubCo private warrants that the Sponsor will hold following the Merger (after giving effect to the Transferred Warrants) are not subject to any earnout, vesting or forfeiture conditions. In addition, if necessary to mitigate against redemptions or to incentivize investors to participate in the PIPE Financing, the Sponsor and the Company have agreed to discuss in good faith the transfer of an agreed-upon number of Titan Class B Shares and/or Titan private warrants held by the Sponsor to Titan shareholders who execute non-redemption agreements and/or to investors who execute Subscription Agreements and consummate the PIPE Investment (such transferred Titan Class B Shares, the “Incentive Shares”) and Titan private warrants; as of the date of this proxy statement/prospectus, the number of Incentive Shares and Titan private warrants, if any, that will ultimately be transferred, and the resulting reduction to the Sponsor’s retained Earnout Shares (as applicable), had not been determined. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Support Agreement” for additional information. If the Warrant Amendment Proposal is approved, the Sponsor will receive an aggregate of $[●] in exchange for 5,710,056 Titan private warrants, representing $[●] per Titan private warrant. See “Warrantholder Proposal No. 1 — The Warrant Amendment Proposal.”
(2)	Natural persons and entities subject to transfer restrictions include Titan Acquisition Sponsor Holdco LLC, Adeel Rouf, Frank Mastrangelo, Pawneet Abramowski, Walter Beach and Leslie Goldman Tepper.

The Proposed Transactions contemplated by the Business Combination Agreement will be consummated only if we obtain the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the holders of the outstanding Titan ordinary shares that are voted at the extraordinary general meeting are voted in favor of the Business Combination Proposal and if holders of at least two thirds of Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote in favor of the Merger Proposal. If the Business Combination Proposal, and the Merger Proposal are approved, the Adjournment Proposal will not be presented to shareholders for a vote.

In connection with approving the Business Combination, the Titan Board received an opinion from EntrepreneurShares LLC that the Business Combination is fair, from a financial point of view, to the holders of Titan Class A Shares. See “Opinion of EntrepreneurShares LLC” for a further discussion of the fairness opinion.

All Titan shareholders are cordially invited to attend the extraordinary general meeting. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a shareholder of record of Titan ordinary shares, you may also cast your vote remotely at the extraordinary general meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote remotely, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, [☐], at (800) [☐]; banks and brokers may reach [☐] at (☐) [☐].

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Proposed Transactions.

By Order of the Board of Directors,

Frank Mastrangelo
Chief Executive Officer

[☐], 2026

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE TITAN REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TITAN’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF TITAN — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated [☐], 2026 and is first being mailed to Titan shareholders on or about that date.

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS OF
TITAN ACQUISITION CORP TO BE HELD ON [☐], 2026

To the Warrantholders of Titan Acquisition Corp:

NOTICE IS HEREBY GIVEN that a special meeting of the warrantholders (the “Warrantholders’ Meeting”) of Titan Acquisition Corp, a Cayman Islands exempted company (“Titan,” “SPAC,” “we,” “our,” or “us”), will be held on [☐], 2026, at [☐] a.m., Eastern time, at [☐] and at the offices of Winston Taylor LLP located at 800 Capitol Street, Suite 2400, Houston, Texas 77002. As a matter of Cayman Islands law, there must be a physical location for the meeting. We are planning for the Warrantholders’ Meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of The Companies Act (Revised) of the Cayman Islands and our Amended and Restated Memorandum and Articles of Association (the “Existing Organizational Documents”). At the Warrantholders’ Meeting, Titan warrantholders will be asked to consider and vote upon the following proposals:

Warrantholder Proposal No. 1 — The Warrant Amendment Proposal — To consider and vote upon an amendment (the “Warrant Amendment”) to the Warrant Agreement that governs all of Titan’s outstanding warrants to provide that, immediately prior to the Closing (as defined in the accompanying proxy statement/prospectus), each holder of a Titan warrant will receive, for each such Titan warrant, [☐] (the “Warrant Amendment Proposal”).

Warrantholder Proposal No. 2 — The Warrantholder Adjournment Proposal — To allow Titan’s Board to adjourn the Warrantholders’ Meeting to a later date or dates to permit further solicitation of proxies (the “Warrantholder Adjournment Proposal” and together with the Warrant Amendment Proposal, the “Warrant Proposals”).

The Warrant Amendment Proposal must be approved by the holders of at least a majority of the outstanding Titan warrants. The Warrantholder Adjournment Proposal must be approved by the holders of a majority of the Titan warrants that are present and entitled to vote at the Warrantholders’ Meeting. The Warrant Amendment Proposal will only become effective if the Business Combination is approved by Titan’s shareholders. If the Business Combination is not approved, the Warrant Amendment will not become effective, even if the Warrantholders have approved the Warrant Amendment Proposal.

Titan is providing the accompanying proxy statement/prospectus and accompanying proxy card to its warrantholders in connection with the solicitation of proxies to be voted at the Warrantholders’ Meeting and at any adjournments thereof. Information about the Warrantholders’ Meeting, the Business Combination, and other related business to be considered by Titan’s warrantholders at the Warrantholders’ Meeting is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the Warrantholders’ Meeting, all of Titan’s equityholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 59 of the accompanying proxy statement/prospectus.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF TITAN WARRANTS YOU OWN. To ensure your representation at the Warrantholders’ Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the Warrantholders’ Meeting. If you hold your securities in “street name,” you should instruct your broker, bank, or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank, or other nominee.

After careful consideration, the board of directors of Titan has determined that the Warrant Proposals are fair to and in the best interests of Titan and its warrantholders and unanimously recommends that the warrantholders vote or give instruction to vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrantholder Adjournment Proposal, if presented.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, [☐], at (800) [☐]; banks and brokers may reach [☐] at (203) [☐].

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Warrant Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, [☐], at (800) [☐]; banks and brokers may reach [☐] at (203) [☐].

By Order of the Board of Directors,

Frank Mastrangelo
Chief Executive Officer

[☐], 2026

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 31, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
TITAN ACQUISITION CORP

PROSPECTUS FOR
113,500,000 ORDINARY SHARES AND 13,800,000 WARRANTS TO PURCHASE ORDINARY
SHARES, IN EACH CASE, OF OPENPAYD GLOBAL HOLDINGS LIMITED

The board of directors of Titan Acquisition Corp, which we refer to as “we,” “us,” “our” or “Titan,” has unanimously approved and adopted the Business Combination Agreement, dated as of June 1, 2026, as amended on June 11, 2026 and as it may be further amended (the “Business Combination Agreement”), that Titan has entered into with OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“PubCo”), Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), OpenPayd Holdings Limited, a company limited by shares incorporated in England (the “Company”), Ozan Özerk, solely in his capacity as the Company Shareholders representative, and the shareholders of the Company party thereto, and the transactions contemplated thereby (the “Proposed Transactions”) which, among other things, provides for (a) Titan to be merged with and into PubCo, with PubCo surviving the merger and the security holders of Titan (other than security holders of Titan electing to redeem their Titan Class A Shares) becoming security holders of PubCo (the “Merger”) and (b) PubCo to acquire all of the issued and outstanding Company shares from Company shareholders in exchange for PubCo ordinary shares, such that the Company will be a direct wholly owned subsidiary of PubCo (the “Share Acquisition”).

Between the execution of the Business Combination Agreement and Closing, pursuant to the Placement Agent Engagement Agreement, Titan and PubCo plan to enter into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors will subscribe for and purchase PubCo ordinary shares (the “PIPE Financing”) immediately following the Merger Effective Time. The PubCo ordinary shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933 (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. PubCo has granted the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing will be contingent upon, among other things, the substantially concurrent consummation of the Proposed Transactions.

Under the Business Combination Agreement, the closing of the Proposed Transactions is subject to a number of conditions, including that Titan shareholders approve the Business Combination Proposal. If any of the conditions to Titan’s, PubCo’s or the Company’s obligation to consummate the Proposed Transactions are not satisfied, then the parties to the Business Combination Agreement will not be required to consummate the Proposed Transactions.

Proposals to approve the Proposed Transactions and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of Titan to be held on [☐], 2026.

Titan units, Titan Class A Shares and Titan warrants are currently listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “TACHU,” “TACH” and “TACHW,” respectively. Any outstanding Titan units will be separated into Titan Class A Shares and Titan warrants and will then be converted into PubCo ordinary shares and warrants to purchase PubCo ordinary shares in connection with the consummation of the Proposed Transactions. We intend to apply to list PubCo’s ordinary shares and PubCo’s warrants on Nasdaq under the symbols “OP” and “OPW,” respectively. Upon the completion of the Business Combination, assuming no additional redemptions of Titan ordinary shares, Ozan Özerk will beneficially own 58% of PubCo’s total issued and outstanding ordinary shares, representing 58% of the total voting power. As a result, we will be a “controlled company” as defined under the Nasdaq Stock Market LLC listing rules (the “Nasdaq Listing Rules”). Currently, we expect to rely on the “controlled company” exemption from the corporate governance requirements under the Nasdaq Listing Rules. We cannot assure you that PubCo’s ordinary shares and PubCo’s warrants will be approved for listing on Nasdaq.

Each of Titan and PubCo is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirement.

This proxy statement/prospectus provides you with detailed information about the Proposed Transactions and other matters to be considered at the extraordinary general meeting of Titan. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 59.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this proxy statement/prospectus or any of the securities to be issued in the Proposed Transactions, passed upon the merits or fairness of the Proposed Transactions or related transactions or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

This proxy statement/prospectus is dated [☐], 2026 and is first being mailed to shareholders of Titan on or about that date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

There are forward-looking statements in this proxy statement/prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of the business, financial condition, results of operations, liquidity, plans and objectives of Titan and the Company. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. The statements regarding the following matters are forward-looking by their nature:

●	the timing to complete the Business Combination;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements relating to the Business Combination;

●	the outcome of any legal proceedings that may be instituted against Titan, OpenPayd or others following announcement of the Business Combination;

●	the inability to complete the Business Combination due to the failure to obtain the approval of Titan shareholders;

●	the combined company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

●	the combined company’s ability to obtain the listing of its common stock and warrants on the stock exchange following the Business Combination;

●	the risk that the Business Combination disrupts current plans and operations of OpenPayd as a result of the announcement and consummation of the Business Combination;

●	the ability to recognize the anticipated benefits of the Business Combination;

●	unexpected costs related to the Business Combination;

●	the amount of any redemptions by public shareholders of Titan being greater than expected;

●	the management and board composition of the combined company following the Business Combination;

●	limited liquidity and trading of the combined company’s securities;

●	the use of proceeds not held in the Trust Account or available from interest income on the balance of the Trust Account;

●	geopolitical risk and changes in applicable laws or regulations;

●	the possibility that Titan, OpenPayd or the combined company may be adversely affected by other economic, business, and/or competitive factors;

●	operational risk;

●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on OpenPayd’s resources;

ii

●	the risks that the consummation of the Business Combination is substantially delayed or does not occur; and

●	other risks and uncertainties, including those to be included under the heading “Risk Factors” in this proxy statement/prospectus and those included under the heading “Risk Factors”.

The preceding list is not intended to be an exhaustive list of all of forward-looking statements in this proxy statement/prospectus. The forward-looking statements are based on beliefs, assumptions and expectations of Titan and the Company of future performance, taking into account the information currently available. These statements are only predictions based upon the current expectations and projections of Titan and the Company about future events. There are important factors that could cause actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under “Risk Factors” in this proxy statement/prospectus.

You should not rely upon forward-looking statements as predictions of future events. Although Titan and the Company believe that the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, Titan and the Company undertake no obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus, to conform these statements to actual results or to changes in expectations.

iii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” by PubCo, constitutes a prospectus of PubCo under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the PubCo ordinary shares to be issued to OpenPayd shareholders and Titan shareholders, the PubCo warrants to be issued to Titan warrant holders and the PubCo ordinary shares underlying such Titan warrants, if the Proposed Transactions described herein are consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” with respect to the extraordinary general meeting of Titan at which Titan shareholders will be asked to consider and vote upon a proposal to approve the Proposed Transactions by the adoption of the Business Combination Agreement, among other matters.

FINANCIAL STATEMENT PRESENTATION

PubCo

PubCo was incorporated on February 10, 2026 for the purpose of effectuating the Proposed Transactions described herein. PubCo has no material assets and does not operate any businesses. Following the Proposed Transactions, PubCo will qualify as a foreign private issuer as defined under Rule 405 under the Securities Act and will prepare its financial statements denominated in EURs and in accordance with IFRS Accounting Standards as adopted by the International Accounting Standards Board (“IFRS”). Accordingly, the unaudited pro forma combined financial information presented in this proxy statement/prospectus have been prepared in accordance with IFRS and denominated in EURs.

Titan

The financial statements of Titan included in this proxy statement/prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

The Company

The financial statements of the Company as of October 31, 2025 and for the six months ended October 31, 2025 and 2024 and as of and for the years ended April 30, 2025, and 2024 included in this proxy statement/prospectus have been prepared in accordance with IFRS and are denominated in Euros.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

●	“$,” “USD” and “U.S. dollar” each refer to the United States dollar; and

●	“€,” “EUR” and “Euro” each refer to the Euro.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which the Company competes as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with the Company’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and the Company’s management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “OpenPayd’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information Related to OpenPayd” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Titan” refer to Titan Acquisition Corp

In this document, unless the context otherwise requires:

“A&O Shearman” means Allen Overy Shearman Sterling US LLP as counsel to the Company.

“Accounting Principles” means in accordance with IFRS, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Relevant Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the audited Company Financials for the calendar years ended April 30, 2024 and April 30, 2025.

“Acquisition Proposal” means, with respect to any Party, any proposal or offer (whether binding or non-binding) by any Person or group (other than a Party to the Business Combination Agreement or any of their respective Affiliates) relating to, in a single transaction or series of related transactions: (a) any merger, amalgamation, scheme, consolidation, share exchange, business combination or similar transaction involving such Party or any of its subsidiaries; (b) any acquisition of, tender offer or exchange offer for, or other transaction resulting in any Person or group acquiring, directly or indirectly, beneficial ownership of 50% or more of any class of equity securities of such Party or any of its material subsidiaries; (c) any acquisition, sale, lease, transfer, exclusive license or other disposition of assets (including equity interests of subsidiaries) of such Party and its subsidiaries that, individually or in the aggregate, constitute 50% or more of the consolidated assets of such Party and its subsidiaries (measured by book value) or 50% or more of the consolidated revenues of such Party and its subsidiaries; or (d) any liquidation, dissolution, recapitalization or similar extraordinary transaction involving such Party or any of its material subsidiaries; provided, that (i) with respect to Titan, an “Acquisition Proposal” shall be deemed to include any transaction constituting a “Business Combination” (as defined in Titan’s Organizational Documents), and (ii) none of the Business Combination Agreement, the Ancillary Documents or the Proposed Transactions shall constitute an Acquisition Proposal.

“Adjournment Proposal” means the proposal to adjourn the extraordinary general meeting of Titan to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of Titan prior to the Closing.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the cash proceeds to be received by Titan as of the Share Acquisition Closing from the Trust Account in connection with the Transactions (which proceeds shall, for the avoidance of doubt, be determined after giving effect to the Redemption) and (b) the Available Financing Proceeds.

“Amended and Restated Memorandum and Articles of Association of PubCo” means the memorandum and articles of association of PubCo in the form set out in Exhibit E to Annex A hereto.

“Ancillary Documents” means each agreement, instrument or document including the Subscription Agreements, the Key Company Shareholder Support Agreement, the Sponsor Support Agreement, the Plan of Merger, the Non-Competition Agreement, the Amended PubCo Charter, the Disclosure Schedules, the New Registration Rights Agreement, the Lock-Up Agreements, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to the Business Combination Agreement.

“ASC 815” means the ASC 815, Derivatives and Hedging guidance.

“ASC” means the Accounting Standards Codification.

“Available Financing Proceeds” shall equal, as of the Share Acquisition Closing, the unrestricted net cash proceeds to be received by Titan prior to or substantially concurrently with the Share Acquisition Closing resulting from the PIPE Investment (which shall exclude (a) the proceeds of any convertible notes or other convertible instruments of Titan, (b) any amounts available or drawn under any equity lines of credit or similar arrangements and (c) any forward purchase agreements or future commitments or similar agreements, unless and solely to the extent, in each case of clause (b) and (c), the holder thereof has irrevocably and unconditionally funded to Titan such amounts as of the Share Acquisition Closing and such amounts are not subject to any right of return, redemption, payment, clawback or offset in respect of such holder).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee (or their dependents) of such Person, or with respect to which such Person has or could have any liability.

“broker non-vote” means the failure of a Titan shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 1, 2026, as amended on June 11, 2026 and as it may be further amended, by and among Titan, PubCo, the Sponsor, the Company, Ozan Özerk, solely in his capacity as the Company Shareholders representative, and the shareholders of the Company party thereto.

“Business Combination Proposal” means the proposal to approve and adopt the Business Combination Agreement and the Proposed Transactions.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as may be amended from time to time.

“Closing” means the closing of the Merger and the Share Acquisition.

“Closing Date” means the date of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” or “OpenPayd” means OpenPayd Holdings Limited, a company limited by shares incorporated in England with company registration number 11565881 and whose registered office is at The Bower, 207-211 Old Street, London, United Kingdom, EC1V 9NR, and its consolidated subsidiaries.

“Company Advisor” means Anne Martina Limited.

“Company Advisor Transaction Fee Amount” means that certain fee payable to the Company Advisor upon the consummation of the Transactions as calculated pursuant to the terms of the Business Combination Agreement.

“Company Advisor Transaction Fee Shares” means the PubCo ordinary shares to be issued to the Company Advisor in satisfaction of the Company Advisor’s entitlement to the Company Advisor Transaction Fee Amount, which shall be paid in a number of PubCo ordinary shares equal to the quotient of the Company Advisor Transaction Fee Amount divided by the Redemption Price rounded down to the nearest whole PubCo ordinary share.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Shareholders” means the shareholders of the Company immediately prior to the Closing.

“Company Shareholders’ Agreement” means the shareholder agreement between the Key Company Shareholder and the Company dated October 4, 2018 as amended from time to time.

“Company Shares” means the 1,000,000 Class A ordinary shares, 149,604 Class B ordinary shares, 51,228 Class C ordinary shares, 8,121 Class D ordinary shares, in each case, of £0.0001 each in the Company, all of which have been fully paid.

“Company subsidiaries” means each subsidiary of the Company.

“Company Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of the Company or the Company Shareholders, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of the Business Combination Agreement and the Ancillary Documents and the Proposed Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for the appointment of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Director Appointment Proposal” means the proposal to appoint seven (7) directors who will serve on the PubCo Board upon consummation of the Business Combination.

“DTC” means the Depository Trust Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Shares” means an aggregate number of PubCo ordinary shares to be issued as part of the Share Acquisition.

“F Reorganization” means a reorganization described by Section 368(a)(1)(F) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fraud claim” means any claim based in whole or in part upon fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“GDPR” means the U.K. General Data Protection Regulation.

“Governmental Authority” means any U.S. or foreign national or federal, state, local, supranational, tribunal, country, municipal or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, board, or other similar dispute-resolving panel or body exercising any regulatory, judicial or other governmental powers.

“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board.

“Intellectual Property” means all patents, trademarks, internet domain names, copyrights (including in software and databases), design rights, moral rights, database rights, trade secrets, in all cases whether registered or unregistered; all other forms of protection having an equivalent nature or effect in any jurisdiction throughout the world, to any of the foregoing and applications for or registrations of any of the foregoing rights.

“Interim Period” means the period from the execution of the Business Combination Agreement to the earlier of the termination of the Business Combination Agreement and the Closing Date.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means Titan’s initial public offering of Titan units, consummated on April 10, 2025.

“IPO Prospectus” means the final prospectus of Titan, dated as of April 8, 2025, and filed with the SEC on April 10, 2025 (File No. 333-285659).

“IRS” means the U.S. Internal Revenue Service.

“ISOs” means incentive share options.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Company Shareholder” means Ozan Özerk, an individual.

“Key Company Shareholder Support Agreement” means the Key Company Shareholder Support Agreement executed in connection with the execution of the Business Combination Agreement pursuant to which the Key Company Shareholder has agreed, among other things, to approve the Proposed Transactions.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of the individuals identified in the Company Disclosure Schedules, (b) Titan, the actual knowledge of the individuals identified in the Titan Disclosure Schedules, or (c) the Company Shareholders, the actual knowledge of the individuals identified in the Company Disclosure Schedules. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Lock-Up Agreement” means the Lock-Up Agreement to be entered into by the Key Company Shareholder at the Closing in connection with the Proposed Transactions.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, liabilities, results of operations, or condition (financial or otherwise) of such Person and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay or materially impede the ability of such Person or any of its subsidiaries to consummate the Proposed Transactions; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities (including changes in interest rates) markets or general economic or political or social conditions in the country or region in which such Person or any of its subsidiaries do business; (ii) changes, conditions events or effects that generally affect the industries in which such Person or any of its subsidiaries principally operate; (iii) changes or proposed changes in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, pandemics, terrorism, war (whether or not declared), natural or man-made disaster (including earthquakes, hurricanes and tornados), civil unrest or terrorism; (v) any failure in and of itself by such Person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception); (vi) changes attributable to the public announcement or pendency of the Proposed Transactions (including the impact thereof on relationships with customers, suppliers or employees); (vii) changes or proposed changes in applicable law (or any interpretation thereof) after the date of the Business Combination Agreement; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement; and (ix) in respect of the Company, any action taken by, or at the written request of, Titan and in respect of Titan or PubCo, any action taken by, or at the written request of, the Company; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) and (vii) (as applicable) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a materially adverse and disproportionate effect on such Person or any of its subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its subsidiaries primarily conducts its businesses.

“Merger” means the merger of Titan with and into PubCo, as a result of which the separate corporate existence of Titan will cease and PubCo will continue as the surviving company, and the security holders of Titan (other than security holders of Titan electing to redeem their Titan Class A Shares) will become security holders of PubCo.

“Merger Consideration” means an amount equal to $800,000,000.

“Merger Effective Time” means the time at which the Merger shall become effective.

“Merger Proposal” means a proposal to approve and authorize the Plan of Merger and to authorize the Merger.

“MSB Acquisition Agreement” means that certain share purchase agreement, dated as of December 23, 2025, pursuant to which, among other things, the Company has agreed to acquire all the issued and outstanding shares of MS Business Malta Holdings Limited (“MSB”).

“MSB Acquisition” means the consummation of the transactions contemplated by the MSB Acquisition Agreement.

“MSB Completion” means the “Completion” (as defined in the MSB Acquisition Agreement) of the MSB Acquisition in accordance with the MSB Acquisition Agreement.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Nasdaq Proposal” means the proposal to approve, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of (i) PubCo ordinary shares to equity investors pursuant to the PIPE Agreements and (ii) PubCo ordinary pursuant to the terms of the Business Combination Agreement.

“New Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among PubCo, the Key Company Shareholder and the Titan Initial Shareholders in connection with the Closing.

“Non-Competition Agreement” means the Non-Competition Agreement among PubCo, the Company and the Key Company Shareholder, in substantially the form attached to the Business Combination Agreement as Exhibit C, and will provide for a restricted period from the Closing until the second anniversary of the Closing Date

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, certificate of incorporation, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated from time to time.

“Outside Date” means December 31, 2026.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PFIC” means passive foreign investment company.

“Phantom Incentive Plans” means each of the phantom incentive plan rules of the Company and related Phantom Award agreements applicable (a) in respect of Phantom Awards granted before July 4, 2022 and held by Phantom Award Holders who ceased to be employed by the Target Companies before July 4, 2022 and (b) in respect of all Phantom Awards other than those granted before July 4, 2022 and held by Phantom Award Holders who ceased to be employed by the Target Companies before July 4, 2022.

“PIPE Financing” means the private placement of [☐] PubCo ordinary shares to the PIPE Investors for gross proceeds of $[☐], pursuant to the Subscription Agreements.

“PIPE Investors” means the investors in the PIPE Financing pursuant to the Subscription Agreements.

“Placement Agent” means [   ].

“Placement Agent Engagement Letter” means [   ].

“Plan of Merger” means the plan of merger attached to this proxy statement/prospectus as Exhibit D to Annex A.

“Proposed Transactions” means the transactions contemplated by the Business Combination Agreement which, among other things, provides for the Merger and the Share Acquisition.

“PubCo” means OpenPayd Global Holdings Limited, a Cayman Islands exempted company with registered number 431347 and whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

“PubCo Articles” means the amended and restated memorandum and articles of association of PubCo substantially in the form set out in Exhibit E to Annex A hereto.

“PubCo Incentive Plan” means the OpenPayd Global Holdings Limited 2026 Incentive Award Plan attached to this proxy statement/prospectus as Annex B.

“PubCo Incentive Plan Proposal” means a proposal to approve the PubCo Incentive Plan.

“PubCo ordinary shares” means the ordinary shares, with $0.0001 par value per share, of PubCo.

“PubCo private warrant” means each one warrant of PubCo entitling the holder thereof to purchase one PubCo ordinary share on substantially the same terms and conditions described in the IPO Prospectus with respect to the private warrants of Titan.

“PubCo Warrant Agreement” means the Warrant Agreement, dated as of April 8, 2025, by and between Titan and Continental Stock Transfer & Trust Company, as amended from time to time governing PubCo’s outstanding warrants.

“PubCo securities” means the PubCo ordinary shares and the PubCo warrants, collectively.

“PubCo warrants” means the PubCo private warrants and PubCo public warrants, collectively.

“QEF election” means a “qualified electing fund” election under Section 1295 of the Code.

“Redemption Price” means an amount equal to the price at which each Titan Class A Share is redeemed, as determined in accordance with Titan’s Organizational Documents and the IPO Prospectus.

“Registration Rights Agreement” means the registration rights agreement dated as of April 8, 2025, among Titan, the Sponsor, Cantor Fitzgerald & Co. and Odeon Capital Group LLC.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SARs” means share appreciation rights.

“SEC” means the U.S. Securities Exchange Commission.

“SEC Staff” means the staff of the SEC.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Acquisition” means the acquisition by PubCo all of the issued Company shares in exchange for the issue to the Company Beneficial Owners ordinary shares of PubCo, such that the Company will be a direct wholly owned subsidiary of PubCo.

“Share Transfer” means the transfer of the Transferred Shares from the Sponsor to the Key Company Shareholder.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“Sponsor” means Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means a Sponsor Support Agreement executed in connection with the signing of the Business Combination Agreement among the Sponsor and each of the other parties thereto.

“Stock Price Level” means, for any applicable trading day, the dollar volume weighted average price during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) of (a) the PubCo ordinary shares on the Nasdaq or (b) the Titan Class A Shares on the Nasdaq, as applicable.

“Subscription Agreements” means those certain subscription agreements entered into on [☐], 2026, among Titan, PubCo and the PIPE Investors named therein relating to the PIPE Financing.

“Target Companies” means, collectively, the Company and the Company subsidiaries and “Target Company” means any of them.

“Titan” means Titan Acquisition Corp, an exempted company incorporated under the laws of the Cayman Islands, with registered number 406165 and whose registered office is at c/o Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman KY1-1106, Cayman Islands.

“Titan Articles” means the amended and restated memorandum of association of Titan, as adopted by special resolution, dated as of August 15, 2024, as amended or restated from time to time.

“Titan Board” means the board of directors of Titan.

“Titan Charter” means the memorandum and articles of association of Titan, as amended and/or restated from time to time, and in effect under the Cayman Companies Act.

“Titan Class A Shares” means the Class A ordinary shares, with par value $0.0001 per share, of Titan.

“Titan Class B Shares” means the Class B ordinary shares, with par value $0.0001 per share, of Titan.

“Titan Earnout Shares” means an aggregate of 50% of the Titan Class B Shares held by the Sponsor (after reduction for the transfer of the Incentive Shares) which are made subject to vesting and forfeiture pursuant to the Sponsor Support Agreement.

“Titan Initial Shareholders” means the Sponsor.

“Titan ordinary shares” means Titan Class A Shares and/or the Titan Class B Shares. Except with respect to the Director Appointment Proposal, the Titan Class A Shares and the Titan Class B Shares vote together as a single class with respect to approval of the Proposals.

“Titan private warrant” means each one warrant of Titan entitling the holder thereof to purchase one Titan Class A Share in accordance with terms described in the IPO Prospectus with respect to the private warrants of Titan.

“Titan public shares” means Titan Class A Shares that were sold to the public as part of the Titan units in connection with the IPO.

“Titan Public Shareholders” means the holders of the Titan public shares.

“Titan public warrants” means Titan warrants that were sold to the public as part of the Titan units in connection with the IPO.

“Titan Warrant Agreement” means the warrant agreement governing Titan’s outstanding warrants.

“Titan public units” means the units of Titan, each unit consisting of one Titan Class A Share and one-half of one Titan public warrant.

“Titan public warrant” means each one warrant of Titan entitling the holder thereof to purchase one Titan Class A Share in accordance with terms described in the IPO Prospectus with respect to the public warrants of Titan.

“Titan Securities” means the Titan Class A Shares, the Titan Class B Shares, the Titan public warrants and the Titan private warrants, collectively.

“Titan Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of Titan, which Titan has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of Titan which Titan has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of the Business Combination Agreement and the Ancillary Documents and the Proposed Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts and (b) any Stamp Duty in connection with the Proposed Transactions.

“Titan warrants” means the Titan private warrants and Titan public warrants, collectively.

“Transferred Shares” means 1,035,000 PubCo ordinary shares received in the Merger by the Sponsor that will be transferred at Closing to the Key Company Shareholder.

“Transferred Warrants” means 1,216,508 PubCo Private Placement Warrants held by the Sponsor that will be transferred at Closing to the Key Company Shareholder.

“Trust Account” means the trust account established by Titan with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 8, 2025, as it may be amended (including to accommodate the Merger), by and between Titan and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“TTV” means total transaction value, the Merger Consideration and of the retained funds of PubCo at completion of the Proposed Transactions, calculated after giving effect to redemptions and any PIPE proceeds.

“UK Companies Act” means the Companies Act 2006.

“Underwriting Agreement” means the underwriting agreement, dated April 8, 2025, by and between Titan and Cantor Fitzgerald & Co., as the representative of the IPO underwriters.

“U.S. dollar” or “$” means the legal currency of the United States.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrant Transfer” means the transfer of the Transferred Warrants from the Sponsor to the Key Company Shareholder.

“Winston” means Winston Taylor LLP, as counsel to Titan and the Sponsor.

“Working Capital Loans” means the loans which may be offered by the Sponsor or certain of its officers and directors and their affiliates to Titan to fund working capital deficiencies.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Proposed Transactions. The following questions and answers may not include all the information that is important to Titan’s shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Extraordinary General Meeting of Titan and the Related Proposals

Q. Why am I receiving this proxy statement/prospectus?

A. Titan has entered into the Business Combination Agreement with PubCo, the Company, the Sponsor, Ozan Özerk (solely in his capacity as the Company Shareholders representative) and the shareholders of the Company party thereto, which provides for the Proposed Transactions in which, among other transactions, Titan will be merged with and into PubCo and the Company will be a directly wholly-owned subsidiary of PubCo. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of the Proposed Transactions: (i) at the Merger Effective Time, among other things, (a) each issued and outstanding Titan ordinary share will automatically be converted into and exchanged for the right to receive one PubCo ordinary share, except that Titan public shareholders are entitled to elect instead to have their Titan Class A Shares redeemed and receive a pro rata portion of Titan’s Trust Account, as provided in Titan’s memorandum and articles of association, and (b) each issued and outstanding Titan public warrant will automatically be converted into and exchanged for the right to receive one PubCo public warrant, and (ii) at Closing, PubCo will acquire all of the issued Company shares, such that the Company will be a direct wholly owned subsidiary of PubCo, and the Company Shareholders will receive PubCo ordinary shares. Please see “Proposal No. 1 — The Business Combination Proposal,” “Beneficial Ownership of Securities,” and “Unaudited Pro Forma Combined Financial Information” for further information.

Titan shareholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the Proposed Transactions, among other things.

The Titan Class A Shares, Titan warrants and Titan units are currently listed on Nasdaq under the symbols “TACH,” “TACHW” and “TACHU,” respectively. PubCo has applied to list its PubCo ordinary shares and PubCo warrants on Nasdaq under the symbols “OP” and “OPW,” respectively, in connection with the Closing. All outstanding Titan units will be separated into their underlying securities immediately prior to the Merger Effective Time. Accordingly, PubCo will not have any units following consummation of the Proposed Transactions.

This proxy statement/prospectus and its annexes contain important information about the Proposed Transactions and the proposals to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of PubCo with respect to the PubCo ordinary shares and PubCo warrants issuable in connection with the Proposed Transactions.

Q. When and where is the extraordinary general meeting?

A. The extraordinary general meeting will be held on [☐], 2026, at [☐] a.m., Eastern time, at [☐] and at the offices of Winston Taylor LLP located at 800 Capitol Street, Suite 2400, Houston, Texas 77002. As a matter of Cayman Islands law, there must be a physical location for the meeting. The extraordinary general meeting will also be a virtual meeting, which will be conducted via live webcast. Titan shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting [☐] and entering their control number found on their proxy card, voting instruction form or notice included in their proxy materials. If you do not have your control number, please contact Continental Stock Transfer at the phone number or email address below. Continental Stock Transfer support contact information is as follows: [☐], or email proxy@continental.com. You may also attend the meeting telephonically by dialing [☐] (toll-free within the United States and Canada) or [☐] (outside of the United States and Canada, standard rates apply). The passcode for telephone access is [☐]#, but please note that you will not be able to vote or ask questions if you choose to participate telephonically.

Q. What matters will shareholders consider at the extraordinary general meeting?

A. At the extraordinary general meeting, Titan will ask its shareholders to vote in favor of the following proposals:

●	The Business Combination Proposal — to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to approve each of (a) the merger pursuant to Part XVI of the Cayman Companies Act of Titan into PubCo, with PubCo surviving the merger and the security holders of Titan (other than security holders of Titan electing to redeem their Titan Class A Shares) becoming security holders of PubCo (the “Merger”) pursuant to the terms of the Business Combination Agreement and Part XVI of the Cayman Companies Act, (b) the acquisition by PubCo of all of the issued and outstanding Company shares from the Company Shareholders in exchange for PubCo ordinary shares, such that the Company will be a direct wholly owned subsidiary of PubCo (the “Share Acquisition”), and (c) the other transactions contemplated by the Business Combination Agreement (together with the Merger and Share Acquisition, the “Proposed Transactions”).

●	The Merger Proposal — to consider and vote upon, as a special resolution under Cayman Islands law, a proposal to approve and authorize the Plan of Merger (made in accordance with the provisions of Section 233 of the Cayman Companies Act and included as Exhibit D to Annex A to this proxy statement/prospectus) and to authorize the Merger of Titan with and into PubCo with PubCo surviving the Merger.

●	The PubCo Incentive Plan Proposal — to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to approve the OpenPayd Global Holdings Limited 2026 Incentive Award Plan (the “PubCo Incentive Plan”), which will become effective on the Closing Date and will be used by PubCo following the completion of the Proposed Transactions.

●	The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of (i) PubCo ordinary shares to equity investors pursuant to the PIPE Agreements and (ii) PubCo ordinary pursuant to the terms of the Business Combination Agreement (the “Nasdaq Proposal”).

●	The Director Appointment Proposal — to consider and vote upon a proposal to approve by ordinary resolution of the Titan Class B Shares under Cayman Islands law the appointment of seven (7) directors who will serve on the PubCo Board upon consummation of the Business Combination until PubCo’s next annual general meeting and until their respective successors are duly appointed and qualified, or until their earlier death, resignation, retirement or removal (the “Director Appointment Proposal”);.

●	The Adjournment Proposal — to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Business Combination Proposal.

●	The Warrant Amendment proposal — to consider and vote upon, a proposal to amend the Titan Warrant Agreement, to provide that, immediately prior to or concurrently with the Closing, each Titan warrant will be redeemed for [●].

●	The Warrant Adjournment Proposal — to consider and vote upon, a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Warrant Amendment Proposal.

The approval of each of the Business Combination Proposal, PubCo Incentive Plan Proposal, Nasdaq Proposal, Director Appointment Proposal and the Adjournment Proposal are being proposed as an ordinary resolution under Cayman Companies Act and the Titan’s Articles, being a resolution passed by holders of a simple majority of Titan ordinary shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of Titan, and includes a unanimous written resolution.

The approval of the Merger Proposal is being proposed as a special resolution under the Cayman Companies Act and Titan’s Articles, being a resolution passed by holders of at least two-thirds of Titan ordinary shares who, being entitled to do so, attend and vote in person or by proxy at the extraordinary general meeting of Titan, and includes a unanimous written resolution.

Titan will hold the extraordinary general meeting of its shareholders to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. Titan shareholders should read it carefully. The Proposed Transactions are not structured in a way that approval of at least a majority of unaffiliated Titan shareholders is required.

The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q. Are the proposals conditioned on one another?

A. The approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented to the shareholders for a vote. Similarly, if the Business Combination Proposal or the Merger Proposal is not approved, the PubCo Incentive Plan Proposal, the Nasdaq Proposal and the Director Appointment Proposal will not be presented to the shareholders for a vote. The approval of the Business Combination Proposal, the Merger Proposal, the PubCo Incentive Plan Proposal, the Nasdaq Proposal or the Director Appointment Proposal is not a condition to the adoption of the Adjournment Proposal. If the Business Combination Proposal, the Merger Proposal, the PubCo Incentive Plan Proposal, the Nasdaq Proposal and the Director Appointment Proposal are approved, the Adjournment Proposal will not be presented to shareholders for a vote.

Q. What will happen in the Proposed Transactions?

A. Pursuant to the Business Combination Agreement, among other things: (i) Titan will merge with and into PubCo, as a result of which the separate corporate existence of Titan will cease and PubCo will continue as the surviving company, and each issued and outstanding security of Titan immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of PubCo in accordance with the terms of the Business Combination Agreement (except that Titan public shareholders will be entitled to elect instead to have their Titan Class A Shares redeemed and receive a pro rata portion of the Trust Account, as provided in Titan’s memorandum and articles of association); and (ii) PubCo will acquire all of the issued Company shares from the Company Shareholders in exchange for the issue to the Company Shareholders of PubCo ordinary shares, such that the Company will be a direct wholly owned subsidiary of PubCo.

In consideration for the Merger of Titan and PubCo, each Titan shareholder will receive one PubCo ordinary share and one PubCo warrant for each ordinary share and warrant they hold in Titan, respectively, immediately prior to the Merger. All OpenPayd ordinary shares will be acquired by PubCo in exchange for ordinary shares of PubCo. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for more information.

In connection with the consummation of the Proposed Transactions, the following will occur:

●	before the Merger Effective Time, PubCo will amend its memorandum and articles of association to be substantially in the form attached hereto as Exhibit E to Annex A;

●	immediately prior to the Merger Effective Time, pursuant to the Placement Agent Engagement Agreement, the PIPE Investors will subscribe for and purchase [ ] Titan Class A ordinary shares from Titan for an aggregate purchase price of $[ ] (which Titan Class A ordinary shares will convert into PubCo ordinary shares upon effectiveness of the Merger); and

●	the Lock-Up Agreement, the Non-Competition Agreement and the New Registration Rights Agreement will be entered into, and the existing Registration and Agreement among Titan, the Sponsor and the other “Holders” named therein will terminate.

Q. Why is Titan proposing the Business Combination Proposal?

A. Titan was organized for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar initial business combination with one or more businesses or entities. Titan is not limited to any particular business, sector or geography, though its intent is to capitalize on the ability of its management team to identify, acquire and manage a growth-oriented, market leading business.

Titan received $284,110,056 from its IPO and sale of the Titan private warrants, of which $277,380,000 was placed into the Trust Account immediately following the IPO. In accordance with Titan’s amended and restated memorandum and articles of association, the funds held in the Trust Account will be released upon the consummation of the Proposed Transactions. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Proposed Transactions?”

There currently are 34,500,000 Titan ordinary shares issued and outstanding, consisting of 27,600,000 Titan Class A Shares originally sold as part of the Titan units in the IPO and 6,900,000 Titan Class B shares that were issued to the Sponsor prior to the IPO. In addition, there currently are 21,910,056 Titan warrants issued and outstanding, including 8,110,056 Titan private warrants that were sold by Titan to the Sponsor in a private sale simultaneously with the IPO. Each whole Titan warrant entitles the holder thereof to purchase one Titan Class A Share at a price of $11.50 per share. The Titan warrants will become exercisable on the later of 30 days after the completion of Titan’s initial business combination and 12 months from the closing of the IPO, and expire at 5:00 p.m., New York City time, five years after the completion of Titan’s initial business combination or at any time prior thereto upon redemption or liquidation. There are no Titan preferred shares issued and outstanding.

Under Titan’s amended and restated memorandum and articles of association, Titan must provide all holders of Titan Class A Shares with the opportunity to have their Titan Class A Shares redeemed upon the consummation of Titan’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote.

Q. What will happen to Titan’s securities upon consummation of the Business Combination?

A. The Titan Units, Titan Class A Shares, and Titan Warrants are currently listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “TACHU,” “TACH” and “TACHW,” respectively. Titan’s securities will cease trading upon consummation of the Business Combination.

Q. Following the Business Combination, will PubCo’s securities trade on a stock exchange?

A. PubCo intends to apply for listing of the PubCo ordinary shares and PubCo warrants on Nasdaq under the proposed symbols “OP” and “OPW”, respectively, to be effective upon the consummation of the Business Combination. It is a condition to the consummation of the Business Combination that the PubCo ordinary shares to be issued in connection with the Transactions are approved for listing on Nasdaq (subject to official notice of issuance) (the “Listing Condition”). However, it is not a condition to the consummation of the Business Combination that the PubCo warrants be approved for listing on Nasdaq, and the Listing Condition may be waived in accordance with the terms of the Business Combination Agreement. As a result, the Business Combination may be consummated even if such listing of PubCo ordinary shares or PubCo warrants is not approved.

While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that PubCo’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors — Risks Related to PubCo — There can be no assurance that PubCo’s securities will be approved for listing on Nasdaq following the Closing or that PubCo will be able to comply with the continued listing standards of Nasdaq” and “Risk Factors — Risks Related to PubCo — A market for PubCo’s securities may not develop, which would adversely affect the liquidity and price of PubCo’s securities.”

Q. Who is the Company?

A. The Company is OpenPayd Holdings Limited, which was incorporated in 2018 in England as a company limited by shares under registration number 11565881, and whose registered office is at The Bower, 207-211 Old Street, London, United Kingdom, EC1V 9NR. OpenPayd is a global financial infrastructure provider that enables businesses to move, manage, and embed money flows across traditional banking systems and regulated digital asset networks through a single, unified platform.

Q. What equity stake will current Titan shareholders, the PIPE Investors and the Company Shareholders have in PubCo after the Closing?

A. Upon consummation of the Business Combination, the post-Closing share ownership of PubCo under (1) the No Redemption Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the 100% Redemptions Scenario, excluding the dilutive effect of Titan public warrants and Titan private warrants would be as follows:

	Voting Interests in PubCo
	No Redemption(1)		25% Redemptions(1)		50% Redemptions(1)		75% Redemptions(1)		100% Redemptions(1)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Titan Public Shareholders	27,600,000	24.1%	20,700,000	19.2%	13,800,000	13.7%	6,900,000	7.0%	-	0.0%
Initial Shareholders(2)	5,865,000	5.1%	5,865,000	5.5%	5,865,000	5.8%	5,865,000	6.0%	5,865,000	5.9%
OpenPayd Shareholders(3)	80,035,000	69.9%	80,035,000	74.4%	80,235,000	79.7%	80,435,000	81.7%	80,435,000	81.5%
Company Advisor(4)	1,000,000	0.9%	1,000,000	0.9%	800,000	0.8%	600,000	0.6%	600,000	0.6%
Assumed PIPE Investors(5)	-	0.0%	-	0.0%	-	0.0%	4,629,376	4.7%	11,769,575	12.0%
Total	114,500,000	100.0%	107,600,000	100.0%	100,700,000	100.0%	98,429,376	100.0%	98,669,575	100.0%

(1)	Amount comprises the unredeemed Titan public shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of (i) 0 shares under the No Redemptions Scenario, (ii) 6,900,000 shares under the 25% Redemptions Scenario, (iii) 13,800,000 shares under the 50% Redemptions Scenario, (iv) 20,700,000 shares under the 75% Redemptions Scenario, and (v) 27,600,000 shares under the 100% Redemptions Scenario.
(2)	Amount excludes 1,035,000 shares to be transferred from the Sponsor to the Key Company Shareholder at Closing but includes 2,932,500 shares that are subject to forfeiture if specified stock price milestones are not achieved within the Earnout Shares Vesting Term.
(3)	Amount includes 1,035,000 shares to be transferred from the Sponsor to the Key Company Shareholder at Closing.
(4)	OpenPayd has agreed to issue shares to one advisor in connection with the transaction. The number of shares to be issued is variable and will be determined based on TTV and Retained Funds at Closing. The table reflects the issuance of (i) 1,000,000 shares under the No Redemption Scenario, (ii) 1,000,000 shares under the 25% Redemptions Scenario, (iii) 800,000 shares under the 50% Redemptions Scenario, (iv) 600,000 shares under the 75% Redemptions Scenario, and (v) 600,000 shares under the 100% Redemptions Scenario.
(5)	The Business Combination Agreement contains a Minimum Proceeds Amount condition. Under the 75% Redemptions Scenario, the table reflects the recognition of PIPE proceeds to be received of €39.4 million with the issuance of 4,629,376 shares to meet the closing condition. Under the 100% Redemptions Scenario, the table reflects the recognition of PIPE proceeds to be received of €100.2 million with the issuance of 11,769,575 shares to meet the closing condition. Titan is still negotiating the terms with its potential PIPE Investors and deemed entering into such PIPE Investment as probable.

The following table illustrates varying ownership levels of PubCo immediately following the Business Combination on a fully diluted basis(1):

	Voting Interests in PubCo
	No Redemption		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Titan Public Shareholders(2)	41,400,000	30.3%	34,500,000	26.6%	27,600,000	22.5%	20,700,000	17.2%	13,800,000	11.4%
Initial Shareholders(3)	12,758,548	9.4%	12,758,548	9.9%	12,758,548	10.4%	12,758,548	10.6%	12,758,548	10.6%
OpenPayd Shareholders(4)	81,251,508	59.6%	81,251,508	62.7%	81,451,508	66.4%	81,651,508	67.9%	81,651,508	67.7%
Company Advisor	1,000,000	0.7%	1,000,000	0.8%	800,000	0.7%	600,000	0.5%	600,000	0.5%
Assumed PIPE Investors	-	0.0%	-	0.0%	-	0.0%	4,629,376	3.8%	11,769,575	9.8%
Total	136,410,056	100.0%	129,510,056	100.0%	122,610,056	100.0%	120,339,432	100.0%	120,579,631	100.0%

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 13,800,000 shares underlying the Titan public warrants, and the 8,110,056 shares underlying the Titan private warrants.
(2)	Includes the 13,800,000 shares underlying the Titan public warrants.
(3)	Includes the 6,893,548 shares underlying the Titan private warrants.
(4)	Includes the 1,216,508 shares underlying the Titan private warrants, which will be transferred from the Sponsor to the Key Company Shareholder at Closing.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the Titan public shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “100% Redemptions,” the section entitled “Unaudited Pro Forma Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Combined Financial Information.”

The table below presents the Trust Account value per share to a Titan public shareholder that elects not to redeem its shares across a range of varying redemptions scenarios (in thousands except share or per share data).

As of December 31, 2025
Trust Account Value	€243,255
Total Titan public shares	27,600,000
Total Account Value per Titan public share	€8.81

	No Redemption Scenario(1)	25% Redemptions Scenario(2)	50% Redemptions Scenario(3)	75% Redemptions Scenario(4)	100% Redemptions Scenario(5)
Redemptions	€-	€(60,814)	€(121,628)	€(182,441)		€(243,255)
Redemptions, shares	-	6,900,000	13,800,000	20,700,000		27,600,000
Deferred underwriting commission	€(11,192)	€(11,192)	€(11,192)	€(11,192)		€(11,192)
Cash left in Trust Account Post Redemptions Less deferred underwriting commission	€232,063	€171,249	€110,436	€49,622		€(11,192)
Titan public shares post-redemptions	27,600,000	20,700,000	13,800,000	6,900,000		-
Remaining Trust Proceeds Per Titan public share	€8.41	€8.27	€8.00	€7.19	€	N/A

(1)	This scenario assumes that no Titan public shares are redeemed. This scenario also assumes payment of the deferred underwriting commission of approximately €11.2 million using the funds in the Trust Account.
(2)	This scenario assumes that 6,900,000 Titan public shares, or 25% of the Titan public shares subject to redemption, are redeemed for an aggregate payment of approximately €60.8 million (based on the estimated per-share Redemption Price of approximately €8.81 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur. This scenario also assumes payment of the deferred underwriting commission of approximately €11.2 million using the funds in the Trust Account.
(3)	This scenario assumes that 13,800,000 Titan public shares, or 50% of the Titan public shares subject to redemption, are redeemed for an aggregate payment of approximately €121.6 million (based on the estimated per-share Redemption Price of approximately €8.81 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur. This scenario also assumes payment of the deferred underwriting commission of approximately €11.2 million using the funds in the Trust Account.
(4)	This scenario assumes that 20,700,000 Titan public shares, or 75% of the Titan public shares subject to redemption, are redeemed for an aggregate payment of approximately €182.4 million (based on the estimated per-share Redemption Price of approximately €8.81 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur. This scenario also assumes payment of the deferred underwriting commission of approximately €11.2 million using the funds in the Trust Account.
(5)	This scenario assumes that 27,600,000 Titan public shares, or 100% of the Titan public shares subject to redemption, are redeemed for an aggregate payment of approximately €243.3 million (based on the estimated per-share Redemption Price of approximately €8.81 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur. This scenario also assumes payment of the deferred underwriting commission of approximately €11.2 million using the funds in the Trust Account.

Titan’s net tangible book value as of March 31, 2026 was €(11,872) thousand, or €(0.34) per share, based on 34,500,000 Titan ordinary shares outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to existing shareholders at varying redemption levels (in thousands, except share and per share data).

	No Redemption	25% Redemptions	50% Redemptions	75% Redemptions	100% Redemptions
Offering Price of the Securities in the Titan IPO per share	€8.52	€8.52	€8.52	€8.52	€8.52
Titan’s net tangible book value as of March 31, 2026, as adjusted	€229,581	€161,600	€100,786	€79,402	€79,402
Titan’s shares outstanding, as adjusted for redemptions	33,465,000	26,565,000	19,665,000	17,394,376	17,634,575
Titan’s net tangible book value per share as of March 31, 2026, as adjusted	€6.86	€6.08	€5.13	€4.56	€4.50
Dilution per share to the existing Titan’s Shareholders	€1.66	€2.43	€3.39	€3.95	€4.01
Change in net tangible book value per share attributable to Titan’s Shareholders	€7.20	€6.43	€5.47	€4.91	€4.85

The following table illustrates the as adjusted net tangible book value to Titan’s Shareholders and decrease in net tangible book value to Titan’s Shareholders (in thousands, except share and per share data):

	No Redemption	25% Redemptions	50% Redemptions	75% Redemptions	100% Redemptions
As adjusted net tangible book value per share	€6.86	€6.08	€5.13	€4.56	€4.50

Numerator adjustments:
Titan’s net tangible book value as of March 31, 2026	€(11,872)	€(11,872)	€(11,872)	€(11,872)	€(11,872)
Assumed PIPE Proceeds	-	-	-	39,429	100,243
Transaction costs attributed to Titan	(2,811)	(2,811)	(2,811)	(2,811)	(2,811)
Titan warrant liabilities	(6,158)	(6,158)	(6,158)	(6,158)	(6,158)
Funds released from Trust	250,422	182,441	121,627	60,814	-
As adjusted net tangible book value	€229,581	€161,600	€100,786	€79,402	€79,402

Denominator adjustments:
Titan Public Shares outstanding	27,600,000	20,700,000	13,800,000	6,900,000	-
Titan Founder Shares outstanding	5,865,000	5,865,000	5,865,000	5,865,000	5,865,000
Assumed PIPE Shares outstanding	-	-	-	4,629,376	11,769,575
As adjusted total shares outstanding	33,465,000	26,565,000	19,665,000	17,394,376	17,634,575

To the extent that additional shares are issued pursuant to the foregoing, Titans Shareholders will experience further dilution. In addition, Titan may enter into other transactions. To the extent it issues such securities, investors and Titan’s Shareholders may experience further dilution.

The following table presents all possible sources and the extent of dilution that shareholders who elect not to redeem their shares may experience in connection with the business combination, including sources not included in the tables above with respect to the determination of net tangible book value per share.

	Voting Interests in PubCo
	No Redemption(1)		25% Redemptions(1)		50% Redemptions(1)		75% Redemptions(1)		100% Redemptions(1)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Titan Public Shareholders(2)	41,400,000	30.3%	34,500,000	26.6%	27,600,000	22.5%	20,700,000	17.2%	13,800,000	11.4%
Initial Shareholders(3)	12,758,548	9.4%	12,758,548	9.9%	12,758,548	10.4%	12,758,548	10.6%	12,758,548	10.6%
OpenPayd Shareholders(4)	81,251,508	59.6%	81,251,508	62.7%	81,451,508	66.4%	81,651,508	67.9%	81,651,508	67.7%
Company Advisor(5)	1,000,000	0.7%	1,000,000	0.8%	800,000	0.7%	600,000	0.5%	600,000	0.5%
Assumed PIPE Investors(6)	-	0.0%	-	0.0%	-	0.0%	4,629,376	3.8%	11,769,575	9.8%
Total	136,410,056	100.0%	129,510,056	100.0%	122,610,056	100.0%	120,339,432	100.0%	120,579,631	100.0%

(1)	Amount comprises the unredeemed Titan public shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of (i) 0 shares under the No Redemptions Scenario, (ii) 6,900,000 shares under the 25% Redemptions Scenario, (iii) 13,800,000 shares under the 50% Redemptions Scenario, (iv) 20,700,000 shares under the 75% Redemptions Scenario, and (v) 27,600,000 shares under the 100% Redemptions Scenario.
(2)	Includes the 13,800,000 shares underlying the Titan public warrants.
(3)	Amount excludes 1,035,000 shares to be transferred from the Sponsor to the Key Company Shareholder at Closing but includes 2,932,500 shares that are subject to forfeiture if specified stock price milestones are not achieved within the Earnout Shares Vesting Term. Amount also includes the 6,893,548 shares underlying the Titan private warrants.
(4)	Amount includes 1,035,000 shares and 1,216,508 shares underlying the Titan private warrants to be transferred from the Sponsor to the Key Company Shareholder at Closing.
(5)	OpenPayd has agreed to issue shares to one advisor in connection with the transaction. The number of shares to be issued is variable and will be determined based on TTV and Retained Funds at Closing. The table reflects the issuance of (i) 1,000,000 shares under the No Redemption Scenario, (ii) 1,000,000 shares under the 25% Redemptions Scenario, (iii) 800,000 shares under the 50% Redemptions Scenario, (iv) 600,000 shares under the 75% Redemptions Scenario, and (v) 600,000 shares under the 100% Redemptions Scenario.
(6)	The Business Combination Agreement contains a Minimum Proceeds Amount condition. Under the 75% Redemptions Scenario, the table reflects the recognition of PIPE proceeds to be received of €39.4 million with the issuance of 4,629,376 shares to meet the closing condition. Under the 100% Redemptions Scenario, the table reflects the recognition of PIPE proceeds to be received of €100.2 million with the issuance of 11,769,575 shares to meet the closing condition. Titan is still negotiating the terms with its potential PIPE Investors and deemed entering into such PIPE Investment as probable.

Titan issued shares in an initial registered offering at €8.52 (or $10.00) per share. After giving effect to the IPO, the issued and outstanding public shares of Titan are 27,600,000, assuming no further redemptions. In connection with the de-SPAC transaction, 80,000,000 shares will be issued to OpenPayd’s Shareholders and Advisor, assuming no further redemptions. Redemption levels of 0%, 25%, 50%, 75% and 100% have been disclosure in the table below as required by Item 1604(c) (in thousands, except share and per share data).

For purposes of Item 1604(c)(1), PubCo would have 114,500,000 total shares after giving effect to the de-SPAC transaction under the no redemption scenario. Where there are no redemption, the company valuation is based on Titan offering price of the securities in the initial registered offering price per share of €8.52 is therefore calculated as: €8.52 (per share IPO price) times 114,500,000 shares, or €975,212 thousand. The following table illustrates the valuation at the offering Price of the securities in the initial registered offering price of €8.52 per share for each redemption scenario:

	No Redemption Scenario	25% Redemptions Scenario	50% Redemptions Scenario	75% Redemptions Scenario	100% Redemptions Scenario
Titan shares valuation based on offering price of the securities in the initial registered offering of €8.52 per share	€285,026	€226,258	€167,489	€148,150	€150,196
Titan shares outstanding post de-SPAC	33,465,000	26,565,000	19,665,000	17,394,376	17,634,575
OpenPayd shares valuation based on offering price of the securities in the initial registered offering of €8.52 per share	€690,186	€690,186	€690,186	€690,186	€690,186
OpenPayd shares outstanding post de-SPAC	81,035,000	81,035,000	81,035,000	81,035,000	81,035,000
Total valuation based on offering price of the securities in the initial registered offering of €8.52 per share	€975,212	€916,444	€857,675	€838,336	€840,382
Total shares outstanding post de-SPAC	114,500,000	107,600,000	100,700,000	98,429,376	98,669,575

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of Titan, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

Q. Who will be the officers and directors of PubCo if the Proposed Transactions are consummated?

A. At the consummation of the Proposed Transactions, the directors of PubCo will be Frank Mastrangelo, Ozan Özerk, Iana Dimitrova, Stephen Lemon, Erica Bovenzi, Najamul Kidwai and [☐]. Ozan Özerk is expected to serve as executive chairman of the board, Iana Dimitrova is expected to serve as chief executive officer, David Bull is expected to serve as chief financial officer and Luxshan Thiagarajah is expected to serve as Chief Commercial Officer. See the section entitled “Management of PubCo Following the Proposed Transactions.”

Q. What conditions must be satisfied to complete the Proposed Transactions?

A. There are a number of closing conditions in the Business Combination Agreement, including that Titan’s shareholders approve the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Proposed Transactions, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”

Q. What happens if I sell my Titan ordinary shares before the extraordinary general meeting?

A. The record date for the extraordinary general meeting will be earlier than the date that the Proposed Transactions are expected to be completed. If you transfer your Titan ordinary shares after the record date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be entitled to receive any PubCo ordinary shares following the Closing because only Titan’s shareholders on the date of the Closing will be entitled to receive PubCo ordinary shares in connection with the Closing.

Q. What vote is required to approve the proposals presented at the extraordinary general meeting?

A. The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Merger Proposal requires a special resolution, being the affirmative vote of the holders of at least a majority of two-thirds of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the PubCo Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Director Appointment Proposal requires an ordinary resolution of the Titan Class B Shares, being the affirmative vote of the holders of at least a majority of all then outstanding Titan Class B Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Only holders of Titan Class B Shares are entitled to vote on the appointment of directors prior to or in connection with the completion of our initial business combination. Therefore, only holders of Titan Class B Shares are entitled to vote on the Director Appointment Proposal.

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Q. Do the Company Shareholders need to approve the Proposed Transactions?

A. All of the Company Shareholders have executed the Business Combination Agreement, and therefore no further approval of the Proposed Transactions by the Company Shareholders is required.

Q. May Titan, the Sponsor or Titan’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Proposed Transactions?

A. In connection with the Titan shareholder vote to approve the Business Combination, Sponsor, Titan management, Titan’s advisors or any of their respective affiliates may privately negotiate transactions to purchase Titan ordinary shares from Titan shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of Titan ordinary shares Sponsor, Titan management, Titan’s advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NASDAQ. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. However, Sponsor, Titan management, Titan’s advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Titan ordinary shares in such transactions. None of Sponsor, Titan management, Titan’s advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Titan ordinary shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such Titan shareholder, although still the record holder of such Titan ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any Titan ordinary shares purchased by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination.

In the event that Sponsor, Titan management, Titan’s advisors or any of their respective affiliates purchase Titan ordinary shares in privately negotiated transactions from public Titan shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, Titan management, Titan’s advisors or any of their respective affiliates would waive any redemption rights with respect to any Titan ordinary shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of Titan ordinary shares could be to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of Titan ordinary shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, to the extent that Sponsor, Titan management, Titan’s advisors or any of their respective affiliates purchase any Titan ordinary shares as contemplated above, Titan will file a Current Report on Form 8-K prior to the Titan extraordinary general meeting that will disclose:

●	the amount of such Titan ordinary shares purchased by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates, along with the purchase price;

●	the purpose of the purchases by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates;

●	the impact, if any, of the purchases by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates on the likelihood that the Business Combination will be approved;

●	the identities of Titan shareholders who sold to Sponsor, Titan management, Titan’s advisors or any of their respective affiliates (if not purchased on the open market) or the nature of Titan shareholders (e.g., 5% security holders) who sold to Sponsor, Titan management, Titan’s advisors or any of their respective affiliates; and

●	the number of Titan ordinary shares for which Titan has received redemption requests in connection with the Business Combination.

In addition, if such purchases are made, the public “float” of the Titan Class A Shares or PubCo Common Shares may be reduced and the number of beneficial holders of Titan’s or PubCo’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Titan’s or PubCo’s securities on a national securities exchange.

Any purchases by Sponsor, Titan’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Sponsor, Titan’s officers, directors, advisors and any of their respective affiliates will not make purchases of Titan ordinary shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Q. Will Titan or PubCo issue additional equity securities in connection with the consummation of the Proposed Transactions?

A. Between the execution of the Business Combination Agreement and Closing, pursuant to the Placement Agent Engagement Agreement, Titan and PubCo plan to enter into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors will subscribe for and purchase PubCo ordinary shares (the “PIPE Financing”) immediately following the Merger Effective Time. In addition, PubCo or Titan may enter into equity financing in connection with the Proposed Transactions with their respective affiliates or any third parties if the parties determine that the issuance of additional equity is necessary or desirable in connection with the consummation of the Proposed Transactions. The purpose of these purchases would be to increase the amount of cash available to Titan for use in the Proposed Transactions. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming Titan public shareholders or the former equity holders of the Company.

Q. How many votes do I have at the extraordinary general meeting?

A. Titan’s shareholders are entitled to one vote at the extraordinary general meeting for each Titan ordinary share held of record as of the record date (except only holders of Titan Class B Shares may vote on the Director Appointment Proposal). As of the close of business on the record date, there were 34,500,000 outstanding Titan ordinary shares.

Q. How will the Titan Initial Shareholders vote?

A. In connection with the IPO, Titan entered into agreements with the Sponsor and Titan’s officers and directors, pursuant to which each agreed to vote their Titan Class B shares and any other shares acquired during and after the IPO in favor of the Business Combination Proposal. Neither the Sponsor nor Titan’s directors or officers have purchased any shares during or after the IPO and neither Titan, the Sponsor nor Titan’s directors or officers have entered into agreements, and are not currently in negotiations, to purchase Titan ordinary shares. Currently, the Titan Initial Shareholders hold all of the Titan Class B shares, which represent 20% of the issued and outstanding Titan ordinary shares.

Q. What interests do Titan’s Sponsor, current officers and directors and advisors have in the Proposed Transactions?

A. Titan’s Sponsor, directors, executive officers and advisors may have interests in the Proposed Transactions that are different from, in addition to or in conflict with, yours. These interests include:

●	the beneficial ownership of the Titan Initial Shareholders of 6,900,000 Titan Class B shares, which shares would become worthless if Titan does not complete a business combination within the applicable time period, as the Titan Initial Shareholders waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $[☐] based on the closing price of the Titan Class A Shares of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 6,900,000 Titan Class B shares and such securities will have a significant higher value at the time of the Proposed Transactions, estimated at approximately $[☐] based on the closing price of the Titan Class A Shares of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting; as such, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if Titan public shareholders experience a negative rate of return following consummation of the Proposed Transactions;

●	the fact that the Sponsor also acquired 5,710,056 private warrants for $5.7 million in connection with the IPO, each of which will be converted automatically into warrants to purchase PubCo ordinary shares. In the event of a liquidation of Titan, the Titan Class B Shares and the Titan private warrants of the Sponsor and Titan’s directors and officers would become worthless. Such warrants have an aggregate market value of approximately $[☐] based on the closing price of the Titan warrants of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting;

●	the Titan Initial Shareholders are expected to hold an aggregate of approximately [☐] of the outstanding PubCo ordinary shares upon the consummation of the Proposed Transactions after giving effect to the PIPE Financing, assuming none of Titan’s existing public shareholders exercise their redemption rights;

●	the fact that, in connection with the PIPE Financing, the PIPE Investors will receive [☐] PubCo ordinary shares;

●	Titan’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Titan’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

●	the potential appointment of Frank Mastrangelo, an affiliate of the Sponsor, as a director of PubCo; and

●	the continued indemnification of current directors and officers of Titan and the continuation of directors’ and officers’ liability insurance after the Proposed Transactions.

Titan shareholders should be aware that the IPO underwriters may also have financial interests that are different from, or in addition to, the interests of Titan shareholders. Pursuant to the terms of the Underwriting Agreement, the IPO underwriters will receive deferred underwriting fees in an amount equal to up to $0.45 per unit sold in base offering in the IPO and $0.65 per unit on units sold pursuant to the underwriters option to purchase additional units in the IPO, or an aggregate of $13,140,000, and such underwriting fees are payable only if Titan completes an initial business combination. The IPO underwriters also hold private warrants of Titan to purchase 2,400,000 Titan Class A Shares with an exercise price of $11.50 per share.

Titan and the Placement Agent are parties to the Placement Agent Engagement Agreement, pursuant to which Titan engaged the Placement Agent to act as placement agent in connection with any PIPE Financing. Pursuant to the Placement Agent Engagement Agreement, the Placement Agent is entitled to receive [   ] of the gross proceeds of the PIPE Financing, which fees are payable only if Titan completes an initial business combination and consummates the PIPE Financing closes. The Placement Agent will also be reimbursed for certain reasonable out-of-pocket expenses incurred by them in connection with the performance of such services, a portion of which expenses are reimbursable only if Titan completes an initial business combination and consummates the PIPE Financing.

These interests may influence Titan’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal. Please read the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Proposed Transactions.”

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by PubCo to the Sponsor and its affiliates.

	Interest in Securities	Other Compensation
Sponsor	In connection with the consummation of the Business Combination, Titan Class B Shares held by the Sponsor will be converted into 6,900,000 PubCo ordinary shares, half of which shall be subject to forfeiture (“At-Risk Shares”). One half of the At-Risk Shares shall vest if the PubCo ordinary shares trade above $11:50 for a least 20 trading days in a 30-day trading period within five years of closing and the other half of the At-Risk Shares shall vest if PubCo ordinary shares trade above $13.00 for a least 20 trading days in a 30-day trading period within five years of closing. Any At-Risk Shares that do not vest within five years of Closing shall be forfeited. In connection with the consummation of the Business Combination, the Sponsor will receive 5,710,056 PubCo warrants in respect of its Titan warrants.	As of March 31, 2026, no amount has been drawn and is outstanding under the terms of a note issued by Titan to the Sponsor and a further $1,500,000 may be borrowed under the note. The note is due on the earlier of the consummation of Titan’s initial business combination or Titan’s liquidation.

Q: What are the U.S. federal income tax consequences of the Proposed Transactions to U.S. Holders of Titan ordinary shares and Titan warrants?

A: As discussed more fully under “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations,” it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Merger so qualifies, U.S. Holders (as defined in the section entitled “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations”) will generally not recognize gain or loss for U.S. federal income tax purposes on the exchange of Titan public shares and Titan public warrants for PubCo ordinary shares and PubCo warrants in the Merger. However, U.S. federal income tax rules regarding reorganizations are complex and there is no assurance that the Merger will qualify as intended. All holders of Titan ordinary shares or warrants are urged to consult their tax advisors regarding the tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Proposed Transactions, see “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations.”

Q. Did Titan’s Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Proposed Transactions?

Titan’s Board did obtain a third-party valuation or fairness opinion from EntrepreneurShares LLC in connection with its determination to approve the Proposed Transactions and as to the fairness, from a financial point of view, to the holders of Titan’s public shares. Titan’s Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Proposed Transactions were fair from a financial perspective to its shareholders. The board of directors also determined, without seeking a valuation from a financial advisor, that the Company’s fair market value was at least 80% of Titan’s net assets (excluding deferred underwriting discounts and commissions). Accordingly, investors will be relying on the judgment of Titan’s Board as described above in valuing the Company business and assuming the risk that the board of directors may not have properly valued such business.

Q. What happens if the Business Combination Proposal is not approved?

A. If the Business Combination Proposal is not approved and Titan does not consummate a business combination by April 10, 2027, or amend its amended and restated articles and memorandum of association to extend the date by which Titan must consummate an initial business combination, Titan will be required to dissolve and liquidate the Trust Account.

Q. Do I have redemption rights?

A. If you are a holder of Titan public shares, you may redeem your Titan public shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account and not previously released to Titan to pay its taxes, upon the consummation of the Proposed Transactions. The per-share amount Titan will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Titan will pay to the underwriters of its IPO if the Proposed Transactions are consummated. Holders of the outstanding Titan public warrants do not have redemption rights with respect to such Titan warrants in connection with the Proposed Transactions. All of the Titan Initial Shareholders have agreed to waive their redemption rights with respect to their Titan Class B shares and any Titan public shares that they may have acquired during or after the IPO in connection with the completion of Titan’s initial business combination for no consideration. The Titan Class B shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $[☐] million on [   ], 2026, the estimated per share redemption price would have been approximately $[☐], equal to the IPO price of Titan’s units. Additionally, Titan public shares properly tendered for redemption will only be redeemed in connection with the Proposed Transactions if the Proposed Transactions are consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Titan to pay taxes (less $100,000 of interest to pay dissolution expenses), in connection with a shareholder vote (or tender offer) in connection with any alternative business combination Titan may thereafter pursue or the liquidation of the Trust Account if Titan fails to consummate a business combination by the applicable date.

Q. Is there a limit on the number of shares I may redeem?

A. A Titan public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Titan public shares. Accordingly, all shares in excess of 15% of the Titan public shares owned by a holder will not be redeemed. On the other hand, a Titan public shareholder who holds less than 15% of the Titan public shares may redeem all of the Titan public shares held by him or her for cash.

Q. Will how I vote affect my ability to exercise redemption rights?

A. No. You may exercise your redemption rights whether you vote your Titan public shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their Titan public shares and no longer remain shareholders, leaving shareholders who choose not to redeem their Titan public shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q. How do I exercise my redemption rights?

A. In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on [☐], 2026 (two business days before the extraordinary general meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Titan’s transfer agent, that Titan redeem your Titan public shares for cash, and (ii) tender or deliver your shares (and share certificates (if any) and other redemption forms) to Titan’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). The address of Titan’s transfer agent is listed under the question “Who can help answer my questions?” below. Titan requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your shares are delivered to Titan’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Titan’s transfer agent will need to act to facilitate the request. It is Titan’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Titan does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Titan’s consent, until the vote is taken with respect to the Proposed Transactions. If you delivered your shares for redemption to Titan’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Titan’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting Titan’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q. What are the U.S. federal income tax consequences of exercising my redemption rights?

A. The exercise of redemption rights will be a taxable transaction for a U.S. Holder (as defined in “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations”). Subject to the application of the “passive foreign investment company” (“PFIC”) rules, it is expected that a redeeming U.S. Holder will generally be treated as selling its ordinary shares and will recognize gain or loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ordinary shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). Notwithstanding the foregoing, if Titan (or PubCo, after the Merger) is treated as a PFIC under the PFIC rules at any time during a U.S. Holder’s holding period of Titan public shares, unless a redeeming U.S. Holder has made certain elections, the gain recognized or proceeds received in the redemption may be subject to tax at ordinary income rates and an interest charge under a complex set of computational rules. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Proposal No. 1 — The Business Combination Agreement Proposal — U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q: If I hold Titan warrants, can I exercise redemption rights with respect to my Titan warrants?

A: No. There are no redemption rights with respect to the Titan warrants.

Q: Do I have appraisal rights if I object to the Proposed Transactions?

A: Yes. See the section entitled “Appraisal Rights” for more information.

There are no appraisal rights with respect to Titan warrants.

Q: What happens to the funds held in the Trust Account upon consummation of the Proposed Transactions?

A: If the Proposed Transactions are consummated, the funds held in the Trust Account will be released to pay (i) Titan public shareholders who properly exercise their redemption rights, (ii) Titan’s accrued expenses, including Titan’s deferred expenses of the IPO, and (iii) any loans owed by Titan to the Sponsor for administrative costs and expenses (including deferred expenses) incurred by or on behalf of Titan. Any additional funds available for release from the Trust Account will be used for general corporate purposes of PubCo and its subsidiaries following the Proposed Transactions.

Q: What happens if the Proposed Transactions are not consummated?

A: There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Titan is unable to complete a business combination by April 10, 2027, or amend its amended and restated memorandum and articles of association to extend the date by which Titan must consummate an initial business combination, Titan’s amended and restated articles of association provides that Titan will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Titan public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Titan to pay its taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Titan public shares, which redemption will completely extinguish Titan public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Titan’s remaining shareholders and Titan’s Board, liquidate and dissolve, subject in each case to Titan’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors — Risks Related to Titan and the Proposed Transactions — We may not be able to complete the Proposed Transactions or any other business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and thereafter commence a voluntary liquidation, in which case our public shareholders may receive only $10.05 per share, or less than such amount in certain circumstances, and our warrants will expire worthless” and “Risk Factors — Risks Related to Titan and the Proposed Transactions — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.05 per share.” Holders of Titan Class B shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding Titan warrants. Accordingly, the Titan warrants will expire worthless.

Q: When are the Proposed Transactions expected to be completed?

A: It is currently anticipated that the Proposed Transactions will be consummated promptly following the extraordinary general meeting, provided that all other conditions to the consummation of the Proposed Transactions have been satisfied or waived.

For a description of the conditions to the completion of the Proposed Transactions, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Q: What do I need to do now?

A: You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Proposed Transactions will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q: How do I vote?

A: If you were a holder of record of Titan ordinary shares on [☐] 2026, the record date for the extraordinary general meeting, you may vote remotely at the extraordinary general meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. The extraordinary general meeting will also be a virtual meeting, which will be conducted via live webcast. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting [☐] and entering the control number on your proxy card. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote virtually, obtain a proxy from your broker, bank or nominee.

Q: What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A: At the extraordinary general meeting, Titan will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the extraordinary general meeting.

Q: What will happen if I sign and return my proxy card without indicating how I wish to vote?

A: Signed and dated proxies received by Titan without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.

Q. Do I need to attend the extraordinary general meeting to vote my shares?

A. No. You are invited to attend the extraordinary general meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the extraordinary general meeting to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Titan encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q. If I am not going to attend the extraordinary general meeting remotely, should I return my proxy card instead?

A. Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the extraordinary general meeting, and will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting. However, in no event will a broker non-vote that has the effect of voting against the Business Combination Proposal also have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the Proposed Transactions.

Q. May I change my vote after I have mailed my signed proxy card?

A. Yes. You may change your vote by sending a later-dated, signed proxy card to [☐], at [☐] prior to the vote at the extraordinary general meeting, or attend the extraordinary general meeting and vote virtually. You also may revoke your proxy by sending a notice of revocation to Titan at the address listed below, provided such revocation is received prior to the vote at the extraordinary general meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q. What should I do if I receive more than one set of voting materials?

A. You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q. What is the quorum requirement for the extraordinary general meeting?

A. A quorum will be present at the extraordinary general meeting if one-third of the Titan ordinary shares outstanding and entitled to vote at the meeting is represented remotely or by proxy. In the absence of a quorum, a majority of Titan’s shareholders, present remotely or represented by proxy, and voting thereon will have the power to adjourn the extraordinary general meeting.

As of the record date for the extraordinary general meeting, 11,500,000 Titan ordinary shares would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote remotely at the extraordinary general meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by shareholders present at the extraordinary general meeting or by proxy may authorize adjournment of the extraordinary general meeting to another date.

Q. What happens to Titan warrants I hold if I vote my Titan ordinary shares against approval of the Business Combination Proposal and validly exercise my redemption rights?

A. Properly exercising your redemption rights as a Titan shareholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. If the Proposed Transactions are completed, all of your Titan warrants will automatically convert into PubCo warrants to purchase PubCo ordinary shares as described in this proxy statement/prospectus. If the Proposed Transactions are not completed, you will continue to hold your Titan warrants, and if Titan does not otherwise consummate an initial business combination by April 10, 2027, or amend its amended and restated memorandum and articles of association to extend the date by which Titan must consummate an initial business combination, Titan will be required to dissolve and liquidate, and your Titan warrants will expire worthless.

Q. Who will solicit and pay the cost of soliciting proxies?

A. Titan will pay the cost of soliciting proxies for the extraordinary general meeting. Titan has engaged [☐] to assist in the solicitation of proxies for the extraordinary general meeting. Titan has agreed to pay [☐] a fee of $[☐]. Titan will reimburse [☐] for reasonable out-of-pocket expenses and will indemnify [☐] and its affiliates against certain claims, liabilities, losses, damages and expenses. Titan also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Titan ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Titan ordinary shares and in obtaining voting instructions from those owners. Titan’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q. Who can help answer my questions?

A. If you have questions about the shareholder proposals, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact Titan’s proxy solicitor: [●]

[☐]
Individuals call toll-free: (800) [☐]
Banks and brokers call: (203) [☐]
Email: [☐]

You may also contact Titan at:

Titan Acquisition Corp
131 Concord Street

Brooklyn, New York 11201
Attention: Adeel Rouf

To obtain timely delivery, Titan’s shareholders and Titan warrant holders must request the materials no later than five business days prior to the extraordinary general meeting.

You may also obtain additional information about Titan from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Titan public shares, you will need to send a letter demanding redemption and tender or deliver your shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to Titan’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
Email: Mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposed Transactions and the proposals to be considered at the extraordinary general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Proposed Transactions

Titan Acquisition Corp

Titan Acquisition Corp, or “Titan”, was a newly incorporated blank check company, incorporated on January 11, 2024 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Titan is not limited to a particular business, sector or geography for purposes of consummating a business combination, it initially intended to capitalize on the ability of its management team to identify, acquire and manage a growth-oriented, market leading business.

Titan’s units, Titan Class A Shares, and Titan warrants trade on Nasdaq under the symbols “TACHU,” “TACH” and “TACHW,” respectively. At the Closing, the outstanding Titan ordinary shares and Titan warrants will be converted into PubCo ordinary shares and PubCo warrants, respectively.

The mailing address of Titan’s principal executive office is 131 Concord Street, Brooklyn, New York 11201.

OpenPayd Holdings Limited

OpenPayd Holdings Limited, or the “Company” or “OpenPayd”, was incorporated in 2018 in England as a company limited by shares under registration number 11565881, and whose registered office is at The Bower, 207-211 Old Street, London EC1V 9NR, United Kingdom. OpenPayd is a global financial infrastructure provider that enables businesses to move, manage, and embed money flows across traditional banking systems and regulated digital asset networks through a single, unified platform.

The mailing address of OpenPayd’s principal executive office is The Bower, 207-211 Old Street, London EC1V 9NR, United Kingdom, and its telephone number is +44 208 194 5050.

OpenPayd Global Holdings Limited

OpenPayd Global Holdings Limited, or “PubCo”, is an exempted company incorporated under the laws of the Cayman Islands on February 10, 2026. PubCo was incorporated for the sole purpose of entering into and consummating the Proposed Transactions described herein. PubCo owns no material assets and does not operate any business. Prior to the consummation of the Proposed Transactions, the sole director and the sole shareholder of PubCo is Ozan Özerk.

The mailing address of PubCo’s registered office is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. After the consummation of the Proposed Transactions, its principal executive office will be that of the Company, located at The Bower, 207-211 Old Street, London EC1V 9NR, United Kingdom, and its telephone number will be +44 208 194 5050.

Emerging Growth Company

Each of Titan and PubCo is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, they are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find PubCo’s securities less attractive as a result, there may be a less active trading market for PubCo’s securities and the prices of PubCo’s securities may be more volatile.

PubCo will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the business combination, (ii) the last day of the fiscal year in which PubCo has total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which PubCo is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act; or (iv) the date on which PubCo has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. A large accelerated filer is an issuer with an aggregate worldwide market value of common equity held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, that has been subject to Exchange Act reporting for at least 12 calendar months, has filed at least one annual report, and is not eligible for smaller reporting company status under the revenue test. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

The Proposed Transactions

The Business Combination Agreement

The parties to the Business Combination Agreement are Titan, the Sponsor, PubCo, the Company, Ozan Özerk (solely in his capacity as the Company Shareholders representative) and the shareholders of the Company party thereto.

Pursuant to the Business Combination Agreement, among other things: (i) Titan will merge with and into PubCo, as a result of which the separate corporate existence of Titan will cease and PubCo will continue as the surviving company, and each issued and outstanding security of Titan immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of PubCo in accordance with the terms of the Business Combination Agreement (except that Titan’s public shareholders will be entitled to elect instead to have their Titan Class A Shares redeemed and receive a pro rata portion of the Trust Account, as provided in Titan’s amended and restated memorandum and articles of association); and (ii) PubCo will acquire all of the issued Company shares from the Company Shareholders in exchange for the issue to the Company Beneficial Owners of PubCo ordinary shares, such that the Company will be a direct wholly owned subsidiary of PubCo.

In consideration for the Merger of Titan and PubCo, each Titan shareholder will receive one PubCo ordinary share and one PubCo warrant for each ordinary share and warrant they hold in Titan, respectively, immediately prior to the Merger. All OpenPayd ordinary shares will be acquired by PubCo in exchange for ordinary shares of PubCo. Also, at the Closing, the Sponsor will transfer the Transferred Shares and the Transferred Warrants to the Key Company Shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for more information.

In connection with the consummation of the Proposed Transactions, the following will occur:

●	before the Merger Effective Time, PubCo will amend its memorandum and articles of association to be substantially in the form attached hereto as Exhibit E to Annex A;

●	immediately prior to the Merger Effective Time, the PIPE Investors will subscribe for and purchase [ ] Titan Class A ordinary shares from PubCo for an aggregate purchase price of $[ ] (which Titan Class A ordinary shares will convert into PubCo ordinary shares upon effectiveness of the Merger); and

●	the Lock-Up Agreement, the Non-Competition Agreement and the New Registration Rights Agreement will be entered into, and the existing Registration and Agreement among Titan, the Sponsor and the other “Holders” named therein will terminate.

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including, among other reasons:

●	by mutual written consent of Titan and the Company;

●	by either Titan or the Company if any of the closing conditions set forth in the Business Combination Agreement shall not have occurred by the Outside Date;

●	by either Titan or the Company if any governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable;

●	by the Company upon a material breach of any warranty, covenant or agreement on the part of Titan set forth in the Business Combination Agreement, or if any warranty of Titan becomes untrue or materially inaccurate, in each case such that the related closing conditions contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

●	by Titan upon a material breach of any warranty, covenant or agreement on the part of the Company, PubCo or the Company Shareholders set forth in the Business Combination Agreement, or if any warranty of the Company, PubCo or the Company Shareholders becomes untrue or inaccurate, in each case such that the related closing conditions contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

●	by either Titan or the Company if the extraordinary general meeting or the Warrantholder Meeting, as applicable, is held and has concluded, Titan’s shareholders or the Titan Warrantholders, as applicable, have duly voted and the Business Combination Proposal has not been approved by Titan’s shareholders or the Required Warrantholder Approval was not obtained;

●	by the Company if the Aggregate Transaction Proceeds are not at least equal to $130,000,000; or

●	by the Company if Titan shall have failed to deliver the Subscription Agreements and/or Non-Redemption Agreements, providing for Available Financing Proceeds equal to or exceeding the Minimum Proceeds Amount within ten Business Days following the date that the Registration Statement “clears” comments from the SEC.

See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Termination” for more information.

Ancillary Documents Related to the Business Combination Agreement

Key Company Shareholder Support Agreement

In connection with the execution of the Business Combination, Titan, OpenPayd and the Key Company Shareholder entered into the Key Company Shareholder Support Agreement. Pursuant to this agreement, the Key Company Shareholder agreed during the period between execution of the agreement and termination thereof (the “Voting Period”):

●	at any meeting of the Company Shareholders called during the Voting Period, to vote his Company Shares in favor of the Business Combination Agreement and the Proposed Transactions contemplated thereby and against any transaction in opposition thereof, and

●	not to transfer his Company Shares to any person or grant to any person a proxy for the voting of such shares.

In furtherance thereof, the Key Company Shareholder agreed to promptly execute and deliver all related documentation and take such other action in support of the Proposed Transactions as shall reasonably be requested by PubCo, the Company or Titan in order to carry out the terms and provision of the Key Company Shareholder Support Agreement.

The full text of the Key Company Shareholder Support Agreement is included as Exhibit A to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Key Company Shareholder Support Agreement in its entirety prior to voting on the proposals presented at the general meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination, Titan, OpenPayd, PubCo, the Key Company Shareholder and the Sponsor entered into the Sponsor Support Agreement. Pursuant to this agreement Sponsor has agreed (a) at any meeting of the Titan Shareholders and at any meeting of the holders of the Titan Warrants called during the Voting Period, to vote its Titan Shares and Titan Warrants in favor of the Business Combination Agreement, the Proposed Transactions contemplated thereby and, if applicable, the Warrant Amendment, and against any transaction in opposition thereof, (b) not to transfer Titan Class B Shares to any person or grant to any person a proxy for the voting of such shares or warrants, and (c) to reimburse Titan for any and all costs and expenses incurred by Titan or the Sponsor in connection with any prior contemplated business combinations.

The Sponsor has also agreed that an aggregate of 50% of the Titan Class B Shares held by the Sponsor (after reduction for any Titan Class B Shares that represent the Transferred Shares and the Incentive Shares) will be made subject to vesting and forfeiture (the “Earnout Shares”) as follows: (i) immediately prior to the Merger Effective Time (A) 50% of the Earnout Shares will become fully vested if, at any time after such date through the date that is the fifth anniversary of such date (the “Titan Earnout Shares Vesting Term”), the Stock Price Level of the Titan Class A Shares is greater than or equal to $11.50 per Titan Class A Share for 20 trading days within any 30 consecutive trading day period during the Titan Earnout Shares Vesting Term, and (B) the remaining 50% of the Earnout Shares will become fully vested if, at any time during the Titan Earnout Shares Vesting Term, the Stock Price Level of the Titan Class A Shares is greater than or equal to $13.00 per Titan Class A Share for 20 trading days within any 30 consecutive trading day period during the Titan Earnout Shares Vesting Term, and (ii) from the Merger Effect Time (A) 50% of the Earnout Shares will become fully vested if, at any time from the Closing Date through the date that is the fifth anniversary of the Closing Date (the “Vesting Term”), the Stock Price Level of the PubCo ordinary shares is greater than or equal to $11.50 per PubCo ordinary share for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and (B) the remaining 50% of the Earnout Shares will become fully vested if, at any time during the Vesting Term, the Stock Price Level of the PubCo ordinary shares is greater than or equal to $13.00 per PubCo ordinary share for 20 trading days within any 30 consecutive trading day period during the Vesting Term; provided, however, that during the Vesting Term in the event of (1) a merger, amalgamation, arrangement, consolidation or other business combination involving PubCo, (2) a sale of all or substantially all of the assets of PubCo, or (3) any other transaction or series of related transactions as a result of which the holders of PubCo ordinary shares immediately prior to such transaction cease to own at least a majority of the outstanding ordinary shares of PubCo or its successor entity, then, any and all Earnout Shares shall become fully vested.

“Stock Price Level” means, for any applicable trading day, the dollar volume weighted average price during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) of (a) the PubCo ordinary shares on the Nasdaq or (b) the Titan Class A Shares on the Nasdaq, as applicable.

If (i) on or prior to the expiration of the Titan Earnout Shares Vesting Term, the Earnout Shares shall not have vested, any of the Earnout Shares remaining shall be automatically forfeited to Titan for cancellation for no consideration or (ii) on or prior to the expiration of the Vesting Term, the Earnout Shares shall not have vested, any of the Earnout Shares remaining shall be automatically forfeited to PubCo for cancellation for no consideration.

The Sponsor and its permitted transferees may Transfer any or all of the Titan Warrants, Earnout Shares during the Titan Earnout Shares Vesting Term or Vesting Term, respectively,

●	to Titan’s officers or directors, any affiliate or family member of any of Titan’s officers or directors, any affiliate of the Sponsor or to any member of the Sponsor, any of their affiliates;

●	in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

●	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

●	in the case of an individual, pursuant to a qualified domestic relations order;

●	by private sales or transfers made in connection with the consummation of the business combination at prices no greater than the price at which the Titan Class B Shares were originally purchased;

●	by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;

●	in the event of Titan’s liquidation prior to the completion of a business combination; or

●	in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of Titan’s public shareholders having the right to exchange their Titan ordinary shares for cash, securities or other property subsequent to the completion of an initial business combination;

provided, however, that in the case of the first six clauses, these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The vesting terms shall continue to apply to the Earnout Shares following their transfer to a transferee pursuant to a permitted transfer.

Effective as of the Closing, the Sponsor agreed to release, waive and forever discharge PubCo, Titan, OpenPayd, and each of their past and present directors, officers, and agents from any and all past or present claims, demands, and damages of any nature whatsoever, arising from any act, omission, event or transaction occurring at or prior to the Closing.

If necessary to mitigate against redemptions or to incentivize investors to participate in the PIPE Investment, the Sponsor and the Company agree to discuss in good faith the terms and conditions pursuant to which the Sponsor will transfer an agreed upon number of Titan Class B Shares and/or Titan private warrants held by the Sponsor to (i) those Titan Shareholders who execute non-redemption agreements in connection with the Transactions and/or (ii) those investors who execute Subscription Agreements and consummate the PIPE Investment (such transferred Titan Class B Shares, the “Incentive Shares”).

At the Share Acquisition Closing, in exchange for the termination of the Company Shareholders’ Agreement, the Sponsor has agreed to transfer to the Key Company Shareholder an aggregate of (i) 1,035,000 Transferred Shares and (ii) 1,216,508 Transferred Warrants.

The full text of the Sponsor Support Agreement is included as Exhibit B to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Sponsor Support Agreement in its entirety prior to voting on the proposals presented at the general meeting.

Liquidity Event Plan

The Business Combination Agreement provides that, prior to the Closing, PubCo will approve and adopt a liquidity event plan (the “Liquidity Event Plan”) for certain beneficial owners of Company shares holding Class B and/or Class C ordinary shares of the Company (the “Participating Shareholders”). Under the Liquidity Event Plan, each Participating Shareholder will have the right, exercisable during the six-month period commencing on the date such PubCo ordinary shares become freely tradeable, to require PubCo to purchase up to 15% of the PubCo ordinary shares held by such Participating Shareholder at a purchase price of $7.50 per share, subject to an aggregate cap of $10,000,000 and PubCo’s determination by the Board of Directors that such repurchases would not adversely affect its ability to continue as a going concern. PubCo will have the right during such period to purchase from each Participating Shareholder up to 15% of the PubCo ordinary shares held by such Participating Shareholder at a purchase price of $12.50 per share.

Non-Competition Agreement

In connection with the execution of the Business Combination, Titan, OpenPayd, PubCo, the Sponsor and the Key Company Shareholder entered into the Non-Competition Agreement. Pursuant to this agreement, the Key Company Shareholder agreed that during the period from the Closing until the second anniversary of the Closing Date (such period, the “Restricted Period”), the Key Company Shareholder will not, and will cause his controlled affiliates not to in any market worldwide in which OpenPayd is engaged in its business during the Restricted Period (the “Territory”), directly or indirectly, engage in any business that competes with OpenPayd’s business (a “Competitor”). Notwithstanding the foregoing, the Key Company Shareholder shall not be prohibited from:

●	directly or indirectly, owning solely as a passive investment not in excess of five percent of any class of shares that is publicly traded and listed on any national exchange regardless of whether or not such corporation is a Competitor;

●	directly or indirectly, owning solely as a passive investment not in excess of five percent in the aggregate of any entity in which the Key Company Shareholder does not have the ability to control or exercise managerial influence over such entity;

●	owning a passive equity interest in a diversified private or public debt or equity investment fund in which the Key Company Shareholder does not have the ability to control or exercise any managerial influence over such fund;

●	working for or becoming employed or engaged by a venture capital, private equity, or debt fund that owns equity interests in a Competitor so long as the Key Company Shareholder does not serve as an officer, director, employee, advisor, or consultant, or provide any services to any such Competitor;

●	being employed by any government agency, college, university or other non-profit research organization or performing speaking engagements and receiving honoraria in connection with such engagements;

●	providing services to a non-competing business unit or non-competing division of an entity that also has a competing business unit or division;

●	any activity consented to in writing by PubCo; or

●	owning, managing, financing or controlling certain businesses set forth in the Non-Competition Agreement.

During the Restricted Period, the Key Company Shareholder also agreed not to:

●	hire or engage as an employee, independent contractor or consultant any shall mean any Person who (x) is a senior management-level employee of OpenPayd during the Restricted Period, (y) was a senior management-level employee of OpenPayd at any time during the one-year period immediately preceding the commencement of the Restricted Period, or (z) is or was, during the Restricted Period or the one-year period immediately preceding the commencement of the Restricted Period, a consultant or independent contractor of OpenPayd who (I) had access to Covered Party Information, (II) provided services to OpenPayd for a period of at least ninety (90) consecutive days, and (III) was known to the Subject Party (“Covered Personnel”)

●	solicit, induce, encourage or otherwise knowingly cause any Covered Personnel to leave the service of OpenPayd;

●	intentionally interfere with or attempt to interfere with the relationship between any Covered Personnel and OpenPayd to the detriment of OpenPayd;

●	solicit, induce, encourage or otherwise knowingly cause any Person or entity who is or was an actual customer, contractor or client of OpenPayd during the Restricted Period (“Covered Customer”) to (A) cease being, or not become, a client or customer of OpenPayd or (B) materially reduce the amount of business of such Covered Customer with OpenPayd in the Territory, or otherwise materially alter such business relationship in a manner adverse to OpenPayd;

●	intentionally interfere with or disrupt the contractual relationship between OpenPayd and any Covered Customer to the detriment of the OpenPayd;

●	provide products or services that are part of OpenPayd’s business to Covered Customers in the Territory; or

●	intentionally interfere with or disrupt any Person that was a vendor, supplier, distributor or other service provider of OpenPayd during the Restricted Period to the detriment of OpenPayd

The Non-Competition Agreement also obligates the Key Company Shareholder to maintain OpenPayd confidential information as confidential and has mutual non-disparagement obligations on all of the parties thereto.

The full text of the Non-Competition Agreement is included as Exhibit C to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Non-Competition Agreement in its entirety prior to voting on the proposals presented at the general meeting.

Lock-Up Agreement

In connection with the Closing, PubCo and the Key Company Shareholder will enter into a Lock-Up Agreement. Pursuant to this agreement, the Key Company Shareholder will agree that he shall not effectuate a transfer of PubCo ordinary shares held by him during the period commencing from the Closing until six months after the Closing (the “Lock-Up Period”). Notwithstanding the foregoing, a total of 15% of these PubCo ordinary shares shall be released from the lock-up restrictions on a staggered basis prior to the expiration of the Lock-Up Period, with three percent of the Restricted Securities to be released every 30 days following the Closing. Notwithstanding the foregoing, transfers are permitted

●	to PubCo’s officers or directors, any Affiliates or immediate family members of any of PubCo’s officers or directors, any members of the Key Company Shareholder, or any Affiliates of the Key Company Shareholder,

●	by gift to a member of his immediate family or to a trust, the beneficiary of which is a member of the his immediate family, an Affiliate of such person or to a charitable organization,

●	by virtue of the laws of descent and distribution upon death,

●	pursuant to a qualified domestic relations order or in connection with a divorce settlement,

●	to any department of His Majesty’s Government,

●	to satisfy tax withholding obligations pursuant to the Key Company Shareholder’s equity incentive plans or arrangements,

●	in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof,

●	to any entity including without limitation any fund, partnership, company or investment trust to whom the Key Company Shareholder transfers interests in one or more of its portfolio of investments, and

●	in connection with a transfer pursuant to (1) a bona fide third party tender offer, merger, amalgamation, arrangement, consolidation or other similar transaction made to all holders of PubCo ordinary shares involving a change of control of PubCo, (2) a sale of all or substantially all of the assets of PubCo, or (3) any other transaction or series of related transactions as a result of which the holders of PubCo ordinary shares immediately prior to such transaction cease to own at least a majority of the outstanding ordinary shares of PubCo or its successor entity provided, that in private transactions, the transferee must enter into a written agreement in substantially the form of this agreement, agreeing to be bound by the terms of the Lock-up Period.

The full text of the Lock-Up Agreement is included as Exhibit G to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Lock-Up Agreement in its entirety prior to voting on the proposals presented at the general meeting.

New Registration Rights Agreement

In connection with the Closing, PubCo, the Sponsor, Cantor Fitzgerald & Co., Odeon Capital Group LLC, the Key Company Shareholder, the Company Advisor and certain executive officers of OpenPayd will enter into an New Registration Rights Agreement. This agreement will replace the Registration Rights Agreement entered into by Titan, the Sponsor, Cantor Fitzgerald & Co. and Odeon Capital Group LLC in connection with the closing of Titan’s IPO. The securities held by the beneficiaries of the New Registration Rights Agreement include: (a) 2,400,000 warrants held by Cantor Fitzgerald & Co. and Odeon Capital Group LLC and the 2,400,000 PubCo ordinary shares underlying such warrants; (b) 4,493,548 warrants held by the Sponsor and the 4,493,548 PubCo ordinary shares underlying such warrants; (c) 66,932,524 PubCo ordinary shares owned by the Key Company Shareholder; (d) 1,216,508 warrants held by the Sponsor and the 1,216,508 PubCo ordinary shares underlying such warrants; (e) 5,751,799 PubCo ordinary shares owned by the executive officers of OpenPayd; (f) 5,865,000 PubCo ordinary shares owned by the Sponsor and (g) 1,000,000 PubCo ordinary shares owned by the Company Advisor (collectively, “Registrable Securities”).

No later than 45 calendar days following the Closing Date (the “Filing Date”), PubCo is obligated to file a Registration Statement for a Shelf Registration on Form F-1 covering the resale of all the Registrable Securities on a delayed or continuous basis and use its commercially reasonable efforts to have such shelf declared effective as soon as practicable after the filing thereof but in no event later than the earlier of (i) the 60th calendar day after the Filing Date (or the 90th calendar day after the Filing Date if the SEC notifies PubCo that it will “review” such Registration Statement) and (ii) the fifth business day after the date PubCo is notified by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review.

In addition, at any time and from time to time, OpenPayd Holders or Sponsor Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold with a total offering price reasonably expected to exceed, in the aggregate, $50 million. The New Registration Rights Agreement also provides “piggyback” registration rights to holders.

All expenses of filing registration statements under this agreement, other than Underwriters’ commissions and discounts, brokerage fees and the like, are to be paid by PubCo. In addition, PubCo has agreed to indemnity and hold harmless the holders for certain claims arising out of misrepresentations or alleged misrepresentations contained in any such registration statements filed.

The full text of the New Registration Rights Agreement is included as Exhibit F to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such New Registration Rights Agreement in its entirety prior to voting on the proposals presented at the general meeting.

Subscription Agreements

Between the execution of the Business Combination Agreement and Closing, Titan and PubCo plan to enter into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors will subscribe for and purchase PubCo ordinary shares (the “PIPE Financing”) immediately following the Merger Effective Time. The PubCo ordinary shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. PubCo will agree to register the resale of the PubCo ordinary shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 30 days after the consummation of the Proposed Transactions. The Subscription Agreements will also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Proposed Transactions and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Business Combination Agreement in accordance with its terms or (ii) the mutual written agreement of the parties thereto.

We anticipate using the proceeds of the PIPE Financing:

●	as growth capital, to invest in technology, people and licenses and to scale a proven operating model;

●	for strategic investments, to make targeted acquisitions to accelerate capability and market entry; and

●	for balance sheet strength, to support client growth, financial resilience and regulatory headroom.

The issuance of the PIPE shares will dilute the ownership interests of Public Stockholders by increasing the number of PubCo Ordinary Shares outstanding upon the Closing. As of the date of this prospectus, Titan is continuing to negotiate the terms of a potential PIPE Financing and has concluded that consummation of a PIPE Financing is probable. The unaudited pro forma condensed combined financial information included elsewhere in this prospectus reflects the assumptions described therein with respect to the PIPE Financing. To the extent that the aggregate amount of the PIPE Financing exceeds the assumed amount reflected in the unaudited pro forma condensed combined financial information, the issuance of additional PIPE shares would result in further dilution to Public Stockholders. The extent of any such additional dilution cannot be determined until the definitive agreements relating to the PIPE Financing, if any, have been executed.

Interests of Certain Persons in the Proposed Transactions

In considering the recommendation of Titan’s Board to vote in favor of the Proposed Transactions, Titan’s shareholders should be aware that, aside from their interests as shareholders, the Sponsor and Titan’s directors and officers have interests in the Proposed Transactions that are different from, or in addition to, those of other Titan shareholders and Titan warrant holders generally. Titan’s directors were aware of and considered these interests, among other matters, in evaluating the Proposed Transactions, and in recommending to shareholders that they approve the Proposed Transactions. Shareholders should take these interests into account in deciding whether to approve the Proposed Transactions. These interests include, among other things:

●	the beneficial ownership of the Titan Initial Shareholders of 6,900,000 Titan Class B shares, which shares would become worthless if Titan does not complete a business combination within the applicable time period, as the Titan Initial Shareholders waived any right to redemption with respect to these shares for no consideration. Such shares have an aggregate market value of approximately $[☐] based on the closing price of the Titan Class A Shares of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 6,900,000 Titan Class B shares and such securities will have a significant higher value at the time of the Proposed Transactions, estimated at approximately $[☐] based on the closing price of the Titan Class A Shares of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting; as such, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if Titan public shareholders experience a negative rate of return following consummation of the Proposed Transactions;

●	the fact that the Sponsor also acquired 5,710,056 private warrants for $5.7 million in connection with the IPO, each of which will be converted automatically into warrants to purchase PubCo ordinary shares. In the event of a liquidation of Titan, the Titan Class B Shares and the Titan private warrants of the Sponsor and Titan’s directors and officers would become worthless. Such warrants have an aggregate market value of approximately $[☐] based on the closing price of the Titan public warrants of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting;

●	the Titan Initial Shareholders are expected to hold an aggregate of approximately [☐] of the outstanding PubCo ordinary shares upon the consummation of the Proposed Transactions after giving effect to the PIPE Financing, assuming none of Titan’s existing public shareholders exercise their redemption rights;

●	the fact that, in connection with the PIPE Financing, the Titan Investors will receive [☐] PubCo ordinary shares;

●	Titan’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Titan’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

●	the potential appointment of Frank Mastrangelo, an affiliate of the Sponsor, as a director of PubCo; and

●	the continued indemnification of current directors and officers of Titan and the continuation of directors’ and officers’ liability insurance after the Proposed Transactions.

Titan shareholders should be aware that the IPO underwriters may also have financial interests that are different from, or in addition to, the interests of Titan shareholders. Pursuant to the terms of the Underwriting Agreement, the IPO underwriters will receive deferred underwriting fees in an amount equal to up to $0.45 per unit sold in base offering in the IPO and $0.65 per unit on units sold pursuant to the underwriters option to purchase additional units in the IPO, or an aggregate of $13,140,000, and such underwriting fees are payable only if Titan completes an initial business combination. The IPO underwriters also hold private warrants of Titan to purchase 2,400,000 Titan Class A Shares with an exercise price of $11.50 per share.

Titan and the Placement Agent are parties to the Placement Agent Engagement Agreement, pursuant to which Titan engaged the Placement Agent to act as placement agent in connection with any PIPE Financing. Pursuant to the Placement Agent Engagement Agreement, the Placement Agent is entitled to receive [   ] of the gross proceeds of the PIPE Financing, which fees are payable only if Titan completes an initial business combination and consummates the PIPE Financing closes. The Placement Agent will also be reimbursed for certain reasonable out-of-pocket expenses incurred by them in connection with the performance of such services, a portion of which expenses are reimbursable only if Titan completes an initial business combination and consummates the PIPE Financing.

These interests may influence Titan’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

In addition to the foregoing, Titan Public Shareholders should also be aware that some of OpenPayd’s officers and directors may have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated Titan Public Shareholders. These interests may have influenced their decision to support or approve the Business Combination. For example, certain OpenPayd officers and directors have been appointed as officers and directors of OpenPayd and will hold an equity interest in PubCo. OpenPayd directors and executive officers and their affiliates, will together hold approximately 63.6% of the voting power of PubCo’s outstanding voting shares following the closing of the Business Combination (assuming no redemptions of Titan public shares and without giving effect to shares issued pursuant to the PIPE Financing), and will therefore have significant influence over PubCo’s management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. The concentrated voting control of holders of PubCo ordinary shares will limit the ability of former Titan Public Shareholders to influence corporate matters of PubCo for the foreseeable future, including the election of directors as well as decisions regarding amendments to PubCo’s share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of PubCo’s business, merging with other companies and undertaking other significant transactions. As a result, directors and officers of OpenPayd, will have the ability to influence many matters affecting PubCo to a much greater degree than former Titan Public Shareholders who elect not to redeem their Titan public shares, and actions may be taken that other shareholders may not view as beneficial. These individuals may be incentivized to complete the Business Combination even on terms less favorable to Titan Public Shareholders because they will benefit from their continued service and equity ownership in, and ability to control PubCo. See the sections entitled “Interests of Certain Persons in the Proposed Transactions” and “Beneficial Ownership of Securities” for more information.

Compensation Received by the Sponsor

The following table sets forth the payments to be received by Titan’s Sponsor, directors, officers and their affiliates from Titan prior to or in connection with the completion of Titan’s initial business combination and the securities issued and to be issued by Titan to the Sponsor, directors, officers or their affiliates:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid	Lock-Up Terms(2)
6,900,000 Titan Class B Shares(1)	$25,000(1)	The Sponsor, Titan’s officers and directors agreed not to transfer, assign or sell any Titan Class B Shares until the earlier to occur of (A) one year after the completion of Titan’s initial business combination or (B) subsequent to Titan’s initial business combination, (x) if the last sale price of the Titan Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Titan’s initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Titan’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees as described in the section of this prospectus entitled “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”. The Titan private warrants and the warrants that may be issued upon conversion of working capital notes (including the Titan Class A Shares issuable upon conversion or exercise of such warrants) will not be transferable, assignable or saleable by the Sponsor (as applicable) or their permitted transferees until 30 days after the completion of Titan’s initial business combination (except with respect to permitted transferees as described herein under the section of this prospectus entitled “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
5,710,056 Titan private warrants(1)	$5,710,056(1)	The Titan private warrants (including the ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of Titan’s initial business combination (except with respect to permitted transferees as described herein under “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
Up to $1,500,000 in working capital notes may be convertible into private warrants at a price of $1.00 per warrant.	Working capital notes to finance transaction costs in connection with an intended initial business combination.	The working capital warrants (including the Titan Class A Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of Titan’s initial business combination (except with respect to permitted transferees as described herein under “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
$10,000 per month	Office space, administrative and support services	N/A

(1)	The Titan Class B Shares will automatically convert into Titan Class A Shares concurrently with or immediately following the consummation of Titan’s initial business combination, and may be converted at any time prior to Titan’s initial business combination, at the option of the holder, on a one-for-one basis, subject to adjustment (unless otherwise provided in Titan’s initial business combination agreement) for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Titan Class A Shares or equity-linked securities are issued or deemed issued in connection with Titan’s initial business combination, the number of Titan Class A Shares issuable upon conversion of all Titan Class B Shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the total number of Titan Class A Shares outstanding after such conversion, including the total number of Titan Class A Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by Titan in connection with or in relation to the consummation of an initial business combination, excluding any Titan Class A Shares or equity-linked securities or rights exercisable for or convertible into Titan Class A Shares issued, or to be issued, to any seller in the initial business combination and any Titan private warrants issued to the Sponsor, Titan’s officers or directors upon conversion of working capital loans, provided that such conversion of Titan Class B Shares will never occur on a less than one-for-one basis. Of the 6,900,000 Titan Class B Shares and 5,710,056 Titan private warrants reflected in this table, an aggregate of 1,035,000 Transferred Shares and 1,216,508 Transferred Warrants, and the Transferred Shares and Transferred Warrants will not be subject to the vesting and forfeiture conditions described below. Of the remaining 5,865,000 PubCo ordinary shares to be held by the Sponsor following the Merger (after giving effect to the Transferred Shares and any Incentive Shares described below), 50% will become subject to vesting and forfeiture as the Earnout Shares, which will vest only if the trading price of the Titan Class A Shares or the PubCo ordinary shares, as applicable, equals or exceeds $11.50 per share (as to one-half) or $13.00 per share (as to the other half) for 20 trading days within any 30 consecutive trading day period during the five-year period following the applicable closing, and will be forfeited to the extent not so vested; the remaining 50% of such shares will not be subject to these vesting and forfeiture conditions but will remain subject to the lock-up terms described in this table. The PubCo private warrants that the Sponsor will hold following the Merger (after giving effect to the Transferred Warrants) are not subject to any earnout, vesting or forfeiture conditions. In addition, if necessary to mitigate against redemptions or to incentivize investors to participate in the PIPE Financing, the Sponsor and the Company have agreed to discuss in good faith the transfer of an agreed-upon number of Incentive Shares and Titan private warrants; as of the date of this proxy statement/prospectus, the number of Incentive Shares and Titan private warrants, if any, that will ultimately be transferred, and the resulting reduction to the Sponsor’s retained Earnout Shares (as applicable), had not been determined. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Support Agreement” for additional information. If the Warrant Amendment Proposal is approved, the Sponsor will receive an aggregate of $[●] in exchange for 5,710,056 Titan private warrants, representing $[●] per Titan private warrant. See “Warrantholder Proposal No. 1 — The Warrant Amendment Proposal.”
(2)	Natural persons and entities subject to transfer restrictions include Titan Acquisition Sponsor Holdco LLC, Adeel Rouf, Frank Mastrangelo, Pawneet Abramowski, Walter Beach and Leslie Goldman Tepper.

Reasons for the Approval of the Proposed Transactions

After careful consideration, Titan’s Board recommends that Titan’s shareholders vote “FOR” each proposal being submitted to a vote of the Titan shareholders at the extraordinary general meeting. Neither Titan nor Titan’s board retained an unaffiliated representative to act solely on behalf of the unaffiliated Titan shareholders to negotiate the terms of the Proposed Transactions and/or prepare a report concerning the approval of the Proposed Transactions. The Proposed Transactions are not structured in a way that approval of at least a majority of unaffiliated Titan shareholders is required. In considering the Proposed Transactions, Titan’s board gave considerable weight to several positive factors, including, but not limited to, the following:

●	The Company Satisfies a Number of Acquisition Criteria that Titan Had Established to Evaluate Prospective Business Combination Targets. The Titan Board determined that the Company satisfies a number of the criteria and guidelines that Titan established at its initial public offering, including (i) operating in a large and growing total-addressable market, (ii) having potential to deliver sustainable top-line growth for the long-term, and (iii) providing an opportunity to partner with a world-class management team capable of scaling a business around the globe.

●	Favorable Prospects for Future Growth and Financial Performance. Current information from the Company’s management regarding (i) the Company’s business, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives for the 2026, 2027 and 2028 fiscal years, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within the Company’s industry.

●	Compelling Valuation. The implied pro forma enterprise value in connection with the Business Combination of approximately $1.145 billion (which includes $800 million for OpenPayd and $345 million for Titan (34.5 million shares outstanding at $10.00 per share)), which the Titan Board believes represents an attractive valuation relative to selected comparable companies in analogous markets, including in respect of the biopharmaceutical segment, healthcare and healthcare-related industries.

●	Best Available Opportunity. The Titan Board determined, after a thorough review of other business combination opportunities reasonably available to Titan, that the proposed Business Combination represents the best potential business combination for Titan based upon the process utilized to evaluate and assess other potential acquisition targets, and the Titan Board’s belief that such processes had not presented a better alternative.

●	Experienced, Proven, and Committed Management Team. The Titan Board considered the fact that PubCo will be led by the Company’s founders-led management team, which has a proven track record of operational excellence, financial performance, growth, and innovation.

●	Continued Significant Ownership by the Company. The Titan Board considered that the Company’s existing equity holders would be receiving a significant amount of PubCo ordinary shares in the proposed Business Combination and that the Company’s principal shareholders and key executives are “rolling over” their existing equity interests of the Company into equity interests in PubCo.

●	Substantial Retained Proceeds. A majority of the proceeds to be delivered to the combined company in connection with the Business Combination (including from the Titan Trust Account and from its private placement financing), are expected to remain on the balance sheet of the combined company after closing in order to fund the Company’s existing operations and support new and existing growth initiatives. Titan’s Board considered this as a strong sign of confidence in PubCo following the Business Combination and the benefits to be realized as a result of the Business Combination.

●	Likelihood of Closing the Business Combination. The Titan Board’s belief that an acquisition by Titan has a reasonable likelihood of closing without potential issues under applicable antitrust and competition Laws and without potential issues from any regulatory authorities.

The Titan Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Business Risk. The risk that the future financial performance of the Company may not meet the Titan Board’s expectations due to factors in the Company’s control or out of the Company’s control.

●	Competition Risk. The risk that the Company faces intense competition across the segments and markets it serves.

●	Legal and Regulatory Risk. The risks involved with the Company being subject to various Laws in multiple jurisdictions, including with respect to (i) to anti-corruption, anti-bribery, anti-money laundering and countering the financing of terrorism, (ii) security and data privacy and (iii) multiple approvals necessary for the ability to commercialize its product candidates.

●	Benefits May Not Be Achieved. The risk that the Business Combination’s potential benefits may not be achieved in full or in part.

●	Closing of the Business Combination May Not Occur. The risks and costs to Titan if the Business Combination is not completed, including the risk of diverting management focus and resources to other business combination opportunities, which could result in Titan being unable to effect a business combination by the final redemption date, forcing Titan to liquidate the Trust Account.

●	Current Titan Public Shareholders Exercising Redemption Rights. The risk that some Titan Public Shareholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account and requiring Sponsor to backstop such redemptions.

●	Closing Conditions of the Business Combination. That the Business Combination’s closing is conditioned on satisfying certain closing conditions, many of which are not within Titan’s control.

●	Titan Shareholders Not Holding a Majority Position in PubCo. The fact that Titan Shareholders will not hold a majority position in PubCo following the Business Combination, which may reduce the influence that current Titan Shareholders have on PubCo’s management.

●	Litigation Related to the Business Combination. The risk of potential litigation challenging the Business Combination.

●	No Survival of Certain Representations, Warranties or Covenants of the Company. The Business Combination Agreement provides that all representations, warranties, and covenants contained in the Business Combination Agreement will expire 12 months after the Closing, except for the Company Fundamental Representations (as defined in the Business Combination Agreement) which shall survive indefinitely.

●	Transaction Fees and Expenses Incurred by Titan. The substantial transaction fees and expenses to be incurred in connection with the Business Combination (which are currently expected to be approximately $3.0 million) and the negative impact of such expenses on Titan’s cash reserves and operating results if the Business Combination is not completed.

●	Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the Business Combination and public announcement of the Business Combination on Titan’s financial performance, operating results, and stock price.

●	Other Risks. Other factors that the Titan Board deemed relevant, including various other risks associated with the Business Combination, Titan’s business, and the Company’s business as described in the section of this proxy statement/prospectus entitled “Risk Factors.”

In addition to considering the factors described above, the Titan Board also considered that certain Titan officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Titan Shareholders. The Titan Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the Transactions contemplated therein, including the Business Combination.

The Titan Board concluded that the potential benefits that the Titan Board expected Titan and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Titan Board determined that the Business Combination Agreement, the Business Combination, and the other Transactions contemplated by the Business Combination Agreement, were in Titan’s best interests.

For more information on the Titan Board’s reasons for the approval of the Proposed Transactions and the recommendation of Titan’s Board, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Titan’s Board of Directors’ Reasons for Approval of the Proposed Transactions.”

Redemption Rights

Pursuant to Titan’s amended and restated memorandum and articles of association, any holders of Titan public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Titan to pay its taxes, calculated as of two business days prior to the consummation of the Proposed Transactions. If demand is properly made and the Proposed Transactions is consummated, these shares, immediately prior to the Proposed Transactions, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account and not previously released to Titan to pay its taxes, upon the consummation of the Proposed Transactions. For illustrative purposes, based on funds in the Trust Account of approximately $[☐] million on [☐], 2026, the estimated per share redemption price would have been approximately $[☐].

If you exercise your redemption rights, your Titan Class A Shares will cease to be outstanding immediately prior to the Proposed Transactions and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. See the section entitled “The Extraordinary General meeting of Titan — Redemption Rights.”

Appraisal Rights

Titan shareholders have appraisal rights in connection with the Proposed Transactions. See the section entitled “Appraisal Rights” for more information. There are no appraisal rights with respect to Titan warrants.

Ownership of PubCo After the Closing

Upon consummation of the Business Combination, the post-Closing share ownership of PubCo under (1) the No Redemption Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the 100% Redemptions Scenario, excluding the dilutive effect of Titan public warrants and Titan private warrants would be as follows:

	Voting Interests in PubCo
	No Redemption(1)		25% Redemptions(1)		50% Redemptions(1)		75% Redemptions(1)		100% Redemptions(1)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Titan Public Shareholders	27,600,000	24.1%	20,700,000	19.2%	13,800,000	13.7%	6,900,000	7.0%	-	0.0%
Initial Shareholders(2)	5,865,000	5.1%	5,865,000	5.5%	5,865,000	5.8%	5,865,000	6.0%	5,865,000	5.9%
OpenPayd Shareholders(3)	80,035,000	69.9%	80,035,000	74.4%	80,235,000	79.7%	80,435,000	81.7%	80,435,000	81.5%
Company Advisor(4)	1,000,000	0.9%	1,000,000	0.9%	800,000	0.8%	600,000	0.6%	600,000	0.6%
Assumed PIPE Investors(5)	-	0.0%	-	0.0%	-	0.0%	4,629,376	4.7%	11,769,575	12.0%
Total	114,500,000	100.0%	107,600,000	100.0%	100,700,000	100.0%	98,429,376	100.0%	98,669,575	100.0%

(1)	Amount comprises the unredeemed Titan public shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of (i) 0 shares under the No Redemptions Scenario, (ii) 6,900,000 shares under the 25% Redemptions Scenario, (iii) 13,800,000 shares under the 50% Redemptions Scenario, (iv) 20,700,000 shares under the 75% Redemptions Scenario, and (v) 27,600,000 shares under the 100% Redemptions Scenario.
(2)	Amount excludes 1,035,000 shares to be transferred from the Sponsor to the Key Company Shareholder at Closing but includes 2,932,500 shares that are subject to forfeiture if specified stock price milestones are not achieved within the Earnout Shares Vesting Term.
(3)	Amount includes 1,035,000 shares to be transferred from the Sponsor to the Key Company Shareholder at Closing.
(4)	OpenPayd has agreed to issue shares to one advisor in connection with the transaction. The number of shares to be issued is variable and will be determined based on TTV and Retained Funds at Closing. The table reflects the issuance of (i) 1,000,000 shares under the No Redemption Scenario, (ii) 1,000,000 shares under the 25% Redemptions Scenario, (iii) 800,000 shares under the 50% Redemptions Scenario, (iv) 600,000 shares under the 75% Redemptions Scenario, and (v) 600,000 shares under the 100% Redemptions Scenario.
(5)	The Business Combination Agreement contains a Minimum Proceeds Amount condition. Under the 75% Redemptions Scenario, the table reflects the recognition of PIPE proceeds to be received of €39.4 million with the issuance of 4,629,376 shares to meet the closing condition. Under the 100% Redemptions Scenario, the table reflects the recognition of PIPE proceeds to be received of €100.2 million with the issuance of 11,769,575 shares to meet the closing condition. Titan is still negotiating the terms with its potential PIPE Investors and deemed entering into such PIPE Investment as probable.

The following table illustrates varying ownership levels of PubCo immediately following the Business Combination on a fully diluted basis(1):

	Voting Interests in PubCo
	No Redemption		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Titan Public Shareholders(2)	41,400,000	30.3%	34,500,000	26.6%	27,600,000	22.5%	20,700,000	17.2%	13,800,000	11.4%
Initial Shareholders(3)	12,758,548	9.4%	12,758,548	9.9%	12,758,548	10.4%	12,758,548	10.6%	12,758,548	10.6%
OpenPayd Shareholders(4)	81,251,508	59.6%	81,251,508	62.7%	81,451,508	66.4%	81,651,508	67.9%	81,651,508	67.7%
Company Advisor	1,000,000	0.7%	1,000,000	0.8%	800,000	0.7%	600,000	0.5%	600,000	0.5%
Assumed PIPE Investors	-	0.0%	-	0.0%	-	0.0%	4,629,376	3.8%	11,769,575	9.8%
Total	136,410,056	100.0%	129,510,056	100.0%	122,610,056	100.0%	120,339,432	100.0%	120,579,631	100.0%

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 13,800,000 shares underlying the Titan public warrants, and the 8,110,056 shares underlying the Titan private warrants.
(2)	Includes the 13,800,000 shares underlying the Titan public warrants.
(3)	Includes the 6,893,548 shares underlying the Titan private warrants.
(4)	Includes the 1,216,508 shares underlying the Titan private warrants, which will be transferred from the Sponsor to the Key Company Shareholder at Closing.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the Titan public shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “100% Redemptions,” the section entitled “Unaudited Pro Forma Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Combined Financial Information.”

Organizational Structure

Prior to the Proposed Transactions

The following diagram depicts the organizational structure of the Company before the Proposed Transactions.

ORGANIZATION STRUCTURE PRE-COMPLETION OF THE PROPOSED TRANSACTIONS

Ozan Ozerk
Other Shareholders
82.72%
17.28%
OpenPayd Holdings Limited (England + Wales)
100%
Operating Subsidiaries

Following the Proposed Transactions

The following diagram depicts the organizational structure of PubCo after the Proposed Transactions.

Titan Public Shareholders
Titan Sponsor
PIPE Investors
Ozan Ozerk
Other OpenPayd Shareholders
-%
-%
-%
-%
-%
OpenPayd Global Holdings Limited (Cayman Islands)
100%
OpenPayd Holdings Limited (England + Wales)
100%
Operating Subsidiaries

(1)	These relative percentages assume (i) that none of Titan’s existing public shareholders exercise their redemption rights, (ii) that [☐] PubCo ordinary shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) that no additional equity securities of Titan or PubCo are issued. The structure chart excludes (a) PubCo ordinary shares issuable upon the exercise of 21,910,056 PubCo warrants to be outstanding upon completion of the Proposed Transactions, (b) 12,722,222 PubCo ordinary shares issuable pursuant to the PubCo Incentive Plan and (c) 2,932,500 Earnout Shares issuable upon satisfaction of the Earnout Condition.

(2)	Based on an estimated price of $10.00 per share.

Board of Directors of PubCo Following the Proposed Transactions

At the consummation of the Proposed Transactions, the directors of PubCo will be Frank Mastrangelo, Ozan Özerk, Iana Dimitrova, Stephen Lemon, Erica Bovenzi, Najamul Kidwai and [☐]. Ozan Özerk is expected to serve as executive chairman of the board, Iana Dimitrova is expected to serve as chief executive officer, David Bull is expected to serve as chief financial officer and Luxshan Thiagarajah is expected to serve as Chief Commercial Officer. See the section entitled “Management of PubCo Following the Proposed Transactions.”

Anticipated Accounting Treatment

Management evaluates the transactions consistent with the sequence contemplated in the Business Combination Agreement. Under the structure, Titan merges with PubCo, and PubCo subsequently acquires all of the equity interests of OpenPayd in exchange for PubCo ordinary shares issued to the OpenPayd Shareholders. Titan will be treated as the “acquired” company for financial reporting purposes, and OpenPayd will be the accounting “acquirer”. This determination was primarily based on the assumptions that OpenPayd’s Shareholders will hold a majority of the voting power of the combined company, OpenPayd’s operations will substantially comprise the ongoing operations of the combined company, OpenPayd’s designees are expected to comprise a majority of the governing body of the combined company, and OpenPayd’s senior management will comprise the senior management of the combined company.

As Titan does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the transactions will be accounted for as a reverse reorganization, within the scope of International Financial Reporting Standards 2, Share-Based Payments, (“IFRS 2”). The net assets of Titan will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to Titan over the fair value of Titan’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed at Closing.

Regulatory Approvals

The Proposed Transactions are not subject to any additional federal or state regulatory requirement or approval.

Upon Closing, Titan and PubCo shall cause the Merger to be consummated by filing the plan of merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Merger effective with the Registrar of Companies of the Cayman Islands. The Merger shall become effective on the Closing Date when the plan of merger is registered by the Registrar of Companies of the Cayman Islands.

Other Shareholder Proposals

In addition to the Business Combination Proposal, Titan shareholders will be asked to vote on the Merger Proposal, the PubCo Incentive Plan Proposal, the Nasdaq Proposal, the Director Appointment Proposal and the Adjournment Proposal. For more information about these proposals, see the sections entitled “Proposal No. 2 — The Merger Proposal”, “Proposal No. 3 — The PubCo Incentive Plan Proposal”, “Proposal No. 4 — The Nasdaq Proposal”, “Proposal No. 5 — The Director Appointment Proposal” and “Proposal No. 6 — The Adjournment Proposal”.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held on [☐], 2026, at [☐] a.m., Eastern time, at [☐] and at the offices of Winston Taylor LLP located at 800 Capitol Street, Suite 2400, Houston, Texas 77002, or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the proposals. As a matter of Cayman Islands law there must be a physical location for the meeting. The extraordinary general meeting will also be a virtual meeting, which will be conducted via live webcast. Titan shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting [☐] and entering their control number.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned Titan ordinary shares at the close of business on [☐] 2026, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Titan ordinary share that you owned as of the close of business on the record date (except only holders of Titan Class B Shares may vote on the Director Appointment Proposal). If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 34,500,000 Titan ordinary shares outstanding, consisting of 27,600,000 Titan public shares originally sold as part of the Titan units in the IPO and 6,900,000 Titan Class B shares that were issued to the Sponsor prior to the IPO.

The Sponsor, officers and directors have agreed to vote all of their Titan Class B Shares and any Titan public shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Titan’s issued and outstanding warrants do not have voting rights at the extraordinary general meeting.

Proxy Solicitation

Proxies may be solicited by mail. Titan has engaged [☐] to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares remotely if it revokes its proxy before the extraordinary general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General meeting of Titan — Revocability of Proxies.”

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of Titan’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one-third of the Titan ordinary shares outstanding and entitled to vote at the meeting is represented remotely or by proxy.

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Merger Proposal requires a special resolution, being the affirmative vote of the holders of at least a majority of two-thirds of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the PubCo Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Only holders of Titan Class B Shares are entitled to vote on the appointment of directors prior to or in connection with the completion of our initial business combination. Therefore, only holders of Titan Class B Shares are entitled to vote on the Director Appointment Proposal.

The approval of the Director Appointment Proposal requires an ordinary resolution of the Titan Class B Shares, being the affirmative vote of the holders of at least a majority of all then outstanding Titan Class B Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Only holders of Titan Class B Shares are entitled to vote on the appointment of directors prior to or in connection with the completion of our initial business combination. Therefore, only holders of Titan Class B Shares are entitled to vote on the Director Appointment Proposal.

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Quorum and Required Vote for Warrant Proposals

A quorum of Titan’s Warrantholders is necessary to hold a valid meeting. A quorum will be present at the Warrantholders’ Meeting if holders of at least a majority of the Titan warrants will count as present for the purposes of establishing a quorum.

The Warrant Amendment Proposal requires the vote of the registered holders of a majority of the Titan warrants issued and outstanding as of the record date. Accordingly, a warrantholder’s failure to vote by proxy or to vote virtually at the Warrantholders’ Meeting, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

The Warrantholder Adjournment Proposal will be approved and adopted if the holders of a majority of the SPAC Warrants, represented virtually or by proxy and voted thereon at the Warrantholders’ Meeting, vote “FOR” the Warrantholder Adjournment Proposal.

Recommendation to Titan Shareholders

Titan’s Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of Titan and its shareholders and recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the PubCo Incentive Plan Proposal, “FOR” the Nasdaq Proposal, “FOR” the Director Appointment Proposal and “FOR” the Adjournment Proposal, if presented.

Titan’s Board believes that the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal are in the best interests of Titan and Titan’s equityholders and recommends that Warrantholders vote “FOR” each Proposal being submitted to a vote at the Warrantholders’ Meeting. For more information, see the sections titled “Warrantholder Proposal No. 1 — The Warrant Amendment Proposal” and “Warrantholder Proposal No. 2 — the Warrantholder Adjournment Proposal.”

When you consider the recommendation of the Titan Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsor and certain of Titan’s directors, officers and advisors have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection titled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Proposed Transactions.”

Summary of Risk Factors

The following is a summary of select risks and uncertainties that could materially adversely affect the Business Combination, OpenPayd and its business, financial condition and results of operations. You should read this summary together with the full and complete discussion of risk factors contained below.

Risks Related to OpenPayd’s Business and Industry

●	Declines in digital commerce, cross-border payments activity and digital asset trading volumes could have a material adverse effect on OpenPayd’s business, financial condition and its results of operations.

●	Any factors that reduce cross-border trade or cross-border digital commerce, make such trade or commerce more difficult or diminish digital asset on/off-ramp activity and/or limit activity of digital platforms could harm OpenPayd’s business.

Risks of Third-Party Reliance

●	Because OpenPayd relies on third parties, including banking partners and payment network providers, to provide services, it could be adversely impacted if they fail to fulfill their obligations or if its arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

●	OpenPayd depends on counterparty financial institutions and payment service providers to support its operations. If one or more of OpenPayd’s counterparty financial institutions or payment service providers default on their financial or performance obligations to us, change their business strategy or requirements, become subject to regulatory action, or fail, its results of operations and financial condition may be adversely affected, and it may incur significant losses.

●	If OpenPayd fails to comply with the applicable requirements of its counterparty financial institutions and banking partners, they could seek to suspend or terminate its accounts, which could adversely affect its business.

●	A failure by third-party stablecoin issuers to maintain sufficient reserves, or material outages, forks, exploits or congestion on supported public blockchains, could disrupt settlement, expose OpenPayd’s platform and customers to loss, and materially harm its reputation and results of operations.

Internet Technology Risks

●	Failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact OpenPayd’s business.

●	Use of OpenPayd’s payments and banking-as-a-service platform for illegal purposes could harm its business.

●	OpenPayd’s business relies on the proper functioning of IT systems and networks, particularly at scale. Any failure of these systems or networks, including actual or perceived software errors, failures, bugs, defects or outages, could disrupt OpenPayd’s business and impair its ability to effectively provide its services and products to consumers and merchants.

●	OpenPayd’s products and services may not function as intended due to errors in its or its third-party providers’ software, hardware, and systems, product defects, or due to security breaches or human error in administering these systems, which could materially and adversely affect its business.

●	OpenPayd’s systems and its third-party providers’ systems may be subject to system failures or capacity constraints, and resulting interruptions in the availability of its platform, products, or services, including the accessibility of its API-driven solutions, could harm its business.

●	OpenPayd’s risk management framework, including its counterparty risk management, may not be fully effective in mitigating its risk exposure against all types of risks.

Competition Risks

●	OpenPayd’s business depends on its strong and trusted brand, and failure to maintain and protect its brand, or any damage to its reputation, or the reputation of its partners, could adversely affect its business, financial condition or results of operations.

●	OpenPayd’s success depends on its ability to develop products and services to address the rapidly evolving markets that it serves, and if it is not able to implement successful enhancements and new features such as new payment rails, currencies and money management services, it could lose customers or have trouble attracting new customers, and its ability to grow may be limited.

●	Substantial and increasingly intense competition in the worldwide financial services, payments and banking-as-a-service industry, including pricing and payment alternatives, could adversely affect OpenPayd’s margins, business and results of operations.

●	If OpenPayd is unable to renew enterprise customer and platform contracts at favorable terms or it loses a significant enterprise customer or platform, or if a customer ceases to use its API-driven infrastructure services, its results of operations and financial condition may be adversely affected.

Other Risks

●	Inflation may have a material adverse effect on OpenPayd’s business, customers and results of operations.

●	OpenPayd is subject to risks associated with changes in interest rates, which could adversely affect its results of operations.

●	OpenPayd’s business may be adversely affected by geopolitical and other risks associated with global operations. As we continue to expand internationally, including within emerging markets, we may become more susceptible to these risks.

●	Failure to protect, enforce and defend OpenPayd’s intellectual property rights may diminish its competitive advantages or interfere with its ability to market and promote its products and services and claims that we infringe, misappropriate or otherwise violate third parties’ intellectual property rights could have a material adverse effect on its business.

●	OpenPayd’s results of operations may be adversely affected by changes in foreign currency exchange rates.

●	Changes and evolving requirements in tax laws or their interpretation, including as applied to OpenPayd and its customers, could adversely affect its business.

●	The need for capital may restrict OpenPayd’s current and future operations, which could adversely affect its ability to respond to changes in its business and to manage its operations.

Regulatory Risks Related to OpenPayd

●	OpenPayd’s business is subject to laws, rules, regulations, policies and legal interpretations in the markets in which it operates, including (but not limited to) those governing electronic money issuance, stored value, cross-border and domestic money transmission, foreign exchange, privacy, data protection, banking secrecy, digital asset regulation and payment services (including payment processing and settlement services). The legal and regulatory requirements applicable to OpenPayd are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations.

●	OpenPayd’s results of operations may be adversely affected as a result of any decrease in revenue from customers operating in the digital asset and cryptocurrency sector as a result of regulatory changes, market downturns or occurrences under other risk factors discussed herein.

●	OpenPayd’s failure to comply with anti-money laundering, anti-bribery, economic and trade sanctions regulations and similar laws, could subject it to penalties and other adverse consequences.

●	OpenPayd’s failure to manage its customer funds properly could harm its business.

●	OpenPayd’s business is subject to complex and evolving regulations and oversight, in relation to privacy and data protection. Failure to comply with applicable data protection laws and regulations could subject it to fines and reputational harm.

Risks Related to PubCo

●	PubCo’s management has not previously managed its business as a separate public company.

●	PubCo may issue additional PubCo ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the PubCo ordinary shares.

●	PubCo may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

●	Because PubCo is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the US federal courts may be limited.

●	Provisions in the PubCo articles of association may inhibit a takeover of PubCo, which could limit the price investors might be willing to pay in the future for PubCo ordinary shares and could entrench management.

●	It may be difficult to enforce a US judgment against PubCo or its directors and officers outside the United States, or to assert US securities law claims outside of the United States.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the Annexes, in evaluating the Business Combination and the proposals to be voted on at the extraordinary general meeting. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” OpenPayd Global Holdings Limited (“PubCo”), Titan Acquisition Corp (“Titan”) or OpenPayd may face additional risks and uncertainties that are not presently known to PubCo, Titan or OpenPayd, or that PubCo, Titan or OpenPayd currently deems immaterial, which may also impair PubCo’s. Unless the context otherwise requires, all references in this subsection to “OpenPayd” refer to OpenPayd Holdings Limited and its subsidiaries prior to the consummation of the business combination, which will be the business of PubCo and its subsidiaries following the consummation of the business combination.

Risks Related to OpenPayd’s Business and Industry

Declines in digital commerce, cross-border payments activity and digital asset trading volumes could have a material adverse effect on our business, financial condition and our results of operations.

We generate revenues by processing payments, providing embedded accounts and facilitating foreign exchange and cross-border transactions for our enterprise customers and their end users. Any decline in digital commerce utilization, cross-border payment activity, or the volumes transacted by our customers could adversely affect our business. There are a variety of factors that could lead to a decrease in the use of our services, including general macroeconomic trends and global economic conditions, such as inflation, tariffs and recessionary conditions impacting business and consumer spending, changes in government regulation, users’ access to the internet, changes in the regulatory treatment of digital assets, actual or perceived online security concerns and the effects of widespread health epidemics or geopolitical disruptions. In particular, because digital asset and cryptocurrency transactions represent approximately 25% of our revenues, any downturn in digital asset markets, including a sustained decline in cryptocurrency trading volumes or prices, could have a material adverse effect on our business, financial condition and results of operations.

Future revenue growth depends on our ability to retain existing customers, attract new customers, and increase sales to both new and existing customers. Our rate of revenue growth has slowed at times in the past and may decline in the future, and it may slow or decline more quickly than we expect for a variety of reasons, including as a result of the risks described herein. Our customers have no obligation to continue to use our services, and we cannot assure you that they will. Our customers’ transaction volumes with us may decrease for a variety of reasons, including customers’ level of satisfaction with our products and services, our pricing and the pricing and quality of competing products or services, the effects of global economic conditions, or reductions in the level of end-user activity transacting through our customers. In addition, the growth of our business depends in part on existing customers expanding their use of our products and services. If we are unable to encourage customers to broaden their use of our services, our growth may slow or stop, and our business may be materially and adversely affected. The growth of our business also depends on our ability to attract new customers, to encourage larger customers to use our products and services, and to introduce successful new products and services. We have invested and will continue to invest in improving our platform in order to offer better or new features, products and services, but if those features, products and services fail to be successful, our growth may slow or decline.

Any factors that reduce cross-border trade or cross-border digital commerce, make such trade or commerce more difficult or diminish digital asset on/off-ramp activity and/or limit activity of digital platforms could harm our business.

Cross-border trade (i.e., transactions where the parties are in different countries) is an important source of our revenue and profits. Currently, a majority of our transactional revenues are derived from a single currency—EUR. Cross-border transactions generally provide higher revenues and operating income than similar transactions that take place within a single country or market. Cross-border trade also represents our primary (and in some cases, our only) presence in certain important markets. Cross-border trade is subject to, and may be negatively impacted by, foreign currency exchange rate fluctuations. In addition, the interpretation and application of laws of multiple jurisdictions (e.g., the jurisdiction of the payor and of the payee) are often extremely complicated in the context of cross-border trade and foreign exchange. Changes to or the interpretation and/or application of laws and regulations applicable to cross-border trade and foreign exchange could impose additional requirements and restrictions, increase costs, and impose conflicting obligations. Any factors that increase the costs of cross-border trade for us or our customers or that restrict, delay, or make cross-border trade more difficult or impractical, such as trade policies or higher tariffs (as recently threatened or imposed by certain countries), economic sanctions, general macroeconomic trends and global economic conditions, could reduce our cross-border transactions and volume, negatively impact our revenues and profits and materially harm our business.

Risks of Third-Party Reliance

Because we rely on third parties, including banking partners and payment network providers, to provide services, we could be adversely impacted if they fail to fulfill their obligations or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

We depend on third-party service providers, vendors and, critically, banking partners for certain products and services, including data centers, risk tools, telecommunications networks and access to payment networks and clearing infrastructure, to conduct our business. OpenPayd is not a bank and relies on a network of banking partnerships across the world to provide its services. Any changes in these systems or relationships that degrade the functionality of our products and services, impose additional costs or requirements, or give preferential treatment to competitors’ services, including their own services, could materially and adversely affect usage of our products and services. We are also dependent on our relationships with a number of third-party financial institutions and payment processors for services such as payment, processing and clearing and settlement for the transactions we service. In the event our agreement with a third-party financial institution or non-financial institution is terminated, or if upon its expiration we are unable to renew the contract on terms favorable to us, or at all, it may be difficult for us to replace these services which may adversely affect our operations and profitability. Some of these organizations and third-party service providers provide similar services and technology to our competitors, and we do not have long-term or exclusive contracts with them.

We depend on counterparty financial institutions and payment service providers to support our operations. If one or more of our counterparty financial institutions or payment service providers default on their financial or performance obligations to us, change their business strategy or requirements, become subject to regulatory action, or fail, our results of operations and financial condition may be adversely affected and we may incur significant losses.

We have significant amounts of cash, cash equivalents, receivables outstanding, and other investments on deposit or in accounts with banks or other financial institutions in the United Kingdom (the “UK”) and other countries in which we operate. We regularly monitor our exposure to counterparty credit risk, and actively manage this exposure to mitigate the associated risk. Despite these efforts, we may be exposed to the risk of default by, or deteriorating operating results or financial condition or failure of, these counterparty financial institutions. The risk of counterparty default, deterioration, or failure may be heightened during economic downturns and periods of uncertainty in the financial markets. Recent events in the banking sector globally have demonstrated that the failure of financial institutions can occur rapidly and with limited advance warning, which could affect our ability to access or recover funds held with counterparties.

If one or more of our counterparties were to become insolvent or file for bankruptcy, our ability to recover losses incurred as a result of default or to access or recover our assets that are deposited, held in accounts with, or otherwise due from, such counterparty may be limited by the counterparty’s liquidity or the applicable laws governing the insolvency or bankruptcy proceedings. In the event of default or failure of one or more of our counterparties, we could incur significant losses or suffer reputational damage, which could negatively impact our results of operations and financial condition.

If we fail to comply with the applicable requirements of our counterparty financial institutions and banking partners, they could seek to suspend or terminate our accounts, which could adversely affect our business.

Because OpenPayd is not a bank, we rely on agreements with banks and other financial institutions in jurisdictions in which we serve customers to access payment networks, collect, hold and disburse our customers’ funds, and facilitate our banking-as-a-service offerings. In the UK and certain other markets, payment network rules require us to be sponsored by a member bank or licensed institution in order to process electronic payment transactions. These agreements with banks and financial institutions may give them substantial discretion in approving certain aspects of our business practices, including our application and qualification procedures for customers and require us to comply with certain legal requirements.

Our financial institution partners’ discretionary actions under these agreements could impose material limitations to, or have a material adverse effect on, our business, financial condition and results of operations. Without these relationships, we would not be able to process payments or settle transactions in relevant markets, which would have a material adverse effect on our business, financial condition and results of operations. Furthermore, our financial results could be adversely affected if our costs associated with such relationships materially change or if any penalty or claim for damages is imposed as a result of our breach of the agreement with them or their other requirements.

A failure by third-party stablecoin issuers to maintain sufficient reserves, or material outages, forks, exploits or congestion on supported public blockchains, could disrupt settlement, expose our platform and customers to loss, and materially harm our reputation and results of operations.

We currently provide stablecoin on/off-ramp capabilities and facilitate transactions that settle across public blockchain networks. Our ability to provide these services depends, in part, on the continued solvency and operational integrity of the third-party stablecoin issuers whose tokens are supported on our platform, as well as the reliable functioning of the underlying blockchain networks. If a stablecoin issuer were to fail to maintain sufficient reserve assets backing its stablecoin, or if a stablecoin were to experience a de-pegging event, our customers and their end users could suffer losses, and we could be exposed to reputational harm, regulatory scrutiny, litigation and indemnification claims.

In addition, public blockchain networks are subject to risks including network congestion during periods of peak demand, protocol-level exploits, hard forks, validator failures and other disruptions that are beyond our control. Any such disruption could delay or prevent the settlement of transactions processed through our platform, result in the loss or misdirection of funds, and impair the availability and reliability of our services.

We also provide regulated digital asset wallet and custody services through our licensed Virtual Asset Service Provider entity in Malta and our registration in Canada. Our customers and, in certain cases, their end users hold digital asset balances in wallets operated or managed by us, and we are responsible for implementing and maintaining appropriate security, access control and recordkeeping measures in connection with these custodial activities. The custody and safekeeping of digital assets involves risks that differ from, and in some respects exceed, those associated with the custody of fiat currency or traditional financial assets, including the potential for loss of private keys, unauthorized access to wallets, errors in smart contract execution, vulnerabilities in blockchain protocols and the risk of irreversible loss of digital assets due to the immutable nature of distributed ledger technology. Unlike traditional bank deposits, digital assets held in custody are generally not covered by deposit insurance or similar protection schemes, and there is no assurance that our customers or their end users would be made whole in the event of a loss. The regulatory treatment of digital asset custody is evolving across multiple jurisdictions, including under MiCA in the EU, and new regulatory requirements could impose additional obligations relating to the segregation, insurance, reporting and auditability of digital assets held in custody.

If we are unable to respond effectively to these risks, or if the public blockchain networks, stablecoin arrangements or custody infrastructure on which we rely experience material failures, our business, financial condition and results of operations could be materially adversely affected.

Internet Technology Risks

Failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact our business.

We have been, and may in the future be, subject to liability for fraudulent transactions, including electronic payments or credits initiated by customers or their end users. Examples of fraud include when a party knowingly uses stolen or counterfeit credentials or other information to record a false transaction, processes an invalid transaction, intentionally fails to deliver the goods or services associated with an otherwise valid transaction or manipulating end-users of our customers’ platforms to fraudulently obtain funds.

Furthermore, our infrastructure, including our virtual IBAN system, may be exploited by bad actors to facilitate fraud. Virtual IBANs are sub-accounts linked to a master account, and although a virtual IBAN may appear to be in the name of an individual customer, the funds may be directed to a master account held by a third party, such as a cryptocurrency exchange, potentially without the customer’s knowledge. This creates a risk that our payment infrastructure may be used to obfuscate transaction ownership and route funds to unauthorized or unlicensed recipients.

In addition, we are subject to the risk that our employees, counterparties or third-party service providers commit fraudulent activity against us or our customers. Criminals are using increasingly sophisticated methods, often enhanced by the use of AI systems, to engage in illegal activities such as impersonation, counterfeiting, account takeover and fraud. It is possible that incidents of fraud could increase in the future.

Failure to effectively manage risk and prevent fraud would increase our exposure to regulatory scrutiny, fines, victim compensation orders or other liabilities. We have been the subject of reports alleging involvement in facilitating high-risk transactions and supporting scam-related financial infrastructure, and may be subject to increased scrutiny from regulators, including the Malta Financial Services Authority and the UK Financial Conduct Authority (the “FCA”), including enhanced reviews of our practices, licensing and internal controls. Any such regulatory actions, adverse rulings or findings of compliance deficiencies could result in restrictions on our operations, loss of licenses, reputational harm, and increased compliance costs, any of which could have a material adverse effect on our business, results of operations and financial condition.

Use of our payments and banking-as-a-service platform for illegal purposes could harm our business.

Our payment system and banking-as-a-service platform are susceptible to potentially illegal or improper uses, including money laundering, terrorist financing, illegal online gambling, fraudulent sales of goods or services, or the facilitation of other illegal activity. The use of our platform for illegal or improper uses may from time to time subject us to fines, claims, or government and regulatory investigations, inquiries, or requests that could result in liability and reputational harm for us. Moreover, certain activity that may be legal in one jurisdiction may be illegal in another jurisdiction, and a customer or its end user may be found responsible for intentionally or inadvertently facilitating illegal transactions, resulting in liability for us. Changes in law have increased the penalties for intermediaries providing payment services for certain illegal activities, and government authorities may consider additional payments-related proposals from time to time.

Owners of intellectual property or government authorities may seek to bring legal action against providers of payments and financial infrastructure solutions, including OpenPayd, that are peripherally involved in the processing of transactions that actually or allegedly infringe, misappropriate or otherwise violate intellectual property. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Our business relies on the proper functioning of IT systems and networks, particularly at scale. Any failure of these systems or networks, including actual or perceived software errors, failures, bugs, defects or outages, could disrupt our business and impair our ability to effectively provide our services and products to consumers and merchants.

Our systems and operations or those of our third-party service providers and software partners could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, sophisticated cyberattacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency, bankruptcy and similar events. In addition, we may be unable to renew our existing contracts with our most significant service providers or they may stop providing or otherwise supporting the products and services we obtain from them, and we may not be able to obtain these or similar products or services on the same or similar terms as our existing arrangements, if at all. The failure of our third-party service providers to perform their obligations and provide the products and services we obtain from them in a timely manner for any reason could adversely affect our operations and profitability due to, among other consequences:

●	loss of revenues;

●	loss of customer data, including PII;

●	fines imposed by regulators;

●	harm to our business or reputation resulting from negative publicity;

●	exposure to fraud losses or other liabilities;

●	additional operating and development costs; or

●	diversion of management, technical and other resources.

Our products and services may not function as intended due to errors in our or our third-party providers’ software, hardware, and systems, product defects, or due to security breaches or human error in administering these systems, which could materially and adversely affect our business.

Our services are based on sophisticated software and computer systems and we may encounter delays when developing new applications and services. Further, our or our third-party providers’ software may contain undetected vulnerabilities, errors or defects. In addition, we may experience difficulties in installing or integrating our technology on systems or with other programs used by our third-party providers. Defects in our or our third-party providers’ software, errors or delays in the processing of electronic transactions or other difficulties could result in interruption of business operations, delay in market acceptance, additional development and remediation costs, diversion of technical and other resources, loss of customers’ or customers’ end-user data, negative publicity or exposure to liability claims. Although we attempt to limit our potential liability through disclaimers and limitation of liability provisions in our license and other agreements, we cannot be certain that these measures will successfully limit our liability.

Additionally, electronic payment products and services, including ours, have been, and could continue to be in the future, specifically targeted and penetrated or disrupted by hackers. Because the techniques used to obtain unauthorized access to data, products, and services and to disable, degrade, or sabotage them change frequently and may be difficult to detect or remediate for long periods of time, we and our customers may be unable to anticipate these techniques to implement adequate preventative measures to stop them. If we, our customers or third-party service providers are unable to anticipate or prevent these attacks, our customers’ businesses may be harmed, our reputation could be damaged, and we could incur significant liability.

Our systems and our third-party providers’ systems may be subject to system failures or capacity constraints, and resulting interruptions in the availability of our platform, products, or services, including the accessibility of our API-driven solutions, could harm our business.

Our systems and those of our third-party providers, including data center facilities, may experience service interruptions, cyberattacks and other security incidents, including as a result of capacity constraints, human error, earthquakes, hurricanes, floods, fires, other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, computer viruses, changes in social, political or regulatory conditions or in laws and policies, or other changes or events. Our systems and facilities are also subject to break-ins, sabotage, and acts of vandalism. Some of our systems are not fully redundant, and our disaster-recovery planning is not sufficient for all eventualities. In addition, as a provider of payments and banking-as-a-service solutions and other financial services, we are subject to increased scrutiny by regulators that may require specific business continuity and disaster recovery plans and more rigorous testing of such plans. This increased scrutiny may be costly and time-consuming and may divert our resources from other business priorities.

Furthermore, our rapid growth in transaction volumes, geographic coverage and product complexity has placed, and will continue to place, substantial demands on our operational systems, technology platform and infrastructure. Our existing systems, processes and controls were designed to easily scale with the size of our operations but may not be adequate to support our continued growth without significant additional investment and enhancement. If our operational infrastructure and technology platform fail to scale at the rate required by our business growth, we could experience performance degradation, processing delays, settlement failures or service interruptions. The costs of investing in and enhancing our systems and infrastructure may be significant and could divert management attention and financial resources from other business priorities. There can be no assurance that our investments in operational infrastructure will be sufficient to support our continued growth or to prevent losses or service disruptions.

We also rely on third-party cloud infrastructure providers to host and operate our payments platform and associated systems. These providers supply critical computing, storage, networking and other infrastructure services without which our platform could not function. Any extended outage, performance degradation or security incident affecting our cloud infrastructure providers could result in interruptions to the availability and functionality of our platform, delays or failures in settlement processing, loss of customer data and reputational harm. Our agreements with cloud infrastructure providers may not provide for service level commitments that are sufficient to compensate us for the losses we would incur in the event of a significant service disruption. Our cloud infrastructure providers may also increase pricing, change their terms of service, discontinue or limit our access to certain services, or terminate our arrangements, any of which could increase our costs, require us to migrate to alternative providers and disrupt our operations during the transition period. Migrating our infrastructure to a new provider would be complex, time-consuming and costly, and could result in service interruptions and operational risks.

We have experienced and will likely continue to experience sophisticated cyberattacks including advanced phishing campaigns, ransomware and cyber extortion, system failures, security incidents and other events or conditions that interrupt the availability or reduce the speed or functionality of our products and services. These events may result in loss of client funds and loss of revenue. In addition, they could result in significant expense to repair or replace damaged equipment and remedy resultant data loss or corruption. A prolonged interruption in the availability or reduction in the speed or other functionality of our products or services could materially harm our reputation and business. Frequent or persistent interruptions in our products and services could cause customers to believe that our products and services are unreliable, leading them to switch to our competitors or to avoid our products and services, and could permanently harm our reputation and business.

Moreover, to the extent that any system failure or similar event results in loss of client funds and or damages to customers, their businesses or their end-users, these customers could seek compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. A significant natural or man-made disaster could have a material and adverse impact on our or our customers’ business. The insurance we maintain may not be sufficient to compensate us for the potentially significant losses that could result from disruptions to our services.

Our risk management framework, including our counterparty risk management, may not be fully effective in mitigating our risk exposure against all types of risks.

We operate in a rapidly changing industry. Accordingly, our risk management policies and procedures may not be fully effective to identify, monitor and manage all risks our business encounters. In addition, when we introduce new services, focus on new business types, or begin to operate in markets where we have a limited history of fraud loss, we may be less able to forecast and reserve accurately for those losses. If our policies and procedures are not fully effective or we are not successful in identifying and mitigating all risks to which we are or may be exposed, we may suffer uninsured liability, harm to our reputation or be subject to litigation or regulatory actions that could adversely affect our business, financial condition or results of operations. For example, if our security measures do not succeed, our business may be adversely affected. In addition, bad actors around the world use increasingly sophisticated methods to engage in illegal activities involving personal data, such as unauthorized use of another’s identity or payment information, account takeover, unauthorized acquisition or use of financial account details and other fraudulent use of another’s identity or information.

We offer our payments and banking-as-a-service infrastructure to a large number of customers, and are responsible for vetting and monitoring these customers and determining whether the transactions we process for them are lawful and legitimate. When our products and services are used to process illegitimate transactions, and we settle those funds to recipients and are unable to recover them, we suffer losses and liability. These types of illegitimate, as well as unlawful, transactions can also expose us to governmental and regulatory sanctions in various jurisdictions (including anti-money laundering and economic sanctions violations). The highly automated nature of, and liquidity offered by, our payments and banking-as-a-service platform make us a target for illegal or improper uses, including fraudulent or illegal transactions, money laundering, and terrorist financing. Identity thieves and those committing fraud using stolen bank account numbers, or other deceptive or malicious practices, including the hacking of bank accounts, can potentially steal significant amounts of money from businesses like ours or use businesses like ours to layer stolen funds. In configuring our payments and banking-as-a-service platform, we face an inherent trade-off between security and customer convenience.

In particular, as our transaction volumes increase and our business expands into new jurisdictions and asset types, our compliance staffing, case-management throughput, monitoring thresholds, transaction monitoring, sanctions screening, financial crime prevention systems and internal controls may not scale at the rate required by our business growth. Although our controls were designed to scale alongside our business, any failure to scale these controls effectively could result in compliance gaps, delayed detection of suspicious activity, regulatory violations or material losses. Our existing risk management framework was designed for a smaller-scale operation, and the increasing volume and complexity of our operations may expose deficiencies in our policies, procedures and systems that were not previously apparent.

Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. As a greater number of larger enterprise customers use our services, we expect our exposure to material losses from a single customer, or from a small number of customers, to increase. In addition, when we introduce new services, focus on new business types, or begin to operate in markets in which we have a limited history of fraud loss, we may be less able to forecast and reserve accurately for those losses. Moreover, we rely on third-party service providers, such as non-financial institutions and payment service providers, and our risk management policies and processes may not be sufficient to monitor compliance by such third parties with applicable laws and regulations, including anti-money laundering laws.

We may incur significant costs with respect to monitoring third-party service providers. Furthermore, if our risk management policies and processes contain errors or are otherwise ineffective, we may suffer large financial losses, we may be subject to civil and criminal liability, and our business may be materially and adversely affected.

Competition Risks

Our business depends on our strong and trusted brand, and failure to maintain and protect our brand, or any damage to our reputation, or the reputation of our partners, could adversely affect our business, financial condition or results of operations.

We have developed a strong and trusted brand in enterprise payments that has contributed significantly to the success of our business. We believe that maintaining and promoting our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and services and expanding our customer base. Maintaining and promoting our brand will depend largely on our ability to continue to provide useful, reliable, secure, and innovative products and services, as well as our ability to maintain trust and remain a leader in global payments and banking-as-a-service infrastructure. We may introduce, or make changes to, features, products and services. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business could be materially and adversely affected.

Our customers are enterprise customers, digital asset platforms, fintech companies and other digital businesses. Harm to our brand can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, loss of funds, compliance failures and claims, litigation and other claims, and misconduct by our partners or other counterparties. We have been, from time to time and, may in the future be, the target of incomplete, inaccurate, and misleading or false statements about our company and our business that could damage our brand and deter customers from adopting our services.

Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, our safeguarding practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain a strong and trusted brand, our business could be materially and adversely affected.

Our success depends on our ability to develop products and services to address the rapidly evolving markets that we serve, and if we are not able to implement successful enhancements and new features such as new payment rails, currencies and money management services, we could lose customers or have trouble attracting new customers, and our ability to grow may be limited.

The markets for our products and services are characterized by constant and rapid technological changes, including the increasing adoption and development of artificial intelligence (“AI”), frequent introduction of new products and services, and increasing customer expectations. Our ability to enhance our current products and services and to develop and introduce new payment capabilities, innovative products and services will significantly affect our future success. We may not be successful in developing, marketing or selling new products and services that meet these demands or achieve market acceptance. We must anticipate and respond to these changes in order to remain competitive within our relevant markets.

For example, our ability to provide innovative application programming interface (“API”) -driven technology to our customers, including in areas such as embedded accounts, foreign exchange, open banking and stablecoin on/off-ramp capabilities, could have an impact on our pricing and the continued use of our platform, and new services and technologies that we develop may be impacted by industry-wide solutions and standards related to safety and security technologies and various regulatory requirements. If we are unable to anticipate or respond to technological or regulatory changes or evolving industry standards on a timely basis, our ability to remain competitive could be materially adversely affected.

In addition, the success of certain of our products and services relies, in part, on digital asset platforms, fintech companies and other enterprise customers offering or allowing the use of our products and services by their end users. If enterprise customers cease to offer or allow our products and services to their end users, it would likely have a material adverse effect on our growth.

Furthermore, as part of our growth strategy, we may seek to expand our products and services into new geographies, industry verticals and market segments. Any entry into new geographies or verticals will require us to develop an understanding of jurisdictional or sector-specific regulatory requirements, compliance standards, competitive dynamics and customer expectations that may differ materially from those of the markets in which we currently operate. We may not be successful in developing, marketing or selling products and services tailored to these new geographies or verticals, and the products and services we develop may not gain market acceptance among potential customers in these geographies or sectors. Expansion across geographies and sectors will also require us to monitor and comply with an increasing number of local and sector-specific laws and regulations, which could increase our compliance costs and the risk of compliance gaps or failures. We may face entrenched competitors in new geographies or verticals that have greater jurisdictional or industry-specific expertise, established customer relationships and deeper financial resources. If we are unable to effectively navigate the regulatory, competitive and operational challenges associated with entering new geographies or verticals, or if our new products and services do not generate sufficient revenue to offset the associated costs and investments, our growth prospects, business, financial condition and results of operations could be materially adversely affected.

Substantial and increasingly intense competition in the worldwide financial services, payments and banking-as-a-service industry, including pricing and payment alternatives, could adversely affect our margins, business and results of operations. Competitive activity by our partners and enterprise customers that insource payment services or directly compete against our services could adversely affect our business.

The global payments and financial infrastructure industry is highly competitive, rapidly changing, highly innovative, and increasingly subject to regulatory scrutiny and oversight. We compete against a wide range of businesses, including those that are larger than we are, have greater name recognition, longer operating histories, or a dominant or more secure position, or offer other products and services to customers that we do not offer, as well as smaller or younger companies that may be more agile in responding quickly to regulatory and technological changes. Many of the areas in which we compete evolve rapidly with changing and disruptive technologies, shifting user needs, and frequent introductions of new products and services. Competition also may intensify as businesses enter into business combinations and partnerships, and established companies in other segments expand to become competitive with different aspects of our business. In addition, our competitors that are banks or financial institutions, or are affiliated with banks or financial institutions, may not incur the same banking partnership and licensing costs in connection with providing services that we incur. Accordingly, these competitors may be able to offer more attractive fees to our current and prospective customers or other services that we do not provide.

Competition could result in a loss of existing customers, and greater difficulty attracting new customers. Furthermore, if competition causes us to reduce the fees we charge in order to attract or retain customers, there is no assurance we can successfully control our costs in order to maintain our profit margins. One or more of these factors could have a material adverse effect on our business, financial condition and results of operations.

There are a number of payment and financial infrastructure providers that offer global banking-as-a-service and payment solutions, including global treasury banks that serve large corporate accounts; established payment infrastructure providers; digital banking platforms; foreign exchange specialists; global digital payment platforms; global card networks; neobanks; and a growing number of banking-as-a-service and embedded finance companies that provide similar API-driven infrastructure solutions. We are also facing new competitive pressure from non-traditional payments service providers and other parties entering the payments industry, such as large technology companies, who may compete in one or more of the functions performed on our platform. These companies have significant financial resources and robust networks and are highly regarded by businesses and consumers. If these companies gain a greater share of the financial infrastructure market or if we are unable to successfully react to changes in the industry spurred by the entry of these new market participants, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, cryptocurrencies, blockchain-based payment systems and central bank digital currencies all have the potential to be used to support cross-border payments and could offer alternatives to businesses and other users and become more significant competition in the future. While we currently provide stablecoin on/off-ramp capabilities and serve digital asset businesses, if we are not able to differentiate our products and services from those of our competitors, drive value for our customers, or effectively and efficiently align our resources with our goals and objectives, we may not be able to compete effectively in the market.

If we are unable to renew enterprise customer and platform contracts at favorable terms or we lose a significant enterprise customer or platform, or if a customer ceases to use our API-driven infrastructure services, our results of operations and financial condition may be adversely affected.

We cannot predict the level of customer attrition we may face and our revenues could decline as a result of higher than expected customer attrition, which could have a material adverse effect on our business, financial condition and results of operations. For example, a significant portion of our transaction volumes are generated by major digital asset exchanges and trading platforms, and accordingly, should any such customer change its requirements, impose restrictions, or terminate its relationship with us, our financial condition and results of operations may be adversely impacted. Moreover, to the extent we do renew our existing customer contracts, such renewals may be on less favorable terms than our existing customer contracts, which may result in a decline in revenue.

In addition, our growth to date has been partially driven by the growth of our customers’ businesses. Should the rate of growth of our customers’ business slow or decline, this could have an adverse effect on volumes processed and therefore an adverse effect on our results of operations. Furthermore, should we not be successful in selling additional solutions, we may fail to achieve our desired rate of growth.

Other Risks

Inflation may have a material adverse effect on our business, our customers and our results of operations.

Inflation may have a significant impact on our results of operations. Inflation decreases the value of money and can erode the purchasing power of individuals and businesses, making it more difficult for them to afford goods and services and reducing cross-border transaction activity. The growth in the industries in which we operate, including digital assets and cross-border payments, may be adversely affected by a high inflation environment, which can be further exacerbated by macroeconomic changes such as tariffs recently imposed or threatened by certain countries, geopolitical instability and energy price volatility. Subsequently, the volumes flowing through our platform and our earnings can be materially adversely impacted. Inflation may also increase our operating costs, including employee compensation, technology infrastructure costs and professional service fees, without a proportionate increase in our revenue. If we are unable to adequately offset the impact of inflation through price adjustments or cost efficiencies, our profit margins, business, financial condition and results of operations could be materially adversely affected.

We are subject to risks associated with changes in interest rates, which could adversely affect our results of operations.

A portion of our earnings may be derived from interest income earned on corporate funds and customer funds held in the ordinary course of our business. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the monetary policies of various central banks, including in particular the Bank of England, the European Central Bank and other central banks in jurisdictions in which we operate. Central banks have in recent years significantly adjusted benchmark interest rates in response to inflationary pressures and evolving economic conditions, and there remains uncertainty as to the timing and magnitude of future interest rate changes. Any future decline in interest rate levels may reduce our ability to earn interest income on customer balances and corporate funds. While any such decline in interest rates may be expected to encourage growth in economic activity, this may not be sufficient to offset any adverse effect on our results of operations. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

Our business may be adversely affected by geopolitical and other risks associated with global operations. As we continue to expand internationally, including within emerging markets, we may become more susceptible to these risks.

Our business is subject to risks associated with doing business internationally. Operating in multiple countries, including in the UK, European Union (“EU”) member states, Canada, the United States (the “US”) and South Africa, subjects us to multiple risks, including:

●	differing local product preferences and product requirements;

●	geopolitical events, including natural disasters, public health issues, acts of war, nationalism and terrorism, social unrest or human rights issues;

●	partial or total expropriation of international assets;

●	economic sanctions and trade protection measures, including tariffs (as recently threatened or imposed by certain countries), import-export restrictions, export controls or boycotts;

●	differing enforceability and protection of intellectual property and contract rights;

●	different, uncertain, or more stringent user protection, data protection, privacy, and other laws; and

●	potentially negative consequences from changes in or interpretations of tax laws or policies.

A significant number of our employees, including certain management members, are employed across multiple jurisdictions and, accordingly, political, economic and regional conditions in these jurisdictions may directly affect our business and operations. Violations of the complex foreign and UK laws, rules and regulations that apply to our international operations may result in fines, criminal actions, or sanctions against us, our officers, or our colleagues; prohibitions on the conduct of our business; and damage to our reputation. Although we have implemented policies and procedures designed to promote compliance with these laws, violations by our colleagues, contractors, vendors or agents could nevertheless occur. These risks are inherent in our international operations and expansion may increase our costs of doing business internationally, and could harm our business and reputation.

Finally, the occurrence of certain geopolitical events, such as the war between Russia and Ukraine and the subsequent economic sanctions imposed on Russia and Belarus, ongoing conflicts in the Middle East, including the conflict between Israel and Hamas and hostilities involving Iran, trade tensions between the US and China, and other regional conflicts, have created, and may continue to create, significant economic uncertainty, disrupt cross-border payment flows and adversely affect our business.

Failure to protect, enforce and defend our intellectual property rights may diminish our competitive advantages or interfere with our ability to market and promote our products and services and claims that we infringe, misappropriate or otherwise violate third parties’ intellectual property rights could have a material adverse effect on our business. We also use open-source software and may be subject to claims from licensors related to ownership and use rights.

Our trademarks, trade names, trade secrets, know-how, proprietary technology and other intellectual property are important to our future success. We believe our trademarks and trade names are widely recognized and associated with quality and reliable service. While it is our policy to protect and defend our intellectual property rights vigorously, we cannot predict whether the steps we take to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other potential violations of our intellectual property rights. We also cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. Furthermore, we have in the past and may in the future face claims of infringement, misappropriation or other violation of third-party intellectual property rights that could interfere with our ability to market and promote our brands, products and services. The risk of future claims of infringement or misappropriation may increase as we or our competitors deploy artificial intelligence capabilities. In addition, use of technologies based on artificial intelligence by our employees, whether authorized or unauthorized, may increase the risk that PII, our intellectual property and other proprietary information will be unintentionally disclosed or compromised, or that we may infringe on the intellectual property rights of others. Any litigation to enforce our intellectual property rights or defend ourselves against claims of infringement of third-party intellectual property rights, even those without merit and regardless of the outcome, could be costly, divert attention of management and may not ultimately be resolved in our favor.

Moreover, if we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using or required to redesign certain intellectual property, pay substantial amounts to satisfy judgments or settle claims or lawsuits, obtain a license to continue commercializing or using the applicable technologies, products and services, pay substantial royalty or licensing fees, satisfy indemnification obligations that we have with certain parties with whom we have commercial relationships, or may be liable for damages, which in turn could materially adversely affect our business, financial condition or results of operations.

While software and other of our proprietary works may be protected under copyright law, we have chosen not to register any copyrights in these works, and instead, primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the US, the copyright must be registered with the United States Copyright Office. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited.

We attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain of our contractors to execute confidentiality and invention assignment agreements. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. The assignment of intellectual property rights under these agreements may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. In addition, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective.

In addition, we use open-source software in connection with our proprietary software and expect to continue to use open-source software in the future. Some open-source licenses require licensors to provide source code to licensees upon request, prohibit licensors from charging a fee to licensees or require licensors to make available any derivative works of the open-source code on unfavorable terms or at no cost, and we may be subject to such terms. While we try to insulate our proprietary code from the effects of such open-source license provisions, we cannot guarantee we will be successful. Accordingly, we may face claims from others claiming ownership of, or seeking to enforce the license terms applicable to such open-source software, including by demanding release of the open-source software, derivative works or our proprietary source code that was developed or distributed with such software. In addition to risks related to license requirements, use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for the open-source code change, we may be forced to re-engineer our software or incur additional costs.

Our results of operations may be adversely affected by changes in foreign currency exchange rates.

We are subject to risks related to changes in currency rates as a result of our investments in foreign operations and from revenues generated in currencies other than the EURO (“EUR”). Revenues and profit generated by such international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates.

Changes and evolving requirements in tax laws or their interpretation, including as applied to us and our customers, could adversely affect our business.

As a multinational organization, operating in multiple jurisdictions, including but not limited to the UK, the EU, Canada, the US and South Africa, we may be subject to increasingly complex tax laws and taxation in several jurisdictions, the application of which can be uncertain. The amount of taxes we are required to pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws, or revised interpretations of existing tax laws and potential disputes around transfer prices implemented, which could have a material adverse effect on our business. In particular, an increasing number of jurisdictions, including the UK and EU member states, have enacted, or are planning to enact, tax legislation consistent with the Organization for Economic Co-operation and Development’s (“OECD”) proposal for a global minimum tax of 15% on reported profits (Pillar Two of the OECD Model Rules). Our effective tax rate and cash tax payments may be adversely affected as a result of these changes. Such material adverse effect may include the value of any tax loss carryforwards, tax credits recorded on our balance sheet, the amount of our cash flow and our liquidity, financial condition and results of operations.

Many of the jurisdictions in which we conduct business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. Tax authorities in these jurisdictions could challenge our related party transfer pricing policies and, consequently, the tax treatment of corresponding expenses and income. If any tax authority were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, withholding tax, indirect tax and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.

We are subject to regular review and audit by the relevant tax authorities in the jurisdictions in which we operate and as a result, the authorities in these jurisdictions could review our tax returns and impose additional significant taxes, interest and penalties, challenge the transfer pricing policies adopted by us, claim that our operation constitutes a taxable presence in different jurisdiction and/or that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods for which such determination is made. In addition, tax benefits we currently receive in certain jurisdictions require us to meet several conditions and may be challenged or terminated or reduced in the future, which would increase our taxes, possibly with a retroactive effect.

Furthermore, companies in the electronic payments and banking-as-a-service industry, including us, may become subject to incremental taxation in various tax jurisdictions. The cost to comply with such laws or regulations could be significant. Taxing jurisdictions have not yet adopted uniform positions on this topic. We could be required to collect additional sales, use, value added, digital services, equalization levy or other similar taxes, either direct and indirect, or be subject to other liabilities that may increase the costs our customers would have to pay for our products and adversely affect our results of operations. If we are required to be responsible for payment of such additional taxes and are unable to pass such taxes or expenses through or collect them from our customers, our costs would increase, and our net income would be reduced. In addition, the failure by our customers to comply with reporting obligations in connection with transactions on our platform could result in regulatory inquiry, reputational damage and potential enforcement actions and additional reporting and withholding requirements.

The need for capital may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

We fund our operations primarily through cash from operations. In the future, we may require additional capital to respond to business opportunities, fund our growth or address unforeseen circumstances, and may decide to engage in equity, equity-linked or debt financings or enter into additional credit facilities. We may not be able to secure any such additional financing on favorable terms, in a timely manner, or at all.

Regulatory Risks Related to OpenPayd

Our business is subject to laws, rules, regulations, policies and legal interpretations in the markets in which we operate, including (but not limited to) those governing electronic money issuance, stored value, cross-border and domestic money transmission, foreign exchange, privacy, data protection, digital asset regulation and payment services (including payment processing and settlement services). The legal and regulatory requirements applicable to us are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations.

Financial and political events have increased the level of regulatory scrutiny on the payments and banking-as-a-service industry, and regulatory agencies may view matters or interpret laws and regulations differently than they have in the past and in a manner adverse to our business. Our success and increased visibility may result in increased regulatory oversight and tighter enforcement of rules and regulations that may apply to our business.

Governments may impose new regulatory requirements in a range of areas that:

●	Prohibit, restrict, and/or impose taxes or fees on our services, including to or from certain countries or with certain individuals, and entities;

●	Impose additional customer identification and due diligence requirements;

●	Impose additional reporting or record keeping requirements, or require enhanced transaction monitoring;

●	Limit the types of entities capable of providing electronic money, payment or banking-as-a-service offerings, or impose additional licensing or registration requirements;

●	Impose additional minimum capital or other financial requirements;

●	Limit or restrict the revenue that may be generated from transmitting money, processing payments, or providing foreign exchange services, including interest earned on customer funds, transaction fees, and revenue generated from foreign exchange transactions;

●	Require enhanced disclosures to customers;

●	Limit the number or principal amount of money transmission transactions that may be sent to or from a jurisdiction, whether by an individual or in the aggregate;

●	Impose additional requirements on the regulation, licensing or supervision of digital asset services, including stablecoin on/off-ramp capabilities;

●	Impose requirements relating to the responsible use and governance of artificial intelligence, such as those under the EU Artificial Intelligence Act, which may require us to implement additional compliance measures, alter or restrict certain uses of AI in our products and services, and increase our operational costs; and

●	Restrict or limit the ability of firms to process transactions using a centralized record keeping system located outside of the jurisdiction in which the customer is located, requiring that data associated be localized in the same jurisdiction as the customer.

Any failure or perceived failure to comply with existing or new laws and regulations (including changes to or expansion of the interpretation of those laws and regulations), including those discussed in this risk factor, may subject us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, and other enforcement actions in one or more jurisdictions; result in additional compliance and licensure requirements; increase regulatory scrutiny of our business; restrict our operations; force us to change our business practices, make product or operational changes or delay planned product launches or improvements.

The foregoing could, individually or in the aggregate, expose us to significant liability, impose significant costs, require us to expend substantial resources, increase the cost and complexity of compliance, damage our brand and business, make our products and services less attractive, result in the loss of customers, limit our ability to grow the business, adversely affect our results of operations, and harm our reputation.

The complexity of existing UK, EU, Canadian federal and provincial, US federal and state, South African and other foreign regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving UK and international regulatory environment, could result in a single event giving rise to a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions. We have implemented policies and procedures designed to help ensure compliance with applicable laws, and regulations, but there can be no assurance that our employees, contractors, or agents will not violate such laws and regulations.

We have obtained licenses to operate in multiple jurisdictions around the world. OpenPayd is licensed as an Electronic Money Institution (“EMI”) in the UK, authorized and regulated by the FCA, and as a Financial Institution in Europe, authorized and regulated by the Malta Financial Services Authority (“MFSA”). Under the European Economic Area (“EEA”) passporting rules, our Maltese subsidiary is permitted to conduct its activities across all 30 EEA member states. In Canada, OpenPayd operates through a Money Services Business (“MSB”) registration. In the US, OpenPayd is licensed in various states as a money transmitter or its equivalent. In South Africa, we operate through an authorized Financial Services Provider regulated by the Financial Sector Conduct Authority (“FSCA”). We have a physical branch in France, regulated by Autorité de contrôle prudentiel et de résolution (“ACPR”).

From time to time, we interact with our regulators concerning the interpretation or application of certain regulatory requirements. In addition, we are obligated to self-report when we exceed the parameters or constraints of our licenses. In the past, these matters have not had a material adverse effect on our business but no assurance can be given that future disagreements or disputes will not have a material adverse effect on our business.

In the UK, as a licensed EMI, OpenPayd is subject to the FCA’s regulatory framework, including the Electronic Money Regulations 2011 and the Payment Services Regulations 2017. As such, we are subject to restrictions with respect to safeguarding of customer funds, capital adequacy requirements, reporting requirements, and inspection by the FCA. Accordingly, if we violate these laws or regulations, we could be subject to liability and/or additional restrictions, forced to cease doing business, forced to change our business practices or be required to obtain additional licenses or regulatory approvals that could impose substantial costs. Our UK regulated operations are conducted through SettleGo Solutions Limited, a company incorporated in England and Wales (company registration number 09570221) and a wholly owned subsidiary of OpenPayd. SettleGo Solutions Limited is itself authorized by the UK Financial Conduct Authority (the “FCA”) as an EMI under the Electronic Money Regulations 2011 (the “EMRs”) and provides payment services subject to the Payment Services Regulations 2017 (the “PSRs”).

We provide our services to customers in the EEA through our Maltese subsidiary, Openpayd Financial Services Malta Limited. As a licensed financial institution authorised by the MFSA, our Maltese subsidiary has completed the “passport” notification processes across the EEA. Accordingly, we are subject to significant fines or other enforcement action if we violate the disclosure, reporting, anti-money-laundering, capitalization, fund management, corporate governance, privacy, data protection, information security, banking secrecy, taxation, sanctions, or other requirements imposed on Maltese financial institutions and applicable EU legislation. The regulators in any country in which we operate could seek to persuade the regulators that have granted us a license to require us to operate through a local branch. In addition, EU laws and regulations are typically subject to different and potentially inconsistent interpretations by the countries that are members of the EU. Such actions can make compliance more costly and operationally difficult to manage.

In Canada, we provide certain services through our MSB-registered entity. As a registered MSB, we are subject to applicable federal and provincial money transmission and payments regulations, reporting requirements, and regulatory oversight. We have been and expect to continue to be required to apply for various licenses, certifications and regulatory approvals in countries other than ones in which we have already obtained a license. There can be no assurance that we will be able to obtain such licenses in the future, and the failure to obtain such licenses could have a material adverse effect on our business. Even if we can obtain such licenses, there are substantial costs and potential product changes involved in maintaining such licenses, and we could be subject to fines or other enforcement action if we are found to violate disclosure, reporting, anti-money laundering, capitalization, or corporate governance requirements.

In the US, we are licensed as a money transmitter (or its equivalent) in various states. As a licensed money transmitter, we are subject to restrictions with respect to our investment of customer funds, reporting requirements, bonding requirements and inspection by state regulatory agencies. Accordingly, if we violate these laws or regulations, we could be subject to liability and/or additional restrictions, forced to cease doing business with residents of certain states, forced to change our business practices or be required to obtain additional licenses or regulatory approvals that could impose substantial costs.

In South Africa, we provide certain services through an entity authorized as a Financial Services Provider by the FSCA. This authorization permits the provision of specified crypto-asset intermediary, custody, and portfolio management services to customers operating in or seeking access to South African markets. As an authorized Financial Services Provider, the entity is subject to the regulatory framework of the FSCA, including applicable conduct and licensing requirements. The entity is also registered as an accountable institution under South Africa’s anti-money laundering regime, which requires compliance with customer due diligence, record-keeping, and reporting obligations under the Financial Intelligence Centre Act. If we violate these laws or regulations, we could be subject to significant fines, enforcement action, restrictions on our activities, or loss of authorization, any of which could have a material adverse effect on our ability to operate in South Africa and serve customers in that region.

In many other countries it may not be clear whether we are required to be licensed as a payment services provider, financial institution or otherwise. In such markets, we operate on a cross-border basis relying on reverse solicitation out of one of our regulated entities. We may also rely on local banks to process payments and conduct foreign exchange in local currency. Local regulators may use their power to slow or halt payments to our customers in those jurisdictions. Such regulatory actions or the need to obtain licenses, certifications or other regulatory approvals could impose substantial costs and involve considerable delay in the provision or development of our services in a given market, or could require significant and costly operational changes or prevent us from providing any services in a given market. As we expand and localize our international activities, we are increasingly becoming obligated to comply with the laws of the countries or markets in which we operate. In addition, because our services are accessible worldwide and we facilitate payments and financial services for customers worldwide, one or more jurisdictions may claim that we or our customers are required to comply with their laws.

Our results of operations may be adversely affected as a result of any decrease in revenue from customers operating in the digital asset and cryptocurrency sector as a result of regulatory changes, market downturns or occurrences under other risk factors discussed herein. Approximately 25% of our revenue is generated from digital asset businesses, any negative impact to our ability to serve such customers could exacerbate the other risks set forth herein.

Some revenue is generated from customers operating in the digital asset and cryptocurrency sector, including major cryptocurrency exchanges and trading platforms such as OKX, Kraken and others. This creates exposure to the regulatory and market dynamics of the digital asset industry. As a result, our business is currently more susceptible to conditions affecting the digital asset sector than the operations of more diversified competitors, and we are vulnerable to regulatory crackdowns on digital assets, sustained declines in cryptocurrency trading volumes, or changing political and regulatory landscapes affecting digital asset businesses.

Any unforeseen events or circumstances that negatively affect the digital asset sector could materially adversely affect our financial condition or results of operations. The regulatory treatment of digital assets and cryptocurrencies is evolving rapidly across multiple jurisdictions, including in the EU (through the Markets in Crypto-Assets Regulation, or MiCA), the UK, and the US. New regulations or enforcement actions targeting digital asset businesses could restrict our ability to serve these customers or could cause our customers to reduce their use of our services, which could have a material adverse effect on our business.

Failure to comply with anti-money laundering, anti-bribery, economic and trade sanctions regulations and similar laws, could subject us to penalties and other adverse consequences.

We are subject to various anti-money laundering, anti-bribery, economic and trade sanctions regulations and similar laws, and our failure to comply with such laws and regulations could subject us to penalties and other adverse consequences. UK, EU, Canada, US, South Africa and other regulators globally continue to increase their scrutiny of compliance with these obligations, which requires us to continually monitor and update our compliance program, including the procedures we use to verify the identity of our customers and their end users and to monitor international and domestic transactions. Many countries in which we operate also have anti-money laundering and counter-terrorist financing laws and regulations, and we have been and continue to be required to make changes to our compliance program in various jurisdictions in response. The European Commission, for example, has adopted revisions to the Anti-Money Laundering Directives, including the establishment of the EU Anti-Money Laundering Authority, which could make compliance more costly and operationally difficult to manage. Regulators regularly re-examine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of customers and any change in such thresholds could result in greater costs for compliance.

We rely on technical programs and third-party providers to monitor our compliance with the laws and regulations to which we are subject. Such technical programs require us to timely update the programs to account for any relevant changes in laws or regulations. If we fail to update the technical programs correctly or in a timely manner, the technical programs may fail to flag conduct that violates existing laws or regulations, which may subject us to government investigation, fines or reputational damage and could have a material adverse effect on our business, financial condition and results of operations. We routinely report to applicable sanctions authorities, including the UK Office of Financial Sanctions Implementation (“OFSI”) and the US Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), on payments we have rejected or blocked pursuant to sanctions regulations and on any possible violations of those regulations.

Sanctions regimes have become increasingly complex and expansive in recent years. For example, in response to the conflict between Russia and Ukraine, the UK, the EU, the US and other jurisdictions have imposed extensive sanctions on Russian and Belarusian persons, entities and financial institutions, including the removal of selected Russian banks from the SWIFT network. These and similar sanctions regimes have required, and may continue to require, us to restrict or cease providing services to customers or counterparties in affected jurisdictions, which could reduce our revenue and increase compliance costs. Any transactions we process in violation of sanctions regulations could result in claims or actions against us including litigation, injunctions, damage awards, fines or penalties, or require us to change our business practices that could result in a material loss, require significant management time, result in the diversion of significant operational resources or otherwise harm our business. Violation of sanctions regulations that the relevant authority determines to be egregious can result in significant statutory penalties in addition to harm to our reputation.

We may operate our business in foreign countries where companies often engage in business practices that are prohibited by UK, US and other regulations applicable to us. We are subject to anti-corruption laws and regulations, including the UK Bribery Act 2010, the US Foreign Corrupt Practices Act (“FCPA”), and other laws that prohibit the making or offering of improper payments to foreign government officials and political figures or to private persons in connection with commercial transactions, including anti-bribery provisions enforced by applicable government authorities. The FCPA prohibits improper payments or offers of payments to foreign governments, their officials, and political parties for the purpose of obtaining or retaining business. The UK Bribery Act is broader in scope, prohibiting bribery in both the public and private sectors and imposing strict liability on commercial organizations that fail to prevent bribery by persons associated with them, subject only to a defense of having adequate procedures in place to prevent such conduct. Unlike the FCPA, the UK Bribery Act does not provide an exception for facilitation payments. We have implemented policies, procedures, systems, and controls designed to identify and address potentially impermissible transactions under such laws and regulations; however, there can be no assurance that all of our employees, consultants and agents, including those that may be based in or from countries where practices that violate applicable laws may be customary, will not take actions in violation of our policies, for which we may be ultimately responsible.

Our failure to manage our customer funds properly could harm our business.

We hold a substantial amount of funds belonging to our customers, including balances in customer accounts and funds in transit. In certain jurisdictions where we operate, we hold, and in certain jurisdictions are required to hold and safeguard, eligible liquid assets equal to at least 100% of the aggregate amount of all customer balances held by our licensed entity in such jurisdiction. In the UK, the FCA’s safeguarding requirements under the Electronic Money Regulations 2011 require us to safeguard relevant funds received in exchange for electronic money that has been issued. In the EU, similar safeguarding requirements apply under applicable directives and regulations.

Our safeguarded customer funds are held across a limited number of credit institutions, and there is a risk that a significant portion of safeguarded balances could be concentrated in one or a small number of banks at any given time. If any safeguarding bank were to become insolvent, restrict access to funds, become subject to regulatory action or otherwise fail to return safeguarded amounts, we could suffer material financial losses and our customers could be adversely affected, even if we have complied with applicable safeguarding requirements. This concentration risk is amplified where an affected institution also serves as one of our counterparty banking partners.

Furthermore, in 2025, the FCA finalized new safeguarding rules under PS25/12 that will impose enhanced requirements on payments and e-money firms beginning in 2026, including more prescriptive requirements regarding the selection and monitoring of safeguarding institutions, reconciliation procedures and record-keeping. Similar proposals are being developed in the EU. Compliance with new or evolving safeguarding requirements may increase our operational and compliance costs, require enhancements to our internal controls and processes, and subject us to greater regulatory scrutiny.

Our ability to manage and accurately account for the assets underlying our customer funds and comply with applicable safeguarding requirements and applicable regulations requires a high level of internal controls. As our business continues to grow and we expand our product offerings, we must continue to strengthen our associated internal controls. Our success requires our customers’ confidence in our ability to properly manage customer balances and handle large and growing transaction volumes and amounts of customer funds. Any failure to maintain the necessary controls or to appropriately manage our customer funds in compliance with applicable regulatory requirements could result in reputational harm, lead customers to discontinue or reduce their use of our products, and result in significant penalties and fines and additional restrictions, which could materially harm our business.

Our business is subject to complex and evolving regulations and oversight, in relation to privacy and data protection. Failure to comply with applicable data protection laws and regulations could subject us to fines and reputational harm.

As part of our business, we collect PII, also referred to as personal data or personal information, and other potentially sensitive and/or regulated data from our customers, their end users and the vendors we work with. laws and regulations in the UK, EU, Canada, the US, South Africa and around the world restrict how personal information is collected, processed, stored, transferred, used and disclosed, as well as set standards for its security, implement notice requirements regarding privacy practices, and provide individuals with certain rights regarding the use, disclosure and sale of their protected personal information.

For example, the EU General Data Protection Regulation, or GDPR, which came into force on May 25, 2018, implemented stringent operational requirements for the use of personal data. In addition, the European e-Privacy Directive currently requires EU member states to regulate marketing by electronic means and the use of web cookies and other tracking technology. Each EU member state has transposed the requirements of these directives into its own national data privacy regime, and therefore the laws may differ between jurisdictions. This directive is under reform and is expected to be replaced by a regulation which should provide consistent requirements across the EU. The GDPR (and GDPR as it forms part of retained European law (as defined in the European Union (Withdrawal) Act 2018) (UK GDPR)), introduced more stringent requirements (which will continue to be interpreted through guidance and decisions over the coming years) and requirements on organizations to erase or change an individual’s information upon request, implement mandatory data breach notifications and applies new obligations on service providers and strict protections on how data may be transferred outside of the EEA. Legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA and the UK to third countries, including the US. The EU-US Data Privacy Framework has provided a mechanism for lawful data transfers, but its long-term viability remains subject to legal challenges and evolving regulatory guidance.

In the US, both the federal and various state governments have adopted or are considering, laws, guidelines or rules for the collection, distribution, use and storage of information collected from or about consumers or their devices. For example, California enacted the California Consumer Privacy Act (“CCPA”), which has been amended and expanded by the California Privacy Rights Act (“CPRA”), creating the California Privacy Protection Agency and imposing additional requirements on businesses. The CCPA/CPRA require disclosures to California consumers, imposes rules for collecting or using information, and affords consumers rights to opt out of certain disclosures of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The effects of the CCPA/CPRA, their implementing regulations, and uncertainties about the scope and applicability of exemptions that may apply to our business, are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. Additionally, multiple other US states have enacted or are in the process of enacting comprehensive privacy legislation. As these and other laws and regulations may continue to evolve and be enacted, or new interpretation of existing laws and regulations apply, it may require us to modify our data processing practices, agreements and policies and to incur substantial costs in order to comply with this ever evolving regulatory landscape.

Restrictions on the collection, use, sharing or disclosure of PII or additional requirements and liability for security and data integrity could require us to modify our solutions and features, possibly in a material manner, could limit our ability to develop new services and features and could subject us to increased compliance obligations and regulatory scrutiny. We take a variety of technical and organizational security measures and other measures to protect the data we process, including data pertaining to our customers, employees and business partners. Despite measures we put in place, we may be unable to anticipate or prevent unauthorized access to such data. Non-compliance with data protection and privacy requirements may result in regulatory fines (which for certain breaches of the GDPR are up to the greater of 20 million Euros or 4% of total global annual turnover), regulatory investigations, reputational damage, orders to cease/change our processing of our data, enforcement notices, and/or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.

Our provision of payment initiation services and account information services under open banking frameworks exposes us to regulatory, operational and liability risks that could materially adversely affect our business.

Our EEA license includes permissions for payment initiation services (“PIS”) and account information services (“AIS”) under the revised Payment Services Directive (“PSD2”), and we may provide or facilitate similar open banking services in other jurisdictions as regulatory frameworks evolve. PIS and AIS activities involve accessing and initiating transactions from customer accounts held at third-party banks, which exposes us to a distinct set of risks, including liability for unauthorized or incorrectly executed payment transactions, disruptions to the application programming interfaces provided by account-servicing payment service providers, evolving strong customer authentication requirements and data protection obligations arising from access to customer account data.

Under PSD2 and its successor frameworks, including PSD3 and the proposed Payment Services Regulation, we may bear primary liability to customers for the full amount of unauthorized or defectively initiated payment transactions, even where errors or failures are attributable to third-party account-servicing institutions. Any increase in the scope of our liability, changes in the allocation of liability among payment service providers or new technical standards imposed on PIS and AIS providers could increase our operational and compliance costs, require modifications to our platform or restrict our ability to offer open banking services.

In addition, the regulatory landscape for open banking is evolving in multiple jurisdictions, including the UK, where the FCA is developing a regulatory framework for open banking beyond PSD2, and there is no assurance that our current operations will comply with future requirements. If we are unable to comply with applicable open banking regulations or manage the associated liability risks, our business, financial condition and results of operations could be materially adversely affected.

Our use of artificial intelligence and machine learning in onboarding, sanctions screening and transaction monitoring may produce flawed or biased results, expose us to regulatory scrutiny, enforcement actions, litigation and increased compliance and remediation costs.

We utilize, and expect to continue to expand our use of, AI and machine learning technologies in connection with key compliance functions, including customer onboarding, identity verification, sanctions screening and transaction monitoring. While we believe these technologies enhance the efficiency and scalability of our compliance operations, they also introduce risks that are inherent in the use of AI-driven systems. The algorithms underlying our AI-driven compliance tools may contain errors, may be trained on datasets that are incomplete, unrepresentative or biased, or may otherwise produce inaccurate results, including false negatives that fail to detect sanctioned parties, suspicious transactions or high-risk customers, or false positives that result in unjustified customer friction, delayed onboarding or improper account restrictions. Any such failures or inaccuracies could result in violations of applicable anti-money laundering, sanctions or other regulatory requirements, expose us to enforcement actions, fines or penalties, and require costly remediation efforts.

In addition, the regulatory landscape governing the use of AI is evolving rapidly, including through frameworks such as the EU Artificial Intelligence Act, which may impose additional transparency, governance and oversight requirements on the use of AI in high-risk applications such as financial crime compliance. Regulators or third parties may also challenge the fairness, transparency or explainability of our AI-driven compliance decisions, which could result in litigation, reputational harm or requirements to modify or discontinue the use of certain AI systems. If we are unable to develop, deploy and maintain AI-driven compliance controls that are accurate, fair and compliant with applicable laws and regulations, our business, reputation, financial condition and results of operations could be materially adversely affected.

General Risks Related to OpenPayd

OpenPayd’s forecasts and projections (particularly those related to the size of the market and target populations for OpenPayd’s) are based upon assumptions, analyses and estimates developed by management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, the actual results may differ materially from those forecasted or projected.

OpenPayd’s forecasts and projections, including projected revenues, margins, profitability, cash flows, and anticipated market opportunity, growth and penetration, are subject to significant uncertainty and are based on assumptions, analyses and estimates developed by management, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate.

The forecasts and projections in this proxy statement/prospectus include assumptions, analyses and estimates relating to the expected size and growth of the markets in which OpenPayd operates or seeks to enter. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this proxy statement/prospectus, OpenPayd may not be able to grow its business at similar rates, or at all. Accordingly, the forecasts and projections of market size and growth described in this proxy statement/prospectus should not be taken as indicative of future growth.

Moreover, none of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure or toward complying with SEC guidelines or IFRS. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of OpenPayd and Titan. While OpenPayd and Titan assume responsibility for the accuracy and completeness of the projections and forecasts included in this proxy statement/prospectus, investors are cautioned not to place undue reliance on the projections, as the projections may be materially different than actual results.

You should be aware that uncertainties are inherent in prospective financial projections of any kind, and such uncertainties increase with the passage of time. None of Titan or OpenPayd or any of their respective affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any Titan shareholders, or any other person, regarding the ultimate performance of OpenPayd compared to the information set forth under “The Business Combination Proposal — Prospective Financial Information of OpenPayd” or that any such results will be achieved.

The inclusion of OpenPayd’s projections relating to its business in this proxy statement/prospectus should not be regarded as an indication that Titan, OpenPayd or their respective advisors or other representatives considered or consider the projections to be necessarily predictive of actual future performance or events, and the projections set forth under “The Business Combination Proposal — Prospective Financial Information of OpenPayd” should not be relied upon as such.

The projections that were prepared by management of OpenPayd speak as of the date that such projections were made. Neither the respective independent registered public accounting firms of Titan or OpenPayd, nor any other independent accountants has audited, reviewed, compiled, examined or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither the respective independent registered public accounting firms of Titan or OpenPayd, nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto for the purpose of this proxy statement/prospectus. Due to inherent uncertainties in financial projections of any kind, shareholders are cautioned not to place undue reliance, if any, on the projections. Accordingly, OpenPayd’s actual results for future forecasted periods may continue to be materially different than its projections and shareholders are strongly cautioned not to place undue reliance, if any, on the projections, and not to rely on these projections in making any decision regarding the Business Combination.

From time to time we are subject to various legal proceedings which could adversely affect our business, financial condition or results of operations.

We are involved in various litigation matters from time to time. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. If we are unsuccessful in our defense in these litigation matters, or any other legal proceeding, we may be forced to pay damages or fines, enter into consent decrees or change our business practices, any of which could adversely affect our business, financial condition or results of operations.

The failure to attract and retain key personnel could have a material adverse effect on our business.

We depend on the experience, skill and contributions of our senior management and other key employees. If we fail to attract, motivate and retain highly qualified management, technical, compliance and sales personnel, our future success could be harmed. Our senior management provides strategic direction for our company, and if we lose members of our leadership team, our management resources may have to be diverted from other priorities to address this loss. Our products and services require sophisticated knowledge of the financial services industry, applicable regulatory and industry requirements, computer systems, and software applications, and if we cannot hire or retain the necessary skilled personnel, we could suffer delays in new product development, experience difficulty complying with applicable requirements or otherwise fail to satisfy our customers’ demands.

Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect our business, financial condition or results of operations.

Acquisitions, partnerships and joint ventures are part of our growth strategy. We evaluate and expect in the future to evaluate potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. We may not be successful in identifying acquisition, partnership and joint venture targets. In addition, we may not be able to successfully finance or integrate any businesses, services or technologies that we acquire or with which we form a partnership or joint venture. We may not be able to identify suitable acquisition candidates or complete acquisitions in the future, which could adversely affect our future growth; or businesses that we acquire may not perform as well as expected or may be more difficult or expensive to integrate and manage than expected, which could adversely affect our business and results of operations. In addition, the process of integrating these acquisitions may disrupt our business and divert our resources.

In addition, acquisitions outside of the UK often involve additional or increased risks including, for example:

●	managing geographically separated organizations, systems and facilities;

●	integrating personnel with diverse business backgrounds and organizational cultures;

●	complying with non-UK regulatory requirements;

●	fluctuations in currency exchange rates;

●	enforcement and protection of intellectual property in some non-UK countries;

●	difficulty entering new markets due to, among other things, business acceptance and business knowledge of these new markets; and

●	general economic and political conditions.

These risks may arise for a number of reasons: we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms; we may face competition for acquisitions from other potential acquirers; we may need to borrow money or sell equity or debt securities to the public to finance acquisitions and the terms of these financings may be adverse to us; changes in accounting, tax, securities or other regulations could increase the difficulty or cost for us to complete acquisitions; we may incur unforeseen obligations or liabilities in connection with acquisitions; we may need to devote unanticipated financial and management resources to an acquired business; we may not realize expected operating efficiencies or product integration benefits from an acquisition; we could enter markets where we have minimal prior experience; and we may experience decreases in earnings as a result of non-cash impairment charges. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

Following the completion of the Business Combination, the price of our ordinary shares could decline if securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our ordinary shares would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our share performance, or if our results of operations fail to meet the expectations of analysts, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Following the completion of the Business Combination, future sales of our ordinary shares, or the perception that such sales may occur, could depress our ordinary shares price.

Following the completion of this transaction, and assuming no redemptions, we will have 114,500,000 ordinary shares outstanding. Sales by us or our shareholders of a substantial number of our ordinary shares in the public market, or the perception that these sales might occur, could cause the market price of our ordinary shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. All of the our ordinary shares issued in connection with this transaction will be freely transferable, except for any shares held by our “affiliates,” without restriction or further registration under the Securities Act.

PubCo, the Key Company Shareholders, and certain other PubCo shareholders will enter into the New Registration Rights Agreement, effective as of the Closing. Pursuant to the New Registration Rights Agreement, as soon as practicable but no later than 45 calendar days following the closing date, the Company shall file a registration statement for a shelf registration covering the resale of all the registrable securities on a delayed or continuous basis and shall use its commercially reasonable efforts to have such shelf declared effective as soon as practicable after the filing thereof. We will be obligated to register (a) 2,400,000 warrants held by Cantor Fitzgerald & Co. and Odeon Capital Group LLC and the 2,400,000 PubCo ordinary shares underlying such warrants; (b) 4,493,548 warrants held by the Sponsor and the 4,493,548 PubCo ordinary shares underlying such warrants; (c) 66,932,524 PubCo ordinary shares owned by the Key Company Shareholder; (d) 1,216,508 warrants held by the Sponsor and the 1,216,508 PubCo ordinary shares underlying such warrants; (e) 5,751,799 PubCo ordinary shares owned by the executive officers of OpenPayd; (f) 5,865,000 PubCo ordinary shares owned by the Sponsor and (g) 1,000,000 PubCo ordinary shares owned by the Company Advisor. We will also be obligated to register the resale of the PIPE Shares promptly following the Closing of the Business Combination.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

Prior to the completion of this offering, we have been a private company. As a private company, we were not required to have designed or maintained an effective control environment as that of a public company under the rules and regulations of the SEC. Although we are not yet subject to the certification or attestation requirements of Section 404 (“Section 404”) of the Sarbanes-Oxley Act of 2022 (the “Sarbanes-Oxley Act”), we have identified material weaknesses in our internal control over financial reporting.

We identified deficiencies in the principles associated with the control environment, risk assessment, control activities, information & communication, and monitoring components of internal control, based on the Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (“COSO framework”), that constitute material weaknesses, either individually or in the aggregate as described below.

Risk Assessment – We did not design and implement an effective risk assessment based on the criteria established in the COSO framework. Specifically, these control deficiencies constitute material weaknesses, either individually or in the aggregate, relating to: (i) identifying, assessing, and communicating appropriate objectives, (ii) identifying and analyzing risks to achieve these objectives, (iii) contemplating fraud risks, and (iv) identifying and assessing changes in the business that could impact our system of internal controls.

Control Activities – We did not design and implement effective control activities based on the criteria established in the COSO framework. We have identified deficiencies in the principles associated with the control activities component of the COSO framework. Specifically, these control deficiencies constitute material weaknesses, either individually or in the aggregate, relating to: (i) selecting and developing control activities and information technology that contribute to the mitigation of risks and support achievement of objectives; and (ii) deploying control activities through policies that establish what is expected and procedures that put policies into action.

The following deficiencies, individually and in the aggregate, contributed to material weaknesses in control activities, including:

●	We did not have an adequate segregation of duties or appropriate level of review that is needed to comply with financial reporting requirements.

●	We did not design or maintain controls over period end close procedures or the review of non-standard transactions.

●	We did not design or maintain effective controls over the period end financial reporting process and preparation of financial statements. Specifically, we did not design and implement a sufficient level of formal accounting policies and procedures that define how transactions across the business cycles should be initiated, recorded, processed and reported and appropriately authorized and approved.

●	We did not design or maintain controls or document segregation of duties over information technology systems used to create or maintain financial reporting records.

Monitoring – We did not design and implement effective monitoring activities based on the criteria established in the COSO framework. We have identified deficiencies in the principles associated with the monitoring component of the COSO framework. Specifically, these control deficiencies constitute material weaknesses, either individually or in the aggregate, relating to: (i) selecting, developing, and performing ongoing evaluation to ascertain whether the components of internal controls are present and functioning; and (ii) evaluating and communicating internal control deficiencies in a timely manner to those parties responsible for taking corrective action.

Control Environment – We did not maintain an effective control environment based on the criteria established in the COSO framework. We have identified deficiencies in the principles associated with the control environment of the COSO framework. Specifically, these control deficiencies constitute material weaknesses, either individually or in the aggregate, relating to: (i) appropriate organizational structure, reporting lines, and authority and responsibilities in pursuit of objectives; (ii) r the sufficiency of resources within our accounting and finance department to facilitate and maintain a robust system of internal control; and (iii) establishing a control environment which requires individuals to be accountable for executing internal control related responsibilities.

We did not design or maintain an effective control environment to enable the identification and mitigation of risks of accounting errors based on the contributing factors to material weaknesses in the control environment, including:

●	We did not create the proper environment for effective internal control over financial reporting and to ensure that: (i) there were adequate processes for oversight; (ii) resources to execute required control activities;

●	We did not: (i) adequately identify potential risks; (ii) include in the scope of our internal controls framework certain systems relevant to financial reporting and the preparation of our consolidated financial statements; and (iii) design and implement certain risk-mitigating internal controls.

Information and Communication – We did not generate or provide adequate quality supporting information and communication based on the criteria established in the COSO framework. We have identified deficiencies in the principles associated with the information and communication component of the COSO framework. Specifically, these control deficiencies constitute material weaknesses, either individually or in the aggregate, relating to: (i) obtaining, generating, and using relevant quality information to support the function of internal control; and (ii) communicating accurate information internally and externally, including providing information pursuant to objectives, responsibilities, and functions of internal control.

The directors plan to remediate the material weaknesses but the timing of when we will be able to remediate the material weaknesses is uncertain, and we may not remediate these material weaknesses in any future period.

If we are unable to successfully remediate the existing material weaknesses in our internal control over financial reporting, the accuracy and timing of our financial reporting and the price of our ordinary shares may be adversely affected, and we may be unable to maintain compliance with the applicable stock exchange listing requirements. Implementing any appropriate changes to our internal control over financial reporting may divert the attention of our management and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal control over financial reporting, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company, we are subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. SOX, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of our board. We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which will require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting, and will be required to disclose material changes in internal control over financial reporting on an annual basis.

We will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 of SOX until the year following our first annual report required to be filed with the SEC. To achieve compliance with Section 404 of SOX within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.

Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404 of SOX. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our ordinary shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

We will be an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We will be an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of:

●	the last day of the fiscal year following the fifth anniversary of the closing of the business combination,

●	the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion;

●	the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act; or

●	(iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

A large accelerated filer is an issuer with an aggregate worldwide market value of common equity held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, that has been subject to Exchange Act reporting for at least 12 calendar months, has filed at least one annual report, and is not eligible for smaller reporting company status under the revenue test.

We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Investors may find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our per share trading price may be materially adversely affected and more volatile.

Upon the completion of the Business Combination, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Upon the closing of the Business Combination Agreement, Ozan Özerk, chairman of the board of directors of PubCo, will control a majority of the voting power of our issued and outstanding PubCo ordinary shares. As a result, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of PubCo’s board of directors consist of “independent directors” as defined under the rules of Nasdaq;

●	the requirement that PubCo have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that PubCo have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Following the Business Combination, PubCo intends to utilize some or all of these exemptions. As a result, PubCo’s nominating and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

PubCo is considered a “foreign private issuer” under the Exchange Act and will remain a foreign private issuer after the consummation of the Business Combination. Therefore, it is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, PubCo is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. PubCo is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. Accordingly, after the Business Combination, if you continue to hold PubCo’s ordinary shares, you may receive less or different information about PubCo than you currently receive about Titan.

In addition, as a “foreign private issuer”, PubCo is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Unlike the requirements of Nasdaq, PubCo is not required, under the laws of the Cayman Islands, to have its board consist of a majority of independent directors, nor is PubCo required to have a compensation, nominating or corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of PubCo ordinary shares. For additional information regarding the home country practices PubCo intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of PubCo Following the Business Combination.”

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

If PubCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting and other expenses that it would not incur as a foreign private issuer.

PubCo would no longer qualify as a “foreign private issuer” under current SEC rules and regulations if more than 50% of PubCo’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of PubCo’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of PubCo’s assets are located in the United States; or (iii) PubCo’s business is administered principally in the United States. As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, it will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and it will not be required to disclose in its periodic reports all of the information that United States domestic issuers are required to disclose. If it ceases to qualify as a foreign private issuer in the future, it would incur significant additional expenses that could have a material adverse effect on its results of operations.

Our ability to use net operating loss carryforwards and certain other tax attributes may be limited.

As of the date hereof, OpenPayd may have accumulated net operating loss carryforwards which may be available to offset and reduce future taxable income. It is possible that OpenPayd will not generate taxable income in time to use these net operating loss carryforwards before their expiration, to the extent they are subject to expiration. In addition, net operating loss carryforwards and certain tax credits may be subject to significant limitations under applicable US, UK and other jurisdictional tax rules in connection with ownership changes or similar events. In general, under certain provisions of the US Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes to offset its post-change income or tax may be limited. Similar rules may apply under the tax laws of other jurisdictions in which we operate. OpenPayd has not yet undertaken a comprehensive analysis of whether the Business Combination constitutes an “ownership change” for purposes of applicable tax rules.

Climate change and environmental, social and governance (“ESG”) developments could adversely affect our operations, business, customers and partners.

Concerns over the risks associated with climate change and environmental matters have been growing in recent years and are at the center of rapidly evolving rulemaking in the UK, the EU and other jurisdictions in which we operate. Customers, investors, partners and other stakeholders have been increasingly focused on ESG practices. Physical events, such as extreme weather and natural disasters, could disrupt our operations or those of our customers, partners, or third parties on which we rely, and may adversely impact our business. In addition, current and emerging ESG-related regulations and directives in various jurisdictions, including the EU Corporate Sustainability Reporting Directive and related sustainability reporting standards, and any comparable requirements that may be adopted in the UK, may result in increased compliance requirements and costs, require changes to our current operations and increase our cost of doing business. Failure to meet evolving stakeholder expectations regarding ESG matters, or to comply with applicable sustainability-related regulations and reporting obligations, could damage our reputation, increase regulatory scrutiny and adversely affect our business, financial condition and results of operations.

Risks Related to Titan and the Proposed Transactions

The risks discussed herein have been identified by Titan’s management based on an evaluation of the historical risks faced by Titan and relate to Titan’s management’s current expectations as to future risks that may result from the Business Combination. Unless the context otherwise requires, all references in this subsection to “Titan,” “we,” “us,” or “our” refer to Titan.

Titan is a blank check company with no operating history and no revenues, and you have no basis on which to evaluate Titan’s ability to achieve our business objective.

Titan is a blank check company incorporated under the laws of the Cayman Islands that has conducted no operations and has generated no revenues to date. Until Titan completes its initial business combination, Titan will have no operations and will generate no operating revenues. Because Titan lacks an operating history, you have no basis upon which to evaluate Titan’s ability to achieve its business objective of completing its initial business combination. If Titan fails to complete its initial business combination, Titan will never generate any operating revenues.

We may not be able to complete the Proposed Transactions or any other business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and thereafter commence a voluntary liquidation, in which case our public shareholders may receive only $10.05 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

We must complete a business combination by April 10, 2027 or amend our amended and restated memorandum and articles of association to extend the date by which Titan must consummate an initial business combination. We may not be able to consummate the Proposed Transactions or any other business combination by that date. If we have not completed a business combination by that date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of our then outstanding public shares, which redemption will completely extinguish our public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate or dissolve, subject in clauses (ii) and (iii) to our obligations under the laws of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may receive only $10.05 per share, or less than $10.05 per share, on the redemption of their shares, and our warrants will expire worthless. In certain circumstances, our public shareholders may receive less than $10.05 per share on the redemption of their shares. See “— If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.05 per share” and other risk factors herein.

The Sponsor, directors, executive officers, advisors or any of their affiliates may elect to purchase shares from our public shareholders, which may influence a vote on the Proposed Transactions and reduce the public “float” of our ordinary shares.

The Sponsor, directors, executive officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. There is no limit on the number of Titan ordinary shares Sponsor, Titan management, Titan’s advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NASDAQ. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. However, Sponsor, Titan management, Titan’s advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Titan ordinary shares in such transactions. None of Sponsor, Titan management, Titan’s advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Titan ordinary shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such Titan shareholder, although still the record holder of such Titan ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any Titan ordinary shares purchased by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination.

In the event that Sponsor, Titan management, Titan’s advisors or any of their respective affiliates purchase Titan ordinary shares in privately negotiated transactions from public Titan shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, Titan management, Titan’s advisors or any of their respective affiliates would waive any redemption rights with respect to any Titan ordinary shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of Titan ordinary shares could be to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of Titan ordinary shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, to the extent that Sponsor, Titan management, Titan’s advisors or any of their respective affiliates purchase any Titan ordinary shares as contemplated above, Titan will file a Current Report on Form 8-K prior to the Titan extraordinary general meeting that will disclose:

●	the amount of such Titan ordinary shares purchased by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates, along with the purchase price;

●	the purpose of the purchases by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates;

●	the impact, if any, of the purchases by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates on the likelihood that the Business Combination will be approved;

●	the identities of Titan shareholders who sold to Sponsor, Titan management, Titan’s advisors or any of their respective affiliates (if not purchased on the open market) or the nature of Titan shareholders (e.g., 5% security holders) who sold to Sponsor, Titan management, Titan’s advisors or any of their respective affiliates; and

●	the number of Titan ordinary shares for which Titan has received redemption requests in connection with the Business Combination.

In addition, if such purchases are made, the public “float” of the Titan Class A Shares or PubCo Common Shares may be reduced and the number of beneficial holders of Titan’s or PubCo’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Titan’s or PubCo’s securities on a national securities exchange.

Titan is dependent upon its directors and officers and their loss could adversely affect Titan’s ability to complete the Proposed Transactions.

Titan’s operations are dependent upon a relatively small group of individuals and, in particular, its officers and directors. Titan believes that its success depends on the continued service of its officers and directors, at least until it has completed an initial business combination. In addition, its officers and directors are not required to commit any specified amount of time to Titan’s affairs and, accordingly, will have conflicts of interest in allocating their time among various business activities, including identifying potential business combinations and monitoring the related due diligence. Titan does not have an employment agreement with, or key-man insurance on the life of, any of its directors or officers. The unexpected loss of the services of one or more of Titan’s directors or officers could have a detrimental effect on Titan.

Titan’s directors and officers will allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to Titan’s affairs. This conflict of interest could have a negative impact on Titan’s ability to complete the Proposed Transactions.

Titan’s directors and officers are not required to, and may not, commit their full time to its affairs, which may result in a conflict of interest in allocating their time between Titan’s operations and the Closing, on the one hand, and their other business endeavors. Titan’s directors and officers are not obligated to contribute any specific number of hours per week to Titan’s affairs and may also serve as officers or board members for other entities. If its officers’ and directors’ other business affairs require them to devote time to such other affairs, this may have a negative impact on Titan’s ability to complete the Proposed Transactions.

Past performance by Titan’s management team or entities affiliated with Titan may not be indicative of future performance of an investment in PubCo.

Past performance by Titan’s management team or entities affiliated with Titan or the Sponsor is not a guarantee of success with respect to the Proposed Transactions. You should not rely on the historical record of Titan’s management team, entities affiliated with Titan as indicative of the future performance of an investment in PubCo or the returns PubCo will, or is likely to, generate going forward.

We will incur significant transaction and transition costs in connection with the Proposed Transactions.

We have incurred and expect to incur significant, non-recurring costs in connection with consummating the Proposed Transactions. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Proposed Transactions), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

Our transaction expenses as a result of the Proposed Transactions are currently estimated at approximately $3.0 million, excluding deferred underwriting commissions to the underwriter in our IPO.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Titan’s business, including Titan’s ability to negotiate and complete the Proposed Transactions, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Titan’s business, including Titan’s ability to negotiate and complete the Proposed Transactions, and results of operations.

The proposed Business Combination with OpenPayd may be delayed or ultimately prohibited and Titan may not be able to complete the proposed Business Combination with OpenPayd since such initial business combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”), or may be ultimately prohibited.

The Business Combination may be subject to regulatory review and approval requirements by governmental entities, which may cause the Business Combination to be delayed or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. If CFIUS determines that an investment threatens national security, CFIUS has the power to impose restrictions on the investment or recommend that the President prohibit and/or unwind it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved. We note that (i) OpenPayd is a corporation organized under the laws of England and Wales, (ii) PubCo is a Cayman Islands exempted company and, following the Business Combination, PubCo will be a foreign private issuer, (iii) OpenPayd is controlled by a non-U.S. person and (iv) following the Business Combination, a non-U.S. person will own a majority of the OpenPayd ordinary shares. In our view, it is unlikely that the Business Combination would be subject to or impacted by a CFIUS review. We will proceed with the proposed Business Combination without submitting to CFIUS and risk CFIUS intervention, before or after closing the proposed Business Combination. CFIUS may decide to block or delay the proposed Business Combination, or impose conditions with respect to it, which may delay or prevent us from consummating the proposed Business Combination. The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate the Business Combination within the applicable time period required, including as a result of extended regulatory review, we will (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, Titan’s shareholders will miss the opportunity to benefit from the proposed Business Combination and the chance of realizing any future gains in the value of such investment.

Additionally, there will be no redemption rights or liquidating distributions with respect to Titan’s warrants, which will expire worthless if Titan fails to complete an initial business combination by the required date. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than $10.05 per share.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through a traditional IPO and may create risks for Titan’s unaffiliated investors.

A traditional IPO involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the business, financial condition and results of operations of the issuer and its Subsidiaries. In a traditional initial public offering, investors may be able to recover damages from the underwriters in the event of misstatements and omission in the registration statement and unavailability of the due diligence defense. Going public via a business combination with a special purpose acquisition company does not involve any underwriters and may therefore result in less vigorous vetting of the operating company’s information that is presented to the public. In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in a traditional initial public offering. In a traditional initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination with a special purpose acquisition company, the value of the target company is established by means of negotiations between the target company, the special purpose acquisition company and, in many cases, investors in a private investment in public equity deal who agree to purchase shares at the time of the business combination. The process of establishing the value of a target company in a business combination with a special purpose acquisition company may be less effective than a traditional initial public offering book-building process and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing.

In addition, while traditional initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the after-market following the initial public offering, there is no comparable process of generating investor demand in connection with a business combination between a target company and a special purpose acquisition company, which may result in lower demand for PubCo’s securities after the Closing, which could in turn, decrease liquidity and trading prices as well as increase the trading volatility of PubCo’s securities after the Closing.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.05 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business, except our independent registered public accounting firm, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by our public shareholders could be less than the $10.05 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.05 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Titan public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Titan public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per share or (ii) other than due to the failure to obtain such waiver, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Titan public shareholders may be reduced below $10.05 per share.

If we liquidate, distributions, or part of them, may be delayed while the liquidator determines the extent of potential creditor claims.

If we do not complete our initial business combination by April 10, 2027, or before any extension of that date, we will be required to redeem our public shares using the available funds in the Trust Account pursuant to our amended and restated memorandum and articles of association, resulting in our repayment of available funds in the Trust Account. Following this redemption, we will proceed to commence a voluntary liquidation and thereby a formal dissolution of the company. In connection with such a voluntary liquidation, the liquidator would give notice to our creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in the Cayman Islands Official Gazette in at least one newspaper circulating in the location where the company has its principal place of business, and taking any other steps he considers appropriate, after which our remaining assets would be distributed.

As soon as our affairs are fully wound-up, if we were to liquidate, the liquidator must complete his statement of account and will then notify the Registrar of Companies of the Cayman Islands that the liquidation has been completed. However, the liquidator may determine that he requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the Cayman Islands court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our remaining assets.

To the extent that any liquidation proceedings of the company were to be commenced prior to the redemption of our public shares (and the distribution of available funds in the Trust Account) referred to above under Cayman Islands law, the funds held in our Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any such claims deplete the Trust Account we may not be able to return to our public shareholders the full redemption amounts which would be otherwise payable to them.

If we are unable to consummate our initial business combination by April 10, 2027, or before any extension of that date, our public shareholders may be forced to wait beyond the ten business day period thereafter before redemption from our Trust Account.

If we are unable to consummate our initial business combination by April 10, 2027, or before any extension of that date, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem all our public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account not previously released to us to pay our taxes, if any, less up to $100,000 of interest for our dissolution expenses, divided by the number of our then outstanding public shares and cease all operations except for the purposes of winding up of our affairs by way of a voluntary liquidation, as further described herein. Any redemption of our public shareholders from the Trust Account shall be effected automatically by function of our amended and restated memorandum and articles of association prior to our commencing any voluntary liquidation. If we are required to liquidate prior to distributing the aggregate amount then on deposit in the Trust Account, then such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, investors may be forced to wait beyond the ten business days following April 10, 2027, or before any extension of that date, before the redemption proceeds of our Trust Account become available to them, and they receive the return of their portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our amended and restated memorandum and articles of association and then only in cases where investors have sought to redeem their Titan ordinary shares. Only upon our redemption or any liquidation will our public shareholders be entitled to distributions if we are unable to complete our initial business combination.

If deemed to be insolvent, distributions made to our public shareholders, or part of them, from our Trust Account may be subject to claw back in certain circumstances.

If we do not complete our initial business combination by April 10, 2027, or before any extension of that date, and instead distribute the aggregate amount then on deposit in the Trust Account (less interest previously released to us to pay taxes, if any, and less up to $100,000 in interest reserved for expenses in connection with our dissolution) to our public shareholders by way of redemption, it will be necessary for our directors to pass a board resolution approving the redemption of those Titan ordinary shares and the payment of the proceeds to our public shareholders. Such board resolutions are required to confirm that we satisfy the solvency test prescribed by the Cayman Companies Act (namely that our assets exceed our liabilities; and that we are able to pay our debts as they fall due). If, after the redemption proceeds are paid to our public shareholders, it transpires that our financial position at the time was such that it did not satisfy the solvency test, the Cayman Companies Act provides a mechanism by which those proceeds could be recovered from our public shareholders. However, the Cayman Companies Act also provides for circumstances where such proceeds could not be subject to claw back, namely where (a) our public shareholders received the proceeds in good faith and without knowledge of our failure to satisfy the solvency test; (b) a Titan public shareholder altered its position in reliance of the validity of the payment of the proceeds; or (c) it would be unfair to require repayment of the proceeds in full or at all.

If, before distributing the proceeds in the Trust Account to our Titan public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with its liquidation may be reduced.

Our Titan public shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their public shares.

If we are forced to enter into an insolvent liquidation, any distributions received by our Titan public shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and us to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of our board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the our board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Titan public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. In addition, our board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

Because each of Titan and PubCo are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Titan and PubCo are exempted companies incorporated under the laws of the Cayman Islands. As a result, it may be difficult for Titan public shareholders, or shareholders of PubCo following the Proposed Transactions, to effect service of process within the United States upon the directors or executive officers of Titan or PubCo, or enforce judgments obtained in the United States courts against the directors or officers of Titan or PubCo.

The corporate affairs of Titan and PubCo are governed by their respective amended and restated memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of the directors of Titan and PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Titan and PubCo shareholders and the fiduciary responsibilities of Titan and PubCo directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders’ derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like Titan and PubCo have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Titan and PubCo directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Titan or PubCo judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Titan or PubCo predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, Titan public shareholders, or shareholders of PubCo following the Proposed Transactions, may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board or our controlling shareholders than they would as public shareholders of a United States company.

The Sponsor, officers and directors have agreed to vote in favor of the Proposed Transactions, regardless of how our public shareholders vote.

Unlike many other blank check companies in which the initial shareholders agree to vote their Titan Class B shares in accordance with the majority of the votes cast by our public shareholders in connection with an initial business combination, the Sponsor, officers and directors have agreed to vote their Titan ordinary shares, as well as any Titan ordinary shares purchased after the IPO, in favor of the Proposed Transactions, and own 20% of the outstanding Titan ordinary shares. Accordingly, it is more likely that the necessary shareholder approval to complete the Proposed Transactions will be received than would be the case if the Sponsor, officers and directors agreed to vote their Titan ordinary shares in accordance with the majority of the votes cast by our public shareholders.

The Sponsor and our executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this registration statement on Form F-4 and the proxy statement/prospectus included herein.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, the Merger Proposal, the PubCo Incentive Plan Proposal, the Nasdaq Proposal, the Director Appointment Proposal and the Adjournment Proposal, you should keep in mind that the Sponsor and certain of our directors and officers have interests in the Proposed Transactions that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

●	the beneficial ownership of the Titan Initial Shareholders of 6,900,000 Titan Class B shares, which shares would become worthless if Titan does not complete a business combination within the applicable time period, as the Titan Initial Shareholders waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $[☐] based on the closing price of the Titan Class A Shares of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 6,900,000 Titan Class B shares and such securities will have a significant higher value at the time of the Proposed Transactions, estimated at approximately $[☐] based on the closing price of the Titan Class A Shares of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting; as such, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if Titan public shareholders experience a negative rate of return following consummation of the Proposed Transactions;

●	the fact that the Sponsor also acquired 5,710,056 private warrants for $5.7 million in connection with the IPO, each of which will be converted automatically into warrants to purchase PubCo ordinary shares. In the event of a liquidation of Titan, the Titan Class B Shares and the Titan private warrants of the Sponsor and Titan’s directors and officers would become worthless. Such warrants have an aggregate market value of approximately $[☐] based on the closing price of the Titan warrants of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting;

●	the Titan Initial Shareholders are expected to hold an aggregate of approximately [☐] of the outstanding PubCo ordinary shares upon the consummation of the Proposed Transactions after giving effect to the PIPE Financing, assuming none of Titan’s existing public shareholders exercise their redemption rights;

●	the fact that, in connection with the PIPE Financing, the PIPE Investors will receive [☐] PubCo ordinary shares;

●	Titan’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Titan’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

●	the potential appointment of Frank Mastrangelo, an affiliate of the Sponsor, as a director of PubCo; and

●	the continued indemnification of current directors and officers of Titan and the continuation of directors’ and officers’ liability insurance after the Proposed Transactions.

Titan shareholders should be aware that the IPO underwriters may also have financial interests that are different from, or in addition to, the interests of Titan shareholders. Pursuant to the terms of the Underwriting Agreement, the IPO underwriters will receive deferred underwriting fees in an amount equal to up to $0.45 per unit sold in base offering in the IPO and $0.65 per unit on units sold pursuant to the underwriters option to purchase additional units in the IPO, or an aggregate of $13,140,000, and such underwriting fees are payable only if Titan completes an initial business combination. The IPO underwriters also hold private warrants of Titan to purchase 2,400,000 Titan Class A Shares with an exercise price of $11.50 per share.

Titan and the Placement Agent are parties to the Placement Agent Engagement Agreement, pursuant to which Titan engaged the Placement Agent to act as placement agent in connection with any PIPE Financing. Pursuant to the Placement Agent Engagement Agreement, the Placement Agent is entitled to receive [   ] of the gross proceeds of the PIPE Financing, which fees are payable only if Titan completes an initial business combination and consummates the PIPE Financing closes. The Placement Agent will also be reimbursed for certain reasonable out-of-pocket expenses incurred by them in connection with the performance of such services, a portion of which expenses are reimbursable only if Titan completes an initial business combination and consummates the PIPE Financing.

These interests may influence our directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in this registration statement on Form F-4 and the proxy statement/prospectus included herein.

In addition to the foregoing, Titan Public Shareholders should also be aware that some of OpenPayd’s officers and directors may have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated Titan Public Shareholders. These interests may have influenced their decision to support or approve the Business Combination. For example, certain OpenPayd officers and directors have been appointed as officers and directors of OpenPayd and will hold an equity interest in PubCo. OpenPayd directors and executive officers and their affiliates, will together hold approximately 63.6% of the voting power of PubCo’s outstanding voting shares following the closing of the Business Combination (assuming no redemptions of Titan public shares and without giving effect to shares issued pursuant to the PIPE Financing), and will therefore have significant influence over PubCo’s management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. The concentrated voting control of holders of PubCo ordinary shares will limit the ability of former Titan Public Shareholders to influence corporate matters of PubCo for the foreseeable future, including the election of directors as well as decisions regarding amendments to PubCo’s share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of PubCo’s business, merging with other companies and undertaking other significant transactions. As a result, directors and officers of OpenPayd, will have the ability to influence many matters affecting PubCo to a much greater degree than former Titan Public Shareholders who elect not to redeem their Titan public shares, and actions may be taken that other shareholders may not view as beneficial. These individuals may be incentivized to complete the Business Combination even on terms less favorable to Titan Public Shareholders because they will benefit from their continued service and equity ownership in, and ability to control PubCo. See the sections entitled “Summary of the Proxy Statement/Prospectus — The Proposed Transactions,” “Interests of Certain Persons in the Business Combination,” and “Beneficial Ownership of Securities” for more information.

The shares beneficially owned by the Sponsor, our officers and directors will not participate in liquidation distributions and, therefore, our officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for our initial business combination.

The Sponsor, officers, directors and director nominees have entered into a letter agreement with us, pursuant to which the Titan Initial Shareholders have agreed to waive its redemption rights with respect to its Titan Class B shares, and the Sponsor, officers, directors and director nominees have agreed to waive their redemption rights with respect to any of our public shares they may acquire in connection with the completion of the Proposed Transactions or any other initial business combination for no consideration. The Titan Initial Shareholders have also waived its right to receive distributions with respect to its Titan Class B shares upon our liquidation if we are unable to consummate an initial business combination for no consideration. Accordingly, the Titan Class B shares will be worthless if we do not consummate an initial business combination. The Titan private warrants and any other Titan warrants they acquire will also be worthless if we do not consummate an initial business combination. The personal and financial interests of the Sponsor, officers and directors may influence their motivation in timely identifying and selecting a target business and completing a business combination, especially if the Proposed Transactions are not approved. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest.

Activities taken by our shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on our ordinary shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Titan or its securities, the Titan Initial Shareholders, the Company or the Company’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire our ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the Proposed Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on our ordinary shares.

Between the execution of the Business Combination Agreement and Closing, pursuant to the Placement Agent Engagement Agreement, Titan and PubCo plan to enter into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors will subscribe for and purchase PubCo ordinary shares (the “PIPE Financing”) immediately following the Merger Effective Time.

The exercise of discretion by Titan’ directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of Titan securityholders.

In the period leading up to the Share Acquisition Closing, other events may occur that, pursuant to the Business Combination Agreement, would require Titan to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that Titan is entitled to under the Business Combination Agreements. Such events could arise because of changes in the course of the Company’s business, a request by the Company to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, the occurrence of events that would have a material adverse effect on the Company’s business and would entitle us to terminate the Business Combination Agreement, or other reasons. In any of such circumstances, it would be in Titan’ discretion, acting through its board of directors, to grant Titan’ consent or waive its rights.

The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Titan and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Titan does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Proposed Transactions has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the transaction that would have a material impact on the shareholders, Titan will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its shareholders with respect to the Business Combination Proposal.

Since the Sponsor and our executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for a business combination.

At the closing of our initial business combination, the Sponsor and our executive officers and directors, and any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of the Sponsor and our executive officers and directors may influence their motivation in identifying and selecting a target business combination and completing the Proposed Transactions.

If the Warrant Amendment Proposal is not approved, Titan public warrants will become exercisable for PubCo Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to PubCo’s shareholders.

If the Business Combination is completed and the Warrant Amendment Proposal is not approved, outstanding warrants to purchase an aggregate of 13,800,000 ordinary shares of PubCo Ordinary Shares will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share of PubCo Ordinary Shares. To the extent such warrants are exercised, additional shares of PubCo Ordinary Shares will be issued, which will result in dilution to the holders of PubCo Ordinary Share and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of PubCo Ordinary Shares. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of outstanding public warrants approve of such amendment.

The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any registered holder to cure any ambiguity, correct any defective provision or change any other provision deemed not to adversely affect the interests of the registered holders, but requires the approval by registered holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, Titan may amend the terms of the public warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although Titan’s ability to amend the terms of the public warrants with the consent of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of PubCo Ordinary Shares purchasable upon exercise of a warrant. If the Warrant Amendment Proposal is not approved at the Warrantholders’ Meeting, Titan public warrants will remain outstanding after the Business Combination.

Titan may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Titan has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Titan Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date Titan sends the notice of redemption to the warrantholders. If and when the warrants become redeemable by Titan, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by Titan so long as they are held by the Sponsor or its permitted transferees. If the Warrant Amendment Proposal is not approved at the Warrantholders’ Meeting, Titan public warrants will remain outstanding after the Business Combination.

The SEC has issued final rules and guidance relating to certain activities of special purpose acquisition companies. The need for compliance with these rules and the guidance may increase the costs and time needed to complete Titan’s initial business combination and may constrain the circumstances under which Titan could complete the Business Combination.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”) relating to, among other things, disclosures in SEC filings in connection with business combination transactions involving special purpose acquisition companies such as Titan and private operating companies; the financial statement requirements applicable to transactions involving shell companies; and the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions. In connection with the issuance of the 2024 SPAC Rules, the SEC also issued guidance (the “SPAC Guidance”) regarding the potential liability of certain participants in business combination transactions and the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act. The need for compliance with the 2024 SPAC Rules and the SPAC Guidance may increase the costs and time required to consummate a business combination and may constrain the circumstances under which Titan could complete the Business Combination.

If Titan is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for Titan to complete the Business Combination and the other proposed transactions.

If Titan is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

●	restrictions on the nature of its investments;

●	restrictions on the issuance of securities; each of which may make it difficult for Titan to complete its initial business combination. In addition, Titan may have imposed upon it burdensome requirements, including:

●	registration as an investment company with the SEC;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not currently subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless Titan can qualify for an exclusion, Titan must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Titan’s business will be to enter into the Business Combination and thereafter to operate the post-Business Combination business or assets for the long term.

Titan does not believe that its activities or the Business Combination or other transactions described herein will subject it to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds to these instruments, and by entering into the Business Combination and other transactions for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), Titan intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act.

If Titan were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which Titan has not allotted funds and may hinder its ability to complete the Business Combination and the other transactions contemplated herein. If Titan is unable to complete the Business Combination and other transactions within the required time period, Titan Public Shareholders may receive only approximately $10.05 per share, or less in certain circumstances, on the liquidation of our Trust Account and the Titan warrants will expire worthless.

Titan cannot be certain as to the number of Titan public shares that will be redeemed and the potential impact on shareholders who do not elect to redeem.

Holders of Titan Class A Shares are entitled to elect to have their shares redeemed for a pro rata portion of the Trust Account in connection with the Business Combination. Titan cannot predict what number or percentage of Titan public shares will be presented for redemption. The uncertainty as to the number of shares that may be redeemed creates several risks for shareholders who elect not to redeem.

If a significant number of Titan public shares are redeemed, the amount of cash available to PubCo following the closing of the Business Combination will be reduced, which could limit PubCo’s ability to fund operations, growth initiatives, or other strategic objectives. High levels of redemption would also reduce the public float of PubCo ordinary shares, which could reduce liquidity and increase price volatility in the public trading market.

Additionally, to the extent that a significant number of Titan public shares are redeemed, the Titan Class B Shares and warrants held by the Titan Initial Shareholders and the Sponsor will represent a larger percentage of the total outstanding equity of PubCo. This means that non-redeeming public shareholders will bear a proportionally greater share of the dilutive effects of the Titan Class B Shares (which were acquired for approximately $0.004 per share) and the warrants. High redemption levels could also impact Titan’s ability to satisfy the requirement of maintaining net tangible assets of at least $5,000,001 following the Business Combination, or may adversely affect PubCo’s ability to satisfy initial or continued listing requirements on the Nasdaq Stock Market.

There is no guarantee that a shareholder’s decision whether to redeem its Titan public shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which PubCo ordinary shares will trade after the completion of the Business Combination. Certain events subsequent to the closing, such as favorable operating results, changes in industry conditions, or positive regulatory developments, could cause an increase in the trading price of PubCo ordinary shares. A shareholder who redeems its Titan public shares in connection with the Business Combination would forgo any potential future appreciation in PubCo ordinary shares attributable to such events.

Conversely, certain events subsequent to the closing, such as unfavorable operating results, adverse market conditions, or regulatory challenges, could cause a decrease in the trading price of PubCo ordinary shares below the per-share redemption price. A shareholder who does not redeem its Titan public shares and instead receives PubCo ordinary shares in the Business Combination would bear the risk of any such decline in value.

Each shareholder is encouraged to consult with its own tax, financial, and legal advisors in evaluating whether to exercise its redemption rights in connection with the Business Combination.

Titan may be forced to close the Business Combination even if it determines it is no longer in Titan shareholders’ best interest.

Titan has incurred, and will continue to incur, significant costs in pursuit of the Business Combination, including legal, financial advisory, accounting, and other transaction-related expenses. As the Business Combination deadline of April 10, 2027 approaches, Titan’s board of directors and management may have limited ability to pursue alternative transactions, and Titan may face pressure to complete the Business Combination even if circumstances change in a manner that makes the transaction less attractive than originally contemplated.

Subsequent developments in OpenPayd’s business, the payments industry, or the broader economic or regulatory environment could make the Business Combination less favorable to Titan’s shareholders. However, given the costs already incurred, the limited time available to consummate an alternative business combination, and the prospect of returning funds to shareholders (less expenses) in a liquidation, Titan’s board of directors may determine that it is in shareholders’ best interest to proceed with the Business Combination notwithstanding such developments. In such event, shareholders who do not exercise their redemption rights would hold PubCo ordinary shares in a transaction that may be less favorable than originally anticipated.

Shareholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact the business, operating results and financial condition.

It is common for shareholders of a SPAC to bring claims challenging a proposed business combination. Titan and its directors and officers could be named as defendants in lawsuits challenging the Business Combination, alleging breaches of fiduciary duties, or challenging the adequacy of disclosures in this proxy statement/prospectus. The outcome of any such litigation is uncertain and could result in significant costs, diversion of management attention, and delays in the consummation of the Business Combination.

If any plaintiff were to secure injunctive or other relief prohibiting or conditioning the consummation of the Business Combination, such relief could delay or prevent the completion of the Proposed Transactions. Even if such claims are ultimately determined to be without merit, the costs of defending against such claims could be substantial and may not be fully covered by insurance. Any amounts paid in connection with the settlement or resolution of shareholder litigation would reduce the funds available to PubCo following the Business Combination. Additionally, the pendency of any such litigation could create uncertainty regarding the consummation of the Business Combination, which could negatively affect the market price of Titan’s securities.

Titan may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

Titan has agreed to indemnify its officers and directors to the fullest extent permitted by applicable law. However, Titan’s officers and directors have agreed to waive any right, title, interest, or claim of any kind in or to any monies in the Trust Account, and have agreed not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification obligations owed to Titan’s officers and directors can only be satisfied from (i) assets held outside of the Trust Account (which, as of the date hereof, are limited) or (ii) assets of PubCo following completion of the Business Combination.

If Titan is required to indemnify its officers and directors prior to the completion of the Business Combination, and if the assets held outside of the Trust Account are insufficient to satisfy such obligations, Titan may be unable to satisfy its indemnification obligations. Furthermore, because any claims for indemnification by Titan’s directors and officers may reduce the assets of PubCo following the Business Combination, the practical effect of these indemnification provisions may be to discourage shareholder claims against Titan’s directors and officers.

Given the differential in the purchase price that the Sponsor paid for the Titan Class B Shares as compared to the price of the Titan public shares, the Sponsor and its affiliates may earn a positive rate of return on their investment even if PubCo ordinary shares trade below the price initially paid for the units in the IPO and Titan public shareholders experience a negative rate of return following the completion of the Business Combination.

The Sponsor paid an aggregate of approximately $25,000 for 6,900,000 Titan Class B Shares, or approximately $0.004 per Titan Class B Share. As a result of this low initial purchase price, the Sponsor and its affiliates may earn a substantial positive rate of return on their investment in the Titan Class B Shares even at a time when the trading price of PubCo ordinary shares has declined significantly below $10.00 per share (the price per unit at which Titan Class A Shares were sold in the IPO). For example, based solely on the Sponsor’s initial investment of approximately $25,000, the Sponsor would realize a positive return on its Titan Class B Shares at any price per share above approximately $0.004.

By contrast, holders of Titan public shares who acquired their shares at the IPO price of $10.00 per unit would experience a negative rate of return at any trading price below $10.00 per share. This differential in purchase price creates a significant misalignment of economic incentives between the Sponsor and Titan Public Shareholders with respect to the completion of the Business Combination. While Titan Public Shareholders bear the risk of a loss on their investment unless PubCo ordinary shares trade at or above $10.00 per share, the Sponsor would realize a significant profit even at a substantially lower trading price. Accordingly, the Sponsor’s economic incentive to consummate a business combination may differ materially from the economic interests of Titan Public Shareholders.

Competition from other entities with a business objective similar to ours may limit our ability to complete our initial business combination.

We are not the only entity seeking to consummate a business combination with a private company or companies in the payments technology sector or related industries. We compete with other blank check companies, private equity groups, venture capital funds, leveraged buyout funds, and operating businesses seeking acquisitions, many of which possess greater technical, human, and financial resources than we do. In particular, the number of SPACs registered and seeking business combination targets has increased significantly in recent years, which has resulted in heightened competition for attractive targets.

Moreover, our obligation to pay cash in connection with our public shareholders exercising their redemption rights may reduce the resources available to us for a business combination and may place us at a competitive disadvantage relative to other acquirors that are not subject to comparable obligations. The outstanding warrants, and the future dilution they represent, may also make the Business Combination less attractive to OpenPayd or other potential targets than offers from competitors that do not have similar warrant overhang. Any of these factors may limit our ability to complete the Business Combination on the most favorable terms or at all.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what PubCo’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and is based on certain assumptions and estimates that may not prove to be correct. The pro forma financial information has been prepared to give effect to the Business Combination and related transactions as if they had occurred at an earlier date. However, the unaudited pro forma financial information does not purport to represent what PubCo’s actual financial condition or results of operations would have been had the Business Combination occurred on the assumed dates, nor is it necessarily indicative of PubCo’s future financial condition or results of operations.

The assumptions underlying the pro forma financial information may change as additional information becomes available, including as a result of the level of Titan public share redemptions in connection with the Business Combination. Actual results may differ materially from those reflected in the unaudited pro forma financial information due to, among other things, factors affecting PubCo’s business following the closing that were not known or estimable at the time such information was prepared. Accordingly, shareholders should not place undue reliance on the unaudited pro forma financial information included in this proxy statement/prospectus.

The Sponsor or its affiliates may elect to extend working capital loans to Titan, which may be convertible into additional warrants, resulting in additional dilution to public shareholders.

In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of Titan’s officers and directors may, but are not obligated to, loan Titan funds as may be required on a non-interest bearing basis. Up to $1,500,000 of such working capital loans may be convertible into warrants of PubCo at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Titan private warrants, including as to exercise price ($11.50 per share), exercisability, and redemption provisions.

If the Sponsor or its affiliates elect to convert the full $1,500,000 of working capital loans into warrants, up to 1,500,000 additional warrants could be issued, each exercisable for one PubCo ordinary share at $11.50 per share. The issuance of such additional warrants would increase the total potential dilution to public shareholders and, upon exercise, would increase the number of PubCo ordinary shares outstanding. As of the date of this proxy statement/prospectus, no working capital loans have been drawn. There is no assurance that the terms of any such loans, should they be entered into, would be on terms favorable to Titan or its shareholders.

Risks Related to PubCo

Our management has not previously managed our business as a public company.

The individuals who will constitute PubCo’s management have not previously managed OpenPayd’s business as a publicly traded company. Compliance with public company requirements will place significant additional demands on management and will require them to enhance investor relations, legal, financial reporting and corporate communications functions. These additional efforts may strain resources and divert management’s attention from other business concerns, which could adversely affect the business and profitability.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect PubCo’s business, investments and results of operations.

PubCo is subject to laws and regulations enacted by national, regional and local governments. In particular, it will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time-consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on PubCo’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on PubCo’s business and results of operations.

Upon completion of the Business Combination, Titan shareholders will become PubCo shareholders, Titan warrantholders will become PubCo warrantholders and the market price for the PubCo ordinary shares may be affected by factors different from those that historically have affected Titan.

Upon completion of the Business Combination, Titan shareholders will become PubCo shareholders and Titan warrantholders will become PubCo warrantholders. PubCo’s business will differ from that of Titan, and, accordingly, the results of operations of PubCo will be affected by some factors that are different from those currently affecting the results of operations of Titan. Titan is a special purpose acquisition company incorporated in the Cayman Islands that is not engaged in any operating activity, directly or indirectly. PubCo is a holding company and its subsidiary, OpenPayd, is engaged in the payments infrastructure and banking-as-a-service business. PubCo’s business and results of operations will be affected by country, industry and operating risks to which Titan was not exposed. For a discussion of the business of PubCo following the Business Combination, see the section of this proxy statement/prospectus titled “Information Related to OpenPayd.”

PubCo may issue additional PubCo ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the PubCo ordinary shares.

Titan may need to obtain additional financing to complete the Business Combination, either because the transaction requires more cash than is available from the proceeds held in its trust account and the PIPE Investment or because it becomes obligated to redeem a significant number of public shares upon completion of the Business Combination, in which case PubCo may issue additional PubCo ordinary shares or other equity securities or incur debt in connection with the Business Combination. PubCo may also issue additional PubCo ordinary shares or other equity securities in the future in connection with, among other things, future capital raising and transactions and future acquisitions, without your approval in many circumstances.

PubCo’s issuance of additional PubCo ordinary shares or other equity securities would have the following effects:

●	PubCo’s existing shareholders’ proportionate ownership interest in PubCo may decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding PubCo ordinary share may be diminished; and

●	the market price of PubCo securities may decline.

Any future issuances of PubCo ordinary shares may be dilutive to current holders of PubCo ordinary shares and negatively impact the value of your investment.

The PubCo Articles designate the courts of the State of Delaware or the United States District Courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our securities, which could limit the ability of shareholders to obtain a favorable judicial forum for disputes with PubCo.

The PubCo Articles provide that the Court of Chancery of the State of Delaware (the “Specified Court”) shall be the sole and exclusive forum for any shareholder to bring (a) any derivative action or proceeding brought on behalf of PubCo, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or shareholder to PubCo or to the shareholders, (c) any action, suit or proceeding asserting a claim against PubCo, its current or former directors, officers, or employees, agents or shareholders arising pursuant to any provision of the Companies Act or these Articles, or (d) any action, suit or proceeding asserting a claim against PubCo, its current or former directors, officers, or employees, agents or shareholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this provision is filed in a court other than the Specified Court (a “Foreign Action”) by any shareholder, to the fullest extent permitted by law, such shareholder shall be deemed to have consented to: (i) the personal jurisdiction of the Specified Court in connection with any action brought in any such court to enforce this provision; and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person purchasing or otherwise acquiring any interest in any security of PubCo shall be deemed to have notice of and consented to these provisions. Additionally, our shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

This choice-of-forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may increase costs or may discourage such lawsuits. Alternatively, if a court were to find this provision of the PubCo Articles inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and our board of directors.

You will not be permitted to exercise your warrants unless we register and qualify the underlying PubCo ordinary shares or certain exemptions are available.

If the issuance of the PubCo ordinary shares upon exercise of the warrants is not registered, qualified or exempt from registration or qualification under the Securities Act and applicable state securities laws, holders of warrants will not be entitled to exercise such warrants and such warrants may have no value and expire worthless. Because the warrants will be exercisable until their expiration date of up to five years after the completion of our initial business combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial business combination under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 30 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the registration under the Securities Act of the PubCo ordinary shares issuable upon exercise of the warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective and to maintain a current prospectus relating to the PubCo ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If such registration statement has not been declared effective by the ninetieth (90th) business day following the closing of the initial business combination, holders of the warrants shall have the right to exercise such warrants on a “cashless basis” until such time as there is an effective registration statement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order.

If the PubCo ordinary shares issuable upon exercise of the warrants are not registered under the Securities Act, under the terms of the warrant agreement, holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In no event will warrants be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available.

If our PubCo ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, we may, at our option, not permit holders of warrants who seek to exercise their warrants to do so for cash and, instead, require them to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act; in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares underlying the warrants under applicable state securities laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares underlying the warrants under applicable state securities laws to the extent an exemption is not available.

In no event will we be required to net cash settle any warrant, or issue securities (other than upon a cashless exercise as described above) or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws.

You may only be able to exercise your PubCo warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer PubCo ordinary shares from such exercise than if you were to exercise such warrants for cash.

The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the PubCo ordinary shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; if we have so elected and the PubCo ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the PubCo warrants for redemption. If you exercise your PubCo warrants on a cashless basis, you would pay the warrant exercise price by surrendering the warrants for that number of PubCo ordinary shares equal to the quotient obtained by dividing (x) the product of the number PubCo ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of our PubCo ordinary shares (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the PubCo ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer PubCo ordinary shares from such exercise than if you were to exercise such warrants for cash.

We may amend the terms of the warrants in a manner that may be adverse to holders of PubCo warrants with the approval by the holders of at least a majority of the then outstanding warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of PubCo ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding PubCo warrants to make any change that adversely affects the interests of the registered holders of PubCo warrants. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding PubCo warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding PubCo warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of PubCo ordinary shares purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem all of the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our PubCo ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of PubCo ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) on each of 20 trading days within a 30 trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to proper notice of such redemption provided that on the date we give notice of redemption. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the PubCo ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those PubCo ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Our warrant agreement will designate the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our public warrants, as applicable, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement will each provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, (ii) in each case we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants, as applicable, shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, as applicable, is filed in a court other than a court of the State of New York located in the County of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, as applicable, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions, and (y) having service of process made upon such warrant holder in any such action brought in such court to enforce the forum provisions by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder. Additionally, our warrant holders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Warrant holders who are unable to bring their claims in the judicial forum of their choosing may be required to incur additional costs in pursuit of actions which are subject to our choice-of-forum provisions. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

There will be material differences between your current rights as a holder of Titan securities and the rights one can expect as a holder of PubCo securities, some of which may adversely affect you.

Upon completion of the Business Combination, Titan securityholders will no longer be securityholders of Titan, but will be securityholders of PubCo Both Titan and PubCo are exempted companies under the law of the Cayman Islands, but Titan is governed by the Titan articles of association and PubCo will governed by the PubCo articles of association. There will be material differences between the current rights of Titan securityholders and the rights you can expect to have as a holder of PubCo ordinary shares and PubCo warrants, some of which may adversely affect you. For a more detailed discussion of the rights of PubCo securityholders, see the section of this proxy statement/prospectus titled “Description of PubCo’s Securities.”

Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving customers and negative media coverage, may result in significant decreases in the price of PubCo’s securities.

The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of PubCo ordinary shares post-Business Combination and, as a result, there may be significant volatility in the market price of PubCo ordinary shares post-Business Combination. Separately, if PubCo is unable to achieve profitability in line with investor expectations, the market price of PubCo ordinary shares post-Business Combination will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and geopolitical factors outside of PubCo’s control could have an adverse effect on the price of PubCo ordinary shares post-Business Combination and increase fluctuations in its results. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts post-Business Combination, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, change in government regulation, foreign currency fluctuations and uncertainty in tax policies, the possible effects of war, terrorism and other hostilities, other factors affecting general conditions in the economy or the financial markets, such as tariffs recently threatened or imposed by certain countries or other developments affecting the payments infrastructure or banking-as-a-service industries.

A market for PubCo’s securities may not develop, which would adversely affect the liquidity and price of PubCo’s securities.

An active trading market for PubCo ordinary shares may never develop or, if developed, it may not be sustained. You may be unable to sell your PubCo ordinary shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of Titan public shares in connection with the closing of the Business Combination.

There can be no assurance that PubCo’s securities will be approved for listing on Nasdaq following the Closing or that PubCo will be able to comply with the continued listing standards of Nasdaq.

We are currently seeking to have our securities approved for listing on Nasdaq in connection with the Business Combination. We cannot assure you that we will be able to meet those initial listing requirements. Even if our securities are listed on Nasdaq, we cannot assure you that our securities will continue to be listed on Nasdaq. In addition, following the Business Combination, to maintain our listing on Nasdaq, PubCo will be required to comply with certain continued listing standards of Nasdaq including those regarding minimum shareholders’ equity, minimum share price, minimum market value of publicly held shares, minimum number of shareholders and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining its listing, our securities could be subject to delisting.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

If Nasdaq delists our securities from trading in the future, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our PubCo ordinary shares are “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Failure to comply with Nasdaq rules or the delisting of our securities from Nasdaq could materially adversely affect the business, financial results and share price of our securities

Because PubCo is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the US federal courts may be limited.

PubCo is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the US upon PubCo’s directors or officers, or enforce judgments obtained in the US courts against PubCo’s directors or officers.

PubCo’s corporate affairs will be governed by its amended and restated memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. PubCo will also be subject to the federal securities laws of the US. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of PubCo’s directors to PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of PubCo’s shareholders and the fiduciary responsibilities of PubCo’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the US. In particular, the Cayman Islands has a different body of securities laws as compared to the US, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the US.

PubCo has been advised by Maples and Calder (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against it judgments of courts of the US predicated upon the civil liability provisions of the federal securities laws of the US or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against it predicated upon the civil liability provisions of the federal securities laws of the US or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the US, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the US.

It may be difficult to enforce a US judgment against PubCo or its directors and officers outside the United States, or to assert US securities law claims outside of the United States.

The majority of PubCo directors and executive officers are not residents of the US, and substantially all of its assets and the assets of these persons are located outside the US. As a result, it may be difficult or impossible for investors to effect service of process upon PubCo within the US or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the US. Additionally, it may be difficult to assert US securities law claims in actions originally instituted outside of the US. Foreign courts may refuse to hear a US securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not US law, is applicable to the claim. Further, if US law is found to be applicable, the content of applicable US law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides. See “Enforceability of Civil Liability under U.S. Securities Laws.”

Provisions in the PubCo amended and restated memorandum and articles of association may inhibit a takeover of PubCo, which could limit the price investors might be willing to pay in the future for PubCo ordinary shares and could entrench management.

The PubCo articles of association will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include that PubCo’s controlling shareholder shall have the right to appoint a majority of the members of PubCo’s board of directors. As a result, outside shareholders will not be able to gain control of PubCo’s board of directors so long as PubCo’s controlling shareholder maintains its nomination right as further described in PubCo’s amended and restated memorandum and articles of association. PubCo’s authorized but unissued ordinary shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved PubCo ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of PubCo by means of a proxy contest, tender offer, merger or otherwise that could involve the payment of a premium over prevailing market prices for PubCo ordinary shares.

PubCo will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, the PubCo ordinary shares may be less attractive to investors.

PubCo will be deemed to be an “emerging growth company” as defined in the JOBS Act and it intends to take advantage of some of the exemptions from reporting requirements that are available to emerging growth companies, including not being required to comply with the auditor attestation requirements in the assessment of PubCo’s internal control over financial reporting, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. PubCo cannot predict if investors will find the PubCo ordinary shares less attractive as a result of such reliance. If some investors find PubCo ordinary shares less attractive as a result, there may be a less active trading market for its shares and PubCo’s share price may be more volatile. PubCo may take advantage of these reporting exemptions until it is no longer an emerging growth company. PubCo will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the business combination, (ii) the last day of the fiscal year in which PubCo has total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which PubCo is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act; or (iv) the date on which PubCo has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. A large accelerated filer is an issuer with an aggregate worldwide market value of common equity held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, that has been subject to Exchange Act reporting for at least 12 calendar months, has filed at least one annual report, and is not eligible for smaller reporting company status under the revenue test.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that PubCo currently reports and expects to continue to report under IFRS, it will not be able to use this extended transition period and, as a result, it will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the International Accounting Standards Board.

Risks Related to Redemptions of Titan Public Shares

Unless the context otherwise requires, all references in this subsection to “Titan,” “we,” “us,” or “our” refer to Titan.

Titan may be a PFIC which could result in adverse U.S. federal income tax consequences to U.S. investors who exercise their right to redeem Titan ordinary shares.

Titan is a blank check company, with no current active business, and may be classified as a PFIC in the 2025 Tax Year and may be considered a PFIC for the current taxable year ending December 31, 2026. If Titan (or PubCo, after the Merger) is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section entitled “Proposal No. 1 — The Business Combination Proposal — U.S. Federal Income Tax Considerations”) of Titan securities, the U.S. Holder may be subject to adverse U.S. federal income tax consequences upon the redemption of ordinary shares and may be subject to additional reporting requirements. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to holders of Titan ordinary shares. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see “Proposal No. 1 — The Business Combination Proposal — U.S. Federal Income Tax Considerations — Effects of the Merger to U.S. Holders — PFIC Considerations.”

If a shareholder fails to receive notice of Titan’ offer to redeem Titan public shares in connection with the Proposed Transactions, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order to validly tender or redeem Titan public shares. For example, Titan public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” are required to either tender their certificates to our transfer agent at least two business days prior to the vote on the proposal to approve the Proposed Transactions, or to deliver their shares to the transfer agent electronically. In the event that a Titan shareholder fails to comply with these or any other procedures, its shares may not be redeemed.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Titan public shares and/or warrants, potentially at a loss.

Titan’ public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of the Proposed Transactions (or an alternative initial business combination if the Proposed Transactions are not consummated for any reason), and then only in connection with those Titan ordinary shares that such shareholder properly elected to redeem, subject to the limitation described in in “— If you or a “group” of shareholders are deemed to hold in excess of 15% of Titan ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of Titan ordinary shares,” (ii) the redemption of any Titan public shares properly tendered in connection with a shareholder vote to amend Titan’ amended and restated memorandum and articles of association (A) to modify the substance or timing of Titan’ obligation to allow redemption in connection with our initial business combination or to redeem 100% of Titan public shares if we do not complete an initial business combination by April 10, 2027 or before any extension of that date or (B) with respect to any other provision relating to the rights of holders of our Titan ordinary shares, and (iii) the redemption of Titan public shares if Titan has not completed an initial business combination by April 10, 2027 or before any extension of that date, subject to applicable law and as further described herein. Titan public shareholders who redeem their Titan ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if the parties have not completed the Proposed Transactions by April 10, 2027 or before any extension of that date, with respect to such Titan ordinary shares so redeemed. In no other circumstances will a Titan public shareholder have any right or interest of any kind in the Trust Account. Holders of Titan warrants will not have any right to the proceeds held in the Trust Account with respect to the Titan warrants. Accordingly, to liquidate your investment, you may be forced to sell your Titan public shares or Titan warrants, potentially at a loss.

If you or a “group” of shareholders are deemed to hold in excess of 15% of Titan ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of Titan ordinary shares.

Our amended and restated memorandum and articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares,” without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Proposed Transactions. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Proposed Transactions and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Proposed Transactions. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

Titan does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Titan to complete a business combination with which a substantial majority of its shareholders do not agree.

Titan’ amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will Titan redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that Titan is not subject to the SEC’s “penny stock” rules. As a result, Titan may be able to complete the Proposed Transactions even though a substantial portion of its public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or Titan’ officers, directors, advisors or their affiliates. If the Proposed Transactions are not consummated, Titan will not redeem any shares, all Class A Shares submitted for redemption will be returned to the holders thereof, and Titan instead may search for an alternate business combination.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a Titan shareholder may be able to sell its public shares in the future following the completion of the Proposed Transactions or any alternative business combination. Certain events following the consummation of any initial business combination, including the Proposed Transactions, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of Titan might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

THE EXTRAORDINARY GENERAL MEETING OF TITAN

The Titan Extraordinary General Meeting of Shareholders

General

Titan is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting to be held on [☐], 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Titan’s shareholders on or about [☐], 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on [☐], 2026, at [☐] a.m., Eastern time, at https://[☐] and at the offices of Winston Taylor LLP located at 800 Capitol Street, Suite 2400, Houston, Texas 77002, or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the proposals. As a matter of Cayman Islands law, there must be a physical location for the meeting. The extraordinary general meeting will also be a virtual meeting, which will be conducted via live webcast. Titan shareholders will be able to attend the extraordinary general meeting remotely, vote and submit questions during the extraordinary general meeting by visiting [☐] and entering their control number.

Purpose of the Extraordinary General Meeting

At the Titan extraordinary general meeting, Titan will ask the Titan shareholders to vote in favor of the following proposals:

●	The Business Combination Proposal — to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to approve each of (a) the merger pursuant to Part XVI of the Cayman Companies Act of Titan into PubCo, with PubCo surviving the merger and the security holders of Titan (other than security holders of Titan electing to redeem their Titan Class A Shares) becoming security holders of PubCo (the “Merger”) pursuant to the terms of the Business Combination Agreement and Part XVI of the Cayman Companies Act, (b) the Plan of Merger in respect of the Merger made in accordance with the provisions of Section 233 of the Cayman Companies Act and included as Exhibit D to Annex A to this proxy statement/prospectus, (c) the acquisition by PubCo of all of the issued and outstanding Company shares from the Company Shareholders in exchange for PubCo ordinary shares, such that the Company will be a direct wholly owned subsidiary of PubCo (the “Share Acquisition”), and (d) the other transactions contemplated by the Business Combination Agreement (together with the Merger and Share Acquisition, the “Proposed Transactions”).

●	The Merger Proposal — to consider and vote upon, as a special resolution under Cayman Islands law, a proposal to authorize the Plan of Merger (made in accordance with the provisions of Section 233 of the Cayman Companies Act and included as Exhibit D to Annex A to this proxy statement/prospectus) and to authorize the Merger of Titan with and into PubCo with PubCo surviving the Merger.

●	The PubCo Incentive Plan Proposal — to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to approve the OpenPayd Global Holdings Limited 2026 Incentive Award Plan (the “PubCo Incentive Plan”), which will become effective on the Closing Date and will be used by PubCo following the completion of the Proposed Transactions.

●	The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of (i) PubCo ordinary shares to equity investors pursuant to the PIPE Agreements and (ii) PubCo ordinary pursuant to the terms of the Business Combination Agreement (the “Nasdaq Proposal”).

●	The Director Appointment Proposal — to consider and vote upon a proposal to approve by ordinary resolution of the Titan Class B Shares under Cayman Islands law the appointment of seven (7) directors who will serve on the PubCo Board upon consummation of the Business Combination until PubCo’s next annual general meeting and until their respective successors are duly appointed and qualified, or until their earlier death, resignation, retirement or removal (the “Director Appointment Proposal”).

●	The Adjournment Proposal — to consider and vote upon, as an ordinary resolution under Cayman Islands law, a proposal to authorize the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Business Combination Proposal.

Recommendation of Titan’s Board of Directors

Titan’s Board believes that the Business Combination Proposal, the Merger Proposal, the PubCo Incentive Plan Proposal, the Nasdaq Proposal and the Director Appointment Proposal to be presented at the extraordinary general meeting are in the best interests of Titan, its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the PubCo Incentive Plan Proposal, “FOR” the Nasdaq Proposal, “FOR” the Director Appointment Proposal.

The Adjournment Proposal will only be presented to Titan’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Business Combination Proposal at the extraordinary general meeting. If the Adjournment Proposal is presented at the extraordinary general meeting, Titan’s Board believes that the Adjournment Proposal is in the best interests of Titan, its shareholders and unanimously recommends that its shareholders vote “FOR” each of the Adjournment Proposal.

When you consider the recommendation of Titan’s Board in favor of approval of the Business Combination Proposal, the Merger Proposal, the PubCo Incentive Plan Proposal, the Nasdaq Proposal, the Director Appointment Proposal and the Adjournment Proposal, you should keep in mind that certain of Titan’s directors and officers have interests in the Proposed Transactions that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

●	the beneficial ownership of the Titan Initial Shareholders of 6,900,000 Titan Class B shares, which shares would become worthless if Titan does not complete a business combination within the applicable time period, as the Titan Initial Shareholders waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $[☐] based on the closing price of the Titan Class A Shares of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 6,900,000 Titan Class B shares and such securities will have a significant higher value at the time of the Proposed Transactions, estimated at approximately $[☐] based on the closing price of the Titan Class A Shares of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting; as such, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if Titan public shareholders experience a negative rate of return following consummation of the Proposed Transactions;

●	the fact that the Sponsor also acquired 5,710,056 private warrants for $5.7 million in connection with the IPO, each of which will be converted automatically into warrants to purchase PubCo ordinary shares. In the event of a liquidation of Titan, the Titan Class B Shares and the Titan private warrants of the Sponsor and Titan’s directors and officers would become worthless. Such warrants have an aggregate market value of approximately $[☐] based on the closing price of the Titan warrants of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting;

●	the Titan Initial Shareholders are expected to hold an aggregate of approximately [☐] of the outstanding PubCo ordinary shares upon the consummation of the Proposed Transactions after giving effect to the PIPE Financing, assuming none of Titan’s existing public shareholders exercise their redemption rights;

●	the fact that, in connection with the PIPE Financing, the PIPE Investors will receive [☐] PubCo ordinary shares;

●	Titan’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Titan’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

●	the potential appointment of Frank Mastrangelo, an affiliate of the Sponsor, as a director of PubCo; and

●	the continued indemnification of current directors and officers of Titan and the continuation of directors’ and officers’ liability insurance after the Proposed Transactions.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned Titan ordinary shares at the close of business on [☐] 2026, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Titan ordinary share that you owned as of the close of business on the record date (except only holders of Titan Class B Shares may vote on the Director Appointment Proposal). If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 34,500,000 Titan ordinary shares outstanding, consisting of 27,600,000 Titan public shares originally sold as part of the Titan units in the IPO and 6,900,000 Titan Class B shares that were issued to the Sponsor prior to the IPO.

The Sponsor, officers and directors have agreed to vote all of their Titan Class B shares, and any Titan public shares acquired by them, in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Titan’s issued and outstanding warrants do not have voting rights at the extraordinary general meeting.

Voting Your Shares

Each Titan ordinary share that you own in your name entitles you to one vote on each of the proposals for the extraordinary general meeting (except only holders of Titan Class B Shares may vote on the Director Appointment Proposal). Your one or more proxy cards show the number of Titan ordinary shares that you own.

If you are a holder of record, there are two ways to vote your Titan ordinary shares at the extraordinary general meeting:

●	You can vote by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable extraordinary general meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Titan ordinary shares will be voted as recommended by Titan’s Board. With respect to proposals for the extraordinary general meeting, that means: “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the PubCo Incentive Plan Proposal, “FOR” the Nasdaq Proposal, “FOR” the Director Appointment Proposal and “FOR” the Adjournment Proposal.

●	You can attend the extraordinary general meeting and vote virtually. However, if your Titan ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your Titan ordinary shares.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Titan ordinary shares, you may contact Titan’s proxy solicitor, [☐], at (800) [☐]; banks and brokers may reach [☐] at (203) [☐].

Quorum and Vote Required for the Proposals

A quorum of Titan’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one-third of the Titan ordinary shares outstanding and entitled to vote at the meeting is represented remotely or by proxy.

The approval of the Business Combination Proposal an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Merger Proposal requires a special resolution, being the affirmative vote of the holders of at least a majority of two-thirds of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the PubCo Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Director Appointment Proposal requires an ordinary resolution of the Titan Class B Shares, being the affirmative vote of the holders of at least a majority of all then outstanding Titan Class B Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Only holders of Titan Class B Shares are entitled to vote on the appointment of directors prior to or in connection with the completion of our initial business combination. Therefore, only holders of Titan Class B Shares are entitled to vote on the Director Appointment Proposal.

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Titan believes the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the extraordinary general meeting of Titan. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Revocability of Proxies

If you have submitted a proxy to vote your shares or warrants and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to [☐], Titan’s proxy solicitor, prior to the date of the extraordinary general meeting or by voting remotely at the extraordinary general meeting. Attendance at the extraordinary general meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Titan at the address listed below, provided such revocation is received prior to the vote at the extraordinary general meeting.

Redemption Rights

Pursuant to Titan’s amended and restated memorandum and articles of association, any holders of Titan public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Titan to pay its taxes, calculated as of two business days prior to the consummation of the Proposed Transactions. If demand is properly made and the Proposed Transactions are consummated, these shares, immediately prior to the Proposed Transactions, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Proposed Transactions, including interest earned on the funds held in the Trust Account and not previously released to Titan to pay its taxes, upon the consummation of the Proposed Transactions. For illustrative purposes, based on funds in the Trust Account of approximately $[☐] million on [☐], 2026, the estimated per share redemption price would have been approximately $[☐].

Redemption rights are not available to holders of Titan warrants in connection with the Proposed Transactions.

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on [☐], 2026 (two business days before the extraordinary general meeting), both:

●	Submit a request in writing that Titan redeem your Titan public shares for cash to Continental Stock Transfer & Trust Company, Titan’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
Email: Mzimkind@continentalstock.com

●	Deliver your Titan public shares either physically or electronically through DTC to Titan’s transfer agent. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Titan’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Titan does not have any control over this process and it may take longer than one week. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Titan public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Titan’s consent, until the vote is taken with respect to the Proposed Transactions. If you delivered your shares for redemption to Titan’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Titan’s transfer agent return the shares (physically or electronically). You may make such request by contacting Titan’s transfer agent at the phone number or address listed above.

Each redemption of Titan public shares by the Titan public shareholders will decrease the amount in the Trust Account. In no event, however, will Titan redeem Titan public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Proposed Transactions.

Prior to exercising redemption rights, shareholders should verify the market price of their Titan Class A Shares as they may receive higher proceeds from the sale of their Titan Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Titan cannot assure you that you will be able to sell your Titan Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Titan Class A Shares when you wish to sell your shares.

If you exercise your redemption rights, your Titan Class A Shares will cease to be outstanding immediately prior to the Proposed Transactions and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and Titan does not consummate an initial business combination by April 10, 2027, or amend the Titan amended and restated memorandum and articles of association to extend the date by which Titan must consummate an initial business combination, it will be required to dissolve and liquidate and the Titan warrants will expire worthless.

Appraisal or Dissenters’ Rights

Under section 238 of the Cayman Companies Act, holders of Titan Class A Shares will have the right to dissent from the Merger. Should a holder of Titan Class A Shares wish to exercise this right, they must give written notice of their objection to the Merger to Titan prior to the extraordinary general meeting, or at the meeting but before the vote on the Proposed Transactions. This notice must include a statement that the shareholder proposes to demand payment for their shares if the Merger is undertaken.

Assuming that the Merger is approved, Titan must give notice to any shareholder who gave written notice of their objection to the Merger within 20 days of the date of the extraordinary general meeting at which the Merger is approved. Within 20 days following the date of receipt of that notice, the dissenting shareholder must give notice to Titan (or PubCo, if the Merger has been consummated within that time) of their election to dissent, which notice must include: (a) the shareholder’s name and address; (b) the number and class of shares in respect of which they dissent (which must be all of the shares that the shareholder holds in Titan); and (c) a demand for payment of the ‘fair value’ of the shares. Once such notice has been given to Titan, the dissenting shareholder ceases to have any rights as a shareholder of Titan except for the right to be paid the ‘fair value’ of their shares.

Within seven days of the expiration of the 20-day period in which a shareholder may serve notice of dissent (or seven days following the Merger, whichever is the later), Titan or PubCo shall make a written offer to each dissenting shareholder to purchase their shares at a specified price that Titan or PubCo determine to be their ‘fair value’. If, within 30 days of the date on which that offer is made, Titan or PubCo and the dissenting shareholder agree upon the price to be paid for the shares, Titan or PubCo shall pay that amount to the shareholder upon the surrender of the certificates representing their shares.

If agreement on the price to be paid for the shares cannot be reached, within 20 days of the expiration of the 30-day period referred to above the following procedure shall be followed:

(a)	Titan or PubCo and the dissenting shareholder shall each designate an appraiser;

(b)	the two designated appraisers together shall designate an appraiser;

(c)	the three appraisers shall fix the fair value of the shares owned by the dissenting shareholder as of the close of business on the day prior to the date on which the Merger was approved, excluding any appreciation or depreciation directly or indirectly induced by the Merger or its proposal, and that value is binding on Titan or PubCo and the dissenting shareholder for all purposes; and

(d)	Titan or PubCo shall pay to the dissenting shareholder that amount in money, upon the surrender of the certificates representing their shares.

The board of Titan are of the view that the ‘fair value’ of the shares for the purposes of these appraisal rights will be equal to their redemption value and, accordingly, any holder of Titan Class A Shares who wishes to dissent from the Proposed Transactions should exercise their redemption rights rather than any appraisal rights.

There are no appraisal rights with respect to Titan warrants.

Solicitation of Proxies

Titan will pay the cost of soliciting proxies for the extraordinary general meeting. Titan has engaged [☐] to assist in the solicitation of proxies for the extraordinary general meeting. Titan has agreed to pay [☐] a fee of $[☐]. Titan will reimburse [☐] for reasonable out-of-pocket expenses and will indemnify [☐] and its affiliates against certain claims, liabilities, losses, damages and expenses. Titan also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Titan ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Titan ordinary shares and in obtaining voting instructions from those owners. Titan’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Share Ownership

As of the record date, the Titan Initial Shareholders hold all of the Titan Class B shares, which represent 20.0% of the issued and outstanding Titan ordinary shares. The Sponsor, officers and directors have agreed to vote all of their Titan Class B shares and any Titan public shares acquired by them in favor of the Business Combination Proposal and the other proposal described in this proxy statement/prospectus.

In connection with the Titan shareholder vote to approve the Business Combination, Sponsor, Titan management, Titan’s advisors or any of their respective affiliates may privately negotiate transactions to purchase Titan ordinary shares from Titan shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of Titan ordinary shares Sponsor, Titan management, Titan’s advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NASDAQ. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. However, Sponsor, Titan management, Titan’s advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Titan ordinary shares in such transactions. None of Sponsor, Titan management, Titan’s advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Titan ordinary shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such Titan shareholder, although still the record holder of such Titan ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any Titan ordinary shares purchased by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination.

In the event that Sponsor, Titan management, Titan’s advisors or any of their respective affiliates purchase Titan ordinary shares in privately negotiated transactions from public Titan shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, Titan management, Titan’s advisors or any of their respective affiliates would waive any redemption rights with respect to any Titan ordinary shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of Titan ordinary shares could be to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of Titan ordinary shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, to the extent that Sponsor, Titan management, Titan’s advisors or any of their respective affiliates purchase any Titan ordinary shares as contemplated above, Titan will file a Current Report on Form 8-K prior to the Titan extraordinary general meeting that will disclose:

●	the amount of such Titan ordinary shares purchased by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates, along with the purchase price;

●	the purpose of the purchases by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates;

●	the impact, if any, of the purchases by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates on the likelihood that the Business Combination will be approved;

●	the identities of Titan shareholders who sold to Sponsor, Titan management, Titan’s advisors or any of their respective affiliates (if not purchased on the open market) or the nature of Titan shareholders (e.g., 5% security holders) who sold to Sponsor, Titan management, Titan’s advisors or any of their respective affiliates; and

●	the number of Titan ordinary shares for which Titan has received redemption requests in connection with the Business Combination.

In addition, if such purchases are made, the public “float” of the Titan Class A Shares or PubCo Common Shares may be reduced and the number of beneficial holders of Titan’s or PubCo’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Titan’s or PubCo’s securities on a national securities exchange.

Any purchases by Sponsor, Titan’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Sponsor, Titan’s officers, directors, advisors and any of their respective affiliates will not make purchases of Titan ordinary shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Special Meeting of Warrantholders

General

Titan is furnishing this proxy statement/prospectus to its warrantholders as part of the solicitation of proxies by the Titan Board for use at the Warrantholders’ Meeting to be held on ☐, 2026, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Titan’s warrantholders on or about ☐, 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Warrantholders’ Meeting.

All Warrantholders of Titan as of the record date, or their duly appointed proxies, may attend the Warrantholders’ Meeting. For the purpose of satisfying requirements of The Companies Act (Revised) of the Cayman Islands, the Warrantholders’ Meeting will be conducted at a physical location. However, Titan is also providing a live webcast of the Warrantholders’ Meeting via a virtual meeting format. Titan encourages you to attend the Warrantholders’ Meeting virtually via live webcast by visiting [☐].

To attend online and participate in the Warrantholders’ Meeting, Warrantholders of record will need to visit and enter the control number provided on their proxy card, regardless of whether they pre-registered.

Date, Time and Place

The Warrantholders’ Meeting will be held in person on [☐], 2026, at [☐] a.m., Eastern Time, at the offices of Winston Taylor LLP, 800 Capitol Street, Suite 2400, Houston, Texas 77002, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the Warrant Proposals. Titan is also planning for the Warrantholders’ Meeting to be held virtually pursuant to the procedures described in this proxy statement/prospectus, but the physical location of the Warrantholders’ Meeting will remain at the location specified above for the purposes of the Cayman Companies Act and the Existing Organizational Documents.

Purpose of the Warrantholders’ Meeting

At the Warrantholders’ Meeting, Titan is asking the holders of Titan warrants to consider and vote upon the Warrant Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Warrantholders’ Meeting if you owned Titan warrants at the close of business on [☐], 2026, which is the record date for the Warrantholders’ Meeting. You are entitled to one vote for each Titan warrant that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 21,910,056 Titan warrants outstanding.

Quorum and Required Vote for Warrant Proposals

A quorum of Titan’s Warrantholders is necessary to hold a valid meeting. A quorum will be present at the Warrantholders’ Meeting if holders of at least a majority of the Titan warrants will count as present for the purposes of establishing a quorum.

Voting Your Shares

Each Titan warrant that you own in your name entitles you to one vote on each of the Warrant Proposals. Your one or more proxy cards show the number of Titan warrants that you own. There are several ways to vote your Titan warrants:

●	You can vote your Titan warrants by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your Titan warrants in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your Titan warrants are represented and voted at the Warrantholders’ Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Titan warrants as you instruct on the proxy card. If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Warrant Proposals. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the Warrantholders’ Meeting virtually or in person, the effect will be, among other things, that your Titan warrants will not be counted for purposes of determining whether a quorum is present at the Warrantholders’ Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Warrantholders’ Meeting.

●	You can attend the Warrantholders’ Meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your Titan warrants are held in the name of your broker, bank, or other nominee, you must get a proxy from the broker, bank, or other nominee. That is the only way that Titan can be sure that the broker, bank, or nominee has not already voted your Titan warrants.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Warrantholders’ Meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Titan’s secretary, in writing, before the Warrantholders’ Meeting that you have revoked your proxy; or

●	you may attend the Warrantholders’ Meeting virtually, revoke your proxy, and vote online, as indicated above.

No Additional Matters May Be Presented at the Warrantholders’ Meeting

The Warrantholders’ Meeting has been called to consider only the approval of the Warrant Proposals. Accordingly, no other matters may be considered at the Warrantholders’ Meeting.

Who Can Answer Your Questions About Voting Your Titan Warrants

If you have any questions or need assistance voting your shares, please call our proxy solicitor, [☐], at (800) [☐]; banks and brokers may reach [☐] at (203) [☐].

Proxy Solicitation Costs

Titan is soliciting proxies on behalf of the Titan Board. This solicitation is being made by mail but also may be made by telephone or in person. Titan and its directors, officers, and employees may also solicit proxies in person. Titan will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Titan will bear the cost of the solicitation.

Titan has engaged [☐] to assist in the proxy solicitation process. Titan will pay that firm a fee of $[☐] plus disbursements. Titan will reimburse [☐] for reasonable out-of-pocket expenses and will indemnify [☐] and its affiliates against certain claims, liabilities, losses, damages, and expenses. Titan will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Titan will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

General

Titan is asking its shareholders to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including each of (a) the merger pursuant to Part XVI of the Cayman Companies Act of Titan into PubCo, with PubCo surviving the merger and the security holders of Titan (other than security holders of Titan electing to redeem their Titan Class A Shares) becoming security holders of PubCo (the “Merger”) pursuant to the terms of the Business Combination Agreement and Part XVI of the Cayman Companies Act, (b) the Plan of Merger in respect of the Merger made in accordance with the provisions of section 233 of the Cayman Companies Act and included as Exhibit D to Annex A to this proxy statement/prospectus, (c) the acquisition by PubCo of all of the issued and outstanding Company shares from the Company Shareholders in exchange for PubCo ordinary shares, such that the Company will be a direct wholly owned subsidiary of PubCo (the “Share Acquisition”), and (d) the other transactions contemplated by the Business Combination Agreement (together with the Merger and Share Acquisition, the “Proposed Transactions”). Titan’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal. For the purposes of this section “Proposal No. 1 — The Business Combination Proposal,” capitalized terms not defined herein shall have the meaning ascribed to them in the Business Combination Agreement, a copy of which is attached as Annex A.

Titan may consummate the Proposed Transactions only if it is approved by an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Business Combination Agreement

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Proposed Transactions.

The Business Combination Agreement contains warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosures, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosures contain information that is material to an investment decision. Additionally, the warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about the Company, Titan, PubCo or any other matter.

Structure of the Proposed Transactions

On June 1, 2026, (i) Titan, (ii) PubCo, (iii) the Sponsor, (iv) the Company, (v) Ozan Özerk, solely in his capacity as the Company Shareholders representative, and (vi) the shareholders of the Company party thereto entered into the Business Combination Agreement, which was subsequently amended on June 11, 2026.

Prior to the completion of the transactions contemplated by the Business Combination Agreement, PubCo will be wholly-owned by Ozan Özerk, who is not a U.S. citizen or resident.

Pursuant to the terms of the Business Combination Agreement: (a) Titan will merge with and into PubCo (the “Merger”), as a result of which the separate corporate existence of Titan will cease and PubCo will continue as the surviving company, and each issued and outstanding security of Titan immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of PubCo in accordance with the terms of the Business Combination Agreement; and (b) PubCo will acquire all of the issued Company shares in exchange for the issue to the Company Beneficial Owners of PubCo ordinary shares (the “Share Acquisition”), such that the Company will be a direct wholly owned subsidiary of PubCo.

In consideration for the Merger of Titan and PubCo, each Titan shareholder will receive one PubCo ordinary share and one PubCo warrant for each ordinary share and warrant they hold in Titan, respectively, immediately prior to the Merger. All OpenPayd ordinary shares will be acquired by PubCo in exchange for ordinary shares of PubCo. Also, at the Closing, the Sponsor will transfer the Transferred Shares and the Transferred Warrants to the Key Company Shareholder.

In addition, immediately prior to the Merger Effective Time, pursuant to the Placement Agent Engagement Agreement, the PIPE Investors will subscribe for and purchase [   ] Titan Class A ordinary shares from Titan for an aggregate purchase price of $[   ] (which Titan Class A ordinary shares will convert into PubCo ordinary shares upon effectiveness of the Merger), as discussed further in the section entitled “— Ancillary Documents — Subscription Agreements” below.

Consideration

Under the Business Combination Agreement, at the Merger Effective Time, each issued and outstanding Titan ordinary share will automatically be converted into and exchanged for the right to receive one PubCo ordinary share, except that the Titan public shareholders are entitled to elect instead to have their Titan Class A Shares redeemed and receive a pro rata portion of the Trust Account, as provided in Titan’s amended and restated memorandum and articles of association. Additionally: (i) each issued and outstanding Titan public warrant will automatically be converted into and exchanged for the right to receive one PubCo public warrant; and (ii) each issued and outstanding Titan private warrant will automatically be converted into and exchanged for the right to receive one PubCo private warrant. Each of the PubCo public warrants and PubCo private warrants have substantially the same terms and conditions as are in effect with respect to the Titan public warrants and Titan private warrants immediately prior to the Merger Effective Time. The Sponsor, as the holder of all of the issued and outstanding Titan Class B Shares has waived, in accordance with Section 17.3 of the Titan Charter, any adjustment to the Initial Conversion Ratio (as defined in the Titan Charter) set forth in Section 17.2 of the Titan Charter arising out of the Transactions.

Under the Business Combination Agreement, at the Closing, in consideration for the purchase of the Company shares, PubCo will issue to the Company Beneficial Owners their pro rata portion, following the application of the waterfall set forth in the Company Charter, of an aggregate number of PubCo ordinary shares with an aggregate value (based on the redemption price payable for Titan Class A Shares) equal to $800,000,000. OpenPayd has agreed to issue PubCo ordinary shares to one advisor in connection with the transaction. The number of PubCo ordinary shares to be issued to the Advisor is variable and will be determined based on TTV and Retained Funds at Closing. The aggregate number of PubCo ordinary shares to be issued to the Company Shareholders will be reduced by the number of PubCo ordinary shares to be issued to the advisor. The number of PubCo ordinary shares to be issued to the Advisor will equal a maximum of 6,580,000 shares under the No Redemption Scenario and a minimum of 4,107,000 shares under the 100% Redemption Scenario.

The consummation of the Transactions constitute an “Exit” under the Phantom Incentive Plans and, at the Share Acquisition Closing, without any action on the part of a holder of awards under the Phantom Incentive Plans (the “Phantom Awards”), each holder of Phantom Awards (the “Phantom Award Holders”) will become entitled to the settlement of their Phantom Award in accordance with the terms and conditions of the Phantom Incentive Plans (the “Phantom Award Settlements”). The Company will settle the Phantom Award Settlements at or as promptly as practicable following the Share Acquisition Closing.

Federal Income Tax Consequences

For U.S. federal income tax purposes (i) the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (ii) the Business Combination Agreement is intended to constitute and the Parties have adopted the Business Combination Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). For U.S. federal income tax purposes, the Share Acquisition is expected to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

Closing Conditions

The closing of the Merger (the “Merger Closing”) shall occur on the third business day following the satisfaction or waiver of the conditions to closing, or at such other date as Titan, PubCo and the Company may agree in writing. Subject to the Merger Closing, the closing of the Share Acquisition (the “Share Acquisition Closing” and together with the Merger Closing, the “Closing”) shall occur on the same day as, but immediately following, the Merger Closing. The date of the Closing shall be referred to herein as the “Closing Date”. The consummation of the Proposed Transactions is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions summarized below. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Proposed Transactions may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions therein.

At least one day prior to the Merger Closing, the Titan shall determine the Redemption Price and the number of Titan Class A Shares tendered for Redemption in connection with the vote on the Shareholder Approval Matters. Two Business Days after the deadline to tender Titan Class A Shares for Redemption has lapsed, Titan and the Company shall jointly prepare and deliver a statement (the “Closing Statement”) that sets forth the Parties’ good faith estimate of the Aggregate Transaction Proceeds and the components thereof, including the amount of funds available in the Trust Account following the Redemption, the Available Financing Proceeds, and the Titan Transaction Expenses.

Conditions to the Obligations of Each Party

The obligations of each Party to consummate the Proposed Transactions shall in all respects be subject to the satisfaction by the Company, PubCo and Titan of the following conditions:

●	Any consents of or with the Governmental Authorities required to be obtained in connection with the consummation of the Proposed Transactions shall have been obtained.

●	The Shareholder Approval Matters that shall have been approved by the requisite vote of the Titan Shareholders.

●	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or order that is then in effect and which has the effect of making the Proposed Transactions illegal or which otherwise prevents or prohibits consummation of the Proposed Transactions.

●	The PubCo ordinary shares and the PubCo warrants shall have been approved for listing on Nasdaq, subject only to official notice thereof.

●	The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement.

Conditions to the Obligations of the Company, PubCo and the Company Shareholders

The obligations of the Company, PubCo and the Company Shareholders to consummate the Proposed Transactions are subject to the satisfaction of the following conditions:

●	The representations and warranties of Titan shall be true and correct in all respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, subject to certain materiality exceptions.

●	Titan shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date.

●	Since the date of the Business Combination Agreement, there shall not have occurred any Material Adverse Effect with respect to Titan that is continuing and uncured.

●	The Parties shall have received all consents of or with any Governmental Authority.

●	Titan shall have delivered to PubCo, the Company and the Company Shareholders a certificate, duly executed by an authorized officer of Titan, dated as of the Closing Date, confirming that the conditions to closing have been satisfied.

●	The Aggregate Transaction Proceeds shall be at least equal to $130,000,000.

Conditions to the Obligations of Titan

The obligations of Titan to consummate the Proposed Transactions are subject to the satisfaction of the following conditions:

●	The representations and warranties of PubCo and the Company shall be true and correct in all respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, subject to certain materiality exceptions.

●	PubCo, the Company and the Company Shareholders shall have performed or caused to be performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date.

●	Since the date of the Business Combination Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company that is continuing and uncured.

●	The Company Shareholders shall have delivered to Titan copies of certain closing documents.

●	PubCo shall have delivered to Titan a certificate, duly executed by an authorized signatory of PubCo, dated as of the Closing Date, confirming that the Closing conditions with respect to PubCo have been satisfied.

●	The Company shall have delivered to Titan a certificate, duly executed by an authorized officer of the Company, dated as of the Closing Date, confirming that the Closing conditions with respect to the Company have been satisfied.

Representations and Warranties of the Parties

Titan has made the following representations and warranties:

●	Titan is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Titan has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

●	The Business Combination Agreement and each Ancillary Document has been duly and validly executed and delivered by Titan and constitutes the valid and binding obligation of Titan, enforceable against Titan in accordance with its terms.

●	No consent of or with any Governmental Authority, on the part of Titan is required to be obtained or made in connection with the execution, delivery or performance by Titan of the Business Combination Agreement and each Ancillary Document to which it is a party or the consummation by Titan of the Proposed Transactions, other than those set forth in the Business Combination Agreement.

●	The execution and delivery by Titan of the Business Combination Agreement and each Ancillary Document to which it is a party, the consummation by Titan of the Proposed Transactions, and compliance by Titan with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Titan’s Organizational Documents, (b) conflict with or violate any law, order or consent applicable to Titan or any of its properties or assets, or (c) violate, conflict with or result in a breach of any Titan Material Contract.

●	The issued and outstanding Titan Securities are as set forth hereto in the Titan Disclosure Schedules. There are no issued or outstanding Titan preferred shares. All outstanding Titan Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right. Prior to giving effect to the Proposed Transactions, Titan does not have any subsidiaries or own any equity interests in any other Person.

●	Except as set forth in the Titan Disclosure Schedules, Titan has no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, or (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights.

●	Since the date of formation of Titan, Titan has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Titan Board has not authorized any of the foregoing.

●	Titan, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Titan with the SEC under the Securities Act and/or the Exchange Act (collectively, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

●	the Titan ordinary shares and the Titan public warrants are listed on Nasdaq, in the ticker of TACHU, TACH and TACHW, respectively, (ii) Titan has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Titan Securities, and (iii) there are no actions pending or, to the Knowledge of Titan, threatened against Titan with respect to any intention by such entity to suspend, prohibit or terminate the listing of such Titan Securities on Nasdaq.

●	The financial statements and notes of Titan contained in the SEC Reports (the “Titan Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Titan at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable, and (iii) audited in accordance with PCAOB standards.

●	Since the IPO, neither Titan nor Titan’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of Titan, (ii) “material weakness” in the internal controls over financial reporting of Titan, (iii) fraud that involves management or other employees of Titan who have a role in the internal controls over financial reporting of Titan or (iv) any written claim or allegation regarding any of the foregoing.

●	Since the IPO, (i) Titan has established and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of Titan’s financial reporting and the preparation of Titan’s financial statements for external purposes in accordance with GAAP, and (ii) Titan has established and maintained disclosure controls and procedures designed to ensure that material information relating to Titan is made known to Titan’s principal executive officer and principal financial officer by others within Titan.

●	Titan has since its formation, conducted no business other than its formation, the public offering of its securities, public reporting and its search for an initial Business Combination as described in the IPO Prospectus.

●	Titan is in compliance with all laws applicable to it and the conduct of its business.

●	There is no pending or threatened action to which Titan is subject which would reasonably be expected to have a Material Adverse Effect on Titan.

●	Titan has filed all material tax returns required to be filed by it, which tax returns are true, accurate, correct and complete in all material respects.

●	Titan does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under, any Benefit Plans.

●	Titan does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Titan does not own or lease any material real property or personal property.

●	Except as set forth in the Titan Disclosure Schedules, there are no contracts to which Titan is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a liability greater than $100,000, (ii) may not be cancelled by Titan on less than 60 days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Titan or any of its current or future Affiliates (each, a “Titan Material Contract”).

●	With respect to each Titan Material Contract: (i) the Titan Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Titan Material Contract is valid, binding and enforceable in all material respects against Titan and the other parties thereto, and is in full force and effect.

●	The Titan Disclosure Schedules sets forth a true, correct and complete list of the contracts and arrangements between Titan, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Titan, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent of Titan’s outstanding shares as of the date hereof, on the other hand.

●	Titan is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Titan constitutes an “emerging growth company” within the meaning of the JOBS Act.

●	Except as set forth in the Titan Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Titan, PubCo, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the Proposed Transactions based upon arrangements made by or on behalf of Titan.

●	Neither Titan, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery law.

●	The operations of Titan are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions.

●	All Titan insurance policies are in full force and effect, and there is no threatened termination of, or material premium increase with respect to, any of such insurance policies.

●	The Trust Agreement is in full force and effect and is a valid and binding obligation of Titan and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.

●	Titan acknowledges and agrees that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Target Companies and acknowledges and agrees that, no other representations or warranties, either express or implied, have been made by PubCo, the Company, the Company Shareholders or any of their respective Representatives in connection with or related to the Business Combination Agreement, the Ancillary Documents or the Proposed Transactions.

PubCo has made the following representations and warranties:

●	PubCo is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. PubCo has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

●	PubCo has all requisite corporate power and authority to execute and deliver the Business Combination Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Proposed Transactions. The Business Combination Agreement and each Ancillary Document has been duly and validly executed and delivered by PubCo constitutes the valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms.

●	No consent of or with any Governmental Authority, on the part of PubCo is required to be obtained or made in connection with the execution, delivery or performance by PubCo of the Business Combination Agreement and each Ancillary Document to which it is a party or the consummation by PubCo of the Proposed Transactions.

●	The execution and delivery by PubCo of the Business Combination Agreement and each Ancillary Document to which it is a party, the consummation by PubCo of the Proposed Transactions, and compliance by PubCo with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of PubCo’s Organizational Documents, (b) conflict with or violate any law, order or consent applicable to PubCo or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default under, any material contract of PubCo.

●	On the Closing all of the issued and outstanding PubCo ordinary shares (i) will be duly authorized, validly issued, fully paid and nonassessable and (ii) will have been issued in compliance in all material respects with applicable law.

●	Since its formation, PubCo (a) has not engaged in any business activities other than as contemplated by the Business Combination Agreement and (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person.

●	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Titan, PubCo, the Target Companies or any of their respective Affiliates in connection with the Proposed Transactions based upon arrangements made by or on behalf of PubCo.

●	PubCo is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

●	PubCo acknowledges and agrees that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Target Companies and Titan and acknowledges and agrees that, no other representations or warranties, either express or implied, have been made by Titan, the Company, the Company Shareholders or any of their respective Representatives in connection with or related to the Business Combination Agreement, the Ancillary Documents or the Proposed Transactions.

The Company has made the following representations and warranties:

●	The Company is a company duly organized, validly existing and in good standing under the laws of England and Wales and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

●	The Company has all requisite corporate power and authority to execute and deliver the Business Combination Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder, to consummate the Proposed Transactions. The Business Combination Agreement and each Ancillary Document has been duly and validly executed and delivered by the Company, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

●	The allotted and issued share capital of the Company consists solely of the Company Shares, and there are no other issued or outstanding equity interests of the Company. After giving effect to the Share Acquisition, PubCo shall own the legal and beneficial title to the issued share capital of the Company free from any liens.

●	No Target Company has any stock option or other equity incentive plans.

●	Since January 1, 2024, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

●	All of the outstanding equity securities of each Company subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable, and were offered, sold and delivered in compliance with all applicable laws, and owned by one or more of the Target Companies free and clear of all liens.

●	No consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of the Business Combination Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound.

●	The execution and delivery by the Company of the Business Combination Agreement and each Ancillary Document and the consummation by any Target Company of the Proposed Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) conflict with or violate any law, order or consent applicable to any Target Company or any of its properties or assets, or (c) violate, conflict with or result in a breach of any Company Material Contract.

●	The Management Accounts were prepared from the books and records of the Company as of the times and for the periods referred to therein. The profit and loss accounts included in the Management Accounts fairly present in all material respects the results of operations of the Company for the periods presented. “Management Accounts” means the unaudited monthly management accounts of the Company for each completed calendar month for the period beginning on January 1, 2025 and ending on December 31, 2025, comprising at least a profit and loss account and balance sheet (and, where available, cash flow statement).

●	The Company Financials shall (i) be prepared from the books and records of the Company or the Target Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with IFRS, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated.

●	Each Target Company maintains books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable law and provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, and (iii) access to such Target Company’s assets is permitted only in accordance with management’s authorization. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business, consistent with past practice and in accordance with applicable laws.

●	Except with respect to the completion of the MSB Acquisition, each Target Company, since January 1, 2024, (a) has conducted its business only in the ordinary course of business consistent with past practice, and (b) has not been subject to a Material Adverse Effect.

●	Each Target Company is and, in the two years immediately preceding the date of the Business Combination Agreement has been, in compliance with, and not in conflict, default or violation of, any applicable laws.

●	Each Target Company holds all permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties.

●	There is no (a) action of any nature currently pending or threatened, or (b) order now pending or outstanding by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets.

●	Set forth in the Company Disclosure Schedule is each contract to which any Target Company is a party or by which any Target Company is bound (each a “Company Material Contract”) that:

➢	contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or (B) to purchase or acquire an interest in any other Person;

➢	relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

➢	evidences Indebtedness of any Target Company;

➢	involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract;

➢	involves the acquisition or disposition, directly or indirectly of assets or shares or other equity interests of any Target Company or another Person;

➢	relates to any unconsummated merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

➢	by its terms calls for aggregate payments or receipts by the Target Companies under such contract or contracts of at least $500,000 per year or $2,000,000 in the aggregate;

➢	has been entered into outside the ordinary and normal course of trading or is not on arm’s length terms;

➢	is with any Governmental Authority or university;

➢	contains licenses, sublicenses and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property of a third party;

➢	pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property or (B) transferred to any third party any ownership right to any material Intellectual Property;

➢	pursuant to which any Target Company has granted to any third party any license, immunity or authorization to use or otherwise exploit any Company owned Intellectual Property, excluding immaterial licenses;

➢	for, or relating to, the employment or hiring or engagement for services of any director, officer, employee, or consultant of the Company that provides for annual base compensation in excess of $300,000;

➢	obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party;

➢	is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

➢	is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, staff association, works council or other employee-representative body;

➢	obligates the Target Companies to make any capital commitment or expenditure with a remaining outstanding commitment in excess of $500,000;

➢	relates to a settlement of any action entered into within two years prior to the date of the Business Combination Agreement;

➢	provides another Person or advisor of any Target Company with a power of attorney other than in the ordinary course of the business;

➢	that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b) of Regulation S-K under the Securities Act as if the Company was the registrant; or

➢	is the MSB Acquisition Agreement.

●	With respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and each other party thereto, and is in full force and effect; (ii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract.

●	The Company Disclosure Schedules sets forth a complete and accurate list and details of all registered and applied-for Intellectual Property owned by a Target Company (“Company registered Intellectual Property”). The Target Companies exclusively own all Company registered Intellectual Property and all other material Company owned Intellectual Property, free and clear of all liens (other than permitted liens). All Company registered Intellectual Property is subsisting and, to the Knowledge of the Company, all Company registered Intellectual Property (excluding applications for registration) are valid and enforceable. To the Knowledge of the Company, no loss or expiration of any Company registered Intellectual Property or any other material Company owned Intellectual Property is threatened or pending, except for Intellectual Property expiring at the end of its statutory term, and not as a result of any act or omission by any Target Company.

●	The Target Companies either own, or have valid licenses or rights to use, all material Intellectual Property required to carry on the business of the Target Companies as currently conducted.

●	The Company owned Intellectual Property, together with the material inbound licenses, constitute all material Intellectual Property necessary to operate the business of the Target Companies as currently conducted.

●	No action is pending or threatened in writing against a Target Company, that challenges the validity, enforceability or ownership of, or the Target Companies’ right to use, sell, exploit, license or sublicense, any material Company owned Intellectual Property. During the past two years, no Target Company has notified any third party or otherwise alleged, in writing, that a third party is infringing any material Company owned Intellectual Property.

●	All current and former founders, employees, consultants and independent contractors who created any material Company owned Intellectual Property (each, a “Contributor”) have executed a valid written agreement that assigned to a Target Company the Contributor’s right, title and interest in such material Company owned Intellectual Property.

●	The IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Target Companies as currently conducted. None of the Target Companies has experienced within the past two years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Taken as a whole, the Target Companies have implemented and maintained measures to provide for the back-up and recovery of all data and information necessary to the conduct of the business of the Target Companies.

●	None of the Company software or IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.

●	The Target Companies have taken commercially reasonable steps to maintain business continuity and disaster recovery plans that are designed to ensure that the IT Systems can be replaced, restored or substituted without material disruption to the operations of the Target Companies’ business as currently conducted.

●	Each Target Company has timely filed all material tax returns required to be filed by it which tax returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be paid, all material taxes required to be paid, other than such taxes for which adequate reserves have been established in accordance with applicable accounting standards.

●	Each Target Company has complied in all material respects with all applicable tax laws relating to withholding and remittance of all material amounts of taxes and all material amounts of taxes required by applicable tax laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority.

●	There are no material claims, assessments, audits, examinations, investigations or other material actions pending or in progress against any Target Company of which the relevant Target Company has been notified, in respect of any material tax, and no Target Company has been notified in writing of any material proposed tax claims or assessments against any Target Company.

●	Within the past six years, no Target Company has been a member of any consolidated, combined, unitary or affiliated group of corporations for any tax purposes other than one where Target Companies are the only members.

●	No Target Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign tax law. No Target Company has been a party to any “reportable cross border arrangement” as defined in 3(19) of Directive 2011/16/EU as amended by Directive (EU) 2018/822 that has not yet been reported.

●	The Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company (the “Properties”), and of all current leases, lease guarantees, agreements and material documents related thereto as of the date of the Business Combination Agreement (collectively, the “Company Real Property Leases”). The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and each other party thereto, in accordance with their terms and are in full force and effect.

●	All items of personal property are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable in all material respects for their intended use in the business of the Target Companies. The operation of each Target Company’s business is not dependent upon the right to use the personal property of Persons other than a Target Company.

●	Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to material assets owned by Target Companies, free and clear of all liens. The assets (including contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies.

●	Except as set forth in the Company Disclosure Schedules, no Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related contract, agreement or arrangement with any labor union, labor organization, staff association, works council, group of employees or other representative of any of the employees of any Target Company.

●	The Target Company has satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any Target Company, in connection with the execution of the Business Combination Agreement or the Proposed Transactions.

●	No current officer or director of a Target Company has provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company.

●	Each Target Company (i) is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours and (ii) is not delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid.

●	No employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation.

●	The Target Companies do not have plans to engage in any layoffs, furloughs or employment terminations (excluding terminations for cause) within the next six months. The Target Companies have sufficient employees to operate the business of the Target Companies as currently conducted.

●	Each independent contractor is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s contract.

●	Except as set forth on the Company Disclosure Schedules, no Target Company maintains a Benefit Plan (each, a “Company Benefit Plan”) or contributes to (or has an obligation to contribute to) or has or could have any liability to a defined benefit pension plan. No Company Benefit Plan is a defined benefit pension plan.

●	With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable laws; and (ii) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made.

●	The consummation of the Proposed Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation whether under any Company Benefit Plan or under any applicable law or otherwise; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits, or in respect of, any director, employee or independent contractor of a Target Company.

●	Each Target Company is in compliance with all applicable environmental laws, including obtaining, maintaining in good standing, and complying in all material respects with all material permits required for its business and operations by environmental laws.

●	Except as set forth in the Company Disclosure Schedules, no Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past two years, has been, a party to any transaction with a Target Company.

●	All premiums due and payable under all insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing.

●	Each Target Company complies in all material respects with all data protection laws. As required to comply in all material respects with data protection laws, each Target Company has (i) implemented and maintains appropriate policies, notices, logs, and procedures in relation to the processing and transfer of personal data and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate compliance, (ii) maintained and keeps up-to-date records of all its personal data processing activities, (iii) issued materially compliant processing notices to the relevant data subjects, (iv) obtained all appropriate consents, approvals and/or authorizations to process and transfer such personal data, including in relation to the placement of cookies or similar technologies on the devices of users of each Target Company’s website.

●	Each Target Company has implemented and maintains commercially reasonable technical and organizational measures designed to protect personal data and other data relating to the business of the Target Company against personal data breaches and cybersecurity incidents.

●	No Target Company has (i) suffered, or has discovered, any personal data breach, security breach, or intrusion into any IT System, (ii) been subject to any actual, pending, or threatened investigations, written notices, or written requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received in writing any actual, pending, or threatened claims from individuals alleging any breach of, or exercising their rights under, data protection laws, except where such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole.

●	No Target Company, nor any of their respective directors or employees acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other local or foreign anti-corruption or bribery law, or (iii) made any other unlawful payment.

●	The operations of each Target Company are and have been conducted at all times and in all material respects in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines.

●	No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

●	Except as set forth in the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from PubCo, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the Proposed Transactions based upon arrangements made by or on behalf of any Target Company.

●	No party to the MSB Acquisition Agreement is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default, or permit acceleration by the other party thereto, under the MSB Acquisition Agreement.

●	No Target Company is a “TID U.S. business,” as defined at 31 C.F.R. § 800.248.

●	Each of the Target Companies acknowledges and agrees that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Titan and PubCo and acknowledges and agrees that no other representations or warranties, either express or implied, have been made by Titan, PubCo, or any of their respective Representatives in connection with or related to the Business Combination Agreement, the Ancillary Documents or the Proposed Transactions.

The Company Shareholders have made the following representations and warranties:

●	Such Company Shareholder, if not an individual person, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

●	Such Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver the Business Combination Agreement and each Ancillary Document to which he, she or it is a party, to perform such Company Shareholder’s obligations hereunder and thereunder and to consummate the Proposed Transactions without requiring the consent, approval or authority of any other person. The Business Combination Agreement and each Ancillary Document has been duly and validly executed and delivered by such Company Shareholder and constitutes the valid and binding obligation of such Company Shareholder, enforceable against each Company Shareholder in accordance with its terms.

●	Each Shareholder is the legal and beneficial owner of the Company Shares set forth in the Business Combination Agreement, which such Company Shares have good, valid and marketable title and are free and clear of any and all liens. There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which such Company Shareholder is a party or by which such Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares. Upon the consummation of the Closing, the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all liens will pass to PubCo.

●	No consent of or with any Governmental Authority on the part of such Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Shareholder of the Business Combination Agreement or any Ancillary Documents.

●	The execution and delivery by such Company Shareholder of the Business Combination Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by such Company Shareholder of the Proposed Transactions, will not, (a) if such Company Shareholder is an entity, conflict with or violate any provision of such Company Shareholder’s Organizational Documents, (b) conflict with or violate any law, order or consent applicable to such Company Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of any contract to which such Company Shareholder is a party.

●	There is no action pending or threatened, nor any order is outstanding, against or involving such Company Shareholder, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Company Shareholder to consummate the Proposed Transactions.

●	Such Company Shareholder has carefully read and understands all materials provided by or on behalf of PubCo, Titan or their respective Representatives to such Company Shareholder or the Company Shareholder’s Representatives pertaining to an investment in PubCo. Such Company Shareholder acknowledges and agrees that, except as set forth in the Business Combination Agreement, no representations or warranties have been made by PubCo, Titan or any of their respective Representatives.

●	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from PubCo or the Target Companies or any of their respective Affiliates in connection with the Proposed Transactions based upon arrangements made by or on behalf of the Company Shareholder.

●	Such Company Shareholder acknowledges and agrees that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Titan and PubCo, and acknowledges and agrees that, except as expressly set forth in the Business Combination Agreement, no other representations or warranties, either express or implied, have been made by Titan, PubCo or any of their respective Representatives in connection with or related to the Business Combination Agreement, the Ancillary Documents or the Proposed Transactions.

Survival

None of the representations, warranties, covenants obligations or other agreements of PubCo, Titan, the Company and the Company Shareholders contained in the Business Combination Agreement or in any other Ancillary Document shall survive the Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Closing and (b) Fraud claims, which shall survive the Closing indefinitely.

Covenants of the Parties

Interim Period Covenants

The Company has agreed to the following covenants:

During the Interim Period, except as expressly contemplated by the terms of the Business Combination Agreement or as required by applicable law, the Company shall, and shall cause the other Target Companies:

●	to conduct their respective businesses, in all material respects in the ordinary course of business consistent with past practice; and

●	comply with all laws in all material respects applicable to the Target Companies and their respective businesses, assets and employees.

Except as expressly contemplated by the terms of the Business Combination Agreement or as required by applicable law, during the Interim Period, the Company shall not, and shall cause the other Target Companies not to:

●	amend, waive or otherwise change, in any respect, its Organizational Documents;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, create, assume or otherwise become liable for any Indebtedness in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person;

●	(1) increase the wages, salaries or compensation of its employees other than in the ordinary course of business consistent with past practice, (2) make or commit to make any bonus payment other than in the ordinary course of business consistent with past practice, (3) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable law, (4) establish any trust or take any other action to secure the payment of any compensation payable by any Target Company, (5) materially increase other benefits of employees generally, (6) hire any employee or engage an independent contractor with annualized cash compensation greater than or equal to $350,000, or (7) terminate the employment of any employee with an annual base salary greater than $350,000, other than for cause or in the ordinary course of business consistent with past practice;

●	waive any material restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

●	(A) modify, extend or enter into any labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body; or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

●	in each case other than as reflected in the Company Financials, make, change or rescind any material election relating to taxes other than to comply with law, settle any material action relating to taxes;

●	other than in the ordinary course of business, (A) sell, transfer or exclusively license any material Intellectual Property to any Person, other than immaterial licenses, or (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any material Company registered Intellectual Property;

●	terminate, or waive or assign any material right under, any Company Material Contract or enter into any contract that would be a Company Material Contract, in any case outside of the ordinary course of business and consistent with past practice;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any material new line of business that requires capital investment exceeding $5,000,000;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are substantially similar to those currently in effect;

●	revalue any of its material assets or make any change in accounting methods, principles or practices, other than changes that are made in accordance with PCAOB standards, or otherwise required by IFRS or U.S. Securities laws;

●	waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages;

●	close or materially reduce its activities, or effect any mass layoff or other personnel reduction or change, at any of its facilities;

●	other than pursuant to the MSB Acquisition Agreement, acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	make any capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate;

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

●	voluntarily incur any liability or obligation in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (excluding Intellectual Property), other than those entered into in the ordinary course of business of the Target Companies to execute the acquisition or disposition of fiat currencies or digital assets;

●	enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

●	accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

●	authorize or agree in writing to do any of the foregoing actions.

During the Interim Period, the Company shall, and shall cause the other Target Companies (a) to manage their respective working capital in the ordinary course of business consistent with past practice, and (b) not to incur, create, assume or otherwise become liable for any Indebtedness, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person, in each case.

As soon as reasonably practicable following the date of the Business Combination Agreement, the Company shall deliver to Titan a true and complete copy of the audited financial statements (including any related notes thereto) of the Company for the financial years ended April 30, 2024 and April 30, 2025, in each case, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by an internationally recognized audit firm reasonably acceptable to Titan (the “Company Financials”).

The Company Shareholders have agreed to the following covenants:

During the Interim Period, without the prior written consent of Titan, the Company Shareholders shall not sell, transfer or dispose of any equity securities of the Company owned by the Company Shareholders.

Titan has agreed to the following covenants:

During the Interim Period, Titan shall

●	conduct its business, in all material respects, in the ordinary course of business consistent with past practice and

●	comply with all laws in all material respects applicable to Titan and its business, assets and employees.

During the Interim Period, without the prior written consent of the Company, Titan shall not:

●	amend, waive or otherwise change, in any respect, its Organizational Documents;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate;

●	amend, waive or otherwise change the Trust Agreement in any manner;

●	terminate, waive or assign any material right under any material agreement to which it is a party;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

●	revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting Titan’s outside auditors;

●	waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate;

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a contract in existence as of the date of the Business Combination Agreement or entered into in the ordinary course of business during the Interim Period;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

●	make, change or rescind any material election relating to taxes, settle any material action relating to taxes, make any material change in its accounting or tax policies or procedures; or

●	authorize or agree to do any of the foregoing actions.

PubCo has agreed to the following covenants:

PubCo shall conduct its business, in all material respects, in the ordinary course of business. During the Interim Period, without the prior written consent of Titan, PubCo shall not:

●	amend, waive or otherwise change, in any respect, its Organizational Documents;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, create, assume or otherwise become liable for any Indebtedness, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person;

●	establish any subsidiary or enter into any new line of business;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

●	make any capital expenditures;

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

●	enter into any agreement, understanding or arrangement with respect to its voting of equity securities; or

●	authorize or agree to do any of the foregoing actions.

As soon as reasonably practicable following the date of the Business Combination Agreement, PubCo shall deliver to Titan a true and complete copy of the audited financial statements (including any related notes thereto) of PubCo as of February 10, 2026, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by an internationally recognized audit firm reasonably acceptable to Titan (the “PubCo Financials”).

Additional Covenants

The parties have also agreed to the following additional covenants:

Each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take all actions and to do all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the Proposed Transactions and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Proposed Transactions.

Titan shall, and each Party shall cause any other prospective Controller, as promptly as practicable to prepare and file all required CIC Applications and supply as promptly as reasonably practicable any additional information and documentary material reasonably requested in connection therewith, and shall take all other actions reasonably necessary, proper or advisable to cause the CIC Conditions to be satisfied as soon as practicable.

The Company, PubCo and the Company Shareholders agree that they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any Titan confidential information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Titan confidential information without Titan’s prior written consent

Titan agrees that it shall, and shall cause its Representatives to: treat and hold in strict confidence any Company confidential information that is provided to such Person or its Representatives, and will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company confidential information without the Company’s prior written consent.

Indemnification of Directors and Officers

The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, PubCo, and Titan and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, PubCo and Titan or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and each Target Company, PubCo and Titan, in each case as in effect on the date of the Business Combination Agreement, shall survive the Closing and continue in full force and effect for a period of six years from the Closing in accordance with their respective terms to the extent permitted by applicable law.

For the benefit of Titan’s directors and officers, at or prior to the Closing, Titan shall obtain, and shall fully pay the premium for, a “tail” insurance policy that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Merger Effective time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Titan’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. PubCo and Titan shall, for a period of six years after the Closing, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder.

Post-Closing Board of Directors and Officers of PubCo

The Parties shall take all such action within its power as may be necessary or appropriate (i) such that effective from the Closing, the board of directors of PubCo (the “Initial Board”) shall be appointed in accordance with, and such that, as of the Closing, the Initial Board shall comply with, applicable Nasdaq rules, and as applicable, the Cayman Companies Act, and (ii) to designate and appoint to the Initial Board seven directors,

●	one of whom shall be designated by the Sponsor prior to the Closing, which Person shall be subject to the Company’s consent and shall be independent under applicable law and the relevant rules and regulations of Nasdaq,

●	five of whom shall be designated by the Key Company Shareholder prior to the Closing, which Persons shall be subject to the Sponsor’s consent and two of whom shall be independent under applicable law and the relevant rules and regulations of Nasdaq, and

●	one of whom shall be designated by mutual agreement of Titan and the Company prior to the Closing, which Person shall be independent under applicable law and the relevant rules and regulations of Nasdaq.

The executive officers and senior management of the Company immediately prior to the Closing shall be, as of the Closing, the executive officers and senior management of PubCo.

Exclusivity

During the Interim Period, neither Titan nor the Company shall and each shall cause its officers, directors and other Representatives not to, directly or indirectly, (a) enter into, solicit, initiate or continue any discussions or negotiations with any Person regarding any Acquisition Proposal, (b) enter into any contract, agreement or other arrangement or understanding regarding any Acquisition Proposal, (c) furnish or disclose any information to any Person in connection with an Acquisition Proposal, (d) commence, continue or renew any due diligence investigation regarding any Acquisition Proposal or (e) continue, assist or participate in any Acquisition Proposal. Each of Titan and the Company shall and shall cause its respective officers, directors and other Representatives to (i) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons regarding an Acquisition Proposal and (ii) request from each Person that has executed a confidentiality agreement in connection with a potential Acquisition Proposal the prompt return or destruction of all Titan confidential information or Company confidential information. If either Titan, the Company or any of their respective Affiliates or their respective Representatives receives any inquiry or proposal with respect to any Acquisition Proposal, then Titan or the Company, as applicable, shall (A) promptly notify the other in writing and (B) keep the other reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.

Warrant Amendment

As promptly as practicable following the execution of the Business Combination Agreement, but in any event, no later than ten Business Days following the date that the Registration Statement “clears” comments from the SEC, the Parties will use their respective reasonable best efforts to enable Titan to redeem or repurchase all of the issued and outstanding Titan Warrants at a price per Titan Warrant mutually acceptable to Titan and the Company, prior to or concurrently with the Share Acquisition Closing, with such redemption or repurchase (or other treatment) to possibly be effected by Titan by way of an amendment to the Warrant Agreement (the “Warrant Amendment”). After determination of the Warrant Amendment, (a) Titan, the Company and PubCo shall jointly prepare any amendments necessary to the Registration Statement containing the Proxy Statement to include the Warrant Amendment for purposes of soliciting proxies or votes from the Titan Warrantholders to approve the Warrant Amendment and (b) Titan shall solicit and obtain from the Sponsor and the other holders of Titan private warrants, written consent approving the Warrant Amendment with respect to the Titan private warrant (the “Titan Private Warrantholder Approval”). Such Warrant Amendment shall be submitted to the Titan Board seeking (i) determination that the Warrant Amendment is advisable, fair to and in the best interests of Titan and the Titan Warrantholders, (ii) approval of the Warrant Amendment, (iii) recommendation that the Titan Warrantholders vote in favor of the Warrant Amendment (the “Titan Warrant Recommendation”), and (iv) direction that Warrantholder Approval Matters be submitted to the Titan Warrantholders for their approval.

Capital Commitment Efforts

From and after the execution of the Business Combination Agreement, Titan shall use its reasonable best efforts to procure on or prior to the date that is ten Business Days following the date that the Registration Statement “clears” comments from the SEC, (a) definitive written agreements, in the form of Subscription Agreements with PIPE Investors and/or non-redemption agreements with holders of Titan Class A Shares (the “Non-Redemption Agreements”), providing, in the aggregate, for Available Financing Proceeds in an amount equal to or exceeding the Minimum Proceeds Amount and (b) a written statement from the Titan’s investment banker (the “Investor Summary”) identifying any third party investors that have, in privately negotiated transactions, agreed to acquire Titan Class A Shares from holders thereof who would elect to tender such Titan Class A Shares for Redemption in connection with the Transactions, and that have, as a condition to such acquisition, agreed not to tender such Titan Class A Shares for Redemption (the “Traded In Shareholders”).

The Registration Statement and Related Matters

As promptly as practicable, Titan, the Company and PubCo shall jointly prepare, and PubCo and the Company shall file with the SEC a registration statement on Form F-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo ordinary shares and the PubCo Warrants to be issued under the Business Combination Agreement, which Registration Statement will also contain a proxy statement of Titan (the “Proxy Statement”) for the purpose of soliciting proxies or votes from the Titan Shareholders for the matters to be acted upon at the extraordinary general meeting (and if applicable, for the purpose of soliciting proxies or votes from the Titan Warrantholders for the matters to be acted upon at the Warrantholder Meeting) and providing the Titan Shareholders an opportunity to have their Titan Class A Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies (i) from the Titan Shareholders to vote, at an extraordinary general meeting of the Titan Shareholders to be called and held for such purpose (the “extraordinary general meeting”), in favor of resolutions approving (A) the adoption, authorization and approval of the Business Combination Agreement, the Merger, the Ancillary Documents to which Titan is a Party and the consummation of the Transactions by the Titan Shareholders, (B) such other matters as the Company and Titan shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) to (B), collectively, the “Shareholder Approval Matters”), and (C) the adjournment of the extraordinary general meeting, if necessary or desirable in the reasonable determination of Titan, and (ii) if applicable, the Titan Warrantholders to vote at a special meeting of the Titan Warrantholders to be called and held for such purpose (the “Warrantholder Meeting”), in favor of resolutions approving (A) the Warrant Amendment, (B) such other matters as the Company and Titan shall hereafter mutually determine to be necessary or appropriate in order to effect the Warrant Amendment (the approvals described in foregoing clauses (A) to (B), collectively, the “Warrantholder Approval Matters”), and (C) the adjournment of the Warrantholder Meeting, if necessary or desirable in the reasonable determination of Titan.

Titan, acting through the Titan Board (or a committee thereof), shall (i) make the Titan Recommendation (and if applicable, the Titan Warrantholder Recommendation) and include such Titan Recommendation (and if applicable, the Titan Warrantholder Recommendation) in the Proxy Statement, (ii) use reasonable best efforts to solicit from the Titan Shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters (and if applicable, from the Titan Warrantholders proxies or votes in favor of the Warrantholder Approval Matters), (iii) not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Titan Recommendation (and if applicable, the Titan Warrantholder Recommendation) (each, a “Titan Adverse Recommendation Change”).

Titan, the Company and PubCo shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable laws in connection with the Registration Statement, the extraordinary general meeting and the Redemption.

PIPE Investment

Titan shall provide PubCo and the Company with each Subscription Agreement prior to its execution and provide PubCo and the Company reasonable time to review and comment thereon and shall consider in good faith any comments from PubCo and the Company with respect to any such agreement. Each of the Parties shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder in all material respects; and (b) consummate the PIPE Investment immediately prior to the Closing.

Company Shareholders Representative

The Key Company Shareholder (the “Company Shareholders Representative”) has been appointed and empowered to act as representative by and for the benefit of the Company Shareholders as their agent, attorney-in-fact and representative to act and to do any and all things and execute any and all documents which the Company Shareholders Representative determines may be necessary including:

●	execution of any documents and certificates pursuant to the Business Combination Agreement;

●	receipt and forwarding of notices pursuant to the Business Combination Agreement;

●	administration of the provisions of the Business Combination Agreement;

●	giving or agreeing to, on behalf of all or any of the Company Shareholders any and all consents, waivers, amendments, modifications, extension or termination deemed by the Company Shareholders Representative to be necessary;

●	(A) disputing or refraining from disputing, on behalf of the Company Shareholders relative to any amounts to be received or paid by the Company Shareholders under the Business Combination Agreement or any agreement contemplated hereby, any claim made by Titan, Titan Representative or PubCo under the Business Combination Agreement, (B) negotiating and compromising, on behalf of each the Company Shareholders any dispute that may arise under the Business Combination Agreement, and (C) executing, on behalf of the Company Shareholders any settlement agreement, release or other document with respect to such dispute or remedy; and

●	engaging attorneys, accountants, agents or consultants on behalf of the Company Shareholders in connection with the Business Combination Agreement and paying any fees related thereto.

Titan Representative

Titan has appointed the Sponsor (the “Titan Representative”) as its agent, attorney-in-fact and representative, from and after the Closing in connection with:

●	terminating, amending or waiving on behalf of Titan any provision of the Business Combination Agreement or any Ancillary Document which expressly contemplates that the Titan Representative will act on behalf of Titan;

●	signing on behalf of Titan any releases or other documents with respect to any dispute or remedy arising under the Business Combination Agreement or any Ancillary Document which expressly contemplates that the Titan Representative will act on behalf of Titan;

●	employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Titan Representative deems necessary or advisable in the performance of its duties as the Titan Representative;

●	incurring and paying reasonable fees of brokers, attorneys and accountants incurred pursuant to the Proposed Transactions; and

●	otherwise enforcing the rights and obligations of any Titans under the Business Combination Agreement or any Ancillary Document which expressly contemplates that the Titan Representative will act on behalf of Titan.

PubCo Incentive Plan and Liquidity Event Plan

Prior to the Closing, PubCo will approve (and the Key Company Shareholder as the sole shareholder of PubCo will approve) and adopt an equity incentive plan in form and substance reasonably acceptable to the Parties with a total pool of awards equal to 10% of the PubCo ordinary shares to be issued and outstanding (the “PubCo Incentive Plan”). Within seven business days following the expiration of the 60 day period following the date PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo will file an effective registration statement on Form S-8 with respect to PubCo ordinary shares issuable under the PubCo Incentive Plan.

Prior to the Merger Closing, PubCo will adopt a liquidity event plan (the “Liquidity Event Plan”) for the Relevant Beneficiaries holding Class B ordinary shares and/or Class C ordinary shares of the Company (the “Participating Shareholders”) which shall provide that: (i) each Participating Shareholder shall have the right, exercisable during the six-month period commencing on the date that such PubCo ordinary shares become freely tradeable by such Participating Shareholder (the “Exercise Period”), to require PubCo to purchase up to 15% of the PubCo ordinary shares held by such Participating Shareholder at a purchase price of $7.50 per share (each, a “Put Option”); (ii) the aggregate amount payable by PubCo in respect of all Put Options exercised by the Participating Shareholders shall not exceed $10,000,000 (the “Put Option Cap”); (iii) PubCo shall have the right during the Exercise Period to purchase from each Participating Shareholder up to 15% of the PubCo ordinary shares held by such Participating Shareholder at a purchase price of $12.50 per share (each, a “Call Option”); and (iv) as a condition to participating in the Liquidity Event Plan, each Participating Shareholder shall be required to execute and deliver to PubCo at or prior to the Share Acquisition Closing definitive documentation evidencing its election to participate in the Liquidity Event Plan (the “Liquidity Event Participation Agreements”).

From and after the execution of the Business Combination Agreement until the Share Acquisition Closing, the Company and PubCo shall use commercially reasonable efforts to enter into Liquidity Event Participation Agreements with each Participating Shareholder that elects to participate in the Liquidity Event Plan, on terms consistent with the Liquidity Event Plan and otherwise reasonably acceptable to PubCo and the Company.

Waivers and Releases

Each of the Company, PubCo, and the Company Shareholders have agreed that none of the Company, PubCo and the Company Shareholders nor any of their respective Affiliates have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, regardless of whether such claim arises as a result of the Business Combination Agreement or any proposed or actual business relationship between Titan, on the one hand, and the Company, PubCo or the Company Shareholders, on the other hand, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, PubCo and the Company Shareholders has irrevocably waived any Released Claims that any such Party may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Titan or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever.

Each Company Shareholder, on behalf of itself and its Affiliates (the “Releasing Persons”), has agreed to release and discharge the Target Companies from and against any and all actions, obligations, agreements, debts and liabilities whatsoever, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing. The releases and restrictions shall not apply to

●	any claims a Releasing Person may have against any party pursuant to the terms and conditions of the Business Combination Agreement or any Ancillary Document,

●	any rights of any director, officer or employee of any Target Company to indemnification or reimbursement from a Target Company,

●	the Benefit Plans of the Target Companies, in any Releasing Person’s capacity as an employee or other applicable service provider of the Target Companies,

●	any entitlement to salary, bonuses, or other compensation earned or accrued by or for the benefit of any Releasing Person before or as of the Closing in respect of services performed by the Releasing Person as an employee, consultant, officer, advisor, manager or director of the Target Companies prior to the Closing, or

●	any claim which may not be waived as a matter of applicable law.

Termination

The Business Combination Agreement may be terminated and the Proposed Transactions may be abandoned at any time prior to the consummation of the Proposed Transactions as follows:

●	by mutual written consent of Titan and the Company;

●	by written notice by either Titan or the Company to the other if any of the conditions to closing have not been satisfied or waived by the Outside Date;

●	by written notice by either Titan or the Company to the other if a Governmental Authority shall have issued an order permanently enjoining the Proposed Transactions;

●	by written notice by the Company to Titan if (i) there has been a material breach by Titan of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement which would result in a failure of a condition to closing to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to Titan by the Company or (B) the Outside Date;

●	by written notice by Titan to the Company if (i) there has been a material breach by the Company, PubCo or the Company Shareholders of any of their respective representations, warranties, covenants or agreements contained in the Business Combination Agreement which would result in a failure of a condition to closing to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by Titan or (B) the Outside Date;

●	by written notice by the Company to Titan if there has been a Titan Adverse Recommendation Change;

●	by either Titan or the Company if the extraordinary general meeting or the Warrantholder Meeting, as applicable, is held and has concluded, Titan’s shareholders or the Titan Warrantholders, as applicable, have duly voted and the Business Combination Proposal has not been approved by Titan’s shareholders or the Required Warrantholder Approval was not obtained;

●	by the Company if the Aggregate Transaction Proceeds are not at least equal to $130,000,000; or

●	by the Company if Titan shall have failed to deliver the Subscription Agreements and/or Non-Redemption Agreements, providing for, when taken together with the proceeds available in the Trust Account in respect of Titan Class A Shares held by Qualified Traded In Shareholders identified on the Investor Summary, Available Financing Proceeds equal to or exceeding the Minimum Proceeds Amount within ten Business Days following the date that the Registration Statement “clears” comments from the SEC.

The right to terminate the Business Combination Agreement under the foregoing provisions shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur.

If the Business Combination Agreement is terminated, the Business Combination Agreement shall thereupon become null and void and of no further force and effect and there shall be no liability on the part of any Party to another Party, except that nothing shall (i) release any Party from any liability for any willful and material breach by such Party of any term of the Business Combination Agreement prior to the date of termination or in respect of any Fraud claim or (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under the Business Combination Agreement prior to the valid termination of the Business Combination Agreement.

Specific Performance

Each party is entitled under the Business Combination Agreement to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of the Business Combination Agreement and to seek to enforce specifically the terms and provisions thereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Fees and Expenses

Unless otherwise provided for in the Business Combination Agreement, all fees and expenses incurred in connection with entering into the Business Combination Agreement will be paid by the party incurring such fees and expenses. With respect to Titan, such fees will be paid from funds held by PubCo (as Titan’s legal successor) either in or outside the Trust Account. If the Business Combination closes, PubCo will pay all expenses of Titan, OpenPayd and PubCo.

Amendments

The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Titan, PubCo, the Company, Titan’s representative and the Company Shareholders representative.

Governing Law; Jurisdiction

The Business Combination Agreement and any non-contractual rights or obligations arising out of or in connection with it are governed by the laws of New York. The parties to the Business Combination Agreement have irrevocably agreed that the courts of New York shall have exclusive jurisdiction to hear, determine and settle any disputes and, for such purposes, irrevocably submit to the jurisdiction of such courts, waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

Ancillary Documents

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Ancillary Documents, or forms thereof, are filed as exhibits the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Titan shareholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the general meeting.

Key Company Shareholder Support Agreement

In connection with the execution of the Business Combination, Titan, OpenPayd and the Key Company Shareholder entered into the Key Company Shareholder Support Agreement. Pursuant to this agreement, the Key Company Shareholder agreed during the period between execution of the agreement and termination thereof (the “Voting Period”):

●	at any meeting of the Company Shareholders called during the Voting Period, to vote his Company Shares in favor of the Business Combination Agreement and the Proposed Transactions contemplated thereby and against any transaction in opposition thereof, and

●	not to transfer his Company Shares to any person or grant to any person a proxy for the voting of such shares.

In furtherance thereof, the Key Company Shareholder agreed to promptly execute and deliver all related documentation and take such other action in support of the Proposed Transactions as shall reasonably be requested by PubCo, the Company or Titan in order to carry out the terms and provision of the Key Company Shareholder Support Agreement.

The full text of the Key Company Shareholder Support Agreement is included as Exhibit A to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Key Company Shareholder Support Agreement in its entirety prior to voting on the proposals presented at the general meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination, Titan, OpenPayd, PubCo, the Key Company Shareholder and the Sponsor entered into the Sponsor Support Agreement. Pursuant to this agreement Sponsor has agreed (a) at any meeting of the Titan Shareholders and at any meeting of the holders of the Titan Warrants called during the Voting Period, to vote its Titan Shares and Titan Warrants in favor of the Business Combination Agreement, the Proposed Transactions contemplated thereby and, if applicable, the Warrant Amendment, and against any transaction in opposition thereof, (b) not to transfer Titan Class B Shares to any person or grant to any person a proxy for the voting of such shares or warrants, and (c) to reimburse Titan for any and all costs and expenses incurred by Titan or the Sponsor in connection with any prior contemplated business combinations.

The Sponsor has also agreed that the Earnout Shares will be made subject to vesting and forfeiture as follows: (i) immediately prior to the Merger Effective Time (A) 50% of the Earnout Shares will become fully vested if, at any time after such date through the Titan Earnout Shares Vesting Term, the Stock Price Level of the Titan Class A Shares is greater than or equal to $11.50 per Titan Class A Share for 20 trading days within any 30 consecutive trading day period during the Titan Earnout Shares Vesting Term, and (B) the remaining 50% of the Earnout Shares will become fully vested if, at any time during the Titan Earnout Shares Vesting Term, the Stock Price Level of the Titan Class A Shares is greater than or equal to $13.00 per Titan Class A Share for 20 trading days within any 30 consecutive trading day period during the Titan Earnout Shares Vesting Term, and (ii) from the Merger Effect Time (A) 50% of the Earnout Shares will become fully vested if, at any time from the Closing Date through the Vesting Term, the Stock Price Level of the PubCo ordinary shares is greater than or equal to $11.50 per PubCo ordinary share for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and (B) the remaining 50% of the Earnout Shares will become fully vested if, at any time during the Vesting Term, the Stock Price Level of the PubCo ordinary shares is greater than or equal to $13.00 per PubCo ordinary share for 20 trading days within any 30 consecutive trading day period during the Vesting Term; provided, however, that during the Vesting Term in the event of (1) a merger, amalgamation, arrangement, consolidation or other business combination involving PubCo, (2) a sale of all or substantially all of the assets of PubCo, or (3) any other transaction or series of related transactions as a result of which the holders of PubCo ordinary shares immediately prior to such transaction cease to own at least a majority of the outstanding ordinary shares of PubCo or its successor entity, then, any and all Earnout Shares shall become fully vested.

“Stock Price Level” means, for any applicable trading day, the dollar volume weighted average price during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) of (a) the PubCo ordinary shares on the Nasdaq or (b) the Titan Class A Shares on the Nasdaq, as applicable.

If (i) on or prior to the expiration of the Titan Earnout Shares Vesting Term, the Earnout Shares shall not have vested, any of the Earnout Shares remaining shall be automatically forfeited to Titan for cancellation for no consideration or (ii) on or prior to the expiration of the Vesting Term, the Earnout Shares shall not have vested, any of the Earnout Shares remaining shall be automatically forfeited to PubCo for cancellation for no consideration.

The Sponsor and its permitted transferees may Transfer any or all of the Titan Warrants, Earnout Shares during the Titan Earnout Shares Vesting Term or Vesting Term, respectively,

●	to Titan’s officers or directors, any affiliate or family member of any of Titan’s officers or directors, any affiliate of the Sponsor or to any member of the Sponsor, any of their affiliates;

●	in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

●	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

●	in the case of an individual, pursuant to a qualified domestic relations order;

●	by private sales or transfers made in connection with the consummation of the business combination at prices no greater than the price at which the Titan Class B Shares were originally purchased;

●	by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;

●	in the event of Titan’s liquidation prior to the completion of a business combination; or

●	in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of Titan’s public shareholders having the right to exchange their Titan ordinary shares for cash, securities or other property subsequent to the completion of an initial business combination;

provided, however, that in the case of the first six clauses, these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The vesting terms shall continue to apply to the Earnout Shares following their transfer to a transferee pursuant to a permitted transfer.

Effective as of the Closing, the Sponsor agreed to release, waive and forever discharge PubCo, Titan, OpenPayd, and each of their past and present directors, officers, and agents from any and all past or present claims, demands, and damages of any nature whatsoever, arising from any act, omission, event or transaction occurring at or prior to the Closing.

If necessary to mitigate against redemptions or to incentivize investors to participate in the PIPE Investment, the Sponsor and the Company agree to discuss in good faith the terms and conditions pursuant to which the Sponsor will transfer an agreed upon number of Incentive Shares and/or Titan private warrants.

At the Share Acquisition Closing, in exchange for the termination of the Company Shareholders’ Agreement, the Sponsor has agreed to transfer to the Key Company Shareholder an aggregate of (i) 1,035,000 Transferred Shares and (ii) 1,216,508 Transferred Warrants.

The full text of the Sponsor Support Agreement is included as Exhibit B to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Sponsor Support Agreement in its entirety prior to voting on the proposals presented at the general meeting.

Non-Competition Agreement

In connection with the execution of the Business Combination, Titan, OpenPayd, PubCo, the Sponsor and the Key Company Shareholder entered into the Non-Competition Agreement. Pursuant to this agreement, the Key Company Shareholder agreed that during the period from the Closing until the second anniversary of the Closing Date (such period, the “Restricted Period”), the Key Company Shareholder will not, and will cause his controlled affiliates not to in any market worldwide in which OpenPayd is engaged in its business during the Restricted Period (the “Territory”), directly or indirectly, engage in any business that competes with OpenPayd’s business (a “Competitor”). Notwithstanding the foregoing, the Key Company Shareholder shall not be prohibited from:

●	directly or indirectly, owning solely as a passive investment not in excess of five percent of any class of shares that is publicly traded and listed on any national exchange regardless of whether or not such corporation is a Competitor;

●	directly or indirectly, owning solely as a passive investment not in excess of five percent in the aggregate of any entity in which the Key Company Shareholder does not have the ability to control or exercise managerial influence over such entity;

●	owning a passive equity interest in a diversified private or public debt or equity investment fund in which the Key Company Shareholder does not have the ability to control or exercise any managerial influence over such fund;

●	working for or becoming employed or engaged by a venture capital, private equity, or debt fund that owns equity interests in a Competitor so long as the Key Company Shareholder does not serve as an officer, director, employee, advisor, or consultant, or provide any services to any such Competitor;

●	being employed by any government agency, college, university or other non-profit research organization or performing speaking engagements and receiving honoraria in connection with such engagements;

●	providing services to a non-competing business unit or non-competing division of an entity that also has a competing business unit or division;

●	any activity consented to in writing by PubCo; or

●	owning, managing, financing or controlling certain businesses set forth in the Non-Competition Agreement.

During the Restricted Period, the Key Company Shareholder also agreed not to:

●	hire or engage as an employee, independent contractor or consultant any shall mean any Person who (x) is a senior management-level employee of OpenPayd during the Restricted Period, (y) was a senior management-level employee of OpenPayd at any time during the one-year period immediately preceding the commencement of the Restricted Period, or (z) is or was, during the Restricted Period or the one-year period immediately preceding the commencement of the Restricted Period, a consultant or independent contractor of OpenPayd who (I) had access to Covered Party Information, (II) provided services to OpenPayd for a period of at least ninety (90) consecutive days, and (III) was known to the Subject Party (“Covered Personnel”)

●	solicit, induce, encourage or otherwise knowingly cause any Covered Personnel to leave the service of OpenPayd;

●	intentionally interfere with or attempt to interfere with the relationship between any Covered Personnel and OpenPayd to the detriment of OpenPayd;

●	solicit, induce, encourage or otherwise knowingly cause any Person or entity who is or was an actual customer, contractor or client of OpenPayd during the Restricted Period (“Covered Customer”) to (A) cease being, or not become, a client or customer of OpenPayd or (B) materially reduce the amount of business of such Covered Customer with OpenPayd in the Territory, or otherwise materially alter such business relationship in a manner adverse to OpenPayd;

●	intentionally interfere with or disrupt the contractual relationship between OpenPayd and any Covered Customer to the detriment of the OpenPayd;

●	provide products or services that are part of OpenPayd’s business to Covered Customers in the Territory; or

●	intentionally interfere with or disrupt any Person that was a vendor, supplier, distributor or other service provider of OpenPayd during the Restricted Period to the detriment of OpenPayd

The Non-Competition Agreement also obligates the Key Company Shareholder to maintain OpenPayd confidential information as confidential and has mutual non-disparagement obligations on all of the parties thereto.

The full text of the Non-Competition Agreement is included as Exhibit C to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Non-Competition Agreement in its entirety prior to voting on the proposals presented at the general meeting.

Lock-Up Agreement

In connection with the Closing, PubCo and the Key Company Shareholder will enter into a Lock-Up Agreement. Pursuant to this agreement, the Key Company Shareholder will agree that he shall not effectuate a transfer of PubCo ordinary shares held by him during the period commencing from the Closing until six months after the Closing (the “Lock-Up Period”). Notwithstanding the foregoing, a total of 15% of these PubCo ordinary shares shall be released from the lock-up restrictions on a staggered basis prior to the expiration of the Lock-Up Period, with three percent of the Restricted Securities to be released every 30 days following the Closing. Notwithstanding the foregoing, transfers are permitted

●	to PubCo’s officers or directors, any Affiliates or immediate family members of any of PubCo’s officers or directors, any members of the Key Company Shareholder, or any Affiliates of the Key Company Shareholder,

●	by gift to a member of his immediate family or to a trust, the beneficiary of which is a member of the his immediate family, an Affiliate of such person or to a charitable organization,

●	by virtue of the laws of descent and distribution upon death,

●	pursuant to a qualified domestic relations order or in connection with a divorce settlement,

●	to any department of His Majesty’s Government,

●	to satisfy tax withholding obligations pursuant to the Key Company Shareholder’s equity incentive plans or arrangements,

●	in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof,

●	to any entity including without limitation any fund, partnership, company or investment trust to whom the Key Company Shareholder transfers interests in one or more of its portfolio of investments, and

●	in connection with a transfer pursuant to (1) a bona fide third party tender offer, merger, amalgamation, arrangement, consolidation or other similar transaction made to all holders of PubCo ordinary shares involving a change of control of PubCo, (2) a sale of all or substantially all of the assets of PubCo, or (3) any other transaction or series of related transactions as a result of which the holders of PubCo ordinary shares immediately prior to such transaction cease to own at least a majority of the outstanding ordinary shares of PubCo or its successor entity provided, that in private transactions, the transferee must enter into a written agreement in substantially the form of this agreement, agreeing to be bound by the terms of the Lock-up Period.

The full text of the Lock-Up Agreement is included as Exhibit G to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Lock-Up Agreement in its entirety prior to voting on the proposals presented at the general meeting.

New Registration Rights Agreement

In connection with the Closing, PubCo, the Sponsor, Cantor Fitzgerald & Co., Odeon Capital Group LLC, the Key Company Shareholder, the Company Advisor and certain executive officers of OpenPayd will enter into an New Registration Rights Agreement. This agreement will replace the Registration Rights Agreement entered into by Titan, the Sponsor, Cantor Fitzgerald & Co. and Odeon Capital Group LLC in connection with the closing of Titan’s IPO. The securities held by the beneficiaries of the New Registration Rights Agreement include: (a) 2,400,000 warrants held by Cantor Fitzgerald & Co. and Odeon Capital Group LLC and the 2,400,000 PubCo ordinary shares underlying such warrants; (b) 4,493,548 warrants held by the Sponsor and the 4,493,548 PubCo ordinary shares underlying such warrants; (c) 66,932,524 PubCo ordinary shares owned by the Key Company Shareholder; (d) 1,216,508 warrants held by the Sponsor and the 1,216,508 PubCo ordinary shares underlying such warrants; (e) 5,751,799 PubCo ordinary shares owned by the executive officers of OpenPayd; (f) 5,865,000 PubCo ordinary shares owned by the Sponsor and (g) 1,000,000 PubCo ordinary shares owned by the Company Advisor (collectively, “Registrable Securities”).

No later than 45 calendar days following the Closing Date (the “Filing Date”), PubCo is obligated to file a Registration Statement for a Shelf Registration on Form F-1 covering the resale of all the Registrable Securities on a delayed or continuous basis and use its commercially reasonable efforts to have such shelf declared effective as soon as practicable after the filing thereof but in no event later than the earlier of (i) the 60th calendar day after the Filing Date (or the 90th calendar day after the Filing Date if the SEC notifies PubCo that it will “review” such Registration Statement) and (ii) the fifth business day after the date PubCo is notified by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review.

In addition, at any time and from time to time, OpenPayd Holders or Sponsor Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold with a total offering price reasonably expected to exceed, in the aggregate, $50 million. The New Registration Rights Agreement also provides “piggyback” registration rights to holders.

All expenses of filing registration statements under this agreement, other than Underwriters’ commissions and discounts, brokerage fees and the like, are to be paid by PubCo. In addition, PubCo has agreed to indemnity and hold harmless the holders for certain claims arising out of misrepresentations or alleged misrepresentations contained in any such registration statements filed.

The full text of the New Registration Rights Agreement is included as Exhibit F to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such New Registration Rights Agreement in its entirety prior to voting on the proposals presented at the general meeting.

Subscription Agreements

Between the execution of the Business Combination Agreement and Closing, pursuant to the Placement Agent Engagement Agreement, Titan and PubCo plan to enter into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors will subscribe for and purchase PubCo ordinary shares (the “PIPE Financing”) immediately following the Merger Effective Time. The PubCo ordinary shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. PubCo will agree to register the resale of the PubCo ordinary shares issued in connection with the PIPE Financing pursuant to a registration statement that must be filed within 30 days after the consummation of the Proposed Transactions. The Subscription Agreements will also contain other customary representations, warranties, covenants and agreements of the parties thereto.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the Proposed Transactions and are conditioned on such closing and on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Business Combination Agreement in accordance with its terms or (ii) the mutual written agreement of the parties thereto.

Organizational Structure

Prior to the Proposed Transactions

The following diagram depicts the organizational structure of the Company before the Proposed Transactions.

ORGANIZATION STRUCTURE PRE-COMPLETION OF THE PROPOSED TRANSACTIONS

Ozan Ozerk
Other Shareholders
82.72%
17.28%
OpenPayd Holdings Limited (England + Wales)
100%
Operating Subsidiaries

Following the Proposed Transactions

The following diagram depicts the organizational structure of PubCo after the Proposed Transactions.

Titan Public Shareholders
Titan Sponsor
PIPE Investors
Ozan Ozerk
Other OpenPayd Shareholders
-%
-%
-%
-%
-%
OpenPayd Global Holdings Limited (Cayman Islands)
100%
OpenPayd Holdings Limited (England + Wales)
100%
Operating Subsidiaries

(1)	These relative percentages assume (i) that none of Titan’s existing public shareholders exercise their redemption rights, (ii) that [☐] PubCo ordinary shares are issued to the PIPE Investors in connection with the PIPE Financing and (iii) that no additional equity securities of Titan or PubCo are issued. The structure chart excludes (a) PubCo ordinary shares issuable upon the exercise of [☐] PubCo warrants to be outstanding upon completion of the Proposed Transactions, (b) [☐] PubCo ordinary shares issuable pursuant to the PubCo Incentive Plan and (c) 2,932,500 Earnout Shares issuable upon satisfaction of the Earnout Condition.

Name, Headquarters; Stock Symbols

Following the Merger, the separate corporate existence of Titan will cease and PubCo will continue as the surviving company under the name OpenPayd Global Holdings Limited with its headquarters located at The Bower, 207-211 Old Street, London, United Kingdom, EC1V 9NR. PubCo intends to apply for listing, effective at the time of the Closing, of PubCo ordinary shares and PubCo warrants on Nasdaq under the symbols “OP” and “OPW,” respectively. Our publicly traded Titan units will separate into the component securities upon the Closing and each component security will be exchanged into a substantially equivalent PubCo security. Titan’s securities will no longer be publicly traded following their exchange into PubCo securities.

Interests of Certain Persons in the Proposed Transactions

In considering the recommendation of Titan’s Board to vote in favor of the Proposed Transactions, Titan’s shareholders should be aware that, aside from their interests as shareholders, the Sponsor and Titan’s directors and officers have interests in the Proposed Transactions that are different from, or in addition to, those of other Titan shareholders and Titan warrant holders generally. Titan’s directors were aware of and considered these interests, among other matters, in evaluating the Proposed Transactions, and in recommending to Titan shareholders that they approve the Proposed Transactions. Titan shareholders should take these interests into account in deciding whether to approve the Proposed Transactions. These interests include, among other things:

●	the beneficial ownership of the Titan Initial Shareholders of 6,900,000 Titan Class B shares, which shares would become worthless if Titan does not complete a business combination within the applicable time period, as the Titan Initial Shareholders waived any right to redemption with respect to these shares for no consideration. Such shares have an aggregate market value of approximately $[☐] based on the closing price of the Titan Class A Shares of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting;

●	the fact that the Sponsor paid an aggregate of $25,000 for the 6,900,000 Titan Class B shares and such securities will have a significant higher value at the time of the Proposed Transactions, estimated at approximately $[☐] based on the closing price of the Titan Class A Shares of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting; as such, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if Titan public shareholders experience a negative rate of return following consummation of the Proposed Transactions;

●	the fact that the Sponsor also acquired 5,710,056 private warrants for $5.7 million in connection with the IPO, each of which will be converted automatically into warrants to purchase PubCo ordinary shares. In the event of a liquidation of Titan, the Titan Class B Shares and the Titan private warrants of the Sponsor and Titan’s directors and officers would become worthless. Such warrants have an aggregate market value of approximately $[☐] based on the closing price of the Titan warrants of $[☐] on Nasdaq on [☐] 2026, the record date for the extraordinary general meeting;

●	the Titan Initial Shareholders are expected to hold an aggregate of approximately [☐] of the outstanding PubCo ordinary shares upon the consummation of the Proposed Transactions after giving effect to the PIPE Financing, assuming none of Titan’s existing public shareholders exercise their redemption rights;

●	the fact that, in connection with the PIPE Financing, the PIPE Investors will receive [☐] PubCo ordinary shares;

●	Titan’s directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them on Titan’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

●	the potential appointment of Frank Mastrangelo, an affiliate of the Sponsor, as a director of PubCo; and

●	the continued indemnification of current directors and officers of Titan and the continuation of directors’ and officers’ liability insurance after the Proposed Transactions.

These interests may influence Titan’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

In addition to the foregoing, Titan Public Shareholders should also be aware that some of OpenPayd’s officers and directors may have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated Titan Public Shareholders. These interests may have influenced their decision to support or approve the Business Combination. For example, certain OpenPayd officers and directors have been appointed as officers and directors of OpenPayd and will hold an equity interest in PubCo. OpenPayd directors and executive officers and their affiliates, will together hold approximately 63.6% of the voting power of PubCo’s outstanding voting shares following the closing of the Business Combination (assuming no redemptions of Titan public shares and without giving effect to shares issued pursuant to the PIPE Financing), and will therefore have significant influence over PubCo’s management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. The concentrated voting control of holders of PubCo ordinary shares will limit the ability of former Titan Public Shareholders to influence corporate matters of PubCo for the foreseeable future, including the election of directors as well as decisions regarding amendments to PubCo’s share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of PubCo’s business, merging with other companies and undertaking other significant transactions. As a result, directors and officers of OpenPayd, will have the ability to influence many matters affecting PubCo to a much greater degree than former Titan Public Shareholders who elect not to redeem their Titan public shares, and actions may be taken that other shareholders may not view as beneficial. These individuals may be incentivized to complete the Business Combination even on terms less favorable to Titan Public Shareholders because they will benefit from their continued service and equity ownership in, and ability to control PubCo. See the sections entitled “Interests of Certain Persons in the Proposed Transactions” and “Beneficial Ownership of Securities” for more information.

Compensation Received by the Sponsor

The following table sets forth the payments to be received by Titan’s Sponsor, directors, officers and their affiliates from Titan prior to or in connection with the completion of Titan’s initial business combination and the securities issued and to be issued by Titan to the Sponsor, directors, officers or their affiliates:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid	Lock-Up Terms(2)
6,900,000 Titan Class B Shares(1)	$25,000(1)	The Sponsor, Titan’s officers and directors agreed not to transfer, assign or sell any Titan Class B Shares until the earlier to occur of (A) one year after the completion of Titan’s initial business combination or (B) subsequent to Titan’s initial business combination, (x) if the last sale price of the Titan Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Titan’s initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Titan’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees as described in the section of this prospectus entitled “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”. The Titan private warrants and the warrants that may be issued upon conversion of working capital notes (including the Titan Class A Shares issuable upon conversion or exercise of such warrants) will not be transferable, assignable or saleable by the Sponsor (as applicable) or their permitted transferees until 30 days after the completion of Titan’s initial business combination (except with respect to permitted transferees as described herein under the section of this prospectus entitled “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
5,710,056 Titan private warrants(1)	$5,710,056(1)	The Titan private warrants (including the ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of Titan’s initial business combination (except with respect to permitted transferees as described herein under “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
Up to $1,500,000 in working capital notes may be convertible into private warrants at a price of $1.00 per warrant.	Working capital notes to finance transaction costs in connection with an intended initial business combination.	The working capital warrants (including the Titan Class A Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of Titan’s initial business combination (except with respect to permitted transferees as described herein under “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
$10,000 per month	Office space, administrative and support services	N/A

(1)	The Titan Class B Shares will automatically convert into Titan Class A Shares concurrently with or immediately following the consummation of Titan’s initial business combination, and may be converted at any time prior to Titan’s initial business combination, at the option of the holder, on a one-for-one basis, subject to adjustment (unless otherwise provided in Titan’s initial business combination agreement) for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Titan Class A Shares or equity-linked securities are issued or deemed issued in connection with Titan’s initial business combination, the number of Titan Class A Shares issuable upon conversion of all Titan Class B Shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the total number of Titan Class A Shares outstanding after such conversion, including the total number of Titan Class A Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by Titan in connection with or in relation to the consummation of an initial business combination, excluding any Titan Class A Shares or equity-linked securities or rights exercisable for or convertible into Titan Class A Shares issued, or to be issued, to any seller in the initial business combination and any Titan private warrants issued to the Sponsor, Titan’s officers or directors upon conversion of working capital loans, provided that such conversion of Titan Class B Shares will never occur on a less than one-for-one basis. Of the 6,900,000 Titan Class B Shares and 5,710,056 Titan private warrants reflected in this table, an aggregate of 1,035,000 Transferred Shares and 1,216,508 Transferred Warrants, and the Transferred Shares and Transferred Warrants will not be subject to the vesting and forfeiture conditions described below. Of the remaining 5,865,000 PubCo ordinary shares to be held by the Sponsor following the Merger (after giving effect to the Transferred Shares and any Incentive Shares described below), 50% will become subject to vesting and forfeiture as the Earnout Shares, which will vest only if the trading price of the Titan Class A Shares or the PubCo ordinary shares, as applicable, equals or exceeds $11.50 per share (as to one-half) or $13.00 per share (as to the other half) for 20 trading days within any 30 consecutive trading day period during the five-year period following the applicable closing, and will be forfeited to the extent not so vested; the remaining 50% of such shares will not be subject to these vesting and forfeiture conditions but will remain subject to the lock-up terms described in this table. The PubCo private warrants that the Sponsor will hold following the Merger (after giving effect to the Transferred Warrants) are not subject to any earnout, vesting or forfeiture conditions. In addition, if necessary to mitigate against redemptions or to incentivize investors to participate in the PIPE Financing, the Sponsor and the Company have agreed to discuss in good faith the transfer of an agreed-upon number of Incentive Shares and Titan private warrants; as of the date of this proxy statement/prospectus, the number of Incentive Shares and Titan private warrants, if any, that will ultimately be transferred, and the resulting reduction to the Sponsor’s retained Earnout Shares (as applicable), had not been determined. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Support Agreement” for additional information. If the Warrant Amendment Proposal is approved, the Sponsor will receive an aggregate of $[●] in exchange for 5,710,056 Titan private warrants, representing $[●] per Titan private warrant. See “Warrantholder Proposal No. 1 — The Warrant Amendment Proposal.”
(2)	Natural persons and entities subject to transfer restrictions include Titan Acquisition Sponsor Holdco LLC, Adeel Rouf, Frank Mastrangelo, Pawneet Abramowski, Walter Beach and Leslie Goldman Tepper.

Background of the Proposed Transactions

Titan Acquisition Corp (“Titan”) is a blank check company incorporated as a Cayman Islands exempted company on January 11, 2024 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On April 10, 2025, Titan consummated its initial public offering (the “IPO”) of 27,600,000 units at a price of $10.00 per unit, generating gross proceeds of approximately $277.38 million, which were deposited in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company. The IPO was underwritten by Cantor Fitzgerald & Co. and Odeon Capital Group LLC. Titan’s units, Class A Shares and public warrants are listed on the Nasdaq Stock Market under the symbols “TACHU,” “TACH” and “TACHW,” respectively.

Following the IPO, Titan, with the assistance of its legal counsel, Winston Taylor LLP (“Winston”), and its other professional advisors, commenced efforts to identify potential business combination candidates consistent with Titan’s investment criteria and objectives.

The following is a summary of the background of Titan’s search for and discussions with various potential target companies. This summary does not purport to be a complete description of all contacts and interactions among the parties.

After the completion of its initial public offering, the Titan Board and management team commenced an active search for potential target businesses. In connection with evaluating potential business combination opportunities, members of Titan’s management team both initiated and received inquiries from a number of individuals, entities, investment banks, and private equity firms regarding potential business combination opportunities. During this process:

●	Titan identified and evaluated more than ten potential target companies, in addition to the Company, with the objective of consummating a business combination.

●	Titan entered into non-disclosure agreements with several potential target companies.

●	None of the non-disclosure agreements entered into by Titan contained standstill provisions that would restrict Titan or the applicable counterparty from making or soliciting acquisition proposals, nor did such agreements restrict either party from pursuing alternative transactions.

●	With respect to certain potential target companies that had entered into non-disclosure agreements with Titan, Titan engaged in preliminary due diligence and discussions regarding potential transaction structures and terms.

●	As part of its evaluation process, the Titan Board and management team considered, among other factors, each potential target company’s growth prospects, readiness and suitability to operate as a public company, competitive positioning within its industry, historical financial performance, and projected financial results.

●	Other than the Company, Titan did not exchange preliminary offers with any potential target company.

In June 2025, Mr. Adeel Rouf, Chief Financial Officer of Titan, was contacted by Mr. Stephen O’Reilly and Mr. Conor Patton, directors at Anne Martina Limited (“Anne Martina”), which was acting as a mergers and acquisitions advisor to OpenPayd Holdings Limited (the “Company”), a UK-headquartered provider of banking-as-a-service infrastructure, regarding a potential business combination. Mr. Rouf, Mr. O’Reilly, and Mr. Patton were previously acquainted through a prior business relationship.

On June 16, 2025, Mr. Frank Mastrangelo, Chief Executive Officer of Titan and Mr. Rouf and the Titan Board held a call to discuss the potential opportunity introduced by Anne Martina. During the call, Mr. Rouf identified the Company to the Titan Board and provided an overview of its business. Following the call, Mr. Rouf circulated the Company’s investor presentation to the Titan Board for further review.

On August 1, 2025, Mr. Frank Mastrangelo and Mr. Rouf held a call to discuss feedback received from Titan’s financial advisor regarding the potential viability of the Company as a public company. Following this discussion, Titan provided the Company’s investor teaser to its investment advisor for further evaluation.

On August 14, 2025 Mr. Frank Mastrangelo met Dr. Ozan Özerk and Mr. Stephen Lemon in London to discuss the merger viability.

On August 22, 2025 Mr. Frank Mastrangelo met Mr. David Bull in London to discuss the merger viability.

During the week of August 24, 2025, Mr. Mastrangelo and Mr. Rouf held a series of meetings with members of the management team and board of the Company, including Dr. Ozan Özerk and Mr. Stephen Lemon. The purpose of these meetings was to discuss a potential business combination with Titan.

On September 8, 2025, Mr. Mastrangelo, Mr. Rouf, and the Titan Board held a call to review and discuss the details of the meetings with the Company’s management and board members.

On September 26, 2025, Mr. Mastrangelo spoke with Ms. Iana Dimitrova, CEO of the Company.

During the week of September 28, 2025, Mr. Mastrangelo and Mr. Rouf held introductory calls with additional members of the Company’s broader management team, including Mr. Dimitar Dimitrov, and Mr. Lux Thiagarajah.

On October 14, 2025, Mr. Mastrangelo and Mr. Rouf held discussions with Dr. Özerk and Anne Martina regarding entering into a confidentiality agreement (the “NDA”) to facilitate access to the Company’s data room and other confidential materials, enabling Titan to commence in-depth due diligence.

On October 15, 2025, Titan and the Company entered into the NDA to facilitate the mutual exchange of due diligence information in connection with a potential business combination.

During the period between the execution of the NDA and the execution of the non-binding letter of intent (the “LOI”) described below, the Titan management team, together with members of the Titan Board, engaged in a series of in-depth discussions with the Company regarding a potential transaction, including the preparation and negotiation of the LOI.

On November 8, 2025, the Titan management team and representatives of the Company held an initial call to discuss the key terms and structure of the proposed LOI.

Following these initial discussions, members of the Titan team participated in a series of in-person meetings in London, United Kingdom and Sofia, Bulgaria, where the Company maintains significant operations. During the week of November 16, 2025, the Titan team met with members of the Company’s broader management team on-site and conducted legal, financial, and technical due diligence.

On November 12, 2025, following preliminary discussions and an initial review of the Company’s business, financial condition, and prospects, Titan and the Company executed an LOI. The LOI contemplated a business combination pursuant to which Titan (or a newly incorporated holding company) would acquire 100% of the outstanding equity and equity equivalents of the Company in exchange for equity consideration based on a pre-money enterprise value range of $1.1 billion to $1.5 billion, subject to ongoing due diligence and market reception from prospective PIPE investors and existing Titan shareholders. The LOI provided that the deal structure – whether by merger, share exchange, plan or scheme of arrangement, or other business combination – would be determined by the parties based on due diligence findings and business, legal, tax, accounting and other considerations, with a focus on qualifying the surviving company as a foreign private issuer.

The LOI also provided for a 90-day exclusivity period (with two automatic 15-day extensions if the parties remained in active, good faith negotiations), during which both parties agreed not to solicit or enter into discussions regarding any competing transaction. The LOI further contemplated that the first draft of the definitive acquisition agreement would be prepared by Titan’s counsel based on an agreed precedent. In connection with the LOI, the Company agreed to conduct its business in the ordinary course during the exclusivity period and the parties agreed to cooperate on outreach to prospective PIPE investors, subject to appropriate wall-crossing procedures.

On November 17, 2025, Winston circulated to the parties and their respective advisors a strawman presentation outlining the proposed transaction structure. The structure presentation described a two-step transaction whereby (i) a new Cayman Islands holding company (“PubCo”) would be incorporated, (ii) Titan would merge with and into PubCo in a merger qualifying as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, with PubCo surviving, and (iii) PubCo would acquire all of the issued and outstanding shares of the Company from the Company Shareholders in exchange for newly issued PubCo ordinary shares. The parties and their respective advisors engaged in discussions regarding the proposed structure over the ensuing weeks.

On December 11, 2025, Winston transmitted to Allen Overy Shearman Sterling US LLP (“A&O Shearman”), counsel to the Company, an initial draft of the Business Combination Agreement. The initial draft Business Combination Agreement was prepared on behalf of Titan and reflected a pre-money equity value of $1,100,000,000. The initial draft contemplated, among other things, the Merger, the Share Acquisition, the execution of an amendment to the existing Sponsor Letter Agreement providing for vesting and potential forfeiture of a portion of the Sponsor’s Class B shares based on post-closing stock price performance thresholds, non-competition agreements with certain Company executives, a shareholders’ agreement between PubCo and the Key Company Shareholder, lock-up agreements, a new registration rights agreement and a PubCo equity incentive plan.

Over the course of the following approximately six months, the parties and their respective legal advisors negotiated the terms of the Business Combination Agreement and the ancillary agreements through the exchange of multiple drafts and redlines, supplemented by discussions and calls between the legal teams and the principals. The key drafts were exchanged as follows:

On December 20, 2025, A&O Shearman circulated to Winston an initial revised draft of the Business Combination Agreement reflecting the Company’s comments and those of its advisors. Among other things, A&O Shearman’s markup proposed significant revisions to the recitals regarding the treatment of the Sponsor’s shares, including restructuring the Sponsor Letter Agreement amendment into a standalone Sponsor Support Agreement and a related Key Company Shareholder Support Agreement (together, the “Transaction Support Agreements”), adding a concept of “Purchaser Earnout Shares” subject to vesting and forfeiture prior to the Merger Effective Time, and adding a recital regarding approval by the Company’s board of directors. A&O Shearman also inserted A&O Shearman’s contact details as counsel to the Company in the notices provision and raised a number of other substantive issues across the agreement.

On January 6, 2026, Winston circulated to A&O Shearman a revised draft of the Business Combination Agreement reflecting Titan’s response to the Company’s comments.

On January 16, 2026, A&O Shearman returned a further revised draft of the Business Combination Agreement. In its transmittal, A&O Shearman noted that drafts of the Shareholders Agreement, PubCo Amended and Restated Articles of Association and the Registration Rights Agreement were in process and would be shared when ready. A&O Shearman’s draft continued to reflect the Company’s positions on a number of open issues, including narrowing certain compliance representations look-back periods from three years to twelve months and the AML compliance look-back from January 1, 2023 to January 1, 2025. The draft also continued to develop the proposed Sponsor earnout mechanics, including separate pre-Merger Purchaser Earnout Shares and post-Merger PubCo earnout shares tied to $11.50 and $13.00 stock price thresholds over a five-year vesting period, and retained proposed ancillary arrangements, including non-competition and non-solicitation arrangements with the Key Company Shareholder and certain members of Company management, a shareholders agreement with the Key Company Shareholder, and a PubCo equity incentive plan with an award pool equal to 10% of PubCo ordinary shares on a fully diluted basis as of the Share Acquisition Closing.

On January 26, 2026, Winston circulated to A&O Shearman a further revised draft of the Business Combination Agreement.

On February 6, 2026, A&O Shearman returned a further revised draft of the Business Combination Agreement. In its transmittal, A&O Shearman offered to schedule a call to walk through any remaining open points and noted that it was coordinating with its antitrust colleagues to align with Winston’s team on the regulatory approval and change-in-control (“CIC”) conditions front.

On February 10, 2026, PubCo was incorporated under the laws of the Cayman Islands as OpenPayd Global Holdings Limited solely for the purpose of effectuating the Proposed Transactions. One ordinary share of PubCo was issued to Ozan Özerk, the Company’s Key Company Shareholder.

On February 12, 2026, Winston circulated to A&O Shearman a further revised draft of the Business Combination Agreement.

The February 17, 2026 draft of the Key Company Shareholder Support Agreement further developed the Company shareholder support mechanics. The draft provided that Dr. Özerk would vote his Company shares in favor of the Business Combination Agreement and related transactions and against competing or obstructive proposals, promptly take related supporting actions reasonably requested by PubCo, the Company or Titan, revoke prior proxies or voting arrangements, and not transfer, encumber, deposit into a voting trust or grant proxies over the subject shares during the voting period except for permitted transfers to affiliates, family members or trusts, by will or intestacy, pursuant to domestic relations orders or with Titan’s consent, subject to the transferee joining the support agreement.

The draft also included waivers by Dr. Özerk of appraisal, dissenters’, pre-emption, rights of first offer, rights of first refusal, participation, tag-along and similar rights in respect of the business combination, a covenant to provide information for the registration statement and transaction disclosures, and a closing-conditioned release of claims against PubCo, Titan, the Company and related released parties arising at or before closing in his capacity as a current or former Company shareholder or holder of Company equity securities, subject to carve-outs for claims under the transaction documents, indemnification and advancement rights, compensation or employment-related rights, fraud, willful misconduct, criminal acts and federal or state securities-law claims. The draft further included representations regarding Dr. Özerk’s ownership of the Company shares listed on Schedule A and Company shares to be issued to him upon consummation of the transactions under the MSB Acquisition Agreement.

On February 27, 2026, A&O Shearman circulated to Winston a further revised draft of the Business Combination Agreement, which reflected, among other things, the naming of PubCo as “OpenPayd Global Holdings Limited” and continued refinements to the ancillary agreements. The draft also reflected continued negotiation of post-closing governance and insider arrangements, including deletion of the previously contemplated separate shareholders agreement with the Key Company Shareholder while retaining provisions for a seven-member post-closing PubCo board with designation rights allocated among the Sponsor, the Key Company Shareholder and a mutually agreed designee, and expanding the management continuity provision so that the executive officers and senior management of the Company immediately prior to the Share Acquisition Closing would become the executive officers and senior management of PubCo as of the Share Acquisition Closing. The draft further reflected the parties’ continued negotiation of the Non-Competition Agreement, including narrowing the agreement from the previously contemplated non-competition and non-solicitation agreements with the Key Company Shareholder and certain members of Company management to an agreement with the Key Company Shareholder only, and, at that stage, revising the restricted period from two years to one year following the Share Acquisition Closing. On the same date, Winston transmitted to A&O Shearman a draft exclusivity extension letter, acknowledging that exclusivity had automatically extended under the LOI as the parties remained in active, good faith negotiations, and proposing a further extension to allow the parties to finalize the definitive documentation. A&O Shearman confirmed receipt and indicated it would review the extension letter.

During late February and early March 2026, the parties also exchanged drafts of the form New Registration Rights Agreement. The draft agreement contemplated amending and restating Titan’s existing registration rights agreement and providing registration rights to the Sponsor, the IPO investment banks and OpenPayd Holders, and any OpenPayd shareholder who, because of officer, director or significant-shareholder status, would not receive freely tradable shares at closing. Winston’s comments revised the demand threshold for Sponsor Holders from 50% to 10% of the Registrable Securities held by all Sponsor Holders, matching the 10% threshold applicable to OpenPayd Holders.

The parties also revised the form Lock-Up Agreement during this period. The revised form provided that PubCo ordinary shares received by the holder in the Share Acquisition, together with related dividend, distribution, exchange or conversion securities, would be subject to a six-month lock-up period following the Share Acquisition Closing, with 15% of the restricted securities released before the end of the lock-up period in staggered 3% increments every 30 days following the Share Acquisition Closing. The draft also expanded the permitted transfer exceptions to include, among others, transfers to specified affiliates and equityholders, transfers to certain U.K. government-related entities, exercises of options, warrants or other convertible securities, transfers to satisfy tax withholding obligations, bona fide pledges or enforcement of pledges to financial institutions, transfers to portfolio investment entities or successor entities, and transfers in connection with third-party tender offers, mergers, amalgamations, arrangements, sales of substantially all assets or similar change-of-control transactions, subject in many cases to the transferee agreeing to be bound by the lock-up.

The revised Lock-Up Agreement further clarified that the holder would retain shareholder rights, including voting rights, during the lock-up period, that Restricted Securities would not include PubCo ordinary shares acquired in the public market after the Share Acquisition Closing Date, in a private placement concurrently with the Merger or in another transaction exempt from Securities Act registration, and that PubCo could release securities from the lock-up to the extent it reasonably determined that additional public float was required to satisfy Nasdaq or other exchange listing requirements. The revised form also conformed the governing law and forum provisions to New York law and New York state and federal courts, rather than Delaware law and Delaware courts.

On March 4, 2026, Titan and the Company executed an amendment to the LOI, extending the Initial Term End Date (as therein defined) to May 11, 2026.

On March 6, 2026, Winston circulated to A&O Shearman a further revised draft of the Business Combination Agreement, along with a redline marked against A&O Shearman’s prior draft. Among other things, Winston’s draft retained the narrowed approach under which the Non-Competition Agreement would be entered into with the Key Company Shareholder only, but revised the restricted period back to the second anniversary of the Share Acquisition Closing Date.

Also on March 6, 2026, Winston circulated a revised form of the New Registration Rights Agreement. The draft retained a requirement that PubCo file a shelf registration statement within 45 days after the Closing Date and added outside effectiveness deadlines of the 60th calendar day after filing, or the 90th calendar day if the SEC notified PubCo that it would review the registration statement, and the fifth business day after notice from the SEC that the registration statement would not be reviewed or would not be subject to further review. The draft also reinserted liquidated damages for failure to file or obtain effectiveness by the applicable deadline, equal to 0.25% of the aggregate market value of the applicable Holder’s Registrable Securities for each 30-day period during which the registration default remained uncured, subject to a 1.50% annual cap.

The parties also negotiated the mechanics for underwritten shelf takedowns and blackout periods. Winston’s comments revised the Sponsor Holders’ underwritten shelf takedown rights from one demand to three demands, provided that certain cutbacks or unconsummated takedowns would not count against that limit, gave the Demanding Holders the right to select the lead managing underwriter subject to PubCo’s approval and PubCo the right to select co-managers subject to the Demanding Holders’ approval, and revised the suspension period from up to 90 days to up to 60 days in any six-month period and up to 90 days in any twelve-month period, with no more than two suspension periods in any twelve-month period.

The March 13, 2026 A&O Shearman draft of the PubCo amended and restated memorandum and articles of association reflected continued negotiation of PubCo’s post-closing governance and share capital. The draft provided for authorized share capital of $50,100, divided into 500,000,000 ordinary shares and 1,000,000 preference shares, one vote per ordinary share, advance notice provisions for shareholder business and director nominations, and exclusive forum provisions for internal corporate claims and U.S. federal securities claims. The draft also included an initial seven-member board structure, with five directors appointed by the Özerk Shareholder while the Özerk nomination condition remained satisfied, one Sponsor-appointed director for an initial term, and one independent director, and removed a prior provision under which subsidiary boards would mirror the PubCo board.

On March 16, 2026, A&O Shearman returned a further revised draft of the Business Combination Agreement to Winston, noting that it remained subject to further review and comment by the Company and its advisors.

On March 17, 2026, Winston circulated to A&O Shearman a revised draft of the Business Combination Agreement, along with full and CPO redlines marked against A&O Shearman’s prior draft.

On March 23, 2026, A&O Shearman returned a further draft of the New Registration Rights Agreement. That draft retained the registration default liquidated damages concept but added a carve-out providing that no liquidated damages would accrue for any period during which PubCo had timely filed the applicable registration statement or required amendment and was timely and diligently responding in good faith to outstanding SEC staff comments, including by promptly filing required amendments and requesting acceleration as soon as eligible.

On March 25, 2026, A&O Shearman returned a further revised draft of the Business Combination Agreement, noting that it remained subject to the Company’s ongoing review and comment.

Around the same time, the parties also exchanged drafts of the form Sponsor Support Agreement and a related amendment to Titan’s existing Sponsor Letter Agreement. The Sponsor Letter Agreement amendment added a new provision making 50% of the Founder Shares subject to vesting and forfeiture based on post-closing stock price performance, with 50% of such Founder Earnout Shares vesting at a $11.50 Class A ordinary share price threshold and the remaining 50% vesting at a $13.00 Class A ordinary share price threshold, in each case measured over 20 trading days within a 30 consecutive trading day period during a five-year vesting term. A&O Shearman’s March 24 draft of the Sponsor Support Agreement added a covenant requiring the Sponsor and the Company to discuss in good faith the terms on which the Sponsor would transfer an agreed number of Purchaser Class B Ordinary Shares and/or Purchaser Private Warrants to investors executing non-redemption agreements or Subscription Agreements if necessary to mitigate redemptions or incentivize PIPE participation. Winston’s March 28 draft removed that incentive-share provision, and the parties continued to negotiate whether that concept would remain in the Sponsor Support Agreement or be addressed through the broader financing and minimum cash provisions.

On March 28, 2026, Winston circulated to A&O Shearman a further revised draft of the Business Combination Agreement together with redlines marked against A&O Shearman’s prior draft.

By the late March and May drafts, the parties had further refined the Sponsor earnout mechanics in both the Sponsor Support Agreement and the Sponsor Letter Agreement amendment. Earlier drafts of the Sponsor Support Agreement provided that 50% of the Sponsor’s shares would be subject to vesting and forfeiture, but described the vesting tranches by reference to 25% of the Purchaser Earnout Shares and 25% of the corresponding PubCo earnout shares at each of the $11.50 and $13.00 thresholds. A&O Shearman’s March 25 draft of the Sponsor Letter Agreement amendment similarly revised the tranche mechanics from 25% to 50% of the Founder Earnout Shares at each of the $11.50 and $13.00 thresholds, revised the measurement security from Founder Shares to Class A ordinary shares, and tied the vesting period to the effective date of that amendment. Subsequent drafts revised the Sponsor Support Agreement tranche references so that 50% of the Purchaser Earnout Shares and 50% of the corresponding PubCo earnout shares would vest upon achievement of the $11.50 threshold, and the remaining 50% would vest upon achievement of the $13.00 threshold, while retaining a five-year vesting period and acceleration upon a change of control. The May drafts also clarified that the shares transferred to the Key Company Shareholder would be excluded from the Sponsor shares subject to the earnout, and that any Incentive Shares transferred to PIPE investors or non-redeeming shareholders would be excluded from the Sponsor’s pre-Merger Purchaser Earnout Shares calculation.

During March and April 2026, the parties also exchanged drafts and comments on the form of Non-Competition Agreement. Those drafts refined the scope of the restricted parties from the Subject Party and his Affiliates to the Subject Party and his controlled Affiliates, added and revised exceptions for passive investments, funds, services to non-competing business units and specifically identified Permitted Investment Entities, and negotiated whether those Permitted Investment Entities could engage in parts of the Business so long as such operations and activities were not directed or caused by Dr. Özerk.

The parties also negotiated the employee, customer and supplier non-solicitation provisions. The later drafts narrowed the personnel restrictions to senior management-level employees and consultants or independent contractors who had access to Covered Party Information, provided services for at least ninety consecutive days and were known to Dr. Özerk, added carve-outs for general advertisements, recruiting firms, unsolicited contacts, references and persons who had been employed or engaged by Dr. Özerk or his controlled affiliates for at least six months, and added a customer-services restriction subject to a knowledge qualifier and a carve-out for Permitted Investment Entities where the provision of services was not directed or caused by Dr. Özerk.

On April 8, 2026, A&O Shearman returned a further revised draft of the Business Combination Agreement. In its transmittal, A&O Shearman noted that, provided that Titan could agree to the Company’s proposed revisions to the definition of Available Financing Proceeds, the Company could accept the removal of the incentive shares language from the Sponsor Support Agreement.

The April 8 draft therefore reflected the parties’ continued negotiation over whether value potentially attributable to additional financing or non-redemption support would be addressed through separate incentive-share mechanics or instead through the definition of Available Financing Proceeds and related minimum cash and financing provisions. As negotiations progressed, the incentive-share concept was ultimately reintroduced in the Sponsor Support Agreement as a covenant to discuss in good faith potential transfers of Sponsor-held Purchaser Class B Ordinary Shares and/or Purchaser Private Warrants if necessary to mitigate redemptions or incentivize PIPE participation.

On April 9, 2026, Winston confirmed that Titan was signed off on the changes reflected in A&O Shearman’s draft and requested an estimated timeline for the delivery of Section 2.5 of the Business Combination Agreement and the illustrative calculation of the Per Share Merger Consideration Value.

On April 29, 2026, A&O Shearman circulated to Winston a slightly revised draft of the Business Combination Agreement, noting that it remained subject to ongoing review by the Company. A&O Shearman further noted that the business principals had met to discuss the non-competition agreement and had reached alignment on several key points, including: (i) Dr. Özerk would be permitted to hold a 5% passive interest in private entities, and his Permitted Investment Entities would be permitted to engage in the Business so long as not directed or caused by Dr. Özerk; (ii) a knowledge standard would apply (as compared to a “reasonably should have known” standard); and (iii) the tolling period would be extended when a violation was found as determined by a court. Subsequent drafts of the Non-Competition Agreement reflected the agreed permitted-investment concept, including a schedule of Permitted Investment Entities, refined the knowledge standards applicable to controlled affiliates and Covered Customers, and ultimately included a tolling provision under which the restricted period would be computed by excluding any time during which Dr. Özerk was in violation of the applicable restrictive covenant provisions. A&O Shearman requested confirmation from Winston that these terms matched Titan’s understanding of the agreement reached between the principals.

On April 30, 2026, Winston circulated to A&O Shearman comments to A&O Shearman’s earlier draft of the Business Combination Agreement, noting, among other things, that Winston would expect the phantom incentive plan settlement to occur at the Share Acquisition Closing and revised the Business Combination Agreement accordingly. The comments also reflected continued work on the mechanics for identifying Company Shareholders and Company Beneficial Owners, calculating the Per Share Merger Consideration Value, and taking into account the Company Advisor Transaction Fee Amount and persons who would become Relevant Beneficiaries in connection with the Phantom Plan Modifications.

During the period from late April through May 2026, the parties and their respective legal advisors continued to negotiate the remaining open terms of the Business Combination Agreement and the ancillary agreements. The negotiations focused on, among other things, the closing conditions, the non-competition agreement, the minimum cash condition, the definition of Available Financing Proceeds, the treatment of the purchaser transaction expenses, the Liquidity Event Plan, and the Capital Commitment Efforts provisions. During this period, the Liquidity Event Plan evolved from a broad concept under which the Company or PubCo could provide liquidity to Relevant Beneficiaries through repurchases, secondary offerings or other transactions, to a more specific put and call structure for Participating Shareholders holding Class B ordinary shares and/or Class C ordinary shares of the Company.

On May 27, 2026, A&O Shearman circulated to Winston a revised draft of the Business Combination Agreement, checking in to confirm whether there were any questions or concerns and noting the time sensitivity given the European time zone of the Company’s team. The May 27 drafts reflected the more detailed Liquidity Event Plan construct, including put rights exercisable by Participating Shareholders for up to 15% of their PubCo Ordinary Shares at $7.50 per share, subject to a $10,000,000 aggregate cap and a PubCo Board going-concern determination, and call rights exercisable by PubCo for up to 15% of such shares at $12.50 per share. A&O Shearman’s May 27 draft of the Sponsor Support Agreement also added the Key Company Shareholder as a party solely for provisions relating to the share and warrant transfer and miscellaneous provisions, added the Purchaser Private Warrants as “Subject Warrants,” expanded the Sponsor’s voting covenant and transfer restrictions to cover the Subject Warrants and any applicable Warrantholder Approval Matters, and added the agreed transfer to the Key Company Shareholder of 1,035,000 PubCo Ordinary Shares and 1,216,508 PubCo Private Warrants in exchange for termination of the Company Shareholders’ Agreement. A&O Shearman’s May 27 draft of the Sponsor Letter Agreement amendment conformed the Founder Earnout Shares calculation to this structure by reducing the Founder Shares subject to vesting and forfeiture by any Founder Shares representing the Transferred Shares.

Later on May 27, 2026, Winston circulated to A&O Shearman a further revised draft of the Business Combination Agreement. In its transmittal, Winston noted that Titan had signed off on the non-competition agreement and described several adjustments to the closing conditions. Specifically, Winston noted that (i) Titan had removed the requirement for warrantholders’ approval as a closing condition, reflecting the parties’ understanding that, even with diligent good faith negotiations, reaching an amendment to the warrant agreement might not be feasible and that such an outcome should not trigger a walk right; (ii) Titan had eliminated the condition mandating delivery of subscription agreements or non-redemption agreements totaling at least $130 million, on the basis that there was already a minimum cash requirement of $130 million and the proposed closing condition was redundant; and (iii) based on guidance from Titan’s management, the $3 million cap on purchaser transaction expenses was set as a fixed threshold that would be used solely to determine any dollar-for-dollar reduction to the minimum cash condition, rather than acting as a cap that would allow reimbursement for expenses exceeding that amount. The related minimum cash formulation required Aggregate Transaction Proceeds of at least $130,000,000, subject to dollar-for-dollar adjustments for Company Transaction Expenses and the extent to which purchaser transaction expenses were below or above the $3,000,000 threshold, excluding deferred underwriting commissions.

Also on May 27, 2026, A&O Shearman circulated to Winston a revised draft of the Business Combination Agreement reflecting the parties’ prior discussions, along with a redline to Winston’s prior draft. A&O Shearman noted that it was simultaneously circulating the draft to the Company for review.

Later on May 27, 2026, A&O Shearman circulated a slightly updated draft of the Business Combination Agreement with an incremental CPO redline. A&O Shearman noted its understanding, based on discussions between Mr. Mastrangelo and Dr. Özerk, that the only remaining open item on the Business Combination Agreement related to the termination right and the inclusion of a third category of investors — in addition to Subscription Agreement and Non-Redemption Agreement counterparties — namely, Traded In Shareholders who had acquired a block of shares with a value of at least $1 million at a price per share of greater than 110% of the Redemption Price. The final formulation of the Capital Commitment Efforts covenant required Titan to use reasonable best efforts to procure Subscription Agreements and/or Non-Redemption Agreements providing Available Financing Proceeds equal to or exceeding the Minimum Proceeds Amount and to deliver an Investor Summary identifying Traded In Shareholders, including each such Traded In Shareholder satisfying the $1 million and 110% price tests. A&O Shearman requested confirmation from Winston that this was consistent with Titan’s understanding.

On May 28, 2026, A&O Shearman circulated an updated draft of Schedule 1 (Company Shareholders and Company Beneficial Owners), along with a redline to the prior version. Winston also circulated a further revised draft of the Business Combination Agreement and related ancillary documentation, noting that it was running down the trust account balance for Section 4.20 and would pass that information along upon receipt. In the May 28 draft of the Sponsor Support Agreement, Winston removed language stating that the Transferred Warrants would not be subject to the Warrant Amendment, while otherwise retaining the agreed share and warrant transfer to the Key Company Shareholder. Winston confirmed that it was signed off on the latest draft of the Business Combination Agreement.

On May 29, 2026, A&O Shearman circulated to Winston final clean-up edits to the Business Combination Agreement to correct minor defined term and section reference errors identified during compilation of the final documents. A&O Shearman also requested confirmation that Winston was signed off on Schedule 1. A&O Shearman noted that it was preparing the compiled documents and proposed a call to align on approach for exchanging signature pages and compiling the documents in advance of the weekend.

Later on May 29, 2026, Winston confirmed that it was signed off on the clean-up edits to the Business Combination Agreement and Schedule 1, as well as on the Company’s disclosure schedules. The legal teams then coordinated a call for that afternoon to discuss signature page exchange and document compilation logistics.

On May 30, 2026, A&O Shearman circulated a slightly updated draft of the form New Registration Rights Agreement (Exhibit F to the Business Combination Agreement) and a corresponding update to the Business Combination Agreement, to add Anne Martina as a party to the New Registration Rights Agreement. A&O Shearman noted that Anne Martina would receive shares at closing that would not be registered and therefore needed to be a party to the registration rights agreement. A&O Shearman further noted that it had the compiled documents nearly ready and could finalize them in short order. Winston confirmed it was signed off on the updates and inquired whether Anne Martina would sign up to the same six-month lock-up as the other Company Shareholders. The addition of Anne Martina followed earlier revisions to the registration rights provisions, which had expanded the parties to the New Registration Rights Agreement beyond the Sponsor and Key Company Shareholder to include the IPO investment banks and the OpenPayd Holders and, as finalized, included Anne Martina, the Sponsor, the IPO investment banks and Ozan Özerk, Iana Dimitrova and David Bull as OpenPayd Holders. The final form provided for a shelf registration statement to be filed within 45 calendar days after closing, outside effectiveness deadlines, registration-default liquidated damages subject to the SEC-comment response carve-out, underwritten shelf takedown rights for Sponsor Holders and OpenPayd Holders subject to a $50 million minimum takedown threshold, and piggyback registration rights.

The parties also resolved post-closing governance and management arrangements. The Business Combination Agreement ultimately provided that the initial PubCo board would consist of seven directors, including one Sponsor designee subject to the Company’s consent, five Key Company Shareholder designees subject to the Sponsor’s consent, and one mutually agreed designee, and that the executive officers and senior management of the Company immediately prior to the Share Acquisition Closing would be the executive officers and senior management of PubCo as of the Share Acquisition Closing. The PubCo amended and restated memorandum and articles of association further implemented these governance arrangements by providing that, for so long as the Özerk Shareholder beneficially owned at least 15% of the ordinary shares, the Özerk Shareholder would have continuing director appointment rights, the number of Özerk-appointed directors would adjust based on the Özerk Shareholder’s ownership percentage, any increase or decrease in board size would require the Özerk Shareholder’s prior written consent, committees would include a proportionate number of Özerk Directors with at least one Özerk Director, and board quorum would include at least one Özerk Director. Earlier drafts also reflected consideration of whether members of executive management would enter into employment agreements in connection with the Closing, while the final agreement addressed management continuity through the post-closing officer and senior management covenant.

During the course of the negotiations, the parties resolved a number of key issues, including, among others:

(i)	following feedback received from wall-crossed institutional investors, the pre-money equity value, which was ultimately agreed at $800,000,000;

(ii)	the treatment of the Sponsor’s shares, which evolved from a forfeiture-based mechanism in the initial draft to an earnout structure whereby 50% of the PubCo ordinary shares received by the Sponsor in the Merger (after reduction for any shares representing Transferred Shares) would be subject to vesting based on PubCo stock price performance (the “Purchaser Earnout Shares”), with 50% of the Purchaser Earnout Shares vesting if, at any time during the five-year vesting term, the Stock Price Level of the Purchaser Class A Ordinary Shares equaled or exceeded $11.50 per share for 20 trading days within any 30 consecutive trading day period, and the remaining 50% of the Purchaser Earnout Shares vesting upon achievement of a $13.00 per share price threshold, with full acceleration upon a change of control;

(iii)	the addition of a Liquidity Event Plan for the benefit of certain beneficiaries of the Company, providing for put options exercisable by Participating Shareholders to require PubCo to purchase up to 15% of their PubCo Ordinary Shares at $7.50 per share (subject to a $10,000,000 aggregate cap), and call options exercisable by PubCo to purchase up to 15% of such shares at $12.50 per share;

(iv)	the structure of the Sponsor Support Agreement, including the addition of a requirement that the Sponsor reimburse Titan for costs and expenses incurred in connection with any prior contemplated business combinations (including any termination or other similar fees payable in respect thereof);

(v)	the scope and look-back periods applicable to the Company’s representations and warranties;

(vi)	the addition of Capital Commitment Efforts provisions (Section 8.27 of the Business Combination Agreement), requiring Titan to use reasonable best efforts to procure Subscription Agreements with PIPE Investors and/or Non-Redemption Agreements providing for Available Financing Proceeds in an amount equal to or exceeding the Minimum Proceeds Amount, and to deliver an Investor Summary identifying Traded In Shareholders;

(vii)	the treatment of the Phantom Incentive Plans, with the Company Board determining that consummation of the Proposed Transactions constituted an “Exit” triggering settlement of Phantom Awards at the Share Acquisition Closing;

(viii)	the addition of Anne Martina as a party to the New Registration Rights Agreement in recognition of the shares it would receive at closing; and

(ix)	the closing conditions, including delivery of subscription agreements or NRAs totaling at least $130 million, and the setting of the $3 million cap on purchaser transaction expenses as a fixed threshold for purposes of the minimum cash condition.

On May 29, 2026, Winston and A&O Shearman compiled the execution versions of the Business Combination Agreement, including the disclosure schedules and all exhibits, the Lock-Up Agreements, the New Registration Rights Agreement, the Transaction Support Agreements, the Non-Competition Agreement and various other documents to be delivered concurrently with the signing.

On May 27, 2026, Titan’s Board of directors unanimously (i) approved the Business Combination Agreement and the transactions contemplated thereby, (ii) determined that the Proposed Transactions are advisable and fair to and in the best interests of Titan and its shareholders, and (iii) recommended that Titan’s shareholders approve the Business Combination Proposal and the other proposals described herein.

On May 31, 2026, the board of directors of the Company and the board of directors of PubCo each approved the Proposed Transactions, the Business Combination Agreement and the various other documents to be delivered concurrently with the signing.

The Business Combination Agreement was signed on June 1, 2026. Concurrently with the signing of the Business Combination Agreement, Titan, the Sponsor and the Insiders (as defined in the Letter Agreement (as within the Business Combination Agreement)) entered into the Sponsor Letter Agreement Amendment. and the other ancillary agreements contemplated by the Business Combination Agreement.

On June 1, 2026, the press release announcing the Proposed Transactions was released and Titan’s current report on Form 8-K was filed with the SEC.

On June 11, 2026, the board of directors of the Company and the board of directors of PubCo each approved the first amendment to the Business Combination Agreement (the “First Amendment”). The First Amendment was signed on June 11, 2026.

Titan’s Board of Directors’ Reasons for Approval of the Proposed Transactions.

On May 27, 2026, Titan’s board unanimously (i) approved the Business Combination Agreement and the transactions contemplated thereby, (ii) determined that the Proposed Transactions are advisable and fair to and in the best interests of Titan and its shareholders, and (iii) recommended that Titan’s shareholders approve the Business Combination Proposal and the other proposals described herein.

In evaluating the Proposed Transactions and making these determinations and its recommendation, Titan’s board consulted with its advisors and considered a number of factors, including, but not limited to, the factors discussed below. In light of the wide number and complexity of the factors considered in connection with its evaluation of the Proposed Transactions, the board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Titan’s board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. Neither Titan nor Titan’s board retained an unaffiliated representative to act solely on behalf of the unaffiliated Titan shareholders to negotiate the terms of the Proposed Transactions and/or prepare a report concerning the approval of the Proposed Transactions. The Proposed Transactions are not structured in a way that approval of at least a majority of unaffiliated Titan shareholders is required. This explanation of Titan’s board’s reasons for the Proposed Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Titan’s board considered a number of factors pertaining to the Proposed Transactions as generally supporting its decision to approve the entry into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

●	The Company Satisfies a Number of Acquisition Criteria that Titan Had Established to Evaluate Prospective Business Combination Targets. The Titan Board determined that the Company satisfies a number of the criteria and guidelines that Titan established at its initial public offering, including (i) operating in a large and growing total-addressable market, (ii) having potential to deliver sustainable top-line growth for the long-term, and (iii) providing an opportunity to partner with a world-class management team capable of scaling a business around the globe.

●	Favorable Prospects for Future Growth and Financial Performance. Current information from the Company’s management regarding (i) the Company’s business, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives for the 2026, 2027 and 2028 fiscal years, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within the Company’s industry.

●	Compelling Valuation. The implied pro forma enterprise value in connection with the Business Combination of approximately $1.145 billion (which includes $800 million for OpenPayd and $345 million for Titan (34.5 million shares outstanding at $10.00 per share)), which the Titan Board believes represents an attractive valuation relative to selected comparable companies in analogous markets, including in respect of the biopharmaceutical segment, healthcare and healthcare-related industries.

●	Best Available Opportunity. The Titan Board determined, after a thorough review of other business combination opportunities reasonably available to Titan, that the proposed Business Combination represents the best potential business combination for Titan based upon the process utilized to evaluate and assess other potential acquisition targets, and the Titan Board’s belief that such processes had not presented a better alternative.

●	Experienced, Proven, and Committed Management Team. The Titan Board considered the fact that PubCo will be led by the Company’s founders-led management team, which has a proven track record of operational excellence, financial performance, growth, and innovation.

●	Continued Significant Ownership by the Company. The Titan Board considered that the Company’s existing equity holders would be receiving a significant amount of PubCo ordinary shares in the proposed Business Combination and that the Company’s principal shareholders and key executives are “rolling over” their existing equity interests of the Company into equity interests in PubCo.

●	Substantial Retained Proceeds. A majority of the proceeds to be delivered to the combined company in connection with the Business Combination (including from the Titan Trust Account and from its private placement financing), are expected to remain on the balance sheet of the combined company after closing in order to fund the Company’s existing operations and support new and existing growth initiatives. Titan’s Board considered this as a strong sign of confidence in PubCo following the Business Combination and the benefits to be realized as a result of the Business Combination.

●	Likelihood of Closing the Business Combination. The Titan Board’s belief that an acquisition by Titan has a reasonable likelihood of closing without potential issues under applicable antitrust and competition Laws and without potential issues from any regulatory authorities.

The Titan Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Business Risk. The risk that the future financial performance of the Company may not meet the Titan Board’s expectations due to factors in the Company’s control or out of the Company’s control.

●	Competition Risk. The risk that the Company faces intense competition across the segments and markets it serves.

●	Legal and Regulatory Risk. The risks involved with the Company being subject to various Laws in multiple jurisdictions, including with respect to (i) to anti-corruption, anti-bribery, anti-money laundering and countering the financing of terrorism, (ii) security and data privacy and (iii) multiple approvals necessary for the ability to commercialize its product candidates.

●	Benefits May Not Be Achieved. The risk that the Business Combination’s potential benefits may not be achieved in full or in part.

●	Closing of the Business Combination May Not Occur. The risks and costs to Titan if the Business Combination is not completed, including the risk of diverting management focus and resources to other business combination opportunities, which could result in Titan being unable to effect a business combination by the final redemption date, forcing Titan to liquidate the Trust Account.

●	Current Titan Public Shareholders Exercising Redemption Rights. The risk that some Titan Public Shareholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account and requiring Sponsor to backstop such redemptions.

●	Closing Conditions of the Business Combination. That the Business Combination’s closing is conditioned on satisfying certain closing conditions, many of which are not within Titan’s control.

●	Titan Shareholders Not Holding a Majority Position in PubCo. The fact that Titan Shareholders will not hold a majority position in PubCo following the Business Combination, which may reduce the influence that current Titan Shareholders have on PubCo’s management.

●	Litigation Related to the Business Combination. The risk of potential litigation challenging the Business Combination.

●	No Survival of Certain Representations, Warranties or Covenants of the Company. The Business Combination Agreement provides that all representations, warranties, and covenants contained in the Business Combination Agreement will expire 12 months after the Closing, except for the Company Fundamental Representations (as defined in the Business Combination Agreement) which shall survive indefinitely.

●	Transaction Fees and Expenses Incurred by Titan. The substantial transaction fees and expenses to be incurred in connection with the Business Combination (which are currently expected to be approximately $3.0 million) and the negative impact of such expenses on Titan’s cash reserves and operating results if the Business Combination is not completed.

●	Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the Business Combination and public announcement of the Business Combination on Titan’s financial performance, operating results, and stock price.

●	Other Risks. Other factors that the Titan Board deemed relevant, including various other risks associated with the Business Combination, Titan’s business, and the Company’s business as described in the section of this proxy statement/prospectus entitled “Risk Factors.”

The Titan Board ultimately concluded that, in the aggregate, (i) the potential benefits of becoming a public company would provide enhanced brand awareness and greater access to capital and resources than continuing to operate as a private company, which would better support the Company’s long-term growth and future advancement of product candidates, subject to regulatory approval; (ii) becoming a public company through a De-SPAC transaction was more advantageous than a traditional initial public offering, particularly regarding speed to market, valuation and better investment conditions; and (iii) the potential benefits and advantages of engaging in the Business Combination noted above, as well as access to the expertise and support provided by Titan, outweighed the potential risks or negative consequences of the Business Combination. For all the reasons above, Titan’s Board and management team believe that the Business Combination is in the best interests of Titan and its shareholders.

Opinion of EntrepreneurShares LLC

Titan retained EntrepreneurShares LLC (“ERShares”) to render an opinion to the board of directors of Titan as to the fairness, from a financial point of view, to Titan and its shareholders of the Transaction Consideration (as defined below) to be issued or paid in connection with the proposed Business Combination. For the purposes of this section, “Transaction Consideration” means the PubCo ordinary shares to be issued in exchange for the Titan Class A Shares and Titan Warrants at the Merger Effective Time.

Titan selected ERShares to provide a fairness opinion after considering, among other factors, ERShares’ experience, qualifications, reputation, fees, and ability to complete the analysis in the required timeframe. ERShares is led by senior professionals with academic credentials that include tenured professorships in entrepreneurship at a top-ranked business school. ERShares is an established asset manager focused on entrepreneurial companies and is regularly engaged to value businesses and securities and to provide fairness opinions in connection with business combination transactions.

Titan selected ERShares based on these qualifications and capabilities and its ability to perform the engagement within the required timeframe.

Other than prior engagements in which ERShares provided fairness opinions in connection with unrelated special purpose acquisition company transactions involving Titan’s President and CFO (Adeel Rouf), neither ERShares nor any of its affiliates has had any material relationship during the past two years with Titan, the Sponsor, PubCo, OpenPayd, or any of their respective affiliates. ERShares was compensated a customary fee for its services in connection with the fairness opinion, which was not contingent upon the consummation of the Business Combination or the conclusions reached in the fairness opinion.

ERShares delivered its oral opinion to the Titan Board, subsequently confirmed in writing on May 27, 2026 (the “Opinion”), which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the Opinion, which is attached to this proxy statement/prospectus as Annex D and is hereby incorporated by reference. The Opinion confirmed that, as of May 27, 2026, the Transaction Consideration to be issued or paid to the shareholders of OpenPayd is fair from a financial point of view to Titan and the shareholders of Titan. The Opinion does not constitute a recommendation to the relevant directors and officers of Titan or to any other persons in respect of the Business Combination, including as to how any holders of Titan Class A Shares should vote or act in respect of the Business Combination.

In connection with its analyses in rendering the Opinion, ERShares, among other things:

●	Reviewed the financial terms and conditions of the proposed Business Combination set forth in the draft Business Combination Agreement circulated on May 26, 2026;

●	Reviewed certain operating information provided to ERShares by management of the Company;

●	Reviewed certain guideline public companies and precedent transactions which ERShares viewed as having attributes similar to the Company;

●	Reviewed other publicly available industry information (e.g., various equity analyst reports, macroeconomic reports, and public information about guideline companies) available from databases such as S&P Capital IQ (“CapIQ”); and

●	Engaged in confirmatory discussions with Titan and the Company regarding the Company’s business and key assumptions and risks associated with the Company’s business plans.

For purposes of its analysis and the Opinion, ERShares assumed and relied upon the accuracy and completeness of the financial and other publicly available information, and all of the information supplied or otherwise made available to, discussed with, or reviewed by ERShares, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information), and further relied upon the assurances of Titan management that they were not aware of any facts or circumstances that would make such information provided to ERShares inaccurate or misleading.

ERShares also assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Business Combination Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement, and that all conditions to the consummation of the Business Combination would be satisfied without waiver or modification thereof. ERShares further assumed, in all respects material to its analysis, that all governmental, regulatory, or other consents, approvals or releases necessary for the consummation of the Business Combination would be obtained without any delay, limitation, restriction, or condition that could materially affect the consummation of the Business Combination or reduce the contemplated benefits to the holders of Titan Ordinary Shares.

ERShares did not, in connection with the Opinion, conduct any physical inspection of properties or facilities associated with the Company. The Opinion is necessarily based upon information made available to ERShares as of May 27, 2026, and financial, economic, market, and other conditions as they existed and could be evaluated as of that date, and does not reflect any subsequent developments. ERShares does not have any obligation to update, revise, or reaffirm the Opinion.

ERShares was not asked to opine on, and the Opinion does not express any views on, (i) any other terms of the Business Combination (except as expressly addressed herein), (ii) Titan’s underlying business decision to proceed with or effect the Business Combination, (iii) the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to Titan, (iv) the amount or nature of the compensation to any officer, director, or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors, or other constituencies of Titan or the Company in the Business Combination, or relative to or in comparison with the Transaction Consideration paid to shareholders of Titan, (v) the fairness of the Business Combination to any particular group or class of securities, creditors, or other constituencies of Titan other than as set forth in the Opinion, or (vi) the solvency, creditworthiness, or fair value of the Company or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency, or similar matters. The Opinion also does not constitute legal, tax, accounting, or regulatory advice.

Set forth below is a summary of the material financial analyses carried out by ERShares, in connection with ERShares rendering the Opinion. The following summary, however, does not purport to be a complete description of the analyses performed by ERShares. The order of the analyses described, and the results of these analyses do not represent relative importance or weight given to these analyses by ERShares. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 27, 2026 and is not necessarily indicative of current market conditions.

Summary of ERShares’ Financial Analysis of Company

Market Method

The primary method EntrepreneurShares used as the basis for the fairness opinion assessment was a Market Method, which relied on a combination of (a) a Guideline Publicly Traded Companies Analysis (“GPC Analysis”), (b) a Guideline Company Analysis (“GCM Analysis”) and (c) a Guideline Transaction Analysis (“GTM Analysis”) as further described below.

Guideline Publicly Traded Company Analysis (GPC)

The GPC Analysis is a market indicator used to value a business. ERShares reviewed and analyzed publicly available data on CapIQ about companies that were considered to have attributes similar to the Company. There are no guideline public companies that are directly comparable to Company’s future prospective business. ERShares selected 3 guideline public companies that it considered to have attributes similar to the Company (“GPC Guideline Companies,” collectively, the “Guideline Companies Group”) to use for purposes of the GPC Analysis.

ERShares utilized the platform and analytical tools of CapIQ’s public Company database (the “database,” unless otherwise indicated, as accessed as of May 27, 2026 (the “Access Date”)), to assist with the identification of GPC Guideline Companies and to obtain certain publicly available information about those companies. Of the total number of companies with securities listed on a U.S. national securities exchange (“Public Companies”) included in the database, ERShares selected the 3 GPC Guideline Companies.

The GPC Guideline Companies are as follows:

●	Sezzle Inc. (NasdaqCM:SEZL)	●	Paysign, Inc. (NasdaqCM:PAYS)
●	PicS N.V. (NasdaqCM:PICS)

●	Worldwide Presence: Of the total number of companies included in the database, ERShares selected a group of 70,347 Public Companies with securities listed on various national exchanges globally in order to incorporate in the GPC Guideline Companies with operations and foci outside as well as inside of United States of America (the “Worldwide Presence Category”).

●	All Financials: Within the companies in the Worldwide Presence Category, ERShares narrowed its search to approximately 23,423 Public Companies that fall within the Global Industry Classification Standards classifications developed by S&P, Dow Jones Indices and MSCI, as of the Access Date (“GICS”) general “Financials” classification (the “Financials Category”).

●	Financial Services: Within the companies in the Industrials Category, ERShares narrowed its search to approximately 21,494 Public Companies that fall within the Global Industry Classification Standards classifications developed by S&P, Dow Jones Indices and MSCI, as of the Access Date (“GICS”) sub-category “Financial Services” classification (the “Financial Services”).

●	Financial Exchanges and Data or Transaction and Payment Processing Services Category: ERShares’ search was further narrowed to approximately 296 companies within the Financial Exchanges and Data or Transaction and Payment Processing Services sub-category, which ERShares considered to have attributes or potential similarities to the Company. These categories include several companies, which ERShares considered potentially relevant due to OPENPAYD’s operations.

●	Major US Exchanges: ERShares’ search was further narrowed to approximately 70 companies within the all major exchange listing category, which were listed on major US exchanges given the company’s prospective listing on a major US exchange.

●	Revenue less than $500M: Among the companies within the Financial Exchanges and Data or Transaction and Payment Processing Services Category listed on major US exchanges, ERShares’ search was further narrowed down to approximately 23 companies that had revenues less than $500M, which ERShares considered most relevant to the Company given its current operations.

●	Revenue growth greater than 15% and EBITDA growth greater than 30%: Among the companies within the Financial Exchanges and Data or Transaction and Payment Processing Services Category listed on major US exchanges with revenues less than $500M, ERShares’ search was further narrowed down to approximately 3 companies that had Revenue growth greater than 15% and EBITDA growth greater than 30%, which ERShares considered most relevant to the Company given its current operations.

ERShares reviewed the market capitalizations of the selected comparable public companies as of the Access Date. Based on this review, ERShares observed a market capitalization range of approximately $294 million to $2.27 billion. ERShares compared this observed range to the proposed pre-money enterprise value of the Company of approximately $800 million and noted that the proposed valuation fell within the range indicated by the selected comparable companies.

Based on this analysis and comparison, ERShares concluded that the implied enterprise value of the Company derived from the GPC Analysis fell within the range parameters indicated by the selected peers. On that basis, ERShares concluded that the proposed transaction consideration was fair, from a financial point of view, to the Company and its stockholders, under this methodology.

Guideline Company Analysis (GCM)

The GCM Analysis is a market indicator used to value a business. ERShares reviewed and analyzed publicly available data on CapIQ about companies that were considered to have attributes similar to the Company. There are no guideline public companies that are directly comparable to Company’s future prospective business. ERShares selected a group of 7 guideline public companies that it considered to have attributes similar to the Company (“GCM Guideline Companies,” collectively, the “GCM Companies Group”) to use for purposes of the GCM Analysis.

ERShares utilized the platform and analytical tools of CapIQ’s public Company database (the “database,” unless otherwise indicated, as accessed as of May 27, 2026 (the “Access Date”)), to assist with the identification of GCM Guideline Companies and to obtain certain publicly available information about those companies. Of the total number of companies with securities listed on a U.S. national securities exchange (“Public Companies”) included in the database, ERShares selected the 7 GCM Guideline Companies.

The GCM Guideline Companies are as follows:

●	Mastercard Incorporated (NYSE:MA)	●	Flywire Corporation (NasdaqGS:FLYW)
●	Visa Inc. (NYSE: V)	●	DLocal Limited (NasdaqGS:DLO)
●	Adyen N.V. (ENXTAM: ADYEN)	●	Circle Internet Group, Inc. (NYSE:CRCL)
●	Marqeta, Inc. (NasdaqGS:MQ)

For each of the companies listed above, ERShares reviewed the Enterprise Value to Forward Revenue (“EV/Revenue”), Enterprise Value to Forward EBITDA (“EV/EBITDA”), and Enterprise Value to Forward PE (“EV/PE”) multiples, as reported in the most recent public filings and consensus research estimates available as of the Access Date. ERShares observed the following approximate ranges:

●	EV/ Revenue: 1.54x to 12.60x
●	EV/ EBITDA: 6.71x to 49.18x
●	EV/ PE: 12.31x to 165.54x

ERShares calculated representative multiple ranges using the min and max of the above metrics and applied these ranges to the Company-provided management projections for revenue, EBITDA and Net Income for fiscal year 2026.

Application of these selected multiple ranges resulted in an implied enterprise value range for the Company of approximately $135 million to $1,840 million. ERShares compared this implied valuation range to the proposed pre-money enterprise value of approximately $800 million.

Based on this analysis and comparison, ERShares concluded that the implied enterprise value of the Company derived from the GCM Analysis fell within the range parameters indicated by the selected peers. On that basis, ERShares concluded that the proposed transaction consideration was fair, from a financial point of view, to the Company and its stockholders, under this methodology.

Guideline Transaction Analysis

The GTM Analysis is a market method examining comparable transactions based on ERShares’ review and analysis of publicly available data (sourced through the subscription database Pitchbook) about initial public offerings and Reverse Mergers. Within these guidelines, the following factors were considered in determining the appropriateness of transactions for inclusion in the GTM Analysis carried out by ERShares: (i) sector, (ii) deal completion and (iii) deal type. Utilizing the criteria set forth above, ERShares identified 9 guideline transactions (the “GTM Guideline Transactions” and collectively, the “Guideline Transactions Group”) that ERShares considered relevant for comparative purposes, though, as described below, none of the selected transactions has characteristics identical to the proposed Business Combination or involves businesses that are identical to the Company. The categories of transactions used by ERShares as criteria for inclusion in the Guideline Transactions Group can be summarized as follows, based on information accessed by ERShares through Pitchbook on May 27, 2026:

The GTM Guideline Transactions are as follows:

●	Gemini Space Station (NAS: GEMI)	●	Robinhood (NAS: HOOD)
●	Circle (NYS: CRCL)	●	Payoneer (NAS: PAYO)
●	Pagero	●	Marqeta (NAS: MQ)
●	Coinbase Global (NAS: COIN)	●	Bullish (GI) (NYS: BLSH)
●	Paysafe (NYS: PSFE)

●	Business Products and Services Sector: ERShares focused on transactions involving companies falling in the Pitchbook Industries and Verticals Business Products and Services Sector, specifically in the Information Technology and Financial Services category, primarily focused on the financial technology industry which it considered most likely to encompass companies that have similarities to the Company in terms of operation characteristics and trajectories.

●	Generating Revenues: Among transactions falling into the Information Technology and Financial Services category, ERShares selected transactions involving privately owned companies generating revenues. ERShares considered these types of transactions to be similar to the proposed Business Combination, given the similarities these companies had to the characteristics of the Company.

●	Guideline Transaction Date: Among the Information Technology and Financial Services category, EntrepreneurShares selected transactions consummated/ announced after January 1, 2021 (“Recent Guideline Transaction Dates”), as EntrepreneurShares considered these transactions to be of greater potential relevance to a GTM Analysis than transactions consummated during prior periods due to market conditions and other factors relevant to Information Technology and Financial Services companies transactions generally.

For each of the companies listed above, ERShares reviewed the Enterprise Value to Forward Revenue (“EV/Revenue”), Enterprise Value to Forward EBITDA (“EV/EBITDA”), and Enterprise Value to Forward PE (“EV/PE”) multiples, as reported in the most recent public filings and consensus research estimates available as of the Access Date. ERShares observed the following approximate ranges:

●	EV/ Revenue: 3.41x to 37.41x
●	EV/ EBITDA: 21.70x to 24.86x
●	EV/ PE: 27.04x to 37.48x

ERShares calculated representative multiple ranges using the min and max of the above metrics and applied these ranges to the Company-provided management projections for revenue, EBITDA and Net Income for fiscal year 2026.

Application of these selected multiple ranges resulted in an implied enterprise value range for the Company of approximately $260 million to $2,851 million. ERShares compared this implied valuation range to the proposed pre-money enterprise value of approximately $800 million.

Based on this analysis and comparison, ERShares concluded that the implied enterprise value of the Company derived from the GTM Analysis fell within the range parameters indicated by the selected peers. On that basis, ERShares concluded that the proposed transaction consideration was fair, from a financial point of view, under this methodology.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by ERShares and is qualified in its entirety by reference to the full text of the Opinion, which is as attached as Annex D to this proxy statement/prospectus. In connection with the evaluation of the Transaction Consideration, ERShares performed a variety of financial and comparative analyses for the purpose of rendering the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. In arriving at its opinion, ERShares considered the results of all analyses as a whole and did not form a conclusion based on any single analysis. Rather, ERShares made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, ERShares may have given certain analyses and factors more or less weight than others and may have determined certain assumptions more or less probable than others. As a result, the range of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of ERShares with respect to the actual value or potential future value of the Company. Further, ERShares’ analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Titan, the Company or their respective officers, managers and advisors. All projections, estimates, or valuations contained herein are illustrative and inherently subject to significant economic, market, and regulatory uncertainties. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Opinion.

The Opinion is addressed solely to the board of directors of Titan (in its capacity as such) and is provided for their information and use in evaluating the proposed Business Combination. The Opinion is not intended to be and does not constitute a recommendation to any shareholder or any other person as to how to vote or act with respect to the Business Combination or any related matter, and may not be disclosed, referred to, or relied upon by any other person without the prior written consent of ERShares, except as otherwise required by law. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. The results, information and estimates contained in these analyses are not intended to be, and should not be interpreted or construed as, indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, ERShares’ analysis is dependent entirely on information, that was provided to ERShares by the Company, without independent verification by ERShares. Illustrative information, business plans, prospects and other information that was used in, and the results derived from, ERShares’ analyses are inherently subject to substantial uncertainty, and ERShares assumes no responsibility if future results are materially different.

In connection with its engagement, ERShares received the following compensation. Titan agreed to pay ERShares a fee of $75,000. $10,000 of the fee was paid upon commencement of the engagement and $65,000 of the fee was paid upon delivery of the oral opinion. The fee was not contingent upon the conclusion reached in the Opinion or the successful completion of the Business Combination. In addition to considering the factors described above, the Titan Board also considered that certain Titan officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Titan Shareholders. The Titan Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the Transactions contemplated therein, including the Business Combination.

The Titan Board concluded that the potential benefits that the Titan Board expected Titan and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Titan Board determined that the Business Combination Agreement, the Business Combination, and the other Transactions contemplated by the Business Combination Agreement, were in Titan’s best interests.

Prospective Financial Information of the Company

The Company does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, the Company’s management prepared and provided to its board of directors, its financial advisors and Titan certain internal, unaudited prospective financial information in connection with the evaluation of the Proposed Transactions. The Company’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of the Company. The inclusion of the below information should not be regarded as an indication that the Company or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements” and “Risk Factors.” The Company believes the assumptions used in preparation of the prospective financial information, as set forth below, were reasonable at the time such financial information was prepared, given the information the Company had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Company’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, THE COMPANY DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF THE COMPANY, TITAN OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY COMPANY SHAREHOLDER, TITAN SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Annual recurring revenue included in the prospective financial information is considered a non-IFRS financial measure. Annual recurring revenue should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS or U.S. GAAP, and annual recurring revenue as used by the Company may not be comparable to similarly titled amounts used by other companies. Due to the forward-looking nature of annual recurring revenue, a reconciliation of annual recurring revenue in this presentation to the most directly comparable IFRS financial measure is not included, because, without unreasonable effort, the Company is unable to predict with reasonable certainty the amount or timing of annual recurring revenue that is used to calculate this forward-looking financial measure. Accordingly, we have not provided a reconciliation of annual recurring revenue.

The following table sets forth certain summarized prospective financial information regarding the Company for the period indicated:

Fiscal year ending April 30, 2026:

Revenues:	$70,700,000
Annual Recurring Revenue(1):	$76,700,000

Exchange rate Eur/Usd 1.14

(1)	Annual recurring revenue is a non-IFRS financial measure. Annual recurring revenue has been derived by multiplying the unaudited, monthly revenue recognized for the month-ended April 30, 2026 by twelve. Annual recurring revenue assumes that customer count and transaction volume remains consistent with the month-ended April 30, 2026, and does not include any growth rate assumptions.

Satisfaction of the 80% Test

Nasdaq rules require that Titan’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable, if any, on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination.

As of June 1, 2026, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $[☐] million (excluding deferred underwriting commissions plus taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately [☐] million. In reaching its conclusion on the 80% asset test, Titan’s Board used the Company’s pre-money equity valuation of $[☐] million, which was derived from the terms of the Business Combination Agreement agreed to by parties. The parties to the Business Combination Agreement considered factors such as the Company’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors.

Titan’s board determined that the Proposed Transactions, the terms of which were negotiated at arms-length, were fair from a financial perspective to Titan and its shareholders. Titan’s board based this conclusion on a range of qualitative and quantitative factors such as the Company’s market position, management experience, and future growth opportunities. Titan’s Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Titan’s board believes that, because of the financial skills and background of its directors, it was qualified to conclude that the Proposed Transactions met the 80% requirement. Based on the fact that the Company’s pre-money equity valuation of $800 million is in excess of the threshold of approximately $[☐] million, representing 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), Titan’s board determined that the pre-money equity valuation of the Company was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.

The OpenPayd Board’s Reasons for the Business Combination

In the course of reaching the decision to engage in the Business Combination, OpenPayd’s Board held numerous meetings, consulted with OpenPayd’s senior management, its advisors and legal counsel, and reviewed and assessed a significant amount of information. Ultimately, the OpenPayd Board concluded that the Business Combination, together with the potential liquidity provided by any PIPE Financing, was the best option to generate capital resources to support the realization of OpenPayd’s business plan in the most optimal way.

In particular, the reasons and benefits that the OpenPayd Board considered include the following:

●	the envisaged injection of liquidity provided by the Business Combination, which is expected to support OpenPayd’s business plan and provide funding for growth projects and expansion of operations;

●	the additional cash will provide flexibility to management enabling them to quickly seize new opportunities in the rapidly changing high-growth phase;

●	the opportunity costs related to a more gradual expansion in OpenPayd’s operations and footprint if only internally generated cash flows were utilized;

●	the ability to obtain a stock exchange listing;

●	the ability to optimize OpenPayd’s capital structure and reduce its weighted average cost of capital;

●	the potential benefits from enhanced institutional visibility and credibility, as well as increased public market awareness of OpenPayd and its business model; and

●	that the Business Combination will provide OpenPayd shareholders with greater liquidity by owning publicly traded shares, and expanding both the access to capital for OpenPayd and the range of investors potentially available to invest in OpenPayd as a public company, compared to the investors OpenPayd could otherwise gain access to if it continued to operate as a privately held company, thereby enhancing its ability to fund potential future acquisition and organic growth opportunities.

The OpenPayd Board also considered a number of uncertainties, risks and potential detriments in its deliberations concerning the Business Combination, including the following:

●	the possibility that the Business Combination might not be completed and the potential adverse effect of the public announcement of the Business Combination on OpenPayd’s reputation and ability to obtain financing in the future in the event the Business Combination is not completed;

●	the risk that the Business Combination might not be completed in a timely manner or at all;

●	the significant costs involved in connection with completing the Business Combination, including legal, accounting, regulatory and management costs;

●	the extensive time and effort of OpenPayd senior management required to complete the Business Combination;

●	the potential disruptions to OpenPayd’s business operations and future prospects, including relationships with employees, suppliers and partners and others that do business or may do business in the future with OpenPayd;

●	the additional expenses and obligations that OpenPayd will incur following the completion of the Business Combination that OpenPayd has not previously been required to comply with, and the operational changes to OpenPayd’s business, in each case that result from being a public company; and

●	various other risks, including the risks described in the section entitled “Risk Factors.”

In light of the number of factors it considered in connection with its evaluation of the Business Combination, including, but not limited to, the factors discussed above, the OpenPayd Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The OpenPayd Board viewed its decision as being based on all of the relevant information available at the time and the factors presented to and considered by it. In addition, individual members of OpenPayd Board may have given different weight to different factors. This explanation of OpenPayd’s Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The foregoing information is not intended to be exhaustive, but rather a summary of the material factors considered by the OpenPayd Board in its consideration of the Business Combination. The OpenPayd Board concluded that the benefits, advantages and opportunities resulting from completion of the Business Combination outweighed the uncertainties and risks described above. After considering these and other factors, the OpenPayd Board approved the Business Combination Agreement and the Business Combination, subject to satisfying the conditions precedent set forth in the Business Combination Agreement and described herein.

U.S. Federal Income Tax Considerations

The following is a discussion of certain material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of Titan ordinary shares and warrants (which ordinary shares and warrants we sometimes refer to as “Titan securities”) of (i) exercising their redemption rights, (ii) the exchange of Titan securities for PubCo securities in the Merger, and (iii) the ownership and disposition of PubCo shares after the Merger. This section applies only to U.S. Holders (other than the Sponsor and its affiliates) that hold their Titan ordinary shares or warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules;

●	tax-exempt entities;

●	S-corporations;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of Titan shares by vote or value;

●	persons that hold Titan securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

●	partnerships (or entities or arrangements treated as partnerships or other pass-through entities for federal income tax purposes), or persons holding Titan securities through such partnerships or other pass-through entities; or

●	persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (“IRS”) regarding the Merger or an exercise of redemption rights by holders of Titan Class A Shares. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Titan ordinary shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Titan ordinary shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger and an exercise of redemption rights with respect to their Titan ordinary shares to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER OR AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” means a beneficial owner of Titan securities (and PubCo securities received in the Merger in exchange therefor) who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States,

●	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Effects to U.S. Holders of Exercising Redemption Rights

Subject to the “passive foreign investment company” (“PFIC”) rules discussed below, the U.S. federal income tax consequences to a U.S. Holder of Titan Class A Shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its ordinary shares will depend on whether the redemption qualifies as a sale of such shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code, as well as on whether such holder has made a timely QEF election or mark-to-market election (each as discussed below).

If the redemption qualifies as a sale of such U.S. Holder’s redeemed Titan Class A Shares, subject to the PFIC rules under the section entitled “ PFIC Considerations” below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash received, and (ii) the U.S. Holder’s adjusted tax basis in the Titan Class A Shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the redeemed Titan Class A Shares exceeds one year at the time of the redemption. However, it is possible that because of the redemption rights associated with the Titan Class A Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and, thus, it is possible that long-term capital gain or loss treatment may not apply).

The redemption of Titan Class A Shares will generally qualify as a sale of the Titan Class A Shares that are redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only ordinary shares actually owned by such U.S. Holder, but also ordinary shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to ordinary shares owned directly, ordinary shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any ordinary shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of the warrants.

The redemption of ordinary shares will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if (i) the percentage of the corporation’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80% of the percentage of the corporation’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, (ii) the percentage of the corporation’s outstanding common stock (by value) that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80% of the percentage of the corporation’s outstanding common stock (by value) that such U.S. Holder actually or constructively owned immediately before the redemption and (iii) the U.S. Holder owns less than 50% of the corporation’s outstanding voting shares immediately after the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the ordinary shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the ordinary shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of ordinary shares owned by certain family members and such U.S. Holder does not constructively own any other ordinary shares. The redemption of ordinary shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in the corporation. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution under Section 301 of the Code with respect to ordinary shares, and a U.S. Holder generally will be required to include in gross income as a dividend the amount of such distribution to the extent such distribution is paid out of Titan’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Titan Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Titan Class A Shares. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate provided that Titan Class A Shares are readily tradable on an established securities market in the United States, Titan is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period and other requirements are met. However, it is unclear whether the redemption rights with respect to the Titan Class A Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the preferential tax rate on qualified dividend income.

Any remaining tax basis of the U.S. Holder in the redeemed Titan Class A Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other shares constructively owned by such U.S. Holder.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of ordinary shares, and such holders should consult with their own tax advisors with respect to their reporting requirements. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to their exercise of redemption rights with respect to Titan Class A Shares.

ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS WITH RESPECT TO THEIR TITAN CLASS A SHARES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTIONS.

Characterization of a Titan Unit

For purposes of this discussion, because any Titan Unit consisting of one Titan Class A Share and one-half of one Titan warrant to acquire one Titan Class A Share is separable at the option of the holder, Titan is treating any Titan Class A Share and one-half of one Titan warrant to acquire one Titan Class A Share held by a holder in the form of a single Titan unit as separate instruments and is assuming that the Titan unit itself should not be treated as an integrated instrument. Accordingly, the cancellation or separation of the Titan units in connection with the consummation of the Merger or the exercise of redemption rights generally should not be a taxable event for U.S. federal income Tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

Effects of the Merger to U.S. Holders

Intended Tax Treatment

Subject to the limitations set forth under this section entitled “U.S. Federal Income Taxation,” the discussion in this subsection entitled “Effects of the Merger to U.S. Holders – Intended Tax Treatment” constitutes the opinion of Winston Taylor LLP as to the material U.S. federal income tax consequences of the Merger to U.S. Holders

The U.S. federal income tax consequences of the Proposed Transactions will depend primarily upon whether the Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code.

The Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. To qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”), the Merger must be a mere change in identity, form, or place of organization of Titan. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets such as Titan, there is some uncertainty as to whether the Merger will satisfy this requirement and, in turn, qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. No party has or intends to request a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger described herein or that a court would not sustain such a challenge.

Assuming the Merger qualifies as an F Reorganization, subject to the PFIC discussions below, U.S. Holders of Titan ordinary shares or Titan warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Merger. However, U.S. federal income tax rules regarding reorganizations are complex and there is no assurance that the Merger will qualify as intended. If the Merger fails to qualify as an F Reorganization, unless it qualifies as another reorganization under Section 368(a) of the Code (but subject to the PFIC discussion below), a U.S. Holder will generally recognize gain or loss in an amount equal to the fair market value of the PubCo ordinary share or warrant received in the Merger over the U.S. Holder’s tax basis in the Titan ordinary share or warrant surrendered in exchange therefor. The remaining discussion under this section assumes that the Merger qualifies as an F Reorganization, unless otherwise specified.

All holders considering exercising redemption rights with respect to their Titan ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Merger and an exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Merger qualifies as an F Reorganization: (i) the tax basis of a PubCo ordinary share or warrant (which ordinary shares and warrants we sometimes refer to as “PubCo securities”) received by a U.S. Holder in the Merger will equal the U.S. Holder’s tax basis in the Titan ordinary share or warrant surrendered in exchange therefor and (ii) the holding period for a PubCo ordinary share or warrant received by a U.S. Holder should include such U.S. Holder’s holding period for the Titan ordinary share or warrant surrendered in exchange therefor. It is unclear, however, whether certain redemption rights relating to the Titan Class A Shares may suspend the running of the applicable holding period for this purpose until the redemption rights cease to exist. If the Merger fails to qualify as an F Reorganization or any other reorganization under Section 368(a) of the Code, a U.S. Holder’s tax basis in PubCo securities would generally equal their fair market value and the holding period for PubCo securities would not include the U.S. Holder’s holding period for the Titan ordinary shares or warrants surrendered in exchange therefor.

Tax Considerations of Owning PubCo Ordinary Shares and Warrants

Taxation of Dividends and Other Distributions on PubCo Ordinary Shares

Subject to the PFIC rules discussed below, if PubCo makes a distribution of cash or other property to a U.S. Holder of PubCo ordinary shares, such distribution will generally be treated as a distribution under Section 301 of the Code with the tax implications described above under the section entitled “Effects to U.S. Holders of Exercising Redemption Rights”.

Possible Constructive Distributions

The terms of each PubCo warrant provide for an adjustment to the number of PubCo ordinary shares for which the PubCo warrant may be exercised or to the exercise price of the PubCo warrant in certain events, as discussed under the heading “Description of PubCo’s Securities — Warrants — PubCo Public Shareholders’ Warrants — Anti-dilution Adjustments.” An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. Holder of the PubCo warrants would be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases the warrant holders’ proportionate interest in PubCo’s assets or earnings and profits (e.g., through an increase in the number of PubCo ordinary shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of PubCo ordinary shares. Such constructive distribution would be subject to tax in the same manner as if the U.S. Holders of the PubCo warrants received a cash or, in certain cases, property distribution from PubCo (as described above under “— Taxation of Dividends and Other Distributions on PubCo Ordinary Shares”) equal to the fair market value of such increased interest.

Taxation on the Sale or Other Disposition of PubCo Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of PubCo securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such PubCo securities. As discussed above under “— Effects of the Merger to U.S. Holders — Basis and Holding Period Considerations,” assuming the Merger qualifies as an F Reorganization, the tax basis of PubCo securities received in the Merger is expected to equal the U.S. Holder’s tax basis in Titan securities exchanged therefor.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations. As discussed above under “— Effects of the Merger to U.S. Holders — Basis and Holding Period Considerations,” assuming the Merger qualifies as an F Reorganization, the holding period of PubCo securities received in the Merger is expected to include the U.S. Holder’s holding period for Titan securities exchanged therefor but certain redemption rights relating to the Titan securities may suspend the running of the applicable holding period for this purpose until the redemption rights cease to exist. U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced rates for any capital gain recognized on the sale or other taxable disposition of the PubCo securities.

Acquisition of PubCo ordinary shares Pursuant to a PubCo Warrant

Subject to the PFIC rules discussed below, a U.S. Holder will generally not recognize gain or loss upon the exercise of a PubCo warrant for cash. A PubCo ordinary share acquired pursuant to the exercise of a PubCo warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the PubCo warrant, increased by the amount paid to exercise the PubCo warrant. For the U.S. Holder’s tax basis and holding period in PubCo warrants, see the discussion above under “— Effects of the Merger to U.S. Holders — Basis and Holding Period Considerations.”

It is unclear whether a U.S. Holder’s holding period for the PubCo ordinary share will commence on the date of exercise of the PubCo warrant or the day following the date of exercise of the warrant; in either case, the holding period will generally not include the period during which the U.S. Holder held the PubCo warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the PubCo warrant.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under U.S. federal income tax law, the treatment of a cashless exercise of PubCo warrants is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the PubCo ordinary shares received would generally equal the U.S. Holder’s tax basis in the PubCo warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the PubCo ordinary shares received on exercise will be treated as commencing on the date of exercise of the PubCo warrants or the following day; in either case, the holding period will generally not include the period during which the U.S. Holder held the PubCo warrants. If a cashless exercise is treated as a recapitalization, the holding period of the PubCo ordinary shares received will include the holding period of the PubCo warrants.

If a cashless exercise of PubCo warrants is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered PubCo warrants with an aggregate fair market value equal to the aggregate exercise price for the total number of PubCo warrants to be exercised. In this case, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the PubCo warrants deemed surrendered and the U.S. Holder’s tax basis in such PubCo warrants. A U.S. Holder’s tax basis in the PubCo ordinary shares received would equal the sum of the U.S. Holder’s tax basis in the PubCo warrants exercised (generally, the U.S. Holder’s purchase price for the Titan warrants that were exchanged therefor (or the portion of such U.S. Holder’s purchase price for Titan units that is allocated to such Titan warrants), assuming the Merger qualifies as an F Reorganization) and the aggregate exercise price of such PubCo warrants. It is unclear whether a U.S. Holder’s holding period for the PubCo ordinary shares would commence on the date of exercise of the PubCo warrants or the day following the date of exercise of the PubCo warrants; in either case, the holding period will generally not include the period during which the U.S. Holder held the PubCo warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if PubCo redeems PubCo warrants for cash pursuant to the redemption provisions of the PubCo warrants or if PubCo purchases PubCo warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Taxation on the Sale or Other Disposition of PubCo Securities,” unless such redemption or purchase is treated as a distribution under the rules described below under “— Effects to U.S. Holders of Exercising Redemption Rights.”

PFIC Considerations

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either: (a) at least 75 per cent of its gross income is “passive income” for purposes of the PFIC rules or (b) at least 50 per cent of the value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, a corporation will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which the corporation owns, directly or indirectly, 25 per cent or more (by value) of the stock. For purposes of these rules, interest income earned by a corporation would be considered to be passive income and cash or cash equivalents held by a corporation would be considered to be a passive asset. Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the foreign corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

PFIC Status of Titan and PubCo

Titan is a blank check company, with no current active business, and may be classified as a PFIC for the taxable year ended on December 31, 2025 as a result of the application of the PFIC asset test described above.

Assuming the Merger qualifies as an F Reorganization, PubCo will be treated as Titan’s successor for U.S. federal income tax purposes after the Merger and Titan’s current taxable year would not close and would continue under PubCo. Following the Proposed Transactions, the PFIC income and asset tests in respect of PubCo will be applied based on the assets and activities of the combined business. Based on the anticipated timing of the Proposed Transactions and the income and assets of the combined company, it is possible that PubCo would not meet the asset or income test in the current taxable year. However, because the timing of the Proposed Transactions and the revenue production is uncertain and PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine PFIC status of PubCo for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance that PubCo will not meet the PFIC income or asset test for the current taxable year or any future taxable year. In the event that PubCo meets the PFIC income or asset test for the current taxable year ending December 31, 2026, the start-up exception discussed above may be available, so long as Titan, the predecessor of PubCo, is not treated as a PFIC for the 2020 Tax Year, and PubCo is determined to not be a PFIC for the taxable year ending on December 31, 2022 and the subsequent taxable year. However, if Titan is treated as a PFIC for the 2020 Tax Year, the start-up exception may not be available to PubCo in the event PubCo meets the PFIC asset or income test for the current taxable year because Titan would be treated as PubCo’s predecessor (assuming the Merger qualifies as an F Reorganization).

Although a PFIC determination is made annually, if PubCo is treated as a PFIC, such determination will generally apply for subsequent years to a U.S. Holder who held (or was deemed to hold) PubCo (or Titan) ordinary shares during any taxable year (or portion thereof) that it was a PFIC, whether or not PubCo is a PFIC in those subsequent years (unless the holder makes a valid QEF election or mark-to-market election for such holder’s First PFIC Holding Year (defined below)).

Application of PFIC Rules to Titan Securities and PubCo Securities

If (i) Titan (or PubCo, after the Merger) is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and (ii) in the case of Titan ordinary shares or PubCo ordinary shares, the U.S. Holder did not make a timely and effective QEF election for Titan’s or PubCo’s (as the case may be) first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares (whether Titan ordinary shares or PubCo ordinary shares) (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”) or a “mark to market” election, each as described below under “— QEF Election and Mark-to-Market Election,” then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:

●	any gain recognized by the U.S. Holder on the sale, redemption or other disposition of its Titan (or PubCo, after the Merger) ordinary shares or warrants; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of PubCo securities or Titan securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under the Default PFIC Regime:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its Titan securities or PubCo securities (taking into account the relevant holding period of the Titan ordinary share or warrant exchanged therefor);

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Titan was or PubCo is a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest marginal tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder’s holding period.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. In the event Titan securities constitute shares in a PFIC with respect to any U.S. Holder, so long as the Merger qualifies as an F Reorganization, those proposed Treasury Regulations, if finalized in their current form, would provide an exception to gain recognition otherwise required under the PFIC rules for U.S. Holders of Titan securities in connection with the Merger. However, it is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE REDEMPTION OF TITAN CLASS A SHARES OR ON THE OWNERSHIP OR DISPOSITION OF PUBCO SECURITIES, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Titan ordinary shares would depend on whether the U.S. Holder makes a timely and effective election to treat Titan as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Titan ordinary shares during which Titan qualified as a PFIC (a “QEF Election”) or whether such U.S. Holder made a QEF Election along with a “purging election”. In general, if Titan (or PubCo after the Merger) is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its Titan or PubCo ordinary shares (but not warrants) by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF election”) for such holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF election with respect to Titan or PubCo ordinary shares, a U.S. Holder must receive certain information from PubCo. If Titan and/or PubCo is determined to be a PFIC for any taxable year, upon written request, PubCo will endeavor to provide a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there is no assurance that PubCo will timely provide such required information. There is also no assurance that PubCo will have timely knowledge of Titan’s or its status as a PFIC or of the required information to be provided.

If a U.S. Holder of ordinary shares is making a QEF election with respect to Titan (or PubCo after the Merger), such U.S. Holder will be required to include in income its pro rata share of Titan’s or PubCo’s (as applicable) net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Titan’s or PubCo’s taxable year ends if Titan or PubCo is treated as a PFIC for that taxable year. A subsequent distribution of such earnings and profits that were previously included in income should generally not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a PFIC with respect to which a QEF election has been made will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. A U.S. Holder will not be subject to the QEF inclusion regime for any taxable year of Titan or PubCo (as applicable) that ends within or with a taxable year of the U.S. Holder and in which Titan or PubCo (as applicable) is not a PFIC.

A U.S. Holder may not make a QEF election with respect to Titan (or PubCo after the Merger) warrants. As a result, after the Merger, if a U.S. Holder sells or otherwise disposes of PubCo warrants (other than upon exercise of PubCo warrants), any gain recognized will generally be subject to the special tax and interest charge rules treating the gain as an excess distribution under the Default PFIC Regime if Titan or PubCo was a PFIC at any time during the period the U.S. Holder held the PubCo warrants (or Titan warrants exchanged therefor). If a U.S. Holder that exercises PubCo warrants properly makes a QEF election with respect to the newly acquired PubCo ordinary shares (or has previously made a QEF election with respect to PubCo ordinary shares), the QEF election will apply to the newly acquired PubCo ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, may continue to apply with respect to such newly acquired PubCo ordinary shares (which will generally be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the exercised warrants), unless PubCo ceases to be a PFIC and the U.S. Holder makes a “purging election” under the PFIC rules. One type of purging election creates a deemed sale of such shares at their fair market value on the last day of the last taxable year in which Titan or PubCo is classified as a PFIC. The gain recognized by such purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will increase the adjusted basis in the PubCo ordinary shares acquired upon the exercise of the PubCo warrants by the gain recognized and will also have a new holding period in such shares for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. The mark-to-market election is available for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to Titan or PubCo ordinary shares under their particular circumstances. If the U.S. Holder makes a valid mark-to-market election for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its Titan or PubCo ordinary shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income for each year that Titan or PubCo is treated as a PFIC the excess, if any, of the fair market value of its Titan or PubCo ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Titan or PubCo ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Titan or PubCo ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Titan or PubCo ordinary shares in a taxable year in which Titan or PubCo is treated as a PFIC will be treated as ordinary income. U.S. Holders who hold different blocks of Titan ordinary shares (generally, shares of Titan purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. Currently, a mark-to-market election may not be made with respect to Titan or PubCo warrants.

PubCo is expected to be a holding company which conducts its business activities through a foreign subsidiary. If PubCo is a PFIC and, at any time, its foreign subsidiary is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the Default PFIC Regime described above if PubCo receives a distribution from, or disposes of all or part of PubCo’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders should consult their own tax advisors concerning the application of the PFIC rules to PubCo and Titan securities under their particular circumstances.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF MAKING OR NOT MAKING A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER AVAILABLE ELECTION, THE APPLICATION OF THE PFIC RULES TO WARRANTS, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

UK Tax Considerations

The following statements are intended to apply only as a general guide to certain UK tax considerations in relation to PubCo and the PubCo ordinary shares. They are based on current UK tax law and what is understood to be the current practice of HM Revenue & Customs (which may not be binding on HM Revenue & Customs), both of which are subject to change at any time, possibly with retrospective effect.

They relate only to certain limited aspects of the UK tax treatment of, and are intended to apply only to, prospective holders of PubCo ordinary shares who are not resident, and in the case of individuals, not domiciled or deemed domiciled, in the UK for UK tax purposes.

Prospective holders of PubCo ordinary shares who may be subject to tax in the UK or who may be unsure as to their UK tax position should seek their own professional advice.

UK Tax Residence

It is the intention of the directors to conduct the affairs of PubCo so that the central management and control of PubCo is exercised in the UK, with the effect that PubCo should be treated as resident in the UK for UK tax purposes.

Income from PubCo ordinary shares

PubCo is not required to deduct or withhold amounts on account of UK tax at source when paying a dividend, irrespective of the residence or particular circumstances of the shareholder receiving such dividend. Liability to tax on receipt of dividends paid by PubCo will depend upon the individual circumstances of the holder and local law.

No tax credit will attach to any dividend paid by PubCo. Prospective holders of PubCo ordinary shares should consult his or her own tax adviser concerning his or her tax position on dividends received from PubCo.

Chargeable Gains

Holders of PubCo ordinary shares who are not resident in the UK will not generally be subject to UK tax on chargeable gains on the disposal or deemed disposal of PubCo ordinary shares unless they are carrying on a trade, profession or vocation in the UK through a branch or agency (or, in the case of a corporate holder, a permanent establishment) in connection with which the PubCo ordinary shares are used, held or acquired. Non-UK tax resident holders of PubCo ordinary shares may be subject to non-UK tax on any gain under local law depending upon their individual circumstances.

An individual holder of PubCo ordinary shares who has been resident for tax purposes in the UK but who ceases to be so resident or becomes treated as resident outside the UK for the purposes of a double tax treaty for a period of five complete tax years or fewer and who disposes of all or part of his or her PubCo ordinary shares during that period may be liable to capital gains tax on any gain realised on his or her return to the UK, subject to any available exemptions or reliefs.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The following statements about UK stamp duty and SDRT apply regardless of whether or not a holder of the PubCo ordinary shares is resident, domiciled or deemed domiciled in the United Kingdom or elsewhere. No UK stamp duty or SDRT will be payable on the issue of PubCo ordinary shares.

UK stamp duty will in principle be payable on any instrument of transfer of the PubCo ordinary shares which is executed in the UK or which “relates to any matter or thing done or to be done” in the UK However, in practice, UK stamp duty should generally not need to be paid on any instruments transferring PubCo ordinary shares, provided that such transfer instruments are executed and retained outside of the UK.

No UK SDRT will be payable in respect of agreement to transfer PubCo ordinary shares.

The statements in this paragraph summarize the current position on stamp duty and SDRT and are intended as general guide only. These statements have been prepared on the basis that the PubCo ordinary shares are not registered in a register kept in the UK by or on behalf of PubCo. It is not intended that such a register will be kept in the UK The PubCo ordinary shares will be registered in a register kept in the Cayman Islands.

Cayman Islands Tax Considerations

Under the current laws of the Cayman Islands, entities incorporated in the Cayman Islands are not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Sources and Uses of the Proceeds for the Proposed Transactions

The following tables summarize the anticipated sources and uses of funds in the Business Combination. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

Assuming No Redemption
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of December 31, 2025	€243.3	Redemptions	€-
		Transaction expenses(1)	14.0
		Deferred underwriting commission(2)	11.2
		Related party payable	0.1
		Cash to Balance Sheet	218.0
Total Sources	€243.3	Total Uses	€243.3

Assuming 25% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of December 31, 2025	€243.3	Redemptions	€60.8
		Transaction expenses(1)	14.0
		Deferred underwriting commission(2)	11.2
		Related party payable	0.1
		Cash to Balance Sheet	157.2
Total Sources	€243.3	Total Uses	€243.3

Assuming 50% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of December 31, 2025	€243.3	Redemptions	€121.6
		Transaction expenses(1)	14.0
		Deferred underwriting commission(2)	11.2
		Related party payable	0.1
		Cash to Balance Sheet	96.4
Total Sources	€243.3	Total Uses	€243.3

Assuming 75% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of December 31, 2025	€243.3	Redemptions	€182.4
Assumed PIPE Proceeds(3)	39.4	Transaction expenses(1)	14.0
		Deferred underwriting commission(2)	11.2
		Related party payable	0.1
		Cash to Balance Sheet	75.0
Total Sources	€282.7	Total Uses	€282.7

Assuming 100% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of December 31, 2025	€243.3	Redemptions	€243.3
Assumed PIPE Proceeds(3)	100.2	Transaction expenses(1)	14.0
		Deferred underwriting commission(2)	11.2
		Related party payable	0.1
		Cash to Balance Sheet	74.9
Total Sources	€343.5	Total Uses	€343.5

(1)	Transaction expenses are estimated to be €14.0 million and primarily consist of legal, accounting, and other professional fees related to the Business Combination.
(2)	The deferred underwriting commission are estimated to be €11.2 million.
(3)	The Business Combination Agreement contains a Minimum Proceeds Amount condition. Under the 75% Redemptions Scenario, the table reflects the recognition of PIPE proceeds to be received of €39.4 million with the issuance of 4,629,376 shares to meet the closing condition. Under the 100% Redemptions Scenario, the table reflects the recognition of PIPE proceeds to be received of €100.2 million with the issuance of 11,769,575 shares to meet the closing condition. Titan is still negotiating the terms with its potential PIPE Investors and deemed entering into such PIPE Investment as probable.

Anticipated Accounting Treatment

Management evaluates the transactions consistent with the sequence contemplated in the Business Combination Agreement. Under the structure, Titan merges with PubCo, and PubCo subsequently acquires all of the equity interests of the Company in exchange for PubCo ordinary shares issued to the Company Beneficial Owners. Titan will be treated as the “acquired” company for financial reporting purposes, and the Company will be the accounting “acquirer”. This determination was primarily based on the assumptions that the Company’s Beneficial Owners will hold a majority of the voting power of the combined company, the Company’s operations will substantially comprise the ongoing operations of the combined company, the Company’s designees are expected to comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise the senior management of the combined company.

As Titan does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the transactions will be accounted for as a reverse reorganization, within the scope of International Financial Reporting Standards 2, Share-Based Payments, (“IFRS 2”). The net assets of Titan will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to Titan over the fair value of Titan’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed at Closing.

Regulatory Approvals

The Proposed Transactions are not subject to any additional federal or state regulatory requirement or approval.

Upon Closing, Titan and PubCo shall cause the Merger to be consummated by filing the plan of merger and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Merger effective with the Registrar of Companies of the Cayman Islands. The Merger shall become effective on the Closing Date when the plan of merger is registered by the Registrar of Companies of the Cayman Islands.

Resolution To Be Voted On

The full text of the resolution to be passed is as follows:

It is noted that Titan has entered into that certain Business Combination Agreement dated as of June 1, 2026, as amended on June 11, 2026 and as it may be further amended (the “Business Combination Agreement”), with OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“PubCo”), Titan Acquisition Sponsor Holdco LLC, OpenPayd Holdings Limited, a company limited by shares incorporated in England (the “Company”), Ozan Özerk, solely in his capacity as the Company Shareholders representative, and the shareholders of the Company party thereto and, in connection therewith IT IS RESOLVED THAT each of the following:

(a)	the merger of Titan into PubCo pursuant to the terms of the Business Combination Agreement and Part XVI of the Cayman Companies Act, with PubCo surviving the merger and the security holders of Titan (other than security holders electing to redeem their ordinary shares) becoming security holders of PubCo contemplated thereby (the “Merger”);

(b)	the acquisition by PubCo of all of the issued and outstanding Company shares from the Company Shareholders in exchange for PubCo ordinary shares, such that the Company will be a direct wholly owned subsidiary of PubCo (the “Share Acquisition”); and

(c)	the other transactions contemplated by the Business Combination Agreement (together with the Merger and the Share Acquisition, the “Proposed Transactions”), be and each is hereby approved, ratified, confirmed and adopted (as applicable) in all respects.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Adoption of the Business Combination Proposal is not conditioned upon the adoption of the Adjournment Proposal.

Recommendation of the Board

TITAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

The Merger Proposal

The Merger Proposal, if approved, will authorize the Plan of Merger and the Merger.

The approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the extraordinary general meeting.

A copy of the Plan of Merger is attached to this proxy statement/prospectus as Exhibit D to Annex A.

Resolution To Be Voted On

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that:

1	Titan Acquisition Corp be and is hereby authorised to merge with and into OpenPayd Global Holdings Limited so that OpenPayd Global Holdings Limited be the surviving company and all the undertaking, property and liabilities of Titan Acquisition Corp vest in OpenPayd Global Holdings Limited by virtue of such merger pursuant to the Statute.

2	the Plan of Merger be and is hereby authorised, approved and confirmed in all respects.

3	Titan Acquisition Corp be and is hereby authorised to enter into the Plan of Merger.

4	the Plan of Merger be executed by any one Director on behalf of Titan Acquisition Corp and any Director or Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorised to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands.

5	upon the Effective Date (as defined in the Plan of Merger), the amending and restating of the memorandum and articles by OpenPayd Global Holdings Limited in the form attached to the Plan of Merger is approved in all respects.

6	all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any Director or officer of Titan Acquisition Corp in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Merger Proposal requires a special resolution, being the affirmative vote of the holders of at least a majority of two-thirds of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Recommendation of the Board

TITAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 3 — THE PUBCO INCENTIVE PLAN PROPOSAL

Overview

The board of directors of Titan, the board of directors of PubCo and the shareholders of PubCo have approved and adopted, subject to Titan shareholder approval, the PubCo Incentive Plan, under which the PubCo would be authorized to grant cash and equity incentive awards to certain eligible service providers in order to attract, motivate and retain employees. A copy of the PubCo Incentive Plan is attached to this proxy statement/prospectus as Annex B.

Purpose of the PubCo Incentive Plan

The purpose of the PubCo Incentive Plan is to assist PubCo in attracting and retaining selected individuals who will serve as its directors, officers, employees, consultants and advisors, whose judgment, interest and special effort is critical to the successful conduct of our operation. PubCo believes that the awards to be issued under the PubCo Incentive Plan will strengthen these individuals’ commitment to its welfare and align their interests with the interests of its shareholders following the completion of the Proposed Transactions. PubCo believes that grants of incentive awards are necessary to enable it to attract and retain top talent; if the PubCo Incentive Plan is not approved, PubCo believes its recruitment and retention capabilities will be adversely affected.

Reasons for the Approval of the Incentive Award Plan Proposal

Shareholder approval of the PubCo Incentive Plan is necessary in order to (i) meet the shareholder approval requirements of The Nasdaq Stock Market and (ii) grant incentive share options (“ISOs”) thereunder. Specifically, approval of the PubCo Incentive Plan will constitute approval of the material terms of the PubCo Incentive Plan pursuant to the shareholder approval requirements of Section 422 of the Code relating to ISOs.

The PubCo Incentive Plan will become effective, if at all, following the Closing, subject to the completion of the Proposed Transactions and subject to Titan shareholder approval. If the PubCo Incentive Plan is not approved by Titan shareholders, or if the Business Combination Agreement is terminated prior to the consummation of the business combination, the PubCo Incentive Plan will not become effective and PubCo will not be able to grant equity awards under the PubCo Incentive Plan.

Material Terms of the PubCo Incentive Plan

The material terms of the PubCo Incentive Plan are summarized below, which is qualified in its entirety by reference to the full text of the PubCo Incentive Plan, which is attached as Annex B to this proxy statement/prospectus.

General. The purposes of the PubCo Incentive Plan are to attract, retain and motivate our people, to compensate them for their contributions to the long-term growth and profits of PubCo and its affiliates, and to align the interests of our people with the interests of our stockholders. These incentives are provided through the grant of stock options (including incentive stock options intended to be qualified under Section 422 of the Code), stock appreciation rights, restricted stock, restricted stock units (“RSUs”), cash-based awards and other stock-based awards. Any of these awards may, but need not, be granted as performance-based incentive awards.

Authorized Shares. We will reserve ordinary shares of PubCo equal to 10% of the shares to be issued and outstanding (on a fully diluted basis) as of the Merger Closing, for the issuance of awards under the PubCo Incentive Plan. The share reserve will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. If shares covered by an award are not purchased or are forfeited or expire, settled through the issuance of consideration other than shares (including cash), or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the PubCo Incentive Plan. The number of shares that may be issued as incentive stock options under the PubCo Incentive Plan may not exceed [__].

Adjustments to Shares Subject to the PubCo Incentive Plan. In the event of a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution that results in any increase or decrease in the number of issued shares, the Administrator (as defined below), in order to preserve, but not increase, participants’ rights under the PubCo Incentive Plan, will substitute or adjust the number and kind of shares that may be issued under the PubCo Incentive Plan or under particular forms of award agreements, the number and kind of shares subject to outstanding awards, the exercise or grant prices of stock options and stock appreciation rights, and the annual award limits and other value determinations applicable to outstanding awards.

Administration. The PubCo Board, or any committees designated by the PubCo Board, will administer the PubCo Incentive Plan (referred to as the “Administrator”). Subject to the provisions of the PubCo Incentive Plan, the Administrator (to the extent of its delegation, if applicable) has the power to administer the PubCo Incentive Plan, including but not limited to, the authority to (i) direct PubCo to grant awards pursuant to the PubCo Incentive Plan, (ii) determine the grantees to whom and the times at which awards will be granted, (iii) determine the price at which stock options are granted, (iv) determine the type of stock option to be awarded and the number of shares subject to such stock option, (v) determine the number of shares granted pursuant to each award, (vi) to employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of the PubCo Incentive Plan, and (vii) approve the form and terms and conditions of the award documents and of each award. The Administrator’s interpretation and construction of any provisions of the PubCo Incentive Plan or any award are final, binding and conclusive. In the case of any grants made to our people who are subject to Section 16 of the Exchange Act, the grants may be approved by a committee consisting only of at least two members of the PubCo Board, each of whom qualifies as a non-employee director under Rule 16b-3 of the Exchange Act and as an independent director under the rules of Nasdaq, or by the full PubCo Board.

Eligibility. Awards may be granted to officers, employees, directors, consultants, advisors and other service providers of PubCo and certain affiliates of PubCo, as determined by the Administrator, except that incentive stock options may be granted only to employees who, as of the time of grant, are employees of PubCo or any parent or subsidiary corporation of PubCo.

Stock Options. Stock options in the form of non-statutory stock options or incentive stock options may be granted under the PubCo Incentive Plan. The Administrator determines the number of shares subject to each stock option. The Administrator determines the exercise price of stock options granted under the PubCo Incentive Plan; provided that the exercise price must at least be equal to the fair market value of the ordinary shares on the date of grant. The term of a stock option may not exceed ten years. For any stock option intended to be an incentive stock option, for any participant who owns more than 10% of the voting power of all classes of PubCo’s outstanding stock, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The grantee may pay the exercise price of a stock option (i) by cash or its equivalent, (ii) previously acquired shares, (iii) a cashless exercise in accordance with procedures authorized by the Administrator, (iv) through net-share settlement or similar procedure involving the withholding of shares if authorized by the Administrator, or (v) any combination of the foregoing if authorized by the Administrator. A stock option may not be exercised later than the expiration of its term. Subject to the provisions of the PubCo Incentive Plan, the Administrator determines the other terms of stock options. After the termination of service of a grantee other than due to death or disability, the participant’s stock option will remain exercisable for the period provided in the award agreement, but no more than three months from the date of termination in the event of an incentive stock option. After the termination of service of a grantee due to death or disability, the stock option will remain exercisable for the period provided in the award agreement, but no more than one year from the date of termination in the event of an incentive stock option.

Stock Appreciation Rights. Stock appreciation rights may be granted under the PubCo Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the ordinary shares between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The grant price for a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant. Subject to the provisions of the PubCo Incentive Plan, the Administrator determines the other terms of stock appreciation rights, including when such rights become exercisable.

Restricted Stock Awards. Restricted stock may be granted under the PubCo Incentive Plan. Restricted stock awards are grants of ordinary shares that vest in accordance with terms and conditions established by the Administrator. The Administrator will determine the number of shares of restricted stock granted to any individual and, subject to the provisions of the PubCo Incentive Plan, will determine the terms and conditions of such awards. The Administrator may impose whatever conditions to vesting it determines to be appropriate. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have dividend and voting rights with respect to such shares upon grant unless the Administrator provides otherwise.

Restricted Stock Units. RSUs may be granted under the PubCo Incentive Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one ordinary share. Subject to the provisions of the PubCo Incentive Plan, the Administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of settlement. A holder of RSUs will have only the rights of a general unsecured creditor of PubCo until the delivery of shares, cash or other securities or property (and any dividend equivalents earned thereon) and will have dividend equivalent rights, which may be payable prior to vesting of the RSU. On the delivery date, the holder of each RSU not previously forfeited or terminated will receive one share, cash or a combination thereof, as specified by the Administrator.

Performance Shares. Performance shares may be granted under the PubCo Incentive Plan. Each performance share represents an amount equal to the fair market value of one ordinary share and are earned based upon the achievement of certain pre-established performance goals over a stated performance period. Subject to the provisions of the PubCo Incentive Plan, the Administrator determines the terms and conditions of performance share awards, including the performance goals, the performance period and the form and timing of payment. A holder of performance shares will have only the rights of a general unsecured creditor of PubCo until the delivery of shares, cash or other securities or property, if any, after the end of the applicable performance period as determined by the Administrator. On the delivery date, the holder of each earned performance share not previously forfeited or terminated will receive one share, cash or a combination thereof, as specified by the Administrator. Performance conditions may also be placed on any other form of award under the PubCo Incentive Plan in the discretion of the Administrator.

Dividends and Dividend Equivalents. The Administrator may provide for the right to receive dividends or dividend equivalents or interests with respect to an award granted under the PubCo Incentive Plan, including on unvested awards. A dividend equivalent is a right to receive a dividend equivalent payment (which may be a current payment, deferred payment or a reinvested amount) equal to the amount that a holder of ordinary shares would have received with respect to a dividend. Certain awards may also be entitled to dividends.

Transferability of Awards. Unless otherwise determined by the Administrator in its sole discretion, no award (or any rights and obligations thereunder) granted to any person under the PubCo Incentive Plan may be transferred other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and all such awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or the recipient’s legal representative.

Grants to Non-Employee Directors. Grants made to non-employee directors may be in any form other than incentive stock options. The Administrator may also permit a non-employee director to receive an award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees).

Change in Control. The PubCo Incentive Plan provides that in the event of a change of control, as defined under the PubCo Incentive Plan, each outstanding award will be treated as the Administrator determines, including, if determined in the sole discretion of the Administrator, accelerating awards, removing any restrictions from any outstanding awards, settling any award by means of a cash payment for fair market value, substituting awards for awards with substantially similar terms, accelerating the date of exercisability of an award, or proving for automatic acceleration and vesting of awards held by participants who are involuntarily terminated on or within two years following the applicable change in control.

Amendment; Termination. The PubCo Board has the authority to amend the PubCo Incentive Plan from time to time; provided that such amendment does not materially adversely impair the rights of the recipient of any outstanding award without the recipient’s consent. Stockholder approval also is required to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency. The PubCo Board has also reserved the right to terminate the PubCo Incentive Plan at any time. No awards may be granted under the PubCo Incentive Plan after its expiration, and no incentive stock options may be granted under the PubCo Incentive Plan after the date that is ten years from the date the PubCo Incentive Plan was approved by the PubCo Board. No awards under the PubCo Incentive Plan have been made prior to the date hereof.

UK Sub-Plan. The PubCo Incentive Plan includes a UK Sub-Plan which modifies the terms of the PubCo Incentive Plan in respect of Awards granted to participants who are resident in the United Kingdom. The terms of the UK Sub-Plan are in all material respects the same as the PubCo Incentive Plan (as summarized above), except for certain modifications necessary or desirable to take account of UK legal and regulatory requirements and best practice. The nature of these modifications is set out in Appendix 1 to the PubCo Incentive Plan, which is attached as Annex B to this proxy statement/prospectus.

Interest of Directors and Executive Officers

All of the individuals who are expected to serve as directors and executive officers of PubCo following the completion of the Proposed Transactions, including Frank Mastrangelo, who currently serves as members of Titan’s board, are eligible for awards under the PubCo Incentive Plan and, thus, have a personal interest in the approval of the PubCo Incentive Plan. Nevertheless, Titan’s board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the PubCo Incentive Plan.

New Plan Benefits

Grants of awards under the PubCo Incentive Plan are subject to the discretion of the Committee and are not currently determinable. The value of the awards granted under the PubCo Incentive Plan will depend on a number of factors, including the fair market value of PubCo ordinary shares on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Vote Required for Approval

The approval of the PubCo Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The PubCo Incentive Plan Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the PubCo Incentive Plan Proposal will have no effect, even if it is approved by our shareholders.

Recommendation of the Board

Titan’s board believes that the PubCo Incentive Plan will provide PubCo with the continued ability to link participants’ pay to shareholder returns, and that it is a critical compensation component in its ability to attract, retain and motivate employees, officers, directors, consultants and advisors by aligning their interests with the interests of PubCo shareholders following the completion of the Proposed Transactions.

TITAN’S BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE PUBCO INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 4 — THE NASDAQ PROPOSAL

Overview

Titan is requesting its shareholders consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance of shares of (i) PubCo ordinary shares to equity investors pursuant to the PIPE Agreements and (ii) PubCo ordinary shares pursuant to the terms of the Business Combination Agreement.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, PubCo currently expects to issue, assuming no holders of Titan Class A Shares exercise their redemption rights in connection with the Business Combination, an estimated 114,500,000 PubCo ordinary shares in connection with the Business Combination.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

Recommendation of the Titan Board

THE Titan BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 5 — THE DIRECTOR APPOINTMENT PROPOSAL

Overview

Titan is asking holders of its Class B Shares to consider and vote upon a proposal to appoint seven directors, effective as of the Closing, with each director serving on the PubCo Board until PubCo’s next annual general meeting and until their respective successors are duly appointed and qualified, or until their earlier death, resignation, retirement or removal.

Nominees

As contemplated by the Business Combination Agreement, the PubCo Board following the Closing will be as follows:

●	one member designated by the Sponsor, subject to the Company’s consent and shall be independent under Nasdaq listing standards, which designee is expected to be Frank Mastrangelo,

●	five members designated by the Key Company Shareholder, subject to the Sponsor’s consent, and two of whom shall be independent under Nasdaq listing standards, which designees are expected to be Ozan Özerk, Iana Dimitrova, Stephen Lemon, Erica Bovenzi, Najamul Kidwai and [●], and

●	one member designated by mutual agreement of Titan and the Company, which Person shall be independent under Nasdaq listing standards, which designee is expected to be [●].

For more information on the experience of each of these director nominees, please see the section titled “Management of PubCo Following the Business Combination.”

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that effective as of the Closing, the PubCo Board shall consist of no more than seven directors, and that Frank Mastrangelo, Ozan Özerk, Iana Dimitrova, Stephen Lemon, Erica Bovenzi, Najamul Kidwai and [●] be and are hereby appointed as directors to serve on the PubCo Board until PubCo’s next annual general meeting and until their respective successors are duly appointment and qualified, or until their earlier death, resignation, retirement or removal.”

Vote Required for Approval

The approval of the Director Appointment Proposal requires an ordinary resolution of the Titan Class B Shares, being the affirmative vote of the holders of at least a majority of all then outstanding Titan Class B Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Only holders of Titan Class B Shares are entitled to vote on the appointment of directors prior to or in connection with the completion of our initial business combination. Therefore, only holders of Titan Class B Shares are entitled to vote on the Director Appointment Proposal.

The Initial Shareholders have agreed to vote the Titan ordinary shares owned by them in favor of the Director Appointment Proposal. As of the date of this proxy statement/prospectus, the Initial Shareholders own all of the issued and outstanding Titan Class B Shares.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Director Appointment Proposal is conditioned on the approval of the Business Combination Proposal and the Merger Proposal. Therefore, if any of the other Condition Precedent Proposals is not approved, the Director Appointment Proposal will have no effect, even if approved by holders of Titan Class B Shares. The Business Combination is conditioned upon the approval of the Director Appointment Proposal.

Recommendation of the Titan Board

THE Titan BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR”
THE DIRECTOR APPOINTMENT PROPOSAL.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will instruct Titan’s Board to adjourn the extraordinary general meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Titan’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Business Combination Proposal at the extraordinary general meeting. In no event will Titan’s Board adjourn the extraordinary general meeting or consummate the Proposed Transactions beyond the date by which it may properly do so under Titan’s amended and restated memorandum and articles of association and Cayman Islands law.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Accordingly, a Titan shareholder who attends the extraordinary general meeting (remotely or by proxy) who fails to vote, or abstains from voting, will be counted for the purposes of establishing a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Recommendation of the Board

TITAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

WARRANTHOLDER PROPOSAL NO. 1 — THE WARRANT AMENDMENT PROPOSAL

This section of the proxy statement/prospectus describes the material provisions of the Warrant Amendment, but does not purport to describe all of the terms thereof. This summary is qualified in its entirety by reference to the Warrant Amendment, a copy of which is attached as Annex E hereto. You are urged to read the Warrant Amendment in its entirety before voting on this proposal.

In connection with the proposed Business Combination, Titan is asking holders of Titan public warrants to consider and vote upon a proposal to amend the Titan Warrant Agreement, to provide that, immediately prior to or concurrently with the Closing, each Titan warrant will be exchanged for [●] (the “Warrant Consideration”).

Current Terms of the Warrant

Each Titan public warrant entitles the registered holder to purchase one Titan Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of Titan’s initial business combination. The Titan public warrants currently trade on the Nasdaq Global Market under the symbol “TACHW.” Pursuant to the Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of shares. The Titan public warrants will expire at 5:00 p.m., New York City time, on the earlier to occur of: (i) five years from the completion of an initial business combination, (ii) the liquidation of Titan, if Titan fails to complete a business combination by April 10, 2027, or (iii) the redemption date as fixed by Titan pursuant to the Warrant Agreement, if Titan elects to redeem all Titan public warrants.

As of the date hereof, there are 13,800,000 Titan public warrants outstanding (issued as half-warrants underlying 27,600,000 units issued in Titan’s initial public offering). In addition, there are 8,110,056 Titan private warrants outstanding, consisting of 5,710,056 Titan private warrants held by the Sponsor and 2,400,000 Titan private warrants held by Cantor Fitzgerald & Co. and Odeon Capital Group LLC (collectively, the “Underwriter Private Warrants”).

The Titan private warrants are identical to the Titan public warrants except that the Titan private warrants (including the Titan Ordinary Shares issuable upon exercise of the Titan private warrants) will (i) not be transferable, assignable or salable until 30 days after the completion of Titan’s initial business combination (subject to certain limited exceptions), (ii) be exercisable for cash (even if a registration statement covering the shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and (iii) not be redeemable by Titan, in each case so long as they are still held by the initial purchasers or their respective affiliates.

Titan may call the Titan public warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the Titan public warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each Titan public warrantholder;

●	if and only if, the reported last sale price of Titan’s Ordinary Shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrantholders; and

●	if and only if, there is a current registration statement in effect with respect to the Titan Ordinary Shares underlying such Titan public warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Titan public warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Titan public warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

Under Section 9.8 of the Warrant Agreement, amendments to the Warrant Agreement that do not adversely affect the interests of holders in any material respect (such as to cure any ambiguity or to correct any defective provision) do not require consent of warrantholders. All other modifications or amendments to the Warrant Agreement require the vote or written consent of holders of 50% of the then outstanding warrants. Amendments to the terms of the Titan private warrants additionally require the vote or written consent of holders of 50% of the then outstanding Titan private warrants (including the Underwriter Private Warrants).

Description of Warrant Amendment

If approved, the Warrant Amendment will amend the Warrant Agreement to provide that, immediately prior to or concurrently with the Closing, each Titan warrant will be exchanged for the Warrant Consideration in full satisfaction of all rights pertaining to the Titan Warrant Agreement. Following the Warrant Consideration, the Titan warrants will be cancelled and will cease to represent any right to acquire any securities of PubCo or Titan.

The Warrant Amendment is contingent upon the consummation of the Business Combination. If the Business Combination is not consummated, the Warrant Amendment will not become effective and the Titan warrants will continue in full force and effect in accordance with their current terms.

Reasons for Approval of the Warrant Amendment Proposal

Titan’s board believes that the Warrant Amendment will increase PubCo’s opportunities and attractiveness to future investors following the Business Combination by eliminating the dilutive impact of the Titan warrants. Titan’s Board also believes that the Warrant Amendment provides holders of the Titan warrants with an opportunity to receive fair value for their warrants without the uncertainties associated with the timing and conditions for future exercise of such warrants.

Certain Effects of the Approval of the Warrant Amendment Proposal

If the Warrant Amendment Proposal is approved and the Business Combination is consummated, all Titan warrants will be subject to the terms of the Warrant Amendment whether or not a given holder voted in favor of the Warrant Amendment Proposal, and the holder of each outstanding Titan warrant will be entitled to receive the Warrant Consideration promptly following the completion of the Business Combination. After delivery of the Warrant Consideration, holders of Titan warrants will no longer have any rights to purchase Titan Ordinary Shares or PubCo Ordinary Shares pursuant to such warrants.

Written consent approving the Warrant Amendment with respect to the Titan private warrants will be separately obtained from the Sponsor and the holders of the Underwriter Private Warrants (Cantor Fitzgerald & Co. and Odeon Capital Group LLC) in accordance with Section 9.8 of the Warrant Agreement and Section 8.26 of the Business Combination Agreement. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote its Subject Warrants in favor of, and provide written consent with respect to, the Warrant Amendment.

Consequences if the Warrant Amendment Proposal is Not Approved

If the Warrant Amendment Proposal is not approved, the Warrant Agreement will not be amended to provide for the exchange of the Titan warrants for the Warrant Consideration. Instead, if the Business Combination is otherwise consummated, the Titan warrants will remain outstanding and, following the Merger, will be converted into warrants of PubCo exercisable for PubCo Ordinary Shares on substantially equivalent terms as were in effect with respect to such Titan warrants immediately prior to the Merger.

If the Warrant Amendment Proposal is not approved and the parties are unable to agree on alternative treatment for the Titan warrants, it could impact the ability of the parties to consummate the Business Combination.

Vote Required for Approval

The approval of the Warrant Amendment Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan warrants (including both Titan public warrants and Titan private warrants).

Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote its 5,710,056 Titan private warrants in favor of the Warrant Amendment Proposal and to provide written consent with respect thereto. Written consent will also be separately solicited from the holders of the Underwriter Private Warrants.

A warrantholder’s failure to vote by proxy or to vote virtually at the extraordinary general meeting, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

Recommendation of the Board

TITAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WARRANTHOLDERS VOTE “FOR”
THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

WARRANTHOLDER PROPOSAL NO. 2 — THE WARRANTHOLDER ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Warrantholder Adjournment Proposal, if adopted, will instruct Titan’s Board to adjourn the extraordinary general meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Titan’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Warrant Amendment Proposal at the extraordinary general meeting. In no event will Titan’s Board adjourn the extraordinary general meeting or consummate the Proposed Transactions beyond the date by which it may properly do so under Titan’s amended and restated memorandum and articles of association and Cayman Islands law.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of all then outstanding Titan Warrants who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Warranholder Adjournment Proposal will not be presented if the Warrant Amendment Proposal is approved at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Recommendation of the Board

TITAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WARRANTHOLDERS VOTE “FOR”
THE APPROVAL OF THE WARRANTHOLDER ADJOURNMENT PROPOSAL.

INFORMATION RELATED TO PUBCO

PubCo was incorporated under the laws of the Cayman Islands on February 10, 2026 solely for the purpose of effectuating the Proposed Transactions. PubCo owns no material assets and does not operate any business.

On February 10, 2026, PubCo issued one ordinary share to one shareholder for a total consideration of $1 (or $1 per share). This share represents all capital shares of PubCo that are currently issued and outstanding. For a description of PubCo securities following the completion of the Proposed Transactions, please see the section titled “Description of PubCo’s Securities.”

Prior to the consummation of the Proposed Transactions, the director and sole shareholder of PubCo is Ozan Özerk. The mailing address of PubCo’s registered office is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104. After the consummation of the Proposed Transactions, its principal executive office will be that of OpenPayd Holdings Limited, The Bower, 207-211 Old Street, London, United Kingdom, EC1V 9NR.

INFORMATION RELATED TO TITAN

References in this section to “we,” “us,” “our” or the “Company” are to Titan Acquisition Corp, except where the context requires otherwise.

Introduction

We are a newly organized blank check company, incorporated on January 11, 2024 as a Cayman Islands exempted company for the purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We will not generate operating revenues until, at the earliest, after we consummate our initial business combination.

Initial Public Offering

On April 10, 2025, we consummated our IPO of 27,600,000 Titan units at an offering price of $10.00 per unit, with each unit consisting of one Titan Class A Share and one-fourth of one Titan warrant, generating total gross proceeds of $277,380,000. Cantor Fitzgerald & Co. and Odeon Capital Group LLC served as underwriters in our IPO. The securities sold in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333- 285659). The SEC declared the registration statement effective on April 8, 2025.

Titan units began trading on April 10, 2025, on Nasdaq under the symbol TACHU. Commencing on June 2, 2025, the securities comprising the Titan units began separate trading. The Titan units, Titan Class A Shares and Titan warrants are trading on Nasdaq under the symbols “TACHU,” “TACH” and “TACHW,” respectively.

Simultaneously with the closing of our IPO, the Sponsor and the IPO underwriters purchased from us an aggregate of 8,110,056 Titan private warrants at a price of $1.00 per warrant (approximately $8,100,000 in the aggregate) in a private placement, which we refer to as the Titan private placement. Each Titan private warrant is exercisable to purchase one Titan Class A Share at $11.50 per share.

Offering Proceeds Held in Trust

Of the gross proceeds received from our IPO and the private placement, a total of $277,380,000 was placed in the Trust Account established for the benefit of our public shareholders, with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to us to pay our taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest to occur of: (a) the completion of our initial business combination, (b) the redemption of all of Titan Class A Shares included in the Titan units sold in our IPO if we are unable to complete our initial business combination within 24 months from the closing of our IPO, subject to applicable law, and (c) the redemption of any Titan public shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to redeem 100% of Titan public shares if we do not complete our initial business combination within 24 months from the closing of our IPO or (B) with respect to any other provision relating to Titan shareholders’ rights.

Fair Market Value of Target Business

Nasdaq rules require that our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable, if any, on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, with respect to the satisfaction of such criteria. Our board of directors independently determined that this test was met in connection with the Proposed Transactions with the Company as described in the section entitled “Proposal No. 1 — The Business Combination Proposal” above.

Shareholder Approval of the Proposed Transactions

Under Cayman Islands law, Titan must seek shareholder approval in connection with any mergers or consolidations. Accordingly, Titan must seek shareholder approval of the Proposed Transaction at a meeting called for such purpose, at which Titan’s public shareholders may request to have their Titan Class A Shares redeemed, regardless of whether they vote for or against the Business Combination Proposal, subject to the limitations described in the prospectus for our IPO. Accordingly, in connection with the Proposed Transactions, Titan’s public shareholders may request to have their Titan Class A Shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

Permitted Purchases of our Securities

The Sponsor, directors and officers have agreed to vote their Titan ordinary shares, as well as any Titan ordinary shares purchased during or after our IPO, in favor of the Business Combination Proposal.

In connection with the Titan shareholder vote to approve the Business Combination, Sponsor, Titan management, Titan’s advisors or any of their respective affiliates may privately negotiate transactions to purchase Titan ordinary shares from Titan shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of Titan ordinary shares Sponsor, Titan management, Titan’s advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NASDAQ. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. However, Sponsor, Titan management, Titan’s advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Titan ordinary shares in such transactions. None of Sponsor, Titan management, Titan’s advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Titan ordinary shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such Titan shareholder, although still the record holder of such Titan ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any Titan ordinary shares purchased by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination.

In the event that Sponsor, Titan management, Titan’s advisors or any of their respective affiliates purchase Titan ordinary shares in privately negotiated transactions from public Titan shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, Titan management, Titan’s advisors or any of their respective affiliates would waive any redemption rights with respect to any Titan ordinary shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of Titan ordinary shares could be to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of Titan ordinary shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, to the extent that Sponsor, Titan management, Titan’s advisors or any of their respective affiliates purchase any Titan ordinary shares as contemplated above, Titan will file a Current Report on Form 8-K prior to the Titan extraordinary general meeting that will disclose:

●	the amount of such Titan ordinary shares purchased by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates, along with the purchase price;

●	the purpose of the purchases by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates;

●	the impact, if any, of the purchases by Sponsor, Titan management, Titan’s advisors or any of their respective affiliates on the likelihood that the Business Combination will be approved;

●	the identities of Titan shareholders who sold to Sponsor, Titan management, Titan’s advisors or any of their respective affiliates (if not purchased on the open market) or the nature of Titan shareholders (e.g., 5% security holders) who sold to Sponsor, Titan management, Titan’s advisors or any of their respective affiliates; and

●	the number of Titan ordinary shares for which Titan has received redemption requests in connection with the Business Combination.

In addition, if such purchases are made, the public “float” of the Titan Class A Shares or PubCo Common Shares may be reduced and the number of beneficial holders of Titan’s or PubCo’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Titan’s or PubCo’s securities on a national securities exchange.

Sponsor, and Titan’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the shareholders with whom Sponsor, Titan’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting Titan directly or by Titan’s receipt of redemption requests submitted by shareholders.

Any purchases by Sponsor, Titan’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Sponsor, Titan’s officers, directors, advisors and any of their respective affiliates will not make purchases of Titan ordinary shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Redemption Rights for Titan public shareholders

We will provide our public shareholders with the opportunity to redeem all or a portion of their Titan Class A Shares upon the completion of the Proposed Transactions at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Proposed Transactions including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of then outstanding Titan public shares, subject to the limitations described herein.

Based on funds in the Trust Account of approximately $[☐] million on [☐], 2026, the estimated per share redemption price would have been approximately $[☐]. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The Sponsor, officers, and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Titan Class B shares for no consideration, and the Sponsor, officers, directors and director nominees have agreed to waive their redemption rights with respect to any Titan public shares they may acquire in connection with the completion of the Proposed Transactions for no consideration.

Compensation Received by the Sponsor

The following table sets forth the payments to be received by Titan’s Sponsor, directors, officers and their affiliates from Titan prior to or in connection with the completion of Titan’s initial business combination and the securities issued and to be issued by Titan to the Sponsor, directors, officers or their affiliates:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid	Lock-Up Terms(2)
6,900,000 Titan Class B Shares(1)	$25,000(1)	The Sponsor, Titan’s officers and directors agreed not to transfer, assign or sell any Titan Class B Shares until the earlier to occur of (A) one year after the completion of Titan’s initial business combination or (B) subsequent to Titan’s initial business combination, (x) if the last sale price of the Titan Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Titan’s initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Titan’s shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees as described in the section of this prospectus entitled “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”. The Titan private warrants and the warrants that may be issued upon conversion of working capital notes (including the Titan Class A Shares issuable upon conversion or exercise of such warrants) will not be transferable, assignable or saleable by the Sponsor (as applicable) or their permitted transferees until 30 days after the completion of Titan’s initial business combination (except with respect to permitted transferees as described herein under the section of this prospectus entitled “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
5,710,056 Titan private warrants(1)	$5,710,056(1)	The Titan private warrants (including the ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of Titan’s initial business combination (except with respect to permitted transferees as described herein under “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
Up to $1,500,000 in working capital notes may be convertible into private warrants at a price of $1.00 per warrant.	Working capital notes to finance transaction costs in connection with an intended initial business combination.	The working capital warrants (including the Titan Class A Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or saleable until 30 days after the consummation of Titan’s initial business combination (except with respect to permitted transferees as described herein under “Information Related to Titan — Transfers of Titan Class B Shares and Titan Private Warrants”).
$10,000 per month	Office space, administrative and support services	N/A

(1)	The Titan Class B Shares will automatically convert into Titan Class A Shares concurrently with or immediately following the consummation of Titan’s initial business combination, and may be converted at any time prior to Titan’s initial business combination, at the option of the holder, on a one-for-one basis, subject to adjustment (unless otherwise provided in Titan’s initial business combination agreement) for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Titan Class A Shares or equity-linked securities are issued or deemed issued in connection with Titan’s initial business combination, the number of Titan Class A Shares issuable upon conversion of all Titan Class B Shares will equal, in the aggregate, on an as-converted basis, approximately 20% of the total number of Titan Class A Shares outstanding after such conversion, including the total number of Titan Class A Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by Titan in connection with or in relation to the consummation of an initial business combination, excluding any Titan Class A Shares or equity-linked securities or rights exercisable for or convertible into Titan Class A Shares issued, or to be issued, to any seller in the initial business combination and any Titan private warrants issued to the Sponsor, Titan’s officers or directors upon conversion of working capital loans, provided that such conversion of Titan Class B Shares will never occur on a less than one-for-one basis. Of the 6,900,000 Titan Class B Shares and 5,710,056 Titan private warrants reflected in this table, an aggregate of 1,035,000 Transferred Shares and 1,216,508 Transferred Warrants, and the Transferred Shares and Transferred Warrants will not be subject to the vesting and forfeiture conditions described below. Of the remaining 5,865,000 PubCo ordinary shares to be held by the Sponsor following the Merger (after giving effect to the Transferred Shares and any Incentive Shares described below), 50% will become subject to vesting and forfeiture as the Earnout Shares, which will vest only if the trading price of the Titan Class A Shares or the PubCo ordinary shares, as applicable, equals or exceeds $11.50 per share (as to one-half) or $13.00 per share (as to the other half) for 20 trading days within any 30 consecutive trading day period during the five-year period following the applicable closing, and will be forfeited to the extent not so vested; the remaining 50% of such shares will not be subject to these vesting and forfeiture conditions but will remain subject to the lock-up terms described in this table. The PubCo private warrants that the Sponsor will hold following the Merger (after giving effect to the Transferred Warrants) are not subject to any earnout, vesting or forfeiture conditions. In addition, if necessary to mitigate against redemptions or to incentivize investors to participate in the PIPE Financing, the Sponsor and the Company have agreed to discuss in good faith the transfer of an agreed-upon number of Incentive Shares and Titan private warrants; as of the date of this proxy statement/prospectus, the number of Incentive Shares and Titan private warrants, if any, that will ultimately be transferred, and the resulting reduction to the Sponsor’s retained Earnout Shares (as applicable), had not been determined. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Support Agreement” for additional information. If the Warrant Amendment Proposal is approved, the Sponsor will receive an aggregate of $[●] in exchange for 5,710,056 Titan private warrants, representing $[●] per Titan private warrant. See “Warrantholder Proposal No. 1 — The Warrant Amendment Proposal.”
(2)	Natural persons and entities subject to transfer restrictions include Titan Acquisition Sponsor Holdco LLC, Adeel Rouf, Frank Mastrangelo, Pawneet Abramowski, Walter Beach and Leslie Goldman Tepper.

Transfers of Titan Class B Shares and Titan Private Warrants

The Titan Class B Shares, Titan private warrants and any Titan Class A Shares issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement entered into by Titan’s initial shareholders and management team. Those lock-up provisions provide that such securities are not transferable or salable (a) in the case of the Titan Class B Shares, until the earlier of: (i) one year following the consummation of Titan’s initial business combination; or (ii) subsequent to the consummation of Titan’s initial business combination, the date on which we consummate a transaction which results in all of Titan’s shareholders having the right to exchange their shares for cash, securities, or other property and (b) in the case of the Titan private warrants and the respective Titan Class A Shares underlying such warrants, until 30 days after the completion of Titan’s initial business combination except in each case (a) to Titan’s officers or directors or those of Cantor Fitzgerald & Co. or Odeon Capital Group LLC, any affiliate or family member of any of Titan’s officers or directors or those of Cantor Fitzgerald & Co. or Odeon Capital Group LLC, any affiliate of the Sponsor or these of Cantor or Odeon to any member of the Sponsor or those of Cantor Fitzgerald & Co. or Odeon Capital Group LLC, any of their affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) by virtue of the laws of the Cayman Islands or the Sponsor’s or Cantor Fitzgerald & Co.’s or Odeon Capital Group LLC’s formation documents or the winding-up and liquidation of the Sponsor or of Cantor or Odeon, (g) in the event of Titan’s liquidation prior to Titan’s consummation of Titan’s initial business combination; or (h) in the event that, subsequent to Titan’s consummation of an initial business combination, we complete a liquidation, merger, share exchange or other similar transaction which results in all of Titan’s shareholders having the right to exchange their Titan Class A Shares for cash, securities or other property; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreement.

Limitation on Redemption Rights

Notwithstanding the foregoing, our amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares,” without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Proposed Transactions as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Titan public shareholder holding more than an aggregate of 15% of the shares sold in our IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the shares sold in our IPO without our consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with the Proposed Transactions, which require as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Proposed Transactions.

Redemption of Titan public shares and Liquidation if no Initial Business Combination

Our amended and restated memorandum and articles of association provides that we will have 24 months from the closing of our IPO to complete our initial business combination. If we have not consummated an initial business combination within such 24-month period or during any extension of that period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all Titan public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest previously released to us for the payment of our income taxes, if any (and less up to $100,000 in interest reserved for expenses in connection with our dissolution), divided by the number of then-outstanding Titan public shares, which redemption will completely extinguish our public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Island law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our Titan Class B shares or Titan warrants, which will expire worthless if we fail to consummate our initial business combination within the above time period. Our amended and restated memorandum and articles of association provides that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Titan Initial Shareholders and each member of our management team has entered into a letter agreement with us, pursuant to which they has waived their rights to liquidating distributions from the Trust Account with respect to its Titan Class B shares if we fail to complete our initial business combination by April 10, 2027 or during any extension of that period for no consideration. However, if they acquire Titan public shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Titan public shares if we fail to complete our initial business combination within the prescribed time frame.

The Sponsor, executive officers and directors have agreed, each pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated memorandum and articles of association (A) that would affect the substance or timing of our obligation to redeem 100% of Titan public shares if we do not complete our initial business combination by April 10, 2027 or during any extension of that period or (B) with respect to any other provision relating to the rights of holders of our Titan Class A Shares, unless we provide our public shareholders with the opportunity to redeem their Titan Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (and less up to $100,000 in interest reserved for expenses in connection with our dissolution), divided by the number of then outstanding Titan public shares. However, we may not redeem Titan public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of Titan public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer or director, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our IPO and the sale of the Titan private warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by Titan shareholders upon our dissolution would be $10.05. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.05. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we seek to have all vendors, service providers, prospective target businesses or other entities with which we do business (except our independent registered public accounting firm) execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Titan public share and (ii) the actual amount per Titan public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per Titan public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations. This liability will not apply with respect to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account and nor will it apply to any claims under our indemnity of the underwriter of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our other officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per Titan public share and (ii) the actual amount per Titan public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per Titan public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no such indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.05 per Titan public share.

We seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriter of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.05 per Titan public share to our public shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of Titan public shares if we do not complete our initial business combination within 24 months from the closing of our IPO or during any extension of that period, (ii) in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of Titan public shares if we do not complete our initial business combination within 24 months from the closing of our IPO or during any extension of that period or (B) with respect to any other provision relating to Titan shareholders’ rights, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Titan public shareholders who redeem their Titan Class A Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within 24 months from the closing of the IPO or during any extension of that period, with respect to such Titan Class A Shares so redeemed. In no other circumstances will a Titan shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek Titan shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such Titan shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.

Facilities

We currently maintain our executive offices at 131 Concord Street, Brooklyn, New York, 11201, Cayman Islands. The cost for our use of this space is included in the $10,000 per month fee we agreed to pay to an affiliate of the Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

Employees

We currently have two executive officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any member of our management team will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process. We do not intend to have any full time employees prior to the consummation of our initial business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT OF TITAN

References in this section to “we,” “us,” “our” or the “Company” are to Titan Acquisition Corp, except where the context requires otherwise

Officers, Directors and Director Nominees

Name	Age	Position
Adeel Rouf	34	President, Chief Financial Officer and Director
Frank Mastrangelo	58	Chief Executive Officer and Chairman of the Board of Directors
Pawneet Abramowski	50	Director
Walter Beach	58	Director
Leslie Goldman Tepper	60	Director

Adeel Rouf currently serves as our President, Chief Financial Officer and as a Director. Previously, from April 2022 to August 2024, Mr. Rouf served as Chief Operating Officer of Northern Revival Acquisition Corporation, and Board Advisor to CSLM Acquisition Corporation, each a special purpose acquisition company listed on Nasdaq. From April 2024 to June 2026, Mr. Rouf is the President, Chief Executive Officer and a Director of Voyager Acquisition Corp., a Caymans Island company, (Nasdaq: VACHU), which successfully completed a business combination, merging with Veraxa Biotech Holding AG. Previously, from July 2023 to June 2024, Mr. Rouf served as a Director of Zalatoris II Acquisition Corp (Nasdaq: ZLS) and, from June 2023 to September 2024, Director of Zalatoris Acquisition Corp (NYSE: TCOA). From February 2021 to August 2022, Mr. Rouf served as the founder and Chief Financial Officer of the Founder SPAC, the special purpose acquisition company that merged with Rubicon Technologies, Inc. (NYSE: RBT) in a transaction valued at $1.7 billion, and, from June 2020 to January 2023, as Senior Vice President of Altitude Acquisition Corp., (NASQAQ: ALTU). Mr. Rouf was a Board Advisor and Co-Sponsor of Investcorp India Acquisition Company from January 2021 to June 2022. Mr. Rouf worked as an Investment Professional at Cohen and Company Asset Management from April 2019 to June 2020. Previously, Mr. Rouf worked as an Investment Professional at FinTech Acquisition Corp. III, a special purpose acquisition company which merged with Paya, Inc. (Nasdaq: PAYA), and as an Investment Professional at Insurance Acquisition Corp., which merged with Shift Technologies, Inc. Mr. Rouf was a member of J.P. Morgan Chase & Co.’s Investment Banking Leveraged Finance team executing debt finance transactions and worked at Sumitomo Mitsui Banking Corporation executing structured debt finance transactions. Mr. Rouf graduated from Baruch College with a BBA in Accounting and received a Master of Science degree in Sustainability Management and Energy Finance from Columbia University. Mr. Rouf was selected as a director due to his experience in the financial services industry.

Frank Mastrangelo currently serves as our Chief Executive Officer and Chairman of the Board of Directors. Mr. Mastrangelo also currently serves as the CEO of PayAmigo, a provider of cross-border payment solutions for enterprise clients. He has served as General Manager of Banking Services for Green Dot Corporation and Chief Operating Officer of Green Dot Bank since September 2017. He is also Founder and Managing Director of Sapere Advisory, a consulting firm focused on commerce and fintech, since February 2016. He was previously an advisor to FinTech Acquisition Corp., FinTech Acquisition Corp. II, FinTech Acquisition Corp. III, FinTech Acquisition Corp. IV, FinTech Acquisition Corp. V, and FTAC Olympus Acquisition Corp., Liquid Hub and Union Pay International. Mr. Mastrangelo was President, Chief Operating Officer and a director of Bancorp and Bancorp Bank from 1999 to December 2014, and served as Chief Executive Officer, President and a director of Bancorp and President and a director of Bancorp Bank until December 2015. Mr. Mastrangelo was selected as Chairman due to his experience in the financial services industry.

Pawneet Abramowski currently serves as a member of our board of directors. Ms. Abramowski is the founder and principal of PARC Solutions LLC, a firm providing advisory services in compliance, financial crimes risk management and strategic analysis for startups, banks and other innovative firms. Ms. Abramowski is also an Academic Director/Adjunct Faculty and Chair of the Executive Committee of the Advisory Board at Case Western Reserve University School of Law’s Financial Integrity Institute since 2017. She served as the Managing Director, Head of Financial Crimes Risk Management and Interim Chief Compliance Officer at Bancorp from 2014 to 2017 and Interim Chief Compliance Officer at Bancorp from 2016 to 2017, building on over 21 years of comprehensive achievements in public and private sector with special focus in Compliance/Risk Management and law enforcement industries. She previously served as a director of FinTech Acquisition Corp. III, a special purpose acquisition company which merged with Paya, Inc., from 2018 to 2020. She has key subject matter expertise spanning anti-money laundering (AML), fraud, sanctions, anti-corruption, regulation, and compliance. Prior to joining Bancorp, from 2006 to 2014,

Ms. Abramowski held senior level roles at wall street firms in New York City. Before that she spent three years working in the technology sector and over eight years in the public sector in an investigative and intelligence capacity with municipal, state and federal agencies ending with the Federal Bureau of Investigation. She holds an MBA in Management from Adelphi University Robert B. Willumstad School of Business; MA in Government and Politics and BA in Public Administration from St. John’s University. Since 2015 she has also served on the Women’s Board of City Year New York, an education focused nonprofit that partners with public schools in high-poverty communities helping to close gaps in high-need schools by supporting students’ academic and social-emotional development while also providing schools with the additional capacity to enhance school culture and climate. Our board has determined that Ms. Abramowski’s extensive experience in the financial services industry generally, and the financial technology industry in particular, qualifies her to serve as a member of our board of directors.

Walter Beach currently serves as a member of our board of directors. Mr. Beach currently serves as a member of the board of directors of Art Technology Acquisition Corp (Nasdaq: ARTCU) and has served in that position since January 2026. Mr. Beach previously served as a director of both Bancorp and Bancorp Bank from 1999 to 2021. Mr. Beach also previously served as a director of FinTech Acquisition Corp. from November 2014 until July 2016 and FinTech Acquisition Corp. II from May 2015 until its July 2018 merger with International Money Express, Inc. Mr. Beach has been a Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997. From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm, where he was, beginning in 1994, responsible for the firm’s investment decisions for its principal equity product. As research director, he was one of two major contributors to overall investment management. From 1992 to 1993, he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm. From 1991 to 1992 he was an analyst at Industry Analysis Group, an industry and economic consulting firm. Mr. Beach has served as a director of Resource Capital Corp. (NYSE:RSO), a real estate investment trust, since 2005. Mr. Beach served as a director of Institutional Financial Markets, Inc. from December 2009 to September 2013. Our board has determined that Mr. Beach’s extensive experience in the financial services industry and as a member of the boards of various public companies qualifies him to serve as a member of our board of directors.

Leslie Goldman Tepper currently serves as a member of our board of directors. Since November 2025, Ms. Tepper has served on the board of Deep Fission, where she currently chairs the nominating and governance committee and participates as a member of its audit and compensation committees. Since 2022, Ms. Tepper has served on the board of Deep Isolation Nuclear, where she is currently the Lead Independent Director, chair of the compensation committee and a member of the nominating and governance and audit committees. She also serves on the board of Berkeley Earth, a climate data and analysis company, a position she has held since November 2024. She previously served on the board of NACD’s Texas and Utah chapters (2020-2025) where she actively participated as a member of its private company governance steering committee. Ms. Tepper also served as a director, advisor, and/or board observer on several fintech and e-commerce company boards throughout her career. Ms. Tepper started her professional career facilitating mergers and acquisitions as a lawyer in several Amlaw 100 firms, where she worked with both public and privately held companies. Her career as a corporate attorney concluded with her role as the General Counsel of several Thermo Fisher Scientific business, where she spent 10 years as a member of the executive team of Fisher HealthCare. Ms. Tepper was a General Partner and Co-Founder of the Artemis Fund from April 2019 through April 2024, before she moved on to focus on her role as Principal and Managing Member of LGT Seven Enterprises, a position she has held since September 2019. Ms. Tepper holds a B.A. from Yale University, an M.A. from the University of New South Wales in Sydney, Australia, and a J.D. from Fordham University School of Law. Our board has determined that Ms. Tepper’s extensive experience in the legal industry and as a member of the boards of various fintech companies qualifies her to serve as a member of our board of directors.

We believe our management team has the skills and experience to identify, evaluate and consummate a business combination and is positioned to assist businesses we acquire. However, our management team’s network of contacts, and its investing and operating experience, do not guarantee a successful initial business combination. The members of our management team are not required to devote any significant amount of time to our business and are involved with other businesses. We cannot guarantee that our current officers and directors will continue in their respective roles, or in any other role, after our initial business combination, and their expertise may only be of benefit to us until we complete our initial business combination. Past performance by our management team is not a guarantee of success with respect to any business combination we may consummate.

Family Relationships

There are no family relationships among executive officers and directors of the Company.

Number and Terms of Office of Officers and Directors

Our board of directors consists of 5 members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq.

The term of office of the first class of directors, consisting of Mr. Beach and Ms. Tepper, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Ms. Abramowski, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. Rouf and Mr. Mastrangelo, will expire at the third annual meeting of shareholders.

Only holders of Class B Shares will have the right to vote on the appointment of directors prior to or in connection with the completion of our initial business combination. Holders of our public shares will not be entitled to vote on the appointment of directors during such time. These provisions of our amended and restated memorandum and articles of association relating to the rights of holders of Class B Shares to appoint directors may be amended by a special resolution passed by a majority of at least 90% of our ordinary shares voting in a general meeting.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.

Previous SPAC Experience

The following is the status of each SPAC that our directors, and officers have served as a director, officer or advisor:

●	Zalatoris Acquisition Corp.: Mr. Rouf served as Director of Zalatoris Acquisition Corp from June 2023 to September 2024. In February 2025, Zalatoris Acquisition Corp liquidated its trust account and redeemed the Class A common stock initially sold in its initial public offering.

●	Zalatoris II Acquisition Corp: Mr. Rouf served as a Director of Zalatoris II Acquisition Corp from July 2023 to July 2025. Zalatoris II Acquisition Corp signed a business combination agreement with Ascotway Ltd, operating as Eco Modular, on December 5, 2023 (the “Eco BCA”). Zalatoris II Acquisition Corp has not completed the Eco BCA or any other business combination. Zalatoris II Acquisition Corp is not current with its reporting obligations under the Exchange Act. Zalatoris II Acquisition Corp’s securities have been delisted from Nasdaq. Currently, shareholders of Zalatoris II Acquisition Corp have elected to redeem 21,379,237 shares of Zalatoris II Acquisition Corp. Zalatoris II Acquisition Corp’s shareholders voted to approve a twelve month extension of Zalatoris II Acquisition Corp’s termination date.

●	Northern Revival Acquisition Corp: Mr. Rouf served as the Chief Operating Officer of Northern Revival Acquisition Corp from April 2022 to August 2024. Northern Revival Acquisition Corp was not current with its reporting obligations under the Exchange Act and its securities were delisted from Nasdaq. Northern Revival Acquisition Corp’s shareholders elected to redeem 24,121,721 shares of Northern Revival Acquisition Corp, equating to 99.9% of Northern Revival Acquisition Corp’s redeemable, publicly held shares in connection with extension meetings.

●	CSLM Acquisition Corporation: CSLM Acquisition Corporation signed a business combination agreement with Fusemachines Inc. on January 23, 2024 (the “CSLM BCA”). CSLM Acquisition Corporation’s shareholders elected to redeem an aggregate of 18,073,045 shares of CSLM Acquisition Corporation, equating to 95.2% of CSLM Acquisition Corporation’s redeemable, publicly held shares in connection with extension meetings and the special meeting held to approve the CSLM BCA. CSLM Acquisition Corporation consummated the CSLM BCA on October 22, 2025, and the combined company, Fusemachines Inc., is publicly traded on Nasdaq under the symbol “FUSE.”

●	Voyager Acquisition Corp: Mr. Rouf served as the Chief Executive Officer and Director. Voyager Acquisition Corp. closed its initial public offering on August 12, 2024 and, on April 22, 2025, entered into a business combination agreement with VERAXA Biotech AG, a Swiss company targeting the healthcare sector. In connection with the March 12, 2026 shareholder meeting held to approve the business combination, holders of 25,217,315 Class A ordinary shares, representing approximately 99.67% of Voyager Acquisition Corp.’s outstanding Class A ordinary shares, elected to redeem their shares. The business combination closed on June 8, 2026, and the combined company, VERAXA Biotech AG, is publicly traded on Nasdaq under the symbol “VRXA.”

●	Voyager Acquisition Corp II: Mr. Rouf currently serves as the Chief Executive Officer and Director. Voyager Acquisition Corp II has not closed its initial public offering.

●	Founder SPAC: Mr. Rouf served as the founder and Chief Financial Officer of Founder SPAC from February 2021 to August 2022. Founder SPAC merged with Rubicon Technologies, Inc. in a transaction valued at $1.7 billion on August 16, 2022, approximately ten months after Founder SPAC’s initial public offering closed. In connection with the closing of its business combination, shareholders of Founder SPAC elected to redeem 24,178,161 shares of Founder SPAC, equating to 76% of Founder SPAC’s redeemable, publicly held shares.

●	Altitude Acquisition Corp.: Mr. Rouf served as Senior Vice President of Altitude Acquisition Corp. from June 2020 to January 2023. In connection with special meetings held to approve separate multi-month extensions, holders of 3,382,949 shares redeemed their shares in October 2022, holders of 337,457 shares redeemed their shares in April 2023, and holders of 359,190 shares redeemed their shares in December 2023. Altitude Acquisition Corp. was delisted from Nasdaq and its registration was terminated in April 2024; available filings do not specify whether a further trust account liquidation and redemption distribution occurred following that delisting and registration termination.

●	Investcorp India Acquisition Company (subsequently renamed Libity): Mr. Rouf was a Board Advisor and Co-Sponsor of Investcorp India Acquisition Company from January 2021 to June 2022. Libity’s shareholders voted to approve a nine month extension, and later another nine month extension, of Libity’s termination date. In connection with those extension meetings, holders of an aggregate of approximately 16,085,554, 8,314,006, and 1,449,359 public shares, representing approximately 99.9% of Libity’s public shares in the aggregate, redeemed their shares. Libity’s securities were delisted from Nasdaq in April 2025 for failure to complete its initial business combination within 36 months of the effectiveness of its initial public offering registration statement, and its Class A ordinary shares, units, and warrants now trade on the OTC Markets under the symbols “IVCA,” “IVCAU,” and “IVCAW,” respectively. On April 8, 2026, Libity entered into a business combination agreement with Blue Finance Technology Holding Limited, an artificial intelligence-powered digital finance platform providing lending, banking, and financial services.

●	FinTech Acquisition Corp.: Mr. Beach was a Director of FinTech Acquisition Corp. from November 2014 to July 2016. FinTech Acquisition Corp. completed a merger with CardConnect Corp. on July 29, 2016. In connection with the closing of its business combination, shareholders of FinTech Acquisition Corp. elected to redeem 1,119,051 shares of FinTech Acquisition Corp., equating to 11% of FinTech Acquisition Corp.’s redeemable, publicly held shares.

●	FinTech Acquisition Corp. II: Mr. Beach was a Director of FinTech Acquisition Corp. II from May 2015 to July 2018. FinTech Acquisition Corp. II completed a merger with International Money Express, Inc. on July 26, 2018. In connection with the closing of its business combination, shareholders of FinTech Acquisition Corp. II elected to redeem 5,038,232 shares of FinTech Acquisition Corp. II, equating to 29% of FinTech Acquisition Corp. II’s redeemable, publicly held shares.

●	FinTech Acquisition Corp. III: Ms. Abramowski was a Director of FinTech Acquisition Corp. III from August 2018 to October 2020. FinTech Acquisition Corp. III completed a merger with Paya, Inc. on October 16, 2020. In connection with the closing of its business combination, shareholders of FinTech Acquisition Corp. III elected to redeem 5,696,643 shares of FinTech Acquisition Corp. III, equating to 17% of FinTech Acquisition Corp. III’s redeemable, publicly held shares.

●	FinTech Acquisition Corp. IV: Mr. Mastrangelo was an Advisor to FinTech Acquisition Corp. IV from November 2018 to June 2021. FinTech Acquisition Corp. IV completed a merger with Perella Weinberg Partners on June 24, 2021. In connection with the closing of its business combination, no shareholders of FinTech Acquisition Corp. IV elected to redeem shares of FinTech Acquisition Corp. IV.

●	FinTech Acquisition Corp. V: Mr. Mastrangelo was an Advisor to FinTech Acquisition Corp. V from April 2019 to December 2022. FinTech Acquisition Corp. V did not complete a merger and subsequently redeemed all of its outstanding shares of that were included in the units issued in its initial public offering, effective as of the close of business on December 9, 2022.

●	FTAC Olympus Acquisition Corp.: Mr. Mastrangelo was an Advisor to FTAC Olympus Acquisition Corp. from June 2020 to June 2021. FTAC Olympus Acquisition Corp. completed a merger with Payoneer Global Inc. on June 25, 2021. In connection with the closing of its business combination approximately 50% of FTAC Olympus Acquisition Corp.’s redeemable, publicly held shares were redeemed.

Our Sponsor

Our sponsor is a Delaware limited liability company owned and controlled by Mr. Rouf and Mr. Mastrangelo, both U.S. citizens. Other third-party accredited investors with pre-existing business relationships with our management team have an indirect interest in our founder shares though membership interests in our sponsor, but other than Mr. Rouf and Mr. Mastrangelo, no other person has a direct or indirect material interest in our sponsor. All of the founder shares held by the sponsor and not otherwise distributed to our independent directors, officers or the non-managing sponsor members, or such other accredited investors will be owned in equal amounts by Mr. Rouf and Mr. Mastrangelo. As of the date of this prospectus, the sponsor has not granted, or agreed to grant, any membership interests in the sponsor to our independent directors as compensation for their services as directors.

Our Sponsor was formed for the sole purpose of sponsoring the SPAC in connection with its initial public offering and subsequent business combination activities. The Sponsor’s business activities are limited to organizational activities, identifying and evaluating potential business combination targets, and providing administrative and financial support to the SPAC. The Sponsor does not have any operations or business activities outside of its role as sponsor to the SPAC and does not engage in any commercial operations or generate revenue apart from its investment in the SPAC.

Director Independence

The rules of the Nasdaq require that a majority of our board of directors be independent within one year of our IPO. Our board of directors has determined that each of Ms. Abramowski, Mr. Beach and Ms. Tepper are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Mr. Beach, Ms. Abramowski and Ms. Tepper serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exception described below. Each of Mr. Beach, Ms. Abramowski and Ms. Tepper are independent.

Mr. Beach serves as the chair of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Beach qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of our board of directors. The members of our compensation committee are Mr. Beach and Ms. Tepper. Ms. Tepper serves as chair of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a nominating and corporate governance as and when required to so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Ms. Abramowski, Mr. Beach and Ms. Tepper. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for appointment to our board of directors should follow the procedures set forth in our amended and restated memorandum and articles of association.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”) that complies with the rules and regulations of Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not improperly fetter the exercise of future discretion;

(iv)	duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

●	Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

●	Our initial shareholders currently hold Founder Shares and Titan private warrants. Our initial shareholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they hold in connection with the completion of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our initial shareholders with respect to any public shares acquired by them. Additionally, our initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares if we fail to complete our initial business combination within the prescribed time frame or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated memorandum and articles of association. If we do not complete our initial business combination within the prescribed time frame, the Titan private warrants will expire worthless. Furthermore, subject to certain limited exceptions, our initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of: (i) one year following the consummation of our initial business combination; or (ii) subsequent to the consummation of our initial business combination, the date on which we consummate a transaction which results in all of our shareholders having the right to exchange their shares for cash, securities, or other property. Subject to certain limited exceptions, the Titan private warrants and the Titan Class A Shares underlying such warrants, will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

●	Our officers, directors, shareholders or affiliates may be paid fees upon the successful completion of our initial business combination as described above.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, there may be payment by the company to our Sponsor, officers or directors, or our or their affiliates, of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of our initial business combination.

Further, commencing on the date our securities are first listed on the Nasdaq, we will also pay an affiliate of our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team; upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

In addition, we will pay an affiliate of our Sponsor $15,000 per month for the consulting services of an entity affiliated to our President, upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

These payments, if made prior to the completion of our initial business combination, will be made from funds held outside the trust account.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public shareholders for a vote, our initial shareholders have agreed to vote their Founder Shares, and they and the other members of our management team have agreed to vote any Founder Shares they hold and any shares purchased during or after the offering in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insider Trading Policy

We have adopted an Insider Trading Policy (the “Insider Trading Policy”) containing policies and procedures governing the purchase, sale and/or other dispositions of our securities by Company Insiders (including officers and directors as well as certain other employees identified pursuant to the Insider Trading Policy), or by us. Such policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us.

Lock-up

The Sponsor, officers and directors agreed not to transfer, assign or sell any Class B shares until the earlier to occur of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last sale price of Titan Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property (except with respect to permitted transferees). The private warrants and the warrants that may be issued upon conversion of working capital notes (including the Titan Class A Shares issuable upon conversion or exercise of such warrants) will not be transferable, assignable or saleable by the Sponsor (as applicable) or their permitted transferees until 30 days after the completion of our initial business combination (except with respect to permitted transferees.

Titan Executive Compensation

Compensation Discussion and Analysis

None of our executive officers or directors have received any cash compensation for services rendered to us. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement or payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination.

We are not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, including the following payments, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the trust account:

●	Repayment of up to an aggregate of $300,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses;

●	Payment to an affiliate of our Sponsor of $10,000 per month, for office space, utilities and secretarial and administrative support; upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees;

●	Payment to an affiliate of our Sponsor, of $10,000 per month for the consulting services of an entity affiliated to our President, upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees;

●	Reimbursement for any out of-pocket expenses related to identifying, investigating and completing an initial business combination;

●	Payment of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of our initial business combination;

●	Repayment of non-interest bearing loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Titan private warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination.

We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

INFORMATION RELATED TO OPENPAYD

Business Overview

Unless the context otherwise requires, references in this section to “OpenPayd,” “we,” “us,” or “our” refer to OpenPayd and its consolidated subsidiaries.

OpenPayd is a global financial infrastructure provider that enables businesses to move, manage and embed money flows across traditional banking systems and regulated digital asset networks through a single, unified platform. We design, build and operate regulated, application programming interface (“API”)-driven infrastructure that connects domestic and cross-border payment rails, banking systems and blockchain networks, allowing our customers to manage global payments, accounts, trading and digital asset capabilities and offer these to their own end users without having to build or maintain this infrastructure themselves.

Our customers are digital-first, internationally operating businesses with complex money movement requirements, including payment service providers, fintech platforms, digital asset exchanges, global marketplaces and enterprises. These customers typically integrate OpenPayd deeply into their core workflows, relying on our infrastructure as a foundational layer rather than a point solution.

Our mission is to build a universal financial infrastructure to power the growth of the digital economy. We focus on enabling our customers to abstract regulatory, operational and technical complexity so they can scale globally, launch new financial products faster and manage liquidity more efficiently across fiat currencies and regulated digital assets.

The Evolution of Global Money Movement

Global money movement generally remains fragmented, slow and operationally complex. Despite significant digitization at the customer interface level, the underlying infrastructure for moving money continues to rely on disconnected domestic payment rails, correspondent banking networks and jurisdiction-specific regulatory regimes. Businesses operating internationally face challenges, including lengthy settlement times, high transaction costs, prefunding requirements, manual reconciliation and the need to integrate and manage relationships with multiple banks and payment providers across regions.

At the same time, new forms of regulated digital money (particularly stablecoins) are increasingly being adopted by institutions as an alternative settlement mechanism for payments, trading and treasury operations. These developments are contributing to a structural re-architecture of the global financial system, characterized by a shift from batch-based processing to real-time settlement, from siloed providers to interoperable multi-rail models and from manual treasury processes to programmable, API-driven money management.

We believe these changes represent a structural and long-term shift rather than a cyclical trend. Businesses increasingly expect global money movement to operate with the same speed, programmability and reliability as modern software systems. Businesses operating within the OpenPayd ecosystem increasingly seek the ability to exchange value across multiple asset types with near real-time settlement, including through the use of regulated digital assets in certain use cases. In these contexts, settlement may occur outside of traditional batch-based payment workflows, reducing reliance on slower legacy processes rather than eliminating them entirely.

Financial services regulation varies significantly by jurisdiction. Businesses operating internationally must navigate differing licensing regimes, compliance standards, reporting obligations and supervisory expectations. This complexity is magnified when services span multiple asset classes, including fiat currencies and regulated digital assets. Obtaining and maintaining regulatory approvals across jurisdictions represents a substantial barrier to entry. As a result, many businesses rely on multiple third-party providers to access different markets, increasing operational complexity, cost and risk while limiting their ability to scale efficiently.

As regulatory frameworks mature, regulated digital assets (particularly stablecoins) are increasingly used by institutions for payments, trading and treasury operations. Institutional adoption of regulated digital assets increases demand for infrastructure that integrates blockchain-based settlement with traditional banking systems while maintaining compliance with financial crime, consumer protection and prudential requirements.

These industry dynamics favor infrastructure providers capable of operating across jurisdictions, asset types and payment rails within a single regulated framework. Businesses increasingly seek platforms that abstract regulatory and operational complexity, support real-time settlement and enable interoperability between traditional and digital forms of value. We believe these dynamics are structural and will continue to shape demand for global financial infrastructure.

OpenPayd was built to address this need by unifying legacy financial rails and regulated digital asset networks within a single, compliant operating framework.

Our Platform

OpenPayd operates a rail-agnostic, modular platform that enables customers to move and manage money globally across fiat currencies and regulated digital assets. Our infrastructure supports accounts, payments, trading and stablecoin functionality through an API and a web interface, allowing customers to scale across regions while maintaining consistent operational, compliance and risk standards. Our platform connects to more than 60 payment rails and supports money movement to and from over 180 countries. Customers can open and manage multi-currency accounts, including named virtual international bank account numbers (“IBANs”); execute foreign exchange transactions with near-instant settlement; issue and manage regulated digital asset wallets; and move value seamlessly between fiat currencies and stablecoins.

The platform supports prefunded and non-prefunded trading models, enabling customers to optimize liquidity based on their business model, risk appetite and regulatory requirements. A core differentiator of our platform is interoperability between traditional banking systems and regulated digital asset networks, enabling real-time settlement between fiat currencies and stablecoins through direct integrations with major blockchain networks, stablecoin issuers and banking providers.

Our infrastructure was built over a period of eight years relying on our deep industry and technical expertise, and we believe it would be difficult for others to replicate. Obtaining the necessary licences across multiple regulators, each with distinct requirements, represents a multi-year process that cannot be accelerated by capital alone; the banking relationships and correspondent networks underpinning reliable money movement at scale are similarly built on demonstrated operational track record over time. Beyond the time required, the complexity is structural. Each additional jurisdiction introduces non-linear regulatory, banking and technical interdependencies that compound with scale. As customers integrate OpenPayd into their core payment operations, the platform becomes further embedded in their infrastructure, increasing the practical barriers to displacement. Operating across multiple jurisdictions requires regulatory licenses, banking partnerships, compliance systems and real-time risk controls that take years to build and maintain. By providing this infrastructure as a single, integrated platform, OpenPayd reduces time to market and ongoing operational maintenance burden for its customers whilst offering end-to-end orchestration of global, multi-asset money flows.

Customers and Use Cases

OpenPayd serves more than 1,000 business customers across multiple industries and geographies. Our infrastructure supports a wide range of use cases, including global pay-ins and pay-outs, account issuance, treasury management, foreign exchange, digital asset management and settlement and stablecoin-based cross-border payments.

Regulatory Framework and Operating Model

Navigating and complying with a complex regulatory regime across multiple jurisdictions is central to our business model and a core component of our value proposition. We operate a comprehensive licensing framework across payments and digital asset services in multiple jurisdictions. Our regulatory coverage spans electronic money, payment services, money transmission and regulated digital asset activities, enabling us to support customers operating across different regions and asset types.

We maintain a compliance-first culture supported by dedicated legal, risk and compliance teams, with a significant proportion of our workforce focused on regulatory and financial crime functions. Our platform incorporates AI-driven controls for onboarding, transaction monitoring, sanctions screening and risk management, designed to scale alongside transaction volumes and geographic expansion.

We view regulatory coverage not only as a requirement but as a commercial asset. By providing customers with access to regulated infrastructure across multiple jurisdictions, OpenPayd enables faster market entry and allows them to operate across fiat and digital asset rails within a single compliance framework.

Scale and Growth

OpenPayd currently operates at significant scale. As of March 2026, our platform processed more than $240 billion in annualized transaction volume and supported approximately 44 million annualized transactions for a global customer base of more than 1,100 corporate clients. We have achieved this scale through organic growth, without raising external equity capital, and have operated profitably while continuing to invest in product development, regulatory compliance expansion and infrastructure resilience.

Our growth strategy focuses on expanding our geographic footprint, deepening our product offering and strengthening partnerships with banks, payment networks and digital asset ecosystem participants. We intend to continue investing in technology, compliance and operational capabilities to support increasing transaction volumes, new asset types and new and evolving regulatory frameworks.

Our Role in the Financial Ecosystem

OpenPayd sits at the intersection of traditional financial infrastructure and next-generation digital money. We do not compete with our fintech and financial services customers; instead, we enable them by providing the regulated infrastructure layer that underpins their financial products. Our role is to abstract complexity, reduce time to market and allow businesses to focus on their core value propositions while relying on OpenPayd for compliant, scalable global money movement and management.

We believe that as global commerce becomes increasingly digital, real-time and borderless, demand for rail-agnostic, regulated financial infrastructure will continue to grow. OpenPayd is positioned to serve as a foundational infrastructure provider supporting this transition.

Our Strengths

Trusted Regulated Infrastructure Provider at Scale

OpenPayd serves more than 1,100 corporate clients, and as of March 31, 2026, our platform processed more than $240 billion in annualized transaction volume and supported approximately 44 million annualized transactions. We have achieved this scale through organic growth, without raising external equity capital, and have operated profitably throughout, positioning us as a trusted long-term infrastructure partner for businesses requiring reliable, compliant global money movement.

Comprehensive Multi-Jurisdictional Regulatory Coverage

OpenPayd holds active licenses and registrations covering payments, electronic money, money transmission and regulated digital asset activities across multiple jurisdictions, including the United Kingdom, the European Economic Area (via Malta), the United States, Canada and South Africa. The complexity, cost and time required to obtain and maintain these approvals create meaningful barriers to entry and enable customers to scale globally within a single compliance framework without assembling their own regulatory infrastructure.

Unified, Multi-Rail Platform with End-to-End Vertical Integration

Our platform connects to more than 60 payment rails and supports money movement to and from over 180 countries through a single, API-driven framework, enabling customers to access multi-currency accounts, foreign exchange, payments, treasury, trading and regulated digital asset services without maintaining separate integrations. Built on scalable, cloud-based infrastructure with integrated compliance and transaction monitoring controls, our rail-agnostic design serves as a foundational layer of embedded infrastructure that creates significant switching costs and supports long-term customer relationships.

Interoperability Between Fiat and Regulated Digital Assets

OpenPayd enables native interoperability between traditional fiat currencies and regulated digital assets, including stablecoins, within a single compliant framework, with direct integrations to major blockchain networks, stablecoin issuers and banking providers for real-time settlement. As institutional adoption of regulated digital assets accelerates, our ability to support both fiat and digital asset flows on a single platform positions OpenPayd at the convergence of traditional financial systems and digital asset markets.

Embedded Infrastructure Model Aligned with Customer Growth

Our services are deeply embedded within customers’ products and operational workflows, with integrations that are operationally critical, resulting in long-term relationships characterized by recurring, usage-based activity and high switching costs. As customers grow and increase transaction volumes, add currencies or enter new markets, OpenPayd benefits through increased platform usage, with revenue generated from a diversified mix of transaction fees, foreign exchange margin, platform fees, interest revenue and operational service fees.

Experienced, Founder-Led Management Team

Our management team has deep experience across regulated financial services, payments, technology and digital assets, supporting our ability to operate within complex regulatory environments and make disciplined, long-term decisions. Our operating history reflects an emphasis on building durable infrastructure rather than pursuing rapid, unregulated expansion.

Diversified Customer Base

Our customer base is diversified across industries, geographies and business models, reducing reliance on any single customer segment or use case and allowing us to benefit from multiple demand drivers within the global financial ecosystem.

Our Growth Strategies

Our strategy focuses on expanding the scale, reach and utility of our financial infrastructure platform while maintaining regulatory compliance, operational resilience and disciplined cost management.

Expanding Usage Within Our Existing Customer Base

Customers often begin by integrating OpenPayd for a specific product, market or payment corridor and subsequently expand their usage as their businesses grow. By enabling customers to add new currencies, payment rails, asset types and services without additional integration, we drive revenue expansion within existing relationships without a corresponding increase in customer acquisition costs.

Geographic Expansion Within a Regulated Framework

We intend to continue expanding our geographic footprint by operating in additional jurisdictions where we can obtain and maintain appropriate regulatory permissions, currently targeting the Cayman Islands and Singapore. We complement geographic expansion through strategic partnerships with banks, payment networks, technology providers and participants in the digital asset ecosystem that extend our reach and enhance platform functionality. Beyond geographic expansion, our next phase of growth encompasses the penetration of new industry verticals. Our platform and services are industry agnostic by design, enabling us to extend our offering to clients across a broad range of sectors without material changes to our underlying infrastructure. This positions us to capture demand from new customer segments while leveraging the same compliant, scalable operating model that underpins our current business.

Broadening Platform Capabilities and Capturing Embedded Finance Growth

We plan to continue enhancing our platform by expanding connectivity to additional payment rails, improving fiat-to-digital-asset interoperability and enhancing treasury, trading and settlement functionality. As financial services become more deeply embedded within software platforms, marketplaces and digital workflows, growth in embedded finance is expected to increase demand for scalable, API-driven infrastructure, directly aligning with our platform design and operating model.

Capitalizing on the Convergence of Fiat and Regulated Digital Assets

We believe that the next phase of stablecoin adoption will be driven by demand for faster, lower-cost settlement of fiat-denominated value, with stablecoins functioning as an enabling technology for non-crypto-native businesses dependent on the ability to seamlessly on-ramp and off-ramp value within existing fiat-based workflows. Our infrastructure supports this convergence within a single compliant framework, positioning OpenPayd to benefit from structural shifts in how value is settled globally.

Disciplined, Long-Term Investment Approach

Our growth strategy emphasizes disciplined investment in technology, compliance and operations while maintaining an asset-light operating model without balance-sheet risk-taking or credit extension. We view growth as a long-term process driven by structural changes in global money movement, prioritizing durable infrastructure that positions OpenPayd to participate in multiple growth vectors within the global financial ecosystem.

Partnerships and Ecosystem Development

We seek to grow through strategic partnerships with banks, payment networks, technology providers and participants in the digital asset ecosystem. These partnerships can enable us to extend our reach, add new capabilities and support customer use cases more effectively. Partnerships may include connectivity arrangements, liquidity provision, infrastructure integrations or joint development initiatives. We evaluate partnerships based on their ability to enhance platform functionality, improve resilience and align with our regulatory and risk management standards.

Our Mission and Vision

Our mission is to build a universal financial infrastructure to power the growth of the digital economy. We seek to enable businesses to move and manage money globally efficiently, scalably and in compliance with applicable regulatory frameworks. We believe access to reliable, interoperable financial infrastructure is a foundational requirement for modern digital commerce and financial innovation.

Our vision is a financial ecosystem in which businesses can access global money movement capabilities through a single, standardized interface, regardless of geography, currency or underlying rail. We believe financial infrastructure should be modular, programmable and interoperable, enabling businesses to embed financial services directly into their products and workflows without bespoke integrations from multiple providers.

We believe regulation and innovation are mutually reinforcing. Long-term value creation in financial services requires operating within clear regulatory frameworks and maintaining high standards of governance, transparency and risk management. Regulatory compliance is therefore a core design principle of our platform rather than an ancillary function. Ultimately, our mission and vision are centered on building durable, long-term infrastructure. We are focused on establishing OpenPayd as a trusted global infrastructure provider supporting the continued evolution of how money moves in the digital economy.

A central element of our vision is interoperability between fiat currencies and regulated digital assets. We believe stablecoins and other regulated digital forms of value will increasingly be used alongside traditional bank money for payments, trading and treasury management. By integrating these assets as a native component of global money movement, we aim to improve settlement speed, reduce costs and increase transparency while maintaining regulatory oversight.

We also believe the future of financial infrastructure will be increasingly embedded. Financial services are becoming integrated into software platforms, marketplaces and digital experiences across industries. Our vision is to serve as the global infrastructure layer that enables this embedded finance model at scale, supporting business-to-business (“B2B”), business-to-business-to-consumer (“B2B2C”) and business-to-business-to-business (“B2B2B”) use cases across regions.

The Market Opportunity

We operate within the global payments and financial infrastructure market, one of the largest and most systemically important segments of the global economy. Total global payments volume exceeds $1.8 quadrillion annually, encompassing B2B, consumer-to-business (“C2B”) and cross-border money flows supported by domestic payment systems, correspondent banking networks and regulated digital asset rails.

Size and Scope of the Addressable Market

The portion of the global payments ecosystem addressable by OpenPayd includes B2B payments, relevant C2B payments and regulated stablecoin-based settlement flows. Based on industry data, this represents a serviceable, addressable market of approximately $116.9 trillion in annual transaction volume1.

While our current annualized transaction volume represents a small fraction of global money flows, it demonstrates the scalability of our infrastructure and our ability to capture additional share as demand for unified, regulated financial infrastructure increases.

Structural Shifts in Global Money Movement

We believe the market opportunity for OpenPayd is driven by several long-term structural trends reshaping global money movement:

●	Money movement is increasingly becoming programmable and embedded within software platforms. This trend favors API-driven infrastructure capable of supporting embedded finance across jurisdictions, directly aligning with OpenPayd’s modular platform design.

[1]	Based on a combination of (i) $89 trillion of B2B payments in 2024 (as publicized by Juniper Research), $18.7 trillion in C2B payments in 2024 (as publicized by Glopal Payments Report), and (iii) $9.2 trillion in Visa stablecoin payments in 2025 (as publicized by Visa).

●	Real-time account-to-account payments are expanding globally, increasing expectations for near-instant settlement. This drives demand for platforms that can orchestrate multiple domestic and cross-border rails while abstracting regional complexity, a core function of OpenPayd’s infrastructure.

●	Regulatory frameworks for digital assets and stablecoins are becoming more defined. Increasing regulatory clarity enables institutional adoption of regulated digital assets as a settlement layer, directly supporting OpenPayd’s fiat–stablecoin interoperability capabilities.

●	Correspondent banking networks are contracting in certain regions, creating coverage gaps and higher costs. This increases demand for alternative infrastructure models that can provide global reach without relying exclusively on traditional correspondent chains.

●	Trading and treasury operations are increasingly moving toward 24/7, real-time settlement environments. This shift increases demand for infrastructure that supports continuous liquidity movement across fiat and digital asset rails, a capability embedded within OpenPayd’s platform.

●	We believe that the next phase of stablecoin adoption will be driven less by demand for digital assets themselves and more by demand for faster and lower-cost settlement of fiat-denominated value. For many non-crypto-native businesses, stablecoins function as an enabling technology rather than an end product, with adoption dependent on the ability to seamlessly on-ramp and off-ramp value within existing fiat-based workflows.

We believe that the foregoing structural shifts in the movement of global money are likely to continue and result in increased demand for our product and service offerings.

OpenPayd’s Positioning Within the Market

We believe OpenPayd is well-positioned to serve this evolving market due to our combination of regulatory coverage, infrastructure breadth and operating scale. Our platform unifies traditional payment systems and regulated digital asset networks within a single operating framework, enabling customers to access global money movement capabilities without managing multiple providers or regulatory regimes.

While many providers address niche segments of the payments or digital asset ecosystem, OpenPayd provides an integrated infrastructure layer that supports a broad range of use cases across fiat and regulated digital assets. This positioning allows us to benefit from multiple growth vectors within the global payments ecosystem and positions us to capture durable, long-term demand for unified financial infrastructure.

Our Platform and Services

OpenPayd operates a unified financial infrastructure platform designed to enable businesses to move, manage and embed money flows globally across traditional banking systems and regulated digital asset networks. Our platform is designed as a foundational layer that supports a wide range of customer use cases without requiring customers to assemble fragmented provider stacks.

Platform Architecture

Our platform is built on an API-first architecture, supported by a web-based interface, enabling customers to integrate OpenPayd directly into their products and operational workflows. The platform is modular, allowing customers to adopt specific services while benefiting from a common regulatory, compliance and operational framework.

The core layers of our platform include:

●	Accounts and Wallets: Multi-currency accounts and regulated digital asset wallets that support holding, receiving and sending value across fiat and stablecoins.

●	Payment Rails: Connectivity to domestic, cross-border and blockchain payment systems, enabling pay-ins and pay-outs across multiple jurisdictions.

●	Trading: Integrated foreign exchange (“FX”) execution, liquidity management and on/off ramp services designed to support near-instant conversion and settlement of both fiat and digital assets.

●	Treasury and Settlement: Tools that enable customers to manage prefunding, real-time settlement and liquidity optimization across fiat and digital asset rails.

Embedded Use Cases

Customers typically use OpenPayd to embed regulated financial services into their own offerings. Common use cases include enabling global pay-ins and pay-outs for marketplaces, providing compliant fiat on- and off-ramps for digital asset platforms, supporting multi-currency account issuance for fintech applications and managing cross-border treasury operations for enterprises.

Our platform’s first- and last-mile fiat capabilities have been informed by years of experience supporting customers active in digital asset markets across multiple jurisdictions, and are designed to facilitate faster settlement while operating within regulated financial frameworks.

These use cases benefit from OpenPayd’s ability to operate across multiple jurisdictions under a single integrated platform, reducing time to market and ongoing operational complexity. Customers often expand usage over time by activating additional rails, currencies and asset types within the same platform environment.

Operating Leverage and Scalability

Our platform is designed to scale transaction volumes, customers and geographies without requiring linear increases in operational resources. Compliance controls, transaction monitoring and risk management processes are embedded into the platform and scale alongside usage. This design enables operating leverage as transaction volumes grow while maintaining regulatory standards.

Security, Risk and Compliance Controls

Security and risk management are integral to our platform design. We employ layered controls across customer onboarding, transaction monitoring, sanctions screening and fraud detection. These controls are continuously enhanced to reflect evolving regulatory expectations and risk profiles across jurisdictions and asset types.

Consistency and Regulatory Discipline

We design our platform and services to operate consistently across regions while adapting to local regulatory requirements. This approach enables customers to launch and scale products globally using standardized workflows, reporting and controls, reducing operational fragmentation and regulatory risk.

We believe that our platform architecture, regulatory coverage and operating discipline position OpenPayd to serve as a long-term infrastructure provider supporting the continued evolution of global money movement.

Products in Development

We are constantly upgrading our product offerings and developing new products. Products now under development include:

●	Cross-border payments via Circle Payments Network

●	AI powered onboarding

●	Fireblocks network launch

●	AI enabled fin-crime

●	Local US payments

●	Embedded investment management

Cross-border payments via Circle Payments Network. We are developing the ability for our customers to send and settle cross-border payments over the Circle Payments Network, a settlement network operated by Circle Internet Group that uses regulated stablecoins, including USDC, as the settlement asset between participating institutions. This capability is intended to allow our customers to move funds across borders faster than traditional correspondent banking rails. This product is currently in live testing, and we expect to launch to our clients in August 2026 across two corridors before expanding across other markets. Launch depends on Circle’s continued operation of the network and maintenance of its regulatory authorizations; the network is at an early stage and its transaction volumes, participant base and rules are still developing. We expect to provide this service under our existing authorizations and we do not expect development and launch to require material expenditures beyond ordinary-course development spending.

Fireblocks network launch. We are developing connectivity to the Fireblocks network, a digital asset transfer and custody infrastructure network, to expand the range of channels our services can be accessed through and to increase our exposure across the Fireblocks ecosystem. This capability is currently in live testing, with launch expected in August 2026. Launch requires an agreement with Fireblocks, which we have entered into, and ongoing operation of the product will depend on Fireblocks’ technology and network availability. We do not expect material expenditures in connection with this launch beyond ordinary-course development spending.

Local US payments. We are developing the ability to offer customers local US payment capabilities, including local USD accounts and access to ACH and Fedwire. This would extend our platform to the United States, where we do not currently offer local payment services to US clients. This product is at the development stage, and we expect a phased launch beginning in Q1 2027. We intend to offer these services through an arrangement with a US partner bank, which we are negotiating. Under this model, the partner bank holds the relevant accounts and provides access to US payment systems. We expect to incur approximately $[●] million in connection with US market entry, including legal, compliance staffing and partner integration costs, which we expect to fund from proceeds of the Proposed Transaction.

AI-powered onboarding. We are developing enhancements to our customer onboarding process that use artificial intelligence to automate document verification, entity resolution and risk classification, with the goal of reducing onboarding times while maintaining our compliance standards. This capability is in internal testing, with full deployment expected in Q3 2026. It does not require any new regulatory license or approval; it will operate within our existing authorizations, subject to our regulatory obligations regarding customer due diligence, and to applicable requirements governing the use of automated decision-making, including under the UK and EU GDPR and, when applicable, the EU Artificial Intelligence Act. We do not expect this capability to require material expenditures beyond our ordinary-course development spending.

AI-enabled financial crime detection. We are developing artificial intelligence capabilities within our financial crime program to enhance transaction monitoring and fraud screening. This capability is in the live testing stage. No new regulatory license or approval is required; deployment will be subject to our existing anti-money laundering and counter-terrorist financing obligations, including regulatory expectations regarding the governance, explainability and testing of models used in compliance processes. To support this capability, we entered into an agreement with Hawk, a company that helps financial institutions to fight financial crime more effectively and efficiently using AI.

Embedded investment management. We are in the discovery stage of building an embedded investment management capability that would allow our customers to access investment products through our web portal. This product is at the discovery stage, and we expect to launch it in Q4 2026. We intend to offer this capability in partnership with one or more regulated investment firms, which we are negotiating with, under which the partner firm would provide the regulated investment services and custody of client assets where required. Launch is conditioned on entering into these arrangements on acceptable terms. We expect to incur no material expenditures in connection with the development of this product prior to launch.

Our Key Third-Party Relationships

Our platform connects our customers to traditional banking and payments systems and regulated digital asset networks through a single set of APIs. We do not ourselves operate payment schemes or blockchain networks, and in certain jurisdictions we access banking infrastructure through partner institutions rather than directly. Our ability to provide our products and services therefore depends on a network of banking partners, payment network and scheme providers, payment processors, stablecoin issuers, blockchain networks, liquidity providers and other third-party providers. The principal categories of these relationships, the services they provide to us, the extent of our dependence on them, and the material terms of our arrangements with them are described below.

Banking Partners. We maintain relationships with eleven banking partners across the United Kingdom, the European Union, and other jurisdictions. Our banking partners provide us with (i) safeguarding accounts in which we hold customer funds in accordance with applicable electronic money regulations, (ii) the bank accounts and credit institution licence that support our issuance of payment accounts and virtual IBANs to customers, and (iii) in certain markets, access to domestic and international payment schemes, of which we are not a direct member. Our banking partner agreements have a range of terms – from ninety days to three year contractual relationships – which generally renew automatically unless terminated, and may be terminated by either party from a range of ninety days to twelve months notice, or immediately by the banking partner in the event of our material breach. These agreements are generally non-exclusive, and we pay fees based on banking platform costs and/or fixed monthly fees, transaction charges and foreign exchange margins.

Payment Network and Scheme Providers. Our payments capability depends on access to payment schemes, such as SEPA Credit Transfer and SEPA Instant Credit Transfer in the European Union, Faster Payments and CHAPS in the United Kingdom, and SWIFT for cross-border payments. We access these schemes directly as a participant or indirectly through sponsoring banking partners. Indirect access arrangements are governed by our agreements with the relevant sponsoring institutions on the terms described under “Banking Partners” above. If a sponsoring institution ceased to provide scheme access and we were unable to establish direct membership or a replacement sponsorship, our ability to process payments through the affected scheme would be interrupted.

Payment Processors. We rely on third-party payment processors to provide services in connection with our global payment services. Our agreements with these processors generally have terms of twelve month period that auto renew each year, are terminable on 30 days’ notice and charge for fees based on transaction volume and number of transactions.

Stablecoin Issuers. Certain products, including conversion between fiat currency and stablecoins, depend on arrangements with regulated stablecoin issuers, including Circle (USDC) and Ripple (RLUSD). Under these arrangements, we are able to request issuance (“minting”) of and redeem stablecoins directly with the issuer at par, which enables us to offer customers conversion between fiat currencies and stablecoins. Our reliance on any stablecoin issuer includes reliance on that issuer maintaining the value and redeemability of its stablecoin, its reserve assets, and its regulatory authorizations in the jurisdictions relevant to our services. If we do not have direct partnerships with stablecoin issuers, we are able to buy and sell digital assets through relationships with various liquidity providers, such as B2C2 and Hercle.

Blockchain Networks. Our digital asset services depend on the continued operation of the public blockchain networks on which supported stablecoins and other digital assets are issued and transferred, including Ethereum, Solana, Tron and other networks we support. These networks are decentralized and are not owned or operated by us or, in most cases, by any single party with whom we can contract. Accordingly, we have no contractual recourse in respect of network outages, congestion, increases in transaction (or “gas”) fees, forks or protocol changes, or attacks on a network’s consensus mechanism, any of which could delay or increase the cost of transactions our customers initiate through our platform, or require us to suspend support for the affected network. We also rely on third-party providers such as Fireblocks to connect our platform to these networks.

Liquidity Providers. Our foreign exchange and digital asset conversion services depend on liquidity provided by third-party liquidity providers, including banks, non-bank liquidity providers and digital asset trading firms. We source liquidity from six providers on a non-exclusive basis, and our arrangements generally do not obligate any provider to commit capital, maintain quoted prices or transact with us in any minimum volume. Pricing is determined on a transaction-by-transaction basis by reference to prevailing market rates plus agreed spreads. If one or more of our liquidity providers ceased to transact with us, or widened spreads materially, particularly during periods of market volatility, our margins on conversion services could decline or we could be unable to execute customer transactions at acceptable prices.

Other Third-Party Providers. We also depend on other third-party providers that are material to our operations. Our platform is hosted on third-party cloud infrastructure, principally Google Cloud Platform. Our onboarding and compliance processes incorporate third-party tools for know-your-customer verification, politically exposed person and sanctions screening and transaction monitoring, including those provided by ComplyAdvantage and Sumsub. The loss of any of these providers would require us to migrate to alternative solutions, which could divert management attention, involve additional cost and result in disruption to our services while the migration is completed.

Other than as described above, no single third-party arrangement is individually material to our business taken as a whole, and we believe that, in most cases, alternative providers are available, although transitioning to a replacement provider may involve delay, expense and in the case of banking partners and scheme access, regulatory and onboarding processes outside our control.

Our Customers

We primarily serve businesses that require scalable, regulated financial infrastructure to support global money movement and embedded financial services. Our customers are typically digital-first organizations operating across multiple jurisdictions and currencies, for whom payments, accounts, treasury and settlement capabilities are core to their business operations or product offerings.

Our customer base is diversified across industries, geographies and use cases. Customers integrate OpenPayd’s platform to access financial services functionality without building or maintaining the underlying banking, payment or digital asset infrastructure themselves. As a result, OpenPayd often serves as a foundational infrastructure provider embedded within customers’ core systems.

Customer Segments

Our customers are businesses that embed financial services — accounts, payments, foreign exchange and digital asset infrastructure — into their own products. We group our customers into the following material segments, based on the primary nature of each customer’s business, which is how our management analyzes our customer base:

Digital asset businesses. These customers include cryptocurrency exchanges, liquidity providers, stablecoin and blockchain infrastructure providers, and on/off-ramp providers that use our platform for fiat accounts, virtual IBANs, global payments and conversion between fiat currencies and digital assets. For the six months ended March 31, 2026, customers in this segment accounted for approximately 23% of our revenue and approximately 57% of the transaction volume processed through our platform.

Fintechs and payment service providers. These customers include payment institutions, e-money businesses, remittance providers and embedded finance platforms that use our platform for accounts, virtual IBANs, local and cross-border payments and conversion between fiat currencies and digital assets. For the six months ended March 31, 2026, this segment accounted for approximately 35% of our revenue and approximately 36% of transaction volume.

Online trading and FX businesses. These customers include online brokerages, foreign exchange and contracts-for-difference trading platforms and other trading venues that use our platform for client accounts, virtual IBANs, conversion between fiat currencies and digital assets and high-volume pay-in and pay-out flows. For the six months ended March 31, 2026, this segment accounted for approximately 35% of our revenue and approximately 3% of transaction volume.

iGaming businesses. These customers include licensed online gaming operators that use our platform for accounts, pay-in and pay-out processing. For the six months ended March 31, 2026, this segment accounted for approximately 2% of our revenue and less than 1% of transaction volume.

Affiliate marketing networks. These customers include affiliate and performance marketing networks that use our platform for accounts, mass payouts and cross-border disbursements to their partners and publishers. For the six months ended March 31, 2026, this segment accounted for approximately 4% of our revenue and approximately 1% of transaction volume.

Other. Our remaining customers operate across a range of other industries, including marketplaces, software platforms and other digital businesses, none of which individually accounted for more than 12% of our revenue in any period presented. In the aggregate, these customers accounted for approximately 11% of our revenue for the six months ended March 31, 2026.

Our customer contracts are generally non-exclusive, have initial terms of one year, and are terminable by the customer on [●] days’ notice, and our revenue from a given customer depends principally on that customer’s transaction activity as well as fixed contractual minimums.

These customer segments typically operate in regulated environments and require infrastructure that can support high transaction volumes, regulatory compliance and operational reliability.

Use Cases and Integration Depth

Customers use our platform for a range of use cases, including global pay-ins and pay-outs, multi-currency account issuance and virtual IBANs, treasury and liquidity management, foreign exchange and regulated digital asset management. In many cases, our customers embed these capabilities directly into their own products, enabling their end users to access financial services through the customer’s interface rather than through OpenPayd directly.

Integrations are typically deep and operationally critical. Customers connect to our APIs and rely on our infrastructure for ongoing transaction processing, balance management, reconciliation and settlement. As a result, relationships with customers tend to be long-term and characterized by recurring, usage-based activity rather than one-time transactions.

Geographic Reach

Our customers operate globally and serve end users across multiple regions, including Europe, North America and other international markets. The geographic diversity of our customer base reflects the global nature of our platform and our regulatory coverage across multiple jurisdictions.

Many customers initially integrate OpenPayd to support a specific market or corridor and subsequently expand their use of our platform as they enter new regions, add currencies or introduce additional financial products. This expansion typically increases transaction volumes and deepens customer relationships over time.

Customer Economics and Retention

Our revenue is closely aligned with customer activity, as customers generally generate transaction-based and recurring fees as they scale their usage of our platform. As customers grow their own businesses, their transaction volumes and use of additional services tend to increase, contributing to revenue expansion within existing customer relationships.

Because OpenPayd’s infrastructure is embedded within customers’ core financial operations, switching costs can be significant once integration is complete. Customers rely on our regulatory framework, operational processes and technology to support their own compliance obligations and service levels. As a result, customer retention is supported by both technical integration and operational dependency.

Customer Concentration

While individual customers may generate significant transaction volumes, our overall customer base is diversified. No single customer is critical to the operation of our platform, and we serve customers across a range of industries and business models. This diversification reduces dependency on any one customer segment and supports the stability of our revenue base.

Relationship Management

We support customers through a combination of technology, operational support and ongoing engagement. Larger or more complex customers may receive dedicated relationship management, particularly where services span multiple jurisdictions or asset types. We also work closely with customers as regulatory requirements evolve or as they expand into new markets.

We believe our customer-centric operating model, combined with our focus on regulatory compliance and infrastructure reliability, position OpenPayd as a long-term partner to businesses requiring global financial infrastructure.

Our Business Model

OpenPayd generates revenue by providing regulated financial infrastructure services to businesses that embed our platform into their operations and products. Our business model is primarily usage-driven, with revenue generated from transaction activity, recurring platform access and value-added services. Our model is designed to align OpenPayd’s revenue growth with customer usage and transaction volumes. As customers expand their activity on our platform by increasing transaction volumes, adding currencies or asset types or entering new markets, our revenue from those customers generally increases.

Revenue Streams

We generate revenue from a diversified set of sources, including:

●	Transaction fees — which are charged based on payment volumes, account activity or settlement transactions processed through our platform. Transaction fees represent a core revenue driver and scale with customer activity.

●	Foreign exchange margin — which is earned on currency conversion transactions, including conversions between fiat currencies and regulated digital assets. FX-related revenue increases with cross-border activity and trading volumes.

●	Recurring fees — which may include minimum monthly fees or account-related charges for access to our platform and services. These fees are contracted over a fixed term and contribute to revenue predictability.

●	Interest revenue — which may be earned on customer funds held in accordance with applicable regulatory requirements, where permitted.

●	Operational and service fees — which may be charged for specific services such as enhanced support, bespoke integrations or operational processes.

●	Setup and onboarding fees — which may be charged for initial implementation, integration or onboarding activities.

The mix of these revenue streams may vary by customer, use case and geographic region.

Pricing and Customer Economics

Pricing is typically structured based on a combination of transaction volume, service usage and customer-specific requirements. Larger or more complex customers may benefit from customized pricing arrangements reflecting scale, geographic scope or integration complexity.

Because our services are embedded into customers’ core financial operations, customer relationships are generally long-term. Revenue from individual customers often expands over time as they increase transaction volumes, add new services or expand into additional markets. This expansion can occur without a corresponding increase in customer acquisition costs.

Cost Structure

Our primary costs relate to operating and maintaining our financial infrastructure, including technology development, cloud infrastructure, compliance and regulatory functions, payment network and banking partner fees and personnel costs. We also incur costs associated with regulatory licensing, audits and ongoing supervision across jurisdictions.

While we incur variable costs tied to transaction volumes, including network and processing fees, a portion of our cost base is relatively fixed. This includes investments in technology, compliance and operational capabilities designed to support long-term scale. As transaction volumes increase, we may benefit from operating leverage, although we continue to invest in platform resilience and regulatory expansion.

Capital Requirements and Operating Model

We operate an asset-light model and do not engage in balance-sheet lending or credit extension. Customer funds are held in accordance with safeguarding and client money requirements and are not used for proprietary trading or investment purposes.

Historically, we have funded our operations internally generated cash flows and have not relied on external equity financing to support growth.

Our business model is designed to support sustainable growth through a combination of recurring revenue, transaction-based fees and disciplined cost management.

Alignment with Customers

Our business model is structured to align our incentives with those of our customers. As customers grow their businesses and increase activity on our platform, OpenPayd benefits through increased transaction volumes and service usage. Conversely, we do not depend on short-term or speculative activity to generate revenue.

We believe this alignment, combined with our focus on regulated infrastructure and long-term customer relationships, supports the durability of our business model in a changing financial services environment.

Regulatory and Compliance Framework

Regulation is central to our business and operating model. We provide financial infrastructure services that are subject to extensive regulation in each of the jurisdictions in which we are licensed or registered, spanning payments, electronic money, money transmission, digital asset services, anti-money laundering and counter-terrorist financing (“AML/CTF”), sanctions, safeguarding of customer funds, data protection and, increasingly, the governance of artificial intelligence. Our ability to operate and scale depends on obtaining and maintaining the required licenses and registrations and complying with the legal, regulatory and supervisory requirements described below. Compliance with these regimes requires substantial ongoing investment in personnel, technology and governance. The following summarizes the key regulatory schemes applicable to our business and, where relevant, to the businesses of our customers and banking partners. This summary does not purport to be a complete description of all laws and regulations applicable to us.

United Kingdom

Our UK regulated operations are conducted through SettleGo Solutions Limited, a company incorporated in England and Wales (company registration number 09570221) and a wholly owned subsidiary of OpenPayd Holdings Limited. SettleGo Solutions Limited is itself authorized by the UK Financial Conduct Authority (the “FCA”) as an Electronic Money Institution (“EMI”) under the Electronic Money Regulations 2011 (the “EMRs”) and provides payment services subject to the Payment Services Regulations 2017 (the “PSRs”). The EMI authorization is held directly by our subsidiary and is not provided by, or dependent on, any banking partner or other third party; our banking partners provide us with safeguarding accounts and access to payment rails, as described under “— Third-Party Providers,” but do not hold the license under which we conduct our UK regulated activities. This authorization, held since 2018, permits us to issue electronic money and provide payment services, including executing payment transactions, money remittance and issuing payment instruments.

As an authorized EMI, we are subject to, among other requirements: (i) initial and ongoing own funds requirements, under which we must maintain regulatory capital equal to at least the higher of the applicable initial capital requirement and an amount calculated by reference to our average outstanding electronic money and payment volumes, and must report our capital position to the FCA periodically; (ii) safeguarding requirements, under which funds received from customers in exchange for electronic money must be segregated from our own funds and held in designated safeguarding accounts with authorized credit institutions (or covered by qualifying insurance or guarantee arrangements) so that, in an insolvency, safeguarded funds are protected for customers; (iii) conduct of business and complaints-handling requirements under the PSRs and FCA rules; (iv) governance, systems and controls and operational resilience requirements, including requirements to identify important business services, set impact tolerances and maintain business continuity arrangements; and (v) periodic regulatory reporting to the FCA, including safeguarding, capital and operational returns, together with FCA supervisory engagement, information requests and inspections.

In 2025, the FCA finalized enhanced safeguarding rules under Policy Statement PS25/12, which begin to apply to payments and e-money firms in 2026. These rules impose more prescriptive requirements regarding the selection, diversification and ongoing monitoring of safeguarding institutions, daily reconciliation procedures, dedicated recordkeeping (including a resolution pack), monthly regulatory reporting and an annual safeguarding audit by a qualified auditor. We are implementing the systems, controls and documentation required to comply with these enhanced requirements, which we expect will increase our ongoing compliance costs.

We are also subject in the UK to the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (the “MLRs”), which require us to maintain a risk-based AML/CTF program, including customer due diligence and, where required, enhanced due diligence, ongoing transaction monitoring, screening against the UK sanctions list administered by the Office of Financial Sanctions Implementation (“OFSI”), retention of customer and transaction records for at least five years, appointment of a money laundering reporting officer and the filing of suspicious activity reports with the UK Financial Intelligence Unit.

European Economic Area

We provide services across the European Economic Area (the “EEA”) through OpenPayd Financial Services Malta Limited, a wholly owned subsidiary of OpenPayd Holdings Limited, which is licensed as a Financial Institution by the Malta Financial Services Authority (the “MFSA”) under the Maltese Financial Institutions Act, implementing the EU Electronic Money Directive (2009/110/EC) and the revised Payment Services Directive ((EU) 2015/2366, “PSD2”). Under EEA passporting arrangements, OpenPayd Financial Services Malta Limited has completed notifications permitting it to provide payment and electronic money services across all 30 EEA member states. Its license also includes permissions for payment initiation services (“PIS”) and account information services (“AIS”), which are subject to additional requirements under PSD2, including strong customer authentication and secure communication standards under applicable regulatory technical standards, professional indemnity insurance requirements and liability rules for unauthorized or defectively executed transactions. OpenPayd Financial Services Malta Limited also operates a French branch, supervised by the Banque de France and the Autorité de contrôle prudentiel et de résolution, which operates under the scope of the Maltese license to support the issuance of French-denominated payment accounts.

The EEA regime imposes requirements substantially similar in kind to the UK regime described above, including initial and ongoing own funds requirements calculated by reference to outstanding electronic money and payment volumes, safeguarding and segregation of customer funds with credit institutions, governance and outsourcing requirements, and periodic prudential and statistical reporting to the MFSA. Our Maltese subsidiary is subject to Maltese AML/CTF legislation implementing the EU anti-money laundering directives, supervised by the Financial Intelligence Analysis Unit, which requires customer due diligence, ongoing monitoring, sanctions screening against EU and UN lists, record retention for at least five years and suspicious transaction reporting.

The EU regulatory framework applicable to our EEA business is undergoing significant change. The EU has adopted a new AML package, including a directly applicable AML Regulation, a further AML directive and the establishment of the EU Anti-Money Laundering Authority (“AMLA”), which will progressively harmonize AML/CTF requirements across member states and introduce a new EU-level supervisor. In addition, the European Commission has proposed a third Payment Services Directive (“PSD3”) and an accompanying Payment Services Regulation, which are expected to revise, among other things, licensing, safeguarding, open banking and liability requirements for payment and e-money institutions.

United States

In the United States, our US regulated operations will be conducted through MSB USA Inc., a wholly owned subsidiary of OpenPayd Holdings Limited, which is registered as a money services business with the US Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) and is licensed as a money transmitter (or its equivalent) in each US jurisdiction in which we currently operate — 43 states and territories as of the date of this prospectus.

As a FinCEN-registered money services business, we are subject to the Bank Secrecy Act and implementing regulations, which require us to maintain a written, risk-based AML program reasonably designed to prevent money laundering and terrorist financing, including a designated compliance officer, independent testing, training, customer identification and due diligence procedures, ongoing transaction monitoring, the filing of suspicious activity reports and currency transaction reports where applicable, and compliance with funds-transfer recordkeeping and “travel rule” requirements, under which prescribed originator and beneficiary information must be obtained, retained and transmitted for transfers at or above applicable thresholds. We are also subject to the economic and trade sanctions programs administered by the US Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), which prohibit or restrict transactions involving sanctioned countries, governments, persons and entities, and we screen customers and transactions against applicable sanctions lists and report rejected or blocked payments as required.

As a state-licensed money transmitter, we are subject in each licensing state to requirements that typically include: minimum net worth and surety bond requirements scaled to transaction volume; restrictions requiring that outstanding customer obligations be backed by permissible investments; approval or notification requirements for changes of control, key personnel and material business changes; periodic reporting of financial condition and transaction activity; and examination by state banking departments, including coordinated multistate examinations. Requirements vary by state, and a number of states are in the process of adopting the Money Transmission Modernization Act, a model law intended to standardize these requirements. Failure to comply in any state could result in fines, license suspension or revocation, or restrictions on serving residents of that state.

Canada

In Canada, our Canadian regulated operations are conducted through OpenPayd Canada, Inc, a wholly owned subsidiary of OpenPayd Holdings Limited, which is registered with the Financial Transactions and Reports Analysis Centre of Canada (“FINTRAC”) as a money services business under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (“PCMLTFA”), including for dealing in virtual currency, and is registered as a payment service provider with the Bank of Canada under the Retail Payment Activities Act (the “RPAA”).

Under the PCMLTFA and its regulations, we are required to maintain a documented AML/CTF compliance program, verify the identity of customers, conduct ongoing monitoring, keep prescribed records (generally for at least five years), file suspicious transaction reports, large virtual currency transaction reports and other prescribed reports with FINTRAC, and comply with Canadian travel rule requirements for electronic funds and virtual currency transfers. Under the RPAA, registered payment service providers are required to establish and maintain a risk management and incident response framework addressing operational risks, to safeguard end-user funds through segregation in trust or eligible accounts (or insurance or guarantee arrangements), to notify the Bank of Canada of significant changes and reportable incidents, and to submit annual reports. The Bank of Canada has supervisory and enforcement powers, including administrative monetary penalties, in respect of these requirements.

South Africa

In South Africa, we operate through Arc Capital (Pty) Ltd, a wholly owned subsidiary of OpenPayd Holdings Limited, which is authorized as a Financial Services Provider by the Financial Sector Conduct Authority (the “FSCA”) under the Financial Advisory and Intermediary Services Act, with authorization covering specified crypto-asset intermediary, custody and portfolio management services following the FSCA’s designation of crypto assets as a financial product. As an authorized Financial Services Provider, Arc Capital (Pty) Ltd is subject to fit-and-proper, conduct, governance and reporting requirements administered by the FSCA. The entity is also registered as an accountable institution under the Financial Intelligence Centre Act, which requires customer due diligence, ongoing monitoring, record retention and the filing of prescribed reports, including suspicious and unusual transaction reports, with the Financial Intelligence Centre.

Digital Asset Regulation

Our digital asset activities, and the businesses of many of our customers and counterparties, are subject to rapidly evolving digital asset regulatory regimes.

In the EEA, our digital asset services are provided through OP Digital Services Limited, a Maltese company and wholly owned subsidiary of OpenPayd Holdings Limited, which is authorized by the MFSA as a crypto-asset service provider (“CASP”) under the EU Markets in Crypto-Assets Regulation (“MiCA”), which establishes a harmonized EU regime for crypto-asset service providers and for issuers of asset-referenced tokens and e-money tokens (including fiat-referenced stablecoins). The CASP authorization, granted in June 2026, permits OP Digital Services Limited to provide specified crypto-asset services, including exchange of crypto-assets for funds or other crypto-assets, execution of orders on behalf of clients and custody and administration of crypto-assets on behalf of clients and, under MiCA’s passporting arrangements, to provide those services across EEA member states. As an authorized CASP, OP Digital Services Limited is subject to, among other things: prudential requirements, comprising minimum own funds (or an equivalent insurance policy) scaled to the services provided; requirements to segregate and safeguard clients’ crypto-assets and funds, including custody policies, access controls and recordkeeping in respect of client positions; organizational, governance and outsourcing requirements, including fit-and-proper requirements for management; conduct of business obligations, including acting honestly, fairly and professionally in clients’ best interests, disclosure and complaints-handling requirements; market-abuse provisions applicable to crypto-asset trading; and ongoing reporting to, and supervision by, the MFSA. MiCA is also significant for our customer base and our stablecoin issuer partners: our EEA digital asset customers are generally required to be authorized under MiCA, and the stablecoins we support in the EEA must be issued in compliance with MiCA’s e-money token requirements, which permit issuance only by authorized credit institutions or electronic money institutions.

In Canada, the FINTRAC registration of OpenPayd Canada, Inc covers virtual currency dealing, subjecting our virtual currency exchange and transfer activities to the PCMLTFA requirements described above.

In South Africa, the crypto-asset services of Arc Capital (Pty) Ltd are regulated by the FSCA as described above.

Regulation Affecting Our Customers and Banking Partners

The regulatory environment applicable to our customers and banking partners also affects our business. Many of our customers are themselves regulated — as payment institutions, electronic money institutions, investment firms, virtual asset service providers or licensed gaming operators — and their capacity to use our services depends on their maintaining their own authorizations. Our banking partners are regulated credit institutions subject to prudential capital and liquidity requirements and to supervisory expectations regarding the AML/CTF risk of their correspondent and fintech relationships. In addition, access to payment schemes is governed by scheme rulebooks that impose eligibility, technical, operational and funding requirements, changes to which can require operational changes on our part.

Anti-Bribery and Corruption

We are subject to anti-corruption laws in the jurisdictions in which we operate, including the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act, which prohibit improper payments to obtain or retain business and, in the case of the UK Bribery Act, impose liability on commercial organizations that fail to prevent bribery by associated persons absent adequate procedures. We maintain policies, procedures, training and controls designed to comply with these laws.

Data Protection and Privacy

In connection with our services we process personal data of our customers’ representatives, their end users and our counterparties, and we are subject to data protection laws in each region in which we operate, including the EU General Data Protection Regulation and the UK GDPR (which impose requirements regarding lawful bases for processing, data subject rights, breach notification, cross-border transfer restrictions and accountability, with fines of up to the greater of €20 million (or £17.5 million) or 4% of total worldwide annual turnover), Canada’s Personal Information Protection and Electronic Documents Act and South Africa’s Protection of Personal Information Act. Compliance requires us to maintain data governance, security, retention and transfer arrangements, and to adapt those arrangements as these laws and their interpretation evolve.

Artificial Intelligence Regulation

We use artificial intelligence technologies in compliance functions including onboarding, sanctions screening and transaction monitoring, as well as across the operations of our business. The regulatory framework for AI is developing, most notably the EU Artificial Intelligence Act, which phases in obligations for providers and deployers of AI systems and may classify certain uses of AI in financial services as high-risk, triggering requirements relating to risk management, data governance, transparency, human oversight and documentation. We monitor these developments and expect that compliance will require incremental governance measures and cost.

Compliance Framework and Governance

We maintain a group-wide compliance framework designed to address the obligations described above, comprising policies and procedures covering customer onboarding and due diligence, AML/CTF, sanctions screening, transaction monitoring, safeguarding of customer funds, conflicts of interest, outsourcing, operational resilience, data protection and regulatory reporting. Each regulated entity has a governing body and designated compliance and money laundering reporting officers responsible for its regulatory obligations, supported by group legal, risk and compliance functions and by internal audit arrangements. Customer onboarding involves identity verification, screening against sanctions, politically exposed person and adverse media lists, and risk-rating that determines the level of due diligence applied and the intensity of ongoing monitoring. Transactions on our platform are screened and monitored on an automated basis using AI-assisted tools calibrated to typologies relevant to our customer segments, supplemented by human review, investigation and escalation processes leading, where required, to regulatory filings.

Safeguarding of Customer Funds and Assets

Customer funds are held in accordance with applicable safeguarding and client money requirements in each jurisdiction, segregated from our own operational funds in designated accounts with credit institutions, and are not used for lending, proprietary trading or other risk-bearing activities.

As of 30 March 2026, we safeguarded customer funds of approximately $846.5m across 8 credit institutions. Where digital asset services are provided, custody and wallet arrangements are structured to comply with applicable regulatory standards, including controls relating to access, security, segregation and recordkeeping.

Costs of Compliance

Meeting the requirements described above requires significant ongoing expenditure. As of 30 April 2026, approximately 20% of our employees were engaged principally in legal, compliance, risk and financial crime prevention functions. For the year ending 30 April 2026, we incurred approximately $4.2 million of compliance-related operating costs, including personnel, licensing and regulatory fees, professional advice, compliance technology and audit costs, representing approximately 24% of our total operating expenses. We expect our compliance costs to increase as our transaction volumes grow, as we enter new jurisdictions and as new requirements — including the FCA’s enhanced safeguarding rules, the EU AML package, MiCA and PSD3 — take effect.

Ongoing Regulatory Oversight

Our regulated entities are subject to ongoing supervision, including periodic prudential, safeguarding and statistical reporting, thematic reviews, information requests, audits and examinations and we are required to notify or seek approval from regulators for certain changes, including changes of control such as the Proposed Transaction. From time to time we engage with our regulators concerning the interpretation or application of regulatory requirements and are obligated to self-report certain matters. Failure to maintain required licenses, comply with applicable requirements or meet supervisory expectations could result in fines, restrictions on our activities or loss of authorization, any of which could have a material adverse effect on our business, financial condition and results of operations.

Regulation as a Structural Barrier

While regulation imposes significant obligations and costs, we believe that the licensing footprint, governance and compliance capabilities described above are difficult, costly and time-consuming to replicate, represent a meaningful barrier to entry and support the long-term sustainability of our business.

Technology and Infrastructure

Our platform is built on a scalable, API-driven technology architecture designed to support global money movement across fiat currencies and regulated digital assets. We have developed our infrastructure to operate continuously, process high transaction volumes and maintain reliability across multiple jurisdictions and payment rails. Technology underpins our ability to deliver services in compliance with regulatory requirements while supporting the operational needs of our customers.

Platform Architecture

Our technology stack is designed as a modular, rail-agnostic platform that integrates banking systems, payment networks and regulated digital asset infrastructure. Core functionality, including accounts, payments, trading, treasury and digital asset services, is delivered through standardized APIs, enabling customers to embed financial services directly into their products and workflows. The modular design of our platform allows individual components to be developed, deployed and scaled independently. This architecture supports flexibility in responding to regulatory changes, adding new payment rails or asset types and tailoring services to customer requirements without disrupting the broader system.

API-First and Embedded Design

We primarily deliver our services through APIs, allowing customers to integrate OpenPayd’s functionality into their own platforms. This API-first approach supports embedded finance use cases and enables customers to automate payments, account management, reconciliation and settlement processes.

In addition to APIs, we provide a web-based portal that allows customers to manage accounts, monitor balances, execute transactions and access reporting tools. The portal is designed to complement API integrations and support operational oversight, treasury management and exception handling.

Scalability and Performance

Our infrastructure is designed to support high transaction volumes and increasing levels of customer activity. We utilize cloud-based infrastructure and distributed systems to scale capacity dynamically based on demand. This approach enables us to accommodate growth in transaction volumes, geographic expansion and the addition of new services without requiring proportional increases in physical infrastructure.

We monitor system performance continuously and maintain processes for capacity planning, load balancing and performance optimization. Our architecture is designed to minimize single points of failure and to support rapid recovery in the event of system disruptions.

Reliability and Operational Resilience

Operational resilience is a core design principle of our platform. We maintain redundancy across critical systems and employ disaster recovery and business continuity plans designed to ensure service availability in the event of outages, cyber incidents or other disruptions.

We conduct regular testing of our resilience measures, including backup systems and incident response procedures. These measures are intended to support continuous operation and meet the expectations of regulators, customers and financial partners.

Security and Data Protection

Security is integral to our technology and operations. We implement technical and organizational measures designed to protect customer data, funds and digital assets against unauthorized access, loss or misuse. These measures include access controls, encryption, network security monitoring and segregation of environments.

We maintain policies and procedures addressing information security, cybersecurity risk management and incident response. Our security controls are designed to align with applicable regulatory requirements and industry standards, and we periodically review and enhance these controls in response to evolving threats.

Compliance-Enabled Technology

Our technology platform incorporates controls to support regulatory compliance and financial crime prevention. These controls include automated customer onboarding workflows, transaction monitoring, sanctions screening and reporting capabilities. Compliance-related systems are integrated into our core platform rather than operated as standalone tools, enabling consistent application of controls across services and jurisdictions. Artificial intelligence and machine learning capabilities are embedded within our compliance infrastructure to enhance the detection of suspicious activity, support the efficient and compliant onboarding of customers and improve the accuracy of risk scoring across our customer base. These models are subject to ongoing validation, oversight, and governance processes to ensure they perform as intended and remain aligned with regulatory expectations.

We continue to invest in technology to enhance compliance efficiency and scalability, including the use of data analytics and automation to support risk assessment and monitoring activities.

Ongoing Development and Investment

We regularly invest in the development and enhancement of our technology platform. This includes expanding payment rail connectivity, adding support for additional currencies and asset types, improving performance and resilience and enhancing security and compliance capabilities.

Our technology roadmap is informed by customer needs, regulatory developments and operational requirements. While we continue to introduce new features and capabilities, we prioritize platform stability, security and regulatory alignment over rapid feature expansion.

Intellectual Property Assets

The protection of our intellectual property rights is an important aspect of our business, and substantially all of our material intellectual property rights are developed in-house. We rely on a combination of trade secrets and know-how, trademark and copyright laws, confidentiality agreements and technical measures to establish, maintain and protect our intellectual property rights and technology, including our brand and platform. We have registered our brand name as a trademark and domain names, in each case, in the United States and a number of other jurisdictions. We do not have any issued patents. We consider our digital platform to be our proprietary technology. The development and management of our platform require sophisticated coordination among many specialized employees. We believe that duplication of this coordination by competitors or individuals seeking to copy our platform would be difficult. To protect our technology and our platform, we implement multiple layers of security and provide our service offerings from duplicate data centers in two jurisdictions. We also enter into confidentiality and invention assignment agreements with our employees and enter into confidentiality agreements with third parties to control access to, and the use and disclosure of, our confidential information. However, our contractual provisions may not always be effective at preventing unauthorized parties from obtaining our intellectual property rights and proprietary technologies or disclosing our confidential information. Likewise, intellectual property laws, procedures and restrictions provide only limited protection and any of our intellectual property or proprietary rights may be challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated.

Dependence on Technology

Our business depends on the continued performance, reliability and security of our technology and infrastructure. Disruptions to our systems, whether due to technical failures, cyber incidents or third-party service interruptions, could adversely affect our ability to provide services to customers and could result in regulatory, financial or reputational harm.

We believe that our ongoing investment in scalable, resilient and compliance-enabled technology infrastructure is essential to supporting our role as a global financial infrastructure provider.

Competitive Conditions

Competitive Market Conditions

We operate in very large markets with a very broad set of competition. Our most common competition are checks and wires, which are still the most used methods of B2B payments. The universe of competition includes payment methods like checks, wires, mobile wallets, local clearing providers, open banking services and alternative payment methods. There are also myriad types of payment providers that offer global payment services including global treasury banks; small local banks; FX companies; global digital payment platforms; Neobanks; B2B payment providers and Mass Payout service providers that specialize at providing services to enterprises, technology platforms and marketplaces.

While competitive factors and their relative importance can vary based on the size, the industry and the geographic reach of our partners and merchants, we believe we compete primarily on the basis of the quality and functionality of our platform, customer service, data security, pricing and innovation. We believe we compete favorably with respect to all of these factors.

Alignment with Long-Term Industry Trends

We believe our platform is aligned with structural trends in global money movement, including the digitization of payments, the growth of embedded finance, increasing demand for real-time settlement and the integration of regulated digital assets into mainstream financial infrastructure. Our focus on regulated, scalable infrastructure positions us to participate in these trends while managing the regulatory and operational risks inherent in financial services.

Our People and Culture

Our success depends on the experience, expertise and integrity of our people. Operating a global financial infrastructure platform requires a workforce with deep knowledge of regulated financial services, technology, risk management and operations. We have built our organization to support disciplined execution within complex regulatory environments while maintaining the flexibility required to serve a diverse, global customer base.

We believe the 141 employees and culture of OpenPayd are critical to our success and our ability to grow our business, support our customers and deliver shareholder value effectively and sustainably. Our goal is to create an environment in which each employee feels comfortable to be exactly who they are, where they are connected to something bigger than themselves and are given the support and opportunity to be the best they can be. We foster an environment that is defined by tolerance and caring for our fellow employees and our customers. We aim to maintain a long-term, balanced approach to decision-making, and believe that what is good for our employees will be good for our customers and for our shareholders.

Experienced Leadership Team

Our management team has experience across financial services, payments, technology and digital assets. Members of our leadership team have held senior roles at regulated financial institutions, payment service providers, technology companies and digital asset businesses. This experience supports our ability to operate within established regulatory frameworks and to manage the operational and compliance requirements associated with global money movement.

Our leadership team is responsible for setting strategic priorities, overseeing regulatory engagement and ensuring that risk management and compliance considerations are integrated into decision-making processes.

Specialized Talent Across Functions

We employ personnel across a range of specialized functions, including engineering, product development, compliance, legal, risk management, operations, commercial and customer support. A significant portion of our workforce is dedicated to compliance, financial crime prevention and regulatory oversight, reflecting the importance of these functions to our business.

Our technology teams focus on building and maintaining scalable, resilient infrastructure, while our operations teams support day-to-day transaction processing, customer onboarding and service delivery. We also maintain teams responsible for regulatory reporting, audits and supervisory engagement.

Culture of Compliance and Risk Awareness

We seek to maintain a culture in which regulatory compliance, risk management and ethical conduct are integral to how we operate. Compliance considerations are embedded in our product development, customer onboarding and operational processes rather than treated as standalone functions.

We provide training and ongoing education to employees on regulatory obligations, financial crime risks and information security. Employees are expected to adhere to internal policies and procedures designed to support compliance with applicable laws and regulations.

Collaboration and Accountability

Our organization emphasizes collaboration across functions and geographies. Operating a global financial infrastructure platform requires coordination between technology, compliance, operations and commercial teams to ensure that services are delivered consistently and in accordance with regulatory requirements.

We seek to foster accountability at all levels of the organization, with clear roles and responsibilities and escalation processes for risk, compliance and operational issues.

Talent Development and Retention

We invest in the development and retention of our employees through training, performance management and opportunities for professional growth. As our business evolves, we seek to attract and retain talent with experience in regulated financial services, payments and technology. Competition for skilled personnel in these areas is significant, and our ability to execute our strategy depends in part on our ability to recruit and retain qualified employees.

Diversity and Inclusion

We operate across multiple regions and cultures and employ people from diverse backgrounds. We believe that diversity of experience and perspective supports better decision-making and operational effectiveness, particularly in a global business operating across different regulatory and cultural environments.

Dependence on Key Personnel

Our business depends, in part, on the continued service of our senior management and other key personnel. The loss of key individuals, or difficulty in attracting or retaining qualified personnel, could adversely affect our operations and execution of our strategy.

Management of OpenPayd

As of the date of this proxy statement/prospectus, the directors of OpenPayd are Iana Dimitrova and David Bull.

The following sets forth certain information concerning the persons who are the officers and directors of OpenPayd:

Name	Age	Position
Iana Dimitrova	41	Chief Executive Officer and Director
David Bull	60	Chief Financial Officer and Director
Luxshan Thiagarajah	44	Chief Commercial Officer

Ms. Iana Dimitrova has been Chief Executive Officer of OpenPayd since January 2018. From July 2017 until September 2022 she was General Counsel of OpenPayd. From October 2011 through July 2017, she was Head of Legal Affairs, Digital Wallets & Managing Director of Paysafe Bulgaria. From January 2010 through August 2011, she was a legal associate with Penev LLP, a European law firm. Ms. Dimitrova receive a Masters of Law from the University of Strasbourg in 2009, and an Executive Masters of Business Administration from the London Business School in 2017. Ms. Dimitrova was selected as a board member due to her extensive experience in the legal and regulatory aspects financial services industry.

Mr. David Bull has been Chief Financial Officer of OpenPayd since March 2016. From March 2015 until March 2016, he was a director at 2Checkout (UK) Ltd, a venture capital backed financial technology business providing payment processing services to e-commerce merchants. From February 1999 to June 2013, he was Finance Director and Chief Financial Officer at LCH. Clearnet Ltd, a central counterparty clearing trades transacted on various exchanges including cash equities, derivatives and commodities. From 1989 until 1999, he was Divisional Financial Controller of E D & F Man, a major integrated commodities house. Mr. Bull was selected as a board member due to his extensive experience in the financial aspects of companies working the financial services industry.

Mr. Thiagarajah has been Chief Commercial Officer of OpenPayd since April 2025. He previously served as OpenPayd’s Director of Growth from October 2024 until April 2025. Prior to joining the Company, Mr. Thiagarajah held senior positions at various financial institutions. He served as the Chief Revenue Officer at BCB Group from July 2023 to May 2024 having served in various other capacities since he joined BCB Group in October 2021, including Head of Account Management from October 2021 to January 2022, the position of Executive Director, Head of Markets from January 2022 to April 2023 and the position of Managing Director, Client Relationships and Markets from April 2023 to July 2023. He joined J.P. Morgan in February 2007, being appointed to the position of Vice President of G10 FX Trading from February 2011 to July 2015. He served as the Head of (FX) Commercial for FalconX from May 2024 to October 2024, thereafter serving as Advisor until November 2025. In addition, he has previously served as Head of the Macro Proprietary Trading Desk at ADG Market Making LLP and as EMEA Business Account Manager at FlexTrade, both entities based in the UK and in the financial sector. Mr. Thiagarajah started his professional career as Trading Analyst at HSBC in September 2006 upon attainment of a Bachelor of Science in Management Science from the London School of Economics and Political Science.

Family Relationships

There are no family relationships between any of the persons that are officers or directors of OpenPayd.

Properties

The Company leases approximately 10,046 square feet for its London office for a term of five years. The Company considers its office lease to be adequate for its operations for the foreseeable future.

Legal Proceedings

The Company may be a party to various legal proceedings that arise in the ordinary course of business. At April 30, 2026, the Company was not a party to any material, pending legal proceedings, or involved in any litigation nor, to management’s knowledge, is any litigation threatened against the Company where the outcome would, in management’s judgment based on information currently available to the Company, have a material adverse effect on the Company’s consolidated financial position or results of operations.

Recent Sales of Unregistered Securities

Since April 30, 2023, the Company has issued the following shares without registration under the Securities Act, in each case to Zedra Trust Company (Guernsey) Limited:

Date	Securities	No. of Shares	Aggregate purchase price
June 14, 2023	Class B Shares	28,740	£183,936
July 20, 2023	Class C Shares	49,978	£16,493
November 27, 2025	Class C Shares	7,497	£156,387
November 27, 2025	Class D Shares	8,121	£33,783

Each of the foregoing issuances was made in compliance in Section 4(a)(2) of the Securities Act.

MANAGEMENT OF PUBCO FOLLOWING THE PROPOSED TRANSACTIONS

Management of PubCo After the Proposed Transactions

As of the date of this proxy statement/prospectus, the director of PubCo is Ozan Özerk.

Following the completion of the Proposed Transactions, Ozan Özerk will remain as a director and the total number of directors of PubCo will be increased to eight persons. The following sets forth certain information concerning the persons who are expected to serve as PubCo’s executive officers and directors following the consummation of the Proposed Transactions. PubCo may add up to two further independent directors to the board prior to, at or following the consummation of the Proposed Transactions.

Name	Age	Position
Ozan Özerk	47	Executive Chairman of the Board
Iana Dimitrova	41	Chief Executive Officer and Director
David Bull	60	Chief Financial Officer
Luxshan Thiagarajah	44	Chief Commercial Officer
Frank Mastrangelo	58	Director
Erica Bovenzi	71	Director
Najamul Kidwai	57	Director
Stephen Lemon	52	Director

Dr. Ozan Özerk founded OpenPayd in 2018 and will serve as the Chairman of the Board of Directors. Dr. Özerk was a co-founder of Norsk Ideutvikling, a Norwegian online media company which created Norway’s largest social networking site ‘Biip.no’. Having sold ‘Biip.no’, Dr. Özerk entered the financial technology sector, specifically within online payments, and has since founded several businesses, including European Merchant Bank UAB in 2018, a Lithuanian bank that provides financial products tailored to fintech companies. Dr. Özerk received his qualification as a Doctor of Medicine in 2008 and worked close to five years as an emergency room doctor. Dr. Özerk was selected as Chairman due to his extensive experience in the financial services industry.

Iana Dimitrova has served as the Chief Executive Officer and a Member of the Board of Directors of the Company since September 2018, the date of formation of the Company. She joined the OpenPayd Group in July 2017, serving as General Counsel and between September 2018 to September 2022, performed a dual role as General Counsel and Chief Executive Officer of the Company. Ms. Dimitrova previously served as Managing Director of Paysafe Bulgaria from January 2013 to July 2017 combining the role with that of Head of Legal Affairs for the Paysafe Group Plc, October 2011 to July 2017. She holds a Masters of Laws (Technology Media and Telecommunications Law; EU and International Law) from the University of Strasbourg, France; a Certificate in English Law from the University of Birmingham, England; and an Executive MBA from the London Business School, England. Ms. Dimitrova was admitted to the Supreme Bar Council and Ministry of Justice in Bulgaria in 2011. As the Chief Executive Officer, we believe Ms. Dimitrova is a valuable member of the Board of Directors.

David Bull has served as a Member of the Board of Directors of the Company since September 2018, the date of formation of the Company. Since March 2016, Mr. Bull has served as Chief Financial Officer to OpenPayd. Mr. Bull formerly served as the Chief Financial Officer and as an Executive Director at 2Checkout (UK) Ltd from March 2015 to March 2016. In addition, he has previously served as Chief Financial Officer at LCH.Clearnet Ltd, both companies based in the UK and in the financial sector. Mr. Bull qualified as Chartered Certified Accountant in 1997.

Luxshan Thiagarajah has been Chief Commercial Officer of OpenPayd since April 2025. He previously served as OpenPayd’s Director of Growth from October 2024 until April 2025. Prior to joining the Company, Mr. Thiagarajah held senior positions at various financial institutions. He served as the Chief Revenue Officer at BCB Group from July 2023 to May 2024 having served in various other capacities since he joined BCB Group in October 2021, including Head of Account Management from October 2021 to January 2022, the position of Executive Director, Head of Markets from January 2022 to April 2023 and the position of Managing Director, Client Relationships and Markets from April 2023 to July 2023. He joined J.P. Morgan in February 2007, being appointed to the position of Vice President of G10 FX Trading from February 2011 to July 2015. He served as the Head of (FX) Commercial for FalconX from May 2024 to October 2024, thereafter serving as Advisor until November 2025. In addition, he has previously served as Head of the Macro Proprietary Trading Desk at ADG Market Making LLP and as EMEA Business Account Manager at FlexTrade, both entities based in the UK and in the financial sector. Mr. Thiagarajah started his professional career as Trading Analyst at HSBC in September 2006 upon attainment of a Bachelor of Science in Management Science from the London School of Economics and Political Science.

Erica Bovenzi is a financial services consultant, executive and bank regulatory attorney who will serve as an Independent Non-Executive Director of OpenPayd post-listing. Since January 2020, she has been a co-founder of Bovenzi Group LLC, a boutique financial services consulting group providing bank regulatory guidance. She served as a director of Ford Credit Bank in Formation – a subsidiary of Ford Motor Credit Company from July 2021 to April 2026. Ford Motor Credit Company filed an application for a FDIC ILC charter (Ford Credit Bank) which received conditional approval in January 2026. Since September 2022, she has been a director of IntraFi Network, LLC, which provides a nationwide network for deposit placement and wholesale funding services. Ms. Bovenzi was selected as an Independent Non-Executive Director due to her extensive experience in banking regulated businesses.

Dr. Najam Kidwai will serve as an Independent Non-Executive Director of OpenPayd post-listing. Since November 2024, as a co-founder, he has served as President, CEO, and Director NYSE Listed C1 Fund, a closed end fund focused on Digital Assets. From 2021 to 2022, Dr. Kidwai served as Chairman and Director of Crypto 1 Acquisition Corp, a SPAC focused on digital assets, blockchain, and crypto infrastructure, where he led a successful $230 million raise. He is a Venture Partner and Investment Committee Member at Frontier Ventures, an early-stage venture fund investing in next-gen tech and blockchain startups. He is also Co-Founder of TransFi, a leading stablecoin payments company focused on emerging markets and a Board member of Klickl, a leading digital assets focused bank regulated by ADGM. Since 2017, Dr. Kidwai has been a co-founder and Executive Committee member of EQUIAM, a leading venture capital fund focused on private markets. His operating experience includes founding Real Time Content, a dynamic media personalization platform that was acquired by NASDAQ-listed Pitney Bowes. Earlier in his career, he held investment roles at Edge Venture Capital and AtomicTangerine, a venture consultancy spun out of SRI International. Dr. Kidwai holds a B.Sc. (Hons) in Technology Management from Staffordshire University and honorary doctorates from both Lincoln University and Staffordshire University. Dr. Kidwai was selected as an Independent Non-Executive Director because of his previous SPAC experience and because he is a seasoned entrepreneur, investor, and operator for emerging technologies.

Stephen Lemon currently an Independent Non-Executive Director of OpenPayd’s UK business, SettleGo Solutions Ltd, shall serve as an Independent Non-Executive Director of OpenPayd post listing. Mr. Lemon was a co-founding team member at HiFX in February 1998, a foreign exchange and international payments company that was subsequently acquired by Euronet Worldwide. In April 2009, Mr. Lemon co-founded Currencycloud, one of the United Kingdom’s first Fintechs and a pioneer in embedded cross-border payments. Currencycloud was the first company to bring a foreign exchange and payments application programming interface (API) to market, helping establish the embedded finance category. Currencycloud was acquired by Visa in December 2021 for approximately $1 billion. Since September 2022, Mr. Lemon has served as a Partner at Volution, a venture capital firm based in United Kingdom that invests in financial technology and B2B SaaS companies across Europe. He also advises and mentors early stage Fintechs and young entrepreneurs. Mr. Lemon was selected as an Independent Non-Executive Director due to his extensive experience in building and scaling financial technology businesses, his deep expertise in payments infrastructure and embedded finance, and his broad network across the global payments industry.

Frank Mastrangelo, currently Titan’s Chief Executive Officer and Chairman of the Board of Directors, shall serve as an Independent Non-Executive Director of OpenPayd post listing. Mr. Mastrangelo also currently serves as the CEO of PayAmigo, a provider of cross-border payment solutions for enterprise clients. He has served as General Manager of Banking Services for Green Dot Corporation and Chief Operating Officer of Green Dot Bank since September 2017. He is also Founder and Managing Director of Sapere Advisory, a consulting firm focused on commerce and fintech, since February 2016. He was previously an advisor to FinTech Acquisition Corp., FinTech Acquisition Corp. II, FinTech Acquisition Corp. III, FinTech Acquisition Corp. IV, FinTech Acquisition Corp. V, and FTAC Olympus Acquisition Corp., Liquid Hub and Union Pay International. Mr. Mastrangelo was President, Chief Operating Officer and a director of Bancorp and Bancorp Bank from 1999 to December 2014, and served as Chief Executive Officer, President and a director of Bancorp and President and a director of Bancorp Bank until December 2015. Mr. Mastrangelo was selected as Chairman due to his experience in the financial services industry.

Family Relationships

There are no family relationships between any of the persons that are expected to serve as the executive officers and directors of PubCo following the completion of the Proposed Transactions.

Board Composition

The parties to the Business Combination Agreement have agreed at the Closing to designate and appoint to the board seven directors,

●	one of whom shall be designated by the Sponsor, subject to OpenPayd’s consent and shall be independent under Nasdaq listing standards, which designee is expected to be Frank Mastrangelo,

●	five of whom shall be designated by the Key Company Shareholder, subject to the Sponsor’s consent, and two of whom shall be independent under Nasdaq listing standards, which designees are expected to be Ozan Özerk, Iana Dimitrova, Stephen Lemon, Erica Bovenzi, Najamul Kidwai and [●], and

●	one of whom shall be designated by mutual agreement of Titan and the Company, which Person shall be independent under Nasdaq listing standards.

Controlled Company

Upon the completion of the Business Combination, Dr. Ozan Özerk will beneficially own a majority of our total issued and outstanding ordinary shares, representing a majority of the total voting power. As a result, we will be a “controlled company” as defined under the Nasdaq Listing Rules. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. As a controlled company, PubCo will be exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require PubCo’s board of directors to have a majority of independent directors and require that PubCo either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of PubCo’s executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors. Following the Closing, PubCo intends to rely on this exemption. As a result, PubCo may not have a majority of independent directors on its board of directors. In addition, PubCo may not establish a compensation committee or a nominating and governance committee, and to the extent such committees are established, they may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Director Independence

The Nasdaq corporate governance rules do not require that a majority of the board of directors of PubCo be independent, since we will be relying on the “controlled company” exemption. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the listed company). Upon completion of the Proposed Transactions, PubCo anticipates that the size of its board of directors will be seven directors, at least three of whom will qualify as independent directors as defined in the Nasdaq corporate governance rules.

Risk Oversight

PubCo’s board of directors will oversee the risk management activities designed and implemented by its management. PubCo’s board of directors will execute its oversight responsibility both directly and through its committees. PubCo’s board of directors will also consider specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. PubCo’s management, including its executive officers, are primarily responsible for managing the risks associated with the operation and business of the company and will provide appropriate updates to the board of directors and the audit committee. PubCo’s board of directors will delegate to the audit committee oversight of its risk management process, and its other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to PubCo’s board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Committees of the Board of Directors

Upon consummation of the Proposed Transactions, PubCo will establish a separate standing audit committee, but will have neither nominations and corporate governance committee or a compensation committee.

Audit Committee

Listing Requirements

Under Nasdaq corporate governance rules, we will be required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Following the completion of the Proposed Transactions, PubCo will establish an audit committee, which is expected to be comprised of [☐], [☐] and [☐]. [☐] is expected to serve as the chairperson of the audit committee. All members of PubCo’s audit committee will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq corporate governance rules. PubCo’s board of directors has determined that [☐] is an audit committee financial expert as defined by the SEC rules and is financially literate as defined by Nasdaq corporate governance rules.

PubCo’s board of directors has determined that each member of the audit committee will be independent, as such term is defined in Rule 10A3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

PubCo’s board of directors will adopt an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the SEC rules and Nasdaq corporate governance rules. These responsibilities include:

●	retaining and terminating our independent auditors, subject to ratification by the board of directors, and in the case of retention, subject to ratification by the shareholders;

●	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

●	overseeing the accounting and financial reporting processes of PubCo;

●	managing audits of PubCo’s financial statements;

●	preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

●	reviewing with management and PubCo’s independent auditor its annual and quarterly financial statements prior to publication, filing, or submission to the SEC;

●	recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, as well as approving the yearly or periodic work plan proposed by the internal auditor;

●	reviewing with PubCo’s general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;

●	identifying irregularities in PubCo’s business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

●	reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between PubCo and its officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of business and deciding whether to approve such acts and transactions; and

●	establishing procedures for handling employee complaints relating to the management of PubCo’s business and the protection to be provided to such employees.

Code of Ethics

PubCo will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes PubCo’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. PubCo intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or directors from provisions in the Code of Ethics.

Foreign Private Issuer and Controlled Company Exemptions

Upon the Closing, PubCo will be considered a “foreign private issuer” under the securities laws of the United States and the rules of Nasdaq. Under the applicable securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. PubCo intends to take all necessary measures to comply with the requirements of a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules of which were adopted by the SEC and Nasdaq as listing standards and requirements. Under Nasdaq’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of Nasdaq. Certain corporate governance practices in the Cayman Islands, which is PubCo’s home country, may differ significantly from Nasdaq corporate governance listing standards.

In addition, immediately following the Closing, Ozan Özerk will beneficially own a majority of PubCo’s Ordinary Shares. As a result, PubCo will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements.

As a result of its status as a “foreign private issuer” and a “controlled company,” among other things, PubCo is not required to have:

●	a majority of the board of directors consist of independent directors;

●	a compensation committee consisting of independent directors;

●	a nominating committee consisting of independent directors; or

●	regularly scheduled executive sessions with only independent directors each year.

Accordingly, PubCo’s shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements. In addition, PubCo is an “emerging growth company” as defined in the JOBS Act and has elected to comply with certain reduced public company reporting requirements.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The amended and restated memorandum and articles of association of PubCo that will be adopted upon completion of the Proposed Transactions provide for indemnification of PubCo’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. In addition, PubCo intends to enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Cayman Islands law, subject to certain exceptions contained in those agreements. PubCo will also purchase a policy of directors’ and officers’ liability insurance to be effective upon completion of the Proposed Transactions that insures PubCo’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures PubCo against its obligations to indemnify its officers and directors.

These indemnification obligations may discourage shareholders from bringing a lawsuit against PubCo’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against PubCo’s officers and directors, even though such an action, if successful, might otherwise benefit PubCo and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent PubCo pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

PubCo believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Historical Executive Officer and Director Compensation

The aggregate cash compensation paid by OpenPayd and its subsidiaries to its executive officers and directors who are expected to serve as executive officers and directors of PubCo following the completion of the Proposed Transactions for the year ended April 30, 2026 was £1,895,313. This amount includes £53,668 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses.

As of April 30, 2026, no options to purchase OpenPayd ordinary shares had been granted to OpenPayd’s executive officers and directors who are expected to serve as executive officers and directors of PubCo following the completion of the Proposed Transactions.

Executive Officer and Director Compensation Following Completion of the Proposed Transactions

PubCo’s policies with respect to the compensation of its executive officers and directors following completion of the Proposed Transactions will be administered by its board of directors in consultation with the compensation committee. The compensation decisions regarding PubCo’s executives will be based on the need to attract individuals with the skills necessary for the company to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the company’s expectations. To that end, following completion of the Proposed Transactions, PubCo intends to establish an executive compensation program that is competitive with other similarly-situated companies in its industry. This is expected to include establishment of base salary, cash annual bonus and long-term equity compensation awards that are, in each case, consistent with market practices and designed to incentivize, motivate and retain key employees. PubCo intends to enter into director appointment letters with each of its directors, which will be effective upon completion of the Proposed Transactions, and will provide for fees, reimbursement of expenses, and include standard provisions regarding duties and confidentiality.

OpenPayd currently has employment agreements in place with all of its executive officers who are expected to be executive officers of PubCo following the completion of the Proposed Transactions. These employment agreements will remain in place following the completion of the Proposed Transactions. Each of OpenPayd’s executive officers and employees is party to an employment agreement, all of which are in substantially the same form. Under their respective agreements, each executive officer and employee is compensated with an annual base salary and most are also eligible for an annual discretionary bonus. In addition, each executive officer and employee is subject to a perpetual confidentiality covenant, and non-competition and non-solicitation restrictive covenants during the term of employment and for a period of three to twelve months after the termination of employment. Each of the agreements also includes agreement by the executive officer or employee to assign all intellectual property rights created during the course of employment to OpenPayd. The agreements include a notice period of one week to one month if either OpenPayd or the executive officer or employee wishes to terminate the agreement, other than for cause, in which case termination is effective immediately. OpenPayd may provide payment in lieu of such notice or may require the executive officer or employee to be placed on garden leave.

Equity Compensation — 2026 Incentive Award Plan

Upon completion of the Proposed Transactions, PubCo’s board of directors, subject to shareholder approval, will adopt the PubCo Incentive Plan in order to facilitate the grant of cash and equity incentives to its directors, employees (including executive officers) and consultants and its affiliates and to enable it and certain of its affiliates to obtain and retain services of these individuals, which is essential to PubCo’s long-term success.

The purpose of the PubCo Incentive Plan is to enhance PubCo’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in the company and providing a means of recognizing their contributions to our success. PubCo’s board of directors believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

The aggregate number of PubCo ordinary shares that will be available for issuance under the PubCo Incentive Plan will be equal to 10% of the sum of the total number of issued and outstanding PubCo ordinary shares as of the completion of the Proposed Transactions, which will equal an aggregate pool of 12.7 million PubCo ordinary shares. Following the completion of the Proposed Transactions, the compensation committee may make grants of awards under the PubCo Incentive Plan to key employees, in forms and amounts to be determined by the compensation committee based on the recommendations of an independent compensation consultant. No final decisions have been made with respect to grants of equity awards under the PubCo Incentive Plan.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Titan and OpenPayd, adjusted to give effect to the Business Combination and related transactions.

The unaudited pro forma condensed combined statement of financial position as at October 31, 2025, gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of profit or loss for the year ended April 30, 2025 and the six months ended October 31, 2025, give pro forma effect to the Business Combination as if it had occurred as of May 1, 2024, the beginning of the earliest periods presented.

Titan’s fiscal year ends on December 31, while OpenPayd’s fiscal year ends on April 30. Because their fiscal year ends are more than one quarter apart, Titan’s historical statements of operations used in the unaudited pro forma condensed combined statements of profit or loss for the six months ended 31 October 2025 and the twelve months ended 30 April 2025 are based on Titan’s unaudited results for the six months ended 31 December 2025 and the twelve months ended 30 June 2025, respectively. This ensures that the periods presented end within one quarter of OpenPayd’s fiscal year end, as required

Accordingly, the unaudited pro forma condensed combined statement of financial position as of October 31, 2025, has been derived from:

●	the historical unaudited financial statements of OpenPayd as of October 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus. The consolidated financial statements of OpenPayd have been prepared in accordance with IFRS with Euros as its presentation currency;

●	the historical audited financial statements of Titan as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus. The consolidated financial statements of Titan have been prepared under U.S. GAAP with the U.S. dollar as its reporting currency; and

●	the historical audited financial statements of PubCo as of February 10, 2026 (inception), and the related notes thereto included elsewhere in this proxy statement/prospectus. The financial statements of PubCo have been prepared in accordance with IFRS with Euros as its presentation currency.

The unaudited pro forma condensed combined statement of profit or loss for the six months ended October 31, 2025, has been derived from:

●	the historical unaudited financial statements of OpenPayd for the six months ended October 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus. The unaudited condensed consolidated financial statements of OpenPayd have been prepared in accordance with International Accounting Standard 34 - Interim Financial Reporting with Euros as its presentation currency; and

●	the pro forma financial information of Titan for the six month period from July 1, 2025 to December 31, 2025 is derived by subtracting the six months ended June 30, 2025 period from the annual financial statements for the year ended December 31, 2025. The consolidated financial statements of Titan have been prepared under U.S. GAAP with the U.S. dollar as its reporting currency.

The unaudited pro forma condensed combined statement of profit or loss for the year ended April 30, 2025, has been derived from:

●	the historical audited financial statements of OpenPayd for the year ended April 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus. The consolidated financial statements of OpenPayd have been prepared in accordance with IFRS with Euros as its presentation currency; and

●	the pro forma financial information of Titan for the twelve month period from July 1, 2024 to June 30 2025 is derived by subtracting the January 11, 2024 through June 30, 2024 period from the annual audited financial statements for the year ended December 31 2024, and adding the six months ended June 30, 2025 period. The consolidated financial statements of Titan have been prepared under U.S. GAAP with the U.S. dollar as its reporting currency.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. OpenPayd and Titan have elected not to present any management adjustments and estimates related to potential synergies and other transaction effect that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This pro forma financial information should be read in conjunction with Titan’s and OpenPayd’s respective financial statements and related notes thereto included elsewhere in this proxy statement/prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OpenPayd,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Titan” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Proposed Transactions

On June 1, 2026, Titan entered into the Business Combination Agreement, by and among PubCo, the Sponsor, the Company, and the shareholders of the Company party thereto.

Merger and Share Acquisition

Pursuant to the terms of the Business Combination Agreement, among other things: (a) Titan will merge with and into PubCo, as a result of which the separate corporate existence of Titan will cease and PubCo will continue as the surviving company, and each issued and outstanding security of Titan immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled and extinguished, in exchange for the right of the holder thereof to receive a substantially equivalent security of PubCo; and (b) PubCo will acquire all of the issued and outstanding Company shares from the Company shareholders in exchange for the issuance to the Company Beneficial Owners of PubCo ordinary shares, such that the Company will be a direct wholly owned subsidiary of PubCo.

Consideration

As consideration for the Merger, each issued and outstanding Titan ordinary share will automatically be converted into and exchanged for the right to receive one PubCo ordinary share, except that Titan’s public shareholders will be entitled to elect instead to have their Titan Class A ordinary shares redeemed and receive a pro rata portion of Titan’s trust account, as provided in Titan’s amended and restated memorandum and articles of association. Additionally, each issued and outstanding Titan public warrant will automatically be converted into and exchanged for the right to receive one PubCo public warrant, and each issued and outstanding Titan private warrant will automatically be converted into and exchanged for the right to receive one PubCo private warrant. Each of the PubCo public warrants and PubCo private warrants will have substantially the same terms and conditions as are in effect with respect to the Titan public warrants and Titan private warrants immediately prior to the Merger Effective Time.

Concurrently with the execution of the Business Combination Agreement, Titan, the Sponsor and the Insiders (as defined in the Letter Agreement (as within the Business Combination Agreement)) entered into an Amendment to Sponsor Letter Agreement (the “Sponsor Letter Agreement Amendment”). Pursuant to the Sponsor Letter Agreement Amendment, an aggregate of 50% of the Titan Class B ordinary shares held by the Sponsor (after reduction for any Titan Class B ordinary shares that represent the Transferred Shares, will be made subject to vesting and forfeiture (the “Purchaser Earnout Shares”) in accordance with the following terms: (1) 50% of the Purchaser Earnout Shares will become fully vested if, at any time through the date that is the fifth anniversary of such date (the “Purchaser Earnout Shares Vesting Term”), the stock price level of the Titan Class A ordinary shares is greater than or equal to $11.50 per share for 20 trading days within any 30 consecutive trading day period, and (2) the remaining 50% of the Purchaser Earnout Shares will become fully vested if, at any time during the Purchaser Earnout Shares Vesting Term, the stock price level of the Titan Class A ordinary shares is greater than or equal to $13.00 per share for 20 trading days within any 30 consecutive trading day period. An aggregate of 50% of the PubCo ordinary shares received in the Merger by the Sponsor (after reduction for the transfer of the Transferred Shares) will be subject to the same vesting and forfeiture conditions (the “Earnout Shares”).

Under the Business Combination Agreement, at the Closing, in consideration for the purchase of the Company shares, PubCo will issue to the Company shareholders their pro rata portion of an aggregate number of PubCo ordinary shares with an aggregate value (based on the redemption price payable for Titan Class A ordinary shares) equal to $800,000,000 less the Company Advisor Transaction Fee Amount.

In addition, at the Closing, PubCo will issue to the Company Advisor the Company Advisor Transaction Fee Shares in satisfaction of the Company Advisor Transaction Fee Amount, calculated as set forth in the Business Combination Agreement. The number of Company Advisor Transaction Fee Shares will be equal to the quotient of the Company Advisor Transaction Fee Amount divided by the redemption price payable for Titan Class A ordinary shares, rounded down to the nearest whole PubCo ordinary share.

Closing Conditions

The Closing of the Transactions is subject to certain customary conditions of the respective Parties, including, among other things, that: (a) any required consents of governmental authorities shall have been obtained; (b) the applicable Titan shareholder approval shall have been obtained; (c) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; (d) the PubCo ordinary shares and PubCo warrants shall have been approved for listing on Nasdaq; (e) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending; (f) since the date of the Business Combination Agreement, there shall not have occurred any material adverse effect with respect to Titan, the Company or PubCo, as applicable, that is continuing and uncured; (g) the representations and warranties of the Parties shall be true and correct as of the Closing, subject to certain materiality exceptions; (h) each Party shall have performed in all material respects all of its obligations under the Business Combination Agreement to be performed on or prior to the Closing; (i) the Aggregate Transaction Proceeds shall be at least equal to $130,000,000, subject to certain adjustments for transaction expenses; and (j) PubCo, Titan, the Company and the Company shareholders shall have delivered certain certificates and other closing deliverables.

PubCo was incorporated on February 10, 2026 for the purpose of effectuating the Proposed Transactions described above. PubCo was formed after the presented balance sheet date and has no material transactions. The effect of the share capital issued by PubCo is reflected in the pro-forma adjustments. Following the Proposed Transactions, PubCo will qualify as a foreign private issuer as defined under Rule 405 under the Securities Act and will prepare its financial statements denominated in Euro and in accordance with IFRS Accounting Standards as adopted by the IASB. Accordingly, the unaudited pro forma combined financial information presented in this proxy statement/prospectus have been prepared in accordance with IFRS and denominated in Euro.

Titan has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Titan public shares into cash as more fully described below:

●	Assuming No Redemption Scenario: This presentation assumes that no Titan public shareholders exercise their rights to redeem any of their Titan public shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination.

●	Assuming 100% Redemptions Scenario: This presentation assumes that Titan public shareholders holding 27,600,000 Titan public shares will exercise their redemption rights for €243.3 million upon consummation of the Business Combination at a redemption price of €8.81 per share. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.

The foregoing scenarios are for illustrative purposes only as Titan does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by Titan Stockholders that may actually occur. If the actual redemptions are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Ownership

The following table sets out share ownership of PubCo on a pro forma basis assuming the No Redemption Scenario and 100% Redemptions Scenario:

	No Redemption		100% Redemptions
	Shares	%	Shares	%
Titan Public Shareholders	27,600,000	24.1%	-	0.0%
Initial Shareholders(1)	5,865,000	5.1%	5,865,000	5.9%
OpenPayd Shareholders(2)	80,035,000	69.9%	80,435,000	81.5%
Company Advisor(3)	1,000,000	0.9%	600,000	0.6%
Assumed PIPE Investors(4)	-	0.0%	11,769,575	12.0%
Total	114,500,000	100.0%	98,669,575	100.0%

(1)	Amount excludes 1,035,000 shares to be transferred from the Sponsor to the Key Company Shareholder at Closing but includes 2,932,500 shares that are subject to forfeiture if specified stock price milestones are not achieved within the Earnout Shares Vesting Term.
(2)	Amount includes 1,035,000 shares to be transferred from the Sponsor to the Key Company Shareholder at Closing.
(3)	OpenPayd has agreed to issue shares to one advisor in connection with the transaction. The number of shares to be issued is variable and will be determined based on TTV and Retained Funds at Closing. The table reflects the issuance of (i) 1,000,000 shares under the No Redemption Scenario and (ii) 600,000 shares under the 100% Redemptions Scenario.
(4)	The Business Combination Agreement contains a Minimum Proceeds Amount condition. Under the 100% Redemptions Scenario, the table reflects the recognition of PIPE proceeds to be received of €100.2 million with the issuance of 11,769,575 shares to meet the closing condition. Titan is still negotiating the terms with its potential PIPE Investors and deemed entering into such PIPE Investment as probable.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF OCTOBER 31, 2025
(in thousands, except share and per share data)

	Historical				Scenario 1: No Redemption Scenario			Scenario 2: 100% Redemptions Scenario(1)
	OpenPayd (IFRS)	PubCo (IFRS)	Titan (US GAAP Translated to Euros – Note 5)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Non-current assets
Intangible assets, net	€6,747	€-	€-	€-	€-		€6,747	€-		€6,747
Property, plant and equipment, net	293	-	-	-	-		293	-		293
Right-of-use lease assets	3,985	-	-	-	-		3,985	-		3,985
Other non-current assets	-	-	-	18	-		18	-		18
Prepaid insurance	-	-	18	(18)	-		-	-		-
Cash and money market funds held in Trust Account	-	-	243,255	-	(243,255)	A	-	-		-
Total non-current assets	11,025	-	243,273	-	(243,255)		11,043	-		11,043
Current assets
Trade receivables	1,534	-	-	-	-		1,534	-		1,534
Due from Sponsor	-	-	21	(21)	-		-	-		-
Prepaid insurance - current	-	-	71	(71)	-		-	-		-
Other current assets	2,394	-	-	92	213	C	2,699	-		2,699
Restricted cash	722,977	-	-	-	-		722,977	-		722,977
Cash and cash equivalents	17,272	-	613	-	243,255	A	227,685	(243,255)	F	84,673
					(11,192)	B		100,243	L
					(13,973)	C
					(77)	I
					(8,213)	K
Total current assets	744,177	-	705	-	210,013		954,895	(143,012)		811,883
Total assets	€755,202	€-	€243,978	€-	€(33,242)		€965,938	€(143,012)		€822,926

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION (CONTINUED)
AS OF OCTOBER 31, 2025
(in thousands, except share and per share data)

	Historical				Scenario 1: No Redemption Scenario			Scenario 2: 100% Redemptions Scenario(1)
	OpenPayd (IFRS)	PubCo (IFRS)	Titan (US GAAP Translated to Euros – Note 5)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Liabilities and equity
Non-current liabilities
Titan Class A ordinary shares subject to possible redemption	€-	€-	€-	€243,255	€(243,255)	F	€-	€-	€-
Deferred underwriting commission	-	-	11,192	-	(11,192)	B	-	-	-
Warrant liabilities	-	-	-	6,158	-		6,158	-	6,158
Share-based payment liability	1,512	-	-	-	(1,512)	K	-	-	-
Deferred tax liability	218	-	-	-	-		218	-	218
Right-of-use lease liabilities	3,261	-	-	-	-		3,261	-	3,261
Earnout Shares liability	-	-	-	-	23,587	J	23,587	-	23,587
Total non-current liabilities	4,991	-	11,192	249,413	(232,372)		33,224	-	33,224
Current liabilities
Client balances	722,977	-	-	-	-		722,977	-	722,977
Trade payables	991	-	516	-	-		1,507	-	1,507
Due to related party	-	8	77	-	(77)	I	8	-	8
Other current liabilities	5,707	-	-	-	-		5,707	-	5,707
Working capital loan	2,592	-	-	-	-		2,592	-	2,592
Right-of-use lease liabilities, current	837	-	-	-	-		837	-	837
Current tax liability	186	-	-	-	-		186	-	186
Total current liabilities	733,290	8	593	-	(77)		733,814	-	733,814
Total liabilities	738,281	8	11,785	249,413	(232,449)		767,038	-	767,038

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION (CONTINUED)
AS OF OCTOBER 31, 2025
(in thousands, except share and per share data)

	Historical				Scenario 1: No Redemption Scenario			Scenario 2: 100% Redemptions Scenario(1)
	OpenPayd (IFRS)	PubCo (IFRS)	Titan (US GAAP Translated to Euros – Note 5)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Commitments and Contingencies
Titan Class A ordinary shares subject to possible redemption	-	-	243,255	(243,255)	-		-	-		-

Equity
Titan preference shares, $0.0001 par value; 1,000,000 shares authorized	-	-	-	-	-		-	-		-
Titan Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized	-	-	-	-	2	F	-	(2)	F	-
					(2)	G		1	G
								1	L
Titan Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized	-	-	1	-	(1)	G	-	-		-
OpenPayd share capital	-	-	-	-	-	D	-	-		-
OpenPayd share premium	1,154	-	-	-	(1,154)	D	-	-		-
PubCo ordinary shares, $0.0001 par value	-	-	-	-	7	D	10	(1)	G	9
					3	G
Capital reserve	4,487	-	-	-	(10,949)	C	276,772	(243,253)	F	166,089
					1,147	D		32,328	H
					(20,032)	E		100,242	L
					243,253	F
					58,866	H
Retained earnings (accumulated deficit)	12,569	(8)	(11,063)	(6,158)	(2,811)	C	(76,593)	(32,328)	H	(108,921)
					20,032	E
					(58,866)	H
					(23,587)	J
					(6,701)	K
Foreign currency translation reserve	(1,289)	-	-	-	-		(1,289)	-		(1,289)
Total equity	16,921	(8)	(11,062)	(6,158)	199,207		198,900	(143,012)		55,888
Total liabilities and equity	€755,202	€-	€243,978	€-	€(33,242)		€965,938	€(143,012)		€822,926

(1)	This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE SIX MONTHS ENDED OCTOBER 31, 2025
(in thousands, except share and per share data)

	Historical			Scenario 1: No Redemption Scenario			Scenario 2: 100% Redemptions Scenario(1)
	OpenPayd (IFRS)	Titan (US GAAP Translated to Euros – Note 6)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Banking and payments as a service and other income	€24,888	€-	€-	€-		€24,888	€-	€24,888
Other interest income	4,155	-	-	-		4,155	-	4,155
Revenue	29,043	-	-	-		29,043	-	29,043

Operating expenses
Service provider charges	2,136	-	-	-		2,136	-	2,136
Reseller commissions	4,671	-	-	-		4,671	-	4,671
Staff and contractor costs	9,989	-	-	-		9,989	-	9,989
General and administrative expenses	-	847	(847)	-		-	-	-
Depreciation and amortization	2,631	-	-	-		2,631	-	2,631
Technology costs	1,756	-	-	-		1,756	-	1,756
Legal and professional charges	1,961	-	-	-		1,961	-	1,961
Marketing	1,235	-	-	-		1,235	-	1,235
Tax related and other	1,957	-	847	-		2,804	-	2,804
Share-based compensation	18	-	-	-		18	-	18
Foreign exchange losses	101	-	-	-		101	-	101
Total operating expenses	26,455	847	-	-		27,302	-	27,302

Operating profit (loss)	2,588	(847)	-	-		1,741	-	1,741
Other income (expense)
Change in fair value of warrant liabilities	-	-	373	-		373	-	373
Other income	-	15	-	-		15	-	15
Finance income	40	-	-	-		40	-	40
Finance expense	(304)	-	-	-		(304)	-	(304)
Unrealized gain on investments held in Trust Account	-	4,846	-	(4,846)	AA	-	-	-
Total other (expense) income, net	(264)	4,861	373	(4,846)		124	-	124
Profit (loss) before income taxes	2,324	4,014	373	(4,846)		1,865	-	1,865
Income tax expense	496	-	-	-		496	-	496
Profit (loss) for the period	€1,828	€4,014	€373	€(4,846)		€1,369	€-	€1,369

Basic and diluted earnings per share	€1.52
Basic and diluted net income per ordinary share, Class A redeemable ordinary shares		€0.15
Basic and diluted net income per share, Class B ordinary shares		€0.58
Pro forma weighted average number of shares outstanding – basic(2)						111,567,500		95,737,075
Pro forma loss per share – basic						€0.01		€0.01
Pro forma weighted average number of shares outstanding – diluted(2)						133,477,556		117,647,131
Pro forma loss per share – diluted						€0.01		€0.01

(1)	This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.
(2)	Please refer to Note 10 — Profit (loss) per Share for details.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED APRIL 30, 2025
(in thousands, except share and per share data)

	Historical			Scenario 1: No Redemption Scenario			Scenario 2: 100% Redemptions Scenario(1)
	OpenPayd (IFRS)	Titan (US GAAP Translated to Euros – Note 7)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Banking and payments as a service and other income	€37,732	€-	€-	€-		€37,732	€-		€37,732
Other interest income	9,798	-	-	-		9,798	-		9,798
Revenue	47,530	-	-	-		47,530	-		47,530

Operating expenses
Service provider charges	3,315	-	-	-		3,315	-		3,315
Reseller commissions	6,905	-	-	-		6,905	-		6,905
Staff and contractor costs	15,772	-	-	-		15,772	-		15,772
General and administrative expenses	-	142	(142)	-		-	-		-
Listing expenses	-	-	-	58,866	BB	58,866	32,328	BB	91,194
Fair value of Earnout Shares issued	-	-	-	23,587	CC	23,587	-		23,587
Depreciation and amortization	4,296	-	-	-		4,296	-		4,296
Technology costs	2,956	-	-	-		2,956	-		2,956
Legal and professional charges	2,848	-	-	-		2,848	-		2,848
Marketing	1,475	-	-	-		1,475	-		1,475
Tax related and other	3,298	-	142	-		3,440	-		3,440
Share-based compensation	702	-	-	6,701	DD	7,403	-		7,403
Foreign exchange losses	329	-	-	-		329	-		329
Total operating expenses	41,896	142	-	89,154		131,192	32,328		163,520

Operating profit (loss)	5,634	(142)	-	(89,154)		(83,662)	(32,328)		(115,990)
Other income (expense)
Change in fair value of warrant liabilities	-	-	(1,399)	-		(1,399)	-		(1,399)
Other income	-	5	-	-		5	-		5
Finance income	45	-	-	-		45	-		45
Finance expense	(535)	-	-	-		(535)	-		(535)
Unrealized gain on investments held in Trust Account	-	2,367	-	(2,367)	AA	-	-		-
Total other expense, net	(490)	2,372	(1,399)	(2,367)		(1,884)	-		(1,884)
Profit (loss) before income taxes	5,144	2,230	(1,399)	(91,521)		(85,546)	(32,328)		(117,874)
Income tax expense	1,191	-	-	-		1,191	-		1,191
Profit (loss) for the year	€3,953	€2,230	€(1,399)	€(91,521)		€(86,737)	€(32,328)		€(119,065)

Basic and diluted Earnings per share	€3.30
Basic and diluted net income per ordinary share, Class A redeemable ordinary shares		€0.36
Basic and diluted net income per share, Class B ordinary shares		€0.36
Pro forma weighted average number of shares outstanding – basic and diluted(2)						111,567,500			95,737,075
Pro forma loss per share – basic and diluted						€(0.78)			€(1.24)

(1)	This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.
(2)	Please refer to Note 10 — Profit (loss) per Share for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

Business Combination

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy statement/prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Titan will experience. OpenPayd and Titan have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. Titan has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Titan does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of OpenPayd have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the EUR (“EUR” or “€”). The historical financial statements of Titan have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by OpenPayd. See Note 4 — IFRS Conversion and Presentation Alignment.

The historical financial statements of Titan have been translated into and are presented in EUR for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

●	at the period end exchange rate as of December 31, 2025 of $1.00 to €0.851713 for the balance sheet;

●	the average exchange rate for the six months ended December 31, 2025, of $1.00 to €0.857202 for the statement of profit or loss for the period ending on that date; and

●	the average exchange rate for the twelve months ended June 30, 2025, of $1.00 to €0.919921 for the statement of profit or loss for the period ending on that date.

Titan has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Titan public shares into cash as more fully described below:

●	Assuming No Redemption Scenario: This presentation assumes that no Titan public shareholders exercise their rights to redeem any of their Titan public shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination.

●	Assuming 100% Redemptions Scenario: This presentation assumes that Titan public shareholders holding 27,600,000 Titan public shares will exercise their redemption rights for €243.3 million upon consummation of the Business Combination at a redemption price of €8.81 per share. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.

The following table sets out share ownership of PubCo on a pro forma basis assuming the No Redemption Scenario and 100% Redemptions Scenario:

	No Redemption		100% Redemptions
	Shares	%	Shares	%
Titan Public Shareholders	27,600,000	24.1%	-	0.0%
Initial Shareholders(1)	5,865,000	5.1%	5,865,000	5.9%
OpenPayd Shareholders(2)	80,035,000	69.9%	80,435,000	81.5%
Company Advisor(3)	1,000,000	0.9%	600,000	0.6%
Assumed PIPE Investors(4)	-	0.0%	11,769,575	12.0%
Total	114,500,000	100.0%	98,669,575	100.0%

(1)	Amount excludes 1,035,000 shares to be transferred from the Sponsor to the Key Company Shareholder at Closing but includes 2,932,500 shares that are subject to forfeiture if specified stock price milestones are not achieved within the Earnout Shares Vesting Term.
(2)	Amount includes 1,035,000 shares to be transferred from the Sponsor to the Key Company Shareholder at Closing.
(3)	OpenPayd has agreed to issue shares to one advisor in connection with the transaction. The number of shares to be issued is variable and will be determined based on TTV and Retained Funds at Closing. The table reflects the issuance of (i) 1,000,000 shares under the No Redemption Scenario and (ii) 600,000 shares under the 100% Redemptions Scenario.
(4)	The Business Combination Agreement contains a Minimum Proceeds Amount condition. Under the 100% Redemptions Scenario, the table reflects the recognition of PIPE proceeds to be received of €100.2 million with the issuance of 11,769,575 shares to meet the closing condition. Titan is still negotiating the terms with its potential PIPE Investors and deemed entering into such PIPE Investment as probable.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the entity’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

Management evaluates the transactions consistent with the sequence contemplated in the Business Combination Agreement. Under the structure, Titan merges with PubCo, and PubCo subsequently acquires all of the equity interests of OpenPayd in exchange for PubCo ordinary shares issued to the OpenPayd Shareholders. Titan will be treated as the “acquired” company for financial reporting purposes, and OpenPayd will be the accounting “acquirer”. This determination was primarily based on the assumptions that OpenPayd’s Shareholders will hold a majority of the voting power of the combined company, OpenPayd’s operations will substantially comprise the ongoing operations of the combined company, OpenPayd’s designees are expected to comprise a majority of the governing body of the combined company, and OpenPayd’s senior management will comprise the senior management of the combined company.

As Titan does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the transactions will be accounted for as a reverse reorganization, within the scope of International Financial Reporting Standards 2, Share-Based Payments, (“IFRS 2”). The net assets of Titan will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to Titan over the fair value of Titan’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed at Closing.

Note 4 — IFRS Conversion and Presentation Alignment

The historical financial statements of OpenPayd have been prepared in accordance with IFRS as issued by the IASB, and the historical financial statements of Titan have been prepared in accordance with U.S. GAAP. To align the historical financial statements of Titan to the basis of accounting used by OpenPayd, the following IFRS to US GAAP adjustments were required:

●	Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Titan’s historical commitments and contingencies (Titan Class A Ordinary Shares subject to possible redemption) into non-current liabilities (Titan Class A ordinary shares subject to possible redemption). Under U.S. GAAP shares of Titan Class A Ordinary Shares are classified as temporary equity because they are redeemable at the sole discretion of the shareholder. As Titan shareholders have the right to require Titan to redeem the Titan Class A Ordinary Shares and Titan has an irrevocable obligation to deliver cash or another financial instrument for such redemption, this is reclassified from temporary equity under U.S. GAAP to other liabilities under IFRS.

●	Reflects the U.S. GAAP to IFRS conversion adjustment related to the recognition of Titan Warrants and Private Placement warrants as non-current liabilities (Warrant liabilities). Under U.S. GAAP, these warrants were classified as mezzanine equity as they are indexed to Titan’s stock, and Titan controls the ability to settle the warrants in shares. Under IAS 32, these awards do not meet the settlement provisions and “Fixed-for-Fixed” test or have cash settlement features, and therefore are classified as liabilities under IFRS.

●	Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Titan’s historical financial information in accordance with the presentation of OpenPayd’s historical financial information.

Note 5 — Translation of Titan Balance Sheet as of December 31, 2025 from USD to EUR

	December 31, 2025	December 31, 2025
(In thousands)	(in USD)	(in EUR)
Assets
Current assets:
Cash	$720	€613
Due from Sponsor	25	21
Prepaid insurance - current	84	71
Total current assets	829	705
Investments held in Trust Account	285,607	243,255
Prepaid insurance	21	18
Total Assets	$286,457	€243,978

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$608	€516
Due to related party	90	77
Total current liabilities	698	593
Deferred underwriting commission	13,140	11,192
Total liabilities	13,838	11,785

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value,27,600,000 shares subject to possible redemption	285,607	243,255

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	-	-
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding	-	-
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding	1	1
Additional paid-in capital	-	-
Accumulated deficit	(12,989)	(11,063)
Total shareholders’ deficit	(12,988)	(11,062)
Total Liabilities and Shareholders’ Deficit	$286,457	€243,978

Note 6 — Unaudited Titan Statement of Operations for the Six Months Ended December 31, 2025 and Translation of Titan Statement of Operations for the Six Months Ended December 31, 2025 from USD to EUR

As noted above, Titan’s fiscal year ends on December 31, while OpenPayd’s fiscal year ends on April 30. Because their fiscal year ends are more than one quarter apart, Titan’s historical statements of operations used in the unaudited pro forma condensed combined statements of profit or loss need to be derived using historical financial information across multiple periods. For the period of October 31, 2025, the following financial information has been used to derive the six months ended December 31, 2025 for Titan to be used in the unaudited condensed combined pro forma financial information.

	For the Year Ended December 31, 2025	For the Six Months Ended June 30, 2025	For the Six Months ended December 31, 2025	For the Six Months ended December 31, 2025
	(in USD)	(in USD)	(in USD)	(in EUR)
(In thousands)	(A)	(B)	(A) – (B)
General and administrative expenses	$1,013	$25	$989	€847
Loss from operations	(1,013)	(25)	(989)	(847)
Other income	23	5	17	15
Unrealized gain on investments held in Trust Account	8,227	2,573	5,654	4,846
Total other income	8,250	2,579	5,671	4,861
Net income	$7,236	$2,554	$4,682	€4,014

Note 7 — Unaudited Titan Statement of Operations for the Twelve Months Ended June 30, 2025 and Translation of Titan Statement of Operations for the Twelve Months Ended June 30, 2025 from USD to EUR

As noted above, Titan’s fiscal year ends on December 31, while OpenPayd’s fiscal year ends on April 30. Because their fiscal year ends are more than one quarter apart, Titan’s historical statements of operations used in the unaudited pro forma condensed combined statements of profit or loss need to be derived using historical financial information across multiple periods. For the year of April 30, 2025, the following financial information has been used to derive the twelve months ended June 30, 2025 for Titan to be used in the unaudited condensed combined pro forma financial information.

(In thousands)	For the Period from January 11, 2024 (inception) Through December 31, 2024 (in USD) (A)	For the Period from January 11, 2024 (inception) through June 30, 2024 (in USD) (B)	For the Six Months Ended December 31, 2024 (in USD) (A) – (B)	For the Six Months ended June 30, 2025 (in USD) (C)	For the Twelve Months ended June 30, 2025 (in USD) (A) – (B) + (C)	For the Twelve Months Ended June 30, 2025 (in EUR)
General and administrative expenses	$253	$123	$130	$25	$155	€142
Loss from operations	(253)	(123)	(130)	(25)	(155)	(142)
Other income	-	-	-	5	5	5
Unrealized gain on investments held in Trust Account	-	-	-	2,573	2,573	2,367
Total other income	-	-	-	2,579	2,579	2,372
Net (loss) income	$(253)	$(123)	$(130)	$2,554	$2,424	€2,230

Note 8 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of October 31, 2025

The pro forma adjustments to the unaudited pro forma condensed combined statement of financial position as of October 31, 2025 are as follows:

A.	Reflects the liquidation and reclassification of €243.3 million of cash and money market funds held in Trust Account to cash and cash equivalents that becomes available following the Business Combination.

B.	Reflects the settlement of deferred underwriting commission by cash upon the Closing of the Business Combination. The deferred underwriting commission was incurred in connection with the initial public offering of Titan.

C.	Represents preliminary estimated transaction costs expected to be incurred by Titan and OpenPayd of €3.0 million and €10.9 million, respectively, for legal, accounting and printing fees incurred as part of the Business Combination.

For the Titan transaction costs, €0.2 million of these costs related to the D&O insurance premium have been recorded to other current assets. The remaining amount of €2.8 million are not directly attributable to the issuance of equity instruments and are recognized as expenses. Accordingly, such amounts are reflected as a reduction of accumulated deficit. The Titan transaction costs of €3.0 million excludes the deferred underwriting commission included in (B) above.

For the OpenPayd transaction costs, the amount of €10.9 million are included as an adjustment to capital reserve as they are directly attributable to the equity issuance associated with the Business Combination.

D.	Represents the issuance of an aggregate of 80,000,000 PubCo ordinary shares, par value of $0.0001 per share, to OpenPayd Shareholders and an Advisor to OpenPayd as consideration in connection with the Business Combination. The number of shares is determined based on the Merger Consideration of $800.0 million (€682 million) and an estimated share price of $10.00 per share (€8.52 per share). The shares issued are recorded as PubCo share capital at par value with the excess recorded in capital reserve, with a corresponding adjustment to eliminate OpenPayd’s historical share capital and other equity balances.

E.	Represents the elimination of Titan’s historical accumulated losses after recording the transaction costs to be incurred by Titan as described in (C) above. Following the Business Combination, Titan’s historical accumulated losses are eliminated as part of the equity recapitalization to reflect the post-combination capital structure of PubCo.

F.	The No Redemption Scenario reflects no Titan public shareholders exercise their rights to redeem any of their Titan public shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account as of closing is available for the Business Combination.

The 100% Redemptions Scenario reflects Titan public shareholders holding 27,600,000 Titan public shares will exercise their redemption rights for €243.3 million upon consummation of the Business Combination at a redemption price of €8.81 per share.

G.	The No Redemption Scenario reflects the exchange of 27,600,000 Titan Class A Shares and 6,900,000 Titan Class B Shares into the same number of PubCo ordinary shares with a par value of $0.0001.

The 100% Redemptions Scenario reflects the exchange of 11,769,575 Titan Class A Shares assumed to be issued in the PIPE as described in (L) below, and 6,900,000 Titan Class B Shares into the same number of PubCo ordinary shares with a par value of $0.0001.

H.	In the No Redemption Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by PubCo and the fair value of Titan’s identifiable net assets at the date of the Business Combination, resulting in a €58.9 million increase to accumulated deficit. In the 100% Redemptions Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by PubCo and the fair value of Titan’s identifiable net assets at the date of the Business Combination, resulting in a €91.2 million increase to accumulated deficit.

(In thousands, except share or per share data)	No Redemption Scenario	100% Redemptions Scenario
Implied fair value of OpenPayd(1)	€974,785	€974,785
Equity interest in PubCo that will be issued to the Titan Shareholders at the Closing of the transactions contemplated by the Business Combination Agreement(2)	29%	18%
Deemed fair value of shares to be issued by PubCo to Titan Shareholders	284,901	174,217
Net assets of Titan as of December 31, 2025	(11,062)	(11,062)
Add: Assumed Cash from PIPE Proceeds	-	100,243
Less: Titan warrant liabilities	(6,158)	(6,158)
Add: Reclassification of shares subject to redemption to equity	243,255	-
Adjusted net assets of Titan as of December 31, 2025	226,035	83,023
Difference – being IFRS 2 charge for listing services	€58,866	€91,194

(1)	The implied fair value was calculated using the merger consideration of $800,000,000 and OpenPayd’s ownership of approximately 70% converted at a rate of 0.851713 per EUR.
(2)	Represents the share ownership of PubCo by Public Shareholders, Initial Shareholders, and Assumed PIPE Investors upon Closing. Under no redemption scenario, Public Shareholders and Initial Shareholders would collectively hold 33,465,000 PubCo ordinary shares, representing approximately 29% of the total 114,500,000 PubCo ordinary shares outstanding upon Closing. Under 100% redemptions scenario, Initial Shareholders and Assumed PIPE Investors would collectively hold 17,634,575 PubCo ordinary shares, representing approximately 18% of the total 98,669,575 PubCo ordinary shares outstanding upon Closing.

I.	Represents the payment of cash to settle the related party payable.

J.	In conjunction with the Business Combination Agreement, 50% of the PubCo ordinary shares issued to the Sponsor (after adjustment for any transferred shares) will be designated as earnout shares, which will only become fully vested if, within five years following the merger, the PubCo Class A share price reaches at least $11.50 for 20 out of 30 consecutive trading days (for half of the earnout shares) and $13.00 for 20 out of 30 consecutive trading days (for the remaining half). Based on the features of the Earnout Shares, the shares are classified as liabilities under IAS 32, and are subsequently measured at fair value through profit and loss. The adjustment reflects the estimated fair value of the Earnout Shares liability based on the assumptions used in the valuation. Changes in those assumptions could result in different fair value measurement and therefore could have affected the amounts presented in the pro forma financial information. Because the Earnout Shares are accounted for as a liability and remeasured at fair value at each reporting date, changes in assumptions used in the valuation model may result in significant non-cash gains or losses in future periods, which could materially affect the future combined results of operations.

The Earnout Shares were valued using a Monte Carlo simulation. Below are the significant assumptions used in the simulation:

Volatility:	74.0%
Risk-free rate:	4.3%
Dividend yield:	0.0%
Stock price:	$10.00

K.	Represents the recognition of additional expense and the cash settlement of the Phantom Awards upon the Closing. The Company Board has determined that the consummation of the Business Combination constitute an “Exit” (as defined in the rules of the Phantom Incentive Plans). Accordingly, at the Closing, by virtue of consummation of the Business Combination and without any action on the part of a holder of any outstanding awards under each of the Phantom Incentive Plans (the “Phantom Awards”), each holder of Phantom Awards will become entitled to the settlement of their Phantom Award in accordance with the terms and conditions of the Phantom Incentive Plans.

L.	Pursuant to the Business Combination Agreement, the consummation of the Business Combination is subject to the satisfaction of certain closing conditions, including a Minimum Proceeds Amount condition. For purpose of the unaudited pro forma condensed combined financial information, it has been assumed that Titan will raise gross proceeds of approximately €100.2 million through a PIPE at a purchase price of €8.52 per share, resulting in the issuance of 11,769,575 Titan Class A Shares. Titan is still negotiating the terms with its potential PIPE Investors and deemed entering into such PIPE Investment as probable.

Note 9 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statements Of Profit or Loss for the Six Months Ended October 31, 2025 and for the Year Ended April 30, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statements of profit or loss for the six months ended October 31, 2025 and for the year ended April 30, 2025 are as follows:

AA.	Reflect the elimination of unrealized gain on investments held in Trust Account. Upon completion of the Business Combination, the funds held in Trust Account are assumed to be released and used in connection with the transaction, and therefore the historical unrealized gains related to those investments are eliminated in the pro forma financial information.

BB.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of shares issued by PubCo over the fair value of Titan’s identifiable net assets at the date of the Business Combination as described in (H) above.

CC.	Represents the expense recognized in connection with the recognition of the Earnout Shares liability as described in (J) above. There is no charge for the change in fair value of the Earnout Share liability within the Combined Statements Of Profit or Loss for the Six Months Ended October 31, 2025.

DD.	Represents the recognition of additional expense and the cash settlement of the Phantom Awards upon the Closing as described in (K) above.

Note 10 — Profit (Loss) per Share

The profit (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since May 1, 2024. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Titan’s public shares:

	For the Six Months Ended October 31, 2025
Weighted average shares outstanding – basic	No Redemption Scenario	100% Redemptions Scenario
Titan public shareholders	27,600,000	-
Initial Shareholders(1)	2,932,500	2,932,500
OpenPayd Shareholders	80,035,000	80,435,000
Company Advisor	1,000,000	600,000
Assumed PIPE Investors	-	11,769,575
Total	111,567,500	95,737,075

	For the Six Months Ended October 31, 2025
Weighted average shares outstanding – diluted	No Redemption Scenario	100% Redemptions Scenario
Titan public shareholders	41,400,000	13,800,000
Initial Shareholders(1)	9,826,048	9,826,048
OpenPayd Shareholders	81,251,508	81,651,508
Company Advisor	1,000,000	600,000
Assumed PIPE Investors	-	11,769,575
Total	133,477,556	117,647,131

(1)	2,932,500 shares held by the Initial Shareholders are subject to forfeiture if specified stock price milestones are not achieved within the Earnout Shares Vesting Term, which are excluded from the table.

	For the Year Ended April 30, 2025
Weighted average shares outstanding – basic and diluted(1)	No Redemption Scenario	100% Redemptions Scenario
Titan public shareholders	27,600,000	-
Initial Shareholders(2)	2,932,500	2,932,500
OpenPayd Shareholders	80,035,000	80,435,000
Company Advisor	1,000,000	600,000
Assumed PIPE Investors	-	11,769,575
Total	111,567,500	95,737,075

(1)	For purposes of calculating diluted earnings per share, the shares issuable upon the exercise of the Titan public warrants and the Titan private placement warrants were evaluated for potential inclusion in diluted earnings per share. However, because the unaudited pro forma condensed combined statement of profit or loss for the year ended April 30, 2025 reports a net loss for the period presented, the effect of including such potentially dilutive securities would have been anti-dilutive. Accordingly, the 21,910,056 shares underlying the Titan public warrants and the Titan private placement warrants were excluded from the calculation of diluted loss per share for the year ended April 30, 2025.
(2)	2,932,500 shares held by the Initial Shareholders are subject to forfeiture if specified stock price milestones are not achieved within the Earnout Shares Vesting Term, which are excluded from the table.

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information for Titan and OpenPayd on a stand-alone basis and the unaudited pro forma combined share information for the six months ended October 31, 2025 and for the year ended April 30, 2025, after giving effect to the Business Combination, assuming (i) no Titan public shareholders exercise redemption rights with respect to their Titan public shares upon the consummation of the Business Combination; and (ii) the Titan public shareholders exercise their redemption rights with respect to a maximum of 27,600,000 Titan public shares, or €8.81 per share or €243.3 million. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.

This information is only a summary and should be read together with the selected historical financial information summary of Titan and OpenPayd and the historical financial statements and related notes of each of Titan and OpenPayd, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of Titan and OpenPayd is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had Titan and OpenPayd consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Titan and OpenPayd would have been had Titan and OpenPayd consummated a business combination during the periods presented.

	OpenPayd (Historical)	Titan (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (100% Redemptions Scenario)
As of and for the Six Months Ended October 31, 2025
Book value (deficit) per share(1)	€14.11	€(0.32)	€1.74	€0.57
Weighted average shares outstanding	1,199,582
Earnings per share	€1.52
Weighted average Class A shares outstanding, basic and diluted		27,600,000
Basic and diluted net income per ordinary share, Class A redeemable ordinary shares		€0.15
Weighted average shares outstanding of Class B ordinary shares, basic and diluted		6,900,000
Basic and diluted net income per share, Class B ordinary shares		€0.58
Pro forma weighted average number of shares outstanding, basic			111,567,500	95,737,075
Pro forma income per share, basic			€0.01	€0.01
Pro forma weighted average number of shares outstanding, diluted			133,477,556	117,647,131
Pro forma income per share, diluted			€0.01	€0.01

	OpenPayd (Historical)	Titan (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (100% Redemptions Scenario)
For the Year Ended April 30, 2025
Weighted average shares outstanding	1,199,582
Earnings per share	€3.30
Weighted average Class A shares outstanding, basic and diluted		6,200,548
Basic and diluted net income per ordinary share, Class A redeemable ordinary shares		€0.36
Weighted average shares outstanding of Class B ordinary shares, basic and diluted		6,202,192
Basic and diluted net income per share, Class B ordinary shares		€0.36
Pro forma weighted average number of shares outstanding, basic and diluted			111,567,500	95,737,075
Pro forma loss per share, basic and diluted			€(0.78)	€(1.24)

(1)	The book value (deficit) per share is equal to the total book value (deficit) divided by the total number of outstanding shares.

TITAN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

References in this section to “we,” “us,” “our” or the “Company” are to Titan, except where the context requires otherwise. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

Overview

Titan Acquisition Corp, or “Titan”, was a newly incorporated blank check company, incorporated on January 11, 2024 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 1, 2026, we entered into a Business Combination Agreement (the “Business Combination Agreement”), with OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“PubCo”), Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), OpenPayd Holdings Limited, a company limited by shares incorporated in England (the “Company”), Ozan Özerk, solely in his capacity as the Company Shareholders representative, and the shareholders of the Company party thereto. If we do not consummate the transactions contemplated by the Business Combination Agreement, we may pursue another business combination.

The issuance of additional ordinary shares or preferred shares in a business combination:

●	may significantly dilute the equity interest of investors in this offering, which dilution would increase if the anti-dilution provisions in the Class B Shares resulted in the issuance of Class A Shares on a greater than one-to-one basis upon conversion of the Class B Shares;

●	may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;

●	could cause a change of control if a substantial number of our ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;

●	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

●	may adversely affect prevailing market prices for our units, ordinary shares and/or warrants; and

●	may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt or otherwise incur significant indebtedness, it could result in:

●	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

●	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

●	our inability to pay dividends on our ordinary shares;

●	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Pursuant to our amended and restated memorandum and articles of association, if we are unable to complete our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of amounts withdrawn to pay our income taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public Shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our initial shareholders have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares if we fail to complete our initial business combination within the completion window. However, if our initial shareholders or management team acquire public shares in or after this offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

On January 24, 2024, the SEC adopted the 2024 SPAC Rules, which became effective on July 1, 2024. The 2024 SPAC Rules require, among other matters,

i.	additional disclosures relating to SPAC business combination transactions;

ii.	additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and business combination transactions;

iii.	additional disclosures regarding projections included in SEC filings in connection with proposed business combination transactions; and

iv.	the requirement that both the SPAC and its target company be co-registrants for business combination registration statements.

In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals. The 2024 SPAC Rules may materially affect our ability to negotiate and complete our initial business combination and may increase the costs and time related thereto.

Recent Developments

On April 10, 2025, the Company consummated its IPO of 27,600,000 Units, including 3,600,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option at a price of $10.00 per Unit, generating gross proceeds to the Company of $276,000,000. Simultaneously with the closing of the IPO, pursuant to the amended and restated private placement warrant purchase agreement, dated April 10, 2025, between the Company and Titan Acquisition Sponsor Holdco LLC, and the private placement warrant purchase agreement, dated April 8, 2025, between the Company and Cantor Fitzgerald & Co. and Odeon Capital Group LLC, the Company completed the private sale of 8,110,056 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8,110,056. Each Private Placement entitles the holder thereof to purchase one Class A Share at $11.50 per share.

Upon the closing of the Initial Public Offering and the Private Placement, $277,380,000 ($10.05 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a Trust Account.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception to the reporting date of December 31, 2025 have been organizational activities and those necessary to prepare for this offering. Following this offering, we will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents after this offering. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. After this offering, we expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. We expect our expenses to increase substantially after the closing of this offering.

For the year ended December 31, 2025 and period from January 11, 2024 (inception) through December 31, 2024, we had a net income (loss) of $7,236,195 and ($253,240) respectively, primarily comprised of unrealized return on investments held in trust account and general and administrative costs related to our Initial Public Offering.

Liquidity and Capital Resources

Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of shares of Class B Shares, par value $0.0001 per share, by the Sponsor and loans from the Sponsor.

On April 10, 2025, we consummated the Initial Public Offering of 27,600,000 Units, including the full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000 (the “Public Proceeds”).

Simultaneously with the closing of Titan’s IPO, pursuant to the amended and restated private placement warrant purchase agreement, dated April 10, 2025, between the Company and Titan Acquisition Sponsor Holdco LLC, and the private placement warrant purchase agreement, dated April 8, 2025, between the Company and Cantor Fitzgerald & Co. and Odeon Capital Group LLC, the Company completed the private sale of 8,110,056 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8,110,056 (the “Private Proceeds” and together with the Public Proceeds, the “Offering Proceeds”).

Our liquidity needs were satisfied prior to the completion of Initial Public Offering through $25,000 received from the sponsor for the issuance of the Founder Shares and up to $300,000 in loans from our sponsor under an unsecured promissory note. As of December 31, 2025, we had not borrowed any amount under the promissory note with our sponsor to be used for a portion of the expenses of this offering.

Net proceeds from (1) the sale of the units in Initial Public offering, after deducting offering expenses and other expenses of $558,942 and underwriting commissions of $4,800,000 (excluding deferred underwriting commissions of $13,140,000 and (2) the sale of the private placement warrants for a purchase price of $8,110,056 were $278,751,114. Of this amount, $277,380,000, including $13,140,000 in deferred underwriting commissions was deposited into the trust account. The funds in the trust account are invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries. The remaining funds were not held in the trust account.

The proceeds held in the Trust Account are invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business combination. To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that we hold investments in the Trust Account, we may, at any time, (based on our Management Team’s ongoing assessment of all factors related to our potential status under the Investment Company Act) instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of income taxes payable and excluding deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay income taxes, if any. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the interest earned on the amount in the trust account will be sufficient to pay our taxes. We expect the only taxes payable by us out of the funds in the trust account will be income taxes, if any. To the extent that our ordinary shares or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2025 we had available to us $720,301 held outside the trust account. We will use these funds primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay income taxes to the extent the interest earned on the trust account is not sufficient to pay our income taxes.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our directors and officers may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. Otherwise, such loans may be repaid only out of funds held outside the trust account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to our sponsor. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

We could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

The Company’s mandatory liquidation date, absent a consummated business combination, is April 10, 2027. The Company’s management has determined that the liquidity condition raise substantial doubt about its ability to continue as a going concern through the earlier of the liquidation date or the completion of the initial business combination. There is no assurance that the Company’s plans to consummate the initial business combination will be successful or successful.

In the event that the business combination is not completed as currently anticipated, the Company’s Sponsor has agreed to provide working capital loans, if necessary, to fund the Company’s operations. Furthermore, the Company’s Sponsor, officers, and directors have agreed to waive certain future administrative fees to preserve cash resources. There can be no assurance that the proposed business combination will be completed or that additional financing will be available on acceptable terms, if required. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

Off-Balance Sheet Arrangements

As of December 31, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No unaudited quarterly operating data is included in the unaudited financial statements and the notes thereto included in this Report under “Item 1. Interim Financial Statements” as we have not conducted any operations to date.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an aggregate of $20,000 per month to the Sponsor or an affiliate thereof for office space, utilities, and secretarial and administrative support. We began incurring these fees on April 10, 2025 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could materially differ from those estimates. We identified the following as critical accounting estimates:

Warrant Instruments

The Company has accounted for the Warrants and Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and has classified the warrant instruments under equity treatment at their assigned values. The fair value at issuance was calculated using a Monte Carlo simulation model to value the Public Warrants. The valuation models utilize inputs and other assumptions and may not be reflective of the price at which they can be settled.

OPENPAYD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the audited consolidated annual financial statements and related notes of OpenPayd Holdings Limited. (the “Company”, “Group”, or “OpenPayd”) as of April 30, 2025 and 2024, and the unaudited condensed consolidated financial statements and related notes as of October 31, 2025 and for the six months ended October 31, 2025 and 2024, included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of October 31, 2025 in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The following discussion and analysis include forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this annual report. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors”.

Overview

OpenPayd is a Banking-as-a-Service (“BaaS”) provider of financial services infrastructure that enables embedded payments and financial services. The Group’s combination of regulatory licenses and technology infrastructure allows global businesses to launch and scale financial products with interoperability across fiat and digital assets.

Through its Application Programming Interface-led (“API”) technology platform (the “OpenPayd BaaS Platform”), the Group provides corporate clients with access to local and cross-border payments, virtual payment accounts, and fiat and digital asset trading solutions. The platform’s modular architecture, accessible via a web portal or a single API, offers a unified point of access to multiple payment rails, currencies, accounts, and related services across multiple geographies.

OpenPayd enables businesses to build and embed financial services directly into their existing products by leveraging its technical and regulatory infrastructure. Clients can integrate payment accounts, including virtual International Bank Account Numbers (“IBANs”), and trading capabilities to streamline reconciliation, enhance customer engagement, expand their customer base, and create new revenue opportunities.

OpenPayd is headquartered in the United Kingdom (“UK”) and serves customers in the UK, European Economic Area (“EEA”), and the rest of the world.

The Company has an Electronic Money Institution authorization issued by the UK Financial Conduct Authority (“FCA”) for 100% owned subsidiary SettleGo Solutions Limited and a Financial Institution License issued by the Malta Financial Services Authority (“MFSA”) to undertake payment services and issue electronic money across the EEA for 100% owned subsidiary OpenPayd Financial Services Malta Limited. OpenPayd Financial Services Malta Limited has a local branch in Paris, France.

During the fiscal year ended April 30, 2025, the Company established OP Digital Services Limited in Malta and obtained approval from the MFSA for a Virtual Asset Service Provider license to enable the Group to provide virtual asset exchange services to existing and new customers. OP Digital Services Limited commenced trading operations in April 2025. The regulated subsidiaries of the Company, SettleGo Solutions Limited, OpenPayd Financial Services Malta Limited and OP Digital Services Limited, are actively trading and providing local and international cross-border payments, integrated virtual payment accounts and trading solutions through the OpenPayd BaaS Platform.

Recent Developments

Newly formed subsidiary

In July 2025, the Company formed OP Digital Services C.I. Limited, a wholly owned subsidiary registered in the Cayman Islands, to provide exchange between fiat and crypto currencies. As of the date of this report this entity has not begun trading activities and is in progress of applying for a VASP license from the Cayman Islands Monetary Authority.

Business combination agreement

On June 1, 2026, the Company, OpenPayd Global Holdings Limited (“PubCo”), Titan Acquisition Corp (the “Purchaser”), and certain shareholders of the Company entered into a Business Combination Agreement pursuant to which Purchaser will merge with and into PubCo, with PubCo surviving the merger (the “Transaction”). In connection with the Transaction, PubCo will acquire all of the issued and outstanding shares of the Company in exchange for PubCo ordinary shares to be issued to the Company’s shareholders.

The Transaction values the Company at a pro forma equity value of approximately $1.145 billion (USD) (which includes $800 million for OpenPayd and $345 million for Titan (34.5 million shares outstanding at $10.00 per share)). Following completion of the Transaction, PubCo is expected to become the publicly listed parent company of the OpenPayd group, and the Company will become a wholly owned subsidiary of PubCo. PubCo’s ordinary shares and warrants are expected to be listed on the Nasdaq Stock Market.

In connection with the Transaction, certain investors are expected to commit to purchase shares through a private investment in public equity immediately prior to the closing of the Transaction. In addition, certain shares issued to the sponsor and its investors will be subject to earnout provisions based on the trading price of PubCo’s ordinary shares during the five-year period following closing.

Completion of the Transaction is subject to customary closing conditions, including approval by the shareholders of Titan Acquisition Corp, regulatory approvals, effectiveness of a registration statement filed with the U.S. Securities and Exchange Commission, and approval for listing of PubCo securities on Nasdaq. The agreement may be terminated if the Transaction has not been completed by December 31, 2026, subject to certain conditions.

As of the reporting date, the Transaction has not been completed, and therefore no amounts relating to the business combination have been recognized in the consolidated financial statements.

Components of our Results of Operations

Revenue and income

Revenue consists of Banking and payment-as-a-service (“BaaS”), including payment processing, foreign exchange, e-money, and related services through its core payments platform under contractual arrangements with clients.

Finance income consists of interest earned on corporate cash and cash equivalents.

Expenses

Service provider charges consist primarily of bank charges and other fees paid to third party service providers supporting the Group’s operation and platform activities.

Reseller commissions represent commissions paid to third-party partners in consideration for the introduction of clients and the revenue they have subsequently generated for the Group. Commissions are paid at variable rates which are dependent on the industry vertical and specific customer.

Staff and contractor costs include salaries, wages, bonuses, payroll taxes, benefits, and fees paid to external contractors supporting the Group’s operations.

Depreciation and amortization expenses include depreciation and amortization of property, plant and equipment, intangible assets, right-of-use lease assets.

Technology costs consist primarily of hosting, cloud infrastructure, software licenses, and other information technology related expenses.

Legal and professional charges include fees for legal, accounting, consulting, audit, other professional advisory services, and regulatory charges.

Marketing expenses includes advertising, promotional activities, branding, and other customer acquisition costs.

Tax related and other primarily includes non-recoverable indirect taxes, insurance, and other miscellaneous administrative expenses not separately presented.

Share-based compensation expense includes long-term employee incentive plan expenses incurred each reporting period.

Finance expense consists of interest expense related to leases, convertible loan notes, and working capital loan.

Comparison of Results of Operations

Six Months Ended October 31, 2025 Compared to Six Months Ended October 31, 2024

The following selected financial data are derived from the unaudited condensed consolidated financial statements of the Company as of October 31, 2025 and for the six months ended October 31, 2025 and 2024, and should be read in conjunction with such the audited consolidated financial statements as of and for the years ended April 30, 2025 and 2024, and the related notes included elsewhere in this proxy statement/prospectus. The historical results are not necessarily indicative of the results of future operations.

The following table sets forth our consolidated statements of income for the periods presented.

	For the six months ended
(000’s)	October 31, 2025	October 31, 2024	Change	Change
Banking and payments as a service and other income	€24,888	€16,272	€8,616	53%
Other interest income	4,155	4,666	(511)	(11)%
Revenue	29,043	20,938	8,105	39%

Operating expenses
Service provider charges	2,136	1,427	709	50%
Reseller commissions	4,671	2,407	2,264	94%
Staff and contractor costs	9,989	7,145	2,844	40%
Depreciation and amortization	2,631	2,192	439	20%
Technology costs	1,756	1,423	333	23%
Legal and professional charges	1,961	1,680	281	17%
Marketing	1,235	884	351	40%
Tax related and other	1,957	1,404	553	39%
Share-based compensation	18	104	(86)	(83)%
Foreign exchange (gains)/losses	101	(33)	134	(406)%
Total operating expenses	26,455	18,633	7,822	42%
Operating profit	2,588	2,305	283	12%

Finance income	40	12	28	233%
Finance expense	(304)	(270)	(34)	13%
Profit before income taxes	2,324	2,047	277	14%
Income tax expense	496	528	(32)	(6)%
Profit for the period	€1,828	€1,519	€309	20%

Revenue

The following table summarizes fluctuations of revenue by source for the six months ended October 31, 2025 and 2024.

	For the six months ended
(000’s)	October 31, 2025	October 31, 2024	Change	Change
Banking and payments as a service	€24,800	€16,207	€8,593	53%
Other interest income	4,155	4,666	(511)	(11)%
Other income	88	65	23	35%
Total revenue	€29,043	€20,938	€8,105	39%

Revenue increased by €8,105,000 or 39%, to €29,043,000 for the six months ended October 31, 2025 from €20,938,000 for the six months ended October 31, 2024, primarily driven by higher transaction volumes from existing customers.

The revenue increase experienced of €8,105,000 (39%) is a combination of BaaS revenue increasing and other interest income decreasing. During the period ended 31 October 2025 there were c930 customers, an increase of c330 (55%) versus the period to 31 October 2024. Underlying client balances, grew by 180 millions (33%) to 723 millions versus the period to 31 October 2024.

It is normal that when customer numbers grow then volumes grow along with underlying client balances which grow in similar manner to BaaS revenue as customers leave balances to facilitate transactional processing through the platform.

New Customer growth contributed €2,390,000 with interest from the growth in client balances contributing €1,826,000, offset by a fall of €2,337,000 due to a reduction in average rates received, and the new VASP digital platform contributing €422,000. The remaining revenue increase of €5,804,000 was from growth in existing customers.

The business expects this level of growth to continue into future periods as the business has experienced consistent revenue growth year on year since 2023 combined with a strong pipeline of new customers. With the new VASP licences and integrated fiat and digital technology platform going live in the second half of calendar year 2025 the business expects VASP revenues to become a sizeable portion of the Groups revenue in the future as the use of blockchain technology is moving rapidly. Revenue growth is subject to any regulatory and underlying banking rails not changing in an adverse manner to the services that OpenPayd provides.

BaaS revenue increased by €8,593,000, of which €5,781,000 reflects a 46% increase in transaction volumes (from 9.7 million to 14.2 million transactions). New customers contributed €2,390,000 of the increase, with the customer base growing 55% from c600 to c930 customers. In addition, the Company’s new digital platform, developed to leverage its Virtual Asset Service Provider (“VASP”) licenses, contributed €422,000 to revenue growth in the current period.

Interest income on client balances decreased by €511,000, or 11%, to €4,155,000 for the six months ended October 31, 2025, from €4,666,000 for the six months ended October 31, 2024. The decrease was primarily due to lower prevailing interest rates, with the effective yield declining to 1.36% from 2.13%, partially offset by a 39% increase in average client balances.

Service provider charges increased by €709,000 or 50%, to €2,136,000 for the six months ended October 31, 2025 from €1,427,000 for the six months ended October 31, 2024, primarily due to increased usage due to higher client volumes and balances, alongside the introduction of new service providers to support the expansion of services offered.

Reseller commissions increased by €2,264,000 or 94%, to €4,671,000 for the six months ended October 31, 2025 from €2,407,000 for the six months ended October 31, 2024, primarily due to the increase in revenue earned from clients who have been introduced to the Group which has grown at a higher rate than overall revenue.

Staff and contractor costs increased by €2,844,000 or 40%, to €9,989,000 for the six months ended October 31, 2025 from €7,145,000 for the six months ended October 31, 2024, primarily due to an increase in overall headcount as the Group supports the growth in client numbers, volumes and revenue.

Depreciation and amortization increased by €439,000 or 20%, to €2,631,000 for the six months ended October 31, 2025 from €2,192,000 for the six months ended October 31, 2024, primarily due to the amortization on the Company’s digital payments platform investment which commenced in April 2025.

Technology costs increased by €333,000 or 23% to €1,756,000 for the six months ended October 31, 2025 from €1,423,000 for the six months ended October 31, 2024, due to increased software licensing costs of €388,000 offset by a decrease in third party data hosting costs of €55,000. Software licensing costs increased in order to support the increased volumes passing through the Group’s payment platforms, including its new digital platform.

Legal and professional charges increased by €281,000 or 17%, to €1,961,000 for the six months ended October 31, 2025 from €1,680,000 for the six months ended October 31, 2024, primarily due to additional support and advisory services required as the business grows in terms of client numbers and volumes and also increases in complexity as it expands its offering.

Marketing expenses increased by €351,000 or 40%, to €1,235,000 for the six months ended October 31, 2025 from €884,000 for the six months ended October 31, 2024, as the business invested in its global marketing activities to support the increase in customers, volumes and revenue including increased participation in industry events to expand its brand exposure.

Tax related and other increased by €553,000 or 39%, to €1,957,000 for the six months ended October 31, 2025 from €1,404,000 for the six months ended October 31, 2024, primarily due to increased insurance costs (related to the growth in the business), combined with higher travel and office costs.

Share-based compensation decreased by €86,000 or 83%, to €18,000 for the six months ended October 31, 2025 from €104,000 for the six months ended October 31, 2024, due to more employees having already reached the threshold for their maximum awards to potentially vest.

Finance income increased by €28,000 or 233%, to €40,000 for the six months ended October 31, 2025 from €12,000 for the six months ended October 31, 2024, due to higher corporate fund balances held during the later six month period.

Finance expense increased by €34,000 or 13%, to €304,000 for the six months ended October 31, 2025 from €270,000 for the six months ended October 31, 2024, due to the interest related to the renewal of the office lease for the Group’s main London office in February 2025.

Comparison of Results of Operations

Year Ended April 30, 2025 Compared to Year Ended April 30, 2024

The following selected financial data are derived from the audited consolidated financial statements of the Company for the years ended April 30, 2025 and 2024, and should be read in conjunction with such audited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. The historical results are not necessarily indicative of the results of future operations.

The following table sets forth our consolidated statements of income for the periods presented.

	For the year ended
(000’s)	April 30, 2025	April 30, 2024	Change	Change
Banking and payments as a service and other income	€37,732	€28,415	€9,317	33%
Other interest income	9,798	4,165	5,633	135%
Revenue	47,530	32,580	14,950	46%

Operating expenses
Service provider charges	3,315	2,697	618	23%
Reseller commissions	6,905	3,638	3,267	90%
Staff and contractor costs	15,772	12,897	2,875	22%
Depreciation and amortization	4,296	4,073	223	5%
Technology costs	2,956	2,325	631	27%
Legal and professional charges	2,848	2,355	493	21%
Marketing	1,475	929	546	59%
Tax related and other	3,298	573	2,725	476%
Share-based compensation	702	792	(90)	(11)%
Foreign exchange (gains)/losses	329	(317)	646	(204)%
Total operating expenses	41,896	29,962	11,934	40%
Operating profit	5,634	2,618	3,016	115%

Finance income	45	17	28	165%
Finance expense	(535)	(765)	230	(30)%
Profit before income taxes	5,144	1,870	3,274	175%
Income tax expense	1,191	277	914	330%
Profit for the year	€3,953	€1,593	€2,360	148%

The following table summarizes fluctuations of revenue by source for the years ended April 30, 2025 and 2024.

	For the year ended
(000’s)	April 30, 2025	April 30, 2024	Change	Change
Banking and payments as a service	€37,612	€28,055	€9,557	34%
Other interest income	9,798	4,165	5,633	135%
Other income	120	360	(240)	(67)%
Total revenue	€47,530	€32,580	€14,950	46%

Revenue increased by €14,950,000 or 46%, to €47,530,000 for the year ended April 30, 2025 from €32,580,000 for the year ended April 30, 2024, primarily driven by growth in the customer base.

BaaS revenue increased by €9,557,000, for which a 50% increase in customer base (growing from c500 to c750 customers) contributed to €7,688,000 of the growth. Transaction volume increased for existing customers by 59% (from 14.3 million to 22.8 million transactions), contributing to €1,869,000 of the growth.

Interest income on client balances increased by €5,633,000 or 135%, to €9,798,000 for the year ended April 30, 2025 from €4,165,000 for the year ended April 30, 2024. The increase was due to consistent prevailing interest rates, with the effective yield increasing from 1.58% to 1.97%, coupled with a 58% increase in average client balances.

Service provider charges increased by €618,000 or 23%, to €3,315,000 for the year ended April 30, 2025 from €2,697,000 for the year ended April 30, 2024, primarily due to increased usage due to higher client volumes and balances throughout the year.

Reseller commissions increased by €3,267,000 or 90%, to €6,905,000 for the year ended April 30, 2025 from €3,638,000 for the year ended April 30, 2024, primarily due to the increase in revenue earned from clients who have been introduced to the Group which has grown at a higher rate than overall revenue.

Staff and contractor costs increased by €2,875,000 or 22%, to €15,772,000 for the year ended April 30, 2025 from €12,897,000 for the year ended April 30, 2024, primarily due to an increase in overall headcount to support the Company’s growth.

Depreciation and amortization increased by €223,000 or 5%, to €4,296,000 for the year ended April 30, 2025 from €4,073,000 for the year ended April 30, 2024, due principally to an increase in the value of the OpenPayd platform as the business continued the development of its core infrastructure to meet evolving customer demands as well as increasing the breadth of our client offering,

Technology costs increased by €631,000 or 27%, to €2,956,000 for the year ended April 30, 2025 from €2,325,000 for the year ended April 30, 2024, due to increased software licensing costs of €573,000 and increased third party data hosting costs of €197,000. Both software licensing costs and third party data hosting costs increased in order to support the increased volumes passing through the Group’s payment platforms.

Legal and professional charges increased by €493,000 or 21%, to €2,848,000 for the year ended April 30, 2025 from €2,355,000 for the year ended April 30, 2024, primarily due to additional support and advisory services required as the business grows in terms of client numbers and volumes and also increases in complexity as it expands its offering.

Marketing expenses increased by €546,000 or 59%, to €1,475,000 for the year ended April 30, 2025 from €929,000 for the year ended April 30, 2024, as the business invested in its global marketing activities to support the increase in customers, volumes and revenue including increased participation in industry events to expand its brand exposure.

Tax related and other increased by €2,725,000 or 476%, to €3,298,000 for the year ended April 30, 2025 from €573,000 for the year ended April 30, 2024, due to the receipt in the year ended April 30, 2024 of an indirect tax recovery for previously overpaid amounts, combined with increased insurance, travel and office costs during the year ended April 30, 2025.

Share-based compensation decreased by €90,000 or 11%, to €702,000 for the year ended April 30, 2025 from €792,000 for the year ended April 30, 2024. The initial awards under the Group’s phantom share award scheme were made during the year ended April 30, 2024 resulting in a higher charge that year as a number of employees within the scheme already met the vesting criteria in terms of time employed.

Finance income increased by €28,000 or 165%, to €45,000 for the year ended April 30, 2025 from €17,000 for the year ended April 30, 2024, due to higher corporate fund balances held during fiscal year 2025.

Finance expense decreased by €230,000 or 30%, to €535,000 for the year ended April 30, 2025 from €765,000 for the year ended April 30, 2024, due primarily to the repayment of the convertible loan notes during the year ended April 30, 2024, which were not held in the year ended April 30, 2025.

Critical Accounting Estimates

Our management’s discussion and analysis of financial condition and results of operations were derived from our consolidated financial statements in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”). The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income, expenses and related disclosures. The estimates and underlying assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are described below.

Recognition of internally generated intangible estimates

The Company recognizes internally generated intangible assets in the form of computer developed software. The costs capitalized include staff costs and the Directors exercise judgement in determining how much time is spent by staff on activities which result in development of assets which will have an on-going benefit for the business, compared to other operational tasks for which the costs are expensed as incurred. Internally generated intangible assets are assessed for indicators of impairment annually at each statement of financial position date. The Directors exercise judgement in determining if there is objective evidence of impairment. Indicators of impairment could include a decline in market value of the asset, changes in the business environment, an increase in interest rates, obsolescence or damage, changes in the asset’s usage, changes in economic performance or financial difficulties for the Group.

An asset is impaired where there is objective evidence that, as a result of one or more events that occurred after initial recognition, the estimated recoverable value of the asset has been reduced. Judgement is exercised in determining the recoverable amount of an asset. The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use.

Where indicators exist for a decrease in impairment loss previously recognized for assets, the prior impairment loss is tested to determine if a reversal is required. An impairment loss is reversed on an individual impaired asset to the extent that the revised recoverable value does not lead to a revised carrying amount higher than the carrying value had no impairment been recognized.

Recognition and estimation of share-based payments charge

The Company operates a phantom share award scheme for the benefit of employees in the Company’s subsidiaries which will provide a cash payout upon any specified future exit events. The scheme meets the definition of a cash-settled share-based payment scheme on consolidation and an equity-settled share-based payment scheme at subsidiary level. Estimating the fair value of the share-based payment transactions requires management to determine the most appropriate valuation model and make appropriate estimations of units expected to vest in the Company’s phantom share award scheme. OpenPayd uses a third-party valuation specialist to estimate the fair value of the Company at each reporting period end. This valuation is discounted for the lack of marketability and adjusted for the probability of a future exit event. The Directors review and assess both the valuation and expectations over any future exit event in light of the performance of the business, in addition to its short- and medium-term financial outlook, alongside wider industry and market developments. An increase in the Company’s valuation of 1% would decrease profit and equity by an additional €15,000. A decrease of the Company’s valuation by 1% would have the opposite effect to the figures above. The cumulative expense at each reporting date is based on the total number of phantom share awards that are expected to vest. The Company has to estimate the number of employees that will stay within the Company at the end of the vesting period of the phantom share awards in order to determine the amount of share-based payment expense charged to the consolidated statement of operations.

The Directors do not consider there to be any other critical accounting judgments or key sources of estimation uncertainty in the preparation of the Company’s financial statements.

Quantitative and Qualitative Disclosures about Market Risk

OpenPayd’s Enterprise Risk Assessment Framework is regularly reviewed and updated by the Board. The Company’s Risk Committee meets on a quarterly basis with the risk committees of the regulated entities reporting into the Company’s Risk Committee to consider emerging risks, review the Company’s controls, overall control environment and risk appetite which in turn are considered by the Directors. The Directors have carried out an assessment of the principal risks facing the Company which are outlined below.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises interest rate risk and foreign currency risk. In particular, because digital asset and cryptocurrency transactions represent approximately 25% of our revenues, any downturn in digital asset markets, including a sustained decline in cryptocurrency trading volumes or prices, could have a material adverse effect on our business, financial condition and results of operations.

Regulatory risk

The Company operates in a strictly regulated industry and is therefore subject to compliance risk with respect to various laws and regulations from national regulators, payment schemes and banking partners. These laws and regulations place demands on the Company to meet certain thresholds including in respect of know your customer requirements, client monies safeguarding processes, anti-money laundering controls, capital requirements, liquidity and governance controls. The breaching of any applicable laws or regulations could result in an inability to operate.

The Legal, Compliance and Risk functions support the Directors with monitoring developments which includes the use of compliance and fraud monitoring tools to assist with anti-money laundering and other screening activities undertaken by the functions. External expert advice is sought in respect of changes to regulations and the potential impact on the Company’s business activities which might arise. Appropriate measures are taken should any particular risk change significantly.

Capital risk

There are three regulated entities within the Company, namely Settlego Solutions Limited regulated by the UK Financial Conduct Authority (“FCA”) and OpenPayd Financial Services Malta Limited and OP Digital Services Limited which are both regulated by the Malta Financial Services Authority (“MFSA”). OpenPayd Financial Services Malta Limited has a branch regulated by the Banque de France. All three entities are required to have certain minimum capital requirements in relation to own funds. Capital is comprised of share capital, share premium and all other equity reserves attributable to the equity holders, which have been verified and audited. The Directors monitor this closely to ensure a sufficient surplus is held over and above the minimum capital requirement at all times.

As of October 31, 2025, Settlego Solutions Limited had a minimum capital requirement of €7,992,000 and a surplus headroom of €5,143,000. As of October 31, 2025, OpenPayd Financial Services Malta Limited had a minimum capital requirement of €2,298,000, and a surplus headroom of €3,691,000. As of October 31, 2025, OP Digital Services Limited had an initial capital requirement of €125,000 and a minimum capital requirement of €221,000 based on the financial projections submitted to the regulator as part of the business plan for the license application. As of October 31, 2025 OP Digital Services Limited had a surplus of €97,000.

As of April 30, 2025 and 2024, Settlego Solutions Limited had a minimum capital requirement of €8,164,000 and €3,670,000, respectively, and a surplus headroom of €2,986,000 and €3,233,000, respectively. As of April 30, 2025 and 2024, OpenPayd Financial Services Malta Limited had a minimum capital requirement of €2,182,000 and €1,433,000, respectively, and a surplus headroom of €3,937,000 and €3,717,000, respectively. As of April 30, 2025, OP Digital Services Limited had an initial capital requirement of €125,000 and a minimum capital requirement of €222,000 based on the financial projections submitted to the regulator as part of the business plan for the license application. As of April 30, 2025 OP Digital Services Limited had a surplus of €278,000.

The regulated entities are also required to safeguard monies in segregated accounts in line with FCA and MFSA regulations. These positions are reconciled at least daily. The FCA rules requires that a safeguarding audit is carried out annually in respect of Settlego Solutions Limited. The MFSA also requires that annual safeguarding audit is carried out for OpenPayd Financial Services Malta Limited.

The Company has also entered into a safeguarding insurance agreements to offer further protection for an element of client monies held by both Settlego Solutions Limited and OpenPayd Financial Services Malta Limited. The Company has implemented the FCA’s new Client Assets Sourcebook (CASS) 15 safeguarding rules which became effective in the UK in May, 2026.

Liquidity and credit risk

The Company is exposed to credit risk through the banks and other institutions in which it holds its own and safeguarded funds. The Company manages exposure to credit risk by holding funds across various authorized credit institutions that management consider to be financially sound and reviews this on an ongoing basis. Credit risk exposure for OP Digital Services Limited is limited due to the nature of operations of the business. Client assets/funds are received and immediately exchanged and paid out to an account owned by the client.

The largest concentration of cash balances as of October 31, 2025 and April 30, 2025 was 33% and 39%, respectively, to an Estonia-based, Baa2 rated in October 2025, Baa3 rated in April 2025, banking group.

Liquidity risk is the risk the Group could not meet its financial obligations as they fall due. The Company’s major exposure is to clients withdrawing cash balances held by the Company. These balances are all supported by monies held in segregated safeguarded accounts at various credit institutions as required by FCA and MFSA regulations with 89% of funds held on demand. This means that the Company is able to meet its liquidity needs, even if a substantial proportion of client balances were withdrawn at once. Through OP Digital Services Limited, the Company must ensure the Company has enough liquidity providers for the exchange of digital assets. Any decline in digital commerce utilization, cross-border payment activity, or the volumes transacted by our customers could adversely affect our business. There are a variety of factors that could lead to a decrease in the use of our services, including general macroeconomic trends and global economic conditions, such as inflation, tariffs and recessionary conditions impacting business and consumer spending, changes in government regulation, users’ access to the internet, changes in the regulatory treatment of digital assets, actual or perceived online security concerns and the effects of widespread health epidemics or geopolitical disruptions.

Another element of the liquidity risk is the Group’s ability to meet its immediate and short-term obligations on own funds in a timely manner. The Group monitors its funds closely to ensure sufficient liquidity for on-going requirements through business planning, periodic cash flow forecasting, daily reconciliations and financial reporting to the board. In June 2023 the Company drew down a loan of $3,000,000 (USD) from a client, in return for fee rebates in lieu of interest, to increase the liquidity position of the Company. This remains as a working capital loan within the Company’s liabilities, with interest expense and deferred income recognized over the term of the arrangement. The deferred income is released to revenue as services are provided. The Company actively manages its cash balances from clients to ensure security of those balances and their ready availability for clients. However, it is exposed to interest rate risk on its revenue from balances held at secure counterparties. Deposits are diversified across different banking counterparties. Revenue from BaaS service continues to be the Company’s main revenue stream, although increases in average cash balances over the last fiscal year and six months ended October 31, 2025 has seen interest revenue increase during the 2025 fiscal year and six months ended October 31, 2025.

Management believes that the Company has sufficient liquidity to meet its obligations and fund its operations for at least the next 12 months from the date of this filing and, based on its current plans and available resources, expects to have adequate liquidity to continue operations beyond the next 12 months.

In addition, the Company is pursuing a proposed business combination transaction that, if completed, is expected to provide significant additional capital resources through a combination of cash held in the trust account of the SPAC and proceeds from a private investment in public equity (“PIPE”) financing. Based on the illustrative transaction structure presented by management, the Company expects to receive cash proceeds from the trust account and PIPE financing that would be used primarily to support the Company’s long-term growth strategy, strengthen its balance sheet and regulatory capital position, and provide additional financial flexibility.

Subject to the completion of the proposed transaction and availability of such funds, management currently expects capital deployment to focus on: (i) organic growth initiatives, including investments in technology, product development, personnel, regulatory licenses and geographic expansion; (ii) selective strategic acquisitions intended to accelerate capabilities, market access and customer growth; and (iii) maintaining balance sheet strength and liquidity to support increasing transaction volumes, customer activity and regulatory requirements. Management believes these investments would further enhance the Company’s ability to scale its financial infrastructure platform, expand its addressable market and support continued revenue growth.

There can be no assurance that the proposed business combination, trust account proceeds or PIPE financing will be completed on the terms currently contemplated, or at all. Accordingly, the timing and extent of any future capital deployment will depend on the completion of such transactions, market conditions, regulatory considerations and the Company’s operating performance.

Contractual obligations and commitments

The following table details the balance of our liabilities by repayment date as of April 30, 2025. The contractual cash flow amount below reflects cash flow presented on an undiscounted cash flow basis, including interest expense.

000’s	Book value	Contractual cash flow	Within 1 year	Within 1-2 years	Within 2-3 years	Within 3-4 years	Within 4-5 years	More than 5 years
Client balances	€497,291	€497,291	€497,291	€-	€-	€-	€-	€-
Trade payables	688	688	688	-	-	-	-	-
Other current liabilities	6,195	6,195	6,195	-	-	-	-	-
Overdrafts	15	15	15	-	-	-	-	-
Working capital loan	2,640	2,640	2,640	-	-	-	-	-
Share-based payment liability	1,494	1,494	1,494	-	-	-	-	-
Right-of-use lease liabilities	4,582	4,862	1,114	1,149	945	945	709	-
Current tax liability	387	387	387	-	-	-	-	-
Total	€513,292	€513,572	€509,824	€1,149	€945	€945	€709	€-

Cash Flows

Six Months Ended October 31, 2025 Compared to Six Months Ended October 31, 2024

The following table summarizes OpenPayd’s cash flows from operating, investing, and financing activities for the six months ended October 31, 2025 and 2024.

	For the six months ended
(000’s)	October 31, 2025	October 31, 2024	Change	Change
Cash provided by operating activities	€234,304	€213,319	€20,985	10%
Cash used in investing activities	€(2,476)	€(1,732)	€(744)	43%
Cash used in financing activities	€(863)	€(847)	€(16)	2%

Cash flows provided by operating activities

Cash provided by operating activities increased by €20,985,000 or 10%, to €234,304,000 for the six months ended October 31, 2025 from €213,319,000 for the six months ended October 31, 2024. Increase source of cash is primarily driven by €20,822,000 increases in client balances held.

Cash flows used in investing activities

Cash used in investing activities increased by €744,000 or 43%, to €2,476,000 for the six months ended October 31, 2025 from €1,732,000 for the six months ended October 31, 2024, primarily driven by a €538,000 increased investment in its digital and fiat payments platforms and a €240,000 use of cash on acquisition of digital licenses in South Africa as the Group expands its regulatory footprint.

Cash flows used in financing activities

Cash used in financing activities increased by €16,000 or 2%, to €863,000 for the six months ended October 31, 2025 from €847,000 for the six months ended October 31, 2024, primarily driven by a €95,000 decrease in principal lease payments, partially offset by €77,000 2024 source of cash from issuance of share capital and €34,000 increased use of cash for interest paid on the London office lease renewal.

Year Ended April 30, 2025 Compared to Year Ended April 30, 2024

The following table summarizes OpenPayd’s cash flows from operating, investing, and financing activities for the years ended April 30, 2025 and 2024.

	For the year ended
(000’s)	April 30, 2025	April 30, 2024	Change	Change
Cash provided by operating activities	€174,300	€146,001	€28,299	19%
Cash used in investing activities	€(3,330)	€(3,077)	€(253)	8%
Cash used in financing activities	€(1,562)	€(713)	€(849)	119%

Cash flows provided by operating activities

Cash provided by operating activities increased by €28,299,000 or 19%, to €174,300,000 for the year ended April 30, 2025 from €146,001,000 for the year ended April 30, 2024. The increase was primarily driven by a €22,012,000 increase in client balances, a net €3,789,000 increase in working capital cash outflows, and €3,274,000 increase in cash net profit.

Cash flows used in investing activities

Cash used in investing activities increased by €253,000 or 8%, to €3,330,000 for the year ended April 30, 2025 from €3,077,000 for the year ended April 30, 2024, reflecting the Company’s investment in both its core payments platform as well its new digital payments platform which commenced revenue generation post year-end.

Cash flows used in financing activities

Cash used in financing activities increased by €849,000 or 119%, to €1,562,000 for the year ended April 30, 2025 from €713,000 for the year ended April 30, 2024. This net increase outflow of cash is primarily driven by a decrease of €2,797,000 cash proceeds from the working capital loan in 2024, offset by the €1,500,000 repayment in full of the convertible loan notes in 2024, and year over year decrease in cash paid for interest and leases of €294,000 and €228,000, respectively.

Foreign currency risk

The Company deals with payments in a variety of foreign currencies with the vast majority of revenues being generated in Euro’s but with a significant element of the cost base in Great British Pounds. The Company therefore has exposure to movements in foreign exchange rates. To reduce this risk individual currency flows are matched where possible with conversions made on a timely basis when required.

As of October 31, 2025, a strengthening of the Euro by 1% against all other currencies (with no other changes) would increase Group profit and equity by €137,000 (2024: increase by €34,000). As of April 30, 2025, a strengthening of the Euro by 1% against all other currencies (with no other changes) would increase Group profit and equity by €26,000 (2024: increase by €16,000). A weakening of the Euro by 1% would have an equal and opposite effect for all periods.

Interest rate risk

The Company is exposed to interest rate risk on both client cash balances held and borrowed funds. The Company has financial liabilities in the form of a working capital loan, however the loan is at a fixed interest rate and therefore does not give rise to interest rate risk exposure.

As of October 31, 2025 and April 30, 2025, approximately 98% and 97%, respectively, of our total cash represents customer balances that are maintained in interest and non-interest bearing bank accounts. Interest rate movements affect the interest income we earn on customer balances.

It is estimated, that as of October 31, 2025 and April 30, 2025, if the interest rates on interest bearing bank accounts had been 10 basis points higher, other interest income revenue would increase by €305,000, and €416,000, respectively. It is also estimated that, as of October 31, 2025 and April 30, 2025, if the interest rates on interest bearing bank accounts had been 10 basis points lower, other interest income revenue would decrease by €305,000, and €416,000, respectively. This impact relates solely to interest income and does not include the impact of taxes, which would reduce the impact on profit after income taxes.

Operational risk

The Company has internal processes, systems and people in place to ensure that all activities are diligently undertaken and there is no resultant loss to either clients or the Company itself. The Company has established a clear control framework with detailed operational procedures in place which are regularly reviewed by the Group Risk Committee, and the Company has business continuity plans in place which are regularly tested. The Company has a hybrid working model where all employees split their working hours between the office and remote working. The Company has taken out insurance to ensure any consequential losses are covered and the Company is able to continue in operation where it is unable to fully mitigate a risk. The Company relies on third-party banks to access the various payment networks. If these agreements were terminated there would be a detrimental impact on the Company’s ability to service clients and earn revenue.

Technology and security risk

Technology systems are central to the Company’s business operations and are highly sensitive to any incidents or outages, which could have a negative impact on the Company’s operations. Loss of financial or personal data could damage the business or the Company’s reputation and result in financial penalties. The Company has mechanisms in place to prevent data and security breaches which include regular vulnerability and penetration testing. An Information Security Management System (“ISMS”) which is defined as per industry best practices and ISO 27001 framework is in place (the international standard for ISMS). Compliance with regulatory framework on security and information technology controls is being tested on a regular basis internally and by external consultants across the UK and Malta. Further, the Company is in the process of implementing policies and procedures in line with the EU Digital Operational Resilience Act (DORA) and SYSC 15A under UK legislation (Systems and Controls section of FCA guidance). The systems are PCI-DSS (Payment Card Industry Data Security Standard) compliant, where required.

The Company continues to invest on a continuous basis in its technology infrastructure and product offering to ensure it remains market relevant and competitive to mitigate this risk.

Conduct risk and anti-money laundering risk

Conduct risk is the risk the Company creates an adverse outcome for a customer, partner or other stakeholder arising from inappropriate conduct of the business in its execution of its activities which could result in financial loss and penalties as well as reputational damage.

The Company operates under an Electronic Money Institution license in the UK and a financial institution license in Malta and has a governance structure in place that allows for identification and appropriate control of material risks. OP Digital Services Limited is licensed by the MFSA to operate as a Class 3 Virtual Financial Assets Service Provider. The Company has invested in regulatory and compliance resources, and will continue to invest in people, technology and other support functions as the business grows, including ensuring recruitment of appropriately experienced and knowledgeable personnel. Additionally, the Company ensures all staff remain up to date on key compliance training with regular updates.

The Company deals in and holds safeguarded funds and is subject to a heightened risk of criminal activity (including money laundering) and potential losses due to breaches of its terms of business by its clients. This risk is mitigated through the Company’s Enterprise Risk Framework, including but not limited to its “know-your-customer” procedures, on-going transaction monitoring systems and anti-money laundering procedures, including regular training for all employees.

Strategy and market risk

The Company may not be able to execute its strategy and achieve its financial performance targets. The Board clearly defines its strategy and ensures it is shared with all employees who are regularly updated on performance against defined objectives. Any actions and decisions taken are done so in line with the Company’s defined risk appetite.

Related to this the Company is open to the risk that the external business, political and economic environment could negatively impact its business, financial performance and position and ability to execute its strategy. Such external risks include factors such as political, inflation and other economic shocks including potential changes to market interest rates.

DESCRIPTION OF PUBCO’S SECURITIES

The following description of the material terms of the securities of PubCo following the completion of the Proposed Transactions includes a summary of specified provisions of the PubCo Articles that will be in effect upon completion of the Proposed Transactions. This description is qualified by reference to the PubCo Articles as will be in effect upon consummation of the Proposed Transactions, substantially in the form attached to this proxy statement/prospectus as Exhibit E to Annex A and incorporated in this proxy statement/prospectus by reference. In this section, the terms “we”, “our” or “us” refer to PubCo following the completion of the Proposed Transactions.

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. Pursuant to our amended and restated memorandum and articles of association we are authorized to issue 500,000,000 PubCo ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each. The following description summarizes certain terms of our share capital as set out more particularly in our amended and restated memorandum and articles of association. Because it is only a summary, it may not contain all the information that is important to you.

Ordinary Shares

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in our amended and restated memorandum and articles of association, or as required by applicable provisions of the Cayman Companies Act or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under our amended and restated memorandum and articles of association and Cayman Islands law, which is a resolution passed by the affirmative vote of a majority of at least two-thirds of our ordinary shares held by the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of PubCo and includes a unanimous written resolution, and pursuant to our amended and restated memorandum and articles of association such actions include amending our amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors.

Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

The PubCo Articles provide that the Court of Chancery of the State of Delaware (the “Specified Court”) shall be the sole and exclusive forum for any shareholder to bring (a) any derivative action or proceeding brought on behalf of PubCo, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or shareholder to PubCo or to the shareholders, (c) any action, suit or proceeding asserting a claim against PubCo, its current or former directors, officers, or employees, agents or shareholders arising pursuant to any provision of the Companies Act or these Articles, or (d) any action, suit or proceeding asserting a claim against PubCo, its current or former directors, officers, or employees, agents or shareholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this provision is filed in a court other than the Specified Court (a “Foreign Action”) by any shareholder, to the fullest extent permitted by law, such shareholder shall be deemed to have consented to: (i) the personal jurisdiction of the Specified Court in connection with any action brought in any such court to enforce this provision; and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person purchasing or otherwise acquiring any interest in any security of PubCo shall be deemed to have notice of and consented to these provisions. Additionally, our shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. See “Risk Factors-- The PubCo Articles designate the courts of the State of Delaware or the United States District Courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our securities, which could limit the ability of shareholders to obtain a favorable judicial forum for disputes with PubCo.”

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

●	whether voting rights are attached to the share in issue;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of the Business Combination Agreement, the register of members will be immediately updated to reflect the issue of shares. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preference Shares

Our amended and restated memorandum and articles of association authorize 1,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

Warrants

Public Shareholders’ Warrants

Each whole warrant entitles the registered holder to purchase one PubCo ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination, provided that we have an effective registration statement under the Securities Act covering the PubCo ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of PubCo ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or at any time prior thereto upon redemption or liquidation.

We will not be obligated to issue any PubCo ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the PubCo ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a PubCo ordinary share upon exercise of a warrant unless the PubCo ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

In order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial business combination under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 30 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a new registration statement covering the registration, under the Securities Act, of the PubCo ordinary shares issuable upon exercise of the warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective and to maintain a current prospectus relating to the PubCo ordinary shares issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the PubCo ordinary shares issuable upon exercise of the warrants is not effective by the ninetieth (90th) business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our PubCo ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash

Once the warrants become exercisable, we may call the warrants for redemption for cash:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of PubCo ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination) on each of 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send to the notice of redemption to the warrant holders and there is an effective registration statement under the Securities Act covering the PubCo ordinary shares issuable upon exercise of the warrants and a current prospectus relating to those PubCo ordinary shares is available throughout the 30-day redemption period.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the PubCo ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of PubCo ordinary shares and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

If we call the warrants for redemption as described above under “— Redemption of warrants for cash”, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of PubCo ordinary shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of PubCo ordinary shares equal to the quotient obtained by dividing (x) the product of the number of PubCo ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of our PubCo ordinary shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the PubCo ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of PubCo ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the PubCo ordinary shares outstanding immediately after giving effect to such exercise.

If the number of outstanding PubCo ordinary shares is increased by a share capitalization payable in PubCo ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of PubCo ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase PubCo ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of PubCo ordinary shares equal to the product of (i) the number of PubCo ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for PubCo ordinary shares) and (ii) the quotient of (x) the price per PubCo ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for PubCo ordinary shares, in determining the price payable for PubCo ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of PubCo ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the PubCo ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of PubCo ordinary shares on account of such PubCo ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of PubCo ordinary shares in connection with a proposed initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each PubCo ordinary share in respect of such event.

If the number of outstanding PubCo ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of PubCo ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of PubCo ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding PubCo ordinary shares.

Whenever the number of PubCo ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of PubCo ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of PubCo ordinary shares so purchasable immediately thereafter.

In addition, if (x) we issue additional PubCo ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per PubCo ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any Class B shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances in the IPO), and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our PubCo ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described above under “Redemption of warrants for cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding PubCo ordinary shares (other than those described above or that solely affects the par value of such PubCo ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding PubCo ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the PubCo ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of PubCo ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding warrants. Additionally, with respect to any amendment to the terms of the private placement warrants or working capital warrants, or any provision of the warrant agreement with respect to the private placement warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any private placement warrants) or working capital warrants, the vote or written consent of 50% of the number of then outstanding private placement warrants and working capital warrants (including the vote or written consent of Cantor Fitzgerald & Co. and Odeon Capital Group LLC) shall be required. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive PubCo ordinary shares. After the issuance of PubCo ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of PubCo ordinary shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private warrants

The private warrants (including the PubCo ordinary shares issuable upon exercise of the private warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, to officers and directors and other persons or entities affiliated with the initial purchasers of the private warrants). The private warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. The private warrants held by Cantor, Odeon and/or their respective designees will not be exercisable more than five years from the commencement of sales in the IPO in accordance with FINRA Rule 5110(g)(8). All modifications or amendments of the private warrants or the warrant agreement related to the private warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any private warrants), 50% of the number of then outstanding private warrants (including the vote or written consent of Cantor and Odeon).

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such working capital notes may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital notes by the Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of a business combination. A Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution under Cayman Islands law (usually a majority of 66⅔% in value of the voting shares voted at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation. Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved (i) in relation to a compromise or arrangement between a company and its creditors or any class of them, a majority in number of such creditors or class of creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of such creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a general meeting summoned for that purpose; and (ii) in relation to a compromise or arrangement between a company and its shareholders or any class of them, shareholders who represent three-fourths in value of the company’s shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the general meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements, of an operating business.

Shareholders’ Suits. Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, PubCo has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of our shares or on an instrument of transfer in respect of such shares. An instrument of transfer in respect of a share is stampable if executed in or brought into the Cayman Islands.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with OpenPayd Global Holdings Limited (the “Company”):

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	On or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

These concessions shall be for a period of 30 years from the date hereof.

Anti-Money Laundering-Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to the Financial Reporting Authority or a police constable or a nominated officer (pursuant to the Terrorism Act (As Revised) of the Cayman Islands), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By subscribing for shares, the subscriber consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering and similar matters both in the Cayman Islands and in other jurisdictions.

Economic Substance — Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union and the OECD as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (As Revised) (the “Substance Act”) came into force in the Cayman Islands in January 2019, introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities.”) As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, in which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. As it is a relatively new regime, it is anticipated that the Substance Act will evolve and be subject to further clarification and amendments. Failure to satisfy applicable requirements may subject us to penalties under the Substance Act.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgates pursuant thereto (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in PubCo you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

In the following discussion, the “Company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal data for their own lawful purposes in connection with services provided to us. For the purposes of this Privacy Notice, “you” or “your” shall mean the subscriber and shall also include any individual connected to the subscriber.

By virtue of your investment in PubCo, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to use with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including where(a) the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, (c) the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed, or (d) you otherwise consent to the processing of personal data for any other specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by PubCo for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us. We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in PubCo, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How PubCo May Use Your Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(iii)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances, we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

You have certain rights under the DPA, including the right to (a) be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) obtain a copy of your personal data, (c) require us to stop direct marketing, (d) have inaccurate or incomplete personal data corrected, (e) withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) complain to the Office of the Ombudsman of the Cayman Islands, and (i) require us to delete your personal data in some limited circumstances.

If you do not wish to provide us with requested personal data or subsequently withdraw your consent, you may not be able to invest in PubCo or remain invested in PubCo as it will affect PubCo’ ability to manage your investment.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by email at info@ombudsman.ky or by accessing their website here: ombudsman.ky.

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Certain Anti-Takeover Provisions of our Amended and Restated Memorandum and Articles of Association

Our amended and restated memorandum and articles of association provide that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual general meetings. Our authorized but unissued PubCo ordinary shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved PubCo ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Securities Eligible for Future Sale

Immediately after the closing we will have 114,500,000 Titan ordinary shares outstanding. Of these shares, the PubCo ordinary shares issued in exchange for Titan public shares will be freely tradable without restriction or further registration under the Securities Act, except for any PubCo ordinary shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. The Titan ordinary shares issued to affiliates of either Titan or OpenPayd at the time of the extraordinary general meeting and all of the outstanding private warrants will be restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of PubCo ordinary shares then outstanding, which will equal 1,145,000 shares immediately after the Closing; or

●	the average weekly reported trading volume of the PubCo ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their PubCo ordinary shares and private warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

Registration Rights

PubCo, the Key Company Shareholders, and certain other PubCo shareholders will enter into the New Registration Rights Agreement, effective as of the Closing. Pursuant to the New Registration Rights Agreement, as soon as practicable but no later than 45 calendar days following the closing date, the Company shall file a registration statement for a shelf registration covering the resale of all the registrable securities on a delayed or continuous basis and shall use its commercially reasonable efforts to have such shelf declared effective as soon as practicable after the filing thereof. The New Registration Rights Agreement will also (i) provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions, and (ii) terminate the Registration and Shareholder Rights Agreement, dated as of April 8, 2025, among Titan, the Sponsor and the other “Holders” named therein. We will be obligated to register (a) 2,400,000 warrants held by Cantor Fitzgerald & Co. and Odeon Capital Group LLC and the 2,400,000 PubCo ordinary shares underlying such warrants; (b) 4,493,548 warrants held by the Sponsor and the 4,493,548 PubCo ordinary shares underlying such warrants; (c) 66,932,524 PubCo ordinary shares owned by the Key Company Shareholder; (d) 1,216,508 warrants held by the Sponsor and the 1,216,508 PubCo ordinary shares underlying such warrants; (e) 5,751,799 PubCo ordinary shares owned by the executive officers of OpenPayd; (f) 5,865,000 PubCo ordinary shares owned by the Sponsor and (g) 1,000,000 PubCo ordinary shares owned by the Company Advisor (collectively, “Registrable Securities”).

The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

We have been approved to have our PubCo ordinary shares and warrants listed on Nasdaq under the symbols “OP” and “OPW”, respectively, commencing on or promptly after the Closing.

SUMMARY COMPARISON OF DIFFERENCES BETWEEN TITAN ARTICLES AND PUBCO ARTICLES

Set forth below is a summary comparison of material differences between the rights of Titan shareholders under the Titan Articles (left column) and the rights of PubCo shareholders under the PubCo Articles (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Titan Articles and the PubCo Articles, as well as the relevant provisions of the Cayman Companies Act.

Titan	PubCo

Authorized Share Capital

200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each	500,000,000 PubCo ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each

Number of directors

Titan may by Ordinary Resolution from time to time fix the maximum and minimum number of directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of directors shall be one and the maximum number of directors shall be unlimited.	Initially, the board of directors shall consist of seven directors.

Alternate directors/Proxy

Any director may by writing appoint any other director, or any other person willing to act, to be an alternate director and by writing may remove from office an alternate director so appointed by him.	Any director may in writing appoint any other director or any other person approved by the board of directors to be their alternate and to act in such director’s place at any meeting of the directors.

Appointment and Removal of directors

Prior to the consummation of a business combination, only holders of Class B Shares will have the right to vote on the election and the removal of directors. For the avoidance of doubt, prior to the consummation of a business combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any director.

After the closing of a business combination, Titan may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

For so long as the Özerk Nomination Condition is satisfied, five directors shall be appointed by the Özerk shareholder (each an “Özerk Director”); provided, that the number of Özerk Directors that the Özerk shareholder shall be entitled to appoint shall increase or decrease, based on the following equation: (i) the total number of directors comprising the board of directors from time to time, multiplied by (ii) the quotient obtained by dividing the Ordinary Shares beneficially owned by the Özerk shareholder by the total number of outstanding Ordinary Shares issued and outstanding, rounded up to the nearest whole number of directors. Only the Özerk shareholder shall be entitled to appoint or remove a Özerk Director by written notice delivered to PubCo. In the event that any person appointed as an Özerk Director shall cease to be a director for any reason, the Özerk shareholder shall be entitled to appoint a replacement.

One director shall be appointed by the Sponsor shareholder (“Sponsor Director”), which Sponsor Director shall hold office until the first annual meeting of the shareholders (the “Initial Sponsor Director Term”). Only the Sponsor shareholder shall be entitled to appoint or remove the Initial Sponsor Director during the Initial Sponsor Director Term. In the event that any person appointed as the initial Sponsor Director shall cease to be a director for any reason during the Initial Sponsor Director Term, the Sponsor shareholder shall be entitled to appoint a replacement Sponsor Director.

One director shall be an independent director.

Titan	PubCo

Filling Vacancies on the board of directors

The directors may appoint any person to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Articles as the maximum number of directors.	In the event of a vacancy, any director appointed to fill such vacancy shall be appointed by the applicable shareholder(s) responsible for appointing the director whose office was so vacated; provided, that if no shareholder is entitled to appoint a director to fill a vacancy, then such vacancy may be filled by the affirmative vote of a majority of the directors then in office.

General Meeting Quorum

One or more members holding at least a majority of the paid up voting share capital of Titan present in person or by proxy and entitled to vote at that meeting shall form a quorum.	One or more shareholders holding at least a majority of the paid up voting share capital of PubCo present in person or by proxy and entitled to vote at that meeting shall form a quorum.

Calling a Special Meeting of shareholders

The directors or the chairman of the board of directors may, whenever they think fit, call general meetings.	The board of directors may, whenever they think fit, convene a general meeting of PubCo. No other person may convene a general meeting of PubCo.

Advance Notice of Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting	Not more than 60 nor less than 10 clear days’ notice of a general meeting specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given, but with the consent of all the shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those shareholders may think fit.

Restrictions on Outside Compensation of directors

There are no limits on outside compensation that may be earned by directors.	There are no limits on outside compensation that may be earned by directors.

Shareholder Action by Written Resolution

Only if signed by all of the shareholders entitled to vote at a general meeting of Titan	Only if signed by all of the shareholders entitled to vote at a general meeting of PubCo

Titan	PubCo

Voting Requirements for Amendment to Memorandum and Articles of Association

Titan may by Ordinary Resolution:

(a)

increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto;

(b)

consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)

convert all or any of its paid-up Shares into stock, and reconvert that stock into paid- up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

Titan may by Special Resolution:

(a)

change its name;

(b)

alter or add to the Articles;

(c)

alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)

reduce its share capital or any capital redemption reserve fund.

Prior to the closing of a business combination, the voting powers of the Class B Shares may only be amended by a Special Resolution passed by holders of a majority of at least ninety per cent of the Shares or by way of unanimous written resolution.

PubCo may at any time and from time to time by Special Resolution alter or amend the Articles. “Special Resolution” means a special resolution of PubCo passed in accordance with the Companies Act, being a resolution passed by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of PubCo of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each shareholder is entitled.

Indemnification of directors and officers

Every director and officer, together with every former director and former officer (each an “Indemnified Person”) shall be indemnified against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to Titan for any loss or damage incurred by Titan as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.	Every director, the Secretary, an assistant Secretary, or other officer and the personal representatives of the same, together with every former director and former officer (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of PubCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning PubCo or its affairs.

Titan	PubCo

Forum Selection Provision

There are no forum selection provisions.

The Court of Chancery of the State of Delaware (the “Specified Court”) shall be the sole and exclusive forum for any shareholder to bring (a) any derivative action or proceeding brought on behalf of PubCo, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or shareholder to PubCo or to the shareholders, (c) any action, suit or proceeding asserting a claim against PubCo, its current or former directors, officers, or employees, agents or shareholders arising pursuant to any provision of the Companies Act or these Articles, or (d) any action, suit or proceeding asserting a claim against PubCo, its current or former directors, officers, or employees, agents or shareholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this provision is filed in a court other than the Specified Court (a “Foreign Action”) by any shareholder, such shareholder shall be deemed to have consented to: (i) the personal jurisdiction of the Specified Court in connection with any action brought in any such court to enforce this provision; and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

The federal district courts of the United States of America shall, to the fullest extent permitted by the Companies Act or these Articles, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Any person purchasing or otherwise acquiring any interest in any security of PubCo shall be deemed to have notice of and consented to these provisions.

Corporate Opportunity

No individual serving as a director or an officer (“management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Titan. Titan renounces any interest or expectancy of Titan in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for management, on the one hand, and Titan, on the other. Management shall have no duty to communicate or offer any such corporate opportunity to Titan and shall not be liable to Titan or its members for breach of any fiduciary duty as a member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Titan.

No explicit waiver of obligation to provide business opportunities to PubCo provided for directors and officers.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership of Securities

The following table and accompanying footnotes set forth information regarding (i) the actual beneficial ownership of the PubCo ordinary shares, as of June 11, 2026 and (ii) expected beneficial ownership of PubCo ordinary shares immediately following completion of the Proposed Transactions, assuming no Titan public shares are redeemed, and alternatively that the maximum number of Titan public shares permitted to be redeemed are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding Titan ordinary shares;

●	each of Titan’s current executive officers and directors;

●	all of Titan’s current executive officers and directors as a group;

●	each person expected by PubCo to be the beneficial owner of more than 5% of its outstanding ordinary shares after the completion of the Proposed Transactions;

●	each of PubCo’s current executive officers and directors;

●	each person who is expected to become an executive officer or a director of PubCo upon completion of the Proposed Transactions; and

●	all of PubCo’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the Amended and Restated Memorandum and Articles of Association of Titan, each Titan ordinary share entitles the holder to one vote per share (except only holders of Titan Class B Shares may vote on the Director Appointment Proposal). Pursuant to the Amended and Restated Memorandum and Articles of Association of PubCo, each PubCo ordinary share will entitle the holder to one vote per share.

The beneficial ownership of Titan ordinary shares prior to completion of the Proposed Transactions is based on 34,500,000 shares outstanding as of June 11, 2026.

The expected beneficial ownership of PubCo ordinary shares following the completion of the Proposed Transactions assuming no redemptions assumes that no Titan shareholders exercise redemption rights with respect to their Titan Class A Shares upon consummation of the Proposed Transactions.

The expected beneficial ownership of PubCo ordinary shares following the completion of the Proposed Transactions assuming maximum redemptions assumes that Titan shareholders exercise their redemption rights with respect to a maximum of 27,600,000 Titan Class A Shares upon consummation of the Proposed Transactions at a redemption price of approximately $10 per share. The numbers below exclude 21,910,056 Titan Warrants currently outstanding, as those warrants are not exercisable within 60 days of June 11, 2026.

	Pre-Proposed Transactions		Post-Proposed Transactions (Assuming no redemptions)		Post-Proposed Transactions (Assuming maximum redemptions)
	Number of Titan/ OpenPayd Shares	% of Shares	Number of PubCo Shares	% of Shares	Number of PubCo Shares	% of Shares
Five Percent Holders:
Titan Acquisition Sponsor Holdco LLC(1)(2)	6,900,000	20.0%	5,865,000	5.1%	5,865,000	6.7%
Magnetar Financial LLC(3)	2,200,000	6.4%	2,200,000	1.9%	2,200,000	2.5%

Directors and Executive Officers of Titan Pre-Proposed Transactions
Adeel Rouf	6,900,000	20.0%	5,865,000	5.1%	5,865,000	6.7%
Frank Mastrangelo	6,900,000	20.0%	5,865,000	5.1%	5,865,000	6.7%
Pawneet Abramowski	0	*	0	*	0	*
Walter Beach	0	*	0	*	0	*
Leslie Goldman Tepper	0	*	0	*	0	*
All directors and executive officers of Titan as a group	6,900,000	20.0%	5,865,000	*	5,865,000	*

Directors and Executive Officers of PubCo Post-Proposed Transactions(3)
Iana Dimitrova	47,910	4.0%	3,157,150	2.8%	3,157,150	3.6%
David Bull	39,374	3.3%	2,594,649	2.3%	2,594,649	3.0%
Luxshan Thiagarajah	6,247	*	257,796	*	257,796	*
Ozan Özerk	1,000,000	83.4%	66,932,524	58.4%	66,932,524	77.0%
Frank Mastrangelo(1)	0	*	5,865,000	5.1%	5,865,000	6.7%
Stephen Lemon	1,874	*	77,334	*	77,334	*
Erica Bovenzi	*	*	*	*	*	*
Najamul Kidwai	*	*	*	*	*	*
All directors and executive officers of PubCo as a group	1,095,405	90.76%	78,884,453	69.5%	78,884,453	91.8%

*	Less than one percent.

(1)	The business address for Titan Acquisition Sponsor Holdco LLC is 131 Concord Street, Brooklyn, New York, 11201. Titan Acquisition Sponsor Holdco LLC, the Sponsor, is the record holder of the shares reported herein. Adeel Rouf, Titan’s President and Chief Financial Officer, and Frank Mastrangelo, Titan’s Chief Executive Officer, are the managing members of the Sponsor and haves voting and investment discretion with respect to the securities held of record by the Sponsor and may be deemed to have or beneficial ownership of the securities held directly by the Sponsor.
(2)	Interests shown consist solely of Class B shares. Such shares will automatically convert into PubCo ordinary shares concurrently with or immediately following the consummation of our initial business combination. In connection with the closing of the Business Combination, the Sponsor is obligated to transfer 1,035,000 PubCo ordinary shares to Ozan Özerk.
(3)	According to a Schedule 13G/A filed on August 8, 2025, interests shown are held by (i) Magnetar Financial LLC, a Delaware limited liability company, (ii) Magnetar Capital Partners LP, a Delaware limited partnership, (iii) Supernova Management LLC, a Delaware limited liability company, and (iv) David J. Snyderman, a citizen of the United States of America. The address of the principal business office of such persons is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(4)	The business address for OpenPayd Global Holdings Limited is The Bower, 207-211 Old Street, London EC1V 9NR, United Kingdom.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

References in this section to “we”, “us”, “our” or the “Company” are to Titan Acquisition Corp, except where the context requires otherwise.

Titan’s Related Party Transactions

Founder Shares

A single Class B Share was issued on January 11, 2024, to establish the Company’s legal existence upon incorporation. This share has no economic value and was subsequently forfeited.

On January 14, 2024, the Company received $25,000 for issuance of 7,475,000 Class B Shares (the “Founder Shares”). The Sponsor has agreed to forfeit up to an aggregate of 925,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional Units is not exercised in full by the underwriters.

On August 5, 2024, the Sponsor forfeited 1,150,000 Founder Shares for no consideration pursuant to the Amended and Restated Securities Subscription Agreement, resulting in the Sponsor holding an aggregate of 6,325,000 Founder Shares, of which up to an aggregate of 825,000 shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised.

On March 4, 2025, the Company issued an additional 575,000 Founder Shares for no consideration pursuant to the Second Amended and Restated Securities Subscription Agreement, resulting in the Sponsor holding an aggregate of 6,900,000 Founder Shares, of which up to an aggregate of 900,000 shares are subject to forfeiture depending on the extent to which the underwriters’ overallotment option is exercised.

The Founder Shares included an aggregate of up to 900,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full, so that the number of Founder Shares would represent 20% of the Company’s issued and outstanding shares after Titan’s IPO. On April 10, 2025, following the underwriters’ exercise of the over-allotment option, the shares are no longer subject to forfeiture. As of December 31, 2025, there were 6,900,000 Founder Shares issued and outstanding.

The Sponsor and initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial business combination or (B) the date following the completion o5 the initial business combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, the Founder Shares will be released from the lockup.

Administrative Services Agreement

The Company has entered into an agreement, commencing on the effective date of Titan’s IPO through the earlier of the Company’s consummation of a business combination and its liquidation, to pay an affiliate of Sponsor a total of up to $10,000 per month for office space and administrative and support services. For the year ended December 31, 2025, the Company accrued and paid $90,000 for office space and administrative and support services. As of December 31, 2025, no balances are outstanding.

Consulting Services

On February 1, 2024 the Company entered into a consulting agreement for advisory services with an entity affiliated with the President of the Company with a fee of $15,000 per month. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. The entity affiliated with the President of the Company billed a consulting fee of $165,000 during the period from January 11, 2024 (inception) through December 31, 2024. In April 2025, the entity affiliated with the Company’s president agreed to waive all outstanding balances billed under the consulting agreement. On April 14, 2025, a new agreement was executed, amending the terms of the previously signed contract. Under this revised agreement, the Company will pay a monthly consulting fee of $10,000, effective April 1, 2025. As of December 31, 2025 and 2024, outstanding balances were $90,000 and $135,000, respectively, classified under due to related party in the accompanying balance sheets.

Related Party Loans

On January 24, 2024, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of Titan’s IPO. There were no amounts outstanding as of December 31, 2025.

Due to / from Sponsor

The Sponsor covered various formation, operating, and deferred offering costs for the Company. After settling the outstanding amount as of December 31, 2024, the amount due to Sponsor was $74,200. As of December 31, 2025, there were $25,000 due from the Sponsor.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Sponsor Support Agreement

In connection with the execution of the Business Combination, Titan, OpenPayd, PubCo, the Key Company Shareholder and the Sponsor entered into the Sponsor Support Agreement. Pursuant to this agreement, the Sponsor has agreed (a) at any meeting of the Titan Shareholders and at any meeting of the holders of the Titan Warrants called during the Voting Period, to vote its Titan Shares and Titan Warrants (including 5,710,056 Sponsor Private Warrants) in favor of the Business Combination Agreement, the Proposed Transactions contemplated thereby, if applicable, the Warrant Amendment, and against any transaction in opposition thereof, (b) not to transfer Titan Class B Shares or Titan Warrants to any person or grant to any person a proxy for the voting of such shares or warrants, and (c) to reimburse Titan for any and all costs and expenses incurred by Titan or the Sponsor in connection with any prior contemplated business combinations.

The Sponsor has also agreed that the Earnout Shares will be made subject to vesting and forfeiture as follows: (i) immediately prior to the Merger Effective Time (A) 50% of the Earnout Shares will become fully vested if, at any time after such date through the Titan Earnout Shares Vesting Term, the Stock Price Level of the Titan Class A Shares is greater than or equal to $11.50 per Titan Class A Share for 20 trading days within any 30 consecutive trading day period during the Titan Earnout Shares Vesting Term, and (B) the remaining 50% of the Earnout Shares will become fully vested if, at any time during the Titan Earnout Shares Vesting Term, the Stock Price Level of the Titan Class A Shares is greater than or equal to $13.00 per Titan Class A Share for 20 trading days within any 30 consecutive trading day period during the Titan Earnout Shares Vesting Term, and (ii) from the Merger Effect Time (A) 50% of the Earnout Shares will become fully vested if, at any time from the Closing Date through the Vesting Term, the Stock Price Level of the PubCo ordinary shares is greater than or equal to $11.50 per PubCo ordinary share for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and (B) the remaining 50% of the Earnout Shares will become fully vested if, at any time during the Vesting Term, the Stock Price Level of the PubCo ordinary shares is greater than or equal to $13.00 per PubCo ordinary share for 20 trading days within any 30 consecutive trading day period during the Vesting Term; provided, however, that during the Vesting Term in the event of (1) a merger, amalgamation, arrangement, consolidation or other business combination involving PubCo, (2) a sale of all or substantially all of the assets of PubCo, or (3) any other transaction or series of related transactions as a result of which the holders of PubCo ordinary shares immediately prior to such transaction cease to own at least a majority of the outstanding ordinary shares of PubCo or its successor entity, then, any and all Earnout Shares shall become fully vested.

“Stock Price Level” means, for any applicable trading day, the dollar volume weighted average price during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) of (a) the PubCo ordinary shares on the Nasdaq or (b) the Titan Class A Shares on the Nasdaq, as applicable.

If (i) on or prior to the expiration of the Titan Earnout Shares Vesting Term, the Earnout Shares shall not have vested, any of the Earnout Shares remaining shall be automatically forfeited to Titan for cancellation for no consideration or (ii) on or prior to the expiration of the Vesting Term, the Earnout Shares shall not have vested, any of the Earnout Shares remaining shall be automatically forfeited to PubCo for cancellation for no consideration.

The Sponsor and its permitted transferees may Transfer any or all of the Titan Warrants, Earnout Shares during the Titan Earnout Shares Vesting Term or Vesting Term, respectively,

●	to Titan’s officers or directors, any affiliate or family member of any of Titan’s officers or directors, any affiliate of the Sponsor or to any member of the Sponsor, any of their affiliates;

●	in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

●	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

●	in the case of an individual, pursuant to a qualified domestic relations order;

●	by private sales or transfers made in connection with the consummation of the business combination at prices no greater than the price at which the Titan Class B Shares were originally purchased;

●	by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;

●	in the event of Titan’s liquidation prior to the completion of a business combination; or

●	in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of Titan’s public shareholders having the right to exchange their Titan ordinary shares for cash, securities or other property subsequent to the completion of an initial business combination;

provided, however, that in the case of the first six clauses, these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The vesting terms shall continue to apply to the Earnout Shares following their transfer to a transferee pursuant to a permitted transfer.

Effective as of the Closing, the Sponsor agreed to release, waive and forever discharge PubCo, Titan, OpenPayd, and each of their past and present directors, officers, and agents from any and all past or present claims, demands, and damages of any nature whatsoever, arising from any act, omission, event or transaction occurring at or prior to the Closing.

If necessary to mitigate against redemptions or to incentivize investors to participate in the PIPE Investment, the Sponsor and the Company have agreed to discuss in good faith the terms and conditions pursuant to which the Sponsor will transfer an agreed upon number of Incentive Shares and/or Titan private warrants.

The full text of the Sponsor Support Agreement is included as Exhibit B to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Sponsor Support Agreement in its entirety prior to voting on the proposals presented at the general meeting.

PubCo’s Related Party Transactions

PIPE Subscription Agreements

Between the execution of the Business Combination Agreement and Closing, pursuant to the Placement Agent Engagement Agreement, Titan and PubCo plan to enter into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors will subscribe for and purchase Titan Class A ordinary shares immediately prior to the Merger Effective Time (which Titan Class A ordinary shares will convert into PubCo ordinary shares upon effectiveness of the Merger) (the “PIPE Financing”). PubCo will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing will be contingent upon, among other things, the substantially concurrent consummation of the Proposed Transactions.

Key Company Shareholder Support Agreement

In connection with the execution of the Business Combination, Titan, OpenPayd and the Key Company Shareholder entered into the Key Company Shareholder Support Agreement. Pursuant to this agreement, the Key Company Shareholder agreed during the period between execution of the agreement and termination thereof (the “Voting Period”):

●	at any meeting of the Company Shareholders called during the Voting Period, to vote his Company Shares in favor of the Business Combination Agreement and the Proposed Transactions contemplated thereby and against any transaction in opposition thereof, and

●	not to transfer his Company Shares to any person or grant to any person a proxy for the voting of such shares.

In furtherance thereof, the Key Company Shareholder agreed to promptly execute and deliver all related documentation and take such other action in support of the Proposed Transactions as shall reasonably be requested by PubCo, the Company or Titan in order to carry out the terms and provision of the Key Company Shareholder Support Agreement.

The full text of the Key Company Shareholder Support Agreement is included as Exhibit A to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Key Company Shareholder Support Agreement in its entirety prior to voting on the proposals presented at the general meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination, Titan, OpenPayd, PubCo, the Key Company Shareholder and the Sponsor entered into the Sponsor Support Agreement. Pursuant to this agreement Sponsor has agreed (a) at any meeting of the Titan Shareholders and at any meeting of the holders of the Titan Warrants called during the Voting Period, to vote its Titan Shares and Titan Warrants in favor of the Business Combination Agreement, the Proposed Transactions contemplated thereby and, if applicable, the Warrant Amendment, and against any transaction in opposition thereof, (b) not to transfer Titan Class B Shares to any person or grant to any person a proxy for the voting of such shares or warrants, and (c) to reimburse Titan for any and all costs and expenses incurred by Titan or the Sponsor in connection with any prior contemplated business combinations.

The Sponsor has also agreed that the Earnout Shares will be made subject to vesting and forfeiture as follows: (i) immediately prior to the Merger Effective Time (A) 50% of the Earnout Shares will become fully vested if, at any time after such date through the Titan Earnout Shares Vesting Term, the Stock Price Level of the Titan Class A Shares is greater than or equal to $11.50 per Titan Class A Share for 20 trading days within any 30 consecutive trading day period during the Titan Earnout Shares Vesting Term, and (B) the remaining 50% of the Earnout Shares will become fully vested if, at any time during the Titan Earnout Shares Vesting Term, the Stock Price Level of the Titan Class A Shares is greater than or equal to $13.00 per Titan Class A Share for 20 trading days within any 30 consecutive trading day period during the Titan Earnout Shares Vesting Term, and (ii) from the Merger Effect Time (A) 50% of the Earnout Shares will become fully vested if, at any time from the Closing Date through the Vesting Term, the Stock Price Level of the PubCo ordinary shares is greater than or equal to $11.50 per PubCo ordinary share for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and (B) the remaining 50% of the Earnout Shares will become fully vested if, at any time during the Vesting Term, the Stock Price Level of the PubCo ordinary shares is greater than or equal to $13.00 per PubCo ordinary share for 20 trading days within any 30 consecutive trading day period during the Vesting Term; provided, however, that during the Vesting Term in the event of (1) a merger, amalgamation, arrangement, consolidation or other business combination involving PubCo, (2) a sale of all or substantially all of the assets of PubCo, or (3) any other transaction or series of related transactions as a result of which the holders of PubCo ordinary shares immediately prior to such transaction cease to own at least a majority of the outstanding ordinary shares of PubCo or its successor entity, then, any and all Earnout Shares shall become fully vested.

“Stock Price Level” means, for any applicable trading day, the dollar volume weighted average price during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) of (a) the PubCo ordinary shares on the Nasdaq or (b) the Titan Class A Shares on the Nasdaq, as applicable.

If (i) on or prior to the expiration of the Titan Earnout Shares Vesting Term, the Earnout Shares shall not have vested, any of the Earnout Shares remaining shall be automatically forfeited to Titan for cancellation for no consideration or (ii) on or prior to the expiration of the Vesting Term, the Earnout Shares shall not have vested, any of the Earnout Shares remaining shall be automatically forfeited to PubCo for cancellation for no consideration.

The Sponsor and its permitted transferees may Transfer any or all of the Titan Warrants, Earnout Shares during the Titan Earnout Shares Vesting Term or Vesting Term, respectively,

●	to Titan’s officers or directors, any affiliate or family member of any of Titan’s officers or directors, any affiliate of the Sponsor or to any member of the Sponsor, any of their affiliates;

●	in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

●	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

●	in the case of an individual, pursuant to a qualified domestic relations order;

●	by private sales or transfers made in connection with the consummation of the business combination at prices no greater than the price at which the Titan Class B Shares were originally purchased;

●	by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;

●	in the event of Titan’s liquidation prior to the completion of a business combination; or

●	in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of Titan’s public shareholders having the right to exchange their Titan ordinary shares for cash, securities or other property subsequent to the completion of an initial business combination;

provided, however, that in the case of the first six clauses, these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The vesting terms shall continue to apply to the Earnout Shares following their transfer to a transferee pursuant to a permitted transfer.

Effective as of the Closing, the Sponsor agreed to release, waive and forever discharge PubCo, Titan, OpenPayd, and each of their past and present directors, officers, and agents from any and all past or present claims, demands, and damages of any nature whatsoever, arising from any act, omission, event or transaction occurring at or prior to the Closing.

If necessary to mitigate against redemptions or to incentivize investors to participate in the PIPE Investment, the Sponsor and the Company agree to discuss in good faith the terms and conditions pursuant to which the Sponsor will transfer an agreed upon number of Incentive Shares and/or Titan private warrants.

At the Share Acquisition Closing, in exchange for the termination of the Company Shareholders’ Agreement, the Sponsor has agreed to transfer to the Key Company Shareholder an aggregate of (i) 1,035,000 Transferred Shares and (ii) 1,216,508 Transferred Warrants.

The full text of the Sponsor Support Agreement is included as Exhibit B to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Sponsor Support Agreement in its entirety prior to voting on the proposals presented at the general meeting.

Non-Competition Agreement

In connection with the execution of the Business Combination, Titan, OpenPayd, PubCo, the Sponsor and the Key Company Shareholder entered into the Non-Competition Agreement. Pursuant to this agreement, the Key Company Shareholder agreed that during the period from the Closing until the second anniversary of the Closing Date (such period, the “Restricted Period”), the Key Company Shareholder will not, and will cause his controlled affiliates not to in any market worldwide in which OpenPayd is engaged in its business during the Restricted Period (the “Territory”), directly or indirectly, engage in any business that competes with OpenPayd’s business (a “Competitor”). Notwithstanding the foregoing, the Key Company Shareholder shall not be prohibited from:

●	directly or indirectly, owning solely as a passive investment not in excess of five percent of any class of shares that is publicly traded and listed on any national exchange regardless of whether or not such corporation is a Competitor;

●	directly or indirectly, owning solely as a passive investment not in excess of five percent in the aggregate of any entity in which the Key Company Shareholder does not have the ability to control or exercise managerial influence over such entity;

●	owning a passive equity interest in a diversified private or public debt or equity investment fund in which the Key Company Shareholder does not have the ability to control or exercise any managerial influence over such fund;

●	working for or becoming employed or engaged by a venture capital, private equity, or debt fund that owns equity interests in a Competitor so long as the Key Company Shareholder does not serve as an officer, director, employee, advisor, or consultant, or provide any services to any such Competitor;

●	being employed by any government agency, college, university or other non-profit research organization or performing speaking engagements and receiving honoraria in connection with such engagements;

●	providing services to a non-competing business unit or non-competing division of an entity that also has a competing business unit or division;

●	any activity consented to in writing by PubCo; or

●	owning, managing, financing or controlling certain businesses set forth in the Non-Competition Agreement.

During the Restricted Period, the Key Company Shareholder also agreed not to:

●	hire or engage as an employee, independent contractor or consultant any shall mean any Person who (x) is a senior management-level employee of OpenPayd during the Restricted Period, (y) was a senior management-level employee of OpenPayd at any time during the one-year period immediately preceding the commencement of the Restricted Period, or (z) is or was, during the Restricted Period or the one-year period immediately preceding the commencement of the Restricted Period, a consultant or independent contractor of OpenPayd who (I) had access to Covered Party Information, (II) provided services to OpenPayd for a period of at least ninety (90) consecutive days, and (III) was known to the Subject Party (“Covered Personnel”)

●	solicit, induce, encourage or otherwise knowingly cause any Covered Personnel to leave the service of OpenPayd;

●	intentionally interfere with or attempt to interfere with the relationship between any Covered Personnel and OpenPayd to the detriment of OpenPayd;

●	solicit, induce, encourage or otherwise knowingly cause any Person or entity who is or was an actual customer, contractor or client of OpenPayd during the Restricted Period (“Covered Customer”) to (A) cease being, or not become, a client or customer of OpenPayd or (B) materially reduce the amount of business of such Covered Customer with OpenPayd in the Territory, or otherwise materially alter such business relationship in a manner adverse to OpenPayd;

●	intentionally interfere with or disrupt the contractual relationship between OpenPayd and any Covered Customer to the detriment of the OpenPayd;

●	provide products or services that are part of OpenPayd’s business to Covered Customers in the Territory; or

●	intentionally interfere with or disrupt any Person that was a vendor, supplier, distributor or other service provider of OpenPayd during the Restricted Period to the detriment of OpenPayd

The Non-Competition Agreement also obligates the Key Company Shareholder to maintain OpenPayd confidential information as confidential and has mutual non-disparagement obligations on all of the parties thereto.

The full text of the Non-Competition Agreement is included as Exhibit C to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Non-Competition Agreement in its entirety prior to voting on the proposals presented at the general meeting.

Lock-Up Agreement

In connection with the Closing, PubCo and the Key Company Shareholder will enter into a Lock-Up Agreement. Pursuant to this agreement, the Key Company Shareholder will agree that he shall not effectuate a transfer of PubCo ordinary shares held by him during the period commencing from the Closing until six months after the Closing (the “Lock-Up Period”). Notwithstanding the foregoing, a total of 15% of these PubCo ordinary shares shall be released from the lock-up restrictions on a staggered basis prior to the expiration of the Lock-Up Period, with three percent of the Restricted Securities to be released every 30 days following the Closing. Notwithstanding the foregoing, transfers are permitted

●	to PubCo’s officers or directors, any Affiliates or immediate family members of any of PubCo’s officers or directors, any members of the Key Company Shareholder, or any Affiliates of the Key Company Shareholder,

●	by gift to a member of his immediate family or to a trust, the beneficiary of which is a member of the his immediate family, an Affiliate of such person or to a charitable organization,

●	by virtue of the laws of descent and distribution upon death,

●	pursuant to a qualified domestic relations order or in connection with a divorce settlement,

●	to any department of His Majesty’s Government,

●	to satisfy tax withholding obligations pursuant to the Key Company Shareholder’s equity incentive plans or arrangements,

●	in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof,

●	to any entity including without limitation any fund, partnership, company or investment trust to whom the Key Company Shareholder transfers interests in one or more of its portfolio of investments, and

●	in connection with a transfer pursuant to (1) a bona fide third party tender offer, merger, amalgamation, arrangement, consolidation or other similar transaction made to all holders of PubCo ordinary shares involving a change of control of PubCo, (2) a sale of all or substantially all of the assets of PubCo, or (3) any other transaction or series of related transactions as a result of which the holders of PubCo ordinary shares immediately prior to such transaction cease to own at least a majority of the outstanding ordinary shares of PubCo or its successor entity provided, that in private transactions, the transferee must enter into a written agreement in substantially the form of this agreement, agreeing to be bound by the terms of the Lock-up Period.

The full text of the Lock-Up Agreement is included as Exhibit G to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such Lock-Up Agreement in its entirety prior to voting on the proposals presented at the general meeting.

New Registration Rights Agreement

In connection with the Closing, PubCo, the Sponsor, Cantor Fitzgerald & Co., Odeon Capital Group LLC, the Key Company Shareholder, the Company Advisor and certain executive officers of OpenPayd will enter into an New Registration Rights Agreement. This agreement will replace the Registration Rights Agreement entered into by Titan, the Sponsor, Cantor Fitzgerald & Co. and Odeon Capital Group LLC in connection with the closing of Titan’s IPO. The securities held by the beneficiaries of the New Registration Rights Agreement include: (a) 2,400,000 warrants held by Cantor Fitzgerald & Co. and Odeon Capital Group LLC and the 2,400,000 PubCo ordinary shares underlying such warrants; (b) 4,493,548 warrants held by the Sponsor and the 4,493,548 PubCo ordinary shares underlying such warrants; (c) 66,932,524 PubCo ordinary shares owned by the Key Company Shareholder; (d) 1,216,508 warrants held by the Sponsor and the 1,216,508 PubCo ordinary shares underlying such warrants; (e) 5,751,799 PubCo ordinary shares owned by the executive officers of OpenPayd; (f) 5,865,000 PubCo ordinary shares owned by the Sponsor and (g) 1,000,000 PubCo ordinary shares owned by the Company Advisor (collectively, “Registrable Securities”).

No later than 45 calendar days following the Closing Date (the “Filing Date”), PubCo is obligated to file a Registration Statement for a Shelf Registration on Form F-1 covering the resale of all the Registrable Securities on a delayed or continuous basis and use its commercially reasonable efforts to have such shelf declared effective as soon as practicable after the filing thereof but in no event later than the earlier of (i) the 60th calendar day after the Filing Date (or the 90th calendar day after the Filing Date if the SEC notifies PubCo that it will “review” such Registration Statement) and (ii) the fifth business day after the date PubCo is notified by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review.

In addition, at any time and from time to time, OpenPayd Holders or Sponsor Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold with a total offering price reasonably expected to exceed, in the aggregate, $50 million. The New Registration Rights Agreement also provides “piggyback” registration rights to holders.

All expenses of filing registration statements under this agreement, other than Underwriters’ commissions and discounts, brokerage fees and the like, are to be paid by PubCo. In addition, PubCo has agreed to indemnity and hold harmless the holders for certain claims arising out of misrepresentations or alleged misrepresentations contained in any such registration statements filed.

The full text of the New Registration Rights Agreement is included as Exhibit F to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the foregoing description is qualified in its entirety by the full text of such Exhibit. Titan shareholders are urged to read such New Registration Rights Agreement in its entirety prior to voting on the proposals presented at the general meeting.

The Company’s Related Party Transactions

OpenPayd Services Limited, a subsidiary of the Company (“OPSL”), is party to a Master Services Agreement, dated as of May 31, 2021 and a Software License Agreement, dated June 17, 2025, with Zetta Hosting Solutions OOD (“Zetta”) pursuant to which Zetta develops software for OPSL. Dimitar Dimitrov, a brother of OpenPayd’s CEO, Iana Dimitrova, and the Chief Technology Officer of OpenPayd, owns a majority interest in Zetta. During the years ended April 30, 2025 and April 30, 2026 OPSL paid Zetta €2,824,678 and €6,124,549, respectively, in fees under these agreement.

OPSL is a party to a Master Services Agreement and a Statement of Work, both dated as of May 31, 2021, with Beyosome EOOD and OPSL (“Beyosome”), pursuant to which Beyosome provides services to OPSL. Dimitar Dimitrov, a brother of OpenPayd’s CEO, Iana Dimitrova, and the Chief Technology Officer of OpenPayd, is the sole shareholder of Beyosome. During the years ended April 30, 2025 and April 30, 2026, OPSL paid Beyosome €190,680 and €201,120, respectively, in fees for services provided under these arrangements.

On November 26, 2025, the Company as lender entered int a £156,387 Loan Agreement with Basel Eltell as borrower, the proceeds of which were applied by the borrower in their entirety to pay the subscription amount for Class C shares of the Company. The interest rate at the time of entering into the Loan Agreement was 3.75% per annum and the loan has a maturity date of April 30, 2026, subject to extension.

OPSL is a party to a Services Agreement, effective September 1, 2025, with Secure Processing Holding Limited. Pursuant to this agreement, the Company has paid Secure Processing Holding Limited €186,603 for the year ended April 30, 2026.

The Target Companies have entered into arrangements with clients that are owned or part-owned by the Key Company Shareholder pursuant to standard form Pricing Agreements that are governed by the Company’s standard Terms of Use.

Upon the closing of the MSB Acquisition, the Key Company Shareholder will be issued shares representing 2% equity in the Company pursuant to the MSB Acquisition Agreement.

APPRAISAL RIGHTS

Under section 238 of the Cayman Companies Act, holders of Titan ordinary shares will have the right to dissent from the Merger. Should a holder of Titan ordinary shares wish to exercise this right, they must give written notice of their objection to the Merger to Titan prior to the extraordinary general meeting, or at the meeting but before the vote on the Proposed Transactions. This notice must include a statement that the Titan shareholder proposes to demand payment for their shares if the Merger is undertaken.

Assuming that the Merger is approved, Titan must give notice to any Titan shareholder who gave written notice of their objection to the Merger within 20 days of the date of the extraordinary general meeting at which the Merger is approved. Within 20 days following the date of receipt of that notice, the dissenting shareholder must give notice to Titan (or PubCo, if the Merger has been consummated within that time) of their election to dissent, which notice must include: (a) the shareholder’s name and address; (b) the number and class of shares in respect of which they dissent (which must be all of the shares that the shareholder holds in Titan); and (c) a demand for payment of the ‘fair value’ of the shares. Once such notice has been given to Titan, the dissenting shareholder ceases to have any rights as a shareholder of Titan except for the right to be paid the ‘fair value’ of their shares.

Within seven days of the expiration of the 20-day period in which a Titan shareholder may serve notice of dissent (or seven days following the Merger, whichever is the later), Titan or PubCo shall make a written offer to each dissenting shareholder to purchase their shares at a specified price that Titan or PubCo determine to be their ‘fair value.’ If, within 30 days of the date on which that offer is made, Titan or PubCo and the dissenting shareholder agree upon the price to be paid for the shares, Titan or PubCo shall pay that amount to the shareholder upon the surrender of the certificates representing their shares.

If agreement on the price to be paid for the shares cannot be reached, within 20 days of the expiration of the 30-day period referred to above the following procedure shall be followed:

(a)	Titan or PubCo and the dissenting shareholder shall each designate an appraiser;

(b)	the two designated appraisers together shall designate an appraiser;

(c)	the three appraisers shall fix the fair value of the shares owned by the dissenting shareholder as of the close of business on the day prior to the date on which the Merger was approved, excluding any appreciation or depreciation directly or indirectly induced by the Merger or its proposal, and that value is binding on Titan or PubCo and the dissenting shareholder for all purposes; and

(d)	Titan or PubCo shall pay to the dissenting shareholder that amount in money, upon the surrender of the certificates representing their shares.

The board of Titan are of the view that the ‘fair value’ of the shares for the purposes of these appraisal rights will be equal to their redemption value and, accordingly, any holder of Titan Class A Shares who wishes to dissent from the Proposed Transactions should exercise their redemption rights rather than any appraisal rights.

EXPERTS

Titan’s consolidated financial statements as of December 31, 2025 and 2024 and for the year ended December 31, 2025 and for the period from January 11, 2024 (inception) to December 31, 2024 have been included in this proxy statement/prospectus in reliance upon the report of WithumSmith+Brown LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Titan to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of OpenPayd Holdings Limited as of April 30, 2025 and 2024, and for each of the two years in the period ended April 30, 2025, included in this proxy statement/prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statement of OpenPayd Global Holdings Limited as of February 10, 2026, included in this proxy statement/prospectus, has been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statement is included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS

Maples and Calder (Cayman) LLP, has passed upon the validity of the securities offered by this proxy statement/prospectus with respect to the ordinary shares and matters of Cayman Islands law.

Winston Taylor LLP, has passed upon the validity of the securities offered by this proxy statement/prospectus with respect to the validity of the warrants under New York law.

Winston Taylor LLP has opined upon certain U.S. federal income tax consequences of the Merger.

WHERE YOU CAN FIND MORE INFORMATION

Titan files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Titan at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Titan has been supplied by Titan, and all such information relating to the Company has been supplied by the Company. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Titan:

131 Concord Street
Brooklyn, New York 11201
Tel: +1 (345) 814 5895

Proxy Solicitor:

[☐]
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) [☐]
Banks and brokers call (203) [☐]
Email: [☐]

If you are a shareholder of Titan and would like to request documents, please do so by [☐], 2026, in order to receive them before the extraordinary general meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement/prospectus of Titan for the extraordinary general meeting. We have not authorized anyone to give any information or make any representation about the Proposed Transactions, the Company or Titan that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

INDEX TO FINANCIAL STATEMENTS

Titan Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2025 and 2024	F-3
Statements of Operations for the year ended December 31, 2025 and the period from January 11, 2024 (inception) through December 31, 2024	F-4
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2025 and the period from January 11, 2024 (inception) through December 31, 2024	F-5
Statements of Cash Flows for the year ended December 31, 2025 and the period from January 11, 2024 (inception) through December 31, 2024	F-6
Notes to the Financial Statements	F-7 – F-21

Condensed Balance Sheets as of March 31, 2026 (Unaudited) and December 31, 2025	F-22
Condensed Statements of Operations for the three months ended March 31, 2026 and the three months ended March 31, 2025 (Unaudited)	F-23
Condensed Statements of Changes in Shareholders’ Deficit for the three months ended March 31, 2026 and the three months ended March 31, 2025 (Unaudited)	F-24
Condensed Statements of Cash Flows for the three months ended March 31, 2026 and the three months ended March 31, 2025 (Unaudited)	F-25
Notes to the Condensed Financial Statements (Unaudited)	F-26 – F-40

Unaudited Condensed Consolidated Statements of Financial Position as of October 31, 2025 (Unaudited) and April 30, 2025	F-85
Unaudited Condensed Consolidated Statements of Income for the six months ended October 31, 2025 and the six months ended October 31, 2024	F-86
Unaudited Condensed Consolidated Statements of Comprehensive Income for the six months ended October 31, 2025 and the six months ended October 31, 2024	F-87
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the six months ended October 31, 2025 and the six months ended October 31, 2024	F-88
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended October 31, 2025 and October 31, 2024 (Unaudited)	F-89
Notes to the Unaudited Condensed Consolidated Financial Statements	F-90 – F-106

OpenPayd Global Holdings Limited
Report of Independent Registered Public Accounting Firm	F-107
Statement of Financial Position as of February 10, 2026	F-108
Notes to Financial Statements	F-109 – F-111

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Titan Acquisition Corp:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Titan Acquisition Corp (the “Company”) as of December 31, 2025 and 2024 and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2025 and the period from January 11, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for year ended December 31, 2025 and the period from January 11, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, New York

March 30, 2026

PCAOB ID Number 100

Titan Acquisition Corp

Balance Sheets

	As at December 31, 2025	As at December 31, 2024
Assets
Current assets:
Cash	$720,301	$25,000
Due from Sponsor	25,000	-
Prepaid insurance - current	83,916	-
Total current assets	829,217	25,000
Deferred offering costs associated with proposed public offering	-	320,330
Investments held in Trust Account	285,607,085	-
Prepaid insurance	20,969	-
Total Assets	$286,457,271	$345,330

Liabilities and Shareholders’ Equity/(Deficit)
Current liabilities:
Accrued offering expenses	-	320,330
Accounts payable and accrued expenses	608,202	44,040
Due to related party	90,000	135,000
Due to sponsor	-	74,200
Total current liabilities	$698,202	$573,570
Deferred underwriting commission	$13,140,000	$-
Total liabilities	13,838,202	573,570

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 27,600,000 shares subject to possible redemption at $10.25 per share	285,607,085	-

Shareholders’ Equity/(Deficit)
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	-	-
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding	-	-
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding(1)	690	690
Additional paid-in capital	-	24,310
Accumulated deficit	(12,988,706)	(253,240)
Total shareholders’ equity (deficit)	(12,988,016)	(228,240)
Total Liabilities and Shareholders’ Equity (Deficit)	$286,457,271	$345,330

(1)	On January 24, 2024, the Company issued 7,475,000 Class B ordinary shares. On August 5, 2024, the Company forfeited 1,150,000 Founder Shares for no consideration resulting in the Sponsor holding a total of 6,325,000 Class B ordinary shares. On March 4, 2025, the Company issued an additional 575,000 Founder Shares for no consideration, resulting in the Sponsor holding an aggregate of 6,900,000 Class B ordinary shares. On April 10, 2025, the underwriters fully exercised their over-allotment option. As a result, the shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

Titan Acquisition Corp

Statements of Operations

	Twelve Months ended December 31, 2025	January 11, 2024 (inception) to December 31, 2024
General and administrative expenses	$1,013,476	$253,240
Loss from operations	$(1,013,476)	$(253,240)

Other income	$22,586	$-
Unrealized gain on investments held in trust account	$8,227,085	$-
Net income	$7,236,195	$(253,240)

Weighted average shares outstanding, basic and diluted(1)(2)	20,113,973	-
Basic and diluted net income per ordinary share, Class A redeemable ordinary shares	$0.27	$-

Weighted average shares outstanding of Class B ordinary shares, basic(1)	6,655,890	6,000,000
Basic net income(loss) per share, Class B ordinary shares	$0.27	$(0.04)

Weighted average shares outstanding of Class B ordinary shares, diluted(1)	6,678,082	6,000,000
Diluted net income (loss) per share, Class B ordinary shares	$0.27	$(0.04)

(1)	On January 24, 2024, the Company issued 7,475,000 Class B ordinary shares. On August 5, 2024, the Company forfeited 1,150,000 Founder Shares for no consideration resulting in the Sponsor holding a total of 6,325,000 Class B ordinary shares. On March 4, 2025, the Company issued an additional 575,000 Founder Shares for no consideration, resulting in the Sponsor holding an aggregate of 6,900,000 Class B ordinary shares. On April 10, 2025, the underwriters fully exercised their over-allotment option, releasing 900,000 shares from forfeiture. For the purpose of calculating net loss per share for the period from January 11, 2024 (inception) through December 31, 2024, the weighted average shares outstanding have been retroactively adjusted to reflect these issuances.
(2)	For the purpose of calculating basic and diluted earnings per share for Class B ordinary shares for the period from January 11, 2024 through December 31, 2024, the weighted-average number of Class B ordinary shares excludes up to 900,000 shares that were subject to forfeiture if the underwriters’ over-allotment option was not exercised in full or in part. On April 10, 2025, the underwriters fully exercised the over-allotment option; accordingly, these shares are no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

Titan Acquisition Corp

Statements of Changes in Shareholders’ Deficit

Years ended December 31, 2025 and

the period from January 11, 2024 (inception) through December 31, 2024

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2024	-	-	6,900,000	690	24,310	(253,240)	(228,240)
Issuance of private units					8,110,056		8,110,056
Fair value of public warrants					3,808,800		3,808,800
Allocated value of transaction costs to Public and Private warrants					(259,757)		(259,757)
Accretion for Class A ordinary shares subject to redemption amount					(31,655,070)		(31,655,070)
Reclass of additional paid in capital to accumulated deficit					19,971,661	(19,971,661)	-
Net income		-		-	-	7,236,195	7,236,195
Balance – December 31, 2025	-	-	6,900,000	690	-	(12,988,706)	(12,988,016)

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 11, 2024 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of Class B ordinary shares to Sponsor	-	-	6,900,000	690	24,310	-	25,000
Net loss	-	-	-	-	-	(253,240)	(253,240)
Balance – December 31, 2024	-	$-	6,900,000	$690	$24,310	$(253,240)	$(228,240)

(1)	On January 24, 2024, the Company issued 7,475,000 Class B ordinary shares. On August 5, 2024, the Company forfeited 1,150,000 Founder Shares for no consideration resulting in the Sponsor holding a total of 6,325,000 Class B ordinary shares. On March 4, 2025, the Company issued an additional 575,000 Founder Shares for no consideration, resulting in the Sponsor holding an aggregate of 6,900,000 Class B ordinary shares. On April 10, 2025, the underwriters fully exercised their over-allotment option. As a result, the shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

Titan Acquisition Corp

Statements of Cash Flows

	Twelve Months ended December 31, 2025	January 11, 2024 (inception) to December 31, 2024
Cash Flows from Operating Activities:
Net Income (loss)	$7,236,195	$(253,240)
Changes in current assets and liabilities:
decrease in prepaid insurance - current	(83,916)	-
Increase in due from Sponsor	(99,200)	74,200
Increase in payable to related party	(45,000)	135,000
Increase in accounts payable and accrued expenses	564,162	44,040
Deferred costs paid in cash	-	-
Unrealised return	(8,227,085)	-
Prepaid insurance	(20,969)	-
Net cash used in operating activities	(675,813)	-

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(277,380,000)	-
Net cash used in financing activities	(277,380,000)	-

Cash Flows from Financing activities:
Proceeds from Issuance of shares to Sponsor	-	25,000
Gross proceeds from initial public offering	276,000,000	-
Proceeds from private placement	8,110,056	-
Payment of offering costs	(5,358,942)	-
Net cash provided by financing activities	278,751,114	25,000

Net increase in cash	695,301	25,000
Cash – beginning of the period	25,000	-
Cash – end of the period	$720,301	$25,000

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs included in accrued offering expenses	-

The accompanying notes are an integral part of these financial statements.

TITAN ACQUISITION CORP

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN

Titan Acquisition Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 11, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of December 31, 2025, the Company had not yet commenced operations. All activity for the period from January 11, 2024 (inception) through December 31, 2025 relates to the Company’s formation and the Public Offering, which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has selected December 31 as its fiscal year end.

On April 10, 2025, the Company consummated its initial public offering (“IPO”) of 27,600,000 units (the “Units”), including 3,600,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”), and one-half of one redeemable warrant (the “Warrants”) with each whole warrant entitling the holder thereof to purchase one Ordinary Share at a price of $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $276,000,000 (the “Public Proceeds”).

Simultaneously with the closing of the IPO, pursuant to the amended and restated private placement warrant purchase agreement, dated April 10, 2025, between the Company and Titan Acquisition Sponsor Holdco LLC (the “Sponsor”), and the private placement warrant purchase agreement, dated April 8, 2025, between the Company and Cantor Fitzgerald & Co. and Odeon Capital Group LLC, the Company completed the private sale of 8,110,056 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8,110,056 (the “Private Proceeds” and together with the Public Proceeds, the “Offering Proceeds”). The Private Placement Warrants are identical to the Warrants sold in the IPO.

Transaction costs amounted to $18,498,942, consisting of $4,800,000 of cash underwriting fee, $13,140,000 of deferred underwriting fee, and $558,942 of other offering costs.

The Trust Account

As of April 10, 2025, upon the closing of the Initial Public Offering and the Private Placement, $277,380,000 ($10.05 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested only in U.S. government treasury obligations, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earliest of (i) the completion of an initial business combination, (ii) the redemption of public shares if the Company is unable to complete an initial business combination within the completion window, subject to applicable law, and (iii) the redemption of public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of obligation to redeem 100% of public shares if the Company has not consummated an initial business combination within the completion window or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of creditors, if any, which could have priority over the claims of public shareholders.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.05 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”). In accordance with U.S. Securities and Exchange Commission (“SEC”) and its guidance on redeemable equity instruments, which has been codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), paragraph 10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity were the allocated proceeds determined in accordance with FASB ASC Topic 470-20, “Debt with Conversion and Other Options.” The resulting discount to the initial carrying value of temporary equity was accreted upon closing the Initial Public Offering such that the carrying value equals the redemption value on such date. The accretion or remeasurement is recognized as a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The Public Shares are redeemable and were classified as such on the balance sheets until such date that a redemption event takes place.

The Company has determined not to consummate any Business Combination unless the Company has net tangible assets of at least $5,000,001 upon such consummation in order to avoid being subject to Rule 419 promulgated under the Securities Act. However, if the Company seeks to consummate an initial Business Combination with a target business that imposes any type of working capital closing condition or requires the Company to have a minimum amount of funds available from the Trust Account upon consummation of such initial Business Combination, its net tangible asset threshold may limit the Company’s ability to consummate such initial Business Combination (as the Company may be required to have a lesser number of shares redeemed) and may force the Company to seek third party financing which may not be available on terms acceptable to the Company or at all. As a result, the Company may not be able to consummate such initial Business Combination and the Company may not be able to locate another suitable target within the applicable time period, if at all.

Each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees will have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or April 10, 2027 (the “Combination Period”), the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.05 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern, Liquidity and Capital Sources

As of December 31, 2025 and 2024, the Company had cash balances of $720,301 and $25,000, respectively. The working capital was a surplus of $131,015 as of December 31, 2025, and a deficit of $548,570 as of December 31, 2024, excluding deferred offering costs. The Company has incurred and expects to continue to incur significant costs primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay income taxes to the extent the interest earned on the trust account is not sufficient to pay our income taxes. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued.

In connection with the management’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements --Going Concern,” the Company’s management has determined that the liquidity condition, should a Business Combination not occur, and potential subsequent dissolution raise substantial doubt about its ability to continue as a going concern through the earlier of the liquidation date or the completion of the initial Business Combination. There is no assurance that the Company’s plans to consummate the initial Business Combination will be successful or successful within the Combination Period. The consolidated financial statements included in this Annual Report on Form 10-K do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Recently Adopted Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Net Income (Loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. Remeasurement of carrying value to redemption value of redeemable shares of ordinary shares is excluded from income (loss) per share as the redemption value approximates fair value.

As of December 31, 2025, the public and private warrants are exercisable to purchase in aggregate, 13,800,000 and 8,110,056 ordinary shares, respectively. The weighted average of these shares was excluded from the calculation of diluted net income (loss) per ordinary shares since the inclusion of such rights and warrants would be anti-dilutive. The warrants cannot be converted to shares of ordinary shares prior to an initial Business Combination; therefore, they have been classified as anti-dilutive. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

	Year ended December 31, 2025		January 11, 2024 (inception) through December 31, 2024
	Redeemable Class A	Non-Redeemable Class B	Redeemable Class A	Non-Redeemable Class B
Basic net income (loss) per share:

Numerator:
Allocation of net income (loss)	$5,437,033	$1,799,162	$-	$(253,240)

Denominator:
Weighted average shares outstanding, basic	20,113,973	6,655,890	-	6,000,000
Basic net income (loss) per share	$0.27	$0.27	$-	$(0.04)

	Year ended December 31, 2025		January 11, 2024 (inception) through December 31, 2024
	Redeemable Class A	Non-Redeemable Class B	Redeemable Class A	Non-Redeemable Class B
Diluted net income (loss) per share:

Numerator:
Allocation of net income (loss)	$5,432,529	$1,803,666	$-	$(253,240)

Denominator:
Weighted average shares outstanding, diluted	20,113,973	6,678,082	-	6,000,000
Diluted net income (loss) per share	$0.27	$0.27	$-	$(0.04)

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

Warrant Instruments

In conjunction with the IPO on April 10, 2025, the Company accounted for the Warrants and Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values. As of December 31, 2025 and 2024, there were 21,910,056 warrants, including 13,800,000 Warrants and 8,110,056 Private Placement Warrants, and nil outstanding respectively.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2025 and 2024, the Company had $17,715 in cash and $702,586 in cash equivalents and $25,000 in cash and $0 in cash equivalents, respectively.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. The estimated fair values of investments held in the Trust Account are determined using available market information. The interest income, unrealized gain and dividend income on these investments are included in the statement of operations. At December 31, 2025, the assets held in the Trust Account of $285,607,085 were held in money market funds

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flow.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and accounted for as a liability pursuant to ASC 480 if not fully exercised at the time of the Initial Public Offering. On April 10, 2025, the Company consummated the Initial Public Offering including the full exercise of the underwriters’ over-allotment option.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

●	Level 1—Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

●	Level 2—Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

●	Level 3—Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 9 for additional information regarding liabilities measured at fair value.

Offering Costs Associated with the Initial Public Offering

The Offering costs consisted of legal, underwriting and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity (deficit) upon the completion of the Initial Public Offering.

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity and offering costs allocated to the Warrants, and Private Placement Warrants were charged to shareholders’ deficit.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Class A Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Accordingly, at December 31, 2025, the Class A ordinary shares subject to redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$276,000,000
Less: Proceeds allocated to public warrants	(3,808,800)
Less: Ordinary share issuance cost	(18,239,185)
Add: Remeasurement of carrying value to redemption value	31,655,070
Ordinary shares subject to possible redemption as of December 31, 2025	$285,607,085

As of December 31, 2024, there were no Class A ordinary shares issued or outstanding.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on April 10, 2025, the Company sold 27,600,000 Units including 3,600,000 Units issued pursuant to the exercise of the underwriters’ over-allotment at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

On April 10, 2025, simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 8,110,056 units (the “Initial Private Placement Units”). In this Private Placement, the Sponsor purchased 5,710,056 warrants, while Cantor Fitzgerald & Co. and Odeon Capital Group LLC purchased 2,400,000 warrants, all at a price of $1.00 per Private Placement Unit, generating total proceeds of $8,110,056. Each Private Placement Unit entitles the holder thereof to one Class A ordinary share and one-half of one redeemable warrant (“Private Placement Warrants”) to purchase one Class A ordinary share at $11.50 per share.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting”, establishes standards for companies to report, in their financial statements, information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s Chief Operating Decision Maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31,	December 31,
	2025	2024
Cash and cash equivalents	$720,301	$25,000
Deferred offering costs associated with proposed public offering	-	320,330
Due from Sponsor	25,000
Investments held in Trust Account	285,607,085
Prepaid insurance	104,885
Total Assets	$286,457,271	$345,330

	Year ended December 31, 2025	Period from January 11, 2024 (inception) through December 31, 2024
General and administrative expenses	$1,013,476	$253,240
Loss from operations	(1,013,476)	(253,240)

Other income	22,586	-
Unrealized gain on investments held in Trust Account	8,227,085	-
Net Income (loss)	$7,236,195	$(253,240)

The CODM reviews the position of total assets available with the Company to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company. Additionally, the CODM regularly reviews the status of deferred costs incurred to assess if these are in line with the planned use of proceeds to be raised from the public offering.

The CODM reviews general and administrative expenses to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the statements of operations, are the significant segment information provided to the CODM on a regular basis. All other segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures. The CODM reviews the position of total assets available with the Company to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On January 24, 2024, the Company received $25,000 for issuance of 7,475,000 Class B ordinary shares (the “Founder Shares”). On August 5, 2024, the Company forfeited 1,150,000 Founder Shares for no consideration. On March 4, 2025, the Company issued an additional 575,000 Founder Shares for no consideration, resulting in the Sponsor holding an aggregate of 6,900,000 shares.

The initial shareholders have agreed to forfeit up to an aggregate of 900,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional units is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering.

On April 10, 2025, the underwriters elected to fully exercise their over-allotment option. Accordingly, an aggregate of 900,000 Founder Shares are no longer subject to forfeiture.

As of December 31, 2025 and 2024, there were 6,900,000 Founder Shares issued and outstanding.

The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Related Party Loans

Prior to the closing of the initial public offering, the Sponsor committed to providing the Company with a loan facility of up to $300,000 under a promissory note to cover a portion of the offering-related expenses. The loan was non-interest bearing, unsecured, and repayable upon the earlier of December 31, 2025, or the completion of the offering. As of December 31, 2025 and 2024, no amounts had been drawn under this agreement, and accordingly, no outstanding balance were outstanding. Upon successful completion of the initial public offering on April 10, 2025, the loan facility is no longer available to the Company.

The Sponsor paid certain formation, operating or deferred offering costs on behalf of the Company. These amounts are due on demand and non-interest bearing. As of December 31, 2024, there was a $74,200 outstanding balance owed to the Sponsor. However, as of December 31, 2025, the Sponsor owed the Company $25,000 for the private placement warrants.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Notes”). If the Company completes a Business Combination, the Company would repay the Working Capital Notes out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Notes would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Notes, but no proceeds held in the Trust Account would be used to repay the Working Capital Notes. The Working Capital Notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Notes may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Notes, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Notes.

Administrative Agreement

Commencing April 10, 2025, the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company will pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative, financial and support services. During the years ended December 31, 2025 and 2024 the Company accrued an amount of $90,000 and $0, respectively. As of December, 31, 2025 and 2024, no balances are outstanding.

Consulting Agreement

On February 1, 2024 the Company entered into a consulting agreement for advisory services with an entity affiliated with the President of the Company with a fee of $15,000 per month. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. The entity affiliated with the President of the Company billed a consulting fee of $165,000 during the period from January 11, 2024 (inception) through December 31, 2024. In April 2025, the entity affiliated with the Company’s President agreed to waive all outstanding balances amounting to $165,000 billed under the consulting agreement. On April 14, 2025, a new agreement was executed, amending the terms of the previously signed contract. Under this revised agreement, the Company will pay a monthly consulting fee of $10,000, effective April 1, 2025. As of December, 31, 2025 and 2024, outstanding balances were $90,000 and $135,000, respectively, classified under due to related party in the accompanying balance sheets.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Notes (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Notes and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 3,600,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On April 10, 2025, the underwriters’ over-allotment option was exercised in full.

The underwriters were paid an underwriting discount of $0.20 per unit, or $4,800,000 in the aggregate upon the closing of the Initial Public Offering and $0.45 per unit, or $10,800,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. In addition, an additional $0.65 per unit, or $2,340,000 on units sold pursuant to the underwriters’ options to purchase additional units, will become payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management is currently evaluating the impact of significant global events, such as, the Russia / Ukraine and Israel / Palestine conflicts, on the industry and has concluded that while it is reasonably possible that these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 8. SHAREHOLDERS’ DEFICIT

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2025 and 2024, there were no Class A ordinary shares issued or outstanding excluding 27,600,000 Class A ordinary shares subject to possible redemption as of December 31, 2025.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On January 9, 2024, 7,475,000 Class B ordinary shares were issued and outstanding, including an aggregate of up to 975,000 Class B ordinary shares that are subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

On August 5, 2024, the Company forfeited 1,150,000 Founder Shares for no consideration. On March 4, 2025, the Company issued an additional 575,000 Founder Shares for no consideration. These adjustments were made in the financial statements to align with the changes in the offering size. On April 10, 2025, as a result of the underwriters’ election to fully exercise their over-allotment option, an aggregate of 900,000 Founder Shares are no longer subject to forfeiture.

As of December 31, 2025, there were 6,900,000 Founder Shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Proposed Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Warrants — As of December 31, 2025 and 2024, there were 21,910,056 warrants, including 13,800,000 Warrants and 8,110,056 Private Placement Warrants, and nil outstanding, respectively.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and $18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 9 — FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2025 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The fair values of held-to-maturity securities at December 31, 2025 are as follows:

	Description	Level	Fair Value
December 31, 2025	Money market fund	1	$285,607,085

The Company’s public warrants were valued using a Monte Carlo Simulation model and were classified within shareholders’ deficit and will not require remeasurement after issuance. The fair value of the Public Warrants was estimated to be $3,808,800 at issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the public warrants. These assumptions also include unobservable inputs (Level 3 inputs).

Public Warrants
Calculated price per warrant	$0.28
Probability of Initial Business Combination	17.9%
Implied Class A ordinary share price	$9.86
Weighted term (years)	2.89
Exercise price	$11.50
Volatility	6.40%
Risk-free rate	3.85%

Public Warrants are not remeasured subsequent to the date of the IPO. As of December 31, 2025 and 2024 there were 13,800,000 and nil warrants outstanding.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

TITAN ACQUISITION CORP

Condensed Balance Sheets

	As at March 31, 2026 (Unaudited)	As at December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$504,157	$720,301
Due from Sponsor	25,000	25,000
Prepaid insurance – current	83,906	83,916
Total current assets	613,063	829,217
Investments held in Trust Account	288,118,410	285,607,085
Prepaid insurance	-	20,969
Total Assets	$288,731,473	$286,457,271

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$1,011,685	$608,202
Due to related party	120,000	90,000
Total current liabilities	1,131,685	698,202
Deferred underwriting commission	13,140,000	13,140,000
Total liabilities	14,271,685	13,838,202

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 27,600,000 and 27,600,000 shares issued and outstanding at redemption value of $10.44 and $10.35 per share as of March 31, 026 and December 31, 2025, respectively	288,118,410	285,607,085

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of March 31, 2026 and December 31, 2025, respectively	-	-
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding excluding 27,600,000 Class A ordinary shares subject to possible redemption as of March 31, 2026 and December 31, 2025, respectively	-	-
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	690	690
Additional paid-in capital	-	-
Accumulated deficit	(13,659,312)	(12,988,706)
Total shareholders’ deficit	(13,658,622)	(12,988,016)
Total Liabilities and Shareholders’ Deficit	$288,731,473	$286,457,271

The accompanying notes are an integral part of these condensed financial statements.

Titan Acquisition Corp

Condensed Statements of Operations (Unaudited)

	Three Months ended March 31, 2026	Three Months ended March 31, 2025
General and administrative expenses	$676,713	$78,292
Loss from operations	(676,713)	(78,292)

Interest income on cash account	6,107	-
Interest income on investments held in trust account	2,511,325	-
Net income (loss)	$1,840,719	$(78,292)

Weighted average shares outstanding, basic and diluted	27,600,000	-
Basic and diluted net income per ordinary share, Class A redeemable ordinary shares	$0.05	$-

Weighted average shares outstanding of Class B ordinary shares, basic and diluted(1)(2)	6,900,000	6,000,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.05	$(0.01)

(1)	On January 24, 2024, the Company issued 7,475,000 Class B ordinary shares. On August 5, 2024, the Company forfeited 1,150,000 Founder Shares for no consideration resulting in the Sponsor holding a total of 6,325,000 Class B ordinary shares. On March 4, 2025, the Company issued an additional 575,000 Founder Shares for no consideration, resulting in the Sponsor holding an aggregate of 6,900,000 Class B ordinary shares. On April 10, 2025, the underwriters fully exercised their over-allotment option, releasing 900,000 shares from forfeiture. For the purpose of calculating net loss per share for the period three months ended March 31, 2025, the weighted average shares outstanding have been retroactively adjusted to reflect these issuances.
(2)	For the purpose of calculating basic and diluted earnings per share for Class B ordinary shares for the period three months ended March 31, 2025, the weighted-average number of Class B ordinary shares excludes up to 900,000 shares that were subject to forfeiture if the underwriters’ over-allotment option was not exercised in full or in part. On April 10, 2025, the underwriters fully exercised the over-allotment option; accordingly, these shares are no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

Titan Acquisition Corp

Condensed Statements of Changes in Shareholders’ Deficit (Unaudited)

Three months ended March 31, 2026 and 2025

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2025	-	$-	6,900,000	$690	$-	$(12,988,706)	$(12,988,016)
Accretion for Class A ordinary shares subject to redemption amount	-	-	-	-	-	1,840,719	1,840,719
Net income	-	-	-	-	-	(2,511,325)	(2,511,325)
Balance – March 31, 2026	-	$-	6,900,000	$690	$-	$(13,659,312)	$(13,658,622)

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – December 31, 2024	-	$-	6,900,000	$690	$24,310	$(253,240)	$(228,240)
Net loss	-	-	-	-	-	(78,292)	(78,292)
Balance – March 31, 2025(1)	-	$-	6,900,000	$690	$24,310	$(331,532)	$(306,532)

(1)	On January 24, 2024, the Company issued 7,475,000 Class B ordinary shares. On August 5, 2024, the Company forfeited 1,150,000 Founder Shares for no consideration resulting in the Sponsor holding a total of 6,325,000 Class B ordinary shares. On March 4, 2025, the Company issued an additional 575,000 Founder Shares for no consideration, resulting in the Sponsor holding an aggregate of 6,900,000 Class B ordinary shares. On April 10, 2025, the underwriters fully exercised their over-allotment option. As a result, the shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these condensed financial statements.

Titan Acquisition Corp

Condensed Statements of Cash Flows (Unaudited)

	Three Months ended March 31, 2026	Three Months ended March 31, 2025
Cash Flows from Operating Activities:
Net Income (loss)	$1,840,719	$(78,292)
Adjustment to reconcile net income (loss) to net cash used in operating activities:
Interest income on investments in Trust Account	(2,511,325)
Changes in operating assets and liabilities:
Increase in prepaid insurance - current	10	-
Increase in due from Sponsor	-	163,784
Increase in payable to related party	30,000	98,099
Increase (decrease) in accounts payable and accrued expenses	403,483	(183,608)
Prepaid insurance	20,969	-
Net cash used in operating activities	(216,144)	(17)

Net decrease in cash	(216,144)	(17)
Cash – beginning of the period	720,301	25,000
Cash – end of the period	$504,157	$24,983

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs included in accrued offering expenses	-	300,000

The accompanying notes are an integral part of these condensed financial statements.

TITAN ACQUISITION CORP

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN

Titan Acquisition Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 11, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of March 31, 2026, the Company had not yet commenced operations. All activity for the period from January 11, 2024 (inception) through March 31, 2026, relates to the Company’s formation and the Public Offering, which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has selected December 31 as its fiscal year end.

On April 10, 2025, the Company consummated its initial public offering (“IPO”) of 27,600,000 units (the “Units”), including 3,600,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”), and one-half of one redeemable warrant (the “Warrants”) with each whole warrant entitling the holder thereof to purchase one Ordinary Share at a price of $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $276,000,000 (the “Public Proceeds”).

Simultaneously with the closing of the IPO, pursuant to the amended and restated private placement warrant purchase agreement, dated April 10, 2025, between the Company and Titan Acquisition Sponsor Holdco LLC (the “Sponsor”), and the private placement warrant purchase agreement, dated April 8, 2025, between the Company and Cantor Fitzgerald & Co. and Odeon Capital Group LLC, the Company completed the private sale of 8,110,056 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $8,110,056 (the “Private Proceeds” and together with the Public Proceeds, the “Offering Proceeds”). The Private Placement Warrants are identical to the Warrants sold in the IPO.

Transaction costs amounted to $18,498,942, consisting of $4,800,000 of cash underwriting fee, $13,140,000 of deferred underwriting fee, and $558,942 of other offering costs.

The Trust Account

As of April 10, 2025, upon the closing of the Initial Public Offering and the Private Placement, $277,380,000 ($10.05 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested only in U.S. government treasury obligations, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earliest of (i) the completion of an initial business combination, (ii) the redemption of public shares if the Company is unable to complete an initial business combination within the completion window, subject to applicable law, and (iii) the redemption of public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of obligation to redeem 100% of public shares if the Company has not consummated an initial business combination within the completion window or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of creditors, if any, which could have priority over the claims of public shareholders.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.05 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”). In accordance with U.S. Securities and Exchange Commission (“SEC”) and its guidance on redeemable equity instruments, which has been codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), paragraph 10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity were the allocated proceeds determined in accordance with FASB ASC Topic 470-20, “Debt with Conversion and Other Options.” The resulting discount to the initial carrying value of temporary equity was accreted upon closing the Initial Public Offering such that the carrying value equals the redemption value on such date. The accretion or remeasurement is recognized as a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The Public Shares are redeemable and were classified as such on the condensed balance sheets until such date that a redemption event takes place.

The Company has determined not to consummate any Business Combination unless the Company has net tangible assets of at least $5,000,001 upon such consummation in order to avoid being subject to Rule 419 promulgated under the Securities Act. However, if the Company seeks to consummate an initial Business Combination with a target business that imposes any type of working capital closing condition or requires the Company to have a minimum amount of funds available from the Trust Account upon consummation of such initial Business Combination, its net tangible asset threshold may limit the Company’s ability to consummate such initial Business Combination (as the Company may be required to have a lesser number of shares redeemed) and may force the Company to seek third party financing which may not be available on terms acceptable to the Company or at all. As a result, the Company may not be able to consummate such initial Business Combination and the Company may not be able to locate another suitable target within the applicable time period, if at all.

Each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees will have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or April 10, 2027 (the “Combination Period”), the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern, Liquidity and Capital Sources

As of March 31, 2026 and December 31, 2025, the Company had cash balances of $504,157 and $720,301, respectively. The working capital was a deficit of $518,622 and surplus of $131,015 as of March 31, 2026 and December 31, 2025. The Company has incurred and expects to continue to incur significant costs primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay income taxes to the extent the interest earned on the trust account is not sufficient to pay our income taxes. The Company’s mandatory liquidation date, absent a consummated business combination, is April 10, 2027 which is within one year from the issuance date of these condensed financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are issued. Management intends to complete a business combination within the next six months. In addition, the Company’s Sponsor, officers, and directors have agreed to waive certain future administrative fees to preserve cash resources and may, but are not obligated to, provide working capital loans in such amounts and at such times as they determine in their sole discretion.

In connection with the management’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements --Going Concern,” the Company’s management has determined that the liquidity condition, should a Business Combination not occur, and potential subsequent dissolution raise substantial doubt about its ability to continue as a going concern through the earlier of the liquidation date or the completion of the initial Business Combination. There is no assurance that the Company’s plans to consummate the initial Business Combination will be successful or successful within next 12 months. The condensed financial statements included in this Quarterly Report on Form 10-Q do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in condensed financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on April 10, 2025, as well as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 31, 2026. The interim results for the three months ended March 31, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Recently Adopted Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Net Income (Loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. Remeasurement of carrying value to redemption value of redeemable shares of ordinary shares is excluded from income (loss) per share as the redemption value approximates fair value.

As of March 31, 2026, the public and private warrants are exercisable to purchase in aggregate, 13,800,000 and 8,110,056 ordinary shares, respectively. The weighted average of these shares was excluded from the calculation of diluted net income (loss) per ordinary shares since the inclusion of such rights and warrants would be anti-dilutive. The warrants cannot be converted to shares of ordinary shares prior to an initial Business Combination; therefore, they have been classified as anti-dilutive. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

	Three months ended March 31, 2026		Three months ended March 31, 2025
	Redeemable Class A	Non-Redeemable Class B	Redeemable Class A	Non-Redeemable Class B
Basic and diluted net income (loss) per share:

Numerator:
Allocation of net income (loss)	$1,472,575	$368,144	$-	$(78,242)

Denominator:
Weighted average shares outstanding, basic and diluted	27,600,000	6,900,000	-	6,000,000

Basic and diluted net income (loss) per share	$0.05	$0.05	$-	$(0.01)

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to its short-term nature.

Warrant Instruments

In conjunction with the IPO on April 10, 2025, the Company accounted for the Warrants and Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values. As of March 31, 2026 and December 31, 2025, there were 21,910,056 warrants, including 13,800,000 Warrants and 8,110,056 Private Placement Warrants, and nil outstanding respectively.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of March 31, 2026 and December 31, 2025 the Company had $5,464 in cash and $498,693 in cash equivalents and $17,715 in cash and $702,586 in cash equivalents, respectively.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. The estimated fair values of investments held in the Trust Account are determined using available market information. The interest income on these investments are included in the statement of operations. At March 31, 2026, the assets held in the Trust Account of $288,118,410 were held in money market funds

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flow.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the condensed statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed balance sheets as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and accounted for as a liability pursuant to ASC 480 if not fully exercised at the time of the Initial Public Offering. On April 10, 2025, the Company consummated the Initial Public Offering including the full exercise of the underwriters’ over-allotment option.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

●	Level 1—Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

●	Level 2—Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

●	Level 3—Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The Company’s public warrants were valued using a Monte Carlo Simulation model and were classified within shareholders’ deficit and will not require remeasurement after issuance. See Note 9 for additional information regarding liabilities measured at fair value.

Offering Costs Associated with the Initial Public Offering

The Offering costs consisted of legal, underwriting and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity (deficit) upon the completion of the Initial Public Offering.

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity and offering costs allocated to the Warrants, and Private Placement Warrants were charged to shareholders’ deficit.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2026 and December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s condensed financial statements.

Class A Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Accordingly, at March 31, 2026, the Class A ordinary shares subject to redemption reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$276,000,000
Less: Proceeds allocated to public warrants	(3,808,800)
Less: Ordinary share issuance cost	(18,239,185)
Add: Remeasurement of carrying value to redemption value	31,655,070
Ordinary shares subject to possible redemption as of December 31, 2025	$285,607,085
Add: Remeasurement of carrying value to redemption value	2,511,325
Ordinary shares subject to possible redemption as of March 31, 2026	$288,118,410

As of December 31, 2025 and March 31, 2026, there were 27,600,000 Class A ordinary shares issued or outstanding.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on April 10, 2025, the Company sold 27,600,000 Units including 3,600,000 Units issued pursuant to the exercise of the underwriters’ over-allotment at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

On April 10, 2025, simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 8,110,056 units (the “Initial Private Placement Units”). In this Private Placement, the Sponsor purchased 5,710,056 warrants, while Cantor Fitzgerald & Co. and Odeon Capital Group LLC purchased 2,400,000 warrants, all at a price of $1.00 per Private Placement Unit, generating total proceeds of $8,110,056. Each Private Placement Unit entitles the holder thereof to one Class A ordinary share and one-half of one redeemable warrant (“Private Placement Warrants”) to purchase one Class A ordinary share at $11.50 per share.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 5. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting”, establishes standards for companies to report, in their financial statements, information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s Chief Operating Decision Maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the condensed statements of operations as net income or loss. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	March 31,	December 31,
	2026	2025
Cash and cash equivalents	$504,157	$720,301
Due from Sponsor	25,000	25,000
Investments held in Trust Account	288,118,410	285,607,085
Prepaid insurance	83,906	104,885
Total Assets	$288,731,473	$286,457,271

	Three months ended March 31, 2026	Three months ended March 31, 2025
General and administrative expenses	$676,713	$78,292
Loss from operations	(676,713)	(78,292)

Interest income on cash account	6,107	-
Interest income on investments held in Trust Account	2,511,325	-
Net Income (loss)	$1,840,719	$(78,292)

The CODM reviews the position of total assets available with the Company to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company. Additionally, the CODM regularly reviews the status of deferred costs incurred to assess if these are in line with the planned use of proceeds raised from the public offering.

The CODM reviews general and administrative expenses to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the condensed statements of operations, are the significant segment information provided to the CODM on a regular basis. All other segment items included in net income or loss are reported on the condensed statements of operations and described within their respective disclosures. The CODM reviews the position of total assets available with the Company to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On January 24, 2024, the Company received $25,000 for issuance of 7,475,000 Class B ordinary shares (the “Founder Shares”). On August 5, 2024, the Company forfeited 1,150,000 Founder Shares for no consideration. On March 4, 2025, the Company issued an additional 575,000 Founder Shares for no consideration, resulting in the Sponsor holding an aggregate of 6,900,000 shares.

The initial shareholders have agreed to forfeit up to an aggregate of 900,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional units is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering.

On April 10, 2025, the underwriters elected to fully exercise their over-allotment option. Accordingly, an aggregate of 900,000 Founder Shares are no longer subject to forfeiture.

As of March 31, 2026 and December 31, 2025, there were 6,900,000 Founder Shares issued and outstanding.

The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination or (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Related Party Loans

Prior to the closing of the initial public offering, the Sponsor committed to providing the Company with a loan facility of up to $300,000 under a promissory note to cover a portion of the offering-related expenses. The loan was non-interest bearing, unsecured, and repayable upon the earlier of December 31, 2025, or the completion of the offering. As of March 31, 2026 and December 31, 2025, no amounts had been drawn under this agreement, and accordingly, no outstanding balance were outstanding. Upon the successful completion of the initial public offering on April 10, 2025, the loan facility is no longer available to the Company.

The Sponsor paid certain formation, operating or deferred offering costs on behalf of the Company. These amounts are due on demand and non-interest bearing. As of March 31, 2026 and December 31, 2025, the Sponsor owed the Company $25,000 for the private placement warrants.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Notes”). If the Company completes a Business Combination, the Company would repay the Working Capital Notes out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Notes would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Notes, but no proceeds held in the Trust Account would be used to repay the Working Capital Notes. The Working Capital Notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Notes may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Notes, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Notes.

Administrative Agreement

Commencing April 10, 2025, the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company will pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative, financial and support services. During the three months ended March 31, 2026 and 2025 the Company accrued an amount of $30,000 and $0, respectively. As of March 31, 2026 and December 31, 2025, outstanding balances were $120,000 and $90,000 respectively, classified under due to related party in the accompanying balance sheets.

Consulting Agreement

On February 1, 2024 the Company entered into a consulting agreement for advisory services with an entity affiliated with the President of the Company with a fee of $15,000 per month. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. The entity affiliated with the President of the Company billed a consulting fee of $165,000 during the period from January 11, 2024 (inception) through December 31, 2024. In April 2025, the entity affiliated with the Company’s President agreed to waive all outstanding balances amounting to $165,000 billed under the consulting agreement. On April 14, 2025, a new agreement was executed, amending the terms of the previously signed contract. Under this revised agreement, the Company will pay a monthly consulting fee of $10,000, effective April 1, 2025. As of March 31, 2026 and December 31, 2025, no balances were outstanding.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Notes (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Notes and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 3,600,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On April 10, 2025, the underwriters’ over-allotment option was exercised in full.

The underwriters were paid an underwriting discount of $0.20 per unit, or $4,800,000 in the aggregate upon the closing of the Initial Public Offering and $0.45 per unit, or $10,800,000 in the aggregate will be payable to the underwriters for deferred underwriting commissions. In addition, an additional $0.65 per unit, or $2,340,000 on units sold pursuant to the underwriters’ options to purchase additional units, will become payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management is currently evaluating the impact of significant global events, such as, the Russia / Ukraine and Israel / Palestine conflicts, on the industry and has concluded that while it is reasonably possible that these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 8. SHAREHOLDERS’ DEFICIT

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2026 and December 31, 2025, there were 0 Class A ordinary shares issued or outstanding excluding 27,600,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On January 9, 2024, 7,475,000 Class B ordinary shares were issued and outstanding, including an aggregate of up to 975,000 Class B ordinary shares that are subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

On August 5, 2024, the Company forfeited 1,150,000 Founder Shares for no consideration. On March 4, 2025, the Company issued an additional 575,000 Founder Shares for no consideration. These adjustments were made in the condensed financial statements to align with the changes in the offering size. On April 10, 2025, as a result of the underwriters’ election to fully exercise their over-allotment option, an aggregate of 900,000 Founder Shares are no longer subject to forfeiture.

As of March 31, 2026 and December 31, 2025, there were 6,900,000 Founder Shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Proposed Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Warrants — As of March 31, 2026 and December 31, 2025, there were 21,910,056 warrants, including 13,800,000 Warrants and 8,110,056 Private Placement Warrants, and nil outstanding, respectively.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and $18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 9 — FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2026 and December 31, 2025 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The fair values of held-to-maturity securities at March 31, 2026 and December 31, 2025 are as follows:

	Description	Level	Fair Value
March 31, 2026	Money market fund	1	$288,118,410
December 31, 2025	Money market fund	1	$285,607,085

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of

OpenPayd Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Openpayd Holdings Limited (the “Company”) as of April 30, 2025 and 2024, the related consolidated statements of income, comprehensive income, changes in shareholder’s equity, and cash flows, for each of the two years in the period ended April 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2025 and April 30, 2024, and the results of its operations and its cash flows for each of the two years in the period ended April 30, 2025 and 2024, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

June 15, 2026 (July 31, 2026, as to the effects of the restatement discussed in Note 2)

We have served as the Company’s auditor since 2019.

OpenPayd Holdings Limited

Consolidated Statements of Financial Position

Expressed in Euro (EUR)

(in 000’s except share and per share data)

		April 30,	April 30,
	Note	2025 [1]	2024 [1]
Assets
Non-current assets
Intangible assets, net	10	€6,288	€4,528
Property, plant and equipment, net	11	347	210
Right-of-use lease assets	6	4,536	1,137
Deferred tax assets	9	302	2,221
Total non-current assets		11,473	8,096
Current assets
Trade receivables	12	1,039	676
Other current assets	13, 19	2,635	3,949
Current tax assets	9	499	207
Restricted cash		497,291	334,147
Cash and cash equivalents		15,562	7,218
Total current assets		517,026	346,197
Total assets		€528,499	€354,293

Liabilities and equity
Non-current liabilities
Share-based payment liability	18	€1,494	€792
Right-of-use lease liabilities, non-current	6	3,503	254
Total non-current liabilities		4,997	1,046
Current liabilities
Client balances	19	497,291	334,147
Trade payables		688	636
Other current liabilities	14	6,195	3,313
Overdrafts		15	11
Working capital loan	15	2,640	2,797
Right-of-use lease liabilities, current	6	1,079	855
Current tax liability	9	387	-
Total current liabilities		508,295	341,759
Total liabilities		513,292	342,805

Share capital	17	-	-
Share premium	17	1,154	1,154
Capital reserve	17	4,487	4,487
Foreign currency translation reserve	17	(1,175)	(941)
Retained earnings	17	10,741	6,788
Total equity		15,207	11,488
Total liabilities and equity		€528,499	€354,293

[1]	Refer to Note 2 for restatements

The accompanying notes are an integral part of these consolidated financial statements.

OpenPayd Holdings Limited

Consolidated Statements of Income

Expressed in Euro (EUR)

(in 000’s except share and per share data)

		For the year ended	For the year ended
	Note	April 30, 2025 [1]	April 30, 2024 [1]
Banking and payments as a service and other income	4	€37,732	€28,415
Other interest income	4	9,798	4,165
Revenue	4	47,530	32,580

Operating expenses
Service provider charges		3,315	2,697
Reseller commissions		6,905	3,638
Staff and contractor costs	7	15,772	12,897
Depreciation and amortization	10, 11	4,296	4,073
Technology costs		2,956	2,325
Legal and professional charges		2,848	2,355
Marketing		1,475	929
Tax related and other		3,298	573
Share-based compensation	18	702	792
Foreign exchange (gains)/losses		329	(317)
Total operating expenses		41,896	29,962
Operating profit		5,634	2,618

Finance income	8	45	17
Finance expense	8	(535)	(765)
Profit before income taxes		5,144	1,870

Income tax expense	9	1,191	277

Profit for the year		€3,953	€1,593

Earnings per share, basic and diluted		€3.30	€1.34
Weighted average shares outstanding, basic and diluted		1,199,582	1,185,163

[1]	Refer to Note 2 for restatements

The accompanying notes are an integral part of these consolidated financial statements.

OpenPayd Holdings Limited

Consolidated Statements of Comprehensive Income

Expressed in Euro (EUR)

(in 000’s except share and per share data)

		For the year ended	For the year ended
	Note	April 30, 2025	April 30, 2024
Profit for the year		€3,953	€1,593

Items that may be reclassified to profit or loss
Foreign currency translation differences		(234)	(366)
Other comprehensive loss for the year, net of tax		(234)	(366)
Total comprehensive income for the year, net of tax		€3,719	€1,227

The accompanying notes are an integral part of these consolidated financial statements.

OpenPayd Holdings Limited

Consolidated Statement of Changes in Shareholders’ Equity

Expressed in Euro (EUR)

(in 000’s except share and per share data)

					Other comprehensive income (loss)
	Note	Share capital	Share premium	Capital reserve	Foreign currency translation reserve	Total	Retained earnings [1]	Total equity [1]
Balance, April 30, 2023		€-	€926	€4,487	€(575)	€(575)	€5,195	€10,033
Issuance of share capital	17	-	234	-	-	-	-	234
Purchase of treasury shares	17	-	(6)	-	-	-	-	(6)
Foreign currency translation differences	17	-	-	-	(366)	(366)	-	(366)
Profit for the year	17	-	-	-	-	-	1,593	1,593
Balance, April 30, 2024		-	1,154	4,487	(941)	(941)	6,788	11,488
Foreign currency translation differences	17	-	-	-	(234)	(234)	-	(234)
Profit for the year	17	-	-	-	-	-	3,953	3,953
Balance, April 30, 2025		€-	€1,154	€4,487	€(1,175)	€(1,175)	€10,741	€15,207

[1]	Refer to Note 2 for restatements

The accompanying notes are an integral part of these consolidated financial statements.

OpenPayd Holdings Limited

Consolidated Statements of Cash Flows

Expressed in Euro (EUR)

(in 000’s except share and per share data)

		For the year ended April 30,
	Note	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before income taxes		€5,144	€1,870
Adjustments to reconcile profit before income taxes to net cash provided by operating activities:
Depreciation and amortization expenses	10, 11	4,296	4,074
Re-measurement of right-of-use assets and lease liabilities	6	-	(17)
Finance costs	8	490	746
Changes in operating assets and liabilities:
Trade receivables	12	(556)	(126)
Other current assets	13, 19	1,237	(1,795)
Client balances	19	161,068	139,056
Trade payables		77	(310)
Other current liabilities	14	986	470
Share-based payment liability	18	702	792
Provisions for liabilities		-	(374)
Cash flows from operating activities before income taxes		173,444	144,386
Income taxes received	9	856	1,615
CASH PROVIDED BY OPERATING ACTIVITIES		174,300	146,001

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	11	(232)	(34)
Development and purchase of intangible assets	10	(3,143)	(3,060)
Interest received	8	45	17
CASH USED IN INVESTING ACTIVITIES		(3,330)	(3,077)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from working capital loan	15	-	2,797
Issuance of share capital	17	77	157
Purchase of treasury shares	17	-	(6)
Interest paid		(556)	(850)
Repayment of convertible loan notes	15	-	(1,500)
Principal portion of lease payments	6	(1,083)	(1,311)
CASH USED IN FINANCING ACTIVITIES		(1,562)	(713)

Change in cash and cash equivalents		169,408	142,211

Cash and restricted cash (including bank overdrafts), beginning of year		341,354	197,419
Effect of foreign exchange rate changes		2,076	1,724
Cash and restricted cash (including bank overdrafts), end of year		512,838	341,354
Restricted cash balance, end of year		497,291	334,147
Cash balance (including bank overdrafts), end of year		€15,547	€7,207

Supplemental disclosure of noncash investing and financing activities:
Commencement of right-of-use assets and lease liabilities		€4,251	€-
Issuance of share capital recorded as receivable		€-	€77
Development and purchase of intangible assets recorded as liabilities		€1,676	€-

The accompanying notes are an integral part of these consolidated financial statements.

OpenPayd Holdings Limited

Notes to the Consolidated Financial Statements
Expressed in euro (EUR)

1. Organization and description of the business

OpenPayd Holdings Limited (the “Company”) is a private company, limited by shares, registered in England and Wales. The address of the Company’s registered office is The Bower, 207-211 Old Street, London United Kingdom, EC1V 9NR. OpenPayd Holdings Limited and its subsidiaries (the “Group” or “OpenPayd”) is a Banking-as-a-Service (“BaaS”) provider of financial services infrastructure that enables embedded payments and financial services. The Group’s combination of regulatory licenses and technology infrastructure allows global businesses to launch and scale financial products with interoperability across fiat and digital assets.

Through its Application Programming Interface-led (“API”) technology platform (the “OpenPayd BaaS Platform”), the Group provides corporate clients with access to local and cross-border payments, virtual payment accounts, and fiat and digital asset trading solutions. The platform’s modular architecture, accessible via a web portal or a single API, offers a unified point of access to multiple payment rails, currencies, accounts, and related services across multiple geographies.

OpenPayd enables businesses to build and embed financial services directly into their existing products by leveraging its technical and regulatory infrastructure. Clients can integrate payment accounts, including virtual International Bank Account Numbers (“IBANs”), and trading capabilities to streamline reconciliation, enhance customer engagement, expand their customer base, and create new revenue opportunities.

2. Significant accounting policies

These consolidated financial statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

The accounting policies adopted in the preparation of the consolidated financial statements are set out below, and the policies have been consistently applied to all the years presented, unless otherwise stated.

The preparation of financial statements in compliance with adopted IFRS Accounting Standards requires the use of certain critical accounting estimates. It also requires Group management to exercise judgment in applying the Group’s accounting policies. The areas where significant judgments and estimates have been made in preparing the consolidated financial statements and their effects are disclosed in the critical accounting estimates and judgments section of Note 3.

The Group’s management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with IFRS Accounting Standards, which have been completed and authorized for issuance by the Board of Directors of the Group on June 15, 2026.

Basis of preparation

These consolidated financial statements are prepared under the historical cost basis. Historical cost is generally based on the fair value of the consideration given at the time of acquiring goods and services. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Uniform accounting policies are applied across the Group. Subsidiaries are entities over which the Group has control.

Basis of consolidation

The Group controls an entity when it is exposed to, or has the rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial information of subsidiaries is included in the consolidated financial statements for the full year and will continue to be included until the date on which control ceases. The consolidated financial statements include the financial statements of the Company and its subsidiary undertakings for the years ended April 30, 2025 and 2024. Certain subsidiaries have statutory reporting dates that differ from that of the Group. For the purpose of preparing these consolidated financial statements, the financial information of such subsidiaries has been adjusted, where necessary, to align their reporting periods with that of the Group. Intra-group management fees and revenues, as well as investments in Group subsidiaries are eliminated fully on consolidation. At all times, the subsidiaries have remained under the control of the same ultimate controlling party and there have been no non-controlling interests. The results of all subsidiary undertakings have been included in full in both the current and prior years.

The Company holds 100% of the ordinary share capital in the following entities (since the stated legal date of acquisition or incorporation):

Company and country of incorporation/operation	Main activity	Legal date of acquisition/ incorporation	Reporting date
United Kingdom
OpenPayd Services Limited	Provision of staff and other services to other group companies. Ownership of BaaS platform.	September 13, 2018	April 30
OPIP Limited	Dissolved on September 24, 2024	September 13, 2018	April 30
Settlego Solutions Limited	Provide BaaS to clients including payments and foreign exchange solutions	January 1, 2019	April 30
Malta
OpenPayd Malta Holdings Limited	Intermediate holding company	October 4, 2018	April 30
OpenPayd Financial Services Malta Limited(*)	Provide BaaS to clients including payments and foreign exchange solutions, and fraud, risk and technology services to other Group companies	October 4, 2019	April 30
OP Digital Services Limited(*)	Provide exchange between fiat and crypto currencies	April 1, 2025	April 30
Bulgaria
OpenPayd Bulgaria EOOD(*)	Client and other support services	January 2, 2019	December 31
Turkey
OpenPayd Teknologi Limited, Sirketi	Technology support and development	November 5, 2018	December 31
Cyprus
OpenPayd Asia Limited	Intermediate holding company	October 4, 2018	December 31
Hong Kong
OpenPayd HK Limited(*)	Currently inactive	October 4, 2018	December 31
Singapore
OpenPayd Pte Limited(*)	Currently inactive	October 4, 2018	December 31
Brazil
OpenPayd do Brasil Cobrancas Ltda(*)	Currently inactive	May 29, 2019	December 31
Canada
OpenPayd Canada, Inc	Dormant. Complete FINTRACT registration in Canada as a Money Services Business, applying for a payments license	August 27, 2019	December 31
United States
OpenPayd US LLC	Currently inactive. Looking to provide services to US clients	January 3, 2023	December 31

(*)	shares held indirectly by other subsidiaries

For entities with reporting dates different to the Group’s of April 30th, this is due to local regulations.

The ultimate controlling party of the Group is Dr. Ozan Özerk.

The ability of some subsidiaries to pay dividends to the parent company is restricted due to minimum capital and cash levels that are required to be held under local regulatory requirements. These restrictions apply to one entity regulated by the Financial Conduct Authority in the United Kingdom (“UK”), namely Settlego Solutions Limited; and two entities regulated by the Malta Financial Services Authority, namely OpenPayd Financial Services Malta Limited, and OP Digital Services Limited.

Going concern

The consolidated financial statements are prepared on a going concern basis. In making this assessment, the Directors have considered a wide range of information including:

●	the improved performance of the business during the year ended April 30, 2025 compared to the previous year, in particular the steady increase in client numbers and strong growth in revenue and transaction volume;

●	the current state of the statement of financial position, future projections of profitability, cash flows and the strategy of the business;

●	the future projections of own capital and headroom above the capital requirements (Note 5); and

●	the impact of a number of stressed but plausible downside scenarios on the financial projections.

After considering the above, the Directors are satisfied that the consolidated financial statements are prepared on a going concern basis that the Group and Company have the resources to continue in business for the foreseeable future (12 months from the date these consolidated financial statements were available to be issued).

Segment reporting

Operating segments are defined as components of an entity which engage in business activities, for which separate financial information is available and regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one single operating segment.

Restatements

Deferred tax assets

For the years ended April 30, 2025, and 2024, the Group identified an immaterial error related to the recognition of deferred tax liability. The Group had erroneously excluded the impact of certain intangible fixed assets in the Group which qualified for accelerated tax relief under the UK R&D regime, meaning that the tax amortization has exceeded the accounting amortization of such qualifying assets, resulting in an unrecorded deferred tax liability. This error arose in periods prior to May 1, 2023. This restatement corrects the error by recognizing the required deferred tax liability, recorded against the existing net deferred tax assets balance, and adjusting retained earnings for the cumulative impact of the error as of May 1, 2023. The associated impact on the tax expense for the periods ended April 30, 2025 and 2024 was immaterial and, therefore, not corrected. This error did not impact the consolidated statements of income, consolidated statements of comprehensive income, nor consolidated statements of cash flows. For additional information, please see Note 9.

The table below details the restatements to the consolidated statement of financial position as of April 30, 2025.

in 000’s	As previously reported	Adjustments	Restated
Assets
Non-current assets
Deferred tax assets	€1,097	€(795)	€302
Total non-current assets	12,268	(795)	11,473
Total assets	529,294	(795)	528,499

Liabilities and equity
Retained earnings	11,536	(795)	10,741
Total equity	16,002	(795)	15,207
Total liabilities and equity	529,294	(795)	528,499

The table below details the restatements to the consolidated statement of financial position as of April 30, 2024.

in 000’s	As previously reported	Adjustments	Restated
Assets
Non-current assets
Deferred tax assets	€3,016	€(795)	€2,221
Total non-current assets	8,891	(795)	8,096
Total assets	355,088	(795)	354,293

Liabilities and equity
Retained earnings	7,583	(795)	6,788
Total equity	12,283	(795)	11,488
Total liabilities and equity	355,088	(795)	354,293

The table below details the restatements to the consolidated statement of changes in equity as of April 30, 2025.

in 000’s	As previously reported	Adjustments	Restated
Retained earnings	€16,002	€(795)	€15,207
Total equity	16,002	(795)	15,207

The table below details the restatements to the consolidated statement of changes in equity as of April 30, 2024.

in 000’s	As previously reported	Adjustments	Restated
Retained earnings	€12,283	€(795)	€11,488
Total equity	12,283	(795)	11,488

Revenue

For the years ended April 30, 2025, and 2024, the Group identified that there was an omission from the face of the consolidated statement of income for the disaggregation of total revenue between revenue earned under IFRS 15 – Revenue from contracts with customers (“IFRS 15”) and IFRS 9 – Financial Instruments (“IFRS 9”) and that impacts all periods presented. This error did not impact the total amount of revenue presented or the consolidated statements of financial position, consolidated statements of comprehensive income, nor consolidated statements of cash flows. The omission has been considered by management as immaterial. This restatement corrects the omission by separately presenting revenue recognised in accordance with IFRS 15 and IFRS 9 within the “Banking and payments as a service and other income” and “Other interest income” lines of the consolidated statement of income, respectively. Additionally, the Company has clarified the accounting policy for the revenue recognized for “Interest income on safeguarded client balances” in Note 2.

Change in presentation of expenses

During the year ended April 30, 2025, the Group changed the presentation of operating expenses in the consolidated statements of income from a classification by function to a classification by nature.

The below details of each affected line in the consolidated statement of income for the year ended April 30, 2025.

in 000’s	As previously reported	Reclassification	As reclassified
Cost of sales	€10,256	€(10,256)	€-
Administrative expenses	30,938	(30,938)	-
Service provider charges	-	3,315	3,315
Reseller commissions	-	6,905	6,905
Staff and contractor costs	-	15,772	15,772
Depreciation and amortization	-	4,296	4,296
Technology costs	-	2,956	2,956
Legal and professional charges	-	2,848	2,848
Marketing	-	1,475	1,475
Tax related and other	-	3,298	3,298
Foreign exchange (gains)/losses	-	329	329

The below details of each affected line in the consolidated statement of income for the year ended April 30, 2024.

in 000’s	As previously reported	Reclassification		As reclassified
Cost of sales	€6,335	€		€6,335
Administrative expenses	22,835			22,835
Service provider charges	-		2,697	2,697
Reseller commissions	-		3,638	3,638
Staff and contractor costs	-		12,897	12,897
Depreciation and amortization	-		4,073	4,073
Technology costs	-		2,325	2,325
Legal and professional charges	-		2,355	2,355
Marketing	-		929	929
Tax related and other	-		573	573
Foreign exchange (gains)/losses	-		(317)	(317)

In prior periods, operating expenses were presented according to their function within the business (for example, cost of sales, general and administrative expenses). Beginning in the current period, operating expenses are presented according to their nature, such as service provider charges, reseller commissions, staff and contractor costs, depreciation and amortization, technology costs, and other operating expenses.

Management determined that presenting expenses by nature provides more relevant and transparent information regarding the Group’s cost structure and operating performance. The revised presentation also enhances comparability with certain industry peers and aligns more closely with the internal reporting provided to management.

This change represents a change in presentation in accordance with IAS 1 rather than a change in accounting policy as defined in IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors, as it does not affect recognition or measurement of expenses.

Accordingly, the comparative consolidated statements of income for the prior period have been re-presented to conform to the current period presentation. The change affects only the classification and presentation of operating expenses within the consolidated statements of income and has no impact on previously reported operating profit, net income, total comprehensive income, total assets, total liabilities, equity, or cash flows.

The reclassification of expenses between functional categories previously reported and the nature-based categories presented in the current period did not affect the Group’s results of operations or financial position.

Changes to accounting standards

The following new standards or amendments or interpretations are effective for the current year but have had no impact on the Group’s results or financial position:

●	Amendment to IAS 21: Lack of exchangeability

At the date of these consolidated financial statements, the following standards or amendments in issue but not yet effective are not expected to have any significant impact on the Group’s results or financial position when they are applied as they become effective:

●	New standard IFRS 18: Presentation and disclosure in financial statements (effective January 1, 2027)

●	Amendment to IFRS 19: Subsidiaries without Public Accountability: Disclosures (effective January 1, 2027)

●	Amendment to IFRS 9 and IFRS 7: Amendments to the Classification and Measurement of Financial Instruments (effective January 1, 2026)

●	Amendment to IFRS 9 and IFRS 7: Contracts referencing Nature-dependent Electricity (effective January 1, 2026)

Functional and presentational currency

The functional currency of the Company is considered to be Euros because that is the currency of the primary economic environment in which the Company operates and is the currency in which the vast majority of its revenues are earned. The consolidated financial statements are also presented in Euros, rounded to the nearest thousand Euros. Foreign operations are included in accordance with the policies set out below.

Transactions entered by Group entities in a currency other than the currency of the primary economic environment in which they operate (their “functional currency”) are recorded at the rates ruling when the transactions occur. Foreign exchange gains or losses are recorded as foreign exchange (gains)/losses operating expense. Foreign currency monetary assets and liabilities are translated at the rates ruling at the reporting date.

On consolidation, the results of overseas operations are translated into Euros at rates approximating the average rate of exchange during the year. All assets and liabilities of overseas operations are translated at the rate ruling at the reporting date. Exchange differences arising on translating the opening net assets at opening rate and the results of overseas operations at actual rate are recognized in other comprehensive income and accumulated in the foreign currency translation reserve.

On disposal of a foreign operation, the cumulative exchange differences recognized in the foreign currency translation reserve relating to that operation up to the date of disposal are transferred to the consolidated statement of operations as part of the profit or loss on disposal.

The annual financial statements of the consolidated subsidiaries whose functional currency is the Bulgarian lev and Turkish lira, are translated into the Company’s reporting currency, the Euro.

Earnings per share

Earnings per ordinary share (“EPS”) for all periods presented has been determined by dividing profit available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

Diluted EPS is calculated by dividing net earnings by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding. During the periods when they are anti-dilutive, ordinary share equivalents, if any, are not considered in the computation. As of April 30, 2025 and 2024, there were no anti-dilutive shares or ordinary share equivalents outstanding.

Fair value measurement

The Company’s financial instruments include trade receivables, other current assets, restricted cash, cash and cash equivalents, client balances, trade payables, other current liabilities, overdrafts and working capital loan. These are initially recorded at fair value and subsequently measured at cost, which is considered to approximate their fair value due to the short-term nature of such financial instruments.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance prioritizes the inputs used in measuring fair value into the following hierarchy:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

●	Level 2: Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

●	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

As the Group does not have any financial instruments measured at fair value on a recurring or non-recurring basis, no fair value hierarchy disclosures have been presented.

Intangible assets

Intangible assets comprise of purchased and developed computer software which is initially measured at cost. Research and development expenditure within the Group relates to computer software required to operate the Group’s payment platforms. Research expenditure is written off in the period in which it is incurred. An internally generated intangible asset arising from development is recognized if, and only if, all of the following conditions have been demonstrated:

●	Technical feasibility of completing the asset so it is available for use or sale

●	The intention to complete the asset so it can be used or sold

●	The ability to use or sell the asset

●	The usefulness of the asset internally to generate future cash flows

●	The availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset

●	The ability to measure reliably the cost of the asset.

Purchased computer software is capitalized at its cost to the Group. After initial recognition, intangible assets are measured at cost less any accumulated amortization and any accumulated impairment losses. Developed and purchased computer software assets are amortized on a straight-line basis over their estimated useful life of three years. Amortization of computer software is included within depreciation and amortization expense, with any impairment separately disclosed. For the years ended April 30, 2025 and 2024, the Group recorded no impairment loss on intangible assets.

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

Property, plant and equipment

Property, plant and equipment are stated at cost, net of depreciation and any provision for impairment. Depreciation is provided at the following annual rates in order to write off each asset over its estimated useful life:

●	Leasehold improvements – over the duration of the related lease on a straight-line basis

●	Office equipment – over 3 years on a straight-line basis.

Depreciation is included within depreciation and amortization expense.

Impairment of non-financial assets

Assets, other than those measured at fair value, are assessed for indicators of impairment annually at each statement of financial position date. For the purpose of impairment testing, assets are grouped together into the cash generating units (“CGUs”), defined as the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets. If there is objective evidence of impairment, an impairment loss is recognized in profit or loss. Indicators of impairment could include a decline in market value of the asset, changes in the business environment, an increase in interest rates, obsolescence or damage, changes in the asset’s usage, changes in economic performance or financial difficulties for the Group.

An asset is impaired where there is objective evidence that, as a result of one or more events that occurred after initial recognition, the estimated recoverable value of the asset has been reduced. The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use.

Where indicators exist for a decrease in impairment loss previously recognized for assets, the prior impairment loss is tested to determine if a reversal is required. An impairment loss is reversed on an individual impaired asset to the extent that the revised recoverable value does not lead to a revised carrying amount higher than the carrying value had no impairment been recognized. Where a reversal of impairment occurs in respect of a CGU, the reversal is applied first to the assets of the CGU on a pro-rata basis. For the years ended April 30, 2025 and 2024, the Group recorded no impairment loss on property, plant and equipment.

Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial assets and financial liabilities are recognized when the Group becomes a party to the contractual provisions of the instrument. Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into.

Financial assets

Initial recognition and measurement

The Group’s financial assets at amortized cost includes trade receivables, other receivables, other current assets, restricted cash, and cash and cash equivalents. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows.

The Group does not hold any assets in the remaining categories.

Subsequent measurement

Financial assets at amortized cost are subsequently measured using the effective interest rate (“EIR”) method, with adjustments for impairment under the expected credit loss model. The primary guidance is in IFRS 9 Financial Instruments. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

Derecognition

A financial asset is derecognized when:

●	The rights to receive cash flows from the asset have expired, or

●	The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Group also recognizes an associated liability.

The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Expected credit losses

The Group recognizes an allowance for expected credit losses (“ECLs”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original EIR. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognized in three stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition or have low credit risk at the reporting date, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, whether or not they have objective evidence of impairment at the reporting date, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL). ECLs are the weighted average credit losses with the probability of default as the weight.

The Group’s trade and other receivables do not contain a significant financing component and the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead the loss allowance is measured at initial recognition and throughout the expected life of the receivable at an amount equal to lifetime ECL recognized at each reporting date. As of April 30, 2025 and 2024 the Group recognized zero allowance for expected credit losses for trade and other receivables.

The Group considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

The Group writes off a financial asset when there is information indicating the debtor is in severe financial difficulty and there is no prospect of recovery. Financial assets written off may still be subject to enforcement activities and any recoveries made are recognized in profit or loss.

Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings or payables, as appropriate. All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group’s financial liabilities include trade and other payables, bank overdrafts, and also a working capital loan drawn down from a client with interest expense and deferred income recognized over the term of the arrangement. The deferred income is released to revenue as services are provided.

Subsequent measurement

For purposes of subsequent measurement, financial liabilities are classified in two categories:

●	Financial liabilities at fair value through profit or loss

●	Financial liabilities at amortized cost

Financial liabilities at fair value through profit or loss

After initial recognition, unsecured loan notes are subsequently measured at fair value through profit or loss. Movements in fair value are recognized as gains or losses in profit or loss at the end of each financial year as well as when the liabilities are derecognized.

Financial liabilities at amortized cost

This is the category relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process. amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance expense in the consolidated statements of operations.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statements of operations.

Offsetting of financial instruments

Financial assets and financial liabilities are offset, and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

Compound financial instruments

As part of the Group’s short-term financing activities, the Company issued convertible loan notes to the Ultimate Beneficial Owner (“UBO”) as the initial lender at below market borrowing rate. In addition to the host debt, the loan notes contain provisions for the loan notes to be converted into ordinary shares in the Company where there is a qualifying event. The conversion options of the loan notes are identified as embedded derivatives according to IFRS 9 Financial instruments.

The fair value of the host debt liability component of the convertible loan notes is measured as the difference between the fair value of the convertible loan notes and the embedded derivatives according to IFRS 13 Fair value measurement using present value technique. Subsequently, the host debt liability is accounted for at amortized cost and the embedded derivatives accounted for at fair value through profit and loss. The loan notes were fully repaid in April, 2024.

Provisions

Provisions are recognized when the Group has a present obligation as a result of a past event, it is probable that the Group will be required to settle that obligation, and management can make a reliable estimate of the amount of the obligation.

Client balances

The Group recognizes a liability upon the issuance of electronic money (e-money) to its clients equal to the amount of e-money that has been issued. The regulated entities within the Group are required to keep sufficient segregated funds to safeguard these amounts.

Cash and cash equivalents

Cash and cash equivalents includes cash on hand and demand deposits that are readily convertible to a known amount of cash. All cash and cash equivalents are classified at amortized cost and are initially recognized at fair value and subsequently carried at amortized cost using the EIR method.

Restricted cash

Restricted cash consists of segregated funds held on behalf of clients. The regulated entities within the Group are obliged to hold qualifying liquid assets in segregated accounts at least equal to the amount of (e-money) that has been issued. Restricted cash is matched by an equivalent liability due to clients, client balances, as described in Note 2. The use of these funds is restricted to settling client liabilities as they fall due. We classify the funds representing client balances as current based on their purpose and availability to fulfill our direct obligation to settle liabilities through the settlement cycle which is short-term in nature.

Revenue

The Group principally provides payments and related services to clients and the Group recognizes revenue for the transfer of services that reflects the consideration to which the Group expects to be entitled to receive in exchange for promised services. The Group applies the following five steps:

●	Identification of the contract with a client;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the entity satisfies a performance obligation.

Revenue is measured at the fair value of the consideration received or receivable, excluding discounts, rebates, value added tax and other sales taxes.

Revenue within the Group derives from three principal sources:

Banking and payments-as-a-service

The Group provides payment processing, foreign exchange, e-money, and related services through its core payments platform under contractual arrangements with clients. These services include enabling, processing, and settling transactions (transactional services), as well as onboarding (implementation services) and ongoing platform access (platform access services).

The Group applies the five-step model under IFRS 15 to transactional, implementation, and platform access services as follows:

Step 1 - Identify the contract:

The Group enters into contracts with clients for the provision of payment processing and settlement services (transactional services). Contracts include onboarding and implementation services required to enable client access to the platform (implementation services) and providing ongoing access to the platform and related services (platform access services).

Step 2 - Identify performance obligations:

The performance obligation for transactional services is the processing and settlement of individual client transactions. The performance obligations for implementation services are the provision of onboarding and initial set-up services, which are not distinct from the overall platform access are required to enable ongoing services. The performance obligation for platform access services is to provide continuous access to the platform and related operational services.

Step 3 - Determine the transaction price:

Consideration consists of transaction-based fees determined by reference to the number or value of transactions processed, including contractual pricing terms such as tiered pricing or minimum commitments, and fixed set-up and periodic fees specified in the contract for implementation and platform access services.

Step 4 - Allocate the transaction price:

The transaction price for transactional services is allocated to each individual transaction as a distinct performance obligation. The transaction price for implementation services is allocated to the single performance obligation of providing onboarding and initial set-up services. The transaction price for platform access services is allocated to the continuous service obligation.

Step 5 - Recognize revenue:

●	For transactional services revenue is recognized at a point in time when the underlying transaction is completed and settlement services have been performed, as this is when control of the service transfers to the customer. For implementation services revenue is recognized at a point in time when the client is onboarded.

●	For platform access services revenue is recognized over time on a straight-line basis over the service period as the customer simultaneously receives and consumes the benefits of the services. Platform access services are generally provided over a service period of 1 month.

Interest income on safeguarded client balances

Safeguarded client balances held with financial institutions are financial assets accounted for under IFRS 9. Interest earned on these balances, which the Group is contractually entitled to retain, is recognized in profit or loss using the effective interest method in accordance with IFRS 9. Because maintaining safeguarded client balances is integral to the Group’s ordinary activities as an electronic-money issuer and payment-services provider, such interest is presented within revenue as “Other interest income.” Revenue is recognized using the effective yield method as interest accrues on the underlying balances.

Other income

The Group earns commission income from third-party service providers and certain administrative and operational services provided to related parties. Commission arrangements represent a performance obligation to arrange for third-party services to be provided to customers (agency services). Commission revenue is based on agreed percentages or fixed amounts linked to the underlying transactions or services provided by third parties. Commission revenue is recognized at a point in time when the underlying third-party service or transaction is completed.

●	Commission arrangements represent a performance obligation to arrange for third-party services to be provided to customers (agency services). Commission revenue is based on agreed percentages or fixed amounts linked to the underlying transactions or services provided by third parties. Commission revenue is recognized at a point in time when the underlying third-party service or transaction is completed.

●	Services provided to related parties represent a performance obligation to provide administrative or operational services (or to procure such services) to related parties under normal trade terms and reimbursement of other expenses incurred in their respect. Services provided to related parties is determined based on the actual costs incurred, which may include payroll, technology, professional services, or other administrative expenses, with or without a contractual markup, in line with international tax transfer pricing rules. Services provided to related parties is recognized over time in the period in which the related services are provided or costs are incurred, as the related party simultaneously receives and consumes the benefits.

Operating expenses

Service provider charges

Service provider charges consist primarily of fees paid to third party service providers supporting the Group’s operation and platform activities.

Reseller commissions

Reseller commissions represent commissions paid to third-party partners in consideration for the introduction of clients to the Group.

Staff and contractor costs

Staff and contractor costs include salaries, wages, bonuses, payroll taxes, benefits, and fees paid to external contractors supporting the Group’s operations.

Depreciation and amortization

Depreciation and amortization relate to the depreciation of property and equipment and the amortization of intangible assets over their estimated useful lives.

Technology costs

Technology costs consist primarily of hosting, cloud infrastructure, software licenses, and other information technology related expenses.

Legal and professional charges

Legal and professional charges include fees for legal, accounting, consulting, audit, and other professional advisory services.

Marketing

Marketing includes advertising, promotional activities, branding, and other customer acquisition costs.

Tax related and other

Tax related and other primarily includes indirect taxes, regulatory charges, and other miscellaneous administrative expenses not separately presented.

Share-based compensation

The Group operates long-term incentive plans with cash payouts at various specified exit events and therefore accounted for as a cash settled plan. A share-based payment liability is recognized on the statements of financial position for the plans at the grant date with the expense recognized over the duration of the vesting period. The number of awards expected to vest are reassessed annually at each reporting period end until the liability is settled, with any changes in fair value recognized in the profit or loss for the period. The fair value of the liability is based on independent valuations of the market value of the Group discounted for the lack of marketability and adjusted for the probabilities of an exit event.

Finance income and expense

Finance income consists of interest earned on corporate cash and cash equivalents. Finance expense consists of interest expense related to leases, convertible loan notes, and working capital loan (Note 8).

Employee benefits

A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service and reported as other current liabilities on the statements of financial position.

Liabilities recognized in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service and reported as other current liabilities on the statements of financial position.

For defined contribution pension schemes the amount charged to the consolidated statement of operations in respect of pension costs and other retirement benefits is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the consolidated statement of financial position.

Leases

Group as a lessee

The Group assesses whether a contract is or contains a lease at inception of the contract. A lease is defined as a contract, or part of a contract, which conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration. The Group recognizes a right-of-use (“ROU”) asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee. The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group recognizes lease liabilities representing obligations to make lease payments and ROU assets representing the right to use the underlying assets, principally property.

Right of use assets

The Group recognizes ROU assets at the commencement date of the lease (i.e. the date the underlying asset is available for use). ROU are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of ROU assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. ROU assets are depreciated on a straight-line basis over the shorter of ROU asset’s useful life and the term of the lease. Depreciation expense for ROU assets is recorded within depreciation and amortization on the consolidated statements of income. For the years ended April 30, 2025 and 2024, the Group recorded no impairment loss on ROU assets.

Lease liabilities

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate. The incremental borrowing rate depends on the term, currency and start date of the lease and is determined based on a series of inputs including: the risk-free rate based on government bond rates; a country-specific risk adjustment; a credit risk adjustment based on bond yields; and an entity-specific adjustment when the risk profile of the entity that enters into the lease is different to that of the Group and the lease does not benefit from a guarantee from the Group.

The lease liability includes fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate.

Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest, utilizing the EIR method, and reduced for the lease payments made. Accretion of interest is reported as finance expense on the consolidated statements of income. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

The Group applies the short-term lease recognition exemption to its short-term leases of machinery and equipment (i.e. those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered to be low value. Lease payments on short-term leases and leases of low-value assets are recognized as tax related and other on the consolidated statements of income, on a straight-line basis over the lease term.

Taxation

The tax credit or charge for the year represents the sum of tax currently payable or receivable and deferred tax. Tax is recognized in the consolidated statements of income, except to the extent that it relates to items recognized in OCI or directly in equity. Current or deferred taxation assets and liabilities are not discounted.

Current tax

Tax currently payable or receivable is based on taxable profit or loss for the year. Taxable profit differs from net profit as reported in profit or loss because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax

Deferred tax is recognized in respect of all timing differences that have originated but not reversed at the statement of financial position date.

Timing differences arise from the inclusion of income and expenses in tax assessments in periods different from those in which they are recognized in the consolidated financial statements. Deferred tax is measured using tax rates and laws that have been enacted or substantively enacted by the year end and that are expected to apply to the reversal of the timing difference.

Unutilized tax losses and other deferred tax assets are recognized only to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits.

Share capital and share premium

Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs, with the nominal value included in share capital, and any excess proceeds recognized in the share premium account.

Any Class C shares for which proceeds have not been received by the deadline date are purchased by the Employee Benefit Trust and reported as purchase of treasury shares at nominal value.

3. Critical accounting judgments and key sources of estimation uncertainty

In the application of the Group’s accounting policies, which are described in Note 2, management is required to make judgments, estimates and assumptions that have a significant impact on the reported amounts of assets, liabilities, income and expenses.

Judgments represent management’s decision in applying accounting policies that do not involve estimation uncertainty but have a significant effect on the amounts recognized.

Estimates and assumptions relate to matters where the carrying amounts of assets and liabilities are not readily apparent from other sources. These estimates are based on historical experience and other relevant factors. Actual results may differ from these estimates, and such differences may be material.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions are recognized prospectively in the period of change and future periods, if applicable.

Significant accounting judgments

The following are the judgments that management has made in applying the Group’s accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements.

Recognition of internally generated intangible assets

The Group recognizes internally developed software when the recognition criteria of IAS 38 are met. Management exercises judgment in determining:

●	whether activities meet the definition of development rather than research;

●	the extent to which employee time and related costs are directly attributable to development activities that will generate probably future economic benefits.

This judgment affects the amounts of costs capitalized versus expensed as incurred.

Determination of functional currency

The Directors have determined the functional currency of each subsidiary of the Group. This judgment reflects the currency on the primary economic environment in which each subsidiary operates and is based on factors including:

●	the currency in which sales prices are denominated and settled;

●	the currency composition of transaction flows processed through the Group’s platform;

●	the currency of significant operating costs, including employee costs; and

●	the currency in which financing is obtained

Key sources of estimation uncertainty

The following estimates and assumptions have a significant risk of resulting in a material adjustment to the carrying amounts of assets or liabilities within the next financial year.

Share-based payment arrangements

The Group operates a phantom share award scheme that is accounted for as a cash-settled share-based payment at the consolidated level. The measurement of the share-based payment expense requires significant estimation, including:

●	the fair value of the Group’s equity at each reporting date, determined with the assistance of an independent valuation specialist;

●	appropriate valuation methodology and key inputs;

●	discounts for lack of marketability;

●	the probability and expected timing of a future exit event; and

●	the number of awards expected to vest, including assumptions regarding employee attrition.

The liability and related expense are sensitive to changes in these assumptions. See Note 18 for details on the assumptions and models used for estimating fair value for share-based payment transactions for the years ended April 30, 2025 and 2024.

The Directors do not consider there to be any other significant accounting judgments or key sources of estimation uncertainty that are required to be disclosed under IAS 1.

4. Revenue

The following table shows revenue by location of client for the year ended April 30, 2025:

	000’s	000’s	000’s	000’s
	UK	Europe	Rest of World	Total
Banking and payments as a service	€7,613	€13,582	€16,417	€37,612
Other interest income	8,197	1,601	-	9,798
Other income	-	120	-	120
	€15,810	€15,303	€16,417	€47,530

The following table shows revenue by location of client for the year ended April 30, 2024:

	000’s	000’s	000’s	000’s
	UK	Europe	Rest of World	Total
Banking and payments as a service	€6,487	€11,613	€9,955	€28,055
Other interest income	3,297	868	-	4,165
Other income	118	84	158	360
	€9,902	€12,565	€10,113	€32,580

For the years ended April 30, 2025 and 2024, there were no single customers that on an individual basis accounted for more than 10% of total revenue.

All revenue was generated from the rendering of services. The majority of the Group’s revenue is denominated in Euro, irrespective of the location of the client. Included within revenue is amounts generated from related parties and this is disclosed in Note 19.

5. Capital management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern; maintain sufficient capital to meet regulatory requirements applicable to its regulated entities, and optimize the capital structure in order to support the Group’s growth strategy and maximize returns to shareholders.

For purposes of capital management, the Group defines capital as total equity attributable to the owners of the parent, comprised of share capital, share premium, retained earnings, and reserves.

There were no changes to the Group’s objectives, policies or processes for managing capital during the year.

The Group’s total capital at each reporting date was:

	000’s	000’s
	Year ended April 30, 2025	Year ended April 30, 2024
Share capital	€-	€-
Share premium	1,154	1,154
Retained earnings	10,741	6,788
Capital reserve	4,487	4,487
Other comprehensive income	(1,175)	(941)
Total equity	€15,207	€11,488

Externally imposed capital requirements

Certain subsidiaries of the Group are subject to externally imposed regulatory capital requirements. These entities include OpenPayd Financial Services Malta Limited, Settlego Solutions Limited and OP Digital Services Limited.

The capital requirements for these entities are determined by their respective regulators. OpenPayd Financial Services Malta Limited and OP Digital Services Limited are subject to capital requirements by the Malta Financial Services Authority. Settlego Solutions Limited is subject to capital requirements by the Financial Conduct Authority of the UK. For OpenPayd Financial Services Malta Limited and Settlego Solutions Limited the capital requirements are based on a formula linked to average client balances. For OP Digital Services Limited the capital requirements are based on a percentage of operating expenditure.

The group monitors the capital position of each regulated entity on an ongoing basis to ensure adequate headroom above minimum regulatory requirements. The regulated entities complied with all externally imposed capital requirements throughout the years ended April 30, 2025 and 2024.

6. Right-of-use assets and leases

Carrying amounts of ROU assets arising from leases and movements are shown by class in the table below.

	000’s	000’s	000’s
	Office leases	Vehicle lease	Total
Balance as of April 30, 2023	€2,554	€26	€2,580
Additions	-	-	-
Re-measurement	(113)	21	(92)
Depreciation	(1,210)	(25)	(1,235)
Foreign exchange gain (loss)	(110)	(6)	(116)
Balance as of April 30, 2024	1,121	16	1,137
Additions	4,251	-	4,251
Re-measurement	280	-	280
Disposals	(1,124)	(8)	(1,132)
Foreign exchange gain (loss)	8	(8)	-
Balance as of April 30, 2025	€4,536	€-	€4,536

The table below presents the carrying amounts of ROU lease liabilities and movements during the years ended April 30:

	000’s	000’s
	2025	2024
Balance as of April 30	€1,109	€2,607
Additions	4,251	-
Re-measurement	280	(109)
Accretion of interest	56	125
Repayments	(1,139)	(1,436)
Foreign exchange (gain) loss	25	(78)
Balance as of April 30	€4,582	€1,109

Lease liabilities are measured at the present value of lease payments, discounted using the Group’s incremental borrowing rate at commencement. Because the Group has multiple leases, different discount rates were applied. For leases commencing during the year, the Group applied individual incremental borrowing rates depending on asset class, currency, and lease term. The weighted average remaining lease term for lease liabilities as of April 30, 2025 was 4.44 years.

The following table summarizes the maturities of the Group’s financing leases as of April 30:

000’s
2026	€1,114
2027	1,149
2028	945
2029	945
2030	709
Total expected lease payments	4,862
Less: Imputed interest	(280)
Total lease liability	4,582
Less: Current lease liability	(1,079)
Non-current lease liability	€3,503

The following are the amounts recognized in profit or loss:

	000’s	000’s
	April 30, 2025	April 30, 2024
Depreciation expense of ROU assets	€1,132	€1,235
Interest expense on ROU lease liabilities	56	125
Total amount recognized in profit for the year	€1,188	€1,360

Total cash outflows for leases for the years ended April 30, 2025 and 2024 were €1,139,000 and €1,436,000, respectively.

7. Staff costs

The below table represents details of staff and contractor costs as of April 30, 2025 and 2024.

	000’s	000’s
	Year ended April 30, 2025	Year ended April 30, 2024
Wages and salaries	€11,152	€9,065
Social security and taxes	1,173	954
Pensions - defined contribution schemes	360	296
Other costs	561	485
Total staff costs	13,246	10,800
Contractor costs	2,526	2,097
Total staff and contractor costs	€15,772	€12,897

The monthly average number of employees (staff) for each reporting period is as follows:

	Year ended April 30, 2025	Year ended April 30, 2024
Technology and administrative	104	97

The key management of the Group is comprised of the Directors. For the years ended April 30, 2025 and 2024, two of the directors are members of a money purchase pension scheme. The following table represents details of Directors’ compensation staff costs included in staff and contractor costs as of April 30, 2025 and 2024.

	000’s	000’s
	Year ended April 30, 2025	Year ended April 30, 2024
Emoluments	€1,833	€1,168
Company contributions to money purchase pension schemes	48	46
Total Directors’ remuneration	€1,881	€1,214

Remuneration of the highest paid director:
Emoluments	€1,056	€674
Company contributions to money purchase pension schemes	17	18
Total remuneration of the highest paid director	€1,073	€692

8. Finance income/(expense)

The below table represents details of finance income and expense presented in the consolidated statements of operations as of April 30, 2025 and 2024.

	000’s	000’s
	Year ended April 30, 2025	Year ended April 30, 2024
Finance income	€45	€17

Interest paid on ROU leases	€(56)	€(125)
Interest on convertible notes held at fair value	-	(181)
Interest on working capital loan	(479)	(459)
Total finance expense	€(535)	€(765)

9. Taxation

Income tax expense for the years ended April 30, 2025 and 2024 is comprised of the following:

	000’s	000’s
	Year ended April 30, 2025	Year ended April 30, 2024
Current
UK corporation tax - current year	€59	€265
UK corporation tax - prior years	(756)	(864)
Foreign tax	(21)	306
Total current	(718)	(293)

Deferred
Origination and reversal of timing differences - current year	1,296	(720)
Origination and reversal of timing differences - prior years	613	1,290
Total deferred	1,909	570

Total income tax expense	€1,191	€277

During the year ended April 30, 2025 tax received of €856,000 represented cash refunds for overpayment of UK corporation income tax. During the year end April 30, 2024 tax received of €1,615,000 represented of €854,000 in research and development credits and €761,000 related to tax loss carrybacks.

The differences between the total income tax expense and the amount calculated by applying the standard rate of UK corporation tax to the income before tax expense is as follows:

	000’s	000’s
	Year ended April 30, 2025	Year ended April 30, 2024
Income before income taxes	€5,144	€1,870

Tax on income before taxes at standard UK corporation tax rate of 25%	1,286	468

Effects of:
Higher tax rates on overseas earnings	21	305
Expenses not deductible for tax purposes	757	244
Research & development tax claim	-	(218)
Prior year adjustments	(143)	426
Malta fiscal consolidation	(733)	(972)
Other	3	24
Total income tax expense	€1,191	€277

Deferred tax assets is comprised of:

	000’s	000’s
	April 30, 2025	April 30, 2024
Losses	€1,097	€3,016
Timing differences on intangible fixed assets	(795)	(795)
	€302	€2,221

There are no unrecognized available tax losses in the Group which are not being recognized due to uncertainty over future recoverability for the years ended April 30, 2025 and 2024.

Below is a summary of deferred tax assets activity for the years ended April 30, 2025 and 2024.

	000’s	000’s
	Year ended April 30, 2025	Year ended April 30, 2024
Beginning of year	€3,016	€3,428
(Expense)/credit during year	(1,909)	(570)
Foreign exchange movements	(10)	158
End of year	€1,097	€3,016

10. Intangible assets

The below table represents the details of intangible assets cost as of April 30, 2025 and 2024.

	000’s Developed computer software	000’s Purchased computer software	000’s Total
Balance as of April 30, 2023	€8,409	€4,738	€13,147
Additions	2,014	1,045	3,059
Balance as of April 30, 2024	€10,423	€5,783	€16,206
Additions	2,081	2,738	4,819
Balance as of April, 2025	€12,504	€8,521	€21,025

The below table represents the details of intangible assets accumulated amortization and net book value as of April 30, 2025 and 2024.

	000’s	000’s	000’s
Balance as of April 30, 2023	€6,285	€2,668	€8,953
Amortization expense	1,726	999	2,725
Balance as of April 30, 2024	€8,011	€3,667	€11,678
Amortization expense	1,964	1,095	3,059
Balance as of April, 2025	€9,975	€4,762	€14,737

Net book value April 30, 2024	€2,412	€2,116	€4,528
Net book value April 30, 2025	€2,529	€3,759	€6,288

When capitalization criteria are met development costs are capitalized as disclosed in Note 3 and in accordance with IAS 38 Intangible Assets. Additionally, €111,000 and €159,000 of costs were incurred in relation to platform development which did not meet capitalization criteria and were therefore expensed in staff and contractor costs and technology costs on the consolidated statements of income during the years ended April 30, 2025 and 2024, respectively.

Intangible assets is comprised of the OpenPayd platform, which is used to provide its Banking-as-a-Service products to clients, and the OpenPayd Digital platform, which has been established to enable clients to trade between fiat currencies and digital assets. The net book value of the OpenPayd platform as of April 30, 2025 and 2024 amounted to €4,763,000 and €4,528,000, respectively. The net book value of the OpenPayd Digital platform as of April 30, 2025 and 2024 amounted to €1,525,000 and nil, respectively. The Group continues to develop its platforms to enable enhanced services to be provided to clients.

Additions relate to amounts incurred to develop these platforms. Amounts relating to individuals employed by the Group are presented as developed computer software, whereas amounts relating to development cost from third parties who are contracted to provide development services are presented as purchased computer software.

11. Property, plant and equipment

The below table represents the details of property, plant and equipment costs as of April 30, 2025 and 2024.

	000’s	000’s	000’s
	Leasehold improvements	Office equipment	Total
Balance as of April 30, 2023	€273	€655	€928
Additions	1	33	34
Foreign exchange gain (loss)	3	7	10
Balance as of April 30, 2024	277	695	972
Additions	107	125	232
Foreign exchange gain (loss)	1	6	7
Balance as of April 30, 2025	€385	€826	€1,211

The below table represents the details of property, plant and equipment accumulated amortization and net book value as of April 30, 2025 and 2024.

	000’s	000’s	000’s
	Leasehold improvements	Office equipment	Total
Balance as of April 30, 2023	€223	€426	€649
Depreciation charge for the year	15	98	113
Balance as of April 30, 2024	238	524	762
Depreciation charge for the year	15	90	105
Foreign exchange (gain) loss	1	(4)	(3)
Balance as of April 30, 2025	€254	€610	€864

Net book value as of April 30, 2024	€39	€171	€210
Net book value as of April 30, 2025	€131	€216	€347

12. Trade receivables

No interest is charged on outstanding trade receivables. The Group has not recognized any loss against trade receivables of which there has neither been experience of any loss nor indicators of impairment based on current financial conditions. As of April 30, 2025 and 2024, trade receivables amounted to €1,039,000 and €676,000, respectively.

The table below represent the individual customers that accounted for more than 10% of total trade receivables as of April 30, 2025 and 2024.

	Year ended April 30, 2025	Year ended April 30, 2024
Customer A	16%	3%
Customer B	0%	11%
Customer C	1%	11%

No other individual customers accounted for more than 10% of total trade receivables as of April 30, 2025 and 2024.

13. Other current assets

The below table represents the details of other current assets as of April 30, 2025 and 2024.

	000’s	000’s
	Year ended April 30, 2025	Year ended April 30, 2024
Prepayments and accrued income	€2,148	€1,263
Social security and other taxes	206	1,182
Other receivables*	190	1,385
	€2,544	€3,830

*	Balances includes €91,000 and €119,000 as of April 30, 2025 and 2024, respectively, of other receivables due from related parties (Note 19).

No interest is charged on outstanding other receivables. The Group has not recognized any loss against other receivables of which there has neither been experience of any loss nor indicators of impairment based on current financial conditions. As of April 30, 2025 and 2024, no ECL has been recorded against other receivables.

14. Other current liabilities

The below table represents the details of other current liabilities as of April 30, 2025 and 2024.

	000’s	000’s
	Year ended April 30, 2025	Year ended April 30, 2024
Accrued expenses	€5,228	€2,788
Social security and other taxes	477	214
Other payables	490	311
	€6,195	€3,313

15. Borrowings

Working capital loan

On June 2, 2023, the Company entered into a loan note instrument with Nexo Inc. (“Nexo”) pursuant to which the Company issued $3,000,000 (USD) of unsecured loan notes (“working capital notes”). The working capital notes are unsecured obligations of the Company and rank pari passu with each other as unsecured obligations of the Company. Proceeds from the working capital notes were intended to fund the Company’s and its subsidiaries’ regulatory liquidity requirements.

Transfer restrictions and governing law

The working capital notes bear no stated interest during their term. If the Company fails to pay redemption amounts when due, default interest accrues on the unpaid amount at the UK HMRC repayment interest rate, calculated on a 365-day basis for the actual days elapsed from the due date to the repayment date.

Beginning six months after June 2, 2023, Nexo may require redemption of working capital notes, subject to providing at least two months’ prior written notice, and redemption is limited to amounts capable of being redeemed from available cash reserves (excluding reserves required for the Company’s or its subsidiaries’ regulatory liquidity requirements). Any working capital notes not redeemed under this mechanism are redeemed at such times and in such proportions as Nexo may agree with the Company.

The Company may also redeem all or any portion of the working capital notes upon at least 10 business days’ notice, provided such redemption does not occur earlier than six months after issuance.

Payment processing fee reimbursement (revenue offset)

In connection with the issuance of the working capital notes, and through the repayment date, the Company is required to cause its subsidiary, OpenPayd Financial Services Malta Limited (“OPFSML”), to reimburse or otherwise credit Nexo (or discharge on Nexo’s behalf) for specified BaaS monthly transaction and foreign exchange fees incurred by Nexo under a separate pricing agreement, up to a maximum of €500,000 per contractual year of the instrument (with the first contractual year subject to a maximum equal to €500,000 thousand plus €200,000 thousand of unreimbursed fees existing as of the instrument date).

Such reimbursements/credits are to be executed within five business days after issuance of the respective invoice to Nexo. Fees in excess of the annual cap remain due and payable by Nexo under the pricing agreement. As of April 30, 2025, there were no amounts in excess of the annual cap.

Convertible loan notes

In January 2023 the Group issued €1,500,000 in aggregate principal convertible loan notes to the UBO, a related party, at 2% annual interest accruing daily. The convertible loan notes outstanding, including accrued interest, automatically convert to a price per Senior Share which represents a 10% discount to the lowest price per Share paid for Senior Shares at the Conversion Date. The Conversion Date occurs upon the earlier of: the maturity date of July 10, 2024, the Group raises at least £100,000,000 (GBP) from an issue of equity securities or shares, a change in control, the Company being listed on a recognized stock exchange, or resolution of the Directors.

During the year ended April 30, 2024 principal repayments amounted to €1,500,000, and interest payments, reported as finance expense on the consolidated statements of income, amounted to €25,471. The convertible loan notes were repaid in full in April, 2024.

16. Financial assets and financial liabilities

The Group is exposed through its operations to the following financial risks:

●	Credit risk

●	Foreign exchange risk

●	Interest rate risk

●	Liquidity risk

Financial assets held at amortized cost

	000’s	000’s
	Year ended April 30, 2025	Year ended April 30, 2024
Trade receivables	€1,039	€676
Other receivables (included in other current assets)	281	1,504
Restricted cash	497,291	334,147
Cash and cash equivalents	15,562	7,218

Financial liabilities held at amortized cost

	000’s	000’s
	Year ended April 30, 2025	Year ended April 30, 2024
Client balances	€497,291	€334,147
Trade payables	688	636
Other current liabilities	5,718	3,099
Overdrafts	15	11
Working capital loan	2,640	2,797

For all financial assets and liabilities held at amortized cost, the net book value is in line with their estimated fair value.

Credit and concentration risk

Credit risk is the risk of financial loss to the Group if a client or counterparty to a financial instrument fails to meet its contractual obligations. Credit risk arises principally from the Group’s cash and cash equivalents, restricted cash and trade and other receivables. The cash and cash equivalents and restricted cash are deposited with different banking partners. The Directors consider low risk of losses from these financial instruments. Although trade receivables are concentrated to a small number of clients there has been insignificant experience of losses.

The maximum credit risk is equivalent to the total amount of financial assets included within this note above.

The table below represents the banks that accounted for more than 10% of total cash and cash equivalents and restricted cash as of April 30, 2025 and 2024.

	Year ended April 30, 2025	Year ended April 30, 2024
Bank A	39%	32%
Bank B	20%	4%
Bank C	12%	16%
Bank D	11%	24%
Bank E	4%	21%

Foreign currency risk

The Group is exposed to currency risk due to financial assets and liabilities denominated in a currency other than the functional currency, primarily the Pound Sterling (“GBP”). The Group manages the exposure to currency risk by commercially transacting in Euro and limiting the use of other currencies for operating expenses, wherever possible, thereby minimizing the realized and unrealized foreign exchange gain or loss.

The Group’s exposure to foreign currency at each reporting date was as follows:

	Year ended April 30, 2025		Year ended April 30, 2024
	000’s	000’s	000’s	000’s
	GBP	Other non-EUR	GBP	Other non-EUR
Trade receivables	€88	€-	€-	€-
Other current assets	110	126	-	-
Restricted cash	84,103	48,264	48,701	19,734
Cash and cash equivalents	653	10,823	4,914	89
Trade payables	(422)	(105)	(657)	(82)
Other current liabilities	(6,732)	(3,221)	(1,472)	(948)
Client balances	(83,514)	(44,837)	(51,843)	(14,168)
Working capital loan	-	(2,640)	-	(2,797)
Overdrafts	(8)	(1)	(8)	-
Total	€(5,722)	€8,409	€(365)	€1,828

As of April 30, 2025, a strengthening of the Euro by 1% against all other currencies (with no other changes) would increase Group profit and equity by €26,000 (2024: increase by €16,000). A weakening of the Euro by 1% would have an equal and opposite effect.

Interest rate risk

The Group is exposed to interest rate risk on both cash balances held and borrowed funds. The Group has financial liabilities in the form of a working capital loan; however the loan has no stated interest rate and therefore does not give risk to interest rate risk exposure.

As of April 30, 2025 and 2024, approximately 97% and 98%, respectively, of our total cash represents customer balances that are maintained in interest and non-interest bearing bank accounts. Interest rate movements affect the interest income we earn on customer balances.

It is estimated, that as of April 30, 2025, if the interest rates on interest bearing bank accounts had been 10 basis points higher, other interest income revenue would increase by €416,000. It is also estimated that, as of April 30, 2025, if the interest rates on interest bearing bank accounts had been 10 basis points lower, other interest income revenue would decrease €416,000. This impact relates solely to interest income and does not include the impact of taxes, which would reduce the impact on profit after income taxes.

Liquidity risk

Liquidity risk is the risk the Group will be unable to meet its financial obligations as they fall due. The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments and using the year-end spot rate for all items denominated in a foreign currency.

	000’s	000’s	000’s
As of April 30, 2025	Carrying amount	On demand	Less than one year
Client balances	€497,291	€497,291	€-
Trade payables	688	-	688
Other current liabilities	5,718	-	5,718
Overdrafts	15	15	-
Working capital loan	2,640	2,640	-
	€506,352	€499,946	€6,406

	000’s	000’s	000’s
As of April 30, 2024	Carrying amount	On demand	Less than one year
Client balances	€334,147	€334,147	€-
Trade payables	636	-	636
Other current liabilities	3,099	-	3,099
Overdrafts	11	11	-
Working capital loan	2,797	2,797	-
	€340,690	€336,955	€3,735

The Directors control and monitor the Group’s cashflow on a regular basis with the objective of ensuring it will always have sufficient liquidity to meet liabilities as they fall due. All the cash balances are held on demand, with all trade and other receivables all current and less than 90 days old at the statements of financial position dates. The significant surplus of short-term financial assets compared to financial liabilities means the Directors assess the Group’s liquidity risk to be low.

17. Share capital

Share capital

The Group has 1,199,582 authorized, issued, fully paid, and outstanding shares including 1,000,000 Class A Shares, 149,604 Class B Shares, and 49,978 Class C Shares, each with a par value of £0.0001 each, as of April 30, 2025 and 2024. Total share capital as of April 30, 2025 and 2024 amounted to €137.

	April 30, 2025 and 2024
	Class A		Class B		Class C
	Number of Shares	Share Capital	Number of Shares	Share Capital	Number of Shares	Share Capital
Balance of issued shares	1,000,000	€114	149,604	€17	49,978	€6

Class A Shares

Holders of Class A shares are entitled to one vote per share at general meetings of the Company. Class A shareholders vote together with other voting classes on matters submitted to shareholders, except where separate class approval is required by law or the Company’s articles. Class A shares rank pari passu with Class B and Class C shares with respect to dividends and other distributions, unless otherwise determined by the Board in accordance with the articles. Dividends are declared at the discretion of the Board and approved by shareholders where required. Class A shares do not have conversion rights. Transfers of Class A shares are subject to the provisions of the Company’s articles, including Board approval of transfers and compliance with any applicable pre-emption or regulatory requirements.

Class B Shares

Class B Shares rank pari passu with Class A and Class C Shares. Class B Shares are non-voting, except where voting is required by applicable law or where a separate class vote is required for variation of class rights. Other than in connection with an exit event Class B Shares are not entitled to any distribution or dividend declared by the Company (of sale proceeds or otherwise) or return of assets of the Company. On the transfer of a B Share, a B Share shall automatically be redesignated in accordance with the articles, including the redesignation to a D Share if transferred to a D Shareholder or non-shareholder and the redesignation to an A Share if transferred to an A shareholder. Transfers of Class B Shares are subject to Board approval of transfers and compliance with any applicable pre-emption, regulatory, or contractual transfer of restrictions.

Class C Shares

Class C Shares rank pari passu with Class A and Class B Shares. Class C Shares are non-voting, except where voting is required by applicable law or where a separate class vote is required for variation of class rights. Other than in connection with an exit event Class C Shares are not entitled to any distribution or dividend declared by the Company (of sale proceeds or otherwise) or return of assets of the Company. On the transfer of a C Share, a C Share shall automatically be redesignated in accordance with the articles, including the redesignation to a D Share if transferred to a D shareholder or non-shareholder and the redesignation to an A Share if transferred to an A shareholder. Transfers of Class C Shares are subject ~~to~~ Board approval of transfers and compliance with any applicable pre-emption, regulatory, or contractual transfer of restrictions.

Share premium

Share premium represents the excess of consideration received over the par value of Class A, B, and C shares issued. Amounts included in share premium are not distributable as dividends but may be utilized in accordance with applicable corporate law and the Group’s governing documents, including the settlement of equity issuance costs or other permitted capital management purposes.

Capital reserve

The capital reserve balance represents an equity reserve arising from the transfer of common control subsidiaries into the Group during the period ended April 30, 2019. The capital reserve balance reflects the difference between the consideration transferred by the Group and the historical carrying amounts of the net assets acquired, together with any differences arising from the reorganization of share capital. Upon disposal of a related subsidiary, its capital reserve balance may be recognized to profit or loss in the consolidated statement of operations.

Foreign currency translation reserve

Foreign currency translation reserve represents cumulative foreign currency translation adjustments arising on translation of the Group’s foreign subsidiaries from their functional currencies to the presentation currency. Upon disposal of a foreign subsidiary, their foreign currency translation reserve balance is recognized to profit or loss in the consolidated statement of operations.

Retained earnings

Retained earnings represent the cumulative results of operations of the Group since inception, net of dividends declared or paid and other distributions to shareholders. This balance reflects earnings generated by the Group that have been retained for use in the business and are available for distribution to shareholders, subject to applicable legal, regulatory and contractual restrictions, as well as the Group’s capital management policies.

18. Share-based compensation

The Group operates a phantom share award scheme (“Phantom Plan”) for the benefit of employees within its subsidiaries that will provide cash payouts at any future specified exit events. During 2023, the rules and contractual terms of the Phantom Plan were updated for all participants, which consists of senior members of management and other key employees of the Group. Similar to vesting, a corresponding personnel expense and a corresponding liability is recognized. The Phantom Plan provides for an aggregate award payment in the event of an exit transaction or in the event of profit distributions. The aggregate award payment is defined as a cash payment equal to 5% of the total exit value. The term of the awards is a maximum of 3 to 4 years from the date of issue, there is no exercise price, and the beneficiaries must be in a non-terminated position during the vesting period.

A share-based payment liability is recognized for the estimated payout value of the plans for which the value of each award is based on an independent third-party (“Valuation Specialists”) valuation of the market value of the Group at each reporting period end discounted for the lack of marketability and adjusted for the probability of an exit event.

In order to arrive at the market value of the Group, the Valuation Specialists applied the expected returns approach. The key steps in this approach involve: identifying the probable range of outcomes (the scenarios) for the Group at a future exit date; considering the future Enterprise Value (“EV”) of OpenPayd at an assumed exit event; deducting transaction exit costs; and considering any net debt or debt-like items and any surplus cash or assets to arrive at a market value of the entire issued share capital of OpenPayd. In order to estimate the EV OpenPayd, the Valuation Specialists adopted EV/revenue multiples to estimate the exit EV at the expected exit date, as this method is appropriate for business in the FinTech sector.

Key assumptions used in the valuation were as follows:

	April 30, 2025	April 30, 2024
Exit date	April 30, 2028	April 30, 2026
Exit EV/revenue	2.5 times	2.0 times
Transaction costs	2%	2%
Discount rate	30%	35%
Minority discount	70%	70%
Probability weightings:
Not a going concern	10%	10%
Moderate case	50%	50%
Aspirational case	40%	40%

The number of awards expected to vest are also reassessed annually at each reporting period end with any changes in fair value recognized in profit or loss for the period.

Share-based compensation expense related to awards are based on the fair value on the date of grant and is amortized over the vesting period, generally between 3 and 4 years. Expected volatilities are based on historical pricing of guideline companies over the expected term. The expected term of share awards is based on the contractual term given the exercise price as compared to the current estimated fair value of the share.

The Group estimates forfeitures, based on historical activity, at the time of grant and revises if necessary in subsequent periods if actual forfeiture rates differ from those estimates.

Based on the timing of the grant awards and the expected probability of any future exit event the liability has been recognized as follows:

		000’s
	Number of awards	Value
Share-based payment liability as of April 30, 2023	-	€-
Awarded and charged during the year(*)	27,816	803
Lapsed due to leavers	(388)	(11)
Share-based payment liability as of April 30, 2024	27,428	792
Awarded and charged during the year	2,748	734
Lapsed due to leavers	(1,550)	(32)
Share-based payment liability as of April 30, 2025	28,626	€1,494

(*)	During the year ended April 30, 2024, upon adoption of the current Phantom Plan during its establishment in fiscal year 2024, awards were made to employees who initially worked for predecessor companies before the Group was formed in September 2018. The Group honored the vested awards from the predecessor companies’ plans when the current Phantom Plan was established during fiscal year 2024, requiring the Group to incur share-based compensation expense and related liability of €388,000 for 10,095 awards.

The share-based compensation expense for the years ended April 30, 2025 and 2024 is €702,000 and €792,000, respectively. There have been no cash settlement paid out in relation to the awards in the past.

19. Related parties

The Group has some transactions with related parties, comprised of entities that are under the control of the Group’s ultimate controlling party and an entity controlled by key management personnel of the Group (other related parties), and the Company’s sole shareholder holding 100% of voting rights (shareholder).

Transactions with related parties

The following transactions occurred with related parties:

	000’s	000’s
	For the year ended	For the year ended
	April 30, 2025	April 30, 2024
Revenue
Banking and payments as a service
Transactions with shareholder	€2	€1
Transactions with other related parties	1,827	212
Other income
Transactions with other related parties	-	285

Service provider charges
Transactions with other related parties	45	48

Staff and contractor costs
Transactions with other related parties	2,032	1,613

Tax related and other
Transactions with other related parties	52	55

Revenue transactions above represent use of the OpenPayd BaaS platform. Service provider charges transactions above represent services performed by related parties equivalent to those performed by a third-party vendor. Tax related and other expenses above represent marketing costs incurred by a related party for marketing services utilized by the Group.

During the years ended April 30, 2025 and 2024, additions to purchased computer software intangible assets included €2,738,000 and €1,045,000 purchased from other related parties.

Remuneration of key management personnel

The remuneration of the Directors and other members of senior management, who are the key management personnel of the Group, is set out in Note 7 in aggregate for each of the categories specified in IAS 24 Related Party Disclosures.

Balances with related parties

As of April 30, 2025 and 2024, other receivables due from related parties amounted to €91,000 and €119,000, respectively, which primarily represents a margin held at a U.S. bank by a related party after a customer relationship ended and is included in other current assets in the consolidated statements of financial position. As of April 30, 2025 and 2024, payables due to other related parties amounted to €1,999,000 and €243,000, respectively, included in other current liabilities in the consolidated statements of financial position. As of April 30, 2025 and 2024, client balances due to shareholder amounted to €8,000 and €982,000, respectively. As of April 30, 2025 and 2024, client balances due to other related parties amounted to €11,733,000 and €6,060,000, respectively.

Outstanding balances are unsecured and are repayable in cash. Related party balances are unsecured and are settled periodically in line with standard terms depending on the nature of the balance.

20. Condensed financial information of OpenPayd Holdings Limited (parent company only)

SEC Regulation S-X Rule 5-04 requires OpenPayd to disclose condensed financial statements of the parent company when the restricted net asset of consolidated subsidiaries exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year as prescribed in SEC Regulation S-X Rule 12-04 Condensed Financial Information of Registration. For purposes of the test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations), which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances, or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The restricted net assets of consolidated subsidiaries exceeded 25% of the consolidated net assets of the parent company, OpenPayd Holdings Limited, as of April 30, 2025 and 2024. The restricted net assets mainly relate to assets restricted by minimum capital and cash levels that are required to be held under local regulatory requirements.

OpenPayd Holdings Limited

condensed statements of financial position

Expressed in Euro (EUR)

(in 000’s except share and per share data)

	April 30,	April 30,
	2025	2024
Assets
Non-current assets
Property, plant and equipment, net	€104	€-
Right-of-use lease assets	4,081	699
Investment in subsidiaries	3,121	3,080
Deferred tax assets	2,524	2,026
Total non-current assets	9,830	5,805
Current assets
Other current assets	4,095	5,958
Current tax assets	-	5
Cash and cash equivalents	79	62
Total current assets	4,174	6,025
Total assets	€14,004	€11,830

Liabilities and equity
Non-current liabilities
Share-based payment liability	€833	€792
Right-of-use lease liabilities, non-current	3,296	-
Total non-current liabilities	4,129	792
Current liabilities
Trade payables	125	162
Other current liabilities	6,339	5,194
Working capital loan	2,640	2,797
Right-of-use lease liabilities, current	816	661
Total current liabilities	9,920	8,814
Total liabilities	14,049	9,606

Share capital	-	-
Share premium	1,160	1,160
Retained earnings	(1,205)	1,064
Total equity	(45)	2,224
Total liabilities and equity	€14,004	€11,830

OpenPayd Holdings Limited

condensed statements of income

Expressed in Euro (EUR)

(in 000’s except share and per share data)

	For the year ended	For the year ended
	April 30, 2025	April 30, 2024
Revenue	€1,779	€1,510
Dividend received	760	-
Total revenue and income	2,539	1,510

Staff and contractor costs	2,553	1,762
Depreciation and amortization	871	872
Technology costs	220	178
Legal and professional charges	648	546
Marketing	262	192
Tax related and other	1,512	819
Foreign exchange gain	(22)	(66)
Impairment loss on investments in subsidiaries	-	2,519
Impairment (gain)/loss on financial assets	(39)	58
Finance expense	35	241
Total expenses	6,040	7,121

Loss before income taxes	(3,501)	(5,611)

Income tax benefit	(1,232)	(456)

Loss for the year	€(2,269)	€(5,155)

In the condensed financial statements of the parent company, the parent company’s investments in subsidiaries were recorded at cost less any impairment. An assessment for impairment was performed when there was an indication that the investment had been impaired or the impairment losses recognized in prior years no longer existed.

Dividends from subsidiaries are recognized when they are authorized and paid. During the years ended December 31, 2025 and 2024, the parent company recorded dividend income from its subsidiaries of €760,000 and zero, respectively.

OpenPayd Holdings Limited

condensed statements of cash flows

Expressed in Euro (EUR)

(in 000’s except share and per share data)

	For the year ended	For the year ended
	April 30, 2025	April 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before income taxes	€(3,501)	€(5,611)
Adjustments to reconcile profit before income taxes to net cash provided by operating activities:
Depreciation and amortization expenses	871	872
Impairment in investments	-	2,534
Net impairment (credit)/charge/on financial assets	(39)	58
Finance costs	14	241
Dividend received from subsidiaries	(760)	-
Changes in operating assets and liabilities:
Other current assets	2,576	138
Trade payables	(37)	(402)
Other current liabilities	993	4,461
Provisions for liabilities	-	(155)
Cash flows from operating activities before income taxes	117	2,136
Income taxes received	-	-
CASH PROVIDED BY OPERATING ACTIVITIES	117	2,136

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(107)	-
Investment in subsidiaries	-	(2,500)
Dividends received from subsidiaries	760	-
Interest received	21	-
CASH USED IN INVESTING ACTIVITIES	674	(2,500)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from working capital loan	-	2,797
Issuance of share capital	77	157
Interest paid	(35)	(77)
Repayment of convertible loan notes	-	(1,500)
Principal portion of lease payments	(816)	(965)
CASH USED IN FINANCING ACTIVITIES	(774)	412

Change in cash and cash equivalents	17	48
Cash and cash equivalents, beginning of year	62	14
Cash and cash equivalents, end of year	€79	€62

Supplemental disclosure of noncash investing and financing activities:
Commencement of right-of-use assets and lease liabilities	€4,251	€-

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the consolidated financial statements, see Note 2.

21. Commitments and contingencies

From time to time, the Group may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, legal proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending legal proceedings that the Group believes will have a material adverse impact on the business or consolidated financial statements.

22. Segment disclosures

IFRS 8, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Group’s CODM, in deciding how to allocate resources and assess performance.

The Group has identified its CODM as the Chief Executive Officer. The CODM reviews the financial results of the Group on a consolidated basis for the purposes of allocating resources and assessing performance. Accordingly, the Group has determined that it operates as a single operating segment.

In accordance with IFRS 8, the measure of segment profit or loss is profit before income taxes, as reported in the consolidated statements of income, as this is the primary measure used by the CODM to evaluate performance and make resource allocation decisions. The measure of segment assets is total assets as reported in the consolidated statements of financial position.

23. Subsequent events

Issuance of Class C and Class D Shares

On November 27, 2025, the Company authorized and issued an additional 7,497 Class C Shares for £20.86 (GBP) and 1,874 Class D Shares for £4.16 (GBP), resulting in 1,208,953 total shares authorized, issued, and outstanding including 1,000,000 Class A Shares, 149,604 Class B Shares, 51,228 Class C Shares, and 8,121 Class D Shares, each with a par value of £0.0001, and total share capital of €138.

Class D Shares

Class D Shares rank pari passu with Class A, Class B and Class C Shares. Class D Shares are non-voting, except where voting is required by applicable law or where a separate class vote is required for variation of class rights. Other than in connection with an exit event Class D Shares are not entitled to any distribution or dividend declared by the Company (of sale proceeds or otherwise) or return of assets of the Company. On the transfer of any share, including a D Share, a share shall automatically be redesignated in accordance with the articles, including the redesignation to an A Share if transferred to an A shareholder. Transfers of Class D Shares are subject to Board approval of transfers and compliance with any applicable pre-emption, regulatory, or contractual transfer of restrictions.

Business Combination Agreement

On June 1, 2026, the Company entered into a Business Combination Agreement with Titan Acquisition Corp (“Titan”), Titan Acquisition Sponsor Holdco LLC, and OpenPayd Global Holdings Limited (“Pubco”). The transaction provides for (i) the merger of Titan with and into Pubco, with Pubco surviving, and (ii) the acquisition by Pubco of 100% of the Company’s issued share capital in exchange for Pubco ordinary shares, based on an agreed equity value of approximately $800 million. In addition, certain investors have committed to subscribe for Titan Class A ordinary shares through a private investment in public equity immediately prior to closing.

OpenPayd Holdings Limited

Unaudited Condensed Consolidated Statements of Financial Position

Expressed in Euro (EUR)

(in 000’s except share and per share data)

		October 31,	April 30,
	Note	2025	2025 [1]
Assets
Non-current assets
Intangible assets, net	6	€6,747	€6,288
Property, plant and equipment, net		293	347
Right-of-use lease assets	5	3,985	4,536
Deferred tax assets		-	302
Total non-current assets		11,025	11,473
Current assets
Trade receivables		1,534	1,039
Other current assets		2,394	2,635
Current tax assets		-	499
Restricted cash		722,977	497,291
Cash and cash equivalents		17,272	15,562
Total current assets		744,177	517,026
Total assets		€755,202	€528,499

Liabilities and equity
Non-current liabilities
Share-based payment liability	10	€1,512	€1,494
Right-of-use lease liabilities, non-current	5	3,261	3,503
Deferred tax liabilities		218	-
Total non-current liabilities		4,991	4,997
Current liabilities
Client balances		722,977	497,291
Trade payables		991	688
Other current liabilities		5,707	6,195
Overdrafts		-	15
Working capital loan	7	2,592	2,640
Right-of-use lease liabilities, current	5	837	1,079
Current tax liability		186	387
Total current liabilities		733,290	508,295
Total liabilities		738,281	513,292

Share capital	9	-	-
Share premium	9	1,154	1,154
Capital reserve	9	4,487	4,487
Foreign currency translation reserve	9	(1,289)	(1,175)
Retained earnings	9	12,569	10,741
Total equity		16,921	15,207
Total liabilities and equity		€755,202	€528,499

[1]	Refer to Note 2 for restatements

The accompanying notes are an integral part of these condensed consolidated financial statements.

OpenPayd Holdings Limited

Unaudited Condensed Consolidated Statements of Income

Expressed in Euro (EUR)

(in 000’s except share and per share data)

		For the six months ended	For the six months ended
	Note	October 31, 2025 [1]	October 31, 2024 [1]
Banking and payments as a service and other income	4	€24,888	€16,272
Other interest income	4	4,155	4,666
Revenue	4	29,043	20,938

Operating expenses
Service provider charges		2,136	1,427
Reseller commissions		4,671	2,407
Staff and contractor costs		9,989	7,145
Depreciation and amortization	5, 6	2,631	2,192
Technology costs		1,756	1,423
Legal and professional charges		1,961	1,680
Marketing		1,235	884
Tax related and other		1,957	1,404
Share-based compensation	9	18	104
Foreign exchange (gains)/losses		101	(33)
Total operating expenses		26,455	18,633
Operating profit		2,588	2,305

Finance income		40	12
Finance expense		(304)	(270)
Profit before income taxes		2,324	2,047

Income tax expense		496	528

Profit for the period		€1,828	€1,519

Earnings per share, basic and diluted		€1.52	€1.27
Weighted average shares outstanding, basic and diluted		1,199,582	1,199,582

[1]	Refer to Note 2 for restatements

The accompanying notes are an integral part of these condensed consolidated financial statements.

OpenPayd Holdings Limited

Unaudited Condensed Consolidated Statements of Comprehensive Income

Expressed in Euro (EUR)

(in 000’s except share and per share data)

		For the six months ended	For the six months ended
	Note	October 31, 2025	October 31, 2024
Profit for the period		€1,828	€1,519

Items that may be reclassified to profit or loss
Foreign currency translation differences		(114)	(68)
Other comprehensive loss for the period, net of tax		(114)	(68)
Total comprehensive income for the period, net of tax		€1,714	€1,451

The accompanying notes are an integral part of these condensed consolidated financial statements.

OpenPayd Holdings Limited

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity

Expressed in Euro (EUR)

(in 000’s except share and per share data)

					Other comprehensive income (loss)
	Note	Share capital	Share premium	Capital reserve	Foreign currency translation reserve	Total	Retained earnings [1]	Total equity [1]
Balance, April 30, 2025		€-	€1,154	€4,487	€(1,175)	€(1,175)	€10,741	€15,207
Foreign currency translation differences		-	-	-	(114)	(114)	-	(114)
Profit for the period		-	-	-	-	-	1,828	1,828
Balance, October 31, 2025		€-	€1,154	€4,487	€(1,289)	€(1,289)	€12,569	€16,921

					Other comprehensive income (loss)
	Note	Share capital	Share premium	Capital reserve	Foreign currency translation reserve	Total	Retained earnings [1]	Total equity [1]
Balance, April 30, 2024		€-	€1,154	€4,487	€(941)	€(941)	€6,788	€11,488
Foreign currency translation differences		-	-	-	(68)	(68)	-	(68)
Profit for the period		-	-	-	-	-	1,519	1,519
Balance, October 31, 2024		€-	€1,154	€4,487	€(1,009)	€(1,009)	€8,307	€12,939

[1]	Refer to Note 2 for restatements

The accompanying notes are an integral part of these condensed consolidated financial statements.

OpenPayd Holdings Limited

Unaudited Condensed Consolidated Statements of Cash Flows

Expressed in Euro (EUR)

(in 000’s except share and per share data)

		For the six months ended October 31,
	Note	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before income taxes		€2,324	€2,047
Adjustments to reconcile profit before income taxes to net cash provided by operating activities:
Share-based compensation	10	18	104
Depreciation and amortization expenses		2,629	2,192
Finance costs		304	270
Changes in operating assets and liabilities:
Trade receivables		(555)	(161)
Other current assets		79	(305)
Client balances		229,240	208,418
Trade payables		303	462
Other current liabilities		(515)	(518)
Cash flows from operating activities before income taxes		233,827	212,509
Income taxes received		477	810
CASH PROVIDED BY OPERATING ACTIVITIES		234,304	213,319

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment		(26)	(60)
Purchase of intangible asset	6	(2,210)	(1,672)
Acquisition of subsidiary, net cash acquired		(240)	-
CASH USED IN INVESTING ACTIVITIES		(2,476)	(1,732)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of share capital	9	-	77
Interest paid		(304)	(270)
Principal portion of lease payments	5	(559)	(654)
CASH USED IN FINANCING ACTIVITIES		(863)	(847)

Change in cash and cash equivalents		230,965	210,740

Cash and restricted cash (including bank overdrafts), beginning of year		512,838	341,354
Effect of foreign exchange rate changes		(3,554)	331
Cash and restricted cash (including bank overdrafts), end of year		740,249	552,425
Restricted cash balance, end of year		722,977	542,896
Cash balance (including bank overdrafts), end of year		€17,272	€9,529

The accompanying notes are an integral part of these condensed consolidated financial statements.

OpenPayd Holdings Limited

Notes to the Unaudited Condensed Consolidated Financial Statements

Expressed in Euro (EUR)

1. Organization and description of the business

OpenPayd Holdings Limited (the “Company”) is a private company, limited by shares, registered in England and Wales. The address of the Company’s registered office is The Bower, 207-211 Old Street, London United Kingdom, EC1V 9NR. OpenPayd Holdings Limited and its subsidiaries (the “Group” or “OpenPayd”) is a Banking-as-a-Service (“BaaS”) provider of financial services infrastructure that enables embedded payments and financial services. The Group’s combination of regulatory licenses and technology infrastructure allows global businesses to launch and scale financial products with interoperability across fiat and digital assets.

Through its Application Programming Interface-led (“API”) technology platform (the “OpenPayd BaaS Platform”), the Group provides corporate clients with access to local and cross-border payments, virtual payment accounts, and fiat and digital asset trading solutions. The platform’s modular architecture, accessible via a web portal or a single API, offers a unified point of access to multiple payment rails, currencies, accounts, and related services across multiple geographies.

OpenPayd enables businesses to build and embed financial services directly into their existing products by leveraging its technical and regulatory infrastructure. Clients can integrate payment accounts, including virtual International Bank Account Numbers (“IBANs”), and trading capabilities to streamline reconciliation, enhance customer engagement, expand their customer base, and create new revenue opportunities.

2. Significant accounting policies

The Group’s unaudited interim condensed consolidated financial statements have been prepared in accordance with IAS 34 - Interim Financial Reporting issued by the International Accounting Standards Board (“IASB”). Accordingly, these unaudited interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements for the year ended April 30, 2025.

The accounting policies adopted in the preparation of the condensed consolidated financial statements are set out below, and the policies have been consistently applied to all the periods presented, unless otherwise stated.

The preparation of financial statements in compliance with adopted IFRS Accounting Standards requires the use of certain critical accounting estimates. It also requires Group management to exercise judgment in applying the Group’s accounting policies. The areas where significant judgments and estimates have been made in preparing the condensed consolidated financial statements and their effects are disclosed in the critical accounting estimates and judgments section of Note 3.

The Group’s management is responsible for the preparation and fair presentation of these condensed consolidated financial statements in accordance with IAS 34 - Interim Financial Reporting, which have been completed and authorized for issuance by the Board of Directors of the Group on June 15, 2026.

Basis of preparation

These condensed consolidated financial statements are prepared under the historical cost basis. Historical cost is generally based on the fair value of the consideration given at the time of acquiring goods and services. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Uniform accounting policies are applied across the Group. Subsidiaries are entities over which the Group has control.

Basis of consolidation

The Group controls an entity when it is exposed to, or has the rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial information of subsidiaries is included in the condensed consolidated financial statements for the full period and will continue to be included until the date on which control ceases. The condensed consolidated financial statements include the financial statements of the Company and its subsidiary undertakings as of and for the six months ended October 31, 2025 (unaudited), as of April 30, 2025 and for the six months ended October 31, 2024 (unaudited). Intra-group management fees and revenues, as well as investments in Group subsidiaries are eliminated fully on consolidation. At all times, the subsidiaries have remained under the control of the same ultimate controlling party and there have been no non-controlling interests. The results of all subsidiary undertakings have been included in full in both the current and prior periods.

The Company holds 100% of the ordinary share capital in the following entities (since the stated legal date of acquisition or incorporation):

Company and country of incorporation/operation	Main activity	Legal date of acquisition/ incorporation	Reporting date
United Kingdom
OpenPayd Services Limited	Provision of staff and other services to other group companies. Ownership of BaaS platform.	September 13, 2018	April 30
OPIP Limited	Dissolved on September 24, 2024.	September 13, 2018	April 30
Settlego Solutions Limited	Provide BaaS to clients including payments and foreign exchange solutions.	January 1, 2019	April 30
Malta
OpenPayd Malta Holdings Limited	Intermediate holding company.	October 4, 2018	April 30
OpenPayd Financial Services Malta Limited(*)	Provide BaaS to clients including payments and foreign exchange solutions, and fraud, risk and technology services to other Group companies.	October 4, 2019	April 30
OP Digital Services Limited(*)	Provide exchange between fiat and crypto currencies.	April 1, 2025	April 30
Bulgaria
OpenPayd Bulgaria EOOD(*)	Client and other support services.	January 2, 2019	December 31
Turkey
OpenPayd Teknologi Limited, Sirketi	Technology support and development.	November 5, 2018	December 31
Cyprus
OpenPayd Asia Limited	Intermediate holding company.	October 4, 2018	December 31
Hong Kong
OpenPayd HK Limited(*)	Currently inactive.	October 4, 2018	December 31
Singapore
OpenPayd Pte Limited(*)	Currently inactive.	October 4, 2018	December 31
Brazil
OpenPayd do Brasil Cobrancas Ltda(*)	Currently inactive.	May 29, 2019	December 31
Canada
OpenPayd Canada, Inc	Provide exchange between fiat and crypto currencies.	August 27, 2019	December 31
United States
OpenPayd US LLC	Currently inactive. Looking to provide services to US clients.	January 3, 2023	December 31
South Africa
Arc Capital (Pty) Ltd	Provide exchange between fiat and crypto currencies, although yet to trade.	July 3, 2025	February 28
Cayman Islands
OP Digital Services C.I. Limited	Provide exchange between fiat and crypto currencies, although yet to trade.	July 17, 2025	April 30

(*)	shares held indirectly by other subsidiaries

For entities with reporting dates different to the Group’s of April 30th, this is due to local regulations.

The ultimate controlling party of the Group is Dr. Ozan Özerk.

The ability of some subsidiaries to pay dividends to the parent company is restricted due to minimum capital and cash levels that are required to be held under local regulatory requirements. These restrictions apply to one entity regulated by the Financial Conduct Authority in the United Kingdom (“UK”), namely Settlego Solutions Limited; and two entities regulated by the Malta Financial Services Authority, namely OpenPayd Financial Services Malta Limited, and OP Digital Services Limited.

Going concern

The condensed consolidated financial statements are prepared on a going concern basis. In making this assessment, the Directors have considered a wide range of information including:

●	the improved performance of the business during the six months ended October 31, 2025 compared to the previous period, in particular the steady increase in client numbers and strong growth in revenue and transaction volume;

●	the current state of the statement of financial position, future projections of profitability, cash flows and the strategy of the business;

●	the future projections of own capital and headroom above the capital requirements; and

●	the impact of a number of stressed but plausible downside scenarios on the financial projections.

After considering the above, the Directors are satisfied that the condensed consolidated financial statements are prepared on a going concern basis that the Group and Company have the resources to continue in business for the foreseeable future (12 months from the date these condensed consolidated financial statements were available to be issued).

Segment reporting

Operating segments are defined as components of an entity which engages in business activities, for which separate financial information is available is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment and one reportable segment.

Restatements

Deferred tax assets

For the years ended April 30, 2025, and 2024, the Group identified an immaterial error related to the recognition of deferred tax liability. The Group had erroneously excluded the impact of certain intangible fixed assets in the Group which qualified for accelerated tax relief under the UK R&D regime, meaning that the tax amortization has exceeded the accounting amortization of such qualifying assets, resulting in an unrecorded deferred tax liability. This error arose in periods prior to May 1, 2023. This restatement corrects the error by recognizing the required deferred tax liability, recorded against the existing net deferred tax assets balance, and adjusting retained earnings for the cumulative impact of the error as of May 1, 2023. The associated impact on the tax expense for the periods ended April 30, 2025 and 2024 was immaterial and, therefore, not corrected. This error did not impact the consolidated statements of income, consolidated statements of comprehensive income, nor consolidated statements of cash flows as of and for the years ended April 30, 2025 and 2024.

The table below details the restatements to the consolidated statement of financial position as of April 30, 2025.

in 000’s	As previously reported	Adjustments	Restated
Assets
Non-current assets
Deferred tax assets	€1,097	€(795)	€302
Total non-current assets	12,268	(795)	11,473
Total assets	529,294	(795)	528,499

Liabilities and equity
Retained earnings	11,536	(795)	10,741
Total equity	16,002	(795)	15,207
Total liabilities and equity	529,294	(795)	528,499

The table below details the restatements to the consolidated statement of changes in equity as of April 30, 2025.

in 000’s	As previously reported	Adjustments	Restated
Retained earnings	€16,002	€(795)	€15,207
Total equity	16,002	(795)	15,207

The table below details the restatements to the consolidated statement of changes in equity as of April 30, 2024.

in 000’s	As previously reported	Adjustments	Restated
Retained earnings	€12,283	€(795)	€11,488
Total equity	12,283	(795)	11,488

Revenue

For the period ended October 31, 2025, and 2024, the Group identified that there was an omission from the face of the consolidated statement of income for the disaggregation of total revenue between revenue earned under IFRS 15 – Revenue from contracts with customers (“IFRS 15”) and IFRS 9 – Financial Instruments (“IFRS 9”) and that impacts all periods presented. This error did not impact the total amount of revenue presented, consolidated statements of comprehensive income, nor consolidated statements of cash flows. The omission has been considered by management as immaterial. This restatement corrects the omission by separately presenting revenue recognised in accordance with IFRS 15 and IFRS 9 within the “Banking and payments as a service and other income” and “Other interest income” lines of the consolidated statement of income, respectively.

Changes to accounting standards

The following new standards or amendments or interpretations are effective for the current period but have had no impact on the Group’s results or financial position:

●	Amendment to IAS 21: Lack of exchangeability

At the date of these condensed consolidated financial statements, the following standards or amendments in issue but not yet effective are not expected to have any significant impact on the Group’s results or financial position when they are applied as they become effective:

●	New standard IFRS 18: Presentation and disclosure in financial statements (effective January 1, 2027)

●	Amendment to IFRS 19: Subsidiaries without Public Accountability: Disclosures (effective January 1, 2027)

●	Amendment to IFRS 9 and IFRS 7: Amendments to the Classification and Measurement of Financial Instruments (effective January 1, 2026)

●	Amendment to IFRS 9 and IFRS 7: Contracts referencing Nature-dependent Electricity (effective January 1, 2026)

3. Critical accounting judgements and key sources of estimation uncertainty

In the application of the Group’s accounting policies, which are described in Note 2, management is required to make judgments, estimates and assumptions that have a significant impact on the reported amounts of assets, liabilities, income and expenses.

Judgments represent management’s decision in applying accounting policies that do not involve estimation uncertainty but have a significant effect on the amounts recognized.

Estimates and assumptions relate to matters where the carrying amounts of assets and liabilities are not readily apparent from other sources. These estimates are based on historical experience and other relevant factors. Actual results may differ from these estimates, and such differences may be material.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions are recognized prospectively in the period of change and future periods, if applicable.

Significant accounting judgments

The following are the judgments that management has made in applying the Group’s accounting policies that have the most significant effect on the amounts recognized in the condensed consolidated financial statements.

Recognition of internally generated intangible assets

The Group recognizes internally developed software when the recognition criteria of IAS 38 are met. Management exercises judgment in determining:

●	whether activities meet the definition of development rather than research;

●	the extent to which employee time and related costs are directly attributable to development activities that will generate probably future economic benefits.

This judgment affects the amounts of costs capitalized versus expensed as incurred.

Determination of functional currency

The Directors have determined the functional currency of each subsidiary of the Group. This judgment reflects the currency on the primary economic environment in which each subsidiary operates and is based on factors including:

●	the currency in which sales prices are denominated and settled;

●	the currency composition of transaction flows processed through the Group’s platform;

●	the currency of significant operating costs, including employee costs; and

●	the currency in which financing is obtained

Key sources of estimation uncertainty

The following estimates and assumptions have a significant risk of resulting in a material adjustment to the carrying amounts of assets or liabilities within the next financial year.

Share-based payment arrangements

The Group operates a phantom share award scheme that is accounted for as a cash-settled share-based payment at the consolidated level. The measurement of the share-based payment expense requires significant estimation, including:

●	the fair value of the Group’s equity at each reporting date, determined with the assistance of an independent valuation specialist;

●	appropriate valuation methodology and key inputs;

●	discounts for lack of marketability;

●	the probability and expected timing of a future exit event; and

●	the number of awards expected to vest, including assumptions regarding employee attrition.

The liability and related expense are sensitive to changes in these assumptions. There have been no significant changes to the assumptions and models used for estimating fair value for share-based payment transactions for the six months ended October 31, 2025 from the assumptions and models used for the year ended April 30, 2025.

The Directors do not consider there to be any other significant accounting judgments or key sources of estimation uncertainty in that are required to be disclosed under IAS 1.

4. Revenue

The following table shows revenue by location of client for the six months ended October 31, 2025:

	000’s	000’s	000’s	000’s
	UK	Europe	Rest of World	Total
Banking and payments as a service	€3,517	€7,715	€13,568	€24,800
Other interest income	3,362	793	-	4,155
Other income	-	88	-	88
	€6,879	€8,596	€13,568	€29,043

The following table shows revenue by location of client for the six months ended October 31, 2024:

	000’s	000’s	000’s	000’s
	UK	Europe	Rest of World	Total
Banking and payments as a service	€2,642	€5,471	€8,094	€16,207
Other interest income	3,901	765	-	4,666
Other income	-	65	-	65
	€6,543	€6,301	€8,094	€20,938

For the six months ended October 31, 2025 and 2024, there were no single customers that on an individual basis accounted for more than 10% of total revenue.

All revenue was generated from the rendering of services. The majority of the Group’s revenue is denominated in Euro, irrespective of the location of the client. Included within revenue is amounts generated from related parties and this is disclosed in Note 11.

5. Right-of-use assets and leases

Carrying amounts of right-of-use (“ROU”) assets arising from leases and movements are shown by class in the table below.

	000’s	000’s	000’s
	Office leases	Vehicle lease	Total
Balance as of April 30, 2024	€1,121	€16	€1,137
Additions	4,251	-	4,251
Re-measurement	280	-	280
Depreciation	(1,124)	(8)	(1,132)
Foreign exchange gain (loss)	8	(8)	-
Balance as of April 30, 2025	4,536	-	4,536
Depreciation	(558)	-	(558)
Foreign exchange gain	7	-	7
Balance as of October 31, 2025	€3,985	€-	€3,985

The table below presents the carrying amounts of ROU lease liabilities and movements during the six months ended October 31:

000’s
Balance as of April 30, 2025	€4,582
Accretion of interest	68
Repayments	(550)
Foreign exchange gain	(2)
Balance as of October 31, 2025	€4,098

The table below presents the carrying amounts of ROU lease liabilities and movements during the year ended April 30:

000’s
Balance as of April 30, 2024	€1,109
Additions	4,251
Re-measurement	280
Accretion of interest	56
Repayments	(1,139)
Foreign exchange loss	25
Balance as of April 30, 2025	€4,582

Lease liabilities are measured at the present value of lease payments, discounted using the Group’s incremental borrowing rate at commencement. Because the Group has multiple leases, different discount rates were applied. For leases commencing during the reporting periods, the Group applied individual incremental borrowing rates depending on asset class, currency, and lease term.

There have been no significant new lease agreements, terminations, or major modifications to ROU leases during the six months ended October 31, 2025.

The following are the amounts recognized in profit or loss:

	000’s	000’s
	Six months ended October 31, 2025	Six months ended October 31, 2024
Depreciation expense of ROU assets	€558	€572
Interest expense on ROU lease liabilities	68	14
Total amount recognized in profit for the period	€626	€586

Total cash outflows for leases for the six months ended October 31, 2025 and 2024 were €624,000 and €660,000, respectively.

6. Intangible assets

The below table represents the details of intangible assets cost as of October 31, 2025 and April 30, 2025.

	000’s Developed computer software*	000’s Purchased computer software*	000’s Licenses	000’s Total
Balance as of April 30, 2024	€10,423	€5,783	€-	€16,206
Additions	2,081	2,738	-	4,819
Balance as of April 30, 2025	€12,504	€8,521	€-	€21,025
Additions	1,282	928	240	2,450
Balance as of October 31, 2025	€13,786	€9,449	€240	€23,475

The below table represents the details of intangible assets accumulated amortization and net book value as of April 30, 2025 and 2024.

	000’s	000’s	000’s	000’s
Balance as of April 30, 2024	€8,011	€3,667	€-	€11,678
Amortization expense	1,964	1,095	-	3,059
Balance as of April 30, 2025	€9,975	€4,762	€-	€14,737
Amortization expense	1,149	842	-	1,991
Balance as of October 31, 2025	€11,124	€5,604	€-	€16,728

Net book value April 30, 2025	€2,529	€3,759	€-	€6,288
Net book value October 31, 2025	€2,662	€3,845	€240	€6,747

*	In the previously issued interim financial statements as at October 31, 2025, there were certain classification errors within the tabular disclosure of intangible assets amounts for developed computer software and purchased computer software. The classification errors impacted both the cost of intangible assets and accumulated amortisation. There was no impact on the net book value of intangible assets presented on the face of the condensed consolidated statements of financial position. The correction did not affect the opening balances of assets, liabilities, or equity for the earliest period presented, as the error was limited to the classification within the disclosure note.

The error has been corrected in the table above by reclassifying the amounts between developed computer software and purchased computer software in the tabular disclosure of intangible assets for the periods as follows:

●	Reduce cost of developed computer software as at April 30, 2024 by €357,000 and increase cost of purchased developed software by the same amount, impacting the April 30, 2025 and October 31, 2025 cost by the same amount respectively.

●	Reduce amortization of developed computer software as at April 30, 2024 by €128,000 and increase amortization of purchased developed software by the same amount, impacting the April 30, 2025 and October 31, 2025 amortization by the same amount respectively.

●	The impact on net book value is to reduce net book value of developed computer software as at April 30, 2024 by €229,000 and to increase net book value of purchased computer software by the same amount impacting the April 30, 2025 and October 31, 2025 net book value by the same amount respectively.

When capitalization criteria are met development costs are capitalized as disclosed in Note 3 and in accordance with IAS 38 Intangible Assets. Additionally, €76,000 and €64,000 of costs were incurred in relation to platform development which did not meet capitalization criteria and were therefore expensed in staff and contractor costs and technology costs on the condensed consolidated statements of income during the six months ended October 31, 2025 and 2024, respectively.

Intangible assets is comprised of the OpenPayd platform, which is used to provide its Banking-as-a-Service products to clients, and the OpenPayd Digital platform, which has been established to enable clients to trade between fiat currencies and digital assets. The net book value of the OpenPayd platform as of October 31, 2025 and April 30, 2025 amounted to €4,983,000 and €4,763,000, respectively. The net book value of the OpenPayd Digital platform as of October 31, 2025 and April 30, 2025 amounted to €1,524,000 and €1,525,000, respectively. The Group continues to develop its platforms to enable enhanced services to be provided to clients.

Additions relate to amounts incurred to develop these platforms. Amounts relating to individuals employed by the Group are presented as developed computer software, whereas amounts relating to development cost from third parties who are contracted to provide development services are presented as purchased computer software. Additions to acquired licenses relate to amounts paid to obtain local Virtual Asset Service Provider licenses through acquisition of a foreign entity.

7. Financial assets and financial liabilities

The Group is exposed through its operations to the following financial risks:

●	Credit risk

●	Foreign exchange risk

●	Interest rate risk

●	Liquidity risk

Financial assets held at amortized cost

	000’s	000’s
	October 31, 2025	April 30, 2025
Trade receivables	€1,534	€1,039
Other receivables (included in other current assets)	503	281
Restricted cash	722,977	497,291
Cash and cash equivalents	17,272	15,562

Financial liabilities held at amortized cost

	000’s	000’s
	October 31, 2025	April 30, 2025
Client balances	€722,977	€497,291
Trade payables	991	688
Other current liabilities	5,072	5,718
Overdrafts	-	15
Working capital loan	2,593	2,640

For all financial assets and liabilities held at amortized cost, the net book value is in line with their estimated fair value.

Credit and concentration risk

Credit risk is the risk of financial loss to the Group if a client or counterparty to a financial instrument fails to meet its contractual obligations. Credit risk arises principally from the Group’s cash and cash equivalents, restricted cash and trade and other receivables. The cash and cash equivalents and restricted cash are deposited with different banking partners. The Directors consider low risk of losses from these financial instruments. Although trade receivables are concentrated to a small number of clients there has been insignificant experience of losses.

The maximum credit risk is equivalent to the total amount of financial assets included within this note above.

The table below represents the banks that accounted for more than 10% of total cash and cash equivalents and restricted cash as of October 31, 2025 and April 30, 2025.

	October 31, 2025	April 30, 2025
Bank A	33%	39%
Bank B	18%	0%
Bank C	16%	12%
Bank D	10%	20%
Bank E	3%	11%

Foreign currency risk

The Group is exposed to currency risk due to financial assets and liabilities denominated in a currency other than the functional currency, primarily the Pound Sterling (“GBP”). The Group manages the exposure to currency risk by commercially transacting in Euro and limiting the use of other currencies for operating expenses, wherever possible, thereby minimizing the realized and unrealized foreign exchange gain or loss.

Interest rate risk

The Group is exposed to interest rate risk on both cash balances held and borrowed funds. The Group has financial liabilities in the form of a working capital loan; however the loan has no interest and therefore does not give risk to interest rate risk exposure.

As of October 31, 2025 and April 30, 2024, approximately 98% and 97%, respectively, of our total cash represents customer balances that are maintained in interest and non-interest bearing bank accounts. Interest rate movements affect the interest income we earn on customer balances.

It is estimated, that as of October 31, 2025, if the interest rates on interest bearing bank accounts had been 10 basis points higher, other interest income revenue would increase by €305,000. It is also estimated that, as of October 31, 2025, if the interest rates on interest bearing bank accounts had been 10 basis points lower, other interest income revenue would decrease €305,000. This impact relates solely to interest income and does not include the impact of taxes, which would reduce the impact on profit after income taxes.

Liquidity risk

Liquidity risk is the risk the Group will be unable to meet its financial obligations as they fall due. The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments and using the period end spot rate for all items denominated in a foreign currency.

	000’s	000’s	000’s
As of October 31, 2025	Carrying amount	On demand	Less than one year
Client balances	€722,977	€722,977	€-
Trade payables	991	-	991
Other current liabilities	5,072	-	5,072
Working capital loan	2,593	2,593	-
	731,633	725,570	6,063

	000’s	000’s	000’s
As of April 30, 2025	Carrying amount	On demand	Less than one year
Client balances	€497,291	€497,291	€-
Trade payables	688	-	688
Other current liabilities	5,718	-	5,718
Overdrafts	15	15	-
Working capital loan	2,640	2,640	-
	€506,352	€499,946	€6,406

The Directors control and monitor the Group’s cashflow on a regular basis with the objective of ensuring it will always have sufficient liquidity to meet liabilities as they fall due. All the cash balances are held on demand, with all trade and other receivables all current and less than 90 days old at the statement of financial position dates. The significant surplus of short-term financial assets compared to financial liabilities means the Directors assess the Group’s liquidity risk to be low.

8. Share capital

Share capital

The Group has 1,199,582 authorized, issued, fully paid, and outstanding shares including 1,000,000 Class A Shares, 149,604 Class B Shares, and 49,978 Class C Shares, each with a par value of £0.0001 each, as of October 31, 2025 and April 30, 2025. Total share capital as of October 31, 2025 and April 30, 2025 amounted to €137.

	October 31, 2025 and April 30, 2025
	Class A		Class B		Class C
	Number of Shares	Share Capital	Number of Shares	Share Capital	Number of Shares	Share Capital
Balance of issued shares	1,000,000	€114	149,604	€17	49,978	€6

Class A Shares

Holders of Class A shares are entitled to one vote per share at general meetings of the Company. Class A shareholders vote together with other voting classes on matters submitted to shareholders, except where separate class approval is required by law or the Company’s articles. Class A shares rank pari passu with Class B and Class C shares with respect to dividends and other distributions, unless otherwise determined by the Board in accordance with the articles. Dividends are declared at the discretion of the Board and approved by shareholders where required. Class A shares do not have conversion rights. Transfers of Class A shares are subject to the provisions of the Company’s articles, including Board approval of transfers and compliance with any applicable pre-emption or regulatory requirements.

Class B Shares

Class B Shares rank pari passu with Class A and Class C Shares. Class B Shares are non-voting, except where voting is required by applicable law or where a separate class vote is required for variation of class rights. Other than in connection with an exit event Class B Shares are not entitled to any distribution or dividend declared by the Company (of sale proceeds or otherwise) or return of assets of the Company. On the transfer of a B Share, a B Share shall automatically be redesignated in accordance with the articles, including the redesignation to a D Share if transferred to a D shareholder or non-shareholder and the redesignation to an A Share if transferred to an A shareholder. Transfers of Class B Shares are subject to Board approval of transfers and compliance with any applicable pre-emption, regulatory, or contractual transfer of restrictions.

Class C Shares

Class C Shares rank pari passu with Class A and Class B Shares. Class C Shares are non-voting, except where voting is required by applicable law or where a separate class vote is required for variation of class rights. Other than in connection with an exit event Class C Shares are not entitled to any distribution or dividend declared by the Company (of sale proceeds or otherwise) or return of assets of the Company. On the transfer of a C Share, a C Share shall automatically be redesignated in accordance with the articles, including the redesignation to a D Share if transferred to a D shareholder or non-shareholder and the redesignation to an A Share if transferred to an A shareholder. Transfers of Class C Shares are subject to Board approval of transfers and compliance with any applicable pre-emption, regulatory, or contractual transfer of restrictions.

Share premium

Share premium represents the excess of consideration received over the par value of Class A, B, and C shares issued. Amounts included in share premium are not distributable as dividends but may be utilized in accordance with applicable corporate law and the Group’s governing documents, including the settlement of equity issuance costs or other permitted capital management purposes.

Capital reserve

The capital reserve balance represents an equity reserve arising from the transfer of common control subsidiaries into the Group during the period ended April 30, 2019. The capital reserve balance reflects the difference between the consideration transferred by the Group and the historical carrying amounts of the net assets acquired, together with any differences arising from the reorganization of share capital. Upon disposal of a related subsidiary, its capital reserve balance may be recognized to profit or loss in the condensed consolidated statement of income.

Foreign currency translation reserve

Foreign currency translation reserve represents cumulative foreign currency translation adjustments arising on translation of the Group’s foreign subsidiaries from their functional currencies to the presentation currency. Upon disposal of a foreign subsidiary, their foreign currency translation reserve balance is recognized to profit or loss in the condensed consolidated statement of income.

Retained earnings

Retained earnings represent the cumulative results of operations of the Group since inception, net of dividends declared or paid and other distributions to shareholders. This balance reflects earnings generated by the Group that have been retained for use in the business and are available for distribution to shareholders, subject to applicable legal, regulatory and contractual restrictions, as well as the Group’s capital management policies.

9. Share-based compensation

The Group operates a phantom share award scheme (“Phantom Plan”) for the benefit of employees within its subsidiaries that will provide cash payouts at any future specified exit events. During 2023, the rules and contractual terms of the Phantom Plan were updated for all participants, which consists of senior members of management and other key employees of the Group. Similar to vesting, a corresponding personnel expense and a corresponding liability is recognized. The Phantom Plan provides for an aggregate award payment in the event of an exit transaction or in the event of profit distributions. The aggregate award payment is defined as a cash payment equal to 5% of the total exit value. The term of the awards is a maximum of 3 to 4 years from the date of issue, there is no exercise price, and the beneficiaries must be in a non-terminated position during the vesting period.

A share-based payment liability is recognized for the estimated payout value of the plans for which the value of each award is based on an independent third-party (“Valuation Specialist”) valuation of the market value of the Group at each reporting period end discounted for the lack of marketability and adjusted for the probability of an exit event.

In order to arrive at the market value of the Group, the Valuation Specialists applied the expected returns approach. The key steps in this approach involve: identifying the probable range of outcomes (the scenarios) for the Group at a future exit date; considering the future Enterprise Value (“EV”) of OpenPayd at an assumed exit event; deducting transaction exit costs; and considering any net debt or debt-like items and any surplus cash or assets to arrive at a market value of the entire issued share capital of OpenPayd. In order to estimate the EV OpenPayd, the Valuation Specialists adopted EV/revenue multiples to estimate the exit EV at the expected exit date, as this method is appropriate for business in the FinTech sector.

There have been no significant changes to the key assumptions used in the valuation as of April 30, 2025 that would have a material impact on the share-based payment liability as of October 31, 2025.

The number of awards expected to vest are also reassessed annually at each reporting period end with any changes in fair value recognized in profit or loss for the period.

Share-based compensation expense related to awards are based on the fair value on the date of grant and is amortized over the vesting period, generally between 3 and 4 years. Expected volatilities are based on historical pricing of guideline companies over the expected term. The expected term of share awards is based on the contractual term given the exercise price as compared to the current estimated fair value of the share.

The Group estimates forfeitures, based on historical activity, at the time of grant and revises if necessary in subsequent periods if actual forfeiture rates differ from those estimates.

Based on the timing of the grant awards and the expected probability of any future exit event the liability has been recognized as follows:

		000’s
	Number of awards	Value
Share-based payment liability as of April 30, 2024	27,428	€792
Awarded and charged during the period	2,748	734
Lapsed due to leavers	(1,550)	(32)
Share-based payment liability as of April 30, 2025	28,626	1,494
Awarded and charged during the period	-	18
Share-based payment liability as of October 31, 2025	28,626	€1,512

The share-based compensation expense for the six months ended October 31, 2025 was €18,000. The share-based compensation expense for the six months ended October 31, 2024 was €104,000. There have been no cash settlement paid out in relation to OpenPayd Phantom Plan awards in the past.

10. Related parties

The Group has some transactions with other related parties, comprised of entities that are under the control of the Group’s ultimate controlling party and an entity controlled by key management personnel of the Group (other related parties), and the Company’s sole shareholder holding 100% of voting rights (shareholder).

Transactions with related parties

The following transactions occurred with related parties:

	000’s	000’s
	For the six months ended	For the six months ended
	October 31, 2025	October 31, 2024
Revenue
Banking and payments as a service
Transactions with shareholder	€-	€1
Transactions with other related parties	613	371
Other income
Transactions with other related parties	8	23

Service provider charges
Transactions with other related parties	28	24

Staff and contractor costs
Transactions with other related parties	1,183	958

Tax related and other
Transactions with other related parties	24	28

Revenue transactions above represent use of the OpenPayd BaaS platform. Service provider charges transactions above represent services performed by related parties equivalent to those performed by a third-party vendor. Tax related and other above represent marketing costs incurred by a related party for marketing services utilized by the Group.

During the six months ended October 31, 2025 and 2024, additions to purchased computer software intangible assets included €928,000 and €536,000 purchased from other related parties.

Remuneration of key management personnel

The key management of the Group is comprised of the Directors. For the six months ended October 31 2025 and 2024, two of the directors are members of a money purchase pension scheme. The remuneration of the Directors and other members of senior management, who are key management personnel of the Group, is set out below for each of the categories specified in IAS 24 Related Party The following table represents details of Directors’ compensation staff costs included in staff and contractor costs as of October 31, 2025 and 2024.

	000’s	000’s
	Six months ended October 31, 2025	Six months ended October 31, 2024
Emoluments	€687	€863
Company contributions to money purchase pension schemes	23	24
Total Directors’ remuneration	€710	€887

Remuneration of the highest paid director:
Emoluments	€401	€492
Company contributions to money purchase pension schemes	10	10
Total remuneration of the highest paid director	€411	€502

Balances with related parties

As of October 31, 2025 and April 30, 2025, other receivables due from related parties amounted to €91,000 and €91,000, respectively, which primarily represents a margin held at a U.S. bank by a related party after a customer relationship ended and is included in other current assets in the condensed consolidated statements of financial position. As of October 31, 2025 and April 30, 2025, payables due to related parties amounted to €733,000 and €1,999,000, respectively, included in other current liabilities in the condensed consolidated statements of financial position. As of October 31, 2025 and April 30, 2025, client balances due to shareholder amounted to €35,000 and €8,000, respectively. As of October 31, 2025 and April 30, 2025, client balances due to other related parties amounted to €5,759,000 and €11,753,000, respectively.

Outstanding balances are unsecured and are repayable in cash. Related party balances are unsecured and are settled periodically in line with standard terms depending on the nature of the balance.

11. Commitments and contingencies

From time to time, the Group may be subject to other legal proceedings, claims, investigations, and government inquiries (collectively, legal proceedings) in the ordinary course of business. It may receive claims from third parties asserting, among other things, infringement of their intellectual property rights, defamation, labor and employment rights, privacy, and contractual rights. There are no currently pending legal proceedings that the Group believes will have a material adverse impact on the business or condensed consolidated financial statements.

12. Segment disclosures

IFRS 8, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Group’s CODM, in deciding how to allocate resources and assess performance.

The Group has identified its CODM as the Chief Executive Officer. The CODM reviews the financial results of the Group on a consolidated basis for the purposes of allocating resources and assessing performance. Accordingly, the Group has determined that it operates as a single reportable segment.

In accordance with IFRS 8, the measure of segment profit or loss is profit before income taxes, as reported in the condensed consolidated statements of income, as this is the primary measure used by the CODM to evaluate performance and make resource allocation decisions. The measure of segment assets is total assets as reported in the condensed consolidated statements of financial position.

13. Subsequent events

Issuance of Class C and Class D Shares

On November 27, 2025, the Company authorized and issued an additional 7,497 Class C Shares for £20.86 (GBP) and 1,874 Class D Shares for £4.16 (GBP), resulting in 1,208,953 total shares authorized, issued, and outstanding including 1,000,000 Class A Shares, 149,604 Class B Shares, 57,475 Class C Shares, and 1,874 Class D Shares, each with a par value of £0.0001, and total share capital of €138.

Class D Shares

Class D Shares rank pari passu with Class A, Class B and Class C Shares. Class D Shares are non-voting, except where voting is required by applicable law or where a separate class vote is required for variation of class rights. Other than in connection with an exit event Class D Shares are not entitled to any distribution or dividend declared by the Company (of sale proceeds or otherwise) or return of assets of the Company. On the transfer of any Share, including a D Share, a share shall automatically be redesignated in accordance with the articles, including the redesignation to an A Share if transferred to an A shareholder. Transfers of Class D Shares are subject to Board approval of transfers and compliance with any applicable pre-emption, regulatory, or contractual transfer of restrictions.

Business Combination Agreement

On June 1, 2026, the Company entered into a Business Combination Agreement with Titan Acquisition Corp (“Titan”), Titan Acquisition Sponsor Holdco LLC, and OpenPayd Global Holdings Limited (“Pubco”). The transaction provides for (i) the merger of Titan with and into Pubco, with Pubco surviving, and (ii) the acquisition by Pubco of 100% of the Company’s issued share capital in exchange for Pubco ordinary shares, based on an agreed equity value of approximately 800 million. In addition, certain investors have committed to subscribe for Titan Class A ordinary shares through a private investment in public equity immediately prior to closing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of

OpenPayd Global Holdings Limited

Opinion on the Financial Statement

We have audited the accompanying statement of financial position of OpenPayd Global Holdings Limited (the “Company”) as of February 10, 2026, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of February 10, 2026, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte LLP

London, United Kingdom

June 15, 2026

We have served as the Company’s auditor since inception.

OpenPayd Global Holdings Limited

Statement of Financial Position

Expressed in Euro (EUR)

	Note	February 10, 2026 (inception)
Liabilities and shareholder’s equity
Current liabilities
Due to related party		€8,431
Total liabilities		8,431

Share capital		-
Accumulated deficit		(8,431)
Total shareholder’s equity		(8,431)

Total liabilities and shareholder’s equity		€-

The accompanying notes are an integral part of these financial statements.

OpenPayd Global Holdings Limited

Notes to the Financial Statements

Expressed in Euro (EUR)

1. Organization and description of business

OpenPayd Global Holdings Limited (the “Company” or “Pubco”) is a private company, limited by shares, registered in the Cayman Islands. The address of the Company’s registered office is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The Company was formed to effectuate the Business Combination Agreement described below. The Company’s fiscal year ends on June 30. The Company is wholly owned by Ozan Özerk.

On June 1, 2026, OpenPayd Holdings Limited (“Opco” or “OPHL”) entered into a Business Combination Agreement with Titan Acquisition Corp (“Titan”), Titan Acquisition Sponsor Holdco LLC, and the Company. The transaction provides for (i) the merger of Titan with and into Pubco, with Pubco surviving, and (ii) the acquisition by Pubco of 100% of the Opco’s issued share capital in exchange for Pubco ordinary shares, based on an agreed equity value of approximately $800 million. In addition, certain investors have committed to subscribe for Titan Class A ordinary shares through a private investment in public equity immediately prior to closing.

Completion is subject to customary conditions, including regulatory approvals, Titan shareholder approval, effectiveness of the related SEC registration statement, and NASDAQ listing approval. The agreement may be terminated if the conditions are not satisfied by December 31, 2026. As of the date these financial statements were available to be issued, the transaction has not yet closed.

2. Significant accounting policies

The accounting policies adopted in preparation of the financial statements, set out below, have been consistently applied to all periods presented, unless otherwise stated.

These financial statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

The Company’s management is responsible for the preparation and fair presentation of these financial statements in accordance with IFRS Accounting Standards, which have been completed and authorized for issuance by the Board of Directors of the Company on June 15, 2026.

Basis of preparation

These financial statements are prepared under the historical cost basis. Historical cost is generally based on the fair value of the consideration given at the time of acquiring goods and services. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

The statement of income and comprehensive income (loss), statement of changes in shareholder’s equity, and the statement of cash flows are not presented as the transactions recorded are not material and relate only to the formation of the Company.

Segment reporting

Operating segments are defined as components of an entity which engage in business activities, for which separate financial information is available and regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment and one reportable segment.

Changes to accounting standards

At the date of these financial statements, the following standards or amendments in issue but not yet effective are not expected to have any significant impact on the Company’s results or financial position when they are applied as they become effective:

●	New standard IFRS 18: Presentation and disclosure in financial statements (effective January 1, 2027)

●	Amendment to IFRS 19: Subsidiaries without Public Accountability: Disclosures (effective January 1, 2027

Functional and presentational currency

The functional and presentational currency of the Company is the Euro (“EUR”).

Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, and financial liabilities at amortized cost, as appropriate. All financial liabilities are recognized initially at fair value and, in the case of financial liabilities at amortized cost, net of directly attributable transaction costs. The Company’s financial liabilities include due to related party.

Financial liabilities at amortized cost

After initial recognition, payables are subsequently measured at amortized cost using the effective interest rate (“EIR”) method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability.

Due to related party

As of February 10, 2026 (inception), €8,431 was included in due to related party in the accompanying statement of financial position representing legal and administrative fees for the Company’s formation, incurred by OPHL, a related party entity under common control of the Company’s sole shareholder, on behalf of the Company.

Share capital and share premium

Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs, with the nominal value included in share capital, and any excess proceeds recognized in the share premium account. On February 10, 2026 the Company issued 1 ordinary share at par value of $0.0001 (USD) to Maples Corporate Services Limited. On the same date Maples Corporate Services Limited transferred the 1 ordinary share to Ozan Özerk for the value of $0.0001 (USD).

As of February 10, 2026 (inception) the Company is authorized to issue 500,000,000 ordinary shares, par value of $0.0001 (USD), and 1,000,000 preferred shares, par value of $0.0001 (USD). As of February 10, 2026 (inception) the Company had 1 ordinary share issued and outstanding, and zero preferred shares issued and outstanding.

	February 10, 2026
	Preferred Shares		Ordinary Shares
	Number of Shares	Share Capital €	Number of Shares	Share Capital €
Balance of issued shares	-	€-	1	€-

3. Subsequent events

The Company evaluated subsequent events and transactions from February 10, 2026, the date of these financial statements, through June 15, 2026, the date these financial statements were available to be issued. Based upon this review, the Company did not identify subsequent events that would have required adjustment or disclosure in the financial statements, except as described below.

On June 1, 2026 the Company entered into a Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), with Titan Acquisition Corp (“Titan”), Titan Acquisition Sponsor Holdco LLC (the “Sponsor”), OpenPayd Holdings Limited (“OpenPayd”), Ozan Özerk, solely in his capacity as OpenPayd Shareholders’ representative, and the shareholders of OpenPayd party thereto. Pursuant to the Business Combination Agreement, and subject to the satisfaction or waiver of certain conditions, including approval by Titan’s shareholders, (i) Titan will merge with and into PubCo, with PubCo surviving the merger (the “Merger”), and (ii) PubCo will acquire all of the issued and outstanding shares of OpenPayd from its shareholders in exchange for PubCo ordinary shares, resulting in OpenPayd becoming a wholly owned subsidiary of PubCo (the “Share Acquisition,” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Proposed Transactions”). The Proposed Transactions are subject to customary closing conditions and approvals, and there can be no assurance that such conditions will be satisfied or that the Proposed Transactions will be completed. As this represents a non-adjusting event after the reporting period, no adjustments have been made to the accompanying financial statements.

Subsequent to the reporting period, and prior to the issuance of these financial statements, PubCo and Titan expect to enter into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors will subscribe for and purchase PubCo ordinary shares in a private placement (the “PIPE Financing”). The PIPE Financing is expected to close substantially concurrently with the consummation of the Proposed Transactions and is contingent upon, among other things, the closing of the Business Combination. The PubCo ordinary shares to be issued pursuant to the Subscription Agreements are expected to be issued in reliance on applicable exemptions from registration requirements. PubCo is expected to grant the PIPE Investors certain registration rights in connection with the PIPE Financing. As of the date of authorization of these financial statements, the definitive terms of the PIPE Financing, including the aggregate proceeds, have not yet been finalized. Accordingly, this represents a non-adjusting event after the reporting period, and no amounts have been recognized in the accompanying financial statements.

Subsequent to the reporting period, and prior to the issuance of these financial statements, PubCo’s board of directors approved the OpenPayd Global Holdings Limited 2026 Incentive Award Plan (the “PubCo Incentive Plan”), subject to shareholder approval. The PubCo Incentive Plan is expected to become effective upon the closing of the Proposed Transactions. The PubCo Incentive Plan will provide for the grant of equity-settled and, where applicable, cash-settled share-based payment awards, including stock options, restricted share units and other incentive awards, to eligible directors, officers, employees and other service providers of PubCo and its subsidiaries. The adoption and effectiveness of the PubCo Incentive Plan are contingent upon the consummation of the Proposed Transactions and approval by the requisite shareholders. As the plan has not yet become effective, no share-based payment expense has been recognized. This represents a non-adjusting event after the reporting period.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

TITAN ACQUISITION CORP

(Purchaser)

TITAN ACQUISITION SPONSOR HOLDCO LLC

(solely in its capacity as the Purchaser Representative)

OPENPAYD GLOBAL HOLDINGS LIMITED

(Pubco)

OPENPAYD HOLDINGS LIMITED

(Company)

OZAN ÖZERK

(solely in his capacity as the Company Shareholders Representative)

and

THE COMPANY SHAREHOLDERS SET FORTH HEREIN

Dated as of June 1, 2026

i

4.14	TRANSACTIONS WITH AFFILIATES	16
4.15	INVESTMENT COMPANY ACT; JOBS ACT	16
4.16	FINDERS AND BROKERS	16
4.17	CERTAIN BUSINESS PRACTICES	16
4.18	INSURANCE	17
4.19	INFORMATION SUPPLIED	17
4.20	TRUST ACCOUNT	18
4.21	INVESTIGATION	18
4.22	KNOWLEDGE	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO		19
5.1	ORGANIZATION AND STANDING	19
5.2	AUTHORIZATION; BINDING AGREEMENT	19
5.3	GOVERNMENTAL APPROVALS	19
5.4	NON-CONTRAVENTION	19
5.5	CAPITALIZATION	20
5.6	PUBCO ACTIVITIES	20
5.7	FINDERS AND BROKERS	20
5.8	INVESTMENT COMPANY ACT	20
5.9	INFORMATION SUPPLIED	20
5.10	INVESTIGATION	21

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21
6.1	ORGANIZATION AND STANDING	21
6.2	AUTHORIZATION; BINDING AGREEMENT	22
6.3	CAPITALIZATION	22
6.4	COMPANY SUBSIDIARIES	23
6.5	GOVERNMENTAL APPROVALS	23
6.6	NON-CONTRAVENTION	23
6.7	FINANCIAL STATEMENTS	24
6.8	ABSENCE OF CERTAIN CHANGES	25
6.9	COMPLIANCE WITH LAWS	25
6.10	COMPANY PERMITS	25
6.11	LITIGATION	25
6.12	MATERIAL CONTRACTS	26
6.13	INTELLECTUAL PROPERTY	28
6.14	IT SYSTEMS	30
6.15	TAXES AND RETURNS	30
6.16	REAL PROPERTY	32
6.17	PERSONAL PROPERTY	32
6.18	TITLE TO AND SUFFICIENCY OF ASSETS	32
6.19	EMPLOYEE MATTERS	32
6.20	BENEFIT PLANS	34
6.21	ENVIRONMENTAL MATTERS	35
6.22	TRANSACTIONS WITH RELATED PERSONS	35
6.23	INSURANCE	36
6.24	DATA PROTECTION AND CYBERSECURITY	36
6.25	CERTAIN BUSINESS PRACTICES	37
6.26	INVESTMENT COMPANY ACT	38
6.27	FINDERS AND BROKERS	38

6.28	INFORMATION SUPPLIED	38
6.29	MSB ACQUISITION	38
6.30	NO TID U.S	38
6.31	INVESTIGATION	38

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS		38
7.1	ORGANIZATION AND STANDING	39
7.2	AUTHORIZATION; BINDING AGREEMENT	39
7.3	OWNERSHIP	39
7.4	ZEDRA TRUST SHAREHOLDER	39
7.5	GOVERNMENTAL APPROVALS	39
7.6	NON-CONTRAVENTION	39
7.7	NO LITIGATION	40
7.8	INVESTMENT REPRESENTATIONS	40
7.9	FINDERS AND BROKERS	40
7.10	INFORMATION SUPPLIED	41
7.11	INVESTIGATION	41

ARTICLE VIII COVENANTS		41
8.1	ACCESS AND INFORMATION	41
8.2	CONDUCT OF BUSINESS OF THE COMPANY DURING THE INTERIM PERIOD	42
8.3	CONDUCT OF BUSINESS OF PURCHASER DURING THE INTERIM PERIOD	45
8.4	CONDUCT OF BUSINESS OF PUBCO DURING THE INTERIM PERIOD	47
8.5	PERMITTED ACTIONS	48
8.6	CONDUCT OF BUSINESS OF THE COMPANY AFTER THE RELEVANT DATE	48
8.7	COMPANY AND PUBCO FINANCIALS	49
8.8	QUARTERLY MANAGEMENT ACCOUNTS AND ANNUAL FINANCIAL STATEMENTS	49
8.9	PURCHASER PUBLIC FILINGS	49
8.10	NO TRADING	49
8.11	NOTIFICATION OF CERTAIN MATTERS	49
8.12	SUPPORT OF TRANSACTION	50
8.13	FURTHER ASSURANCES	52
8.14	EXCLUSIVITY	52
8.15	THE REGISTRATION STATEMENT	52
8.16	SUBSCRIPTION AGREEMENTS	54
8.17	PUBLIC ANNOUNCEMENTS	55
8.18	CONFIDENTIAL INFORMATION	55
8.19	POST-CLOSING BOARD OF DIRECTORS AND OFFICERS OF PUBCO	56
8.20	INDEMNIFICATION OF DIRECTORS AND OFFICERS; TAIL INSURANCE	57
8.21	EXPENSES; TRUST ACCOUNT PROCEEDS	57
8.22	NEW REGISTRATION RIGHTS AGREEMENT	57
8.23	LOCK-UP AGREEMENTS	58
8.24	PUBCO EQUITY INCENTIVE PLAN AND LIQUIDITY EVENT PLAN	58
8.25	SCHEDULE UPDATE	59
8.26	WARRANT AMENDMENT	59
8.27	CAPITAL COMMITMENT EFFORTS	59

ARTICLE IX SURVIVAL		60
9.1	SURVIVAL	60

ARTICLE X CONDITIONS TO OBLIGATIONS OF THE PARTIES		60
10.1	CONDITIONS TO EACH PARTY’S OBLIGATIONS	60
10.2	CONDITIONS TO OBLIGATIONS OF THE COMPANY, PUBCO AND THE COMPANY SHAREHOLDERS	60
10.3	CONDITIONS TO OBLIGATIONS OF PURCHASER	61
10.4	FRUSTRATION OF CONDITIONS	63

ARTICLE XI TERMINATION AND EXPENSES		63
11.1	TERMINATION	63
11.2	EFFECT OF TERMINATION	64
11.3	FEES AND EXPENSES	64

ARTICLE XII WAIVERS AND RELEASES		64
12.1	WAIVER OF CLAIMS AGAINST TRUST	64
12.2	RELEASE AND COVENANT NOT TO SUE	65

ARTICLE XIII MISCELLANEOUS		66
13.1	NOTICES	66
13.2	BINDING EFFECT; ASSIGNMENT	67
13.3	THIRD PARTIES	68
13.4	GOVERNING LAW; SUBMISSION TO JURISDICTION	68
13.5	SPECIFIC PERFORMANCE	68
13.6	EXCLUSIVE REMEDY	69
13.7	SEVERABILITY	69
13.8	AMENDMENT	69
13.9	WAIVER	69
13.10	DISCLOSURE SCHEDULES	69
13.11	ENTIRE AGREEMENT	70
13.12	INTERPRETATION	70
13.13	COUNTERPARTS	71
13.14	NO RECOURSE	72
13.15	COMPANY SHAREHOLDERS REPRESENTATIVE	72
13.16	PURCHASER REPRESENTATIVE	73
13.17	LEGAL REPRESENTATION	74
13.18	PAYMENTS	75
13.19	MATTERS RELATED TO ZEDRA TRUST SHAREHOLDER	75

ARTICLE XIV DEFINITIONS		76
14.1	CERTAIN DEFINITIONS	76
14.2	SECTION	87

EXHIBITS

Exhibit A – Form of Key Company Shareholder Support Agreement

Exhibit B – Form of Sponsor Support Agreement

Exhibit C – Form of Non-Competition Agreement

Exhibit D – Form of Plan of Merger

Exhibit E – Form of Amended Pubco Charter

Exhibit F – Form of New Registration Rights Agreement

Exhibit G – Form of Lock-Up Agreement

Schedules

Schedule 1 – Company Shareholders and Company Beneficial Owners

Schedule 2 – CIC Conditions

Schedule 3 – Estimated Transaction Expenses

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 1, 2026 by and among:

(1)	Titan Acquisition Corp, a Cayman Islands exempted company, with registered number 406165 and whose registered office is at c/o Appleby Global Services (Cayman) Limited, PO Box 500, Suite 210, 2nd Floor, Winward III, Regatta Office Park, Grand Cayman, KY1-1106, Cayman Islands (“Purchaser”);

(2)	Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), solely in its capacity as the Purchaser Representative;

(3)	OpenPayd Global Holdings Limited, a Cayman Islands exempted company with registered number 431347 and whose registered office is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Pubco”);

(4)	OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales with company registration number 11565881 and whose registered office is at The Bower, 207-211 Old Street, London, United Kingdom, EC1V 9NR (the “Company”);

(5)	Ozan Özerk, with a service address of The Bower, 207-211 Old Street, London, United Kingdom, EC1V 9NR, solely in his capacity as the Company Shareholders Representative; and

(6)	(a) Ozan Özerk and (b) Zedra Trust Company (Guernsey) Limited, a Guernsey Non-Cellular Company with company registration number CMP24531 (the “Zedra Trust Shareholder” and, together with Ozan Özerk, the “Company Shareholders”), in its capacity as nominee to hold the legal title of the Company Shares set forth opposite the name of the Zedra Trust Shareholder in Schedule 1 to this Agreement for and on behalf of the beneficial owners of the Company Shares set forth opposite the name of such beneficial owner in Schedule 1 to this Agreement (the “Relevant Beneficiaries”),

Purchaser, Pubco, the Company, and the Company Shareholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WHEREAS

(A)	The Company, directly and indirectly through the Company Subsidiaries, operates a global rail-agnostic banking-as-a-service and payments platform for financial services infrastructure that provides fiat and crypto interoperability and enables businesses to (i) hold, issue and manage multi-currency fiat and crypto payment accounts and named virtual IBANs, process international and domestic payments and real-time settlements, execute fiat-to-fiat and crypto-to-fiat-to-crypto conversions and access banking services globally and (ii) issue digital wallets, mint and burn stablecoins, send and receive on-chain payments, trade stablecoins and other digital assets, and access blockchains directly, all via a single API-driven infrastructure (the “Business”).

(B)	As of the date of this Agreement, Ozan Özerk, a Cypriot citizen (“Key Company Shareholder” and, together with the Relevant Beneficiaries, the “Company Beneficial Owners”) directly owns 1,000,000 Company Shares representing approximately 82.72% of the Company Shares, and the Zedra Trust Shareholder holds the legal title to the Company Shares which are beneficially owned by the Relevant Beneficiaries in the aggregate amount of 208,953 Company Shares, representing approximately 17.28% of the Company Shares.

(C)	Pubco is a newly incorporated Cayman Islands exempted company and is owned entirely by the Key Company Shareholder, who is not a U.S. citizen or resident.

Annex A-1

(D)	Following the execution of this Agreement and prior to the date on which the Required Shareholder Approval is obtained, Purchaser and the Company will use their reasonable best efforts to identify investors (the “PIPE Investors”) to enter into subscription agreements (the “Subscription Agreements”) pursuant to which, on the terms and subject to the conditions therein, the PIPE Investors will agree to purchase Purchaser Class A Ordinary Shares from Purchaser, in each case, as specified therein immediately prior to the Merger Effective Time (the “PIPE Investment”).

(E)	The Parties desire and intend to effect a business combination transaction whereby pursuant to the Plan of Merger (defined in Section 1.1 (below) and section 233 of the Cayman Companies Act (i) Purchaser will merge with and into Pubco (the “Merger”), as a result of which (a) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (b) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and extinguished, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (ii) Pubco will acquire all of the Company Shares in exchange for the issuance to the Company Beneficial Owners of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other Transactions and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law.

(F)	Concurrently with the execution of this Agreement, the Key Company Shareholder has duly executed a transaction support agreement (the “Key Company Shareholder Support Agreement”), in substantially the form as attached hereto as Exhibit A, pursuant to which, among other things, the Key Company Shareholder has agreed to, among other things, approve the Transactions.

(G)	Concurrently with the execution of this Agreement, the Sponsor and each of the other parties thereto (collectively, the “Sponsor Members”) has duly executed a transaction support agreement (the “Sponsor Support Agreement” and, together with the Key Company Shareholder Support Agreement, the “Transaction Support Agreements”), in substantially the form as attached hereto as Exhibit B, pursuant to which, among other things, the (i) Sponsor has agreed to (a) approve the Transactions and (b) reimburse Purchaser for any and all costs and expenses incurred by Purchaser or the Sponsor in connection with any prior contemplated business combinations (including any termination or other similar fees payable in respect thereof) and (ii) the Sponsor and the Sponsor Members have agreed (a) that immediately prior to the Merger Effective Time, an aggregate of 50% of the Purchaser Class B Ordinary Shares held by the Sponsor (after reduction for any Purchaser Class B Ordinary Shares that represent the Transferred Shares (as defined below)), together with its direct and indirect investors and other investors, will be made subject to vesting and forfeiture (the “Purchaser Earnout Shares”) in accordance with the following terms: (1) 50% of such Purchaser Earnout Shares will become fully vested if, at any time after such date through the date that is the fifth anniversary of such date (the “Purchaser Earnout Shares Vesting Term”), the Stock Price Level of the Purchaser Class A Ordinary Shares is greater than or equal to $11.50 per Purchaser Class A Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Purchaser Earnout Shares Vesting Term, and (2) the remaining 50% of such Purchaser Earnout Shares will become fully vested if, at any time during the Purchaser Earnout Shares Vesting Term, the Stock Price Level of the Purchaser Class A Ordinary Shares is greater than or equal to $13.00 per Purchaser Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Purchaser Earnout Shares Vesting Term, (b) that an aggregate of 50% of the Pubco Ordinary Shares received in the Merger by the Sponsor (after reduction for the transfer of the Transferred Shares), together with its direct and indirect investors and other investors, will be subject to the same vesting and forfeiture conditions as the Purchaser Earnout Shares (the “Earnout Shares”) in accordance with the following terms: (1) 50% of such Earnout Shares will become fully vested if, at any time from the Merger Closing Date through the date that is the fifth anniversary of the Merger Closing Date (the “Vesting Term”), the Stock Price Level of the Pubco Ordinary Shares is greater than or equal to $11.50 per Pubco Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and (2)

Annex A-2

the remaining 50% of such Earnout Shares will become fully vested if, at any time during the Vesting Term, the Stock Price Level of the Pubco Ordinary Shares is greater than or equal to $13.00 per Pubco Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Vesting Term; provided, however, that in the event of (A) a merger, amalgamation, arrangement, consolidation or other business combination involving Pubco, (B) a sale of all or substantially all of the assets of Pubco, or (C) any other transaction or series of related transactions as a result of which the holders of Pubco Ordinary Shares immediately prior to such transaction cease to own at least a majority of the outstanding Pubco Ordinary Shares of Pubco or its successor entity, in any case, during the Vesting Term, then, immediately prior to the consummation of such transaction, any and all Earnout Shares shall become fully vested and shall no longer be subject to forfeiture under the Sponsor Support Agreement, (c) in exchange for the Key Company Shareholder’s execution and delivery of a deed of termination of the Company Shareholders’ Agreement, to transfer to the Key Company Shareholder, after the Effective Time and concurrently with the consummation of the Share Acquisition, an aggregate of (1) 1,035,000 Pubco Ordinary Shares received in the Merger by the Sponsor (such Pubco Ordinary Shares, the “Transferred Shares”, and such transfer, the “Share Transfer”), which such Transferred Shares shall not be subject to the vesting and forfeiture conditions as the Purchaser Earnout Shares or the Earnout Shares, and (2) 1,216,508 Pubco Private Warrants held by the Sponsor (such Pubco Private Warrants, the “Transferred Warrants”, and such transfer, the “Warrant Transfer”).

(H)	Concurrently with the execution and delivery of this Agreement, Purchaser, Pubco and the Company have entered into a Non-Competition Agreement in favor of Pubco, Purchaser, the Sponsor and the Company with the Key Company Shareholder (collectively, the “Non-Competition Agreement”), in substantially the form attached hereto at Exhibit C, which will be effective as of the Share Acquisition Closing and will provide for a restricted period from the Share Acquisition Closing until the second anniversary of the Share Acquisition Closing Date.

(I)	The board of directors of Purchaser (the “Purchaser Board”) has unanimously (i) determined that it is in the best interests of Purchaser and the shareholders of Purchaser (the “Purchaser Shareholders”) (other than the Sponsor), and declared it advisable, for Purchaser to enter into this Agreement and the other Ancillary Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions (including the Merger) and (iii) recommended the adoption and approval of the Shareholder Approval Matters by the Purchaser Shareholders.

(J)	The board of directors of the Company (the “Company Board”) has (i) determined that it is advisable and in the best interests of the Company and the Company Beneficial Owners to enter into this Agreement and other Ancillary Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions (including the Share Acquisition) and (iii) recommended the adoption and approval of this Agreement, the other Ancillary Documents to which the Company is a party and the Transactions (including the Share Acquisition) by the Company Beneficial Owners.

(K)	The sole director of Pubco (the “Pubco Board”) has (i) determined that it is in the best interests of Pubco and the Key Company Shareholder as the sole shareholder of Pubco, and declared it advisable, for Pubco to enter into this Agreement and the other Ancillary Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions (including the Merger) and (iii) recommended the adoption and approval of this Agreement, the other Ancillary Documents to which Pubco is a party and the Transactions (including the Merger) by the Key Company Shareholder as the sole shareholder of Pubco.

(L)	Certain capitalized terms used herein are defined in ARTICLE XIV.

Annex A-3

IT IS AGREED THAT:

ARTICLE I

MERGER

1.1 Merger. At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the plan of merger in substantially the form as attached hereto as Exhibit D (the “Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Act, Purchaser, as a constituent party for the purpose of the Cayman Companies Act, and Pubco, as a constituent party for the purpose of the Cayman Companies Act, shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Pubco with Pubco being the surviving entity for the purpose of the Cayman Companies Act, following which the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company, and shall succeed to and assume all the rights and obligations of Purchaser in accordance with the Cayman Companies Act. Pubco, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Purchaser for periods after the Merger Effective Time shall include the Surviving Company).

1.2 Merger Effective Time. Purchaser and Pubco shall cause the Merger to be consummated by filing the Plan of Merger and other Cayman Merger Filing Documents to be filed with the Cayman Registrar (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Companies Act). The Merger shall become effective on the Merger Closing Date when the Plan of Merger is registered by the Cayman Registrar or at such other, later date and time as is agreed between the Parties and specified in the Plan of Merger (such date and time is hereinafter referred to as the “Merger Effective Time”).

1.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, assets, rights, privileges, agreements, immunities, powers and franchises, debts, Liabilities, duties and obligations of Purchaser and Pubco shall become the property, assets, rights, privileges, agreements, immunities, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Purchaser and Pubco set forth in this Agreement to be performed after the Merger Effective Time.

1.4 Organizational Documents of Surviving Company. At the Merger Effective Time, the Surviving Company shall adopt new amended and restated memorandum and articles of association, substantially in the form attached hereto as Exhibit E (the “Amended Pubco Charter”).

1.5 Directors and Officers of Surviving Company. At the Merger Effective Time, the board of directors and executive officers of Pubco immediately prior to the Merger Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

1.6 Effect of Merger on Purchaser Securities. Each Purchaser Public Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one-half of a Purchaser Public Warrant in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser or Pubco:

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(a) Purchaser Ordinary Shares. Every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.6(c) below) shall be converted automatically into the right of the holder thereof to receive one Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and extinguished and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with this Section 1.6(a) and Section 1.7. Each certificate formerly representing Purchaser Ordinary Shares (other those described in Section 1.6(c) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares in accordance with this Section 1.6(a). The Sponsor, as the holder of all of the issued and outstanding Purchaser Class B Ordinary Shares, hereby waives, in accordance with Section 17.3 of the Purchaser Charter, any adjustment to the Initial Conversion Ratio (as defined in the Purchaser Charter) set forth in Section 17.2 of the Purchaser Charter arising out of the Transactions contemplated by this Agreement.

(b) Purchaser Warrants. (i) Every issued and outstanding Purchaser Public Warrant shall be converted automatically into the right of the holder thereof to receive one Pubco Public Warrant, and (ii) every issued and outstanding Purchaser Private Warrant shall be converted automatically into the right of the holder thereof to receive one Pubco Private Warrant. At the Merger Effective Time, the Purchaser Warrants shall cease to be outstanding and extinguished and shall automatically be cancelled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire the number of Pubco Ordinary Shares set forth therein. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(c) Cancellation of Capital Shares or Pubco Warrants Owned by Purchaser. At the Merger Effective Time, if there are any Purchaser Ordinary Shares or Purchaser Warrants that are owned by Purchaser as treasury shares or warrants, such Purchaser Ordinary Shares or Purchaser Warrants shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(d) Transfers of Ownership. If any certificate for Purchaser Securities is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be accompanied by an appropriate instrument of transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for Purchaser Securities in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, the Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Dissenters’ Rights.

(i) Notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, and subject at all times to applicable Law, Purchaser Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by the Purchaser Shareholders who shall have validly exercised their dissenters’ rights for such Purchaser Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of

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dissenters’ rights (the “Dissenting Purchaser Shares” and the holders of such Dissenting Purchaser Shares being the “Dissenting Purchaser Shareholders”) shall not be converted into, and such Dissenting Purchaser Shareholders shall have no right to receive, the applicable merger consideration as contemplated herein and shall instead be entitled to receive only the payment of the fair value of such Dissenting Purchaser Shares held by them determined in accordance with Section 238 of the Cayman Companies Act unless and until such Dissenting Purchaser Shareholder fails to perfect or withdraws or otherwise loses his, her or its dissenters’ rights under the Cayman Companies Act. The Purchaser Ordinary Shares owned by any Purchaser Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall cease to be Dissenting Purchaser Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable merger consideration as contemplated herein, without any interest thereon.

(ii) Prior to the Merger Closing, Purchaser shall give the Company (A) prompt written notice of any demands for dissenters’ rights received by Purchaser from the Purchaser Shareholders and any withdrawals of such demands and (B) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Companies Act. Purchaser shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a Purchaser Shareholder of its rights to dissent from the Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

1.7 Effect of Merger on Pubco Capital Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any equityholder of Purchaser or Pubco, all of the shares of Pubco issued and outstanding immediately prior to the Merger Effective Time (excluding, for the avoidance of doubt, any Pubco Ordinary Shares issued at the Merger Effective Time) shall be repurchased for an amount of US$1.00, and the Key Company Shareholder (as sole shareholder of Pubco immediately prior to the Merger Effective Time) hereby irrevocably consents to such repurchase.

1.8 Satisfaction of Rights. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

1.9 Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates representing Purchaser Securities shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an indemnity of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Pubco, the officers and directors of Purchaser and Pubco are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11 Tax Consequences.

(a) The Parties hereby agree and acknowledge that for U.S. federal income tax purposes (i) the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (ii) this Agreement is intended to constitute and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). To the extent required to take a position,

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the Parties hereby agree to file all applicable Tax and other informational returns on a basis consistent with such characterization, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law after the date hereof. Each of the Parties acknowledge and agree that each (x) has had the opportunity to obtain independent legal and Tax advice with respect to the Transactions, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result to it if the Merger does not qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

(b) The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, the Share Acquisition is expected to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code; provided, that if, prior to the fifteenth (15th) day of the eighth (8th) month following the Share Acquisition Closing Date, Pubco notifies the Company and the Company Shareholders Representative of its reasonable and good faith determination that the Share Acquisition constituted a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code of Company Shares by Pubco, including the technical basis for such determination, the Company and the Company Shareholders Representative will consider in good faith any request from Pubco to make an election pursuant to Section 338(g) of the Code with respect to the Share Acquisition (such election, a “Section 338 Election”) and Pubco shall not make a Section 338 Election without the prior written consent of the Company and the Company Shareholders Representative. In connection with a potential Section 338 Election, at the time of the Share Acquisition Closing, the Company shall use commercially reasonable efforts to cause its wholly-owned subsidiary, OpenPayd US LLC, a Delaware limited liability company which has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes, to provide Pubco a duly executed certification that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3), dated no more than 30 days prior to the Share Acquisition Closing Date, along with a duly executed notice to the Internal Revenue Service that meets the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to the Purchaser’s Representative (collectively, the “FIRPTA Certificate”); provided that, notwithstanding anything to the contrary in this Agreement, Pubco shall be solely responsible for any Taxes arising from a Section 338 Election regardless of whether the FIRPTA Certificate is provided, and in no event shall any failure to deliver the FIRPTA Certificate constitute a failure of a condition to the Share Acquisition Closing pursuant to ARTICLE X or otherwise.

1.12 PIPE Investment. Substantially simultaneously with the Merger Closing, the PIPE Investment shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements.

1.13 Appointment of Transfer Agent. Prior to the Merger Closing, Pubco shall appoint a transfer agent reasonably acceptable to Purchaser (the “Transfer Agent”), as its agent, for the purpose of (a) exchanging Purchaser Securities for Pubco Securities, and (b) issuing Exchange Shares. The Transfer Agent shall (i) exchange Purchaser Securities for Pubco Securities, and (ii) issue Exchange Shares, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Plan of Merger, the Cayman Companies Act and customary transfer agent procedures and the rules and regulations of the Depository Trust Company.

1.14 Exchange Procedures.

(a) Exchange Procedures. As promptly as practicable after the Merger Effective Time, but in any event within two Business Days thereof, Pubco shall use its reasonable best efforts to cause the Transfer Agent to mail to each holder of record of the Purchaser Class A Ordinary Shares entitled to receive the Pubco Ordinary Shares Consideration pursuant to Section 1.6(a) a letter of transmittal, which shall be in a form reasonably acceptable to Purchaser and the Company (the “Letter of Transmittal”), along with instructions for use in effecting the surrender of the certificates evidencing such Purchaser Class A Ordinary Shares (collectively, the “Certificates”) pursuant to the Letter of Transmittal. Within five Business Days after the surrender to the Transfer Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Pubco shall cause the Transfer Agent to deliver the applicable Pubco Ordinary Shares Consideration, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.14(a), each Certificate entitled to receive a portion of the Pubco Ordinary Shares Consideration in accordance with Section 1.6(a) shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive the Pubco Ordinary Shares Consideration that such holder is entitled to receive in accordance with the provisions of Section 1.6(a).

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(b) The Pubco Ordinary Shares Consideration delivered upon the exchange of the Purchaser Ordinary Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Purchaser Ordinary Shares.

(c) No Liability. None of the Transfer Agent, Purchaser, Pubco, the Company, the Surviving Company or any of their respective Affiliates shall be liable to any holder of Purchaser Ordinary Shares for any such Purchaser Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 1.14(c).

(d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Transfer Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Pubco Ordinary Shares Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 1.6(a).

ARTICLE II

SHARE ACQUISITION

2.1 Exchange of Company Shares. At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement, the Company Shareholders shall sell and transfer to Pubco (or cause to be sold and transferred to Pubco), and Pubco shall purchase from the Company Beneficial Owners, all of the legal and beneficial title to the Company Shares with full title guarantee, free from all Liens and together with all rights attaching to the Company Shares at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing).

2.2 Consideration.

(a) Subject to and upon the terms and conditions of this Agreement, the aggregate consideration to be paid to each Company Beneficial Owner shall be the product of the Per Share Merger Consideration Value applicable to each Company Share held by that Company Beneficial Owner multiplied by the number of such Company Shares held by that Company Beneficial Owner, as set out next to the name of the relevant Company Beneficial Owner in Schedule 1 to this Agreement, as at the Share Acquisition Closing (in respect of each Company Shareholder, its “Company Shareholder Merger Consideration”).

(b) The Company Shareholder Merger Consideration in respect of each Company Beneficial Owner shall comprise the Closing Number of Shares to be held by the Company Beneficial Owner.

(c) At the Share Acquisition Closing, Pubco shall issue to (i) each Company Beneficial Owner their Closing Number of Shares and (ii) the Company Advisor its Company Advisor Transaction Fee Shares.

2.3 Transfer of Company Shares and Other Undertakings. At the Share Acquisition Closing, each Company Shareholder shall deliver or procure the delivery to Pubco of:

(a) a duly executed stock transfer form in respect of its Company Shares to effect the transfer of its Company Shares (the “STFs”);

(b) share certificates of the Company Shareholders representing the legal title of the Company Shares and certificates of the Beneficial Owners representing the beneficial ownership of their respective Company Shares (the “Company Certificates”). In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the relevant Company Shareholder or Beneficial Owner, as applicable, may instead deliver to the Company an indemnity for lost certificate in form and substance reasonably acceptable to the Company and Pubco;

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(c) an irrevocable power of attorney in Agreed Form given by each Company Shareholder appointing Pubco as its attorney to exercise all rights in relation to, or that are exercisable by, the register holder of the Company Shares as Pubco in its absolute discretion thinks fit;

(d) a copy of any power of attorney in Agreed Form under which any document to be executed by any Company Shareholder under this Agreement has been executed;

(e) deed of termination of the Company Shareholders’ Agreement;

(f) to the extent not in the possession of the applicable UK Subsidiary, the statutory registers, minute book and any other books and records required to be kept by each UK Subsidiary under the Companies Act 2006, made up to the Share Acquisition Closing date, the registered email address (as contemplated by section 88A of the Companies Act 2006) and the Companies House authentication code used by each UK Subsidiary for making electronic filings with Companies House; and

(g) a duly signed letter from the Key Company Shareholder confirming that he has ceased to be a registrable person (within the meaning of section 790C of the Companies Act) in relation to the Company.

2.4 Transfer of Company Shares and Other Undertakings. At the Share Acquisition Closing, (a) the Company shall deliver or procure the delivery to Pubco of a copy of the executed and undated resolution of the Company Board (i) approving the form of the STFs and the transfer of the Company Shares from the Company Shareholders to Pubco, (ii) instructing the Company Board to update the Company’s register of members such that Pubco is entered in the register of members as the sole holder of all of the Company Shares (subject only to due stamping), (iii) instructing the Company Board to update the Company’s register of members to reflect the Share designation referred to in clause (b), and (iv) resolving to file all necessary notifications, forms and documents in connection with the aforementioned matters be submitted to the Cayman Registrar and the Registrar of Companies for England and Wales, as applicable, (b) Pubco as the sole holder of the issued and outstanding Company Shares immediately following the Share Acquisition Closing shall, by means of an ordinary resolution of the sole shareholder, resolve that, notwithstanding Article 12.3 of the articles of association of the Company, each Class A, Class B, Class C and Class D ordinary share of the Company shall be designated as Class A ordinary shares of the Company, and (c) Purchaser shall deliver or procure the delivery to the Key Company Shareholder and Pubco, evidence of the Share Transfer and the Warrant Transfer in Agreed Form.

2.5 Phantom Incentive Plans. The Company Board has determined that the consummation of the Transactions constitute an “Exit” (as defined in the rules of the Phantom Incentive Plans). Accordingly, at the Share Acquisition Closing, by virtue of consummation of the Transactions and without any action on the part of a holder of any outstanding awards under each of the Phantom Incentive Plans (the “Phantom Awards”), each holder of Phantom Awards (the “Phantom Award Holders”) will become entitled to the settlement of their Phantom Award in accordance with the terms and conditions of the Phantom Incentive Plans (the “Phantom Award Settlements”). The Company shall, and Pubco shall cause the Company to, settle the Phantom Award Settlements at or as promptly as practicable following the Share Acquisition Closing in accordance with the terms of the Phantom Incentive Plans or as otherwise agreed with a Phantom Award Holder. Immediately following the satisfaction of all Liabilities under the Phantom Incentive Plans, the Company shall, and Pubco shall cause the Company to, terminate the Phantom Incentive Plans.

2.6 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

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2.7 Company Shareholder Consent. Each Company Shareholder (including for the avoidance of doubt, the Key Company Shareholder) hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholder as may be required pursuant to the Company’s Organizational Documents, the Company Shareholders’ Agreement or any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organizational Documents, the Company Shareholders’ Agreement or otherwise as may affect the Transactions (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of the parties under the Company’s Organizational Documents and the Company Shareholders’ Agreement to the extent they relate to the Transactions.

2.8 Termination of Certain Agreements. Without limiting the provisions of Section 2.7 or Section 12.2, the Company and the Company Shareholders hereby agree that, effective at the Share Acquisition Closing, any shareholders, voting or similar Contract among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company, except as otherwise required by law. Further, each of the Company and the Company Shareholders hereby waive any obligations of the parties under any Contract described in the preceding sentence with respect to the Transactions, and any failure of the Parties to comply with the terms thereof in connection with the Transactions.

2.9 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Share Acquisition Closing.

2.10 Withholding. Purchaser, Pubco, the Company, the Transfer Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Other than with respect to any compensatory payments subject to payroll withholding, the Person intending to withhold shall use commercially reasonable efforts to notify the Person to whom amounts would otherwise be payable of any amounts that it intends to deduct and withhold at least 5 days prior to the payment with respect to which such amounts will be withheld (which notice shall set forth a description of the factual and legal basis for such withholding) and the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

CLOSING

3.1 Pre-Closing. The following transactions shall occur in the order set forth in this Section 3.1:

(a) Redemption. At least one day prior to the Merger Closing Date, the Purchaser shall determine the Redemption Price and the number of Purchaser Class A Ordinary Shares tendered for Redemption in connection with the vote on the Shareholder Approval Matters.

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(b) Closing Statement. Two (2) Business Days after the deadline to tender Purchaser Class A Ordinary Shares for Redemption has lapsed, Purchaser and the Company shall jointly prepare and deliver a statement (the “Closing Statement”) that sets forth the Parties’ good faith estimate of the Aggregate Transaction Proceeds and the components thereof, including the amount of funds available in the Trust Account following the Redemption, the Available Financing Proceeds, and the Purchaser Transaction Expenses. The Closing Statement shall be derived in good faith from the books and records of Purchaser.

3.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE X, the closing of the Merger (the “Merger Closing”) shall occur on the third Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE X (other than those conditions that by their nature are to be fulfilled at the Merger Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as Purchaser, Pubco and the Company may agree in writing. Subject to the Merger Closing, the closing of the Share Acquisition (the “Share Acquisition Closing”) shall occur on the same day as, but immediately following, the Merger Effective Time. The date of the Merger Closing shall be referred to herein as the “Merger Closing Date”. The date of the Share Acquisition Closing shall be referred to herein as the “Share Acquisition Closing Date”. Each of the Merger Closing and Share Acquisition Closing shall take place virtually or at such place as Purchaser, Pubco and the Company may agree in writing, and at such times on the Merger Closing Date and the Share Acquisition Closing Date as Purchaser, Pubco and the Company agree in writing; provided, that the Share Acquisition Closing shall occur after the Merger Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as fairly disclosed, other than in respect of the Purchaser Fundamental Representations, in (a) the disclosure schedules delivered by Purchaser to the Company and the Company Shareholders on the date hereof (the “Purchaser Disclosure Schedules”), or (b) the SEC Reports that are available on the SEC’s website through EDGAR prior to the date of this Agreement, excluding disclosures referred to in e.g. “Forward-Looking Statements” and “Risk Factors”, and any other disclosures therein to the extent they are generally predictive or cautionary in nature or related to forward-looking statements, Purchaser represents and warrants to the Company, Pubco and the Company Shareholders, as of the date hereof and as of the Merger Closing, as follows:

4.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval and the Required Warrantholder Approval, if applicable. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the Purchaser Board and (b) other than the Required Shareholder Approval and the Required Warrantholder Approval, if applicable, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. The Purchaser Board, at a duly called and held meeting or in writing by way of a unanimous written resolution as permitted by Purchaser’s Organizational Documents, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of Purchaser and the Purchaser Shareholders in

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accordance with Purchaser’s Organizational Documents and the Cayman Companies Act, (ii) approved and adopted this Agreement, (iii) recommended that the Purchaser Shareholders vote in favor of the approval of this Agreement (and the Transactions), the Merger, and the other Shareholder Approval Matters in accordance with the Purchaser’s Organizational Documents and the Cayman Companies Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to the Purchaser Shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the Transactions, other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act and the Exchange Act, (c) registration of the Merger by the Cayman Registrar, and (d) any filings required to satisfy the CIC Conditions.

4.4 Non-Contravention. The execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the Transactions, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Section 4.5(a) of the Purchaser Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding Purchaser preferred shares. All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Laws of the Cayman Islands, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

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(b) Except as set forth in Section 4.5(a) or Section 4.5(b) of the Purchaser Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting or transfer of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed in Section 4.5(c) of the Purchaser Disclosure Schedules. No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, or (iii) the ability of Purchaser to grant any Lien on its properties or assets. As of the date hereof, Purchaser does not have any present intention, agreement, arrangement or understanding to enter into or incur, any additional obligations with respect to or under any Indebtedness.

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser Board has not authorized any of the foregoing.

4.6 SEC Filings; Purchaser Financials; Internal Controls.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Share Acquisition Closing. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the IPO (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, (i) the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, in the ticker of TACHU, TACH and TACHW, respectively, (ii) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (iii) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority Inc. with respect to any intention by such entity to suspend, prohibit or terminate the listing of such Purchaser Securities on Nasdaq, and (iv) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(c) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e) Since the IPO, neither Purchaser nor Purchaser’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser, (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a role in the internal controls over financial reporting of Purchaser or (iv) any written claim or allegation regarding any of the foregoing.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP, and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of SOX.

(h) To the Knowledge of Purchaser, as of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 Absence of Certain Changes. As of the date of this Agreement, Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) since the IPO, not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

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4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser or on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Purchaser has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

(b) There are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against Purchaser, in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser.

(c) There are no material Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where Purchaser does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(d) Purchaser does not have any material Liability for the Taxes of another Person as a transferee or successor or by contract (other than those entered into in the ordinary course of business the principal purpose of which is not Tax) and Purchaser is not a party to or bound by any other Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement with respect to Taxes (including closing agreement or other similar agreement relating to Taxes with any Governmental Authority).

(e) Purchaser has never been a party to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Purchaser has never been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(g) As of the date hereof, Purchaser is not and has never been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not treated as a U.S. corporation under Section 7874(b) of the Code.

(h) Purchaser is not liable to pay any material stamp taxes in order to have valid title over any of its assets (excluding, for the avoidance of doubt, Company Shares).

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Section 4.11 of the Purchaser Disclosure Schedules, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser, or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

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4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Section 4.13 of the Purchaser Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than 60 days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any of its current or future Affiliates, any acquisition of material property by Purchaser or any of its current or future Affiliates, or restricts in any material respect the ability of Purchaser or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Section 4.14 of the Purchaser Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent of Purchaser’s outstanding capital stock as of the date hereof, on the other hand.

4.15 Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Finders and Brokers. Except as set forth on Section 4.16 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Purchaser. Section 4.16 of the Purchaser Disclosure Schedules shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Share Acquisition Closing, be due.

4.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of

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the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction. No Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, the UK Office of Financial Sanctions Implementation (“OFSI”) or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, Russia and the Crimea region of Ukraine), or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a person identified in clauses (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC, OFSI or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Russia, and the Ukrainian territories of Crimea, Donetsk and Luhansk) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC, OFSI or the U.S. Department of State or other applicable Governmental Authority in the last five fiscal years. Neither Purchaser nor any of its directors or officers, nor, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, OFSI, the U.S. Department of State, or other applicable Governmental Authority. No Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

4.18 Insurance. Section 4.18 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

4.19 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser Shareholders or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of the documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing

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Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Company Shareholders or any of their respective Affiliates.

4.20 Trust Account. As of the date hereof, Purchaser had an amount of assets in the Trust Account of not less than $288,958,697.03. The Trust Agreement is in full force and effect and is a valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (a) in respect of deferred underwriting commissions set forth in Section 4.20 of the Purchaser Disclosure Schedules (the “Deferred Underwriting Commissions”) or Taxes, (b) the Purchaser Shareholders prior to the Merger Effective Time who shall have elected to redeem their Purchaser Class A Ordinary Shares pursuant to the Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination, or (c) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then the Purchaser Shareholders) to any portion of the funds in the Trust Account. Prior to the Merger Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Class A Ordinary Shares pursuant to the Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. The Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate, and as of the Merger Effective Time, the Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s Organizational Documents to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the Transactions. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Pubco contained herein and the compliance by the Company and Pubco with their respective obligations hereunder, the Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser on the Share Acquisition Closing Date.

4.21 Investigation; No Additional Representations or Warranties. Purchaser acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Target Companies and has been afforded satisfactory access to the books and records, facilities and personnel of the Target Companies for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Purchaser, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in ARTICLE V, ARTICLE VI and ARTICLE VII (in each case, including the related portions of the Company Disclosure Schedules), no other representations or warranties, either express or implied, have been made by Pubco, the Company, the Company Shareholders or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

4.22 Knowledge. To the Knowledge of Purchaser, as at the date of this Agreement, there is no fact or circumstance which is likely to give rise to a claim by Purchaser for breach of any of the representations or warranties of the Company or the Company Shareholders set forth in this Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to Purchaser, the Company and the Company Shareholders, as of the date hereof and as of the Merger Closing, and in respect of the Pubco Fundamental Representations, as of the Share Acquisition Closing, as follows:

5.1 Organization and Standing. Pubco is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Pubco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Pubco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Pubco is not in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Subject to obtaining the Required Shareholder Approval, the Required Warrantholder Approval, if applicable, and filing the Amended Pubco Charter, Pubco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by the Pubco Board and shareholder of Pubco and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Pubco is a party has been or shall be when delivered, duly and validly executed and delivered by Pubco and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. Except as set forth on Section 6.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of Pubco is required to be obtained or made in connection with the execution, delivery or performance by Pubco of this Agreement and each Ancillary Document to which it is a party or the consummation by Pubco of the Transactions and thereby, other than (a) such filings as are expressly contemplated by this Agreement, including the Amended Pubco Charter, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, (d) registration of the Merger by the Cayman Registrar, and (e) any filings required to satisfy the CIC Conditions.

5.4 Non-Contravention. The execution and delivery by Pubco of this Agreement and each Ancillary Document to which it is a party, the consummation by Pubco of the Transactions, and compliance by Pubco with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of Pubco’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Pubco or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Pubco under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Pubco under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Pubco, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

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5.5 Capitalization.

(a) As of the date hereof and as of immediately prior to the Merger Effective Time, Pubco is authorized to issue a maximum of 500,000,000 Pubco Ordinary Shares and 1,000,000 Pubco Preferred Shares, of which one Pubco Ordinary Share is issued and outstanding, which is owned by the Key Company Shareholder. Prior to giving effect to the Transactions, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

(b) On the Share Acquisition Closing all of the issued and outstanding Pubco Ordinary Shares (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law and (iii) will not have been issued in breach or violation of any pre-emptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person in an agreement to which Pubco is a party or by which it is bound.

(c) Other than this Agreement, the Ancillary Documents and the transactions contemplated hereunder and thereunder, including to effect the Pubco Equity Incentive Plan and issue Pubco Ordinary Shares thereunder, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights; (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights; or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character, (A) relating to the issued or unissued Pubco Securities, (B) obligating Pubco to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any shares, or (C) obligating Pubco to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of Pubco to repurchase, redeem or otherwise acquire any shares of Pubco or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein or in any Ancillary Document, there are no shareholders agreements, voting trusts or other agreements or understandings to which Pubco is a party with respect to the voting or transfer of any shares of Pubco.

5.6 Pubco Activities. Since its formation, Pubco (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and (d) other than its Organizational Documents, this Agreement, the engagement letter with Maples and Calder (Cayman) LLP, dated February 26, 2026 and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Pubco (excluding, for the avoidance of doubt, any fees or commissions as set forth on Section 4.16 of the Purchaser Disclosure Schedules and/or Section 6.27 of the Company Disclosure Schedules).

5.8 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.9 Information Supplied. None of the information supplied or to be supplied by Pubco expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the

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consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Pubco does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Company Shareholders or any of their respective Affiliates.

5.10 Investigation; No Additional Representations or Warranties. Pubco acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Target Companies and Purchaser and has been afforded satisfactory access to the books and records, facilities and personnel of the Target Companies and Purchaser for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Pubco, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in ARTICLE IV, ARTICLE VI and ARTICLE VII (in each case, including the related portions of the Purchaser Disclosure Schedules or the Company Disclosure Schedules, as applicable), no other representations or warranties, either express or implied, have been made by Purchaser, the Company, the Company Shareholders or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as fairly disclosed, other than in respect of the Company Fundamental Representations, in (a) the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), (b) the contents of the Data Room or (c) documents delivered to Purchaser or Purchaser’s legal counsel, the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Merger Closing, and in respect of the Company Fundamental Representations, as of the Share Acquisition Closing, as follows:

6.1 Organization and Standing. The Company is a company duly organized, validly existing and in good standing under the Laws of England and Wales and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

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6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder, to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the Company Board in accordance with the Company’s Organizational Documents and any applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The allotted and issued share capital of the Company consists solely of the Company Shares, and there are no other issued or outstanding equity interests of the Company. The Key Company Shareholder is the legal and beneficial owner of the Company Shares set forth opposite his name in Schedule 1 to this Agreement, and the Zedra Trust Shareholder is the owner of legal title of the Company Shares set forth opposite its name in Schedule 1 to this Agreement for and on behalf of the Relevant Beneficiaries who beneficially own the Company Shares set forth opposite the name of such Relevant Beneficiary in Schedule 1 to this Agreement, all of which are held by the Company Shareholders free from any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws or as set forth in Schedule 1 to this Agreement. After giving effect to the Share Acquisition (and subject to stamping), Pubco shall own the legal and beneficial title to the issued share capital of the Company free from any Liens other than those imposed under the Company’s Organizational Documents and applicable securities Laws. All of the Company Shares have been duly authorized and validly issued, fully paid or credited as fully paid and are not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the UK Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(b) No Target Company currently has, and no Target Company has had, since January 1, 2024, any stock option or other equity incentive plans. Except as set forth on Section 6.3(b) of the Company Disclosure Schedules, there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 2.7, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding. Except as set forth on Section 6.3(b) of the Company Disclosure Schedules, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Section 6.3(b) of the Company Disclosure Schedules, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any Company Shares. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the Transactions, except as set forth on Section 6.3(b) of the Company Disclosure Schedules, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c) Since January 1, 2024, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company (other than equity interests of any Company employee that is repurchased pursuant to the terms of any employment agreement or Company Benefit Plan), and the Company Board has not authorized any of the foregoing.

6.4 Company Subsidiaries.

(a) All of the outstanding equity securities of each Company Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws). There are no Contracts to which the Company or any of its Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary of the Company other than the Organizational Documents of any such Company Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary of the Company is a party or which are binding upon any Company Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Company Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary of the Company. No Company Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except as set forth on Section 6.4(a) of the Company Disclosure Schedules: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person; (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement; and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

6.5 Governmental Approvals. Except as set forth on Section 6.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which it is or required to be a party or otherwise bound, or the consummation by the Company of the Transactions other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and (c) any filings required to satisfy the CIC Conditions.

6.6 Non-Contravention. Except as set forth on Section 6.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

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6.7 Financial Statements.

(a) True and correct copies of the Management Accounts have been provided to Purchaser. As used herein, the term “Management Accounts” means the unaudited monthly management accounts of the Company for each completed calendar month for the period beginning on January 1, 2025 and ending on December 31, 2025, comprising at least a profit and loss account and balance sheet (and, where available, cash flow statement), together with any related schedules, KPIs and management reports customarily provided to the Company Board.

(b) The Management Accounts were prepared from the books and records of the Company as of the times and for the periods referred to therein. The profit and loss accounts included in the Management Accounts fairly present in all material respects the results of operations of the Company for the periods presented; provided, however, that the Management Accounts are subject to normal year-end audit adjustments.

(c) When made available pursuant to Section 8.7, the Company Financials shall (i) be prepared from the books and records of the Company or the Target Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with IFRS, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated.

(d) Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable Law and provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iii) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business, consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the two years immediately preceding the date of this Agreement, no Target Company (or, to the Knowledge of the Company, any of its Representatives acting on behalf of the Company) in each case, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(e) As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Section 6.7(e) of the Company Disclosure Schedules, and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth therein. Except as set forth on Section 6.7(e) of the Company Disclosure Schedules, no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(f) Except as set forth on Section 6.7(f) of the Company Disclosure Schedules, no Target Company is subject to any material Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those (i) that will be reflected or reserved on or provided for in the balance sheet contained in the Company Financials, (ii) that are not material and were incurred after April 30, 2024 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), (iii) arising under this Agreement or the other Ancillary Documents and/or the performance by the Target Companies of their respective obligations hereunder and thereunder, including Expenses, (iv) executory obligations under Company Material Contracts (excluding any Liabilities related to a breach of Contract), or (v) disclosed in the Company Disclosure Schedules.

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6.8 Absence of Certain Changes. Except with respect to the completion of the MSB Acquisition, or as set forth on Section 6.8 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement, each Target Company, since January 1, 2024, (a) has conducted its business only in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect, and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Section 8.2 of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9 Compliance with Laws. Except as set forth on Section 6.9 of the Company Disclosure Schedules and where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, each Target Company is and, in the two years immediately preceding the date of this Agreement has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, and no Target Company has received, in the two years immediately preceding the date of this Agreement, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound, in each case, that would be material to the Target Companies, taken as a whole.

6.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Except as set forth on Section 6.10 of the Company Disclosure Schedules, all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and in the two years immediately preceding the date of this Agreement, no Target Company has received any written, or to the Knowledge of the Company, oral notice of any material Actions relating to the revocation or modification of any Company Permit.

6.11 Litigation. Except as described on Section 6.11 of the Company Disclosure Schedules, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2024), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2024, in either case as described in clauses (a) or (b) by or against any Target Company, its current or, to the Knowledge of the Company, former directors, officers or equity holders in their capacity as such, its business, equity securities or assets, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the Target Companies. The items listed on Section 6.11 of the Company Disclosure Schedules, if finally determined adverse to the Target Companies, will not be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Since January 1, 2024, none of the current or, to the Knowledge of the Company, former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Target Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

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6.12 Material Contracts.

(a) Section 6.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company are bound, in each case, as of the date hereof (each Contract required to be set forth on Section 6.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person in each case in any material respect, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of customers or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 or shares or other equity interests of any Target Company or another Person;

(vi) relates to any unconsummated merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $2,000,000 in the aggregate;

(viii) has been entered into outside the ordinary and normal course of trading or is not on arm’s length terms;

(ix) is with any Governmental Authority or university;

(x) contains licenses, sublicenses and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property of a third party, excluding (A) Immaterial Licenses, (B) licenses for Open Source Materials and (C) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and other agreements for Software (or the provision of Software-enabled services) that is commercially available to the public generally with license, maintenance, support and other fees of less than $500,000 per year (“Material Inbound Licenses”);

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(xi) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contracts with Contributors substantially in the form of the templates of written Contracts provided by the Company to Purchaser entered into in the ordinary course of business consistent with past practice, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(xii) pursuant to which any Target Company has granted to any third party any license, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Immaterial Licenses (“Material Outbound Licenses”);

(xiii) for, or relating to, the employment or hiring or engagement for services of any director, officer, employee, or consultant of the Company that provides for annual base compensation in excess of $300,000 and that is not terminable by any Target Company with notice without any cost or other Liability (except as required by Law), including any Contract requiring the relevant Target Company to make a payment to any employee on account of the Transactions;

(xiv) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xv) is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xvi) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, staff association, works council or other employee-representative body;

(xvii) obligates the Target Companies to make any capital commitment or expenditure with a remaining outstanding commitment in excess of $500,000 (including pursuant to any joint venture);

(xviii) relates to a settlement of any Action entered into within two years prior to the date of this Agreement or under which any Target Company has outstanding obligations in excess of $500,000 (other than customary confidentiality or non-disparagement obligations);

(xix) provides another Person (other than another Target Company or any manager, director, officer, shareholder or advisor (such as a law firm or tax advisor) of any Target Company) with a power of attorney other than in the ordinary course of the business;

(xx) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xxi) is the MSB Acquisition Agreement.

(b) Except as disclosed in Section 6.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no Target Company is in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would

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constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; and (iv) no Target Company has received or served written notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect.

6.13 Intellectual Property.

(a) Section 6.13(a)(i) of the Company Disclosure Schedules sets forth, as of the date hereof, a complete and accurate list and details of all registered and applied-for Intellectual Property owned by a Target Company (“Company Registered IP”). Except as set forth on Section 6.13(a)(ii) of the Company Disclosure Schedules, the Target Companies exclusively own all Company Registered IP and all other material Company Owned IP, free and clear of all Liens (other than Permitted Liens). All Company Registered IP is subsisting and, to the Knowledge of the Company, all Company Registered IP (excluding applications for registration) are valid and enforceable. To the Knowledge of the Company, no loss or expiration of any Company Registered IP or any other material Company Owned IP is threatened or pending, except for Intellectual Property expiring at the end of its statutory term, and not as a result of any act or omission by any Target Company.

(b) The Target Companies either own, or have valid licenses or rights to use, all material Intellectual Property required to carry on the business of the Target Companies as currently conducted; provided, that, the foregoing shall not be interpreted as a representation or warranty regarding the Infringement of Intellectual Property.

(c) The Company Owned IP, together with the Material Inbound Licenses, constitute all material Intellectual Property necessary to operate the business of the Target Companies as currently conducted; provided, that, the foregoing shall not be interpreted as a representation and warranty regarding the Infringement of Intellectual Property of a third party. Each Target Company (i) has performed all material obligations imposed on it in the applicable Company IP Licenses, (ii) has made all material payments required under the applicable Company IP Licenses to date, and (iii) such Target Company is not in material breach or material default of any applicable Company IP License. None of the Target Companies has granted any exclusive license of Company Owned IP to any Person and the Company has not received written notice of any disputes under any Material Inbound License in the past two years, each except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies.

(d) As at the date of this Agreement, no Action is pending or, to the Company’s Knowledge, threatened in writing against a Target Company, that challenges the validity, enforceability or ownership of, or the Target Companies’ right to use, sell, exploit, license or sublicense, any material Company Owned IP, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, during the past two years prior to the date of this Agreement, no Target Company has received any written, or to the Knowledge of the Company, oral, notice or claim: (i) asserting that the business activities of any Target Company have Infringed or are Infringing the Intellectual Property of any other Person; or (ii) claiming or demanding a right to be indemnified, defended, held harmless, or reimbursed by any Target Company with respect to any Infringement claim or Action. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, no Target Company is currently Infringing, or has, in the past two years, Infringed any Intellectual Property of any other Person. There are no subsisting Orders to which any Target Company is a party that (A) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP in any material respect, (B) restrict the conduct of the business of a Target Company in any material respect to accommodate a third party’s Intellectual Property, or (C) grant any third party any ownership or exclusive rights with respect to any Company Owned IP. To the Company’s Knowledge, no third party is Infringing any material Company Owned IP. During the past two years, no Target Company has notified any third party or otherwise alleged, in writing, that a third party is Infringing any material Company Owned IP.

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(e) All current and former founders, employees, consultants and independent contractors who created any material Company Owned IP (each, a “Contributor”) have executed a valid written agreement that assigned to a Target Company the Contributor’s right, title and interest in such material Company Owned IP. To the Knowledge of the Company, no Contributors have claimed any ownership interest in any material Company Owned IP within the past 24 months.

(f) Each Target Company has taken commercially reasonable steps designed to protect and maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Owned IP or owned by any third party and for which a Target Company has a written confidentiality obligation. To the Knowledge of the Company, such Trade Secrets have not been subject to unauthorized access by a third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

(g) Except as set forth in Section 6.13(g) of the Company Disclosure Schedules, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, (i) no funding, facilities or personnel of any Governmental Authority, university or research center were used, directly or indirectly, to develop, create or reduce to practice any Company Owned IP and (ii) no Governmental Authority, university, college or other educational institution, multi-national, bi-national or international organization, or research center has any ownership interest in or exclusive license to, or has the right to obtain any ownership interest in or exclusive license to, any Company Owned IP.

(h) The consummation of the Transactions will not, under any of the terms, conditions, or provisions of any Company Material Contract, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole (i) result in the creation of any Lien (other than a Permitted Lien) upon or, to the Knowledge of the Company, give rise to any obligation on a Target Company to obtain any third party Consent or provide any notice to any Person with respect to any Company Owned IP or any other Intellectual Property used in and material to the business of the Target Companies by the Target Companies as currently conducted or (ii) trigger the release of, or create any obligation to release, source code for any Company Software.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company (i) no Target Company is in breach of any material terms or conditions of any relevant licenses of Open Source Materials incorporated into any material Company Products; and (ii) since January 1, 2024, no Target Company has received any written claim from a third party, or has Knowledge of any claim by a third party, that any material Company Products incorporates, is integrated with, or, links to any Open Source Materials in such a manner that requires the Target Company to distribute any material proprietary source code for such Company Product under the terms of a license to such Open Source Materials and, to the Knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party.

(j) No source code for any material Company Software has been (or is required to be) delivered, licensed or made available to any escrow agent or other Person who is not an employee, contractor, consultant, agent or sub-contractor performing services solely for the benefit of a Target Company, and who is not subject to enforceable confidentiality obligations, in each case of the foregoing, by a Target Company.

(k) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, (which for the avoidance of doubt, shall not be an exception to anything that would impact an analysis under The National Security and Investment Act), no Target Company has used, researched, developed or produced during the past two years, nor is currently using, researching, developing or producing artificial intelligence (a) as a component of or in the development, deployment or provision of any of the Target Companies’ products or services, (b) for decisions concerning the profiling of a person, or (c) for any of the following purposes: (i) the identification or tracking of objects, people or events, (ii) advanced robotics; (iii) cyber security, or (iv) any other high risk purposes.

(l) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 6.13 are the only representations and warranties being made by the Company in this Agreement relating to the Infringement of Intellectual Property.

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6.14 IT Systems.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, the IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Target Companies as currently conducted. None of the Target Companies has experienced within the past two years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Taken as a whole, the Target Companies have implemented and maintained measures to provide for the back-up and recovery of all data and information necessary to the conduct of the business of the Target Companies.

(b) To the Company’s Knowledge and except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, none of the Company Software or IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.

(c) The Target Companies have taken commercially reasonable steps to maintain business continuity and disaster recovery plans that are designed to ensure that the IT Systems can be replaced, restored or substituted without material disruption to the operations of the Target Companies’ business as currently conducted.

6.15 Taxes and Returns. Except as set forth on Section 6.15 of the Company Disclosure Schedules:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves have been established in accordance with applicable accounting standards.

(b) Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, audits, examinations, investigations or other material actions pending or in progress against any Target Company of which the relevant Target Company has been notified, in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company. No Target Company has paid, within the past six years ending on the date of this Agreement, any material penalty, fine, surcharge or interest charged by virtue of any applicable Tax Laws.

(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return. No written claim has been made by any Governmental Authority which remains outstanding where a Target Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

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(e) No written rulings, clearances or similar agreements have been entered into with or issued by any Governmental Authority with respect to a Target Company which agreement, clearance or ruling would be effective after the Share Acquisition Closing and could reasonably be expected to have a material effect on the Tax treatment of any Target Company after the Share Acquisition Closing.

(f) Other than (i) OpenPayd Financial Services Malta Limited, which has branches in the United Kingdom and France, (ii) OpenPayd Services Limited, which has a branch in The Netherlands and (iii) OpenPayd Teknoloji Limited Sirketi, which has a branch in the United Kingdom, to the Knowledge of the Company, no Target Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization.

(g) Within the past six years, no Target Company has been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than one where Target Companies are the only members. No Target Company has any material Liability for the Taxes of another Person as a transferee or successor or by contract (other than those entered into in the ordinary course of business the principal purpose of which is not Tax) and no Target Company is a party to or bound by any other Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement with respect to Taxes (including closing agreement or other similar agreement relating to Taxes with any Governmental Authority).

(h) The Company is registered for value added tax. Section 6.15 of the Company Disclosure Schedules contains details of the basis on which the Company’s supplies are classified for the purposes of value added tax.

(i) All documents which are in the possession of a Target Company, to which a Target Company is a party and which are required to: (i) establish the title of any Target Company to any material asset; or (ii) enforce any material rights of any Target Company, and in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped or such stamp, registration, transfer or similar tax has been paid in respect of such documents.

(j) No Target Company has been a party within the past two years to any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(k) No Target Company is a “controlled foreign corporation” within the meaning of Section 957 of the Code. As at the date of this Agreement only, to the Knowledge of the Company, none of the Company Shareholders is a “United States shareholder” (within the meaning of Code Section 951(b)).

(l) As of the date hereof, no Target Company is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(m) No Target Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. No Target Company has been a party to any “reportable cross border arrangement” as defined in 3(19) of Directive 2011/16/EU as amended by Directive (EU) 2018/822 that has not yet been reported.

(n) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Share Acquisition Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Share Acquisition Closing, (ii) the use of an improper method of accounting for any taxable period (or portion thereof) ending on prior to the Share Acquisition Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed prior to the Share Acquisition Closing or (iv) any prepaid amount or deferred revenue received or accrued (other than in the ordinary course of business consistent with past practice) on or prior to the Share Acquisition Closing.

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(o) No individual who is employed by a Target Company and was resident for tax purposes in the United Kingdom at the time of acquiring, has acquired any securities, any securities option or any interest in securities which were acquired by reason of employment (within the meaning of Part 7 ITEPA 2003) without a joint election under section 431 ITEPA 2003 having been entered into by that individual and their employing company within 14 days of the acquisition.

(p) In respect of any event or circumstance occurring or existing at the Share Acquisition Closing or since January 1, 2024, the Company has complied with all relevant reporting obligations contained in Part 7 of ITEPA and the Schedules referred to in that Part. The Company has all such information and details as may be required to comply in full with Part 7 of the ITEPA in respect thereof.

6.16 Real Property. Section 6.16 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company (the “Properties”), and of all current leases, lease guarantees, agreements and material documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than leasehold interests in the Company Real Property Leases). Each Target Company has actual and exclusive occupation, and is entitled to such exclusive possession of each Property under the Company Real Property Leases free from any restriction or covenant which materially adversely affects the use of the Properties.

6.17 Personal Property. Except as set forth in Section 6.17 of the Company Disclosure Schedules, all items of Personal Property with a book value or fair market value of greater than $50,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable in all material respects for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.18 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to material assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet of the Company and (d) Liens set forth on Section 6.18 of the Company Disclosure Schedules. The assets (including contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are in all material respects adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.19 Employee Matters.

(a) Section 6.19(a) of the Company Disclosure Schedules sets forth an anonymized list of all employees of the Target Companies, including those on vacation, leave of absence, or disability, as of the date of this Agreement, and includes the following information with respect to each such Target Company employee, as applicable: (i) employee ID number, (ii) employing entity, (iii) date of hire, (iv) work location, (v) current annual base salary or hourly wage, (vi) visa status, (vii) current leave status, including a description of leave and the anticipated date of return (if known) for any inactive employee, and (viii) actual incentive compensation (including profit sharing, incentive, bonus, severance and fringe benefits that are not provided to all employees, as applicable).

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(b) Except as set forth in Section 6.19(b) of the Company Disclosure Schedules, no Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, staff association, works council, group of employees or other representative of any of the employees of any Target Company; there are no labor agreements, collective bargaining agreements or any other labor-related Contracts, agreements or arrangements that pertain to any of the employees of any Target Company; and no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

(c) The Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent any employees of the Target Company; no labor union, labor organization, staff association, works council, or group of employees of any Target Company has made a pending demand for recognition or certification; and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labor relations tribunal or authority. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, lockout, work-stoppage, or other similar labor activity with respect to any such employees.

(d) The Target Company has satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any Target Company, in connection with the execution of this Agreement or the Transactions.

(e) Section 6.19(e) of the Company Disclosure Schedules sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company.

(f) No current officer or director of a Target Company has, to the Knowledge of the Company, provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company.

(g) Except as set forth in Section 6.19(g) of the Company Disclosure Schedules, each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not delinquent in payments to any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business, (iii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(h) No Target Company is party to a settlement agreement with a current or former officer, employee or independent contractor of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, in the last five years, no allegations of sexual harassment or other discrimination have been made against any employee or officer of a Target Company.

(i) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

(j) Each individual who is currently providing services to any Target Company, or who previously provided services to any Target Company, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by such Target Company. Each individual who is currently providing services to any Target Company through a third party service provider, or who previously provided services to any Target Company through a third party service provider, is not or was not an employee of any Target Company. No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(k) Since January 1, 2024, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent, and the Target Companies do not have plans to engage in any such layoffs, furloughs or employment terminations (excluding terminations for cause) within the next six months. The Target Companies have sufficient employees to operate the business of the Target Companies as currently conducted.

(l) (i) Copies of standard form employment agreements applicable to the employees of each Target Company have been made available to Purchaser by the Company and no such employee is engaged on terms which deviate in any material way from these standard forms, and (ii) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written agreement, or commitment or any applicable Law, custom, trade or practice.

(m) Section 6.19(m) of the Company Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration. Each such independent contractor is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s Contract. For the purposes of applicable Law, all independent contractors who are currently, or within the last two years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor’s engagement is terminable by any Target Company with notice, without any obligation of any Target Company to pay severance or a termination fee.

(n) No employee has transferred into employment with a Target Company by means of a relevant transfer pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006.

6.20 Benefit Plans.

(a) Set forth on Section 6.20(a) of the Company Disclosure Schedules is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). Except as set forth on Section 6.20(a) of the Company Disclosure Schedules, no Target Company maintains or contributes to (or has an obligation to contribute to) or has or could have any liability to a defined benefit pension plan. No Company Benefit Plan is a defined benefit pension plan.

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(b) With respect to each Company Benefit Plan, the Company has made available to Purchaser accurate and complete copies of the current plan documents and all material communications in the past two years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Except as set forth in Section 6.20(d) of the Company Disclosure Schedules, the consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation whether under any Company Benefit Plan or under any applicable Law or otherwise; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits, or in respect of, any director, employee or independent contractor of a Target Company.

(e) Any pension scheme of a UK Subsidiary (each a “UK Pension Scheme”) has at all times been operated in material accordance with the requirements of HM Revenue & Customs (including registration under Chapter 2 of Part 4 of the Finance Act 2004), the Pensions Regulator and all applicable Laws relating to the UK Pension Scheme and any previous applicable pension scheme or retirement benefits scheme.

(f) All contributions, insurance premiums, tax, and expenses due in respect of the UK Pension Scheme have been duly paid. There are no liabilities outstanding in respect of the UK Pension Scheme at the date of this Agreement. The contributions in respect of the UK Pension Scheme have been paid at the rate set out in the most recent schedule of contributions or the most recent payment schedule. Any relevant UK Subsidiary has complied with its obligations in relation to automatic enrolment under the Pensions Act 2008.

6.21 Environmental Matters. Except as set forth in Section 6.21 of the Company Disclosure Schedules:

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, each Target Company is and during the past two years has been in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Knowledge of the Company, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b) To the Knowledge of the Company, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

6.22 Transactions with Related Persons. Except as set forth on Section 6.22 of the Company Disclosure Schedules, no Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past two years, has been, a party to any transaction with a Target Company (in each case, other than pursuant to a Company Benefit Plan or any Contract with respect to such Person’s status as a holder of equity of any Target Company), including any Contract (a) providing for the furnishing of services by (other than as

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officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Section 6.22 of the Company Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Section 6.22 of the Company Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.23 Insurance.

(a) Section 6.23(a) of the Company Disclosure Schedules lists all material insurance policies (including the applicable policy number, insurer and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. Except as would not, individually or in the aggregate, be material to any Target Company, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to any Target Company, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Share Acquisition Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2024, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) No Target Company has since January 1, 2024 made any insurance claim in excess of $50,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has since January 1, 2025 made any material claim against an insurance policy as to which the insurer is denying coverage.

6.24 Data Protection and Cybersecurity.

(a) For the purposes of this Section 6.24, the terms “controller,” “data subject,” “personal data,” “personal data breach,” “processor,” “processing” (and its cognates), and “special categories of personal data” shall have the meaning given to them in the UK GDPR.

(b) Each Target Company complies in all material respects with all Data Protection Laws. As required to comply in all material respects with Data Protection Laws, each Target Company has (i) implemented and maintains appropriate policies, notices, logs, and procedures in relation to the processing and transfer of personal data and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate compliance, (ii) maintained and keeps up-to-date records of all its personal data processing activities, (iii) issued materially compliant processing notices to the relevant data subjects, (iv) obtained all appropriate consents, approvals and/or authorizations to process and transfer such personal data, including in relation to the placement of cookies or similar technologies on the devices of users of each Target Company’s website.

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(c) Each Target Company has implemented and maintains commercially reasonable technical and organizational measures designed to protect personal data and other data relating to the business of the Target Company against personal data breaches and cybersecurity incidents.

(d) In the past two years, to the Company’s Knowledge, no Target Company has (i) suffered, or has discovered, any personal data breach, security breach, or intrusion into any IT System, (ii) been subject to any actual, pending, or threatened investigations, written notices, or written requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received in writing any actual, pending, or threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws, except where such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole.

6.25 Certain Business Practices.

(a) Since January 1, 2024, no Target Company, nor any of their respective directors or employees (or, to the Company’s Knowledge any other Representative) acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. Since January 1, 2024, no Target Company, nor any of their respective directors or employees (or, to the Company’s Knowledge any other Representative) acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. No Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(b) Except as set forth on Section 6.25 of the Company Disclosure Schedules, since January 1, 2024, the operations of each Target Company are and have been conducted at all times and in all material respects in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, OFSI the U.S. Department of State, or other applicable Governmental Authority or designated on the Consolidated Sanctions List, UK Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission or the Consolidated List of Asset Freeze Targets maintained by His Majesty’s Treasury, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, Russia, and the Ukrainian territories of Crimea, Donetsk and Luhansk), or (iii) in the aggregate, 50% percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in clauses (i) or (ii); and, to the Knowledge of the Company, no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC, OFSI or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Russia, and the Ukrainian territories of Crimea, Donetsk and Luhansk) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC, OFSI or the U.S. Department of State or other applicable Governmental Authority in the last five fiscal years. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, OFSI, the U.S. Department of State, or other applicable Governmental Authority. No Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

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6.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.27 Finders and Brokers. Except as set forth in Section 6.27 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Pubco, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

6.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser Shareholders or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or any of their respective Affiliates.

6.29 MSB Acquisition. As of the date hereof, to the Knowledge of the Company, no party to the MSB Acquisition Agreement is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default, or permit acceleration by the other party thereto, under the MSB Acquisition Agreement.

6.30 No TID U.S. Business. No Target Company is a “TID U.S. business,” as defined at 31 C.F.R. § 800.248.

6.31 Investigation; No Additional Representations or Warranties. Each of the Target Companies acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Purchaser and Pubco and has been afforded satisfactory access to the books and records, facilities and personnel of Purchaser and Pubco for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of the Target Companies, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in ARTICLE IV and ARTICLE V (in each case, including the related portions of the Purchaser Disclosure Schedules), no other representations or warranties, either express or implied, have been made by Purchaser, Pubco, or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby represents and warrants severally (not jointly and not jointly and severally) to Purchaser and the Company, as of the date hereof and as of the Merger Closing and as of the Share Acquisition Closing, as follows:

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7.1 Organization and Standing. Such Company Shareholder, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. Such Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which he, she or it is a party, to perform such Company Shareholder’s obligations hereunder and thereunder and to consummate the Transactions without requiring the consent, approval or authority of any other person. This Agreement has been, and each Ancillary Document to which such Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Company Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Company Shareholder, enforceable against each Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership. The Key Company Shareholder is the legal and beneficial owner of the Company Shares set forth opposite his name in Schedule 1 to this Agreement, and the Zedra Trust Shareholder is the owner of legal title of the Company Shares set forth opposite its name in Schedule 1 to this Agreement for and on behalf of the Relevant Beneficiaries who beneficially own the Company Shares set forth opposite the name of such Relevant Beneficiary in Schedule 1 to this Agreement, in each case, which such Company Shares have good, valid and marketable title and are free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). Except as set forth on Section 7.3 of the Company Disclosure Schedules, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which such Company Shareholder is a party or by which such Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares other than as set forth in this Agreement and the Ancillary Documents. Upon the consummation of the Share Acquisition Closing in accordance with this Agreement (and subject to stamping), the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4 Zedra Trust Shareholder. (a) The Zedra Trust Shareholder is the sole legal owner of the Company Shares set forth opposite the name of the Zedra Trust Shareholder in Schedule 1 to this Agreement; (b) the Zedra Trust Shareholder has the power under its constitutional documents, any nominee arrangement agreement (the “Nominee Agreement”) and law to enter into and to perform its obligations under this Agreement; (c) true copies of the Nominee Agreement and other documents relating to the nominee arrangements have been made available to Purchaser by and such agreements disclose all the terms of the nominee arrangements; (d) it has complied with its obligations in connection with the nominee arrangements; and (e) the Zedra Trust Shareholder has in full force and effect the authorizations necessary to enter into and to perform its obligations under this Agreement.

7.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Shareholder of this Agreement or any Ancillary Documents to which they are a party or the consummation by such Company Shareholder of the Transactions other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, (c) any filings required to satisfy the CIC Conditions, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of such Company Shareholder to consummate the Transactions.

7.6 Non-Contravention. The execution and delivery by such Company Shareholder of this Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by such Company Shareholder of the Transactions, and compliance by such Company Shareholder with any of the provisions hereof and thereof, will not, (a) if such Company Shareholder is an entity, conflict with or violate any provision of such Company Shareholder’s Organizational Documents, (b) conflict with or violate any Law,

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Order or Consent applicable to such Company Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Company Shareholder under, (viii) give rise to any obligation to obtain any third party consent, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Company Shareholder is a party or such Company Shareholder or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Company Shareholder to consummate the Transactions.

7.7 No Litigation. There is no Action pending or, to the Knowledge of the Company Shareholder, threatened, nor any Order is outstanding, against or involving such Company Shareholder, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Company Shareholder to consummate the Transactions, and discharge its obligations under, or to perform its obligations under this Agreement or any Ancillary Document to which it is a party or by which it is bound.

7.8 Investment Representations. Other than as may be permitted pursuant to the Liquidity Event Plan, such Company Shareholder does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares. Such Company Shareholder has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to such Company Shareholder or the Company Shareholder’s Representatives pertaining to an investment in Pubco and has consulted, as such Company Shareholder has deemed advisable, with his, her or its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Shareholder. Such Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the control of such Company Shareholder. Such Company Shareholder has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions and the suitability of this Agreement and the Transactions for such Company Shareholder and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Purchaser or their respective Representatives. Such Company Shareholder acknowledges and agrees that, except as set forth in ARTICLE IV (including the related portions of the Purchaser Disclosure Schedules) and ARTICLE V, no representations or warranties have been made by Pubco, Purchaser or any of their respective Representatives, and that such Company Shareholder has not been guaranteed or represented to by any Person, (a) any specific amount or the event of the distribution of any cash, property or other interest in Pubco, or (b) the profitability or value of the Exchange Shares in any manner whatsoever. Such Company Shareholder: (i) has been represented by counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (ii) has carefully read and fully understand this Agreement in its entirety and has had it fully explained to it or him by counsel; (iii) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (iv) is competent to execute this Agreement and have executed this Agreement free from coercion, duress or undue influence.

7.9 Finders and Brokers. To the Knowledge of such Company Shareholder, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Pubco or the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of the Company Shareholder (excluding, for the avoidance of doubt, any fees or commissions as set forth on Section 6.27 of the Company Disclosure Schedules).

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7.10 Information Supplied. None of the information supplied or to be supplied by such Company Shareholder expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser Shareholders or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Company Shareholder makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Pubco or their respective Affiliates.

7.11 Investigation; No Additional Representations or Warranties. Such Company Shareholder acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Purchaser and Pubco, and has been afforded satisfactory access to the books and records, facilities and personnel of Purchaser and Pubco for purposes of conducting such investigation. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, such Company Shareholder, on its own behalf and on behalf of its Representatives, has relied solely on its own investigation and analysis and acknowledges and agrees that, except as expressly set forth in ARTICLE IV and ARTICLE V (in each case, including the related portions of the Purchaser Disclosure Schedules) no other representations or warranties, either express or implied, have been made by Purchaser, Pubco or any of their respective Representatives in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

ARTICLE VIII

COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Merger Closing (the “Interim Period”), subject to Section 8.18, each of the Company and Pubco shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or Pubco, as Purchaser or its Representatives may reasonably request regarding the Target Companies or Pubco and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of the Representatives of the Company and Pubco to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to

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unreasonably interfere with the business or operations of the Target Companies or Pubco. Purchaser hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law or requirement of any Governmental Authority or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b) During the Interim Period, subject to Section 8.18, Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company or its Representatives may reasonably request regarding Purchaser and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist), and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser. Notwithstanding the foregoing, Purchaser shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

8.2 Conduct of Business of the Company during the Interim Period.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject always to Section 8.5 and Section 8.6, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.2 of the Company Disclosure Schedules, or as required by applicable Law, the Company shall, and shall cause the other Target Companies:

(i) to conduct their respective businesses, in all material respects in the ordinary course of business consistent with past practice; and

(ii) comply with all Laws in all material respects applicable to the Target Companies and their respective businesses, assets and employees.

(b) Without limiting the generality of Section 8.2(a) and except (w) as expressly contemplated by the terms of this Agreement or any Ancillary Document, (x) as set forth on Section 8.2 of the Company Disclosure Schedules, or (y) as required by applicable Law or any Governmental Authority, during the Interim Period and subject always to Section 8.5 and Section 8.6, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Target Companies not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

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(ii) other than as contemplated by the MSB Acquisition Agreement, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities, other than in the ordinary course of business of the Company consistent with past practice, including where equity plan participation is offered to employees or prospective employees in connection with employment, retention or recruitment, provided, that any persons to whom such options are granted shall be required to rollover such options in accordance with the terms of this Agreement as if such person had been a optionholder of the Company immediately prior to the date of this Agreement and such options in aggregate do not exceed the number of options currently available for grant under the current share option pool;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests (other than any dividend or distribution between Target Companies), or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $2,000,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business consistent with past practice;

(v) except (A) as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement or (B) as required by applicable Law (1) increase the wages, salaries or compensation of its employees other than in the ordinary course of business consistent with past practice for employees with annual base salary of less than $300,000, (2) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than as set forth in Section 8.2 of the Company Disclosure Schedules or (except with respect to a director, officer or manager) in the ordinary course of business consistent with past practice, (3) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (4) establish any trust or take any other action to secure the payment of any compensation payable by any Target Company, (5) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan, with, for or in respect of any current consultant, officer, manager director or employee other than as set forth in Section 8.2 of the Company Disclosure Schedules in connection with the Transactions or (except with respect to a director, officer or manager) in the ordinary course of business consistent with past practice, (6) hire any employee or engage an independent contractor (who is a natural person) with annualized cash compensation greater than or equal to $350,000, other than in the ordinary course of business consistent with past practice, or (7) terminate the employment of any employee with an annual base salary greater than $350,000, other than for cause or in the ordinary course of business consistent with past practice;

(vi) waive any material restrictive covenant obligations of any employee or individual independent contractor of any Target Company, except for non-executive employees in the ordinary course of the business or where not expected to be enforceable under applicable Law;

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(vii) unless required by applicable Law, (A) modify, extend or enter into any labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body; or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

(viii) in each case other than as reflected in the Company Financials, make, change or rescind any material election relating to Taxes other than to comply with law, settle any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority;

(ix) other than in the ordinary course of business, (A) sell, transfer or exclusively license any material Intellectual Property to any Person, other than Immaterial Licenses, or (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any material Company Registered IP;

(x) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business and consistent with past practice;

(xi) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii) establish any Subsidiary or enter into any material new line of business that requires capital investment exceeding $5,000,000;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are substantially similar to those currently in effect in a manner materially detrimental to any Target Company;

(xiv) except in accordance with PCAOB preparedness and Section 402 of SOX, revalue any of its material assets or make any change in accounting methods, principles or practices, other than changes that are made in accordance with PCAOB standards, or otherwise required by IFRS or U.S. Securities Laws;

(xv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $500,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any material Liabilities or obligations, unless such amount has been reserved in the Company Financials, as applicable;

(xvi) close or materially reduce its activities, or effect any mass layoff or other personnel reduction or change, at any of its facilities;

(xvii) other than pursuant to the MSB Acquisition Agreement, acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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(xviii) make any capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xx) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.2 during the Interim Period, or pursuant to a Company Benefit Plan, in each case other than in the ordinary course of business of the Company;

(xxi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (excluding Intellectual Property), other than as conducted in the ordinary course of business of the Target Companies consistent with past practice, to execute the acquisition or disposition of fiat currencies or digital assets;

(xxii) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company, other than in the ordinary course of business consistent with past practice;

(xxiii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxv) authorize or agree in writing to do any of the foregoing actions.

(c) Without limiting Section 8.2(a) and 8.2(b), during the Interim Period, except as expressly contemplated by Section 6.3(a) or Section 8.2(c) of the Company Disclosure Schedules, without the prior written consent of Purchaser, the Company Shareholders shall not sell, transfer or dispose of any equity securities of the Company owned by the Company Shareholders.

8.3 Conduct of Business of Purchaser during the Interim Period.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3 of the Purchaser Disclosure Schedules, Purchaser shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice and (ii) comply with all Laws in all material respects applicable to Purchaser and its business, assets and employees. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter and the IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 8.3(a) and except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3 of the Purchaser Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

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(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions from the Sponsor or up to aggregate additional Indebtedness during the Interim Period of $2,000,000);

(v) amend, waive or otherwise change the Trust Agreement in any manner;

(vi) terminate, waive or assign any material right under any material agreement to which it is a party;

(vii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(viii) establish any Subsidiary or enter into any new line of business;

(ix) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(x) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting Purchaser’s outside auditors;

(xi) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in Purchaser Financials;

(xii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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(xiii) make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xviii) make, change or rescind any material election relating to Taxes, settle any material Action relating to Taxes, make any material change in its accounting or Tax policies or procedures, waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return), or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law) with any Governmental Authority; or

(xix) authorize or agree to do any of the foregoing actions.

(c) For the avoidance of doubt, nothing in this Section 8.3 permits Purchaser to engage in any activity which would constitute it acting as a Controller of Pubco or any Target Company; provided, however, that nothing in this Section 8.3(c) shall limit, qualify or otherwise affect (i) any obligation of any other Party to seek, obtain, or comply with the consent or approval of Purchaser as required by this Agreement or any Ancillary Document, or (ii) any right of Purchaser to enforce such obligations in accordance with this Agreement, in each case, to the extent permitted by applicable Law.

8.4 Conduct of Business of Pubco during the Interim Period.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, set forth on Section 8.4(a) of the Company Disclosure Schedules, or as required by applicable Law, Pubco shall conduct its business, in all material respects, in the ordinary course of business.

(b) Without limiting the generality of Section 8.4(a) and except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Pubco shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

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(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses or loans to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) establish any Subsidiary or enter into any new line of business;

(vi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(vii) make any capital expenditures;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix) enter into any agreement, understanding or arrangement with respect to its voting of equity securities; or

(x) authorize or agree to do any of the foregoing actions.

(c) For the avoidance of doubt, nothing in this Section 8.4 permits Pubco to engage in any activity which would constitute it acting as a Controller of any Target Company; provided, however, that nothing in this Section 8.4(c) shall limit, qualify or otherwise affect (i) any obligation of any other Party to seek, obtain, or comply with the consent or approval of Pubco as required by this Agreement or any Ancillary Document, or (ii) any right of Pubco to enforce such obligations in accordance with this Agreement, in each case, to the extent permitted by applicable Law.

8.5 Permitted Actions. Section 8.2 shall not operate so as to restrict or prevent:

(a) completion or performance of any obligation undertaken pursuant to any contract or arrangement entered into by or relating to the Company and fairly disclosed to Purchaser and Pubco prior to the date of this Agreement;

(b) the management of the Tax affairs of the Target Companies in the ordinary course of business consistent with past practice;

(c) any matter required by this Agreement or any Ancillary Document or necessary to satisfy a condition to this Agreement;

(d) the provision of information to, or complying with any direction or request from, any regulatory body or Governmental Authority, provided that Purchaser is reasonably informed and consulted in advance thereof to the extent lawful and practicable and otherwise informed as soon as lawful and reasonably practicable afterwards; or

(e) any matter undertaken at the written request, or with the written consent, of Purchaser.

8.6 Conduct of Business of the Company after the Relevant Date. In furtherance and not in limitation of Section 8.2, and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the period from the Relevant Date and continuing until the earlier of the termination of

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this Agreement in accordance with Section 11.1 or the Share Acquisition Closing, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Target Companies (a) to manage their respective working capital in the ordinary course of business consistent with past practice, and (b) not to incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person, in each case.

8.7 Company and Pubco Financials.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Purchaser a true and complete copy of the audited financial statements (including any related notes thereto) of the Company for the financial years ended April 30, 2024 and April 30, 2025, in each case, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by an internationally recognized audit firm reasonably acceptable to Purchaser (the “Company Financials”).

(b) As soon as reasonably practicable following the date of this Agreement, Pubco shall deliver to Purchaser a true and complete copy of the audited financial statements (including any related notes thereto) of Pubco as of February 10, 2026, prepared in accordance with IFRS and audited in accordance with the PCAOB standards by an internationally recognized audit firm reasonably acceptable to Purchaser (the “Pubco Financials”).

8.8 Quarterly Management Accounts and Annual Financial Statements. During the Interim Period, within 30 calendar days following the end of each quarter completed after the date hereof, the Company shall deliver to Purchaser an unaudited quarterly management account of the Target Companies for the applicable quarter. From the date hereof through the Share Acquisition Closing, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

8.9 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use reasonable best efforts prior to the Merger to maintain the listing of the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq.

8.10 No Trading. The Company, Pubco and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company, Pubco and the Company Shareholders each hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.11 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) fails to comply with any material covenant or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, the Company Shareholders) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority but excluding any privileged communication between, or information afforded protection by the work-product doctrine produced by, any third party advisor to a Party) alleging (i) that the Consent of such third party is required in connection with the Transactions, or (ii) any material non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, the Company Shareholders); (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the

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occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in ARTICLE X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates (or, with respect to the Company, the Company Shareholders), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to the Company, the Company Shareholders) with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Merger Closing or the Share Acquisition Closing, as applicable, have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.12 Support of Transaction.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 8.12(a) and, without duplication, Section 8.12(d), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority, or the expiration or termination of the applicable waiting periods under Antitrust Laws, as soon as practicable, including not agreeing to extend any waiting period or to refile under Antitrust Laws.

(c) In parallel, and without duplication of Section 8.12(d), Purchaser shall, and each Party shall cause any other prospective Controller, as promptly as practicable, and in any event, within 30 Business Days of the date of this Agreement, to prepare and file all required CIC Applications and supply as promptly as reasonably practicable any additional information and documentary material reasonably requested in connection therewith, and shall take all other actions reasonably necessary, proper or advisable to cause the CIC Conditions to be satisfied as soon as practicable. Each Party shall, in connection with its reasonable best efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law and, mutatis mutandis, in connection with the preparation, filing and approval of the CIC Applications and satisfaction of the CIC Conditions, use its reasonable best efforts to: (i) cooperate in all respects with each prospective Controller, other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep and where relevant procure that each prospective Controller keeps the other Parties reasonably informed of any communication received by such prospective Controller, Party or its Representatives from, or given by such prospective Controller, Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, the CIC Applications or the CIC Conditions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white

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papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive, national security or change of control related argument, and/or responding to requests or objections made by any Governmental Authority, including with respect to the CIC Applications and CIC Conditions; provided, however, that, in each case of the foregoing, any such cooperation efforts shall not prevent any Party from complying with any deadlines imposed by any Governmental Authority. Where a prospective Controller, a Party or its Representatives reasonably determines that information to be provided is of a commercially sensitive or confidential nature, that person may provide the information to a Governmental Authority directly and provide the other Party or its Representatives with redacted versions of the information.

(d) Each Party shall use reasonable best efforts to procure (so far as it lies within their respective powers so to do) that the CIC Conditions are satisfied as soon as reasonably practicable (and in any event, in advance of the Merger Closing) and shall cooperate in all actions reasonably necessary to procure the satisfaction of the CIC Conditions, including the prompt supply of any additional information reasonably required by the applicable Governmental Authorities in the event that any such Governmental Authority provides notification that it considers any CIC Application to be incomplete.

(e) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use reasonable best efforts to have such Governmental Authorities approve the Transactions where approval is required. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any of the Company Shareholders) receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Merger Closing or after the Share Acquisition Closing, each Party shall use reasonable best efforts to arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, the Parties agree that Purchaser, the Company, any Company Subsidiary, Pubco, or any Subsidiary of Pubco shall not be required to: (i) agree to conditions imposed by any Governmental Authority or propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of the Company, any of the Company Subsidiaries, Pubco or any Subsidiary of Pubco; (ii) accept any operational restrictions, or otherwise propose, negotiate, take or commit to take actions that limit any of the Company’s or the Company Subsidiaries’ freedom of action with respect to, or Pubco’s ability to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of the Company or any of the Company Subsidiaries; (iii) commence any action against, undertake or enter into agreements with, any Governmental Authority or agree to the entry of an order by any Governmental Authority; (iv) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Company, the Company Subsidiaries, the Surviving Company, Pubco or any Subsidiary of Pubco; (v) terminate any relevant venture or other arrangement of the Company, the Company Subsidiaries, the Surviving Company, Pubco or any Subsidiary of Pubco; or (vi) effectuate any other change or restructuring of the Company, the Company Subsidiaries, the Surviving Company, Pubco or any Subsidiary of Pubco. Purchaser and Pubco shall not take or agree to take any of the foregoing actions in clauses (i) through (vi) with respect to Purchaser, the Company, the Company Subsidiaries, the Surviving Company, Pubco or any Subsidiary of Pubco unless consented to in writing by the Company. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Company will, on behalf of the Parties, determine and control the strategy for dealing with any Governmental Authority in respect of obtaining or concluding the required approvals for the Transactions such Governmental Authority (including to satisfy the CIC Conditions), and Purchaser and Pubco shall act consistent with such strategy.

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(f) Prior to the Share Acquisition Closing and the Merger Closing, as applicable, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Parties shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Share Acquisition Closing.

8.13 Further Assurances. Subject to Section 8.12(e), the Parties shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

8.14 Exclusivity. During the Interim Period, neither Purchaser nor the Company shall and each shall cause its officers, directors and other Representatives not to, directly or indirectly, (a) enter into, solicit, initiate or continue any discussions or negotiations with, knowingly facilitate or knowingly encourage (including by means of furnishing or disclosing information), or respond to any inquiries or proposals (written or oral) by any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, in connection with any Acquisition Proposal, (b) enter into any Contract, agreement or other arrangement or understanding providing for, relating to or in connection with any Acquisition Proposal, (c) furnish or disclose any information to any Person in connection with, or that would reasonably be expected to lead to, an Acquisition Proposal, (d) commence, continue or renew any due diligence investigation regarding any Acquisition Proposal or (e) continue, assist or participate in, or knowingly facilitate or knowingly encourage, any negotiations or discussions, in connection with, or that would reasonably be expected to lead to, any Acquisition Proposal or otherwise cooperate in any way in any effort or attempt by any Person to do any of the foregoing. Each of Purchaser and the Company shall and shall cause its respective officers, directors and other Representatives to (i) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or any other proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal and (ii) no later than three Business Days after the execution of this Agreement, request from each Person that has executed a confidentiality agreement in connection with a potential Acquisition Proposal that remains in effect the prompt return or destruction of all Purchaser Confidential Information or Company Confidential Information, as applicable, previously made available by or on behalf of Purchaser or the Company, as applicable. If either Purchaser, the Company or any of their respective Affiliates or their respective Representatives receives any inquiry or proposal with respect to any Acquisition Proposal, then Purchaser or the Company, as applicable, shall (A) promptly notify the other in writing, and in such notice shall describe the material terms and conditions of such inquiry or proposal in reasonable detail and (B) keep the other reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.

8.15 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser, the Company and Pubco shall jointly prepare, and Pubco and the Company shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares and the Pubco Warrants to be issued under this Agreement to the holders of Purchaser Securities prior to the Merger Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from the Purchaser Shareholders for the matters to be acted upon at the Special Shareholder Meeting (and if applicable, for the purpose of soliciting proxies or votes from the Purchaser Warrantholders for the matters to be acted upon at the Special Warrantholder Meeting) and providing the Purchaser Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the

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shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies (i) from the Purchaser Shareholders to vote, at an extraordinary general meeting of the Purchaser Shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favor of resolutions approving (A) the adoption, authorization and approval of this Agreement, the Merger (along with the Plan of Merger and the Cayman Merger Filing Documents), the Ancillary Documents to which Purchaser is a Party and the consummation of the Transactions by the Purchaser Shareholders in accordance with Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) to (B), collectively, the “Shareholder Approval Matters”), and (C) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser, and (ii) if applicable, the Purchaser Warrantholders to vote at a special meeting of the Purchaser Warrantholders to be called and held for such purpose (the “Special Warrantholder Meeting”), in favor of resolutions approving (A) the Warrant Amendment, (B) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Warrant Amendment (the approvals described in foregoing clauses (A) to (B), collectively, the “Warrantholder Approval Matters”), and (C) the adjournment of the Special Warrantholder Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b) Purchaser, acting through the Purchaser Board (or a committee thereof), shall (i) make the Purchaser Recommendation (and if applicable, the Purchaser Warrantholder Recommendation) and include such Purchaser Recommendation (and if applicable, the Purchaser Warrantholder Recommendation) in the Proxy Statement, (ii) use reasonable best efforts to solicit from the Purchaser Shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters (and if applicable, from the Purchaser Warrantholders proxies or votes in favor of the Warrantholder Approval Matters), (iii) not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Recommendation (and if applicable, the Purchaser Warrantholder Recommendation) (each, a “Purchaser Adverse Recommendation Change”). If, on the date for which the Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable, is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters or the Warrantholder Approval Matters, as applicable, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable; provided, that the Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable, without the prior written consent of the Company, (A) may not be adjourned to a date that is more than ten Business Days after the date for which the Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable, was originally scheduled or the most recently adjourned Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable (excluding any adjournments required by applicable Law), and (B) shall not be held later than four Business Days prior to the Outside Date. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law, Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq.

(c) Purchaser, the Company and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting, the Redemption and if applicable, the Special Warrantholder Meeting. Each of Purchaser, Pubco and the Company shall, and shall cause each of the Company Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser, the Company and Pubco shall amend or supplement the Registration Statement and Pubco shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

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(d) Purchaser, the Company and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to the Purchaser Shareholders and, Purchaser shall call the Special Shareholder Meeting and if applicable, the Special Warrantholder Meeting, in accordance with the Cayman Companies Act as soon as practicable following the effectiveness of the Registration Statement for the purpose of voting on the Shareholder Approval Matters and if applicable, the Warrantholder Approval Matters, obtaining the Required Shareholder Approval and if applicable, the Required Warrantholder Approval (including, if necessary, any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing the Purchaser Shareholders with the opportunity to elect to effect a Redemption and such other matters as may be mutually agreed by Purchaser and the Company.

(f) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting, the Redemption and if applicable, the Special Warrantholder Meeting.

8.16 Subscription Agreements. Prior to entry by Purchaser into any Subscription Agreements or any other agreement related to the issuance of any Purchaser Securities, unless Pubco and the Company is a party to, or otherwise consents to the terms of, any such agreement, Purchaser shall provide Pubco and the Company with each such agreement prior to its execution and provide Pubco and the Company reasonable time to review and comment thereon and shall consider in good faith any comments from Pubco and the Company with respect to any such agreement, which such agreement shall be subject to the final consent of Pubco and the Company (such consent not to be unreasonably withheld, conditioned or delayed). Purchaser will promptly deliver to Pubco and the Company true, correct and complete copies of each of the fully executed Subscription Agreements following execution thereof, pursuant to which the PIPE Investors will have committed, subject to the terms and conditions therein, to purchase Purchaser Class A Ordinary Shares from Purchaser immediately prior to the Merger Closing. Each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder in all material respects; (b) in the event that all conditions in the Subscription Agreements (other than conditions that another of them or its Affiliates controls the satisfaction of and other than those conditions that by their nature are to be satisfied following the Merger Closing, but subject to their satisfaction following the Merger Closing) have been satisfied, consummate the PIPE Investment immediately prior to the Merger Closing; (c) confer with the other parties regarding timing of the expected Merger Effective Time; (d) deliver notices to the counterparties to the Subscription Agreements sufficiently in advance of the Merger Closing Date to cause them to fund their obligations as far in advance of the Merger Closing Date; and (e) cause each PIPE Investor to pay to (or as directed by) Purchaser the applicable portion of its investment amount, set forth in the respective Subscription Agreement, in accordance with its terms. Purchaser shall take all actions required under the Subscription Agreements with respect to the timely book-entry or issuance and delivery of any physical certificates evidencing the Purchaser Class A Ordinary Shares as and when required under any such Subscription Agreements. Without limiting the generality of the foregoing, Purchaser shall give Pubco and the Company prompt (and, in any event within five Business Days) written notice: (x) of any breach or default (or any event or circumstance that, with notice, could give rise to any breach or default) by any party to any Subscription Agreement known to Purchaser; (y) of the receipt of any written notice or other communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by such party to any Subscription Agreement or any provisions of any Subscription Agreement; and (z) if Purchaser does not expect to receive all or any portion of the investment amounts on the terms or in the manner contemplated by the Subscription Agreements.

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8.17 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within two Business Days thereafter), issue a press release in Agreed Form announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within two Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than one Business Day after the execution of this Agreement). Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the Share Acquisition Closing (but in any event within two Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 6-K (the “Closing Filing”) with the Closing Press Release and a description of the Merger Closing and/or Share Acquisition Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions.

8.18 Confidential Information.

(a) The Company, Pubco and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with ARTICLE XI, for a period of five years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations under this Agreement or the Ancillary Documents or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of five years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that Purchaser may seek a protective Order or other remedy or waive compliance with this Section 8.18(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.18(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable best efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company, Pubco and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes,

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memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws, and (y) Pubco shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of five years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations under this Agreement or the Ancillary Documents or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of five years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek a protective Order or other remedy or waive compliance with this Section 8.18(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.18(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise reasonable best efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

8.19 Post-Closing Board of Directors and Officers of Pubco.

(a) The Parties shall take all such action within its power as may be necessary or appropriate (i) such that effective from the Share Acquisition Closing, the board of directors of Pubco (the “Initial Board”) shall be appointed or elected in accordance with, and such that, as of the Share Acquisition Closing, the Initial Board shall comply with, applicable Nasdaq rules, and as applicable, the Cayman Companies Act, and (ii) to designate and appoint to the Initial Board seven directors, (A) one of whom shall be designated by the Sponsor prior to the Share Acquisition Closing, which Person shall be subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and shall be independent under applicable Law and the relevant rules and regulations of Nasdaq, (B) five of whom shall be designated by the Key Company Shareholder prior to the Share Acquisition Closing, which Persons shall be subject to the Sponsor’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and two of whom shall be independent under applicable Law and the relevant rules and regulations of Nasdaq, and (C) one of whom shall be designated by mutual agreement of Purchaser and the Company prior to the Share Acquisition Closing, which Person shall be independent under applicable Law and the relevant rules and regulations of Nasdaq.

(b) The executive officers and senior management of the Company immediately prior to the Share Acquisition Closing shall be, as of the Share Acquisition Closing, the executive officers and senior management of Pubco until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

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(c) The Parties shall take all necessary action so that the members of the Purchaser Board in office immediately prior to the Merger Effective Time shall deliver duly executed releases in Agreed Form in favor of Purchaser effective as of the Merger Effective Time.

8.20 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Pubco, and Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, Pubco and Purchaser or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and each Target Company, Pubco and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Share Acquisition Closing and continue in full force and effect for a period of six years from the Share Acquisition Closing in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Merger Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.20 shall survive the Share Acquisition Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of Purchaser’s directors and officers, at or prior to the Merger Effective Time, Purchaser shall obtain, and shall fully pay the premium for, a “tail” insurance policy (at an aggregate cost that is borne by Purchaser of no higher than 200% of the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement) that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Pubco and Purchaser shall, for a period of six years after the Merger Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder. Prior to the Merger Effective Time, Purchaser shall provide Pubco and the Company reasonable satisfactory evidence that all premiums and other costs for the D&O Tail Insurance have been fully paid by Purchaser and that such coverage is in full force and effect as of the Merger Effective Time.

8.21 Expenses; Trust Account Proceeds.

(a) During the Interim Period, each of Purchaser and the Company shall keep the other Party and the Company Shareholders Representative informed of the total amount of deferred and accrued Expenses of such Party upon written request of any Party (email being sufficient).

(b) The Parties agree that, simultaneously with or as promptly as practicable after the Share Acquisition Closing, the funds held by Pubco either in or outside of the Trust Account, after taking into account payments by Purchaser for the Redemption, shall be used to pay (i) first, Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO, without double-counting with any Expenses that have already been paid prior to the Share Acquisition Closing and (ii) second, any loans owed by Purchaser to the Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser. Such amounts, as well as any Expenses that are required or permitted to be paid by the issue of Pubco Securities, will be paid at the Share Acquisition Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Pubco.

8.22 New Registration Rights Agreement. By no later than the Merger Closing Date, (a) Purchaser and the Sponsor shall terminate that certain Registration Rights Agreement dated April 8, 2025 by and among the Sponsor and the other “Holders” named therein (the “Sponsor Registration Rights Agreement”), and (b) Pubco, Purchaser,

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the Sponsor, the IPO Investment Banks (as defined therein), the Company Advisor and the OpenPayd Holders (as defined therein) shall enter into a registration and shareholder rights agreement in substantially the form attached hereto as Exhibit F (the “New Registration Rights Agreement”), in each case effective as of the Share Acquisition Closing.

8.23 Lock-Up Agreements. At the Share Acquisition Closing, each of the Company Shareholders holding in excess of five percent of the fully-diluted equity securities of the Company shall enter into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit G hereto (each, a “Lock-Up Agreement”).

8.24 Pubco Equity Incentive Plan and Liquidity Event Plan.

(a) Prior to the Merger Closing, Pubco will approve (and the Key Company Shareholder as the sole shareholder of Pubco will approve) and adopt an equity incentive plan in form and substance reasonably acceptable to the Parties with a total pool of awards equal to 10% of the Pubco Ordinary Shares to be issued and outstanding (on a fully diluted basis) as of the Share Acquisition Closing (to be adjusted as appropriate to reflect any share splits, share dividends, reverse share splits, combinations, reorganizations, reclassifications or similar events affecting the Pubco Ordinary Shares following the consummation of the Transactions, rounded down to the nearest whole share), with such changes or modifications thereto as the Company and Pubco may mutually agree (the “Pubco Equity Incentive Plan”). Within seven Business Days following the expiration of the 60 day period following the date Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco will file an effective registration statement on Form S-8 (or other applicable form) with respect to Pubco Ordinary Shares issuable under the Pubco Equity Incentive Plan.

(b) Prior to the Merger Closing, Pubco will approve (and the Key Company Shareholder as the holder of a majority of the issued and outstanding Company Shares and as the sole shareholder of Pubco will approve) and adopt a liquidity event plan (the “Liquidity Event Plan”) for the Relevant Beneficiaries holding Class B ordinary shares and/or Class C ordinary shares of the Company as designated on Schedule 1 (the “Participating Shareholders”) which shall provide that: (i) each Participating Shareholder shall have the right, exercisable during the six-month period commencing on the date that such Pubco Ordinary Shares become freely tradeable by such Participating Shareholder (the “Exercise Period”), to require Pubco to purchase up to 15% of the Pubco Ordinary Shares held by such Participating Shareholder at a purchase price of $7.50 per share (subject to such adjustments as the Pubco Board may approve) (each, a “Put Option”); (ii) the aggregate amount payable by Pubco in respect of all Put Options exercised by the Participating Shareholders shall not exceed $10,000,000 (the “Put Option Cap”), and Pubco’s obligation to honor any exercise of a Put Option shall in all cases be subject to the Pubco Board’s determination, acting in good faith, that the satisfaction of such Put Options would not adversely affect Pubco’s ability to continue as a going concern; provided, that if the aggregate purchase price payable in respect of validly exercised Put Options would exceed the Put Option Cap, the Pubco Board may, in its sole discretion, approve payment of such excess amount and, if such excess payment is not so approved, the number of shares subject to each exercising Participating Shareholder’s Put Option shall be reduced on a pro rata basis (based on the number of Pubco Ordinary Shares each such Participating Shareholder elected to put) such that the aggregate purchase price payable does not exceed the Put Option Cap; (iii) Pubco shall have the right during the Exercise Period, on such terms as the Pubco Board may approve, to purchase from each Participating Shareholder up to 15% of the Pubco Ordinary Shares held by such Participating Shareholder at a purchase price of $12.50 per share (subject to such adjustments as the Pubco Board may approve) (each, a “Call Option”); and (iv) as a condition to participating in the Liquidity Event Plan, each Participating Shareholder shall be required to execute and deliver to Pubco at or prior to the Share Acquisition Closing definitive documentation evidencing its election to participate in the Liquidity Event Plan, including its agreement to be subject to the terms of both the Put Option and the Call Option (the “Liquidity Event Participation Agreements”), in each case, subject to and in accordance with applicable Law.

(c) From and after the execution of this Agreement until the Share Acquisition Closing, the Company and Pubco shall use commercially reasonable efforts to enter into Liquidity Event Participation Agreements with each Participating Shareholder that elects to participate in the Liquidity Event Plan, on terms consistent with the Liquidity Event Plan and otherwise reasonably acceptable to Pubco and the Company.

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8.25 Schedule Update. At least three (3) Business Days prior to the Merger Closing, the Company shall prepare and deliver to Purchaser and Pubco an updated Schedule 1 setting forth the Company Beneficial Owners, including any person who has or shall become as of the Share Acquisition Closing a Relevant Beneficiary of Company Shares in connection with the Phantom Plan Modifications (as defined in the Company Disclosure Schedules), as of such date, the calculation of the Per Share Merger Consideration Value and the calculation of the Company Advisor Transaction Fee Amount (the “Schedule Update”), which such Schedule Update shall be deemed to be an amendment to this Agreement for all purposes hereof and each reference to Schedule 1 in this Agreement shall thereafter refer to Schedule 1 as amended by such Schedule Update.

8.26 Warrant Amendment. As promptly as practicable following the execution of this Agreement, but in any event, no later than ten Business Days following the date that the Registration Statement “clears” comments from the SEC, the Parties will use their respective reasonable best efforts to enable Purchaser to redeem or repurchase all of the issued and outstanding Purchaser Warrants (other than any Purchaser Private Warrants representing the Transferred Warrants) at a price per Purchaser Warrant mutually acceptable to Purchaser and the Company, or such other treatment as mutually agreed between Purchaser and the Company, prior to or concurrently with the Share Acquisition Closing, it being understood that such redemption or repurchase (or other treatment) may be effected by Purchaser by way of an amendment to the Warrant Agreement (the “Warrant Amendment”). After determination of the Warrant Amendment, (a) Purchaser, the Company and Pubco shall jointly prepare any amendments necessary to the Registration Statement containing the Proxy Statement to include the Warrant Amendment for purposes of soliciting proxies or votes from the Purchaser Warrantholders to approve the Warrant Amendment and (b) Purchaser shall solicit and obtain from the Sponsor and the other holders of Purchaser Private Warrants, written consent approving the Warrant Amendment with respect to the Purchaser Private Warrant. Such Warrant Amendment shall be submitted to the Purchaser Board, at a duly called and held meeting or in writing by way of a unanimous written resolution as permitted by Purchaser’s Organizational Documents, seeking (i) determination that the Warrant Amendment is advisable, fair to and in the best interests of Purchaser and the Purchaser Warrantholders in accordance with Purchaser’s Organizational Documents, the Cayman Companies Act and the Warrant Agreement, (ii) approval of the Warrant Amendment, (iii) recommendation that the Purchaser Warrantholders vote in favor of the Warrant Amendment in accordance with the Purchaser’s Organizational Documents, the Cayman Companies Act and the Warrant Agreement (the “Purchaser Warrantholder Recommendation”), and (iv) direction that Warrantholder Approval Matters be submitted to the Purchaser Warrantholders for their approval.

8.27 Capital Commitment Efforts. From and after the execution of this Agreement, Purchaser shall use its reasonable best efforts to procure, and shall deliver to Pubco and the Company on or prior to the date that is ten Business Days following the date that the Registration Statement “clears” comments from the SEC, (a) definitive written agreements, in the form of Subscription Agreements with PIPE Investors and/or non-redemption agreements with holders of Purchaser Class A Ordinary Shares (the “Non-Redemption Agreements”), providing, in the aggregate, for Available Financing Proceeds in an amount equal to or exceeding the Minimum Proceeds Amount and (b) a written statement from the Purchaser’s investment banker (the “Investor Summary”) identifying any third party investors that have, in privately negotiated transactions, agreed to acquire Purchaser Class A Ordinary Shares from holders thereof who would elect to tender such Purchaser Class A Ordinary Shares for Redemption in connection with the Transactions, and that have, as a condition to such acquisition, agreed not to tender such Purchaser Class A Ordinary Shares for Redemption (the “Traded In Shareholders”). The Investor Summary shall identify each Traded In Shareholder that has acquired a block of Purchaser Class A Ordinary Shares having a value of not less than $1,000,000 at a price per share greater than 110% of the Redemption Price (the “Qualified Traded In Shareholders”). The review and consent rights of Pubco and the Company with respect to Subscription Agreements set forth in Section 8.16 shall apply mutatis mutandis to any Non-Redemption Agreement entered into pursuant to this Section 8.27.

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ARTICLE IX

SURVIVAL

9.1 Survival. None of the representations, warranties, covenants obligations or other agreements of Pubco, Purchaser, the Company and the Company Shareholders contained in this Agreement or in any other Ancillary Document (including all schedules and exhibits hereto and thereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Share Acquisition Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Share Acquisition Closing and (b) Fraud Claims, which shall survive the Share Acquisition Closing indefinitely.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible by Law) by the Company, Pubco and Purchaser of the following conditions:

(a) Governmental Consents. Any Consents of or with the Governmental Authorities set forth on Schedule 2 required to be obtained in connection with the consummation of the Transactions shall have been obtained (the “CIC Conditions”).

(b) Required Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the Purchaser Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the Purchaser Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and the applicable provisions of Purchaser’s Organizational Documents and the Cayman Companies Act (the “Required Shareholder Approval”).

(c) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Listing. The Pubco Ordinary Shares and the Pubco Warrants shall have been approved for listing on Nasdaq, subject only to official notice thereof.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

10.2 Conditions to Obligations of the Company, Pubco and the Company Shareholders. In addition to the conditions specified in Section 10.1, the obligations of the Company, Pubco and the Company Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco where permissible by Law) of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Purchaser set forth in Section 4.5 (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

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(ii) All of the other Purchaser Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of Purchaser set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Merger Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser that is continuing and uncured.

(d) Governmental Approvals. The Parties shall have received all Consents of or with any Governmental Authority as set forth in Section 5.3.

(e) Officer’s Certificate. Purchaser shall have delivered to Pubco, the Company and the Company Shareholders a certificate, duly executed by an authorized officer of Purchaser, dated as of the Merger Closing Date, confirming that the conditions set forth in Sections 10.2(a), 10.2(b) and 10.2(c) have been satisfied.

(f) Aggregate Transaction Proceeds. The Aggregate Transaction Proceeds shall be at least equal to $130,000,000 (the “Minimum Proceeds Amount”); provided, however, that the Minimum Proceeds Amount shall be (i) reduced dollar for dollar for (A) any reduction in the Company Transaction Expenses set forth on Schedule 3 and (B) the amount, if any, by which $3,000,000 exceeds the Purchaser Transaction Expenses (exclusive of the Deferred Underwriting Commissions) and (ii) increased dollar for dollar for the amount, if any, by which the Purchaser Transaction Expenses (exclusive of the Deferred Underwriting Commissions) exceed $3,000,000.

10.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 10.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser where permissible by Law) of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Pubco set forth in Section 5.5 (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) All of the other Pubco Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

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(iii) All of the other representations and warranties of Pubco set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Pubco.

(iv) The representations and warranties of the Company set forth in Section 6.3 (Capitalization) and the representations and warranties of the Company Shareholders set forth in Section 7.3 (Ownership) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(v) All of the other Company Fundamental Representations and the Company Shareholders Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(vi) All of the other representations and warranties of the Company and the Company Shareholders set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Merger Closing Date as if made on the Merger Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date), and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company or the Company Shareholders, as applicable.

(b) Agreements and Covenants. Pubco, the Company and the Company Shareholders shall have performed or caused to be performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Merger Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company that is continuing and uncured.

(d) Share Acquisition Closing Deliveries. The Company Shareholders shall have delivered to Purchaser copies of the documents listed in Section 2.3(a) (save to the extent waived by Purchaser, acting reasonably).

(e) Officer’s Certificate.

(i) Pubco shall have delivered to Purchaser a certificate, duly executed by an authorized signatory of Pubco, dated as of the Merger Closing Date, confirming that the conditions set forth in Sections 10.3(a) and 10.3(b) with respect to Pubco have been satisfied.

(ii) The Company shall have delivered to Purchaser a certificate, duly executed by an authorized officer of the Company, dated as of the Merger Closing Date, confirming that the conditions set out in Sections 10.3(a), 10.3(b) and 10.3(c) with respect to the Company have been satisfied.

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10.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Company Shareholders, or Pubco) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE XI

TERMINATION AND EXPENSES

11.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Merger Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by either Purchaser or the Company to the other if any of the conditions set forth in ARTICLE X have not been satisfied or waived by December 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Pubco) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Merger Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Pubco) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in each case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time any of the Company, Pubco or the Company Shareholders is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied;

(e) by written notice by Purchaser to the Company if (i) there has been a material breach by the Company, Pubco or the Company Shareholders of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in each case which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Merger Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time Purchaser is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied;

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(f) by written notice by the Company to Purchaser if there has been a Purchaser Adverse Recommendation Change;

(g) by written notice by either Purchaser or the Company to the other if the Special Shareholder Meeting or the Special Warrantholder Meeting, as applicable, is held (including any adjournment or postponement thereof) and has concluded, the Purchaser Shareholders or the Purchaser Warrantholders, as applicable, have duly voted, and the Required Shareholder Approval or the Required Warrantholder Approval, as applicable, was not obtained;

(h) by written notice by the Company to Purchaser if the condition set forth in Section 10.2(f) fails to be satisfied; or

(i) by written notice by the Company to Purchaser if Purchaser shall have failed to deliver the Subscription Agreements and/or Non-Redemption Agreements, providing for, when taken together with the proceeds available in the Trust Account in respect of Purchaser Class A Ordinary Shares held by Qualified Traded In Shareholders identified on the Investor Summary, Available Financing Proceeds equal to or exceeding the Minimum Proceeds Amount within the period required by Section 8.27.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 8.17, 8.18, 11.3, 12.1, ARTICLE XIII, and this Section 11.2 shall remain in full force and effect and (b) nothing in this Section 11.2 shall be deemed to (i) release any Party from any Liability for any willful and material breach by such Party of any term of this Agreement prior to the date of termination or in respect of any Fraud Claim or (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

11.3 Fees and Expenses. Subject to Section 12.1, unless otherwise provided for in this Agreement or the Sponsor Support Agreement, all Expenses incurred in connection with entering into this Agreement shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the Transactions. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO incurred as of consummation of the Business Combination. On the Share Acquisition Closing Date, Pubco shall pay any unpaid Company Transaction Expenses and any Purchaser Transaction Expenses (including any Stamp Duty in connection with the Transactions). Notwithstanding the foregoing, all fees, costs and expenses (including filing fees and printer costs) paid or payable by a Party or any of its Affiliates as a result of or in connection with or arising from filing the Registration Statement with the SEC shall be shared equally between the Company and Purchaser.

ARTICLE XII

WAIVERS AND RELEASES

12.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Company Shareholders hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser Shareholders and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Purchaser Shareholders in the event they elect to redeem their shares of Purchaser Class A Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is

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used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination; (b) to the Purchaser Shareholders if Purchaser fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to further extension by amendment to Purchaser’s Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes; and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, and the Company Shareholders hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco and the Company Shareholders nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco or the Company Shareholders or any of their respective Affiliates or Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser). The Company, Pubco and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce Purchaser to enter in this Agreement, and each of the Company, Pubco and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco or the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 12.1 shall survive termination of this Agreement for any reason.

12.2 Release and Covenant Not to Sue. Without prejudice to Section 8.20, effective as of the Share Acquisition Closing, to the fullest extent permitted by applicable Law, each Company Shareholder, on behalf of itself and its Affiliates (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Share Acquisition Closing or on account of or arising out of any matter occurring on or prior to the Share Acquisition Closing. From and after the Share Acquisition Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to (a) any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document, (b) any rights of any director, officer or employee of any Target Company to indemnification or reimbursement from a Target Company, whether pursuant to the Organizational Documents of a Target Company, Contract or otherwise, (c) the Benefit Plans of the Target Companies, in any Releasing Person’s capacity as an employee or other applicable service provider of the Target Companies, (d) any entitlement to salary, bonuses, or other compensation (including any severance, change of control, retention, or other similar compensation) earned or accrued by or for the benefit of any Releasing Person

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before or as of the Share Acquisition Closing in respect of services performed by the Releasing Person as an employee, consultant, officer, advisor, manager or director of the Target Companies prior to the Share Acquisition Closing, and any reimbursable expenses to the extent not paid by the Target Companies before the Share Acquisition Closing, or (e) any claim which may not be waived as a matter of applicable Law, including but not limited to Fraud Claims or the Releasing Person’s right to file a charge with or participate in a charge by any Governmental Authority that is authorized to enforce or administer Laws related to employment.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (having obtained electronic delivery confirmation thereof), (c) by reputable, internationally recognized overnight courier service, or (d) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Share Acquisition Closing, to: Titan Acquisition Corp. 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston Taylor LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com
If to the Purchaser Representative to: Titan Acquisition Sponsor Holdco LLC 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston Taylor LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com

If to the Company at or prior to the Share Acquisition Closing, to:

OpenPayd Holdings Limited

The Bower

207-211 Old Street

London, England, EC1V 9NR

Attn: Iana Dimitrova

Email: iana.dimitrova@openpayd.com

with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attn: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

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If to Pubco at or prior to the Share Acquisition Closing, to:

OpenPayd Global Holdings Limited

c/o Maples Corporate Services Limited

PO Box 309

Ugland House, Grand Cayman

KY1-1104, Cayman Islands

Attn: Ozan Özerk

Email: ozan.ozerk@openpayd.com

with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attn: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to the Company Shareholders Representative or the Company Shareholders, to:

The Bower

207-211 Old Street

London, England, EC1V 9NR

Attn: Ozan Özerk

Email: ozan.ozerk@openpayd.com

Zedra Trust Company (Guernsey) Limited

Registered Number: 24531
Registered Office: First Floor, Le Marchant

House, Le Truchot, St Peter Port, GY1 1GR,

Guernsey, Channel Islands
Attn: Nicola Brown and Simon Falla

Email: nicola.brown@zedra.com;

simon.falla@zedra.com

with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attn: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to Pubco, Purchaser, or the Company after the Share Acquisition Closing, to:

OpenPayd Global Holdings Limited
c/o Maples Corporate Services Limited
PO Box 309
Ugland House, Grand Cayman
KY1-1104, Cayman Islands
Attn: Iana Dimitrova
Email: iana.dimitrova@openpayd.com

with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attn: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

13.2 Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Share Acquisition Closing, the Purchaser Representative and the Company Shareholders Representative), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

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13.3 Third Parties. Except for the rights of the D&O Indemnified Persons and the Target Companies set forth in Section 8.20 and Section 12.2, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

13.4 Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws that would otherwise require the application of Law of any other State. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 13.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.4. For purposes of this Section 13.4, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

13.5 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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13.6 Exclusive Remedy. Except as expressly set out in this Agreement, the only right or remedy of Purchaser in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any Ancillary Document shall be for breach of this Agreement or the relevant Ancillary Document to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Agreement or any Ancillary Document, the only remedy shall be a claim for damages in respect of such breach. Except as expressly set out in this Agreement, Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after the Merger Closing and/or the Share Acquisition Closing, and Purchaser waives any rights of rescission or termination it may have. The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law except as otherwise expressly provided. Nothing in this Section 13.6 shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.

13.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8 Amendment. Without prejudice to the appointment of any successor Company Shareholders Representative or Purchaser Representative in accordance with Section 13.15(d) and Section 13.16(c), respectively, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, the Company, the Purchaser Representative and the Company Shareholders Representative.

13.9 Waiver. Subject to the following sentence, each of Purchaser, Pubco and the Company, on behalf of itself and its Affiliates, and the Company Shareholders Representative, on behalf of the Company Shareholders, may seek to (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Share Acquisition Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.

13.10 Disclosure Schedules. The Purchaser Disclosure Schedules and the Company Disclosure Schedules (collectively, the “Disclosure Schedules”) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Purchaser Disclosure Schedules or the Company Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Schedule, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedule shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Schedule only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedule. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

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13.11 Entire Agreement. This Agreement and the Ancillary Documents together set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the Ancillary Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement or any Ancillary Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document.

13.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP (in respect of Purchaser) or IFRS (in respect of the Company), or any other accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(h) the term “or” means “and/or”;

(i) the word “day” means calendar day unless Business Day is expressly specified;

(j) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the Share Acquisition Closing, provided, that, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

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(k) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America and references to “sterling” or “£” are references to the lawful currency from time to time of the United Kingdom;

(l) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(m) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(n) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(o) references to any United States or English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than the United States or England (as applicable) be deemed to include what most nearly approximates in that jurisdiction to the United States or English legal term;

(p) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(q) each of the Exhibits to this Agreement shall form a part of this Agreement;

(r) all representations, warranties, covenants, agreements and obligations given or entered into by more than one Company Shareholder under this Agreement are given or entered into severally (and thus not jointly and not jointly and severally) and accordingly the liability of each Company Shareholder in respect of any breach of any such obligation, undertaking or liability shall extend only to any loss or damage arising from its own breach;

(s) reference to “in the ordinary course of business” means the ordinary and usual course of business of the relevant Party, consistent in all material respects during the period of 12 months immediately prior to the date of this Agreement; and

(t) any reference to the “Target Companies” shall only be deemed to include MSB, together with each of its Subsidiaries, from and after the MSB Completion.

Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the Data Room or other electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

13.13 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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13.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

13.15 Company Shareholders Representative.

(a) As of the date hereof, the Key Company Shareholder (the “Company Shareholders Representative”) is appointed and empowered to act as representative by and for the benefit of the Company Shareholders and the Company Beneficial Owners as their agent, attorney-in-fact and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Company Shareholders Representative determine may be necessary, convenient or appropriate in connection with the Transactions or otherwise to perform the duties or exercise the rights granted to the Company Shareholders Representative hereunder, including: (i) execution of any documents and certificates pursuant to this Agreement; (ii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of all or any of the Company Shareholders or Company Beneficial Owners, as applicable, any and all consents, waivers, amendments, modifications, extension or termination deemed by the Company Shareholders Representative, in its sole and absolute discretion, to be necessary or appropriate under or pursuant to this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) (A) disputing or refraining from disputing, on behalf of the Company Shareholders and the Company Beneficial Owners relative to any amounts to be received or paid by the Company Beneficial Owners under this Agreement or any agreement contemplated hereby, any claim made by Purchaser, Purchaser Representative or Pubco under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each the Company Shareholders or Company Beneficial Owners, as applicable, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of the Company Shareholders or Company Beneficial Owners, as applicable, any settlement agreement, release or other document with respect to such dispute or remedy; and (vi) engaging attorneys, accountants, agents or consultants on behalf of the Company Shareholders or Company Beneficial Owners, as applicable, in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Company Shareholders Representative hereby accepts its appointment and authorization as the Company Shareholders Representative under this Agreement.

(b) The Purchaser Representative, Purchaser and Pubco may conclusively and absolutely rely, without inquiry, upon any actions of the Company Shareholders Representative as the acts of the Company Shareholders and the Company Beneficial Owners hereunder or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise have rights in such capacity. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Company Shareholders Representative as to (i) any payment instructions provided by the Company Shareholders Representative or (ii) any other actions required or permitted to be taken by the Company Shareholders Representative hereunder, and neither the Company Shareholders nor the Company Beneficial Owners shall have any cause of action against the Purchaser Representative, Pubco, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Company Shareholders Representative. The Purchaser Representative and Purchaser shall not have any Liability to the Company Shareholders or the Company Beneficial Owners for any allocation or distribution among the Company Beneficial Owners of payments made to or at the direction of the Company Shareholders Representative. All notices or other communications required to be made or delivered to the Company Shareholders under this Agreement or any Ancillary Document to which the Company Shareholders Representative is a party or otherwise has rights in such capacity shall be made to the Company Shareholders Representative for the benefit of the Company Shareholders, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to the Company Shareholders with respect thereto.

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(c) The Company Shareholders Representative, in its capacity as such, shall not have any personal liability for any amount owed to Purchaser or Pubco pursuant to this Agreement. The Company Shareholders Representative shall not be personally liable to the Company Shareholders or any Company Beneficial Owner, in his capacity as the Company Shareholders Representative, for any personal liability of the Company Shareholders, Company Beneficial Owners or otherwise, or for any error of judgment, or any act done or step taken or omitted by it, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement, or for any indirect, punitive, special or consequential damages.

(d) If the Company Shareholders Representative shall die, become disabled, dissolve (in the case of an entity), resign or otherwise be unable or unwilling to fulfil his responsibilities as representative and agent of Company Shareholders and Company Beneficial Owners, or should the Company Shareholders Representative be revoked by mutual agreement of the Company Shareholders and the Company Beneficial Owners, then the Company Beneficial Owners shall, within 10 days after such death, disability, dissolution, resignation, revocation or other event, appoint a successor Company Shareholders Representative and notify the Purchaser Representative and/or Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become a “Company Shareholders Representative” for purposes of this Agreement.

13.16 Purchaser Representative.

(a) By execution and delivery of this Agreement, Purchaser, on behalf of itself and its successors and assigns, hereby irrevocably appoints the Sponsor (the “Purchaser Representative”) as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Share Acquisition Closing in connection with: (i) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (ii) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Transactions, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Share Acquisition Closing consideration adjustment or indemnification claim; and (v) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.16 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice,

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demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 13.16 shall survive the Share Acquisition Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon 10 days’ prior written notice to Pubco, Purchaser, the Company and the Company Shareholders Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

13.17 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Winston Taylor LLP (“Winston”) may have, prior to the Share Acquisition Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Winston will be permitted in the future, after the Share Acquisition Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Company Shareholders hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Winston’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Purchaser, the Company and/or the Company Shareholders or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Winston of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Winston with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Share Acquisition Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Allen Overy Shearman Sterling LLP (“AOS”) may have, prior to the Share Acquisition Closing, jointly represented the Company and the Company Shareholders in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company, the Company Shareholders and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, AOS will be permitted in the future, after the Share Acquisition Closing, to represent Pubco, the Company, the Company Shareholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Sponsor, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Purchaser and the Sponsor hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with AOS’s future representation of one or more of Pubco, the Company, the Company Shareholders or their respective Affiliates in which the interests of such Person are adverse to the interests of Purchaser and/or the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by AOS of Pubco, the Company,

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the Company Shareholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of AOS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Share Acquisition Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company, the Company Shareholders, Pubco or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

13.18 Payments. Unless required by applicable law or otherwise agreed, any payments made pursuant to this Agreement shall be made in full, without any set off, counterclaim and without any deduction or withholding for Taxes.

13.19 Matters Related to Zedra Trust Shareholder.

(a) The Parties acknowledge and agree that the Zedra Trust Shareholder enters into this Agreement and the Ancillary Documents to which it is a party solely in its capacity as nominee for and on behalf of the Relevant Beneficiaries.

(b) Without prejudice to Section 9.1, Section 12.2 and Section 13.14, the aggregate Liability of the Zedra Trust Shareholder under this Agreement and the Ancillary Documents arising from or in connection with its role as nominee shall in no event exceed the value of the assets then held by the Zedra Trust Shareholder on behalf of the Relevant Beneficiaries.

(c) It is acknowledged and agreed that the obligations or Liabilities that may arise under or in connection with this Agreement or any Ancillary Document shall not impose any personal Liability on the Zedra Trust Shareholder, its officers, employees or the respective heirs, successors, personal representatives and estates of the Zedra Trust Shareholder and each of their respective officers and employees.

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ARTICLE XIV

DEFINITIONS

14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with IFRS, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Relevant Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the audited Company Financials for the calendar years ended April 30, 2024 and April 30, 2025.

“Acquisition Proposal” means, with respect to any Party, any proposal or offer (whether binding or non-binding) by any Person or group (other than a Party to this Agreement or any of their respective Affiliates) relating to, in a single transaction or series of related transactions: (a) any merger, amalgamation, scheme, consolidation, share exchange, business combination or similar transaction involving such Party or any of its Subsidiaries; (b) any acquisition of, tender offer or exchange offer for, or other transaction resulting in any Person or group acquiring, directly or indirectly, beneficial ownership of 50% or more of any class of equity securities of such Party or any of its material Subsidiaries; (c) any acquisition, sale, lease, transfer, exclusive license or other disposition of assets (including equity interests of Subsidiaries) of such Party and its Subsidiaries that, individually or in the aggregate, constitute 50% or more of the consolidated assets of such Party and its Subsidiaries (measured by book value) or 50% or more of the consolidated revenues of such Party and its Subsidiaries; or (d) any liquidation, dissolution, recapitalization or similar extraordinary transaction involving such Party or any of its material Subsidiaries; provided, that (i) with respect to Purchaser, an “Acquisition Proposal” shall be deemed to include any transaction constituting a “Business Combination” (as defined in Purchaser’s Organizational Documents), and (ii) none of this Agreement, the Ancillary Documents or the Transactions shall constitute an Acquisition Proposal.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Share Acquisition Closing.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the cash proceeds to be received by Purchaser as of the Share Acquisition Closing from the Trust Account in connection with the Transactions (which proceeds shall, for the avoidance of doubt, be determined after giving effect to the Redemption) and (b) the Available Financing Proceeds.

“Agreed Form” means, in relation to any document, the form of that document which has been agreed in writing (including by e-mail) by Purchaser and the Company to be the agreed form of such document, with such customary and reasonable changes as Purchaser and the Company may mutually agree in writing (including by e-mail) before Share Acquisition Closing.

Annex A-76

“Ancillary Documents” means each agreement, instrument or document including the Subscription Agreements, the Transaction Support Agreements, the Plan of Merger, the Non-Competition Agreement, the Amended Pubco Charter, the Disclosure Schedules, the New Registration Rights Agreement, the Lock-Up Agreements, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Available Financing Proceeds” shall equal, as of the Share Acquisition Closing, the unrestricted net cash proceeds to be received by Purchaser prior to or substantially concurrently with the Share Acquisition Closing resulting from the PIPE Investment (which shall exclude (a) the proceeds of any convertible notes or other convertible instruments of Purchaser, (b) any amounts available or drawn under any equity lines of credit or similar arrangements and (c) any forward purchase agreements or future commitments or similar agreements, unless and solely to the extent, in each case of clause (b) and (c), the holder thereof has irrevocably and unconditionally funded to Purchaser such amounts as of the Share Acquisition Closing and such amounts are not subject to any right of return, redemption, payment, clawback or offset in respect of such holder).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee (or their dependents) of such Person, or with respect to which such Person has or could have any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or George Town, Cayman Islands, are authorized to close for business.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Merger Filing Documents” means the Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other law to make the Merger effective, including (a) in respect of Purchaser (i) the approval of the Merger by a majority of at least two-thirds of the votes of those shareholders of Purchaser entitled to vote and voting (in person or by proxy) at a duly convened and quorate meeting of the shareholders of Purchaser, (ii) the approval of the Merger by Purchaser Board, (iii) the declaration and undertaking by a director of Purchaser in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, and (iv) approval of the Plan of Merger by a director of Purchaser, and (v) a certificate of good standing of Purchaser dated as at a recent date; and (b) in respect of Pubco, (i) the approval of the Merger by the Key Company Shareholder as the sole shareholder of Pubco by way of special resolution, (ii) the approval of the Merger by the Pubco Board, (iii) the declaration and undertaking by a director of Pubco in connection with the Merger in accordance with Section 233 of the Cayman Companies Act, (iv) approval of the Plan of Merger by a director of Pubco, and (v) a certificate of good standing of Pubco dated as at a recent date.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“CIC Applications” means any notice or other application filed with the applicable Governmental Authority in connection with satisfying the CIC Conditions.

“CIC Conditions” means the conditions set out in Schedule 2.

“Closing Number of Shares” means the Pubco Ordinary Shares to be issued to each Company Beneficial Owner as part of that Person’s entitlement to the Company Shareholder Merger Consideration, which shall, in relation to each Company Beneficial Owner, be a number of Pubco Ordinary Shares equal to the quotient of that Company Beneficial Owner’s Company Shareholder Merger Consideration divided by the Redemption Price rounded down to the nearest whole Pubco Ordinary Share.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

Annex A-77

“Company Advisor” means Anne Martina Limited.

“Company Advisor Transaction Fee Amount” means that certain fee payable to the Company Advisor upon the consummation of the Transactions as calculated pursuant to the terms set forth on Schedule 1.

“Company Advisor Transaction Fee Shares” means the Pubco Ordinary Shares to be issued to the Company Advisor in satisfaction of the Company Advisor’s entitlement to the Company Advisor Transaction Fee Amount, which shall be paid in a number of Pubco Ordinary Shares equal to the quotient of the Company Advisor Transaction Fee Amount divided by the Redemption Price rounded down to the nearest whole Pubco Ordinary Share.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, or the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to Purchaser or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement, or (b) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Fundamental Representations” means the representations and contained in Sections 6.1 (Organization and Standing), 6.2 (Authorization; Binding Agreement), 6.3 (Capitalization), 6.4 (Company Subsidiaries), 6.5 (Governmental Approvals) and 6.27 (Finders and Brokers).

“Company IP Licenses” means, collectively, (a) the Material Inbound Licenses and (b) the Material Outbound Licenses.

“Company Owned IP” means any Intellectual Property owned by any Target Company, including the Company Registered IP contained in Section 6.13(a)(i) of the Company Disclosure Schedules.

“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of any Target Company.

“Company Shareholders’ Agreement” means the shareholder agreement between the Key Company Shareholder and the Company dated October 4, 2018 as amended from time to time.

“Company Shareholders Fundamental Representations” means the representations and warranties contained in Sections 7.1 (Organization and Standing), 7.2 (Authorization; Binding Agreement), 7.3 (Ownership), 7.4 (Governmental Approvals) and 7.9 (Finders and Brokers).

“Company Shares” means the 1,000,000 Class A ordinary shares, 149,604 Class B ordinary shares, 51,228 Class C ordinary shares, 8,121 Class D ordinary shares, in each case, of £0.0001 each in the Company, all of which have been fully paid.

“Company Software” means the Software owned by the Target Companies.

“Company Subsidiaries” means each Subsidiary of the Company.

Annex A-78

“Company Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of the Company or the Company Shareholders, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all written binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, covenants not to sue, co-existence agreements, consent to use agreements, settlement agreements, franchises, leases and other instruments or obligations of any kind (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Controller” means any person that will, as a result of the Transactions, acquire control over the Persons set forth on Schedule 2.

“Copyrights” means any copyrights, including in works of authorship, copyrights and mask works, including all renewals and extensions, copyright registrations, applications for registration and renewal, and non-registered copyrights.

“Data Protection Laws” means the following legislations to the extent applicable: (a) General Data Protection Regulation (Regulation (EU) 2016/679) (“GDPR”); (b) the GDPR, as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”) (c) any national Law supplementing the GDPR, the UK GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018; and (d) any other data protection, privacy or cybersecurity Laws applicable to the processing or security of personal data, in each case as amended and/or replaced from time to time.

“Data Room” means either the electronic data room hosted by Onehub titled “Redwood” or the electronic collaboration site hosted by Allen Overy Shearman Sterling US LLP titled “Project Redwood” made available to Purchaser no less than two Business Days prior to the date of this Agreement comprising the actual copies of documents and other information relating to the Target Companies made available to Purchaser online.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of Hazardous Materials.

Annex A-79

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express representation or warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into Dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank plc as at the close of business in London as at such date.

“Exchange Shares” means an aggregate number of Pubco Ordinary Shares to be issued as part of the Share Acquisition in accordance with Section 2.2.

“fairly disclosed” means disclosed by the Company Disclosure Schedules or the Purchaser Disclosure Schedules (as applicable) in such detail (taking into account, in respect of the Company Disclosure Schedules, specific documents in the Data Room specifically identified by the relevant specific disclosure in the Company Disclosure Schedules, if applicable) as would reasonably be required by a reasonable person to make an assessment of the nature and extent of the exceptions to the relevant representation or warranty that the Company or Purchaser (as applicable) has disclosed.

“Fraud Claim” means any claim based in whole or in part upon fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America, or solely in the case of the UK Subsidiaries, United Kingdom generally accepted accounting practice.

“Governmental Authority” means any U.S. or foreign national or federal, state, local, supranational, tribunal, country, municipal or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, board, or other similar dispute-resolving panel or body exercising any regulatory, judicial or other governmental powers.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

Annex A-80

“Immaterial Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a non-disclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former founders, employees, consultants or independent contractors of such Target Company for the benefit of the Target Companies; (c) any non-exclusive license with end-users; and (d) any non-exclusive license that is not material to the businesses of the Target Companies and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the trademarks of an Target Company for the purposes of promoting the goods or services of the Target Companies; (ii) vendor Contract that includes permission for the vendor to identify a Target Company as a customer of the vendor; (iii) Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case, whether or not drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses, the Purchaser Transaction Expenses, and in the case of any Target Company only, any obligation owed to a customer in the provision of e-money or payment services in the ordinary course of business, as applicable.

“Infringement” or “Infringe” shall mean that a given activity infringes, misappropriates, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.

“Intellectual Property” means all Patents, Trademarks, internet domain names, Copyrights (including in Software and databases), design rights, moral rights, database rights, Trade Secrets, in all cases whether registered or unregistered; all other forms of protection having an equivalent nature or effect in any jurisdiction throughout the world, to any of the foregoing and applications for or registrations of any of the foregoing rights.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IPO” means the initial public offering of the Purchaser Ordinary Shares and the Purchaser Public Warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of April 8, 2025, and filed with the SEC on April 10, 2025 (File No. 333- 285659).

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, and all Software (in source code and object code forms), including all documentation and associated proprietary materials and services associated with or necessary to any of the foregoing, owned by any Target Company (including for hosting or colocation).

Annex A-81

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003 (United Kingdom).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of the individuals identified on Section 14.1(a) of the Company Disclosure Schedules, (b) Purchaser, the actual knowledge of the individuals identified on Section 14.1(b) of the Purchaser Disclosure Schedules, or (c) the Company Shareholders, the actual knowledge of the individuals identified on Section 14.1(c) of the Company Disclosure Schedules. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due. For the avoidance of doubt, “Liabilities” excludes any obligation (a) owed by any Target Company to a customer, or (b) to maintain regulatory capital or other prudential reserves in compliance with Law; in each case, where those obligations arise in the provision of e-money or payment services in the ordinary course of business.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under applicable Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay or materially impede the ability of such Person or any of its Subsidiaries to consummate the Transactions; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities (including changes in interest rates) markets or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions events or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed changes in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, pandemics, terrorism, war (whether or not declared), natural or man-made disaster (including earthquakes, hurricanes and tornados), civil unrest or terrorism; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; and (ix) in respect of the Company, any action taken by, or at the written request of, Purchaser and in respect of Purchaser or Pubco, any action taken by, or at the written request of, the Company; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) and (vii) (as applicable) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a materially adverse and disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses.

Annex A-82

“Merger Consideration” means an amount equal to $800,000,000.

“MSB Acquisition Agreement” means that certain share purchase agreement, dated as of December 23, 2025, a copy of which has been delivered to Purchaser, pursuant to which, among other things, the Company has agreed to acquire all the issued and outstanding shares of MS Business Malta Holdings Limited (“MSB”).

“MSB Acquisition” means the consummation of the transactions contemplated by the MSB Acquisition Agreement.

“MSB Completion” means the “Completion” (as defined in the MSB Acquisition Agreement) of the MSB Acquisition in accordance with the MSB Acquisition Agreement.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms—including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), any license that includes the Commons Clause and any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, certificate of incorporation, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated from time to time.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, reexaminations, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Merger Consideration Value” means, with respect to each Company Share, the value per Company Share set forth opposite the applicable class of Company Share in Schedule 1 to this Agreement, such values being calculated in accordance with Schedule 1 and such that the aggregate of all Company Shareholder Merger Consideration payable to the Company Beneficial Owners equals (a) the Merger Consideration minus (b) the Company Advisor Transaction Fee Amount.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens that, individually or in the aggregate, would not reasonably be expected to materially impair the use of the assets of a Person as currently used in the conduct of such Person’s business, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice or (g) Liens arising under this Agreement or any Ancillary Document.

Annex A-83

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Phantom Incentive Plans” means each of the phantom incentive plan rules of the Company and related Phantom Award agreements applicable (a) in respect of Phantom Awards granted before July 4, 2022 and held by Phantom Award Holders who ceased to be employed by the Target Companies before July 4, 2022 and (b) in respect of all Phantom Awards other than those granted before July 4, 2022 and held by Phantom Award Holders who ceased to be employed by the Target Companies before July 4, 2022.

“Pubco Fundamental Representations” means the representations and warranties contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Governmental Approvals), 5.5 (Capitalization) and 5.7 (Finders and Brokers).

“Pubco Ordinary Shares” means the ordinary shares, with $0.0001 par value per share, of Pubco.

“Pubco Ordinary Shares Consideration” means the Pubco Ordinary Shares issued pursuant to Section 1.14(a).

“Pubco Preferred Shares” means the preferred shares, with $0.0001 par value per share, of Pubco.

“Pubco Private Warrant” means each one warrant of Pubco entitling the holder thereof to purchase one Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the private warrants of Purchaser.

“Pubco Public Warrant” means each one warrant of Pubco entitling the holder thereof to purchase one Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the memorandum and articles of association of Purchaser, as amended and/or restated from time to time, and in effect under the Cayman Companies Act.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, with par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, with par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of the disclosure to the Company, Pubco, the Company Shareholders or any of their respective Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement, or (b) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Share Acquisition Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

Annex A-84

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Governmental Approvals), 4.5 (Capitalization) and 4.16 (Finders and Brokers).

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares, collectively.

“Purchaser Private Warrant” means each one warrant of Purchaser entitling the holder thereof to purchase one Purchaser Class A Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the private warrants of Purchaser.

“Purchaser Public Units” means the units of Purchaser, each unit consisting of one Purchaser Class A Ordinary Share and one-half of one Purchaser Public Warrant.

“Purchaser Public Warrant” means each one warrant of Purchaser entitling the holder thereof to purchase one Purchaser Class A Ordinary Share in accordance with terms described in the IPO Prospectus with respect to the public warrants of Purchaser.

“Purchaser Securities” means the Purchaser Class A Ordinary Shares, the Purchaser Class B Ordinary Shares, the Purchaser Public Warrants and the Purchaser Private Warrants, collectively.

“Purchaser Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Share Acquisition Closing by or on behalf of Purchaser, which Purchaser has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of Purchaser which Purchaser has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts and (b) any Stamp Duty in connection with the Transactions.

“Purchaser Warrantholders” means the holders of Purchaser Warrants.

“Purchaser Warrants” means the Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each Purchaser Class A Ordinary Share is redeemed, as determined in accordance with Purchaser’s Organizational Documents and the IPO Prospectus.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Relevant Date” means (a) the Share Acquisition Closing Date, if the Share Acquisition Closing is occurring on the last day of a calendar month, or (b) the date falling on the last day of the calendar month immediately prior to the Share Acquisition Closing Date, if the Share Acquisition Closing is not occurring on the last day of a calendar month.

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

Annex A-85

“Required Warrantholder Approval” means the approval of the Warrantholder Approval Matters that are submitted to the vote of the Purchaser Warrantholders at the Special Warrantholder Meeting in accordance with the Proxy Statement by the requisite vote of the Purchaser Warrantholders at the Special Warrantholder Meeting in accordance with the Proxy Statement and the applicable provisions of Purchaser’s Organizational Documents, the Cayman Companies Act and the Warrant Agreement.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933.

“Software” means any computer software programs, whether in source code or object code form, and documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002.

“Stamp Duty” means any stamp, stamp duty, stamp duty reserve tax or other documentary, registration or transfer Taxes (including, for the avoidance of doubt any real estate transfer taxes), in the nature of tax directly or indirectly imposed, collected or assessed by, or payable to (whether directly or indirectly), a Governmental Authority in relation to the agreement to transfer or the transfer of ownership or title to property and all penalties and interest included in or relating to any of the above.

“Stock Price Level” means, for any applicable trading day, the dollar volume weighted average price during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) of (a) the Pubco Ordinary Shares on the Nasdaq or (b) the Purchaser Class A Ordinary Shares on the Nasdaq, as applicable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, the Company and the Company Subsidiaries and “Target Company” means any of them.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all forms of taxation, whether direct or indirect and whether levied by reference to actual, deemed, gross or net income, gross receipts, profits, gains, net wealth, asset values, turnover, added value, receipt, payment, sale, use, services, occupation, contributions due in relation to the payment of compensation to employees, franchise or values or other reference and statutory, governmental, state, federal, provincial, notarial, local, foreign, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and of any jurisdiction and any penalty, fine, surcharge, interest, charges or costs relating thereto.

Annex A-86

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, algorithms, models, data, data analytics, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Treasury Regulations” shall mean the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 8, 2025, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“UK Companies Act” means the Companies Act 2006.

“UK Subsidiaries” means the Company, SettleGo Solutions Limited (company registration number 09570221), and OpenPayd Services Limited (company registration number 11567451), and a “UK Subsidiary” means any one of them.

“Warrant Agreement” means that certain Warrant Agreement, dated as of April 8, 2025, by and between the Purchaser and Continental Stock Transfer & Trust Company, as amended from time to time.

14.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section

Agreement	Preamble
Antitrust Laws	Section 8.12(b)
AOS	Section 13.17(b)
Business	Recitals
Business	Recitals
Business Combination	Section 12.1
Call Option	Section 8.24(b)
CIC Conditions	Section 10.1(a)
Closing Filing	Section 8.17(b)
Closing Press Release	Section 8.17(b)
Closing Statement	Section 3.1(b)
Company	Preamble
Company Beneficial Owners	Preamble
Company Benefit Plan	Section 6.20(a)
Company Board	Recitals
Company Certificates	Section 2.3(b)
Company Disclosure Schedules	ARTICLE VI
Company Financials	Section 8.7(a)
Company Permits	Section 6.10
Company Real Property Leases	Section 6.16

Annex A-87

Company Registered IP	Section 6.13(a)
Company Shareholder Merger Consideration	Section 2.2
Company Shareholders	Preamble
Company Shareholders Representative	Section 13.15(a)
D&O Indemnified Persons	Section 8.20(a)
D&O Tail Insurance	Section 8.20(b)
Deferred Underwriting Commissions	Section 4.20
Dispute	Section 13.4
Dissenting Purchaser Shares	Section 1.6(f)
Dissenting Purchaser Shareholders	Section 1.6(f)
Earnout Shares	Recitals
Enforceability Exceptions	Section 4.2
Environmental Permits	Section 6.21(a)
Exercise Period	Section 8.24(b)
Expenses	Section 11.3
Extension	Section 8.3(a)
Federal Securities Laws	Section 8.10
FIRPTA Certificate	Section 1.11(b)
Interim Period	Section 8.1(a)
Investor Summary	Section 8.27
Key Company Shareholder	Recitals
Liquidity Event Participation Agreements	Section 8.24(b)
Liquidity Event Plan	Section 8.24(b)
Lock-Up Agreement	Section 8.23
Management Accounts	Section 6.7(a)
Material Inbound Licenses	Section 6.12(a)(x)
Material Outbound Licenses	Section 6.12(a)(xii)
Merger	Recitals
Merger Closing	Section 3.2
Merger Closing Date	Section 3.2
Merger Effective Time	Section 1.2
Minimum Proceeds Amount	Section 10.2(f)
MSB	Definitions
New Registration Rights Agreement	Section 8.22
Nominee Agreement	Section 7.4
Non-Competition Agreement	Recitals
Non-Redemption Agreement	Section 8.27
OFAC	Section 4.17(c)
OFSI	Section 4.17(c)
Outside Date	Section 11.1(b)
Participating Shareholders	Section 8.24(b)
Party or Parties	Preamble
Phantom Award Holders	Section 2.5
Phantom Award Settlements	Section 2.5
Phantom Awards	Section 2.5
PIPE Investment	Recitals
PIPE Investors	Recitals
Plan of Merger	Section 1.1
Properties	Section 6.16
Proxy Statement	Section 8.15(a)
Pubco	Preamble
Pubco Board	Recitals

Annex A-88

Pubco Equity Incentive Plan	Section 8.24(a)
Pubco Financials	Section 8.7(b)
Purchaser	Preamble
Purchaser Adverse Recommendation Change	Section 8.15(b)
Purchaser Board	Recitals
Purchaser Disclosure Schedules	ARTICLE IV
Purchaser Earnout Shares	Recitals
Purchaser Earnout Shares Vesting Term	Recitals
Purchaser Financials	Section 4.6(c)
Purchaser Material Contract	Section 4.13(a)
Purchaser Recommendation	Section 4.2
Purchaser Representative	Section 13.16(a)
Purchaser Shareholders	Section 4.2
Purchaser Warrantholder Recommendation	Section 8.26
Put Option	Section 8.24(b)
Put Option Cap	Section 8.24(b)
Qualified Traded In Shareholders	Section 8.27
Redemption	Section 8.15(a)
Registration Statement	Section 8.15(a)
Related Person	Section 6.22
Releasing Persons	Section 12.2
Relevant Beneficiaries	Preamble
Required Shareholder Approval	Section 10.1(b)
Schedule Update	Section 8.25
SEC Reports	Section 4.6(a)
Section 338 Election	Section 1.11(b)
Share Acquisition	Recitals
Share Acquisition Closing	Section 3.2
Share Acquisition Closing Date	Section 3.2
Share Transfer	Recitals
Shareholder Approval Matters	Section 8.15(a)
Signing Filing	Section 8.17(b)
Signing Press Release	Section 8.17(b)
Special Shareholder Meeting	Section 8.15(a)
Special Warrantholder Meeting	Section 8.15(a)
Sponsor	Preamble
Sponsor Members	Recitals
Sponsor Registration Rights Agreement	Section 8.22
STFs	Section 2.3(a)
Subscription Agreements	Recitals
Surviving Company	Section 1.1
Traded In Shareholders	Section 8.27
Transaction Support Agreements	Recitals
Transactions	Recitals
Transfer Agent	Section 1.13
Transferred Shares	Recitals
Transferred Warrants	Recitals
UK Pension Scheme	Section 6.20(e)
Vesting Term	Recitals
Warrantholder Approval Matters	Section 8.15(a)
Warrant Amendment	Section 8.26
Warrant Transfer	Recitals
Winston	Section 13.17
Zedra Trust Shareholder	Preamble

[Signature Pages Follow]

Annex A-89

This Agreement has been entered into on the date stated at the beginning of it.

Purchaser:

TITAN ACQUISITION CORP

By:	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Chief Executive Officer

solely in its capacity as the Purchaser Representative:

TITAN ACQUISITION SPONSOR HOLDCO LLC

By:	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Chief Executive Officer

Pubco:

OPENPAYD GLOBAL HOLDINGS LIMITED

By:	/s/ Ozan Özerk
Name:	Ozan Özerk
Title:	Director

Company:

OPENPAYD HOLDINGS LIMITED

By:	/s/ Iana Dimitrova
Name:	Iana Dimitrova
Title:	Director

By:	/s/ David Bull
Name:	David Bull
Title:	Director

solely in his capacity as the Company Shareholders Representative:

By:	/s/ Ozan Özerk
Name:	Ozan Özerk

Company Shareholders:

By:	/s/ Ozan Özerk
Name:	Ozan Özerk

[Signature Page to the Business Combination Agreement]

Annex A-90

ZEDRA TRUST COMPANY (GUERNSEY) LIMITED

By:	/s/ Simon Falla
Name:	Simon Falla
Title:	Authorized Officer

By:	/s/ Nicola Brown
Name:	Nicola Brown
Title:	Authorized Officer

[Signature Page to the Business Combination Agreement]

Annex A-91

EXHIBIT A

KEY COMPANY SHAREHOLDER SUPPORT AGREEMENT

This Key Company Shareholder Support Agreement (this “Agreement”) is made as of June 1, 2026 by and among (i) Titan Acquisition Corp, a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales with company registration number 11565881 (the “Company”), and (iii) Ozan Özerk, a Cypriot citizen (the “Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

WHEREAS, on or about the date hereof, the Purchaser, OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“Pubco”), the Company, among others, have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”): (a) Purchaser will merge with and into Pubco (the “Merger”), as a result of which (i) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and extinguished, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the Company Shares in exchange for the issuance to the Company Beneficial Owners of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable Law.

WHEREAS, as of the date hereof, the Holder is the sole record holder and sole beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over the number of Company Shares set forth opposite the Holder’s name on Schedule A (the “Subject Stock”); and

WHEREAS, as a condition to the willingness of the Purchaser to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by the Holder thereunder, and the expenses and efforts to be undertaken by the Purchaser and the Company to consummate the Transactions, the Purchaser, the Company and the Holder desire to enter into this Agreement in order for the Holder to provide certain assurances to the Purchaser regarding the manner in which the Holder is bound hereunder to vote its Subject Stock during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Business Combination Agreement, the Share Acquisition, the Ancillary Documents and the Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Annex A-92

1. Covenant to Vote in Favor of Transactions and Other Actions in Connection with the Transactions. The Holder agrees, with respect to all of the Subject Stock:

(a) during the Voting Period, at each meeting of the shareholders of the Company (the “Company Shareholders”) or any class or series thereof, and in each written consent or resolutions of any of the Company Shareholders in which the Holder is entitled to vote or consent as a shareholder of the Company, the Holder hereby unconditionally and irrevocably agrees to be present for such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote (in person or by proxy), or consent to any action by written consent or resolution, in accordance with the applicable provisions of the Company’s Organizational Documents, and with respect to, as applicable, the Subject Stock in favor of, and adopt, the Business Combination Agreement, including the Transactions (and any actions required in furtherance thereof), and to vote the Subject Stock in opposition to any Acquisition Proposal or any other action or proposal involving the Company that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled;

(b) to promptly execute and deliver all related documentation and take such other action in support of the Transactions as shall reasonably be requested by Pubco, the Company or the Purchaser in order to carry out the terms and provision of this Section 1;

(c) (i) that any proxies or agreements heretofore given in respect of the Subject Stock are hereby revoked and (ii) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Subject Stock owned by the Holder or his/her/its Affiliates in a voting trust or subject any Subject Stock to any arrangement or agreement with respect to the voting of such Subject Stock, unless specifically requested to do so by the Company and the Purchaser in connection with the Transactions;

(d) except as contemplated by the Transactions, not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Subject Stock in connection with any vote or other action with respect to the Transactions, other than to recommend that the shareholders of the Company vote in favor of adoption of the Transactions and any other proposal the approval of which is a condition to the obligations of the parties under the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement);

(e) the Holder hereby unconditionally and irrevocably waives any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Transactions; and

(f) that the Holder hereby unconditionally and irrevocably waives any and all pre-emption rights, rights of first offer, rights of first refusal, rights of participation, tag-along rights and all other similar rights that the Holder may have in respect of the Business Combination and/or the Transactions contemplated under the Business Combination Agreement, whether such rights arise from the Company’s Organizational Documents, any other agreement, contract and/or arrangement (whether written or unwritten), at law or otherwise.

Annex A-93

2. Other Covenants.

(a) No Transfers. The Holder agrees that during the Voting Period he shall not, and shall cause his Affiliates not to, without the Purchaser’s prior written consent, (i) offer for sale, sell (including short sales), transfer (including by operation of law), tender, lien, pledge, encumber, assign, dispose of (including by gift) or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement (collectively, a “Transfer”); (ii) enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Stock; (iii) grant any proxies or powers of attorney with respect to any or all of the Subject Stock; (iv) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Company’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Subject Stock; or (v) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting the Holder’s ability to perform his obligations under this Agreement; provided, however, that the foregoing restrictions shall not apply to any Transfer (a “Permitted Transfer”): (i) to any Affiliate of the Holder, including to any member, partner, shareholder, or other equity holder of the Holder, or to any family member or trust for the benefit of the Holder or the Holder’s family members; (ii) by will or intestate succession upon the death of the Holder; (iii) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; or (iv) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee executes this Agreement or a joinder, in form and substance reasonably satisfactory to the Purchaser, agreeing to become a party to this Agreement and to assume all of the obligations of the Holder under, and be bound by all of the terms of, this Agreement. The Holder hereby agrees that he shall not permit any Transfer of the Subject Stock in violation of this Agreement. The Holder agrees with, and covenants to, the Purchaser that the Holder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated share representing any Subject Stock during the term of this Agreement without the prior written consent of the Purchaser, and the Company hereby agrees that he shall not effect any such Transfer.

(b) Changes to Subject Stock. In the event of an equity distribution, or any change in the equity interests of the Company by reason of any equity distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Subject Stock” shall be deemed to refer to and include the Subject Stock as well as all such equity distributions and any securities into which or for which any or all of the Subject Stock may be changed or exchanged or which are received in such transaction. The Holder agrees during the Voting Period to notify the Purchaser and the Company promptly in writing of the number and type of any changes to the Holder’s ownership of or voting rights with respect to the Subject Stock, upon the Holder’s acquisition or commitment to acquire any additional Subject Stock or upon any other changes involving the Holder relating to the equity interests or securities convertible or exercisable for equity interests of the Company.

(c) Compliance with Business Combination Agreement. The Holder agrees during the Voting Period not to take or agree or commit to take any action that would make any representation or warranty of the Holder contained in this Agreement inaccurate in any material respect. The Holder further agrees that he shall use reasonable best efforts to cooperate with the Purchaser to effect the Transactions and the provisions of this Agreement.

(d) Registration Statement. During the Voting Period, the Holder agrees to provide to Pubco, the Purchaser, the Company and their respective Representatives any information regarding the Holder or the Subject Stock that is reasonably requested by Pubco, the Purchaser, Company or their respective Representatives for inclusion in the Registration Statement.

(e) Publicity. The Holder shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and the Purchaser. The Holder hereby authorizes the Company and the Purchaser to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Holder’s identity and ownership of the Subject Stock and the nature of the Holder’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Documents.

Annex A-94

3. Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Purchaser and the Company as follows:

(a) Binding Agreement. The Holder is of legal age to execute this Agreement and is legally competent to do so and has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Holder understands and acknowledges that the Purchaser is entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by the Holder.

(b) Ownership of Subject Stock. As of the date hereof, the Holder has beneficial ownership over the Subject Stock set forth on his signature page hereto, is the lawful owner of such Subject Stock, has the sole power to vote or cause to be voted such Subject Stock (to the extent the Subject Stock have associated voting rights), and has good and valid title to such Subject Stock, free and clear of any and all Liens of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Company’s Organizational Documents, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Holder pursuant to arrangements made by the Holder. Except for the Subject Stock of the Company set forth on his signature page hereto and the Company Shares to be issued to the Holder upon the consummation of the transactions contemplated under the MSB Acquisition Agreement, as of the date of this Agreement, the Holder is not a beneficial owner or record holder of any: (i) other equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company or (iii) options, warrants or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(c) No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by the Holder, the performance of his obligations hereunder or the consummation by him of the transactions contemplated hereby shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which the Holder is a party or by which the Holder or any of the Subject Stock or his other assets may be bound, or (ii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (ii) as would not reasonably be expected to impair the Holder’s ability to perform his obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. The Holder hereby covenants and agrees that, except for this Agreement, the Holder (i) has not entered into, nor will he enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Stock, (ii) has not granted, nor will he grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Subject Stock and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of the Holder contained herein untrue or incorrect in any material respect or have the effect of preventing the Holder from performing any of his material obligations under this Agreement.

Annex A-95

4. Waiver and Release of Claims. The Holder covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (d) below), the Holder, on behalf of himself and his Affiliates and his and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Purchaser shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge Pubco, the Purchaser, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries (each, a “Released Party” and, collectively, the “Released Parties”), from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing, in each case to the extent arising out of or relating to the Holder’s capacity as a current or former shareholder of the Company or holder of any other equity securities of the Company (or securities convertible into equity securities of the Company) (each a “Claim” and, collectively, the “Claims”). For the avoidance of doubt, this release does not extend to any fraud, willful misconduct, or criminal acts, or to any claims arising under federal or state securities laws.

(b) The Holder acknowledges that he may hereafter discover facts in addition to or different from those which he now knows or believes to be true with respect to Claims described in Section 4(a), and that he may hereafter come to have a different understanding of the law that may apply to such Claims, but he affirms that, except as is otherwise specifically provided herein, it is his intention to fully, finally and forever settle and release the Claims specifically described in Section 4(a). In furtherance of this intention, the Holder acknowledges that the releases contained in Section 4(a) shall be and remain in effect as releases with respect to the Claims described therein notwithstanding the discovery or existence of any such additional facts or different understandings of law.

(c) The Holder understands that the Holder has the right not to release existing Claims of which the Holder is not aware, unless the Holder voluntarily chooses to waive this right with respect to the specific, narrow category of Claims described in Section 4(a). Having been so apprised, and solely with respect to the Claims described in Section 4(a), the Holder elects to assume the risks for such Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, in each case, effective as of the Closing. The Holder acknowledges and agrees that the foregoing waiver is a material term of the release provided pursuant to this Section 4 and that, without such waiver with respect to the Claims described in Section 4(a), the Purchaser and the Company would not have agreed to the terms of this Agreement.

(d) Notwithstanding the foregoing provisions of this Section 4 or anything to the contrary set forth herein, each of the Released Parties shall remain liable to the Releasing Parties with respect to, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of the Business Combination Agreement, this Agreement, any of the Ancillary Documents, or any other document, certificate or Contract executed or delivered in connection with the Business Combination Agreement, as each such agreement or instrument may be amended in accordance with its terms and the terms set forth in (A) the Business Combination Agreement or (B) this Agreement or the other Ancillary Documents (if and to the extent applicable); (ii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights, and any rights to advancement of expenses, pursuant to any organizational document of the Company or any of its Subsidiaries (as such rights may be modified under the Business Combination Agreement), or any indemnity or similar agreements by the Company contemplated by Section 8.20 of the Business Combination Agreement; (iii) any Claims for compensation, reimbursement of expenses or benefits payable to the Holder in his, her or its capacity as an officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries; (iv) any Claims for obligations pursuant to, or other rights set forth in, any employment or similar agreement between the Holder, on the one hand, and the Company or any Subsidiary of the Company, on the other hand, together with any other agreements, documents, instruments or certificates contemplated by the foregoing, as well as any other employment related rights that the Holder has by Contract or pursuant to applicable Law; and (v) any Claim based on fraud, willful misconduct, or criminal acts, or to any claims arising under federal or state securities laws.

Annex A-96

5. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Purchaser, the Company or the Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Purchaser and the Company, (ii) the Merger Effective Time (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Merger Effective Time), and (iii) the date of termination of the Business Combination Agreement in accordance with its terms. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party hereto from Liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 5 shall survive the termination of this Agreement.

(b) Binding Effect; Assignment. Subject to Section 5(c), this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, Pubco), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws that would otherwise require the application of Law of any other State. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION (f)5(f) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5(d).

Annex A-97

(e) Interpretation. The Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) references to the singular shall include the plural and vice versa and references to one gender include any other gender; (ii) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality; (iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iv) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; and (viii) the word “day” means calendar day unless Business Day is expressly specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, internationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to the Purchaser, to: Titan Acquisition Corp. 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston Taylor LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com
If to the Company, to: OpenPayd Holdings Limited The Bower 207-211 Old Street London, England, EC1V 9NR Attn: Iana Dimitrova Email: iana.dimitrova@openpayd.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;
michael.walraven@aoshearman.com

If to the Holder, to: the address set forth under the Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to, if not the party sending the notice, each of the Company and the Purchaser (and each of their copies for notices hereunder).

Annex A-98

(g) Amendments and Waivers. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company and the Holder. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(i) Specific Performance. Each party hereto acknowledges that the rights of each party hereto to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and the non-breaching parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party hereto shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(j) Expenses. Unless otherwise provided for in the Business Combination Agreement or the Sponsor Support Agreement, all Expenses incurred in connection with entering into this Agreement shall be paid by the party hereto incurring such expenses.

(k) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Holder, the Company and the Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Company Shareholders entering into voting agreements with the Company or the Purchaser. The Holder is not affiliated with any other holder of Subject Stock entering into a voting or support agreement with the Company or the Purchaser in connection with the Transactions and the Holder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Stock.

(l) Further Assurances. From time to time, at another party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Annex A-99

(m) Entire Agreement. This Agreement (together with the Business Combination Agreement to the extent referred to herein) and the other Ancillary Documents together set out the entire agreement between the parties hereto in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the other Ancillary Documents, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each party hereto confirms that it has not entered into this Agreement or any other Ancillary Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a party hereto shall have no right or remedy in relation to action taken in connection with this Agreement or any other Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any other Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or any of the obligations of the Holder under any other agreement between the Holder and the Purchaser or any certificate or instrument executed by the Holder in favor of the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of the Holder under this Agreement.

(n) Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Annex A-100

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The Purchaser:

TITAN ACQUISITION CORP

By:	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Chief Executive Officer

The Company:

OPENPAYD HOLDINGS LIMITED

By:	/s/ Iana Dimitrova
Name:	Iana Dimitrova
Title:	Director

By:	/s/ David Bull
Name:	David Bull
Title:	Director

[Signature Page to Key Company Shareholder Support Agreement]

Annex A-101

The Holder:

By:	/s/ Ozan Özerk
Name:	Ozan Özerk

Address for Notice:

Address:

Telephone No.:

Email:

[Signature Page to Key Company Shareholder Support Agreement]

Annex A-102

EXHIBIT B

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is made as of June 1, 2026 by and among (i) Titan Acquisition Corp, a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales with company registration number 11565881 (the “Company”), (iii) Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), (iv) OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“Pubco”) and (v) solely with respect to Section 3(i) and Section 6 hereof, Ozan Özerk (the “Key Company Shareholder”). The Purchaser, the Company, the Sponsor, Pubco and the Key Company Shareholder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

WHEREAS, on or about the date hereof, the Purchaser, Pubco, the Company, among others, have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”): (a) Purchaser will merge with and into Pubco (the “Merger”), as a result of which (i) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and extinguished, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the Company Shares in exchange for the issuance to the Company Beneficial Owners of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable Law.

WHEREAS, as of the date hereof, the Sponsor is the sole record holder and sole beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over the number of Purchaser Class B Ordinary Shares set forth on Schedule A (the “Subject Stock”) and the Purchaser Private Warrants set forth on Schedule A (the “Subject Warrants”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by the Sponsor thereunder, and the expenses and efforts to be undertaken by the Purchaser and the Company to consummate the Transactions, the Purchaser, the Company, Pubco and the Sponsor desire to enter into this Agreement in order for the Sponsor to, among other things, (a) provide certain assurances to the Company and Pubco regarding the manner in which the Sponsor is bound hereunder to vote its Subject Stock and Subject Warrants, as applicable, during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Business Combination Agreement, the Share Acquisition, the Ancillary Documents, the Warrant Amendment, if applicable, and the Transactions and (b) subject to certain of the Subject Stock and the Pubco Ordinary Shares to be issued to the Sponsor in connection with the Merger to forfeiture and vesting as set forth in this Agreement.

Annex A-103

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Covenant to Vote in Favor of Transactions and Other Actions in Connection with the Transactions. The Sponsor agrees, with respect to all of the Subject Stock and the Subject Warrants, as applicable:

(a) during the Voting Period, at each meeting of the shareholders of the Purchaser (the “Purchaser Shareholders”) or any class or series thereof and each meeting of the holders of Purchaser Warrants (the “Purchaser Warrantholders”), as applicable, and in each written consent or resolutions of any of the Purchaser Shareholders or the Purchaser Warrantholders, as applicable, in which such the Sponsor is entitled to vote or consent as a shareholder of the Purchaser or holder of Purchaser Warrants, as applicable, the Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote (in person or by proxy), or consent to any action by written consent or resolution, in accordance with the applicable provisions of the Purchaser’s Organizational Documents, and with respect to, as applicable, the Subject Stock and the Subject Warrants, as applicable, in favor of, and adopt, the Business Combination Agreement and all other Shareholder Approval Matters and Warrantholder Approval Matters, as applicable, including the Transactions (and any actions required in furtherance thereof), and to vote the Subject Stock in opposition to any Acquisition Proposal or any other action or proposal involving the Purchaser that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled;

(b) to promptly execute and deliver all related documentation and take such other action in support of the Transactions as shall reasonably be requested by Pubco, the Company or the Purchaser in order to carry out the terms and provision of this Section 1;

(c) (i) that any proxies or agreements heretofore given in respect of the Subject Shares or the Subject Warrants, as applicable, are hereby revoked and (ii) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Subject Stock or Subject Warrant, as applicable, owned by the Sponsor or his/her/its Affiliates in a voting trust or subject any Subject Stock or Subject Warrant, as applicable, to any arrangement or agreement with respect to the voting of such Subject Stock or Subject Warrant, as applicable, unless specifically requested to do so by the Company and the Purchaser in connection with the Transactions;

(d) except as contemplated by the Transactions, not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Subject Stock or Subject Warrant, as applicable, in connection with any vote or other action with respect to the Transactions, other than to recommend that the shareholders of the Purchaser and the Purchaser Warrantholders vote in favor of adoption of the Transactions and any other proposal the approval of which is a condition to the obligations of the parties under the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement);

(e) the Sponsor hereby unconditionally and irrevocably waives any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Transactions; and

(f) the Sponsor hereby unconditionally and irrevocably waives any and all pre-emption rights, rights of first offer, rights of first refusal, rights of participation, tag-along rights and all other similar rights that the Sponsor may have in respect of the Business Combination and/or the Transactions contemplated under the Business Combination Agreement, whether such rights arise from the Purchaser’s Organizational Documents, any other agreement, contract and/or arrangement (whether written or unwritten), at law or otherwise.

Annex A-104

2. Earnout Shares.

(a) Subject in all respects to the terms of that certain Sponsor Letter Agreement, dated April 8, 2025, by and among the Sponsor, the Purchaser and its directors and officers (the “Sponsor Letter Agreement”), conditioned upon the Closing, the Sponsor has agreed that (i) immediately prior to the Merger Effective Time, an aggregate of 50% of the Purchaser Class B Ordinary Shares held by the Sponsor (after reduction for any Purchaser Class B Ordinary Shares that represent the Transferred Shares (as defined below)), together with its direct and indirect investors and other investors (after reduction for the transfer of the Incentive Shares (as defined below)), will be made subject to vesting and forfeiture (the “Purchaser Earnout Shares”) in accordance with the following terms: (A) 50% of the Purchaser Earnout Shares will become fully vested if, at any time after such date through the date that is the fifth anniversary of such date (the “Purchaser Earnout Shares Vesting Term”), the Stock Price Level of the Purchaser Class A Ordinary Shares is greater than or equal to $11.50 per Purchaser Class A Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Purchaser Earnout Shares Vesting Term, and (B) the remaining 50% of the Purchaser Earnout Shares will become fully vested if, at any time during the Purchaser Earnout Shares Vesting Term, the Stock Price Level of the Purchaser Class A Ordinary Shares is greater than or equal to $13.00 per Purchaser Class A Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Purchaser Earnout Shares Vesting Term, and (ii) an aggregate of 50% of the Pubco Ordinary Shares received in the Merger by Sponsor (after reduction for the transfer of the Transferred Shares), together with its direct and indirect investors and other investors, will be subject to the same forfeiture conditions as the Purchaser Earnout Shares (the “Earnout Shares”) in accordance with the following terms: (A) 50% of the Earnout Shares will become fully vested if, at any time from the Merger Closing Date through the date that is the fifth anniversary of the Merger Closing Date (the “Vesting Term”), the Stock Price Level of the Pubco Ordinary Shares is greater than or equal to $11.50 per Pubco Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and (B) the remaining 50% of the Earnout Shares will become fully vested if, at any time during the Vesting Term, the Stock Price Level of the Pubco Ordinary Shares is greater than or equal to $13.00 per Pubco Ordinary Share for 20 trading days within any 30 consecutive trading day period during the Vesting Term; provided, however, that in the event of (1) a merger, amalgamation, arrangement, consolidation or other business combination involving Pubco, (2) a sale of all or substantially all of the assets of Pubco, or (3) any other transaction or series of related transactions as a result of which the holders of Pubco Ordinary Shares immediately prior to such transaction cease to own at least a majority of the outstanding Pubco Ordinary Shares of Pubco or its successor entity, in any case, during the Vesting Term, then, immediately prior to the consummation of such transaction, any and all Earnout Shares shall become fully vested and shall no longer be subject to forfeiture.

(b) Notwithstanding the provisions set forth in Section 2(a) above, the Sponsor, or any transferee pursuant to a Permitted Transfer, as applicable, may Transfer any or all of the Purchaser Earnout Shares or Earnout Shares during the Purchaser Earnout Shares Vesting Term or Vesting Term, respectively, in accordance with the Sponsor Letter Agreement. For the avoidance of doubt, the terms of this Agreement during the Purchaser Earnout Shares Vesting Term and Vesting Term (as applicable) shall continue to apply to the Purchaser Earnout Shares and the Earnout Shares following their transfer to a transferee pursuant to a Permitted Transfer.

(c) If (i) on or prior to the expiration of the Purchaser Earnout Shares Vesting Term, the Purchaser Earnout Shares shall not have vested, any of the Purchaser Earnout Shares remaining shall be automatically forfeited to Purchaser for cancellation for no consideration, and shall automatically cease to represent any interest in Purchaser as of such date or (ii) on or prior to the expiration of the Vesting Term, the Earnout Shares shall not have vested, any of the Earnout Shares remaining shall be automatically forfeited to Pubco for cancellation for no consideration, and shall automatically cease to represent any interest in Pubco as of such date.

Annex A-105

3. Other Covenants.

(a) No Transfers. The Sponsor agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the Company’s prior written consent: (i) offer for sale, sell (including short sales), transfer (including by operation of law), tender, lien, pledge, encumber, assign, dispose of (including by gift) any Subject Stock or Subject Warrants or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement (collectively, a “Transfer”); (ii) enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Stock or the Subject Warrants; (iii) grant any proxies or powers of attorney with respect to any or all of the Subject Stock or the Subject Warrants; (iv) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Purchaser’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Subject Stock or the Subject Warrants; or (v) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting the Sponsor’s ability to perform its obligations under this Agreement; provided, however, that the foregoing restrictions shall not apply to any Transfer (a “Permitted Transfer”): (A) to any Affiliate of the Sponsor, including to any member, partner, shareholder, or other equity holder of the Sponsor, or to any family member or trust for the benefit of the Sponsor or the Sponsor’s family members; (B) by will or intestate succession upon the death of the Sponsor; (C) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; or (D) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee executes this Agreement or a joinder, in form and substance reasonably satisfactory to the Company, agreeing to become a party to this Agreement and to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Agreement. The Sponsor hereby agrees that it shall not permit any Transfer of the Subject Stock or the Subject Warrants in violation of this Agreement. The Sponsor agrees with, and covenants to, the Company that the Sponsor shall not request that the Purchaser register the Transfer (book-entry or otherwise) of any certificate or uncertificated share representing any Subject Stock or any certificate or uncertificated warrant representing any Subject Warrants during the term of this Agreement without the prior written consent of the Company, and the Purchaser hereby agrees that it shall not effect any such Transfer.

(b) No Redemption of Shares. The Sponsor agrees not to redeem, and to otherwise abstain from exercising any redemption rights with respect to, the Subject Shares held by the Sponsor in connection with the consummation of the Transaction or otherwise.

(c) Changes to Subject Stock. In the event of an equity distribution, or any change in the equity interests of the Purchaser by reason of any equity distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Subject Stock” shall be deemed to refer to and include the Subject Stock as well as all such equity distributions and any securities into which or for which any or all of the Subject Stock may be changed or exchanged or which are received in such transaction. The Sponsor agrees during the Voting Period to notify the Purchaser and the Company promptly in writing of the number and type of any changes to the Sponsor’s ownership of or voting rights with respect to the Subject Stock or the Subject Warrants, upon the Sponsor’s acquisition or commitment to acquire any additional Subject Stock or Subject Warrants or upon any other changes involving the Sponsor relating to the equity interests or securities convertible or exercisable for equity interests of the Purchaser.

Annex A-106

(d) Compliance with Business Combination Agreement. The Sponsor agrees during the Voting Period not to take or agree or commit to take any action that would make any representation or warranty of the Sponsor contained in this Agreement inaccurate in any material respect. The Sponsor further agrees that it shall use reasonable best efforts to cooperate with the Purchaser and the Company to effect the Transactions and the provisions of this Agreement.

(e) Registration Statement. During the Voting Period, the Sponsor agrees to provide to Pubco, the Purchaser, the Company and their respective Representatives any information regarding the Sponsor, the Subject Stock or the Subject Warrants that is reasonably requested by Pubco, the Purchaser, Company or their respective Representatives for inclusion in the Registration Statement.

(f) Publicity. The Sponsor shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company. The Sponsor hereby authorizes the Company and the Purchaser to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Sponsor’s identity and ownership of the Subject Stock and the nature of the Sponsor’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Documents.

(g) Transaction Expenses. The Sponsor hereby agrees that prior to the Merger Effective Time, the Sponsor shall reimburse Purchaser for any and all costs and expenses incurred by Purchaser or the Sponsor in connection with any prior contemplated business combinations (including any termination or other similar fees payable in respect thereof).

(h) Incentive Shares. If necessary to mitigate against redemptions or to incentivize investors to participate in the PIPE Investment, the Sponsor and the Company agree to discuss in good faith the terms and conditions pursuant to which the Sponsor will transfer an agreed upon number of Purchaser Class B Ordinary Shares and/or Purchaser Private Warrants held by the Sponsor to (i) those Purchaser Shareholders who execute non-redemption agreements in connection with the Transactions and/or (ii) those investors who execute Subscription Agreements and consummate the PIPE Investment (such transferred Purchaser Class B Ordinary Shares, the “Incentive Shares”).

(i) Share Transfer and Warrant Transfer. The Key Company Shareholder hereby agrees to execute and deliver a deed of termination of the Company Shareholders’ Agreement at the Share Acquisition Closing, and the Sponsor hereby agrees that in exchange for the Key Company Shareholder’s execution and delivery thereof, after the Effective Time and concurrently with the consummation of the Share Acquisition, to transfer to the Key Company Shareholder an aggregate of (i) 1,035,000 Pubco Ordinary Shares received in the Merger by the Sponsor (such Pubco Ordinary Shares, the “Transferred Shares”), which such Transferred Shares shall not be subject to the vesting and forfeiture conditions as the Purchaser Earnout Shares or the Earnout Shares, and (ii) 1,216,508 Pubco Private Warrants held by the Sponsor (such Pubco Private Warrants, the “Transferred Warrants”).

Annex A-107

4. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Purchaser, Pubco and the Company as follows:

(a) Binding Agreement. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by the Sponsor has been duly authorized by all necessary limited liability action on the part of the Sponsor. This Agreement, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Sponsor understands and acknowledges that each of the Company and Pubco is entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by the Sponsor.

(b) Ownership of Subject Stock and Subject Warrants. As of the date hereof, the Sponsor has beneficial ownership over the Subject Stock or the Subject Warrants, as applicable, set forth on its signature page hereto, is the lawful owner of such Subject Stock or Subject Warrants, as applicable, has the sole power to vote or cause to be voted such Subject Stock and Subject Warrants, as applicable, (to the extent the Subject Stock and Subject Warrants have associated voting rights), and has good and valid title to such Subject Stock or Subject Warrants, as applicable, free and clear of any and all Liens of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Purchaser’s Organizational Documents, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Sponsor pursuant to arrangements made by the Sponsor. Except for the Subject Stock of the Purchaser and the Subject Warrants, as of the date of this Agreement, the Sponsor is not a beneficial owner or record holder of any: (i) equity securities of the Purchaser, (ii) securities of the Purchaser having the right to vote on any matters on which the holders of equity securities of the Purchaser may vote or which are convertible into or exchangeable for, at any time, equity securities of the Purchaser or (iii) options, warrants or other rights to acquire from the Purchaser any equity securities or securities convertible into or exchangeable for equity securities of the Purchaser.

(c) No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by the Sponsor, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of the Sponsor, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which the Sponsor is a party or by which the Sponsor or any of the Subject Stock, the Subject Warrants or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair the Sponsor’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. The Sponsor hereby covenants and agrees that, except for this Agreement, the Sponsor (i) has not entered into, nor will it enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Stock or Subject Warrants, (ii) has not granted, nor will it grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Subject Stock or the Subject Warrants, as applicable, and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of the Sponsor contained herein untrue or incorrect in any material respect or have the effect of preventing the Sponsor from performing any of its material obligations under this Agreement.

Annex A-108

5. Waiver and Release of Claims. The Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in Section 1(d)5(d)), the Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Company, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge Pubco, the Purchaser, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”). For the avoidance of doubt, this release does not extend to any fraud, willful misconduct, or criminal acts, or to any claims arising under federal or state securities laws.

(b) The Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to Claims described in Section 5(a), and that it may hereafter come to have a different understanding of the law that may apply to such Claims, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release the Claims specifically described in Section 5(a). In furtherance of this intention, the Sponsor acknowledges that the releases contained in Section 5(a) shall be and remain in effect as releases with respect to the Claims described therein notwithstanding the discovery or existence of any such additional facts or different understandings of law.

(c) The Sponsor understands that the Sponsor has the right not to release existing Claims of which the Sponsor is not aware, unless the Sponsor voluntarily chooses to waive this right with respect to the specific, narrow category of Claims described in Section 5(a). Having been so apprised, and solely with respect to the Claims described in Section 5(a), the Sponsor elects to assume the risks for such Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, in each case, effective as of the Closing. The Sponsor acknowledges and agrees that the foregoing waiver is a material term of the release provided pursuant to this Section 5 and that, without such waiver with respect to the Claims described in Section 5(a), the Purchaser, Pubco and the Company would not have agreed to the terms of this Agreement.

(d) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of the Business Combination Agreement, this Agreement, any of the Ancillary Documents, or any other document, certificate or Contract executed or delivered in connection with the Business Combination Agreement, as each such agreement or instrument may be amended in accordance with its terms and the terms set forth in (A) the Business Combination Agreement or (B) this Agreement or the other Ancillary Agreements (if and to the extent applicable); (ii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any organizational document of the Company or any indemnity or similar agreements by the Company with contemplated by Section 8.20 of the Business Combination Agreement; (iii) any Claims for compensation, reimbursement of expenses or benefits payable to the Sponsor in his, her or its capacity as an officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries; or (iv) any Claims for obligations pursuant to, or other rights set forth in, any employment or similar agreement between the Sponsor, on the one hand, and the Company or any Subsidiary of the Company, on the other hand, together with any other agreements, documents, instruments or certificates contemplated by the foregoing, as well as any other employment related rights that the Sponsor has by Contract or pursuant to applicable Law.

Annex A-109

6. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Purchaser, the Company, Pubco, the Key Company Shareholder or the Sponsor shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Purchaser and the Company, (ii) the Merger Effective Time (following the performance of the obligations of the Parties hereunder required to be performed at or prior to the Merger Effective Time), and (iii) the date of termination of the Business Combination Agreement in accordance with its terms. The termination of this Agreement shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such party from Liability for such Party’s breach of any terms of this Agreement; provided, however, that if this Agreement is terminated pursuant to clause (ii) above, the provisions of Section 2 shall remain in full force and effect until the earlier of (A) the occurrence of the end of the Vesting Term or (B) the occurrence of one of the events described in Section 2(a)(1)-(3) above. Notwithstanding anything to the contrary herein, the provisions of this Section 6 shall survive the termination of this Agreement

(b) Binding Effect; Assignment. Subject to Section 6(c), this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco, the Key Company Shareholder and the Company (and after the Share Acquisition Closing, the Purchaser Representative and the Company Shareholders Representative), and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(d) Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws that would otherwise require the application of Law of any other State. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 1(f) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE

Annex A-110

VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6(d).

(e) Interpretation. The Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) references to the singular shall include the plural and vice versa and references to one gender include any other gender; (ii) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality; (iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iv) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; and (viii) the word “day” means calendar day unless Business Day is expressly specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, internationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser, to: Titan Acquisition Corp. 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston Taylor LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com

Annex A-111

If to the Company, to: OpenPayd Holdings Limited The Bower 207-211 Old Street London, England, EC1V 9NR Attn: Iana Dimitrova Email: iana.dimitrova@openpayd.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to the Sponsor, to: Titan Acquisition Sponsor Holdco LLC 131 Concord Street Brooklyn, NY 11201 Attn: Adeel Rouf Email: adeel@titan-spac.com	with a copy (which will not constitute notice) to: Winston Taylor LLP 800 Capitol St., Suite 2400 Houston, TX 77002 Attn: Michael J. Blankenship Email: mblankenship@winston.com
If to Pubco: OpenPayd Global Holdings Limited c/o Maples Corporate Services Limited PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands Attn: Ozan Özerk Email: ozan.ozerk@openpayd.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to the Key Company Shareholder: The Bower 207-211 Old Street London, England, EC1V 9NR Attn: Ozan Özerk Email: ozan.ozerk@openpayd.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

Annex A-112

(g) Amendments and Waivers. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Pubco, the Key Company Shareholder and the Sponsor. Subject to the following sentence, each of Purchaser, Pubco, the Key Company Shareholder, the Company and the Sponsor may seek to (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Share Acquisition Closing shall also require the prior written consent of the Purchaser Representative and the Company Shareholders Representative.

(h) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(i) Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(j) Expenses. Unless otherwise provided for in the Business Combination Agreement or this Agreement, all Expenses incurred in connection with entering into this Agreement shall be paid by the Party incurring such expenses.

(k) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Sponsor, the Company, Pubco, the Key Company Shareholder and the Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the Parties or among any other Purchaser Shareholders entering into voting agreements with the Company or the Purchaser. The Sponsor is not affiliated with any other holder of Subject Stock or Subject Warrants, as applicable, entering into a voting or support agreement with the Company or the Purchaser in connection with the Transactions and the Sponsor has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Stock or Subject Warrants, as applicable.

(l) Further Assurances. From time to time, at another Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Annex A-113

(m) Entire Agreement. This Agreement (together with the Business Combination Agreement to the extent referred to herein) and the other Ancillary Documents together set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the other Ancillary Documents, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement or any other Ancillary Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any other Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any other Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser or any of the obligations of the Sponsor under any other agreement between the Sponsor and the Purchaser or any certificate or instrument executed by the Sponsor in favor of the Purchaser, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or any of the obligations of the Sponsor under this Agreement

(n) Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Annex A-114

IN WITNESS WHEREOF, the Parties have executed this Sponsor Support Agreement as of the date first written above.

The Purchaser:

TITAN ACQUISITION CORP

By:	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Chief Executive Officer

The Company:

OPENPAYD HOLDINGS LIMITED

By:	/s/ Iana Dimitrova
Name:	Iana Dimitrova
Title:	Director

By:	/s/ David Bull
Name:	David Bull
Title:	Director

The Sponsor:

TITAN ACQUISITION SPONSOR HOLDCO LLC

By:	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Managing Member

Pubco:

OPENPAYD GLOBAL HOLDINGS LIMITED

By:	/s/ Iana Dimitrova
Name:	Iana Dimitrova
Title:	Director

By:	/s/ David Bull
Name:	David Bull
Title:	Director

[Signature Page to Sponsor Support Agreement]

Annex A-115

KEY COMPANY SHAREHOLDER (solely
with respect to Section 3(h) and Section 6)

By:	/s/ Ozan Özerk
Name:	Ozan Özerk

[Signature Page to Sponsor Support Agreement]

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EXHIBIT C

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is being executed and delivered as of June 1, 2026 by and among the undersigned (the “Subject Party”) in favor of and for the benefit of OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“Pubco”), Titan Acquisition Corp, a Cayman Islands exempted company (“Purchaser”), Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), and OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales (together with its successors, the “Company”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, contemporaneously herewith, Purchaser, Pubco, the Company, the Sponsor (in its capacity as the Purchaser Representative), Ozan Özerk (in his capacity as Company Shareholders Representative), and the Company Shareholders entered into that certain Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, the parties hereto desire and intend to effect a business combination transaction whereby pursuant to the Plan of Merger and Section 233 of the Cayman Companies Act (a) Purchaser will merge with and into Pubco (the “Merger”), as a result of which (i) the separate corporate existence of Purchaser shall cease and Pubco shall continue as the surviving company and (ii) each issued and outstanding security of Purchaser immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and extinguished, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the Company Shares in exchange for the issuance to the Company Beneficial Owners, of Pubco Ordinary Shares (the “Share Acquisition” and, together with the Merger and the other Transactions and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable Law;

WHEREAS, the Company, directly and indirectly through the Company Subsidiaries, operates a global rail-agnostic banking-as-a-service and payments platform for financial services infrastructure that provides fiat and crypto interoperability and enables businesses to (a) hold, issue and manage multi-currency fiat and crypto payment accounts and named virtual IBANs, process international and domestic payments and real-time settlements, execute fiat-to-fiat and crypto-to-fiat-to-crypto conversions and access banking services globally and (b) issue digital wallets, mint and burn stablecoins, send and receive on-chain payments, trade stablecoins and other digital assets, and access blockchains directly, all via a single API-driven infrastructure (the “Business”);

WHEREAS, in connection with the Transactions, and to enable Pubco, Purchaser and the Sponsor to secure more fully the benefits of the Transactions, including the protection and maintenance of the goodwill and confidential information of the Company, the Company Subsidiaries and each their respective successors and permitted assigns (collectively, the “Covered Parties”), each of Pubco, Purchaser and the Sponsor has required that the Subject Party enter into this Agreement; and

WHEREAS, the Subject Party is an equityholder of the Company, and as an equityholder of the Company, has contributed to the value of the Company and the Company Subsidiaries and has obtained extensive and valuable knowledge and confidential information concerning the Business of the Company and the Company Subsidiaries.

Annex A-117

NOW, THEREFORE, in order to induce Pubco, Purchaser and the Company to enter into the Business Combination Agreement and consummate the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subject Party hereby agrees as follows:

1. Restriction on Competition.

(a) Restriction. The Subject Party hereby agrees that during the period from the Share Acquisition Closing until the second anniversary of the Share Acquisition Closing Date (such period, the “Restricted Period”), the Subject Party will not, and will cause his controlled Affiliates (other than Pubco and its Subsidiaries) not to, without the prior written consent of Pubco (which may be withheld in its sole discretion), in any market worldwide in which the Covered Parties are engaged in the Business as of the Share Acquisition Closing Date or during the Restricted Period (the “Territory”), directly or indirectly, engage in any business that competes with the Business (other than through a Covered Party) or own, manage, finance or control, or participate in the ownership, management, financing or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, contractor, advisor or representative of, a business or entity (other than a Covered Party) that engages in or competes with the Business (a “Competitor”). Notwithstanding the foregoing, the Subject Party shall not be prohibited from: (i) directly or indirectly, owning solely as a passive investment not in excess of five percent in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national exchange or quoted on the Nasdaq or New York Stock Exchange, regardless of whether or not such corporation is a Competitor; (ii) owning a passive equity interest in a diversified private or public debt or equity investment fund (including without limitation hedge and mutual funds) in which the Subject Party does not have the ability to control or exercise any managerial influence over such fund; (iii) working for or becoming employed or engaged by a venture capital, private equity, or debt fund that owns equity interests in a Competitor so long as the Subject Party does not serve as an officer, director, employee, advisor, or consultant, or provide any services to any such Competitor; (iv) being employed by any government agency, college, university or other non-profit research organization or performing speaking engagements and receiving honoraria in connection with such engagements; (v) providing services to a non-competing business unit or non-competing division of an entity that also has a competing business unit or division; (vi) any activity consented to in writing by Pubco; provided that in all such instances, the Subject Party continues to abide by all confidentiality obligations in favor of the Covered Parties and their controlled Affiliates under all agreements containing such confidentiality obligations in accordance with their terms; (vii) owning, managing, financing or controlling, or participating in the ownership, management, financing or control of, or serving as an officer, director, member, partner, employee, agent, consultant, contractor, advisor or representative of, or otherwise engaging in any activity related to, the entities set forth on Schedule 1 (the “Permitted Investment Entities”) (the activities contemplated under clauses (i) through (vii) collectively, the “Permitted Ownership”).

(b) Acknowledgment. The Subject Party acknowledges and agrees, based upon the advice of legal counsel and/or on the Subject Party’s own education, experience and training, that (i) the Subject Party possesses knowledge of the trade secrets and confidential information of the Covered Parties and the Business, (ii) the Subject Party’s execution of this Agreement is a material inducement to Pubco, Purchaser and the Company to enter into the Business Combination Agreement and consummate the Transactions and to realize the goodwill of the Company and the Company Subsidiaries, for which the Subject Party and/or his Affiliates will receive a substantial direct or indirect financial benefit which the Subject Party agrees constitutes adequate consideration for entering into this Agreement, and that Pubco, Purchaser and the Company would not have entered into the Business Combination Agreement or consummated the Transactions but for the Subject Party’s agreements set forth in this Agreement, (iii) it would impair the goodwill of the Covered Parties and reduce the value of the assets of the Covered Parties and could cause serious and irreparable injury if the Subject Party were to use his ability and knowledge by engaging in the Business in the Territory in competition with a Covered Party in breach of this Agreement, and/or to otherwise breach the obligations contained herein and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Business, (iv) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration and do not impose an undue hardship on the Subject Party and will not prevent the Subject Party from earning a living, (v) the consideration provided to the Subject Party under this Agreement and the Business Combination Agreement is not illusory, and (vi) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

Annex A-118

2. No Solicitation; No Disparagement.

(a) No Solicitation of Employees. The Subject Party agrees that, during the Restricted Period, the Subject Party will not and will not, to his knowledge (including information the Subject Party know or reasonably should have known), permit, direct or cause his controlled Affiliates (other than a Covered Party) to, without the prior written consent of Pubco (which may, other than as contemplated by the following Section 2(a)(i), be withheld in its sole discretion), either on its own behalf or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) hire or engage as an employee, independent contractor or consultant any Covered Personnel (as defined below), provided that with respect to this Section 2(a)(i), Pubco’s consent shall not be unreasonably withheld; (ii) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Personnel to leave the service (whether as an employee, consultant or independent contractor) of any Covered Party; or (iii) intentionally interfere with or attempt to interfere with the relationship between any Covered Personnel and any Covered Party to the detriment of the Covered Parties; provided, however, that this Section 2(a) will not prevent the Subject Party or his controlled Affiliates from (A) placing or causing to be placed any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet) that is not specifically targeted at any Covered Personnel and hiring or engaging any Covered Personnel who responds to such general advertisements on his or her own initiative without any direct or indirect solicitation in violation of the other terms hereof, (B) engaging any recruiting firm or similar organization to conduct a search on behalf of the Subject Party or his controlled Affiliates, so long as such recruiting firm or organization is instructed not to specifically target Covered Personnel and hiring or engaging any such person who responds to such recruiting firm or organization on his or her own initiative without any direct or indirect solicitation in violation of the other terms hereof, (C) employing or engaging any Covered Personnel who has not been employed by, or provided services to, a Covered Party for at least six months, (D) employing or engaging any Covered Person who contacts the Subject Party or his controlled Affiliates on his or her own initiative without any direct or indirect solicitation in violation of the terms hereof and (E) acting as a reference. For purposes of this Agreement, “Covered Personnel” shall mean any Person who (x) is a senior management-level employee of the Covered Parties during the Restricted Period, (y) was a senior management-level employee of the Covered Parties at any time during the one-year period immediately preceding the commencement of the Restricted Period, or (z) is or was, during the Restricted Period or the one-year period immediately preceding the commencement of the Restricted Period, a consultant or independent contractor of the Covered Parties who (I) had access to Covered Party Information, (II) provided services to the Covered Parties for a period of at least ninety (90) consecutive days, and (III) was known to the Subject Party; provided, however, that “Covered Personnel” shall not include any Person who, at the time of any hiring, engagement, or solicitation by a Covered Party, has provided services to, or been employed by, the Subject Party or any of his controlled Affiliates for at least six months prior to such hiring, engagement, or solicitation. The terms “consultant” and “independent contractor” do not include Persons who are actively providing services in their field to other companies, such as accounting or law firms. Nothing in this Section 2(a) shall prevent the Permitted Investment Entities from employing or engaging any consultant or independent contractor which also services a Covered Party, in each case, so long as such employment or engagement is not directed or caused by the Subject Party.

Annex A-119

(b) Non-Solicitation of Customers and Suppliers. The Subject Party agrees that, during the Restricted Period, the Subject Party will not, to his knowledge (including information the Subject Party know or reasonably should have known), permit, direct or cause his controlled Affiliates (other than a Covered Party) to, without the prior written consent of Pubco (which may be withheld in its sole discretion), individually or on behalf of any other Person (other than, if applicable, a Covered Party in the performance of the Subject Party’s duties on behalf of the Covered Parties), directly or indirectly: (i) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer (as defined below) to (A) cease being, or not become, a client or customer of any Covered Party with respect to the Business or (B) materially reduce the amount of business of such Covered Customer with any Covered Party with respect to the Business in the Territory, or otherwise materially alter such business relationship in a manner adverse to any Covered Party, in either case, with respect to or relating to the Business in the Territory; (ii) intentionally interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Covered Party and any Covered Customer to the detriment of the Covered Party; (iii) provide products or services that are part of the Business to Persons that the Subject Party knows or reasonably should know are Covered Customers in the Territory; provided, that this clause (iii) shall not prevent the Permitted Investment Entities from providing any products or services to any Persons (including any Covered Customers) in the operation of their respective businesses, so long as such provision of products or services to Covered Customers is not directed or caused by the Subject Party; or (iv) intentionally interfere with or disrupt (or attempt to interfere with or disrupt), any Person that was a vendor, supplier, distributor or other service provider of a Covered Party during the Restricted Period to the detriment of the Covered Party; provided, however, that this Section 2(b) will not prevent the Subject Party or his controlled Affiliates from (A) placing or causing to be placed any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet) that is not specifically targeted at the Covered Customers or Persons in clause (iv) or (B) any contact made in the ordinary course of business not related to the Business. For purposes of this Agreement, a “Covered Customer” shall mean any Person or entity who is or was an actual customer, contractor or client (or prospective customer, contractor or client with whom the Subject Party had knowledge that a Covered Party actively marketed or made or took specific action to make a proposal, in each case, within the last six months) of a Covered Party during the Restricted Period.

(c) Non-Disparagement. During the Restricted Period, (i) the Subject Party will not and will not permit his controlled Affiliates (other than a Covered Party) to directly or indirectly knowingly and intentionally make or publish (including through electronic mail distribution or online social media) any public written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging or damaging to the reputation or good will of one or more Covered Parties or their respective management, officers or employees and (ii) the Covered Parties will not and shall instruct the senior management of the Covered Parties not to directly or indirectly knowingly and intentionally make or publish (including through electronic mail distribution or online social media) any public written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging or damaging to the reputation or good will of the Subject Party or any of his controlled Affiliates. Notwithstanding the foregoing, subject to Section 3 below, the provisions of this Section 2(c) shall not restrict any Person or his, her or its controlled Affiliates from providing truthful testimony or information required by applicable law, legal process or by any court, arbitrator, mediator or legislative body, or in response to a subpoena or investigation by a Governmental Authority or in connection with any legal proceeding, this Agreement, the Business Combination Agreement or any other Ancillary Document. Disparaging or damaging statements made by any Person in the ordinary course in the performance of any executive role in Pubco, Company and any Company Subsidiary that are made in the good faith performance of his or her duties for the Covered Parties are excluded from this Section 2(c). For the avoidance of doubt, nothing in this Agreement prohibits any Person from communicating in good faith with a government agency, regulator or legal authority concerning any possible violations of federal or state or other law or regulation (provided that such Person is not authorized to waive attorney/client communications in doing so).

Annex A-120

3. Confidentiality.

(a) During the Restricted Period, the Subject Party will, and will direct his Representatives to, keep confidential and not (except as otherwise permitted herein or, if applicable, in the performance of the Subject Party’s duties on behalf of the Covered Parties) directly or indirectly use, disclose, publish, or provide access to, any and all Covered Party Information in breach of this Agreement without the prior written consent of Pubco (which may be withheld in its sole discretion). As used in this Agreement, “Covered Party Information” means all material non-public or confidential materials and information disclosed to the Subject Party relating to the business, affairs and assets of any Covered Party, including material and information that concerns or relates to such Covered Party’s bidding and proposal, technical information, computer hardware or software, operations, data processing, financial information, marketing strategies, customers, sales, pricing, human resources, employees, vendors, business development, planning and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form. Covered Party Information also includes information disclosed to any Covered Party by a third party to the extent that a Covered Party has an obligation of confidentiality in connection therewith. The term “Covered Party Information” does not include information that is, and the obligations set forth in this Section 3 will not apply to any Covered Party Information that: (i) is known or becomes available through other sources not known by the Subject Party to be bound by a confidentiality agreement or other confidentiality obligation with any Covered Party with respect to such material or information; (ii) is or becomes generally available to the public through no violation of this Agreement or other non-disclosure obligation of the Subject Party or any of his Representatives in breach of this Agreement; (iii) is already in the possession of the Subject Party at the time of disclosure through sources not known by the Subject Party to be bound by a confidentiality agreement or other confidentiality obligation to a Covered Party; or (iv) is independently developed by the Subject Party or on his behalf without reliance on any Covered Party Information.

(b) Notwithstanding anything to the contrary herein, the Subject Party and its Representatives shall be permitted to disclose Covered Party Information (i) to its accountants and advisors with a reasonable need to know of such information or (ii) in connection with enforcing the Subject Party’s rights, or defending any claims under, this Agreement, the Business Combination Agreement or any Ancillary Document. In addition, in the event the Subject Party or any of his Representatives is requested or required under any applicable law, regulation, order or legal, judicial or administrative process, including but not limited to an audit or examination by a regulator, bank examiner or self-regulatory organization (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Covered Party Information, the Subject Party shall, to the extent legally permissible, notify the Covered Party promptly of the request or requirement and cooperate (and direct his Representatives to cooperate) with any reasonable request of any Covered Party to seek to prevent or narrow such disclosure (at the Covered Party’s sole cost and expense). If, in the absence of a protective order or the receipt of a waiver hereunder, such disclosure is still required, the Subject Party and his Representatives may disclose such portion of the Covered Party Information that they reasonably believe (based on the advice of counsel) is required, as it may be subsequently narrowed. Notwithstanding anything to the contrary contained herein, the Subject Party and his Representatives shall not be required to give notice and shall have no liability hereunder to the extent requested or required to disclose Covered Party Information to the applicable regulatory or self-regulatory authorities having supervisory jurisdiction over the Subject Party or his Representatives, as applicable, during the course of any regulatory audit or examination not targeted at the Covered Parties.

Annex A-121

(c) Further, notwithstanding the Subject Party’s confidentiality and nondisclosure obligations, the Subject Party is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (x) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (I) files any document containing the trade secret under seal; and (II) does not disclose the trade secret, except pursuant to court order.”

4. Representations and Warranties. The Subject Party hereby represents and warrants, to and for the benefit of the Covered Parties as of the date of this Agreement and as of the Share Acquisition Closing Date, that: (a) the Subject Party has full power and capacity to execute and deliver, and to perform all of the Subject Party’s obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of the Subject Party’s obligations hereunder will result directly or indirectly in a violation or breach of any agreement or obligation by which the Subject Party is a party or otherwise bound. By entering into this Agreement, the Subject Party certifies and acknowledges that the Subject Party has carefully read all of the provisions of this Agreement, and that the Subject Party voluntarily and knowingly enters into this Agreement.

5. Remedies. The covenants and undertakings of the Subject Party contained in this Agreement relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Agreement may cause irreparable injury to the Covered Parties, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. The Subject Party agrees that, in the event of any breach or threatened breach by the Subject Party of any covenant or obligation contained in this Agreement, each applicable Covered Party will be entitled to seek the following remedies (in addition to, and not in lieu of, any other remedy at law or in equity or pursuant to the Business Combination Agreement or the other Ancillary Documents that may be available to the Covered Parties, including monetary damages), and a court of competent jurisdiction may award: (a) an injunction, restraining order or other equitable relief restraining or preventing such breach or threatened breach, without the necessity of proving actual damages or that monetary damages would be insufficient or posting bond or security, which the Subject Party expressly waives and (b) recovery of the Covered Party’s reasonable and documented attorneys’ fees and costs incurred in enforcing the Covered Party’s rights under this Agreement to the extent awarded by a court of competent jurisdiction in a final non-appealable order. The Subject Party hereby acknowledges and agrees that in the event of any breach of this Agreement, any value attributed or allocated to this Agreement (or any other non-competition agreement with the Subject Party) under or in connection with the Business Combination Agreement shall not be considered a measure of, or a limit on, the damages of the Covered Parties.

6. Survival of Obligations. The expiration of the Restricted Period will not relieve the Subject Party of any obligation or liability arising from any breach by the Subject Party of this Agreement which occurred during the Restricted Period. The Subject Party further agrees that the time period during which the covenants contained in Sections 1, 2 and 3 of this Agreement will be effective will be computed by excluding from such computation any time during which the Subject Party is in violation of any of the provisions of such Sections.

Annex A-122

7. Miscellaneous.

(a) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (i) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, internationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:

Titan Acquisition Corp

131 Concord Street

Brooklyn, NY 11201

Attn: Adeel Rouf

Email: adeel@titan-spac.com

With a copy (which will not constitute notice) to:

Winston Taylor LLP

800 Capitol St., Suite 2400

Houston, TX 77002

Attn: Michael J. Blankenship

Email: mblankenship@winston.com

If to the Company prior to the Closing or to the Purchaser or Pubco following the Closing, to:

OpenPayd Holdings Limited

The Bower

207-211 Old Street

London, England, EC1V 9NR

Attn: Iana Dimitrova

Email: iana.dimitrova@openpayd.com

With a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, TX 75201

Attention: Alain Dermarkar and Michael Walraven

Email: dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to Sponsor after the Closing, to:

Titan Acquisition Sponsor Holdco LLC

131 Concord Street

Brooklyn, NY 11201

Attn: Adeel Rouf

Email: adeel@titan-spac.com

Annex A-123

With a copy (which will not constitute notice) to:

Winston Taylor LLP

800 Capitol St., Suite 2400

Houston, TX 77002

Attn: Michael J. Blankenship

Email: mblankenship@winston.com

If to the Subject Party, to the most recent address listed on the signature page hereto.

(b) Integration and Non-Exclusivity. This Agreement, the Business Combination Agreement and the other Ancillary Documents contain the entire agreement between the Subject Party and the Covered Parties concerning the subject matter hereof. Notwithstanding the foregoing, the rights and remedies of the Covered Parties under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which will be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Covered Parties, and the obligations and liabilities of the Subject Party and his controlled Affiliates, under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities (i) under the laws of unfair competition, misappropriation of trade secrets, or other requirements of statutory or common law, or any applicable rules and regulations and (ii) otherwise conferred by contract, including the Business Combination Agreement and any other written agreement between the Subject Party or its Affiliate and any of the Covered Parties. Nothing in the Business Combination Agreement will limit any of the obligations, liabilities, rights or remedies of the Subject Party or the Covered Parties under this Agreement, nor will any breach of the Business Combination Agreement or any other agreement between the Subject Party or his controlled Affiliate and any of the Covered Parties limit or otherwise affect any right or remedy of the Covered Parties under this Agreement. If any term or condition of any other agreement between the Subject Party, or his controlled Affiliate and any of the Covered Parties conflicts or is inconsistent with the terms and conditions of this Agreement, the more restrictive terms will control as to the Subject Party, or his controlled Affiliate, as applicable.

(c) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(d) Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by, (i) if prior to the Closing, the Subject Party, the Company, Pubco, Purchaser and the Sponsor, and (ii) if following the Share Acquisition Closing Date, the Subject Party, Pubco and the Sponsor (or their respective permitted successors or assigns). Subject to the following sentence, each of the Subject Party, the Company, Pubco, Purchaser and the Sponsor, on behalf of itself and its affiliates, may seek to (A) waive any inaccuracy in the representations and warranties by such other non-affiliated party hereto contained herein or in any document delivered pursuant hereto, and (B) waive compliance by such other non-affiliated party hereto with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties hereto to be bound thereby. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Annex A-124

(e) Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws that would otherwise require the application of Law of any other State. THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES HERETO AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7(a) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7(e). For purposes of this Section 7, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

(f) Successors and Assigns; Third Party Beneficiaries. Subject to Section 7(g), this Agreement and all of the provisions hereof shall be binding upon the Subject Party hereto and the Subject Party’s successors and permitted assigns, and will inure solely to the benefit of the Covered Parties and their respective successors and permitted assigns. Each Covered Party may freely assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person which acquires, in one or more transactions, at least a majority of the equity securities (whether by equity sale, merger or otherwise) of such Covered Party or all or substantially all of the assets of such Covered Party and its Subsidiaries, taken as a whole, without obtaining the consent or approval of the Subject Party. The Subject Party agrees that the obligations of the Subject Party under this Agreement are personal and will not be assigned by the Subject Party.

Annex A-125

(g) Third Parties. Nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party; provided, that each of the Covered Parties are express third party beneficiaries of this Agreement and will be considered parties under and for purposes of this Agreement.

(h) Limitation on Subject Party’s Authorization to Act on Behalf of Covered Parties. In the event that the Subject Party serves as a director, officer, employee or other authorized agent of a Covered Party, the Subject Party shall have no authority, express or implied, to act or make any determination on behalf of a Covered Party in connection with this Agreement or any dispute or Action with respect hereto.

(i) Interpretation. The Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) references to the singular shall include the plural and vice versa and references to one gender include any other gender; (ii) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality; (iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iv) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; and (viii) the word “day” means calendar day unless Business Day is expressly specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(j) Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k) Effectiveness. This Agreement shall be binding upon the Subject Party upon the Subject Party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the consummation of the Transactions. In the event that the Business Combination Agreement is validly terminated in accordance with its terms prior to the consummation of the Transactions, this Agreement shall automatically terminate and become null and void, and the parties hereto shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex A-126

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the date first written above.

Subject Party:

/s/ Ozan Özerk
Name:	Ozan Özerk

Address for Notice:

Address:

Email:

Signature Page to Non-Competition Agreement

Annex A-127

Acknowledged and accepted as of the date first written above:

Pubco:

OPENPAYD GLOBAL HOLDINGS LIMITED

By:	/s/ Iana Dimitrova
	Name:	Iana Dimitrova
	Title:	Director

By:	/s/ David Bull
	Name:	David Bull
	Title:	Director

Purchaser:

TITAN ACQUISITION CORP

By:	/s/ Frank Mastrangelo
	Name:	Frank Mastrangelo
	Title:	Chief Executive Officer

Sponsor:

TITAN ACQUISITION SPONSOR HOLDCO LLC

By:	/s/ Frank Mastrangelo
	Name:	Frank Mastrangelo
	Title:	Managing Member

The Company:

OPENPAYD HOLDINGS LIMITED

By:	/s/ Iana Dimitrova
	Name:	Iana Dimitrova
	Title:	Director

By:	/s/ David Bull
	Name:	David Bull
	Title:	Director

Signature Page to Non-Competition Agreement

Annex A-128

EXHIBIT D

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [●] between OpenPayd Global Holdings Limited, a Cayman Islands exempted company (the “Surviving Company”) and Titan Acquisition Corp, a Cayman Islands exempted company (the “Merging Company”).

WHEREAS, the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) (the “Statute”).

WHEREAS, the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

WHEREAS, the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, in accordance with section 233(3) of the Statute, that the Merging Company will (a) merge with and into the Surviving Company, with the undertaking, property and liabilities of the Merging Company vesting automatically in the Surviving Company and (b) cease to exist, with the Surviving Company continuing as the surviving company (the “Merger”).

WHEREAS, the Merger shall be upon the terms and subject to the conditions of (a) the Business Combination Agreement (defined below), (b) this Plan of Merger and (c) the provisions of Part 16 of the Statute.

WHEREAS, the shareholders of each of the Surviving Company and the Merging Company have, in accordance with section 233(6) of the Companies Act, authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Statute.

Each of the Surviving Company and the Merging Company deems it desirable and in the commercial interests of the Surviving Company and the Merging Company (respectively) to, and wishes to, enter into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated June 1, 2026 and made between, amongst others, the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1.	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2.	The surviving company (as defined in the Statute) is the Surviving Company.

3.	The registered office of the Surviving Company is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Appleby Global Services (Cayman) Limited, PO Box 500, Suite 210, 2nd Floor, Windward III, Regatta Office Park, Grand Cayman, KY1-1106, Cayman Islands.

Annex A-129

4.	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$50,100 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [●] ordinary shares in issue.

5.	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each and the Merging Company will have [●] Class A ordinary shares and [●] Class B ordinary shares in issue.

6.	On the Effective Date, the authorised share capital of the Surviving Company shall be US$50,100 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

7.	The date and time on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 237(15) of the Statute, which is [●] (the “Effective Date”).

8.	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

9.	Pursuant to Section 1.6 of the Business Combination Agreement, each Purchaser Public Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one-half of a Purchaser Public Warrant in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of Section 1.6 of the Business Combination Agreement.

10.	At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of the Merging Company or the Surviving Company, pursuant to Section 1.6(a) of the Business Combination Agreement, every issued and outstanding Purchaser Ordinary Shares (other than those described in Section 1.6(c) of the Business Combination Agreement) shall be converted automatically into the right of the holder thereof to receive one Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and extinguished and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with Section 1.6(a) and Section 1.7 of the Business Combination Agreement. Each certificate formerly representing Purchaser Ordinary Shares (other those described in Section 1.6(c) of the Business Combination Agreement) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares in accordance with Section 1.6(a) of the Business Combination Agreement.

Annex A-130

11.	At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of the Merging Company or the Surviving Company, every issued and outstanding Purchaser Public Warrant shall be converted automatically into the right of the holder thereof to receive one Pubco Public Warrant, and every issued and outstanding Purchaser Private Warrant shall be converted automatically into the right of the holder thereof to receive one Pubco Private Warrant. At the Merger Effective Time, the Purchaser Warrants shall cease to be outstanding and extinguished and shall automatically be cancelled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire the number of Pubco Ordinary Shares set forth therein. At or prior to the Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

12.	On the Effective Date (but not before), the Merging Company will be struck from the Register of Companies of the Cayman Islands.

13.	On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”) in the form annexed at Annexure 2 hereto, and the authorised share capital of the Surviving Company shall be as set out therein.

14.	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association.

15.	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

16.	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

17.	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

18.	The names and addresses of each director of the Surviving Company are:

a.	[●];

b.	[●];

c.	[●];

d.	[●]; and

e.	[●].

19.	This Plan of Merger has been approved by the board of directors of the Surviving Company and Merging Company pursuant to section 233(3) of the Statute.

Annex A-131

20.	This Plan of Merger has been authorised by special resolution of the sole shareholder of the Surviving Company pursuant to section 233(6) of the Statute.

21.	This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

22.	At any time prior to the Effective Date, this Plan of Merger may be:

a.	terminated by the board of directors of either the Surviving Company or the Merging Company;

b.	amended by the board of directors of both the Surviving Company and the Merging Company to:

i.	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

ii.	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

23.	If this Plan of Merger is amended or terminated in accordance with this clause after it has been filed with the Registrar of Companies in the Cayman Islands but before it has become effective, the constituent companies shall file or cause to be filed notice of the amendment or termination (as applicable) with the Registrar of Companies in the Cayman Islands in accordance with sections 235(2) and 235(4) of the Statute and shall distribute copies of such notice in accordance with section 235(3) of the Statute.

24.	This Plan of Merger may be executed in counterparts.

25.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature Page Follows]

Annex A-132

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

OPENPAYD GLOBAL HOLDINGS LIMITED

By:
Name:
	Title:	Director

TITAN ACQUISITION CORP

By:
Name:
	Title:	Director

Annex A-133

Annex 1

Business Combination Agreement

Annex A-134

Annex 2

Amended and Restated Memorandum and Articles

Annex A-135

EXHIBIT E

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

OPENPAYD GLOBAL HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION EFFECTIVE ON [●], 2026)

Annex A-136

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

OPENPAYD GLOBAL HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION EFFECTIVE ON [●], 2026)

1.	The name of the company is OpenPayd Global Holdings Limited (the “Company”).

2.	The registered office of the Company will be situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location as the Board of Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided, that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The authorised share capital of the Company is US$50,100 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each, provided always that subject to the Companies Act and the Amended and Restated Articles of Association, the Company shall have the power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

Annex A-137

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OPENPAYD GLOBAL HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION EFFECTIVE ON [●], 2026)

Annex A-138

Annex A-139

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OPENPAYD GLOBAL HOLDINGS LIMITED

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to OpenPayd Global Holdings Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate” means in respect of any given Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such person or entity, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, a company, partnership or entity wholly owned by one or more of the foregoing, and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than 50% of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, securities having such power only by reason of the happening of a contingency not within the reasonable control of such partnership, corporation, natural person or entity), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Articles” means these amended and restated articles of association of the Company, as amended or substituted from time to time.

“Attorney” has the meaning set forth in Article 95.

“Audit Committee” means the audit committee of the Board of Directors established pursuant to these Articles, or any successor committee.

“Auditor” means the Person for the time being performing the duties of auditor of the Company (if any).

“Authorised Signatory” has the meaning set forth in Article 95.

Annex A-140

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” means “beneficially own”, “beneficially owned” or “beneficial ownership”, as applicable (as such terms are defined in Rule 13d-3 under the Exchange Act) and each such beneficial owner, a “Beneficial Owner”.

“Board of Directors” means the board of directors of the Company.

“Branch Register” means any branch Register of such category or categories of Shareholders as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Commission” means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Compensation Committee” means the compensation committee of the Board of Directors established pursuant to these Articles, or any successor committee.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are then traded, including but not limited to the Nasdaq Stock Market LLC.

“Directors” means the directors of the Company for the time being.

“Disclosable Interests” has the meaning set forth in Article 61(d)(ii).

“Effective Date” means [●]1.

“Electronic Facility” means without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.

“Electronic Record” has the same meaning as in the Electronic Transactions Act (As Revised).

“Electronic Transactions Act” means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act” means, to the extent applicable to the Company, the Securities Exchange Act of 1934 of the United States of America, as amended, or any similar federal statute of the United States of America and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Foreign Action” has the meaning set forth in Article 172.

“Indemnified Person” has the meaning set forth in Article 151.

“Indemnity” has the meaning set forth in Article 160.

[1]	Note to Draft: To be the date of the Merger Closing in accordance with the Business Combination Agreement.

Annex A-141

“Independent Director” has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Lock-Up Agreements” means those certain Lock-Up Agreements entered into between the Company and certain Shareholders with respect to the Shares.

“Memorandum of Association” means the amended and restated memorandum of association of the Company, as amended or substituted from time to time.

“Nominating Committee” means the nominating committee of the Board of Directors established pursuant to these Articles, or any successor committee.

“Nominating Person” means (a) the Shareholder providing the notice of the nomination proposed to be made at the meeting, (b) the Beneficial Owner or Beneficial Owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

“Nominee Information” has the meaning set forth in Article 62(f)(iii).

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Share” means an ordinary share of a par value of US$0.0001 each of the Company having the rights, benefits and privileges set out in these Articles.

“Özerk Directors” has the meaning set forth in Article 83(a).

“Özerk Nomination Condition” means so long as Özerk Shareholder Beneficially Owns at least 15% of the Ordinary Shares (as adjusted for any share split/sub-division, share dividend/capitalization, share combination/consolidation, or any reclassification, recapitalization, merger, consolidation or similar transaction with respect to the Ordinary Shares occurring after the Effective Date).

“Özerk Shareholder” means Ozan Özerk or any of his Affiliates that Beneficially Own Shares.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

Annex A-142

“Preference Share” means a preference share of a par value of US$0.0001 each of the Company having the rights, benefits and privileges set out in these Articles.

“present in person” means that the Shareholder proposing that the business be brought before the annual general meeting of the Company, or a qualified representative of such proposing Shareholder, appear at such annual general meeting.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Board of Directors as a Branch Register.

“Proposing Person” shall mean (a) the Shareholder providing the notice of business proposed to be brought before an annual general meeting, (b) the Beneficial Owner or Beneficial Owners, if different, on whose behalf the notice of the business proposed to be brought before the annual general meeting is made, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Shareholder in such solicitation.

“Public Disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

“qualified representative” means, with respect to a proposing Shareholder, a duly authorised officer, manager or partner of such Shareholder or any other Person authorised by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the annual general meeting of Shareholders and such Person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual general meeting of Shareholder.

“Register” means the register of the Shareholders of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act or any listed shares register (as defined in the Companies Act).

“Sarbanes-Oxley Act” has the meaning set forth in Article 153(c).

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Board of Directors to perform any of the duties of the secretary of the Company.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Share” means an Ordinary Share or a Preference Share. All references to “Shares” herein shall be deemed to be Shares of any or all Classes or sub-classes as the context may require. For the avoidance of doubt, in these Articles the expression “Share” shall include a fraction of a Share.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

Annex A-143

“Shareholder” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Shareholder Information” has the meaning set forth in Article 61(d)(i).

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Specified Court” has the meaning set forth in Article 172.

“Sponsor Director” has the meaning set forth in Article 83(b).

“Sponsor Shareholder” means Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company.

“Synthetic Equity Position” has the meaning set forth in Article 61(d)(ii).

“Tax Filing Authorised Person” means such Person as any Director shall designate from time to time, acting severally.

“Timely Notice” has the meaning set forth in Article 61(c).

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“Voting Commitment” has the meaning set forth in Article 62(i).

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

Annex A-144

(e)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect;

(f)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)	reference to any determination by the Board of Directors shall be construed as a determination by the Board of Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(h)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another, including in the form of an Electronic Record;

(i)	reference to “including”, “includes” or similar expression shall be deemed to be followed by the phrase “without limitation”;

(j)	reference to “or” means “and/or”;

(k)	reference to “hereof,” “hereunder,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article or section or other subdivision of these Articles;

(l)	reference to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors or assigns are permitted by these Articles;

(m)	any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;

(n)	any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act; and

(o)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Board of Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board of Directors may from time to time determine.

6.	The expenses incurred in connection with the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Board of Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Board of Directors shall determine.

Annex A-145

7.	The Board of Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Board of Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Board of Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange. Notwithstanding anything set out in these Articles and pursuant to Section 40B of the Companies Act, the Company is authorised to evidence and transfer title to listed shares (as defined in the Companies Act) of the Company in accordance with the laws applicable to and the rules and regulations of any Designated Stock Exchange.

SHARES

8.	Ordinary Shares shall be issued to such Persons as the Directors may determine pursuant to these Articles. Ordinary Shares shall confer upon the holders thereof the right to receive notice of and to attend and vote at any general meeting of the Company in accordance with the provisions of these Articles and to receive and vote on proposed written resolutions of the Company. The holders of Ordinary Shares shall be entitled to one vote per share on all matters submitted to a vote of the Company’s Shareholders generally.

9.	Preference Shares shall be issued to such Persons as the Directors may determine pursuant to these Articles. Preference Shares shall confer upon the holders thereof all rights, preferences and privileges as may be fixed and determined by the Board of Directors or the Shareholders by Ordinary Resolution.

10.	Subject to these Articles and, where applicable, the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Board of Directors who may, in their absolute discretion and without approval of the Shareholders:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants, convertible securities or similar instruments conferring the right upon the holders thereof to subscribe for, purchase or receive such Shares;

and, for such purposes, the Board of Directors may reserve an appropriate number of Shares for the time being unissued.

11.	The Board of Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Board of Directors or the Shareholders by Ordinary Resolution.

12.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

13.	The Board of Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Annex A-146

MODIFICATION OF RIGHTS

14.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Board of Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article 14, the Board of Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Board of Directors may vary the rights attaching to any Class without the consent or approval of Shareholders; provided, that the rights will not, in the determination of the Board of Directors, be materially adversely varied or abrogated by such action.

15.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

CERTIFICATES

16.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Board of Directors shall determine otherwise.

17.	Every share certificate, if any, of the Company shall bear any legends required under applicable laws, including the Securities Act, and shall be signed by any two Officers authorised to sign share certificates. The chair of the Board of Directors and any president, chief executive officer, chief financial officer, vice president, treasurer, assistant treasurer, the Secretary (or an assistant Secretary) of the Company shall specifically be authorised to sign share certificates. Any or all of the signatures on any certificate may be electronic. In case any Officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such Officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such Officer, transfer agent or registrar at the date of issue.

18.	If any share certificate is lost, destroyed or stolen, the Board of Directors may require the holder or holders of the relevant Share to provide an indemnity in a form acceptable to the Board of Directors. Upon such indemnity being provided, a new share certificate may be issued to the holder or holders entitled to such lost, destroyed or stolen share certificate, unless the Board of Directors determine otherwise. If a certificate representing Shares has been lost, destroyed or stolen, and the owner fails to notify the Company of that fact within a reasonable time after the owner has notice of such loss, destruction or wrongful taking and the Company registers a transfer of such Shares before receiving notification thereof, the owner shall be precluded from asserting against the Company any claim for registering such transfer or a claim to a new certificate representing such Shares or such Shares in uncertificated form.

Annex A-147

FRACTIONAL SHARES

19.	The Board of Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

20.	The Company has a first and paramount lien on every Share (not being a share which is fully paid as to its par value and share premium) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share (including any premium payable). The Board of Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article 20. The Company’s lien on a Share extends to any amount payable in respect of it.

21.	The Company may sell, in such manner as the Board of Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

22.	For giving effect to any such sale, the Board of Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

23.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

24.	Subject to the terms of allotment, the Board of Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Board of Directors authorising such call was passed.

25.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

26.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at such rate as the Board of Directors may determine, from the day appointed for the payment thereof to the time of the actual payment, but the Board of Directors shall be at liberty to waive payment of that interest wholly or in part.

Annex A-148

27.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

28.	The Board of Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

29.	The Board of Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate as may be agreed upon between the Shareholder paying the sum in advance and the Board of Directors.

FORFEITURE OF SHARES

30.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Board of Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

31.	The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

32.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Board of Directors to that effect.

33.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Board of Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Board of Directors think fit.

34.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

35.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

36.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

Annex A-149

37.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

38.	Subject to these Articles, the rules or regulations of the Designated Stock Exchange, any relevant rules of the Commission or securities laws (including, but not limited to the Exchange Act), or any Lock-Up Agreement, a Shareholder may transfer all or any of their Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange, the Commission and/or any competent regulatory authority or in any other form approved by the Board of Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board of Directors may approve from time to time. If the Shares in question were issued in conjunction with rights, options and warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Board of Directors shall refuse to register the transfer of any such Shares without evidence satisfactory to them of the like transfer of such right, option or warrant.

39.	The instrument of transfer of any Share shall be (a) in any usual or common form; (b) such form as is prescribed by the Designated Stock Exchange; or (c) in any other form the Board of Directors may determine and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange, the Commission and/or any competent regulatory authority) and if in respect of a nil or partly paid up Share, or if so required by the Board of Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Board of Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

40.	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the Commission or securities laws (including, but not limited to the Exchange Act), the registration of transfers may be suspended and the Register closed at such times and for such periods as the Board of Directors may from time to time determine.

41.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Board of Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

42.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

43.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Board of Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

Annex A-150

44.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

45.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

46.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount; provided, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

47.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

48.	Subject to the Companies Act and the rules of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Board of Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Board of Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Board of Directors may determine.

49.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

50.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

Annex A-151

51.	The Board of Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

52.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Board of Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

53.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

54.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

55.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Board of Directors.

GENERAL MEETINGS

56.	The Board of Directors may, whenever they think fit, convene a general meeting of the Company. No other Person may convene a general meeting of the Company.

57.	For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Board of Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

58.	The Board of Directors may postpone any duly convened general meeting at any time prior to such meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Board of Directors shall promptly give Shareholders notice in writing of any postponement, including the place, day and hour of the rearranged general meeting. The Board of Directors may postpone a general meeting which has already been postponed, and a postponement may be for a stated period of any length or indefinitely as the Board of Directors may determine. No business shall be transacted at any postponed general meeting other than the business specified in the notice of the original general meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting.

Annex A-152

NOTICE OF GENERAL MEETINGS

59.	Not more than 60 nor less than 10 clear days’ notice of a general meeting in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, including by means of Electronic Facility, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

60.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

61.	All business carried out at a general meeting shall be deemed special business with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Board of Directors or of the Auditors, and the fixing of the remuneration of the Auditors.

(a)	No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

(b)	In addition, no business may be transacted at any meeting other than business that is (i) transacted at any general or annual meeting specified in the notice of the meeting given by or at the direction of the Board of Directors (or any duly authorised committee thereof), or (ii) otherwise properly brought before an annual general meeting (A) by or at the direction of the Board of Directors (or any duly authorised committee thereof), or (B) by a Shareholder present in person who (1)(I) was a record owner of Shares both at the time of giving the notice provided for in Article 59 and at the time of the meeting, (II) is entitled to vote at the meeting, and (III) has complied with this Article 61 in all applicable respects, or (2) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. The foregoing clause (III) shall be the exclusive means for a Shareholder to propose business to be brought before an annual general meeting. The only matters that may be brought before a general meeting are the matters specified in the notice of meeting given by or at the direction of the Board of Directors pursuant to clause (i), and Shareholders shall not be permitted to propose business to be brought before a general meeting. Shareholders seeking to nominate persons for election to the Board of Directors must comply with Article 62 and this Article 61 shall not be applicable to nominations except as expressly provided in Article 62.

(c)	Without qualification, for business to be properly brought before an annual general meeting by a Shareholder, the Shareholder must (i) provide Timely Notice (as defined in this Article 61(c)) thereof in writing and in proper form to the Board of Directors and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Article 61. To be timely, (A) a Shareholder’s notice must be delivered to, or mailed and received at, the Office not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual general meeting or (B) in the case of the first annual general meeting following the date hereof, notice by the Shareholder to be timely must be so delivered, or mailed and received, not later than the 10th day following the day on which Public Disclosure of the date of such annual general meeting was first made by the Company (such notice within such time periods set forth in the foregoing clauses (A) and (B), as applicable, “Timely Notice”). In no event shall any adjournment or postponement of an annual general meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

Annex A-153

(d)	To be in proper form for purposes of this Article 61, a Shareholder’s notice to the Board of Directors shall set forth:

(i)	As to each Proposing Person, (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Company’s books and records); and (B) the Class and number of Shares that are, directly or indirectly, owned of record or Beneficially Owned by such Proposing Person, except that such Proposing Person shall in all events be deemed to Beneficially Own any Shares of any Class as to which such Proposing Person has a right to acquire Beneficial Ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Shareholder Information”);

(ii)	As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any Shares of any Class; provided, that for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the Shares of any Class Beneficially Owned by such Proposing Person that are separated or separable from the underlying Shares, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Company or any of its Officers, Directors, or Affiliates, (D) any other material relationship between such Proposing Person, on the one hand, and the Company or any of its Affiliates, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Company or any of its Affiliates (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the issued share capital of the Company required to approve or adopt the proposal or otherwise solicit proxies from Shareholders in support of such proposal, and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Shareholder directed to prepare and submit the notice required by these Articles on behalf of a Beneficial Owner; and

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(iii)	As to each item of business that the Shareholder proposes to bring before the annual general meeting, (A) a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other record or Beneficial Owner(s) or Persons(s) who have a right to acquire Beneficial Ownership at any time in the future of the Shares of any Class (including their names) in each case of (1) or (2), in connection with the proposal of such business by such Shareholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Shareholder directed to prepare and submit the notice required by these Articles on behalf of a Beneficial Owner.

(e)	A Proposing Person shall update and supplement its notice to the Company of its intent to propose business at an annual general meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 61 shall be true and correct as of the record date for Shareholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office not later than five business days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a Shareholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the Shareholders.

(f)	Notwithstanding anything in these Articles to the contrary, no business shall be conducted at an annual general meeting that is not properly brought before the meeting in accordance with this Article 61. The presiding chair of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Article 61, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

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(g)	This Article 61 is expressly intended to apply to any business proposed to be brought before an annual general meeting other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Company’s proxy statement. In addition to the requirements of this Article 61 with respect to any business proposed to be brought before an annual general meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Article 61 shall be deemed to affect the rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

62.	Nominations for Election to the Board of Directors

(a)	Nominations of any person for election to the Board of Directors at an annual general meeting or at a general meeting (but only if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the Board of Directors calling such general meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or Persons authorised to do so by the Board of Directors or these Articles, or (ii) by a Shareholder present in person (A) who was a record owner of Shares both at the time of giving the notice provided for in this Article 62 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Article 62 as to such notice and nomination. The foregoing clause (ii) shall be the exclusive means for a Shareholder to make any nomination of a person or persons for election to the Board of Directors at an annual general meeting or general meeting.

(b)	Without qualification, for a Shareholder to make any nomination of a Person or Persons for election to the Board of Directors at an annual general meeting pursuant to Article 62(a)(ii), the Shareholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary, (ii) provide the information, agreements and questionnaires with respect to such Shareholder and its candidate for nomination as required to be set forth by this Article 62 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Article 62. Without qualification, if the election of Directors is a matter specified in the notice of general meeting given by or at the direction of the Board of Directors calling a general meeting, then for a Shareholder to make any nomination of a Person or Persons for election to the Board of Directors at a general meeting, the Shareholder must:

(i)	provide timely notice thereof in writing and in proper form to the Secretary at the Office;

(ii)	provide the information with respect to such Shareholder and its candidate for nomination as required by this Article 62; and

(iii)	provide any updates or supplements to such notice at the times and in the forms required by this Article 62.

(c)	To be timely, a Shareholder’s notice for nominations to be made at a general meeting pursuant to Article 62(a)(ii) must be delivered to, or mailed and received at, the Office not earlier than the 120th day prior to such general meeting and not later than the 90th day prior to such general meeting or, if later, the 10th day following the day on which Public Disclosure of the date of such general meeting was first made.

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(d)	In no event shall any adjournment or postponement of an annual general meeting or general meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.

(e)	In no event may a Nominating Person provide Timely Notice with respect to a greater number of Director candidates than are subject to election by Shareholders at the applicable meeting. If the Company shall, subsequent to such notice, increase the number of Directors subject to election at the meeting in accordance with Article 86, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Article 62(c), or (iii) the 10th day following the date of Public Disclosure of such increase.

(f)	To be in proper form for purposes of this Article 62, a Shareholder’s notice to the Board of Directors shall set forth:

(i)	As to each Nominating Person, the Shareholder Information, except that for purposes of this Article 62 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 61(d)(i);

(ii)	As to each Nominating Person, any Disclosable Interests, except that for purposes of this Article 62 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article 61(d)(ii) and the disclosure with respect to the business to be brought before the meeting in Article 61(d)(ii) shall be made with respect to the election of Directors at the meeting; and

(iii)	As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Shareholder’s notice pursuant to this Article 62 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) of the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Article 62(i).

(g)	A Shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article 62 shall be true and correct as of the record date for Shareholder entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office not later than five business days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update

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and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a Shareholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(h)	In addition to the requirements of this Article 62 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i)	To be eligible to be a candidate for election as a Director at an annual general meeting or general meeting, a candidate must be nominated in the manner prescribed in this Article 62 and the candidate for nomination, whether nominated by the Board of Directors or by a Shareholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Board of Directors at the Office, (i) a completed written questionnaire (in a form provided by the Company) with respect to the background, qualifications, Share ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual general meeting or general meeting and (ii) a written representation and agreement (in form provided by the Company) that such candidate for nomination (A) is not and, if elected as a Director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any Person as to how such proposed nominee, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a Director, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Company with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed to the Company, (C) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock or Share ownership and trading and other policies and guidelines of the Company applicable to Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as a Director, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Company’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Company and agrees to serve if elected as a Director.

(j)	The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Shareholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an Independent Director in accordance with the Company’s corporate governance guidelines.

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(k)	A candidate for nomination as a Director shall further update and supplement the materials delivered pursuant to this Article 62, if necessary, so that the information provided or required to be provided pursuant to this Article 62 shall be true and correct as of the record date for Shareholder entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the Office (or any other office specified by the Company in any public announcement) not later than five business days after the record date for Shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Article of these Articles shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a candidate for nomination as a Director, extend any applicable deadlines hereunder or enable or be deemed to permit a candidate for nomination as a Director who has previously submitted materials hereunder to amend or update any materials or to submit any new materials.

(l)	No candidate shall be eligible for nomination as a Director at an annual general meeting or at a general meeting unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Article 62. The presiding chair at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Article 62, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(m)	Notwithstanding anything in these Articles to the contrary, no candidate for nomination shall be eligible to be seated as a Director unless nominated in accordance with this Article 62 or Article 83.

63.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

64.	If within half an hour from the time appointed for the meeting a quorum is not present it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and/or place (including any Electronic Facility) as the Board of Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

65.	If the Board of Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment (including by means of Electronic Facility) by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

66.	The chair, if any, of the Board of Directors shall preside as chair at every general meeting of the Company.

67.	If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Board of Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

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68.	The chair of the general meeting may adjourn a meeting from time to time and from place to place (including any Electronic Facility) either:

(a)	with the consent of any general meeting at which a quorum is present (and shall do so if so directed by the meeting); or

(b)	without the consent of such meeting if, in their sole opinion, they consider it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all Persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for 14 days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

69.	At any general meeting a resolution put to the vote of the meeting shall be decided by a poll, which shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting.

70.	In the case of an equality of votes, the chair of the meeting shall be entitled to a second or casting vote.

71.	A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chair of the meeting directs.

VOTES OF SHAREHOLDERS

72.	Subject to any rights and restrictions for the time being attached to any Share, every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the registered holder.

73.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

74.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

75.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

76.	Votes may be given either personally or by proxy.

77.	An instrument appointing a proxy shall be in writing and shall be executed by or on behalf of the appointor. Such instrument appointing a proxy may be in any usual or common form or such other form as the Board of Directors may approve (including an appointment of proxy made by way of electronic communication). A proxy need not be a Shareholder.

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78.	The instrument appointing a proxy shall be deposited at the Office or at such other place or in such other manner as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

79.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

80.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

81.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Board of Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

82.	If a clearing house (or its nominee) is a Shareholder it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person or Persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any Class of Shareholders; provided, that if more than one Person is so authorised, the authorisation shall specify the number and Class in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article 82 shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which they represent as that clearing house (or its nominee) could exercise if it were an individual Shareholder holding the number of Shares and Class specified in such authorisation.

DIRECTORS

83.	Initially as of the Effective Date, the Board of Directors shall consist of seven Directors, who shall be appointed to the Board of Directors as follows:

(a)	for so long as the Özerk Nomination Condition is satisfied, five of which shall be appointed by the Özerk Shareholder (or its Affiliates) by written notice delivered to the Company (each initial Director and any subsequent Person so appointed by the Özerk Shareholder (or its Affiliates), an “Özerk Director”); provided, that the number of Özerk Directors that the Özerk Shareholder (or its Affiliates) shall be entitled to appoint shall increase or decrease, as applicable, based on the following equation: (i) the total number of Directors comprising the Board of Directors from time to time (including any vacancies or newly created directorships), multiplied by (ii) the quotient obtained by dividing the Ordinary Shares Beneficially Owned by the Özerk Shareholder (or its Affiliates) by the total number of outstanding Ordinary Shares issued and outstanding, rounded up to the nearest whole number of Directors. Only the Özerk Shareholder (or its Affiliates) shall be entitled to appoint or remove a Özerk Director by written notice delivered to the Company. In the event that any Person appointed as an Özerk Director shall cease to be a Director for any reason, the Özerk Shareholder (or its Affiliates) shall be entitled to appoint a replacement who shall serve until his or her successor shall be elected and qualified, subject to such Özerk Director’s earlier death, resignation, disqualification or removal in accordance with these Articles. No delay by the Özerk Shareholder in nominating the Özerk Directors shall impair the Özerk Shareholder’s right to subsequently nominate any Özerk Director. The Özerk Shareholder’s rights under this Article 83 (a) shall expire at such time the Özerk Nomination Condition is no longer satisfied;

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(i)	the Özerk Shareholder hereby appoints the following five individuals as the initial Özerk Directors as of the Effective Date: Ozan Özerk, [●], [●], [●] and [●]; and

(b)	one of which shall be appointed by the Sponsor Shareholder (the initial Director and any subsequent Person so appointed, the “Sponsor Director”) by written notice delivered to the Company, which Sponsor Director shall hold office until the first annual meeting of the Shareholders (the “Initial Sponsor Director Term”), and after the expiration of the Initial Sponsor Director Term, such Director shall be nominated and elected in accordance with the terms of these Articles. Only the Sponsor Shareholder shall be entitled to appoint or remove the Initial Sponsor Director during the Initial Sponsor Director Term by written notice delivered to the Company. In the event that any Person appointed as the initial Sponsor Director shall cease to be a Director for any reason during the Initial Sponsor Director Term, the Sponsor Shareholder shall be entitled to appoint a replacement Sponsor Director who shall serve for the remaining unexpired Initial Sponsor Director Term. The Sponsor’s rights under this Article 83(b) shall expire at the end of the Initial Sponsor Director Term;

(i)	the Sponsor Shareholder hereby appoints the following individual as the initial Sponsor Director as of the Effective Date: [●]; and

(c)	one of which shall be an Independent Director, appointed pursuant to Article 84.

(i)	the initial Independent Director as of the Effective Date is [●].

84.	The Company may by Ordinary Resolution appoint any Person to be a Director, subject to the appointment rights set forth in Article 83(a) or Article 83(b), as applicable, and the other terms of these Articles.

85.	Subject to these Articles, a Director shall hold office for a term of one-year or until such earlier time as they resign or are removed from office in accordance with Article 106.

86.	The number of Directors to be appointed to the Board of Directors may be fixed by resolution of the Board of Directors; provided that for so long as the Özerk Nomination Condition is satisfied, the number of Directors to be appointed to the Board of Directors shall only be increased or decreased with the prior written consent of the Özerk Shareholder; and; provided, further, that (a) no reduction of the authorised number of Directors shall have the effect of removing any Director before that Director’s term of office expires, and (b) any reduction in the percentage of Ordinary Shares Beneficially Owned by the Özerk Shareholder (or its Affiliates) shall not shorten the term of any incumbent Özerk Director. In the event that the Özerk Shareholder has appointed less than the total number of Directors the Özerk Shareholder shall be entitled to appoint pursuant to Article 83(a), the Özerk Shareholder shall have the right, at any time, to appoint such additional Directors to which he is entitled, in which case, the Company and the other Directors shall take all necessary corporate actions, to the fullest extent permitted by applicable law, to (i) enable the Özerk Shareholder to appoint and effect the appointment of such additional individuals, whether by increasing the size of the Board, or otherwise, and (ii) effect the appointment of such additional individuals appointed by the Özerk Shareholder to fill such newly-created directorships.

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87.	The remuneration of the Directors may be determined by the Board of Directors.

88.	There shall be no shareholding qualification for Directors.

89.	In the event:

(a)	of a vacancy pursuant to Article 106, any Director appointed to fill such vacancy shall be appointed by the applicable Shareholder(s) responsible pursuant to Article 83(a) or Article 83(b), as applicable, for appointing the Director whose office was so vacated; provided, that if no Shareholder is entitled to appoint a Director to fill a vacancy pursuant to Article 83, then such vacancy may be filled by the affirmative vote of a majority of the Directors then in office.

(b)	of any newly-created directorship on the Board that results from an increase in the total number of Directors occurring in the Board shall (i) with respect to the Özerk Directors, be filled solely and exclusively pursuant to Article 83(a), and (ii) with respect to any other Director, solely and exclusively by the affirmative vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director, and not by the Shareholders of the Company. Except as otherwise provided by these Articles, any Director elected to fill a vacancy or newly created directorship shall hold office until the annual meeting of Shareholders for election of Directors and until his or her successor shall be elected and qualified, subject to such Director’s earlier death, resignation, disqualification or removal in accordance with these Articles.

ALTERNATE DIRECTOR

90.	Any Director may in writing appoint any other Director or any other Person approved by the Board of Directors (in accordance with these Articles) to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are a Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

91.	Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Board of Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Board of Directors that would have been valid if that resolution had not been passed.

92.	The Board of Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Board of Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board of Directors may think fit. Any Person so appointed by the Board of Directors may be removed by the Board of Directors or by the Company by Ordinary Resolution. The Board of Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

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93.	The Board of Directors may appoint any Person to be the Secretary (and if need be, an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Board of Directors may be removed by the Board of Directors or by the Company by Ordinary Resolution.

94.	The Board of Directors may establish and delegate any of their powers to committees (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee) which may consist of one or more Directors as they think fit; provided, that any such committee shall include a proportionate number of Özerk Directors as are members of the Board of Directors, with at least one Özerk Director as a member thereof.

(a)	Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board of Directors; and

(b)	The Board of Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and its charter and shall have such powers as the Board of Directors may delegate pursuant to these Articles and as required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Board of Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law). For so long as any Class is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

95.	The Board of Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Board of Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

96.	The Board of Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article 96.

97.	The Board of Directors from time to time and at any time may establish any local boards or agencies for managing any of the affairs of the Company and may appoint any managers or agents of the Company to be members of such local boards or agencies and may fix the remuneration of any such Person.

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98.	The Board of Directors from time to time and at any time may delegate to any such local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and any such appointment or delegation may be made on such terms and subject to such conditions as the Board Directors may think fit and the Board of Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

99.	Any such delegates as aforesaid may be authorised by the Board of Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

100.	The Board of Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided, that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

101.	Subject to the rules of the Designated Stock Exchange, the Commission and/or any competent regulatory authority, the Board of Directors shall have the authority to present a winding up petition on behalf of the Company on the grounds that the Company is unable to pay its debts within the meaning of Section 93 of the Companies Act or where a winding up petition has been presented, apply on behalf of the Company, for the appointment of a provisional liquidator, in each case, without the sanction of a resolution passed by the Company at a general meeting.

BORROWING POWERS OF DIRECTORS

102.	The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

103.	The Seal (if any) shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or the Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Board of Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

104.	The Company may maintain a facsimile of the Seal in such countries or places as the Board of Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Board of Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Board of Directors may appoint for the purpose.

105.	Notwithstanding the foregoing, the Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

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DISQUALIFICATION OF DIRECTORS

106.	The office of a Director shall be vacated if such Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company; or

(d)	is removed from office (i) by Ordinary Resolution, or (ii) pursuant to any other provision of these Articles; provided, however, that, (A) for so long as the Özerk Nomination Condition is satisfied, an Özerk Director may only be removed with the prior written consent of Özerk Shareholder, and (B) during the Initial Sponsor Director Term, a Sponsor Director may only be removed with the prior written consent of the Sponsor Shareholder; provided, further, however, that (without limiting, in any respect, the Shareholders’ rights hereunder) any Director may be removed upon the written consent of all of their co-Directors (not being less than two in number) upon the reasonable and good faith finding of all such other Directors that such Director engaged in criminal misconduct or wilful or intentional misrepresentation or fraud.

PROCEEDINGS OF DIRECTORS

107.	The Board of Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at such meeting. In case of an equality of votes, the chair of the Board of Directors shall have a second or casting vote. A Director may, and the Secretary (or an assistant Secretary) on the requisition of a Director shall, at any time summon a meeting of the Board of Directors upon at least 24 hours prior notice to each other Director (unless waived by the Board of Directors).

108.	A Director may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

109.	The quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the Directors in office from time to time; provided, that for so long as Özerk Shareholder is entitled to appoint any Özerk Directors pursuant to Article 83(a), a quorum shall include at least one Özerk Director. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

110.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Board of Directors. A general notice given to the Board of Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Board of Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

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111.	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Board of Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Board of Directors whereat they are or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement; provided, that the nature of the interest of any Director in any such appointment or arrangement shall be disclosed by them at or prior to its consideration and any vote thereon.

112.	Any Director may act by themselves or their firm in a professional capacity for the Company so long as such services are on an arm’s length basis, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided, that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

113.	The Board of Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Board of Directors;

(b)	the names of the Directors present at each meeting of the Board of Directors and of any committee of Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Board of Directors and of committees of Directors.

114.	When the chair of a meeting of the Board of Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

115.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of the Board of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of the Board of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

116.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

117.	The Board of Directors may elect a chair of their meetings and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

(a)	the Board of Directors hereby appoint Ozan Özerk as the initial chair of the Board of Directors as of the adoption date of these Articles.

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118.	Subject to any regulations imposed on it by the Board of Directors, a committee appointed by the Board of Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

119.	A committee appointed by the Board of Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Board of Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair of such committee, if appointed, shall have a second or casting vote.

120.	All acts done by any meeting of the Board of Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

121.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Board of Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

122.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Board of Directors.

123.	The Board of Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Board of Directors, either be employed in the business of the Company or be invested in such investments as the Board of Directors may from time to time think fit.

124.	Any dividend may be paid in any manner as the Board of Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

125.	Any dividend or other distribution which cannot be paid to a Shareholder or which remains unclaimed after six months from the date on which such dividend or other distribution becomes payable may, in the discretion of the Board of Directors, be paid into a separate account in the Company’s name; provided, that the Company shall not be constituted as a trustee in respect of that account and the dividend or other distribution shall remain as a debt due to the Shareholder. Any dividend or other distribution which remains unclaimed after a period of six years from the date on which such dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

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126.	The Board of Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

127.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

128.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

129.	No dividend shall bear interest against the Company.

ACCOUNTS AND ANNUAL RETURN AND DECLARATION

130.	The books of account relating to the Company’s affairs (including a Register consisting of one or more records in which the names of all of the Shareholders of record, the address and number of Shares registered in the name of each such Shareholder, and all issuances and transfers of Shares of the Company are recorded in) shall be kept in such manner as may be determined from time to time by the Board of Directors. Such books of account must be retained for a minimum period of five years from the date on which they are prepared.

131.	The books of account shall be kept at the Office, or at such other place or places as the Board of Directors think fit, and shall always be open to inspection by the Directors.

132.	The Board of Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Board of Directors or by Ordinary Resolution.

133.	The financial year of the Company shall end on 30 June of each year or such other date as the Board of Directors may determine.

134.	The Board of Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

135.	Each Director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account of the Company and upon such information, opinions, reports or statements presented to the Company by any of its Officers, agents or employees, or committees of the Board of Directors so designated, or by any other Person as to matters which such Director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Company.

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AUDIT

136.	The Board of Directors may appoint an Auditor who shall hold office on such terms as the Directors determine.

137.	Without prejudice to the freedom of the Board of Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law, the Board of Directors shall establish and maintain an Audit Committee as a committee of the Board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under applicable law.

138.	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

139.	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

140.	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Board of Directors shall fill the vacancy and determine the remuneration of such Auditor.

141.	Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Board of Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

142.	Auditors shall, if so required by the Board of Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

CAPITALISATION OF RESERVES

143.	Subject to the Companies Act and these Articles, the Board of Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

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and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article 143, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Board of Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article 143.

SHARE PREMIUM ACCOUNT

144.	The Board of Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

145.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

146.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to an electronic mail address provided by such Shareholder, or by facsimile should the Board of Directors deem it appropriate. Notice may also be served by electronic communication in accordance with the rules and regulations of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or by placing it on the Company’s website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

147.	Whenever notice is required to be given under any provision of the Companies Act or these Articles, a written waiver of such notice, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to such required notice. Neither the business to be transacted at, nor the purpose of, any general meeting of the Shareholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by these Articles. Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

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148.	Any notice or other document, if served by:

(a)	registered or certified mail, pre-paid and return receipt requested, which shall be deemed to have been served five clear days after the time when the notice or document containing the same is mailed;

(b)	recognised courier service, shall be deemed to have been served 48 hours after the time when the notice or document containing the same is delivered to the courier service;

(c)	electronic mail or other electronic communication (such as transmission to any number, address or internet website (including the website of the Commission) or other electronic delivery methods as otherwise decided and approved by the Board of Directors), shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved electronic communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

(d)	placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

149.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

150.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

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INDEMNITY

151.	Every Director (including for the purposes of this Article 151, any alternate Director appointed pursuant to the provisions of these Articles), the Secretary, an assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same, together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

152.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company;

(b)	for any loss on account of defect of title to any property of the Company;

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested;

(d)	for any loss incurred through any bank, broker or other similar Person;

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

153.	The Company shall not be obligated to indemnify any Person in connection with any action or proceeding (or any part thereof):

(a)	for which payment has actually been made to and received by or on behalf of such Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)	for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of national, federal, state or local statutory law or common law, if such Person is held liable therefor (including pursuant to any settlement arrangements);

(c)	for any reimbursement of the Company by such Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 of the United States of America (the “Sarbanes-Oxley Act”), the payment to the Company of profits arising from the purchase and sale by such Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such Person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

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(d)	initiated by such Person, including any action or proceeding (or any part thereof) initiated by such Person against the Company, any legal entity which it controls, any Director or Officer thereof or any third party, unless (i) the Board of Directors has consented to the initiation of such action or proceeding or part thereof, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law (provided, however, that this Article 153(d) shall not apply to counterclaims or affirmative defences asserted by such Person in an action brought against such Person), (iii) otherwise required to be made under Article 155 or (iv) otherwise required by applicable law; or

(e)	if prohibited by applicable law; provided, however, that if any provision or provisions of this Indemnity (as defined in Article 160) shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Indemnity (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Indemnity (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

154.	The Company, to the fullest extent permitted by law, may indemnify and advance expenses, including, but not limited to, reasonable attorney’s fees and other costs and expenses incurred or to be incurred, to any Indemnified Person made or threatened to be made by a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Company or any predecessor of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

155.	If a claim for indemnification (following the final disposition of the applicable action or proceeding) under this Indemnity is not paid in full within 60 days, or a claim for advancement of expenses under this Indemnity is not paid in full within 30 days after a written claim therefor has been received by the Company, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

156.	The rights conferred on any Indemnified Person by this Indemnity shall not be exclusive of any other rights which such Indemnified Person may have or hereafter acquire under any statute, provision of these Articles, agreement, vote of shareholders or disinterested Directors or otherwise.

157.	The Company may purchase and maintain insurance on behalf of any Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Companies Act.

158.	The Company’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

159.	Subject to the terms of any provision of these Articles or agreement between the Company and any Director, Officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Indemnity shall continue notwithstanding that the Indemnified Person has ceased to be a Director, Officer, employee or agent of the Company and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Indemnified Person.

Annex A-174

160.	Neither any amendment nor repeal of Article 151, Article 152, Article 153, Article 154, Article 155, Article 156, Article 157, Article 158, Article 159 or this Article 160 (collectively, the “Indemnity”), nor the adoption by amendment of these Articles of any provision inconsistent with the Indemnity, shall eliminate or reduce the effect of the Indemnity in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for the Indemnity, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

NON-RECOGNITION OF TRUSTS

161.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register; provided, that notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Board of Directors.

WINDING UP

162.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

163.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

164.	Subject to the Companies Act, the rights attaching to the various Classes or any other provisions of these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

165.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Board of Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, the Commission and/or any competent regulatory authority, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least 10 days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

Annex A-175

166.	In lieu of or apart from closing the Register, the Board of Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Board of Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

167.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article 167, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

168.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 168, the Board of Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

169.	The Company may merge or consolidate in accordance with the Companies Act.

170.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

171.	The Board of Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

EXCLUSIVE FORUM

172.	To the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Specified Court”) shall be the sole and exclusive forum for any Shareholder (including a Beneficial Owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former Director, Officer or other employee, agent or Shareholder to the Company or to the Shareholders, (c) any action, suit or proceeding asserting a claim against the Company, its current or former Directors, Officers, or employees, agents or shareholders arising pursuant to any provision of the Companies Act or these Articles, or (d) any action, suit or proceeding asserting a claim against the Company, its current or former Directors, Officers, or employees, agents or Shareholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Article 172 is filed in a court other than the Specified Court (a “Foreign Action”) by any Shareholder (including any Beneficial Owner), to the fullest extent permitted by law, such Shareholder shall be deemed to have consented to: (i) the personal jurisdiction of the Specified Court in connection with any action brought in any such court to enforce this Article 172; and (ii) having service of process made upon such Shareholder in any such action by service upon such Shareholder’s counsel in the Foreign Action as agent for such Shareholder.

Annex A-176

173.	Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by the Companies Act or these Articles, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

174.	To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of Article 172 and Article 173.

GENERAL

175.	If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any section or paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by the Companies Act or these Articles, in any way be affected or impaired thereby.

CERTAIN TAX FILINGS

176.	Each Tax Filing Authorised Person and any such other Person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any U.S. state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other Person prior to the date of these Articles.

Annex A-177

EXHIBIT F

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2026, is made and entered into by and among (a) OpenPayd Global Holdings Limited, a Cayman Islands exempted company (the “Company”), (b) Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (the “Sponsor”), (c) Cantor Fitzgerald & Co. and Odeon Capital Group LLC (collectively, the “IPO Investment Banks”), (d) Anne Martina Limited (“Anne Martina”) and (e) Ozan Özerk, Iana Dimitrova and David Bull1 (the “OpenPayd Holders”). The Sponsor, the IPO Investment Banks, Anne Martina and the OpenPayd Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.8 or Section 5.15 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”. The Company, the Sponsor, the IPO Investment Banks, Anne Martina and the OpenPayd Holders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, on April 8, 2025, Titan Acquisition Corp, a Cayman Islands exempted company (“Titan”) and the IPO Investment Banks entered into that certain Private Placement Warrants Purchase Agreement (the “IPO Investment Banks Warrant Purchase Agreement”), pursuant to which the IPO Investment Banks purchased 2,400,000 warrants (the “IPO Investment Bank Warrants”), in a private placement transaction occurring simultaneously with the closing of Titan’s initial public offering on April 10, 2025;

WHEREAS, on April 8, 2025, Titan, the Sponsor and the IPO Investment Banks (collectively, the “Sponsor Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which Titan granted the Sponsor Holders certain registration rights with respect to certain securities of Titan;

WHEREAS, on April 10, 2025, Titan and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement (the “Sponsor Warrant Purchase Agreement”), pursuant to which the Sponsor purchased 5,710,056 warrants in a private placement transaction occurring simultaneously with the closing of Titan’s initial public offering on April 10, 2025;

WHEREAS, on June 1, 2026, Titan, the Sponsor, solely in its capacity as the representative of Titan, the Company, OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales (“OpenPayd”), Ozan Özerk, solely in his capacity as the representative of the OpenPayd shareholders, Ozan Özerk and Zedra Trust Company (Guernsey) Limited entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other matters (a) Titan merged with and into the Company (the “Merger”) with the Company surviving the Merger, as a result of which each issued and outstanding security of Titan immediately prior to the Merger was exchanged for the right of the holder thereof to receive a substantially equivalent security of the Company, and (b) the Company acquired all of the issued and outstanding ordinary shares of OpenPayd in exchange for the issuance of ordinary shares, with $0.0001 par value per share, of the Company (“Ordinary Shares”) to the beneficial owners of the shares of OpenPayd, all upon the terms and subject to the conditions set forth in the Business Combination Agreement;

[1]	Note to Draft: This should include any OpenPayd shareholder who will, because of their status as officer, director or significant shareholder, not receive freely tradable shares at closing.

Annex A-178

WHEREAS, upon the consummation of the Merger, 6,900,000 Class B ordinary shares of Titan held by the Sponsor were converted into 6,900,000 Ordinary Shares (“Founder Shares”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company (as successor-in-interest to Titan) and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company (as successor-in-interest to Titan) and the Sponsor Holders (constituting all of the Holders (as defined in the Existing Registration Rights Agreement)) desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.15.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.15.

“Affiliate” shall mean with respect to a specified person, each other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; provided that no Holder shall be deemed an Affiliate of any other Holder by reason of an investment in, or holding of Ordinary Shares (or securities convertible, exercisable or exchangeable for Ordinary Shares) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” shall have the meaning given in the Preamble.

“Anne Martina Lock-Up Period” shall mean the lock-up applicable to the Anne Martina Shares, as set forth in the Anne Martina Lock-up Agreement.

“Anne Martina Lock-Up Agreement” shall mean the Lock-Up Agreement, dated as of June 1, 2026, by and among the Company, OpenPayd and Anne Martina.

“Anne Martina Shares” means the Ordinary Shares to be issued to Anne Martina pursuant to its engagement letter with OpenPayd dated as of September 23, 2025.

Annex A-179

“Block Trade” shall have the meaning given in Section 2.4(a).

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holders” shall have the meaning given in Section 2.1(d).

“Demanding Percentage” shall mean (a) with respect to the Sponsor Holders, at least 10% of the Registrable Securities held by all Sponsor Holders, and (b) with respect to the OpenPayd Holders, at least 10% of the Registrable Securities held by all OpenPayd Holders.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Filing Date” shall have the meaning given in Section 2.1(a).

“Form F-1 Shelf” shall have the meaning given in Section 2.1(a).

“Form F-3 Shelf” shall have the meaning given in Section 2.1(a).

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Founder Shares Lock-Up Period” shall mean the lock-up applicable to the Founder Shares, as set forth in the Insider Letter.

“Holder Information” shall have the meaning given in Section 4.1(b).

“Holders” shall have the meaning given in the Preamble, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated as of April 8, 2025, by and among Titan, the Sponsor, Adeel Rouf, Frank Mastrangelo, Pawneet Abramowski, Walter Beach and Leslie Tepper.

“IPO Investment Bank Warrant Lock-Up Period” shall mean the lock-up applicable to the IPO Investment Bank Warrants and any of the Ordinary Shares issued or issuable upon the exercise or conversion of the IPO Investment Bank Warrants as are set forth in the IPO Investment Banks Warrant Purchase Agreement.

Annex A-180

“IPO Investment Banks Warrant Purchase Agreement” shall have the meaning given in the Recitals hereto.

“IPO Investment Bank Warrants” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 5.8(e).

“Lock-Up Period” means, with respect to Registrable Securities, any lock-up restrictions agreed to by the holders of such Registrable Securities, including the Anne Martina Lock-Up Period, the Founder Shares Lock-Up Period, the Private Placement Lock-Up Period and the IPO Investment Bank Warrant Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in Section 2.1(e).

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1(d).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Notice of Suspension” shall have the meaning given in Section 3.4(b).

“OpenPayd Holders” shall have the meaning given in the Preamble.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities (i) prior to the expiration of the Founder Shares Lock-Up Period, Sponsor Warrant Lock-Up Period or IPO Investment Bank Warrant Lock-Up Period, as the case may be, pursuant to and in accordance with the Insider Letter and any other applicable agreement between such Sponsor Holder and/or their respective Permitted Transferees and Titan and (ii) after the expiration of the applicable Lock-Up Period, any person or entity to whom such Holder of Registrable Securities transfers such Registrable Securities, and (b) with respect to the OpenPayd Holders and their Permitted Transferees, any person or entity to whom such Holder of Registrable Securities transfers such securities; and provided that in each case the transferee receives Registrable Securities and agrees in writing to be bound by the terms of this Agreement by executing and delivering a Joinder.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2(a).

[“PIPE Shares” shall mean an aggregate of [●] of the Company’s Ordinary Shares issued to certain investors on the date hereof pursuant to subscriptions agreements dated as of [●], 2026, in transactions exempt from registration under the Securities Act.]

Annex A-181

“Private Placement Lock-Up Period” shall mean, with respect to Private Placement Warrants and the Ordinary Shares issuable upon the exercise of the Private Placement Warrants, the period set forth in the Insider Letter.

“Private Placement Warrants” means (a) the 5,710,056 private placement warrants acquired by the Sponsor from Titan pursuant to that certain Sponsor Warrant Purchase Agreement and (b) any additional warrants to purchase Ordinary Shares issued to the Sponsor arising from the conversion of up to $1,500,000 of working capital loans into warrants issuable at $1.00 per warrant.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares of the Company held by a Holder immediately following the Closing (including Ordinary Shares issued or issuable upon vesting or upon the exercise of any other equity security that is outstanding immediately following the Closing), (b) any Additional Holder Ordinary Shares and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) or (b) by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold under such Registration Statement; (ii) such securities shall have been otherwise transferred and new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer under the Securities Act shall have been delivered by the Company; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, without limitation thereunder on volume or manner of sale; and (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

Annex A-182

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one legal counsel selected by the Demanding Holders in an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1(e).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Holders” shall have the meaning given in the Recitals hereto.

“Sponsor Warrant Lock-Up Period” shall mean the lock-up applicable to Private Placement Warrants and any of the Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants as are set forth in the Insider Letter.

“Sponsor Warrant Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1(b).

“Suspension Notice” shall have the meaning given in Section 3.4(d).

“Suspension Period” shall have the meaning given in Section 3.4(b).

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Annex A-183

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1(d).

“Withdrawal Notice” shall have the meaning given in Section 2.1(f).

ARTICLE II

REGISTRATIONS

Section 2.1 Shelf Registration.

(a) Filing. As soon as practicable but no later than 45 calendar days following the Closing Date (the “Filing Date”), the Company shall file a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”) or, if the Company is ineligible to use a Form F-3 Shelf, a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”), in each case, covering the resale of up to all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof but in no event later than the earlier of (i) the 60th calendar day after the Filing Date (or the 90th calendar day after the Filing Date if the Commission notifies the Company that it will “review” such Registration Statement) and (ii) the fifth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). If the Registration Statement required to be filed pursuant to this Section 2.1(a) is not filed on or prior to the Filing Date, or if such Registration Statement is not declared effective by the Commission on or prior to the Effectiveness Date (each such event, a “Registration Default”), the Company shall pay to each Holder of Registrable Securities, as liquidated damages and not as a penalty, an amount in cash equal to 0.25% of the aggregate market value (determined based on the closing price of the Ordinary Shares on the principal national securities exchange on which the Ordinary Shares are then listed on the Trading Day immediately preceding such payment date) of such Holder’s Registrable Securities for each 30-day period (or pro rata portion thereof) following the date of such Registration Default during which such Registration Default remains uncured, payable in arrears on the first Business Day of each calendar month following the date of such Registration Default; provided, that such liquidated damages shall not exceed 1.50% of the aggregate market value of such Holder’s Registrable Securities in any 12-month period. Notwithstanding the foregoing, no Liquidated Damages shall accrue for any period during which (x) the Company has timely filed the applicable Registration Statement (or any required amendment) and (y) the Company is timely and diligently responding in good faith to any outstanding written comments of the Staff of the SEC with respect thereto, including promptly filing any required amendments in light of the number of comments received from the Staff of the SEC and the tenor thereof and requesting acceleration as soon as eligible. Upon the filing of such Registration Statement (in the case of a Registration Default arising from a failure to file by the Filing Date) or the effectiveness of such Registration Statement (in the case of a Registration Default arising from a failure to achieve effectiveness by the Effectiveness Date), the Company’s obligation to pay liquidated damages with respect to such Registration Default shall terminate. Any amounts payable as liquidated damages pursuant to this paragraph shall be paid to each Holder by wire transfer of immediately available funds to the account designated in writing by such Holder. The Company shall give written notice of the proposed filing of such Registration Statement to all of the Holders of Registrable Securities as soon as practicable but not less than 10 days before the anticipated filing date of such Registration Statement,

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which notice shall offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice. The Company shall cause all such Registrable Securities requested to be included in such Registration Statement to be so included. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain a Shelf in accordance with the terms hereof, and to prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective and available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf Registration Statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(c) Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the OpenPayd Holders holding a Demanding Percentage or Sponsor Holders holding a Demanding Percentage, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for all Holders combined.

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(d) Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, OpenPayd Holders holding a Demanding Percentage or Sponsor Holders holding a Demanding Percentage (in each such case, the “Demanding Holders”) may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, specifying the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4(d), the Demanding Holders shall have the right to select the lead managing Underwriter for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Company shall have the right to select any co-managing Underwriters for such offering, subject to the Demanding Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Holders may demand not more than three Underwritten Shelf Takedown pursuant to this Section 2.1(d); provided, however, that (i) if the amount of Registrable Securities that the Sponsor Holders demanded to register is reduced by Registrable Securities included pursuant to Section 2.2, the demand shall not count against the number of Underwritten Shelf Takedowns that the Sponsor Holders may demand, (ii) any Underwritten Shelf Takedown that is not consummated for any reason other than the voluntary withdrawal by the Demanding Holders (without cause attributable to the Company or its underwriters) shall not count against the number of Underwritten Shelf Takedowns that the Sponsor Holders may demand, and (iii) if the Sponsor Holders are unable to sell at least 75% of the Registrable Securities requested to be included in an Underwritten Shelf Takedown due to a cutback pursuant to Section 2.1(e), such Underwritten Shelf Takedown shall not count against the number of Underwritten Shelf Takedowns that the Sponsor Holders may demand. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

(e) Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

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(f) Withdrawal. Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Requesting Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Requesting Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1(d), unless (x) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown) or (y) such withdrawal is the result of a Suspension Notice as contemplated by Section 3.4(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1(f).

Section 2.2 Piggyback Registration.

(a) Piggyback Rights. Subject to Section 2.4(c) if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than 10 days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” Prospectus or Prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

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(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(i) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(ii) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; and

(iii) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1(d) hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1(e).

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(c) Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” Prospectus or Prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d) Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1(f), any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1(d) hereof.

Section 2.3 Market Stand-off. In connection with any Underwritten Offering of Ordinary Shares of the Company, if requested by the Underwriters managing the offering, each Holder that is an executive officer or director of the Company or the beneficial owner of more than five percent of the outstanding Ordinary Shares of the Company, and any other Holder reasonably requested by the managing Underwriter, agrees not to, and to execute a customary lock-up agreement (in each case on substantially the same terms and conditions as all such Holders, including customary waiver “most-favored nation” provisions) in favor of the managing Underwriters to not, sell or dispose of any Ordinary Shares of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent.

Section 2.4 Block Trades.

(a) Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade.

(b) Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used in connection with a Block Trade, any Demanding Holder initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

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(d) The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

ARTICLE III

COMPANY PROCEDURES

Section 3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall use its commercially reasonable efforts to:

(a) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of a majority of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(b) prior to filing a Registration Statement or Prospectus or any amendment or supplement thereto (other than those filed to include or incorporate Exchange Act filings, and not including any incorporated documents or exhibits), furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such documents and to consider in good faith any reasonable comments timely provided by such Underwriters or Holders with respect to the disclosure included therein about them;

(c) cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

(d) provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(e) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(f) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

(g) in connection with an Underwritten Offering or Block Trade (i) permit a representative of the Underwriters, and any attorney retained by such Underwriters, to participate, at each such person’s own expense, in the preparation of the Registration Statement or Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative or attorney in connection with the Registration, subject to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information to them; (ii) request the Company’s independent registered public accountants to provide a “cold comfort” letter, in customary form and covering such matters of the type customarily covered by “cold comfort” letters; (iii) request counsel representing the Company for the purposes of such Registration to provide a legal opinion and disclosure letter in customary form and covering such matters of the type customarily covered by such opinions and disclosure letters; and (iv) enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters;

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(h) with respect to an Underwritten Offering pursuant to Section 2.1(d), use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;

(i) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); and

(j) upon request of a Holder, authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Ordinary Shares restricting further transfer (or any similar restriction in book entry positions of such Holder) if the Company, based on the advice of its counsel, determines such restrictions are no longer required by the Securities Act or any applicable state securities laws, the Company’s certificate of incorporation or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that each Holder shall bear, with respect to such Holder’s Registrable Securities being sold, all Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders.

Section 3.3 Requirements for Participation in Registration Statement in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.4 Suspension of Sales; Blackout Period; Restrictions on Registration Rights.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

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(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, by providing written notice (a “Notice of Suspension”) to the Holders, to delay the filing or effectiveness of a Registration Statement or require the Holders to suspend the use of the Prospectus for sales of Registrable Securities under an effective Registration Statement for a reasonable period of time not to exceed 60 days in the aggregate in any six-month period (and not to exceed 90 days in the aggregate in any 12-month period) (a “Suspension Period”); provided, that the Company may not impose more than two Suspension Periods in any 12-month period, if the Board determines in good faith that such filing, effectiveness or use would (i) require the public disclosure of material non-public information concerning any material transaction or negotiations involving the Company that would interfere with such material transaction or negotiations or (ii) otherwise materially interfere with material financing plans, acquisition activities or business activities of the Company. Immediately upon receipt of a Suspension Notice, the Holder shall discontinue the disposition of Registrable Securities under an effective Registration Statement and Prospectus relating thereto until the Suspension Period is terminated.

(c) The Company agrees to promptly notify in writing the Holder, to the extent it still holds Registrable Securities, of the termination of a Suspension Period. After the expiration of any Suspension Period in the case of an effective Registration Statement, and without the need for any further request from the Holder, the Company shall, as promptly as reasonably practicable, prepare a post-effective amendment or supplement to such Registration Statement, the relevant Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Registration Statement or the Prospectus, as applicable, will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) If the Company notifies the Demanding Holders of a Suspension Period with respect to an Underwritten Shelf Takedown requested pursuant to Section 2.1(d) (a “Suspension Notice”), the Demanding Holders may by notice to the Company withdraw such request without such request counting as a demand under Section 2.1(d) and without being obligated to reimburse the Company for any Registration Expenses in connection therewith.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company may delay the filing or effectiveness of a Registration Statement or require the Holders to suspend the use of the Prospectus for sale of Registrable Securities under an effective Registration Statement: (i) during any of the Company’s recurring quarterly earnings blackout periods, determined in accordance with such policy as the Company shall generally maintain and communicate to the Holders from time to time, and any such blackout period shall be deemed to constitute a Suspension Period hereunder but shall not be subject to, and shall not count against, the time periods in Section 3.4(b) or be subject to Section 3.4(d); and (ii) if, in the good faith determination of the Company, it is not feasible for the Company to proceed with the registration or offering because (x) audited financial statements of the Company or (y) audited financial statements of any acquired company or other entity or pro forma financial statements that are required by the Securities Act, by any Underwriters or by customary practice to be included in any related Registration Statement or Prospectus are then unavailable, until such time as such financial statements are prepared or obtained by the Company, and any delay or suspension shall be treated as a Suspension Period hereunder, except that it shall not be subject to, and shall not count against, the time periods in Section 3.4(b) or be subject to Section 3.4(d); provided that, with respect to clause (y), the Company shall use its reasonable best efforts to prepare or obtain the relevant acquired company or pro forma financial statements as quickly as reasonably practicable.

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Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by (i) or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein or (ii) use of a Prospectus by such Holder notwithstanding that the Company had previously informed such Holder in writing to discontinue use of such Prospectus. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act), and each broker, placement agent or sales agent to or through which a Holder effects or executes the resale of Registrable Securities, to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that (i) such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein or (ii) such Holder used a Prospectus notwithstanding that the Company had previously informed such Holder in writing to discontinue use of such Prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act), and each broker, placement agent or sales agent to or through which a Holder effects or executes the resale of Registrable Securities, to the same extent as provided in the foregoing with respect to indemnification of the Company.

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(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying Party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying Party) and (ii) unless in such indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Party. If such defense is assumed, the indemnifying Party shall not be subject to any liability for any settlement made by the indemnified Party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying Party with respect to such claim, unless in the reasonable judgment of any indemnified Party a conflict of interest may exist between such indemnified Party and any other of such indemnified parties with respect to such claim. No indemnifying Party shall, without the consent of the indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying Party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified Party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Party or any officer, director or controlling person of such indemnified Party and shall survive the transfer of securities.

(e) If the indemnification provided under Section 4.1 from the indemnifying Party is unavailable or insufficient to hold harmless an indemnified Party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying Party, in lieu of indemnifying the indemnified Party, shall contribute to the amount paid or payable by the indemnified Party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Party and the indemnified Party, as well as any other relevant equitable considerations. The relative fault of the indemnifying Party and indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying Party or indemnified Party, and the indemnifying Party’s and indemnified Party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a reputable, internationally recognized overnight courier service (receipt requested), (c) on the date sent by e-mail (having obtained electronic delivery confirmation thereof) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such Party under another method permitted in this Section 5.1 within two Business Days thereafter or (d) on the third Business Day after the date mailed, by certified or registered mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (b) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof). Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.1):

If to the Company:

OpenPayd Global Holdings Limited

c/o Maples Corporate Services Limited

PO Box 309

Ugland House, Grand Cayman

KY1-1104, Cayman Islands

Attn: Iana Dimitrova

Email: iana.dimitrova@openpayd.com

With a required copy to (which shall not constitute notice):

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

if to any Holder, at such Holder’s address as set forth in the Company’s books and records.

Any Party may change its address for notice at any time and from time to time by written notice to the other Parties, and such change of address shall become effective 30 days after delivery of such notice as provided in this Section 5.1. Notwithstanding the foregoing, if any Holders (or their authorized representatives) share the same address, the Company shall not be obligated to send multiple copies of any notice hereunder to each separate Holder at that address, but may deliver one notice to such address which shall be deemed to be notice to all Parties at that address and all of the Parties sharing the same representative. In addition, the Company may send notice to all Sponsor Holders to Sponsor’s address, which notice shall constitute notice to all Sponsor Holders.

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Section 5.2 Entire Agreement. This Agreement and the other Ancillary Documents (as defined in the Business Combination Agreement) together set out the entire agreement between the Parties with respect to the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or any other Ancillary Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether written or oral, relating thereto. Each Party confirms that it has not entered into this Agreement or any other Ancillary Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement or the relevant Ancillary Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any Ancillary Document other than pursuant to this Agreement or the relevant Ancillary Document.

Section 5.3 Counterparts. This Agreement may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.4 Expenses and Fees. Except as otherwise specifically set forth herein, each of the Parties shall bear its own expenses in connection with the negotiation and execution of this Agreement and the performance of its obligations hereunder including, all fees and expenses of its legal counsel, investment bankers, financial advisors, accountants and other advisors.

Section 5.5 Governing Law. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 5.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 5.5.

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Section 5.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agrees that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 5.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination by a court of competent jurisdiction or other governmental authority that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 5.8 Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) Subject to Section 5.8(c) and Section 5.8(e), this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees in connection with the transfer of the corresponding Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties and its successors and Permitted Transferees.

(c) Prior to the expiration of the applicable Lock-Up Period, no Holder who is subject to a Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee and in accordance with the provisions of the agreement providing for such Lock-Up Period and this Section 5.8.

(d) Other than persons entitled to indemnification under Article IV, who shall be third-party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

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(e) No assignment by any Party of such Party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) an executed joinder to this Agreement from such successor or permitted assignee in the form of Exhibit A attached hereto (a “Joinder”). Any transfer or assignment made other than as provided in this Section 5.8 shall be null and void.

Section 5.9 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 5.10 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other Party as to such tax consequences.

Section 5.11 Amendments and Modifications.

(a) Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, that no amendment or waiver may materially, disproportionately and adversely affect the rights of a Holder without the consent of such Holder (or, if there is more than one such Holder that is so affected, without the consent of a majority in interest of such affected Holders in accordance with their holding of Registrable Securities); provided, further, that no amendment, modification or waiver that would (i) reduce the number of Underwritten Shelf Takedowns available to the Sponsor Holders, (ii) increase the Demanding Percentage applicable to the Sponsor Holders, (iii) reduce or adversely modify the cutback priority applicable to the Sponsor Holders, or (iv) restrict or limit the Permitted Transferee definition applicable to the Sponsor Holders, shall be effective without the prior written consent of Holders of at least a majority-in-interest of the Registrable Securities held by the Sponsor Holders at the time in question; and provided, further, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

(b) Each of the Company and the Holders may seek to (i) extend the time for the performance of any obligation or other act of any other non-affiliated party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated party with any covenant or condition contained herein. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(c) Except with respect to any indemnification or contribution rights or obligations under Article IV, which shall survive, this Agreement will terminate as to any Holder when it no longer holds any Registrable Securities. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. No course of dealing between any Holder or the Company and any other Party or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a Party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such Party.

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Section 5.12 Other Registration Rights. Other than as provided in (a) that certain Warrant Agreement, dated April 8, 2025, among Titan and Continental Stock Transfer & Trust Company and (b) [the Subscription Agreements providing for the issuance of the PIPE Shares], the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person.

Section 5.13 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions Article IV shall survive any termination.

Section 5.14 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Section 5.15 Additional Holder; Joinder. In addition to Persons who may become Holders pursuant to Section 5.8 hereto, the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed Joinder from such Additional Holder in the form of Exhibit A attached hereto. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

OPENPAYD GLOBAL HOLDINGS LIMITED

By:
Name:
Title:

TITAN ACQUISITION SPONSOR HOLDCO LLC

By:
Name:
Title:

CANTOR FITZGERALD & CO.

By:
Name:
Title:

ODEON CAPITAL GROUP LLC

By:
Name:
Title:

ANNE MARTINA LIMITED

By:
Name:
Title:

Ozan Özerk

Iana Dimitrova

David Bull

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

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EXHIBIT A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●] (as the same may hereafter be amended, the “Registration Rights Agreement”), among OpenPayd Global Holdings Limited, a Cayman Islands exempted limited liability company (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Ordinary Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the     day of      , 20      .

Signature of Stockholder

Print Name of Stockholder

By:
Its:
Address:

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Agreed and Accepted as of , 20 .

[ ]

By:
Name:
Its:

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EXHIBIT G

Final form

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026, by and between (i) OpenPayd Global Holdings Limited, a Cayman Islands exempted company (“Pubco”), and (ii) the undersigned (the “Holder”). Pubco and the Holder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, Titan Acquisition Corp, Pubco and OpenPayd Holdings Limited, among others, entered into a business combination agreement, dated [●], 2026 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the Company Shares owned by the Holder into a corresponding number of Pubco Ordinary Shares determined in accordance with the Business Combination Agreement.

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Pubco Ordinary Shares to be received by the Holder pursuant to the Business Combination Agreement (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Lock-Up Provisions.

(a) The Holder agrees that it shall not effectuate a Transfer (as defined below) of the Restricted Securities that are held by the Holder during the period commencing from the Share Acquisition Closing until six months after the Share Acquisition Closing (the “Lock-Up Period”). Notwithstanding the foregoing, a total of 15% of the Restricted Securities shall be released from the lock-up restrictions on a staggered basis prior to the expiration of the Lock-Up Period, with three percent of the Restricted Securities to be released every 30 days following the Share Acquisition Closing.

(b) Notwithstanding the provisions set forth in Section 1(a), Transfers of the Restricted Securities that are held by the Holder (and that have complied with this Section 1(b)) are permitted (i) to Pubco’s officers or directors, any Affiliates or immediate family members of any of Pubco’s officers or directors, any members of the Holder, or any Affiliates of the Holder, (ii) to shareholders or limited partners of the Holder, or, in the case of a Holder which is a limited liability partnership, its members, (iii) by gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is a member of the Holder’s immediate family, an Affiliate of such person or to a charitable organization, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order or in connection with a divorce settlement, (vi) to (A) any department of His Majesty’s Government (the “UK Government”), including their executive agencies, other subsidiary bodies and other parts of UK Government; (B) companies wholly or partly owned by UK Government departments and their subsidiaries; (C) non-departmental public bodies, other public bodies, public corporations and their subsidiary bodies sponsored by UK Government departments; and/or (D) any successors to any of the entities set out in clauses (A), (B) and (C) above or any new bodies which fall within the same criteria (vii) by virtue of the laws of the Holder’s jurisdiction of incorporation or organization, the Holder’s Organizational Documents or the rights attaching to the equity interests in the Holder upon dissolution of the Holder, (viii) pursuant to the exercise of any options,

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warrants or other convertible securities to purchase Pubco Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any Pubco Ordinary Shares issued upon such exercise shall be subject to the Lock-Up Period, (ix) to satisfy tax withholding obligations pursuant to the Holder’s equity incentive plans or arrangements, (x) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, (xi) by a Holder to any entity including without limitation any fund, partnership, company or investment trust to whom the Holder transfers interests in one or more of its portfolio of investments, or any successor entity following a restructuring transaction of that Holder, and (xii) in connection with a transfer pursuant to (1) a bona fide third party tender offer, merger, amalgamation, arrangement, consolidation or other similar transaction made to all Holders of Pubco Ordinary Shares involving a change of control of Pubco, (2) a sale of all or substantially all of the assets of Pubco, or (3) any other transaction or series of related transactions as a result of which the holders of Pubco Ordinary Shares immediately prior to such transaction cease to own at least a majority of the outstanding Pubco Ordinary Shares of Pubco or its successor entity, provided, that in clauses (i) through (xi), the transferee must enter into a written agreement in substantially the form of this Agreement, agreeing to be bound by the terms of the Lock-up Period. If dividends in respect of Restricted Securities are declared and payable in Pubco Ordinary Shares, such dividends will also be subject to the Lock-up Period.

(c) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of the Holder (and any permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2026, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities.

(f) For the avoidance of any doubt “Restricted Securities” shall not include any Pubco Ordinary Shares acquired (i) in the public market after the Share Acquisition Closing Date, (ii) in a private placement concurrently with the consummation of the Merger and (iii) pursuant to a transaction exempt from registration under the Securities Act.

(g) To the extent that Pubco determines, in its reasonable discretion, that additional public float is required to satisfy the initial or continued listing requirements of the Nasdaq or any other national securities exchange on which the Restricted Securities are then listed or quoted, the Holder may be released from the lock-up restrictions set forth in this Section 1 with respect to such number of Restricted Securities as Pubco shall determine is necessary to satisfy such listing requirements.

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(h) For the purposes of this Section 1, “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell (including, for the avoidance of doubt, through a distribution in specie), hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.	Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(b) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(c) Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of Laws that would otherwise require the application of Law of any other State. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 13.1 OF THE BUSINESS COMBINATION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND

Annex A-205

ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2(c). For purposes of this Section 2(c), “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

(d) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) references to the singular shall include the plural and vice versa and references to one gender include any other gender; (ii) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality; (iii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iv) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) the word “day” means calendar day unless Business Day is expressly specified; and (ix) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(e) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, internationally recognized overnight courier service or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

Annex A-206

If to Pubco, to: OpenPayd Global Holdings Limited c/o Maples Corporate Services Limited PO Box 309 Ugland House, Grand Cayman KY1-1104, Cayman Islands Attn: Ozan Özerk Email: ozan.ozerk@openpayd.com

With a copy to (which shall not constitute notice):

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor.

Dallas, Texas 75201

Attention: Alain Dermarkar and Michael Walraven

E-mail: alain.dermarkar@aoshearman.com;

michael.walraven@aoshearman.com

If to the Holder, to: the address set forth under the Holder’s name on the signature page hereto.

(f) Amendments and Waivers. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Pubco and the Holder. Subject to the following sentence, Pubco and the Holder may seek to (i) extend the time for the performance of any obligation or other act of the other Party hereto, (ii) waive any inaccuracy in the representations and warranties by the other Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(g) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(h) Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law, and agrees that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Annex A-207

(i) Entire Agreement. This Agreement sets out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement or the other Ancillary Documents, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. Each Party confirms that it has not entered into this Agreement on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party which is not expressly incorporated into this Agreement and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement other than pursuant to this Agreement; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any other Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Parties under any other agreement between the Holder and Pubco or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Parties under this Agreement.

(j) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(k) Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex A-208

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Pubco:

OpenPayd Global Holdings Limited

By:
Name:
Title:

Signature Page to Lock-Up Agreement

Annex A-209

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Holder:

Name of Holder: [ ]

By:

Notice Information:

Address:
Telephone No.:
Email:

Signature Page to Lock-Up Agreement

Annex A-210

Annex A-1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of June 11, 2026, is entered into by and among Titan Acquisition Corp, a Cayman Islands exempted company with registered number 406165 and whose registered office is at c/o Appleby Global Services (Cayman) Limited, PO Box 500, Suite 210, 2nd Floor, Winward III, Regatta Office Park, Grand Cayman, KY1-1106, Cayman Islands (“Purchaser”), Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company (“Sponsor”), solely in its capacity as the Purchaser Representative, OpenPayd Global Holdings Limited, a Cayman Islands exempted company with registered number 431347 and whose registered office is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1101, Cayman Islands (“Pubco”), OpenPayd Holdings Limited, a company limited by shares incorporated in England and Wales with company registration number 11565881 and whose registered office is at The Bower, 207-211 Old Street, London, England, EC1V 9NR (the “Company”), and Ozan Özerk, solely in his capacity as the Company Shareholder Representative. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on June 1, 2026, the parties hereto and certain other parties identified therein entered into that certain Business Combination Agreement (the “Business Combination Agreement”);

WHEREAS, the parties hereto desire to correct a scrivener’s error in the Business Combination Agreement related to the Transferred Warrants; and

WHEREAS, in accordance with Section 13.8 of the Business Combination Agreement, the parties hereto desire to amend the terms of the Business Combination Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment to Business Combination Agreement. The first sentence of Section 8.26 of the Business Combination Agreement is hereby amended to delete the following parenthetical in its entirety: “(other than any Purchaser Private Warrants representing the Transferred Warrants)”.

Section 2. References to and Effect on the Business Combination Agreement. This Amendment shall be effective as of the date hereof. Except as expressly amended by this Amendment, all of the terms, conditions and other provisions of the Business Combination Agreement shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Business Combination Agreement, and any reference to the Business Combination Agreement in any such instrument or document shall be deemed to refer to the Business Combination Agreement as amended by this Amendment.

Section 3. Entire Agreement. This Amendment, the Business Combination Agreement (including Schedules 1, 2 and 3 and Exhibits A, B, C, D, E, F and G thereto) and the Ancillary Documents together set out the entire agreement among the parties hereto in respect of the subject matter contained herein and therein and supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating to the subject matter hereof and thereof.

Section 4. Miscellaneous. All relevant provisions of Article XIII (Miscellaneous) of the Business Combination Agreement shall, to the extent not already set forth in this Agreement, apply mutatis mutandis to this Amendment and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Pages Follow]

Annex A-1-1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

TITAN ACQUISITION CORP

By:	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Chief Executive Officer

TITAN ACQUISITION SPONSOR

HOLDCO LLC

By:	/s/ Frank Mastrangelo
Name:	Frank Mastrangelo
Title:	Managing Member

Signature Page to First Amendment to Business Combination Agreement

Annex A-1-2

Annex B

OpenPayd Global Holdings Limited

Omnibus Equity Incentive Plan

ARTICLE 1. ESTABLISHMENT, PURPOSE AND DURATION

1.1 Establishment. OpenPayd Global Holdings Limited, a Cayman Islands exempted limited liability company, establishes an incentive compensation plan to be known as the OpenPayd Global Holdings Limited Omnibus Equity Incentive Plan, as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards. This Plan was approved by the Board on [DATE] and the Company’s shareholders on [DATE] (the “Effective Date”) in connection with the transactions contemplated by the Business Combination Agreement, dated as of [DATE], 2026 (as it may be amended from time to time, the “BCA”), that Titan Acquisition Corp, an exempted limited liability company incorporated under the laws of the Cayman Islands, has entered into with the Company, Titan Acquisition Sponsor Holdco LLC, a Delaware limited liability company, OpenPayd Holdings Limited, a company limited by shares incorporated in England (“OldCo”), Ozan Özerk, solely in his capacity as the Company Shareholders Representative (as defined in the BCA), and the shareholders of OldCo party thereto.

1.2 Purpose of this Plan. The purpose of this Plan is to attract, retain and motivate OpenPayd Personnel, to compensate them for their contributions to the long-term growth and profits of the Company and to align the interests of OpenPayd Personnel with those of Company shareholders by encouraging OpenPayd Personnel to acquire a proprietary interest in the success of the Company.

1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate [on the day before the tenth anniversary of the Effective Date]. After this Plan is terminated, no Awards may be granted under this Plan, but Awards previously granted will remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

ARTICLE 2. DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “10% Owner” has the meaning set forth in Section 6.6(a)(iii).

2.2 “AAA” has the meaning set forth in Section 23.26(a).

2.3 “Affiliate” means any Subsidiary and any Person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company.

2.4 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.5 “Award Agreement” means either (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.

Annex B-1

2.6 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.7 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 12.

2.9 “Cause” means, unless otherwise provided in the applicable Award Agreement or in a separation policy of the Company or its Affiliates applicable to the Participant, (a) indictment for a felony or other crime involving moral turpitude; or (b) in the reasonable determination of the Committee: (i) a material breach of any employment agreement, offer letter, or similar agreement; (ii) a material breach of a policy of the Company Group governing Participant’s service; (iii) Participant’s material and sustained dereliction of duties assigned to Participant in the course of Participant’s services or other egregious conduct of Participant that would customarily result in termination of an employee or partner (other than as a result of death or Disability), in each case as reasonably determined by the Committee; (iv) any fraud, embezzlement, theft, bad faith or similar misconduct (whether or not in connection with Participant’s services); (v) gross negligence in connection with Participant’s services; (vi) any order or decree from a court or regulatory agency involving Participant’s violation of federal or state securities laws, regulations or rules; or (vii) other material misconduct that is or could reasonably be expected to be harmful to the business interests or reputation of the Company Group. If following Participant’s termination other than for Cause, it is discovered that Participant’s services could have been terminated for Cause, Participant’s services will, at the election of the Committee and without notice to Participant, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

2.10 “Change in Control” means, except as otherwise provided in the applicable Award Agreement, the occurrence of any of the following events:

(a) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act (excluding (i) a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (ii) Permitted Investors or (iii) a Person or group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly, hold Beneficial Ownership of securities representing more than 50% of the total voting power in such Person or held by such group (collectively, “Permitted Acquirers”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; or

(b) the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, as of the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the Directors then still in office who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended by the Directors; or

(c) there is consummated a merger or consolidation of the Company with any other corporation or other entity and, immediately after the consummation of such merger or consolidation, either (i) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

Annex B-2

(d) except as may otherwise be determined by the Committee, any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than a Permitted Acquirer (i) becomes the Beneficial Owner of the Company’s securities, directly or indirectly, having more than 30% of the total voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company and (ii) Beneficially Owns more of such total voting power than is Beneficially Owned by any Permitted Acquirer; or

(e) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) and clause (c)(i) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this definition of Change in Control, references to “the Company’s stock/securities” or “stock/securities of the Company” shall include, for the avoidance of doubt, other securities or rights of any entity that are convertible into, or exercisable or exchangeable for, the Company’s stock or other securities. To the extent that any payment or benefit granted under this Plan constitutes “non-qualified deferred compensation” subject to Code Section 409A, and to the extent that such payment or benefit is payable upon a Participant’s termination of employment, then such payments or benefits shall be payable only upon a “change in control” as defined in Code Section 409A.

2.11 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the applicable regulations and guidance promulgated thereunder and any successor or similar provision.

2.12 “Committee” means the Board or any committees or individuals (any of whom may be one or more Employees) designated by the Board or governance guidelines of the Company to have authority under this Plan. Authority under this Plan may be designated to one or more committees or individuals simultaneously, and each such committee or individual may be designated to have broad or limited authority with respect to this Plan. References to the “Committee” shall be deemed references to any such designated committee or individual, but only to the extent of the authority designated to such committee or individual. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, in which case references to the “Committee” shall be deemed references to the Board. The Committee (or a subcommittee thereof) shall be constituted to comply with the requirements of Rule 16(b) of the Exchange Act and any applicable listing or governance requirements of any securities exchange on which the Shares are listed; provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

2.13 “Company” means OpenPayd Global Holdings Limited, a Cayman Islands exempted limited liability company, and any successor thereto as provided in Section 23.24.

2.14 “Company Group” means, collectively, the Company and its direct and indirect Subsidiaries (to the extent of its economic ownership interest in such subsidiaries) and its Affiliates.

2.15 “Control” has the meaning set forth in Rule 405 under the Securities Act.

2.16 “Corporate Transactions” has the meaning set forth in Section 4.3(a).

Annex B-3

2.17 “Data” has the meaning set forth in Section 23.4.

2.18 “Director” means any individual who is a member of the Board of Directors of the Company.

2.19 “Disability” means a determination by the Committee in good faith or by a physician designated by or otherwise approved by the Company of any physical or mental incapacity that prevents Participant from carrying out all or substantially all of Participant’s duties for any period of 180 consecutive days or any aggregate period of six months in any 12-month period. For the avoidance of doubt, Disability shall not include Retirement or other termination of employment by Participant.

2.20 “Dividend Equivalents” has the meaning set forth in Article 18.

2.21 “Effective Date” has the meaning set forth in Section 1.1.

2.22 “Employee” means any individual (or any wholly-owned corporate alter ego of the applicable individual) performing Services for the Company or an Affiliate and designated as an employee of the Company or an Affiliate on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Affiliate as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Affiliate, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Affiliate during such period. An individual shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company or any Affiliate (unless determined otherwise by the Committee). For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither Service as a Director nor payment of a director’s fee by the Company shall alone be sufficient to constitute “employment” by the Company.

2.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto and the regulations and guidance promulgated thereunder.

2.24 “Fair Market Value” or “FMV” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee (based on objective criteria) from time to time. In the absence of any alternative valuation methodology approved by the Committee, Fair Market Value shall be deemed to be equal to the volume weighted average trading price of a Share on NASDAQ as reported on by NASDAQ (or such established national securities exchange as may be designated by the Committee or, in the event that the ordinary shares not listed for trading on NASDAQ or such other national securities exchange as may be designated by the Committee but is quoted on an automated system), for the ten-day period immediately preceding the valuation date (or, if there were no sales on the valuation date, the average of the highest and lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred). The definition of FMV may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

2.25 “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

2.26 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7.

2.27 “Incentive Stock Option” or “ISO” means an Award granted pursuant to Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

Annex B-4

2.28 “Insider” shall mean an individual who is, on the relevant date, an officer (as defined in Rule 16a-1(f) of the Exchange Act (or any successor provision)) or Director of the Company, or a more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.29 “ISO Subsidiary” has the meaning set forth in Section 6.6(a)(ii).

2.30 “NASDAQ” means the NASDAQ Global Select Market.

2.31 “Non-Employee Director” means a Director who is not an Employee.

2.32 “Nonqualified Stock Option” or “NQSO” means an Award granted pursuant to Article 6 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.33 “OpenPayd” means, collectively, the Company and its Affiliates.

2.34 “OpenPayd Personnel” means Employees (including prospective employees), Directors and any consultant, agent, advisor or independent contractor (or, in each case, any wholly-owned corporate alter ego of the applicable individual) who renders bona fide Services to the Company or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (b) do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) are provided by a natural person who has contracted directly with the Company or an Affiliate to render such Services. “OpenPayd Person” shall have a correlative, singular meaning.

2.35 “Option” means an Award granted to a Participant pursuant to Article 6, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.

2.36 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.37 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Article 12.

2.38 “Parent Corporation” has the meaning set forth in Section 6.6(a)(i).

2.39 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.40 “Performance Measures” means measures, as described in Article 14, upon which performance goals are based.

2.41 “Performance Period” means the period during which performance goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.42 “Performance Share” means an Award granted pursuant to Article 10.

2.43 “Performance Unit” means an Award granted pursuant to Article 11.

2.44 “Period of Restriction” means the period when an Award is subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion).

2.45 “Permitted Transferees” has the meaning set forth in Section 13.2.

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2.46 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.47 “Plan” means this OpenPayd Global Holdings Limited Omnibus Incentive Plan, as may be amended from time to time.

2.48 “Restricted Stock” means an Award granted pursuant to Article 8.

2.49 “Restricted Stock Unit” means an Award granted pursuant to Article 9.

2.50 “Retirement” shall have the meaning set forth in the applicable Award Agreement, or such other definition as the Committee may determine from time to time, and, for the avoidance of doubt, may have an equivalent meaning as set forth in an applicable Company policy.

2.51 “Service” means the performance of services by a OpenPayd Person.

2.52 “Share” means an ordinary share, with $0.0001 par value per share, of the Company.

2.53 “Share Payment” has the meaning set forth in Section 22.2.

2.54 “Share Reserve” has the meaning set forth in Section 4.1.

2.55 “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 7.

2.56 “Subsidiary” means (a) any corporation or other entity (domestic or foreign) with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, (b) any other corporation or entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of this Plan or (c) any partnership (i) the sole general partner or the managing general partner of which is the Company or a Subsidiary or (ii) the only general partners of which are the Company or one or more Subsidiaries (or any combination thereof). Notwithstanding the foregoing, portfolio companies and pooled investment entities of the Company shall not constitute Subsidiaries.

2.57 “Successor” has the meaning set forth in Section 23.24.

2.58 “Tax Laws” has the meaning set forth in Section 23.22.

2.59 “Termination Date” means (a) with respect to a Termination of Services for any reason other than a Retirement or death, the date on which either OpenPayd or the Participant provides notice of Termination of Services to the other party, and (b) with respect to a Termination of Services due to a Retirement or death, the last date on which the Participant is providing Service.

2.60 “Termination of Directorship” means the time when a Non-Employee Director ceases to be a Non-Employee Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected or death.

2.61 “Termination of Services” means termination or cessation of the Participant’s Services, regardless of the reason for the termination of Services and who initiates the termination of Services (including, for the avoidance of doubt, Termination of Directorship or termination of a consultant or third-party service provider). With respect to termination of employment, Termination of Services occurs on the date immediately following only the minimum notice of termination period, if any, prescribed by applicable employment or labor standards legislation and does not include any additional notice period to which a Participant might be entitled under contract or the common law.

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ARTICLE 3. ADMINISTRATION

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. In consultation with management of the Company, the Committee may employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of this Plan, any of whom may be an Employee, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. No member of the Committee shall be liable for any action taken or not taken in reliance upon any such information or advice. All actions taken and all interpretations and determinations made by the Committee under this Plan shall be made in its sole discretion and shall be final, binding and conclusive upon the Participants, the Company or any Affiliate, and all other interested individuals.

3.2 Authority of the Committee. Subject to any express limitations set forth in this Plan and the limitations of any delegation of authority to the Committee, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration, interpretation and implementation of this Plan including, but not limited to, the following:

(a) To determine from time to time which of the persons eligible under this Plan will be granted Awards, when and how each Award will be granted, what type or combination of types of Awards will be granted, the provisions of each Award granted (which need not be identical), including the time or times when an eligible individual will be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award;

(b) To construe and interpret this Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;

(c) To approve forms of Award Agreements for use under this Plan;

(d) To determine Fair Market Value of a Share;

(e) To employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of this Plan, any of whom may be an Employee;

(f) To amend this Plan, an Award or any Award Agreement after the date of grant subject to the terms of this Plan;

(g) To apply alternative definitions than are reflected in this Plan;

(h) To adopt sub-plans and special provisions applicable to Awards regulated by the laws of a jurisdiction other than and outside of the United States;

(i) To authorize any Person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board;

(j) To determine whether Awards shall be settled in Shares, cash or in any combination thereof;

(k) To determine whether Awards shall provide for Dividend Equivalents;

(l) To establish a program whereby Participants designated by the Committee may elect to receive Awards under this Plan in lieu of compensation otherwise payable in cash; and

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(m) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers.

3.3 Delegation. To the extent not prohibited by applicable laws, rules and regulations, the Committee may delegate to (a) one or more of its members, (b) one or more officers of the Company or any Affiliate, or (c) one or more agents or advisors such administrative duties or powers as it may deem appropriate or advisable under such conditions and limitations as the Committee may set at the time of such delegation or thereafter, including but not limited to the authority to grant Awards to a OpenPayd Person and the authority to manage the day-to-day administrative operations of the Plan. The Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. For purposes of this Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3.3.

ARTICLE 4. SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

4.1 Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under this Plan, the maximum number of Shares that are available for Awards under this Plan shall be equal to 10% of the Shares to be issued and outstanding (on a fully diluted basis) as of the “Share Acquisition Closing” as defined in the BCA (the “Share Reserve”), subject to adjustment as provided in Section 4.3 hereof. Shares authorized under this Plan may be authorized and unissued Shares, Shares that have been reacquired by the Company, treasury Shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the authorized Shares may be used for any type of Award under this Plan, and any or all of the Shares may be allocated to Incentive Stock Options; provided that the maximum number of Shares that may be issued as Incentive Stock Options under this Plan may not exceed [NUMBER].

4.2 Share Usage. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under this Plan, the number of Shares related to an Award granted under this Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares or is settled through the issuance of consideration other than Shares (including cash), shall be available again for grant under this Plan. Shares tendered by a Participant, repurchased by the Company using proceeds from the exercise of Options or withheld by the Company in payment of the exercise price of an Option or to satisfy any tax withholding obligation for an Award shall not again be available for Awards.

4.3 Adjustments in Authorized Shares. Adjustment in authorized Shares available for issuance under this Plan or under an outstanding Award shall be subject to the following provisions:

(a) In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, reclassification, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend, rights offering to purchase Shares at a price that is substantially below FMV or any other similar corporate event or transaction (“Corporate Transactions”), the Committee, in order to preserve, but not increase, Participants’ rights under this Plan, shall substitute or adjust, as applicable, (i) the number and kind of Shares that may be issued under this Plan or under particular forms of Award Agreements, (ii) the number and kind of Shares subject to outstanding Awards (including by payment of cash to a Participant), and (iii) the Option Price or Grant Price applicable to outstanding Awards and other value determinations applicable to outstanding Awards. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment subject to applicable laws, rules and regulations.

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(b) In addition to the adjustments permitted under Section 4.3(a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Award that it deems appropriate to reflect any Corporate Transaction, including, but not limited to, modifications of performance goals and changes in the length of Performance Periods, subject to the limitations set forth in Section 14.2.

(c) The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

5.1 Eligibility to Receive Awards. Individuals eligible to participate in this Plan include all OpenPayd Personnel (including, in each case, any wholly-owned corporate alter ego of the applicable OpenPayd Personnel), as determined by the Committee. No OpenPayd Personnel has a right to participate in this Plan.

5.2 Participation in this Plan. Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate in this Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

ARTICLE 6. STOCK OPTIONS

6.1 Grant of Options. Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of an Option shall be evidenced by an Award Agreement which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.

6.2 Option Price. The Option Price for each grant of an Option shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement evidencing such Option; provided, however, the Option Price must be at least equal to 100% of the Fair Market Value of a Share as of the Option’s Grant Date, subject to adjustment as provided for under Section 4.3.

6.3 Term of Option. The term of an Option granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no Option shall be exercisable later than the tenth-anniversary date of its grant. If upon the expiration of the term of an Option (other than an Incentive Stock Option), a Participant is prohibited from trading in the Shares by applicable laws, rules or regulations or the Company’s insider trading plan as in effect from time to time, the term of the Option shall be automatically extended to the 30th day following the expiration of such prohibition; provided, however, that this provision shall not apply if prohibited by applicable laws, rules and regulations in effect from time to time.

6.4 Exercise of Option. An Option shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5 Payment of Option Price. An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a) in cash or its equivalent;

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(b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c) by a cashless (broker-assisted) exercise in accordance with procedures authorized by the Committee from time to time;

(d) through net Share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the Option Price;

(e) by any combination of (a), (b), (c) and (d); or

(f) any other method approved or accepted by the Committee in its sole discretion.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars, pounds sterling or Shares, as applicable.

6.6 Special Rules Regarding ISOs. The terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, as amended from time to time. Notwithstanding any provision of this Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:

(a) Special ISO definitions:

(i) “Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).

(ii) “ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).

(iii) A “10% Owner” is an individual who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.

(b) Eligible Employees. An ISO may be granted solely to eligible Employees of the Company, Parent Corporation or ISO Subsidiary.

(c) Specified as an ISO. An Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

(d) Option Price. The Option Price for each grant of an ISO shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to 100% of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% Owners, the Option Price may not be less than 110% of such Fair Market Value), subject to adjustment provided for under Section 4.3.

(e) Right to Exercise. Any ISO granted to a Participant shall be exercisable during his or her lifetime solely by such Participant.

(f) Exercise Period. The period during which a Participant may exercise an ISO shall not exceed ten years (five years in the case of a Participant who is a 10% Owner) from the date on which the ISO was granted.

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(g) Termination of Services. In the event a Participant terminates services due to death or Disability (as defined in Code Section 22(e)(3)), the Participant (or, in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) shall have the right to exercise the Participant’s ISO award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his death or Disability; as applicable; provided, however, that such period may not exceed one year from the date of such Termination of Services due to death or Disability or, if shorter, the remaining term of the ISO. In the event a Participant terminates employment for reasons other than death or Disability, the Participant shall have the right to exercise the Participant’s ISO during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such Termination of Services; provided, however, that such period may not exceed three months from the date of such Termination of Services or if shorter, the remaining term of the ISO.

(h) Dollar Limitation. To the extent that the aggregate Fair Market Value of (i) the Shares with respect to which Options designated as Incentive Stock Options plus (ii) the shares of stock of the Company, Parent Corporation and any ISO Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of such Incentive Stock Options during any calendar year under all plans of the Company and ISO Subsidiary exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option or other incentive stock option is granted.

(i) Duration of Plan. No ISO may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board and (b) the Effective Date.

(j) Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within 30 days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code Section 421(b) has occurred.

(k) Transferability. No ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, that at the discretion of the Committee, an ISO may be transferred to a grantor trust under which Participant making the transfer is the sole beneficiary.

ARTICLE 7. STOCK APPRECIATION RIGHTS

7.1 Grant of SARs. SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of SARs shall be evidenced by an Award Agreement.

7.2 Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the FMV of a Share as of the Grant Date, subject to adjustment as provided for under Section 4.3.

7.3 Term of SAR. The term of an SAR granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no SAR shall be exercisable later than the tenth-anniversary date of its grant.

7.4 Exercise of SAR. An SAR shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

7.5 Notice of Exercise. An SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.

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7.6 Settlement of SARs. Upon the exercise of an SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; and

(b) The number of Shares with respect to which the SAR is exercised.

Payment shall be made in cash, Shares or a combination thereof as specified in the Award Agreement.

ARTICLE 8. RESTRICTED STOCK

8.1 Grant of Restricted Stock. Restricted Stock may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Restricted Stock shall be evidenced by an Award Agreement.

8.2 Nature of Restrictions. Each grant of Restricted Stock shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a) A requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock;

(b) Restrictions based upon the achievement of specific performance goals;

(c) Time-based restrictions on vesting following the attainment of the performance goals;

(d) Time-based restrictions; and

(e) Restrictions under applicable laws and restrictions under the requirements of any stock exchange or market on which such Shares are listed or traded.

8.3 Issuance of Shares. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse. Shares of Restricted Stock covered by each Restricted Stock grant shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapsed (including satisfaction of any applicable tax withholding obligations).

8.4 Shareholder Rights. Unless otherwise determined by the Committee and set forth in a Participant’s applicable Award Agreement, to the extent permitted or required by law a Participant holding Shares of Restricted Stock granted hereunder shall be granted full rights as a shareholder of the Company (including voting rights) with respect to those Shares during the Period of Restriction.

ARTICLE 9. RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock Units. Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. A grant of Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of each Share based upon the completion of Service, performance conditions or such other terms and conditions as specified in the applicable Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.

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9.2 Nature of Restrictions. Each grant of Restricted Stock Units that is subject to a Period of Restriction, such Period of Restriction shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a) A requirement that a Participant pay a stipulated purchase price for each Restricted Stock Unit;

(b) Restrictions based upon the achievement of specific performance goals;

(c) Time-based restrictions on vesting following the attainment of the performance goals;

(d) Time-based restrictions; and

(e) Restrictions under applicable laws or under the requirements of any stock exchange on which Shares are listed or traded.

9.3 Settlement and Payment Restricted Stock Units. Unless otherwise elected by the Participant or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest. Such settlement may be made in Shares, cash or a combination thereof, as specified in the Award Agreement.

ARTICLE 10. PERFORMANCE SHARES

10.1 Grant of Performance Shares. Performance Shares may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Shares shall be evidenced by an Award Agreement.

10.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.3 Earning of Performance Shares. After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

10.4 Form and Timing of Payment of Performance Shares. At the close of the applicable Performance Period, or as soon as practicable thereafter or otherwise provided for in the Award Agreement, the Company shall pay any earned Performance Shares to the applicable Participant in the form of cash or Shares or a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee.

ARTICLE 11. PERFORMANCE UNITS

11.1 Grant of Performance Units. Subject to the terms and provisions of this Plan, Performance Units may be granted to a Participant in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Units shall be evidenced by an Award Agreement.

11.2 Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Units that shall be settled and paid to the Participant.

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11.3 Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

11.4 Form and Timing of Payment of Performance Units. At the close of the applicable Performance Period, or as soon as practicable thereafter or otherwise provided for in the Award Agreement, the Company shall pay any earned Performance Units to the applicable Participant in the form of cash or Shares or a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee.

ARTICLE 12. OTHER STOCK-BASED AWARDS AND CASH-BASED AWARDS

12.1 Grant of Other Stock-Based Awards and Cash-Based Awards

(a) The Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan, including, but not limited to, the grant or offer for sale of unrestricted Shares and the grant of deferred Shares or deferred Share units, in such amounts and subject to such terms and conditions, as the Committee shall determine, in its sole discretion. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(b) The Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

12.2 Value of Other Stock-Based Awards and Cash-Based Awards.

(a) Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee, in its sole discretion.

(b) Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards paid to the Participant shall depend on the extent to which such performance goals are met.

12.3 Payment of Other Stock-Based Awards and Cash-Based Awards. Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination of both as determined by the Committee in its sole discretion.

ARTICLE 13. TRANSFERABILITY OF AWARDS AND SHARES

13.1 Transferability of Awards. Except as provided in Section 13.2, during a Participant’s lifetime, Options and SARs shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order entered into by a court of competent jurisdiction. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind. Any purported transfer in violation of this Section 13.1 shall be null and void.

13.2 Committee Action. Notwithstanding Section 13.1, the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, determine that any or all Awards shall be transferable, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. “Permitted Transferees” include (a) a Participant’s family member, (b) one or more trusts established in whole or in part for the benefit of one or more of such family members, (c) one or more entities which are beneficially owned in whole or in part by the Participant or one or more such family members, or (d) a charitable or not-for-profit organization.

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13.3 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under this Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.

ARTICLE 14. PERFORMANCE MEASURES

14.1 Performance Measures. Any Award to a Participant may be subject to performance goals as determined at the discretion of the Committee, which may include, but are not limited to, any of the following: (a) book value or earnings per share; (b) cash flow, free cash flow or operating cash flow; (c) earnings before or after any of, or any combination of, interest, taxes, depreciation, or amortization; (d) expenses/costs; (e) gross, net or pre-tax income (aggregate or on a per-Share basis); (f) net income as a percentage of sales; (g) gross or net operating margins or income, including operating income; (h) gross or net sales or revenues; (i) gross profit or gross margin; (j) improvements in capital structure, cost of capital or debt reduction; (k) market share or market share penetration; (l) growth in managed assets; (m) reduction of losses, loss ratios and expense ratios; (n) asset turns, inventory turns or fixed asset turns; (o) operational performance measures; (p) profitability ratios (pre or post tax); (q) profitability of an identifiable business unit or product; (r) return measures (including return on assets, return on equity, return on investment, return on capital, return on invested capital, gross profit return on investment, gross margin return on investment, economic value added or similar metric); (s) Share price (including growth or appreciation in Share price and total shareholder return); (t) strategic business objectives (including objective project milestones); (u) transactions relating to acquisitions or divestitures; or (v) working capital. Any Performance Measure(s) may, as the Committee in its sole discretion deems appropriate, (i) relate to the performance of the Company or any Affiliate as a whole or any business unit or division of the Company or any Affiliate or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on a change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other Performance Measures or (v) any combination of the foregoing. Subject to Section 23.1, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to any Performance Measures.

14.2 Evaluation of Performance. The Performance Measures shall, to the extent possible, be determined in accordance with generally accepted accounting principles consistently applied on a business unit, divisional, Subsidiary or consolidated basis or any combination thereof. The Committee may provide in any Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any events that occur during a Performance Period including, but not limited to: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses and (g) gains and losses that are treated as unusual or infrequently occurring items within the meaning of the accounting standards of the Financial Accounting Standard Board or such comparable successor term.

14.3 Adjustment of Awards. The Committee shall retain the discretion to adjust any Awards, either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.

ARTICLE 15. TERMINATION OF Services

15.1 Termination of Services. The Committee shall specify in the applicable Award Agreement, at or after the time of grant of an Award the provisions governing the terms of an Award in the event of a Participant’s Termination of Services. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination, as well as Section 23.1, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to or extend the post-termination exercise period of an outstanding Award. Such provisions shall be determined by the Committee in its sole discretion and may be specified in the applicable Award Agreement or determined at a subsequent time. The Committee’s decisions need not be uniform among all Award Agreements and Participants and may reflect distinctions based on the reasons for termination.

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15.2 Post-Termination Findings. If subsequent to the Participant’s Termination of Services other than for Cause, it is discovered that the Participant’s Services could have been terminated for Cause, the Participant’s Services may, at the election of the Committee, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

ARTICLE 16. NON-EMPLOYEE DIRECTOR AWARDS

16.1 Awards to Non-Employee Directors. The Board or Committee shall determine and approve all Awards to Non-Employee Directors. The terms and conditions of any grant of any Award to a Non-Employee Director shall be set forth in an Award Agreement.

16.2 Awards in Lieu of Fees. The Board or Committee may permit a Non-Employee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other types of Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable sub-plan or Award Agreement.

ARTICLE 17. EFFECT OF A CHANGE IN CONTROL

17.1 Change in Control. Subject to Section 23.1, if a Participant has in effect an employment, retention, change in control, severance or similar agreement with the Company or any Affiliate or is subject to a policy or plan that discusses the effect of a Change in Control on a Participant’s Awards, then such agreement, plan or policy shall control. In all other cases, unless provided otherwise in an Award Agreement or by the Committee prior to the date of the Change in Control, in the event of a Change in Control the Committee may, but shall not be obligated to:

(a) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any Award;

(b) cancel any Awards for a cash payment or delivery of other property equal to Fair Market Value (as determined in the sole discretion of the Committee);

(c) provide for the issuance of substitute Awards that shall substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion;

(d) provide that for a period of at least 15 days prior to the Change in Control, Options or SARs shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Options or SARs shall terminate and be of no further force and effect; or

(e) provide for the automatic acceleration and vesting with respect to all or any portion of any Award held by a Participant who is involuntarily terminated on or within two years following the applicable Change in Control.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change in Control price. The Committee shall determine the per-share Change in Control price paid or deemed paid in the Change in Control transaction.

ARTICLE 18. DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends (“Dividend Equivalents”) or interest with respect to an outstanding Award, which payments can either be paid in cash, either on a current or deferred basis, or deemed to have been reinvested in Shares, or a combination thereof, as the Committee shall determine, in each case, subject to all applicable laws, rules and regulations, including, without limitation, Code Section 409A.

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ARTICLE 19. BENEFICIARY DESIGNATION

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

ARTICLE 20. RIGHTS OF PARTICIPANTS

20.1 Employment. Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment with or Service to the Company or any Affiliate at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his employment or Service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract or create a statutory right to employment with the Company or any Affiliate and, accordingly, subject to Article 3 and Article 21, this Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, any Affiliate, the Committee or the Board.

20.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee may grant more than one Award to a Participant and may designate an individual as a Participant for overlapping periods of time.

20.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date on which the Participant becomes the record holder of the Shares.

ARTICLE 21. AMENDMENT AND TERMINATION

21.1 Amendment and Termination of this Plan and Awards. Subject to applicable laws, rules and regulations and Section 21.3 of this Plan, the Board may at any time amend or terminate this Plan or amend or terminate any outstanding Award. Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations and the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under this Plan.

21.2 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 22.2, 22.4, 23.2 and 23.16, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

21.3 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the broad authority to amend this Plan, an Award or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable in order to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules, rulings and regulations promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 21.3 to this Plan, an Award or an Award Agreement without further consideration or action.

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21.4 Repricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of Shares), the terms of outstanding Awards may not be amended, without shareholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

ARTICLE 22. TAX WITHHOLDING

22.1 Tax Withholding. A member of the Company Group may require any individual entitled to receive a payment of an Award to remit to the applicable member of the Company Group prior to payment, an amount sufficient to satisfy any applicable federal, state, local and foreign tax withholding requirements. A member of the Company Group shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such Award.

22.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), the Committee may permit or require a Participant to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares from a Share Payment (or repurchase Shares that were previously issued) having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement or such other rate as shall not result in any adverse accounting consequences, as determined by the Company in its sole discretion.

ARTICLE 23. GENERAL PROVISIONS

23.1 Minimum Vesting. All Awards shall be subject to a minimum vesting restriction or Performance Period of not less than one year (or, in the case of awards to Non-Employee Directors, the period from one annual meeting of shareholders to the next); provided, however, the requirements set forth in this sentence shall not apply to substituted Awards with time-based vesting restrictions no less than the time-based vesting restrictions of the Awards being replaced and Awards with respect to an aggregate number of Shares not in excess of 5% of the total Shares authorized for issuance under this Plan, as well as Awards accelerated in the event of a Termination of Services or a Change in Control. For purposes of this Section 23.1, a Performance Period shall include any period with respect to which an award is earned.

23.2 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events as determined by the Committee in its sole discretion.

23.3 Legend. All certificates for Shares delivered under this Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

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23.4 Data Privacy. As a condition for receiving any Award and to the extent permitted by applicable law, the Committee may require a Participant to explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in this Plan. The Company and its Affiliates may hold certain personal information about Participants, including, but not limited to, a Participant’s name, address, telephone number, birth date, social security, insurance number or other identification numbers, salary, nationality, job title(s), Shares held in the Company or its affiliates and Award details, to implement, manage and administer this Plan and Awards (the “Data”). The Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in this Plan, and the Company and its Affiliates may transfer the Data to third parties assisting in implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Participant’s country. By accepting an Award, the Participant authorizes the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in this Plan. Furthermore, the Participant acknowledges and understands that the transfer of Data to the Company or to any third parties is necessary for the Participant’s participation in this Plan. A Participant may view Data, request information about the storage and processing of Data, request any corrections to Data, or withdraw the consents herein (in any case, without cost to the Participant) by contacting [EMAIL] in writing. The withdrawal of any consent by a Participant may affect the Participant’s participation in the Plan. The Participant may contact [EMAIL] for further information about the consequences of any withdrawal of consents herein.

23.5 Gender and Number. Except where otherwise indicated by the context, any masculine or feminine term used herein also shall include all applicable genders, the plural shall include the singular, and the singular shall include the plural.

23.6 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.7 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.8 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

23.9 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.10 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

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23.11 OpenPayd Personnel Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, subject to Section 23.1, in order to comply with the laws in other countries in which the Company or any Affiliates operate or have a OpenPayd Person, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates shall be covered by this Plan;

(b) Determine which a OpenPayd Person outside the United States is eligible to participate in this Plan;

(c) Modify the terms and conditions of any Award granted to a OpenPayd Person outside the United States to comply with applicable foreign laws;

(d) Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 23.11 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Any sub-plans and special provisions may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plans and special provisions, the provisions of this Plan shall govern. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.12 Uncertificated Shares. To the extent that this Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.13 Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or any Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.14 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

23.15 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

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23.16 Deferrals.

(a) Notwithstanding any contrary provision in this Plan or an Award Agreement, if any provision of this Plan or an Award Agreement contravenes any regulations or guidance promulgated under Code Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest or penalties under Code Section 409A, such provision of this Plan or Award Agreement may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications, the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to this Plan shall not be applicable to an Award that is subject to Code Section 409A to the extent such discretionary authority would contravene Code Section 409A or the guidance promulgated thereunder.

(b) If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

(c) In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant; provided, however, that the terms of any deferrals must comply with all applicable laws, rules and regulations, including, without limitation, Code Section 409A. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee on or after the time of grant.

23.17 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.18 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (b) limit the right or power of the Company or any Affiliate to take any action that such entity deems to be necessary or appropriate. The proceeds received by the Company from the sale of Shares pursuant to Awards shall be used for general corporate purposes.

23.19 Conflicts. Except as otherwise provided herein, in the event of any conflict or inconsistency between this Plan and any Award Agreement, this Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such inconsistency.

23.20 Recoupment. Notwithstanding anything in this Plan to the contrary, all Awards granted under this Plan and any payments made under this Plan shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time. For the avoidance of doubt, this provision shall apply to any gains realized upon exercise or settlement of an Award and Dividend Equivalents paid on unvested Awards.

23.21 Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses and other securities requirements) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

23.22 No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company, Affiliates, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, the Tax Laws.

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23.23 Indemnification. Subject to applicable laws, rules and regulations and the Company’s Articles of Association as it may be amended from time to time, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or failure to act under this Plan and (b) any and all amounts paid by him or her in settlement thereof, with the Company’s approval or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her; provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. Notwithstanding the foregoing, no individual shall be entitled to indemnification if such loss, cost, liability or expense is a result of his/her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Association, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

23.24 Successors. Subject to Article 17, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company (each, a “Successor”), whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

23.25 Governing Law. This Plan and each Award Agreement shall be governed by the laws of the Cayman Islands excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

23.26 Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Plan or with respect to an Award granted hereunder, including, without limitation, any dispute regarding the validity or termination of this Plan or an Award granted hereunder, or the performance or breach hereof or of the terms of any Award Agreement, shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”). The place of arbitration shall be [●], and the proceedings shall be conducted in the English language. The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There shall be three arbitrators, one of whom shall be nominated by the Company or its designee and one who shall be nominated by the Participant within 30 days of receipt by respondent of the demand for arbitration, and the third arbitrator, who shall chair the arbitral tribunal, shall be nominated by the party nominated arbitrators within 30 days of the nomination of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, upon request of any party to the arbitration, such arbitrator shall be appointed by the AAA within 15 days of receiving such request.

(b) The arbitration shall commence within 45 days after the appointment of the third arbitrator; the arbitration shall be completed within 60 days of commencement; and the arbitrators’ award shall be made within 30 days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(c) The arbitral tribunal may award any form of relief permitted under this Plan, the relevant Award Agreement, or applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The award shall be in writing and shall state the reasons for the award.

(d) The decision rendered by the arbitral tribunal shall be final and binding on the parties to the relevant Award Agreement. Judgment may be entered in any court of competent jurisdiction. By accepting an Award, the parties to the relevant Award Agreement waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. By accepting an Award, the parties to the relevant Award Agreement agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

(e) Without limiting the foregoing, each party to an Award Agreement agrees that service of process on such party shall be deemed effective service of process on such party.

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Appendix 1

UK Sub-Plan

The provisions of this Appendix 1 modify the Plan in respect of any Awards granted under it to Participants who are resident in the United Kingdom.

ARTICLE 1 ESTABLISHMENT and PURPOSE

1.1 Purpose of the Sub-Plan. The purpose of this sub-plan is to provide for alterations and amendments to the Plan in respect of its operation in the United Kingdom, so as to facilitate the participation of United Kingdom employees in the Plan.

1.2 Defined Terms. Words and expressions defined in the Plan shall have the same meaning when used in the Sub-Plan (as defined in 2.11 below) unless otherwise stated herein and all references to the Plan shall be to the Plan as amended by the Sub-Plan. The provisions of the Plan shall apply to the provisions of the Sub-Plan except where expressly varied herein. References to Articles and Sections in the Sub-Plan are references to Articles and Sections of the Plan. In the event of any discrepancy between the provisions of the Plan and the provisions of the Sub-Plan, the provisions of the Sub-Plan shall take precedence.

1.3 Application. The Plan will apply to the grant of Awards under this Appendix 1, unless otherwise specified in this Appendix 1.

ARTICLE 2 Definitions

2.1 The definition of “Affiliate” set forth in Section 2.3 shall be amended by the to include the words underlined below:

“Affiliate” means any Subsidiary and any Person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company, provided that. provided that such Subsidiary, Person or other entity is a member of the same group as the Company for the purposes of Articles 60 of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005.

2.2 The definition of “Cause” set forth in Section 2.9 shall be amended to include the words underlined below and deletion of the words shown in strikethrough:

“Cause” means, unless otherwise provided in the applicable Award Agreement or in a separation policy of the Company or its Affiliates and ~~to~~ the Participant, (a) indictment for an ~~felony~~ indictable offence ~~or other crime involving moral turpitude~~; or (b) in the reasonable determination of the Committee: (i) a material breach of any employment agreement, offer letter, or similar agreement; (ii) a material breach of a policy of the Company Group governing Participant’s service; (iii) Participant’s material and sustained dereliction of duties assigned to Participant in the course of Participant’s services or other ~~egregious~~ gross misconduct of Participant that would customarily result in termination of an employee or partner without notice (other than as a result of death or Disability), in each case as reasonably determined by the Committee; (iv) any fraud, embezzlement, theft, bad faith or similar misconduct (whether or not in connection with Participant’s services); (v) gross negligence in connection with Participant’s services; (vi) any order or decree from a court or regulatory agency involving Participant’s violation of any ~~federal or state or~~ securities laws, regulations or rules in force in England and Wales or at a federal or state level in the United States; or (vii) other material misconduct that is or could reasonably be expected to be harmful to the business interests or reputation of the Company Group. If following Participant’s termination other than for Cause, it is discovered that Participant’s services could have been terminated for Cause, Participant’s services will, at the election of the Committee and without notice to Participant, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

Annex B-23

2.3 The definition of “Employee” set forth in Section 2.22 shall be amended to include the words underlined below and by the deletion of the words shown in strikethrough:

“Employee” means any individual ~~(or any wholly-owned corporate alter ego of the applicable individual)~~ performing Services for the Company or an Affiliate and designated as a bona fide employee of the Company or an Affiliate on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Affiliate as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Affiliate, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a bona fide employee of the Company or Affiliate during such period. An individual shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company or any Affiliate (unless determined otherwise by the Committee). For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither Service as a Director nor payment of a director’s fee by the Company shall alone be sufficient to constitute “employment” by the Company.

2.4 The definition of “OpenPayd Personnel” set forth in Section 2.34 shall be amended to include the words underlined below and deletion of the words shown in strikethrough:

“OpenPayd Personnel” means Employees (including, for the avoidance of doubt, a Director who is also an Employee), ~~Directors and any consultant, agent, advisor or independent contractor (or, in each case, any wholly-owned corporate alter ego of the applicable individual) who renders bona fide Services to the Company or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (b) do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) are provided by a natural person who has contracted directly with the Company or an Affiliate to render such Services~~. “OpenPayd Person” shall have a correlative, singular meaning.

2.5 The definition of “Termination of Directorship” set forth in Section 2.60 shall be deleted in its entirety.

2.6 The definition of “Termination of Services” set forth in Section 2.61 shall be amended to include the words underlined below and deletion of the words shown in strikethrough:

“Termination of Services” means termination or cessation of the Participant’s Services, regardless of the reason for the termination of Services and who initiates the termination of Services ~~(including, for the avoidance of doubt, Termination of Directorship or termination of a consultant or third-party service provider)~~. With respect to termination of employment, Termination of Services occurs on the date immediately following only the minimum notice of termination period, if any, prescribed by applicable employment or labor standards legislation and does not include any additional notice period to which a Participant might be entitled under contract or any applicable ~~common~~ law.

2.7 Article 2 of the Plan shall be amended to include the following definitions:

“HMRC” means His Majesty’s Revenue & Customs (in the United Kingdom).

“ITEPA” means the Income Tax (Earnings & Pensions) Act 2003 (as amended, modified, replace or restated from time to time) of the United Kingdom.

“Tax” means any present or future tax (including, for the avoidance of doubt, any employee national insurance contributions), levy, impost, duty, charge, fee, deduction or withholding of any nature, made by any competent authority and interest or penalties in respect thereof.

Annex B-24

“Tax Payment” means in respect of the grant, vesting, exercise, settlement or release of an of an Award:

(a)	Tax payable by a participant where the Company or any of its Subsidiaries or any other person (other than the Participant) is required to account to HMRC or another UK or a non-US taxation authority pursuant to any withholding requirements or regulations; and

(b)	at the Committee’s discretion (so long as notified prior to or in advance of the grant of an Award), employer’s national insurance contributions or similar social tax in any non-US jurisdiction.

“Sub-Plan” means this UK Sub-Plan to the to the OpenPayd Global Holdings Limited Omnibus Equity Incentive Plan.

ARTICLE 3 operative provisions

3.1 Article 16 (Non-employee Director Awards) shall be removed in its entirety.

3.2 A new Article 20.4 (No Rights to Compensation or Damages) shall be added and shall read:

20.4 No Rights to Compensation or Damages. A Participant waives all and any rights to compensation or damages for the termination of his or her office or employment with the Company or any Affiliate for any reason whatsoever (including unfair dismissal, wrongful dismissal or termination for breach of contract), insofar as those rights arise or may arise from his or her ceasing to have rights under, or to be entitled to exercise, vest in or otherwise benefit from any Award under this Plan as a result of that termination, from the loss or diminution in value of such rights or entitlements or from any exercise of a discretion under this Plan or any Award Agreement under this Plan or any Award Agreement in connection with such termination. Nothing in this Plan or in any Award Agreement or document executed under it shall impose on the Company, any Affiliate, the Committee or their respective directors, officers, employees or agents any liability whatsoever in connection with the loss of a Participant’s benefits or rights under this Plan, or as a result of the exercise of a discretion under this Plan, for any reason including as a result of the termination of his or her employment or Service.

3.3 Article 22 (Tax Withholding) is amended by the insertion of the following new Section 22.3:

22.3 Tax Payments. In the event that the Company or any of its Subsidiaries determines that it is required to account to HMRC for any Tax Payment arising from the grant, exercise, assignment, release, vesting, settlement, cancellation or any other disposal of an Award or arising out of the acquisition, retention and disposal of the Shares acquired pursuant to an Award, the Participant, as a condition to the acquisition of Shares in connection with an Award, shall make such arrangements satisfactory to the Company to enable it or any of its Subsidiaries to satisfy any requirement to account for any Tax Payment that may arise in connection with the Award including, but not limited to, arrangements satisfactory to the Company for withholding Shares that would otherwise be acquired by the Participant.

3.4 Section 23.1 (Minimum Vesting) shall be amended by the deletion of the words shown in strikethrough:

Minimum Vesting. All Awards shall be subject to a minimum vesting restriction or Performance Period of not less than one year ~~(or, in the case of awards to Non-Employee Directors, the period from one annual meeting of shareholders to the next)~~; provided, however, the requirements set forth in this sentence shall not apply to substituted Awards with time-based vesting restrictions no less than the time-based vesting restrictions of the Awards being replaced and Awards with respect to an aggregate number of Shares not in excess of 5% of the total Shares authorized for issuance under this Plan, as well as Awards accelerated in the event of a Termination of Services or a Change in Control. For purposes of this Section 23.1, a Performance Period shall include any period with respect to which an award is earned.

Annex B-25

3.5 A new Article 23 (UK Tax Provisions) shall be added and shall read:

23.1 ITEPA s.431 Election. In the event that any Award acquired or acquisition of Shares thereunder falls within the meaning of ‘restricted securities’ for the purposes of Chapter 2 of Part 7 to ITEPA, it shall be a condition of the Award that the Participant, if specified by the Committee at any time, enters into a joint election with the Company (or the Participant’s employing Affiliate, if different) under section 431(1) of ITEPA in order to disapply all restrictions attaching to such Shares (in the form prescribed or agreed by HMRC) and in order to elect to pay income tax (if any) computed by reference to the unrestricted market value (as defined in ITEPA) of the Shares no later than 14 days after the acquisition of such Shares (or such longer period as HMRC may direct).

23.2 FATCA. By participating in the Sub-Plan, each Participant agrees to give all such assistance and representations and supply or procure to be supplied (including by way of updates) all such information and execute and deliver (or procure the execution and delivery of) all such documents that the Company requests in writing for the purpose of enabling it or any Affiliate (or any external administrator) to comply with the Foreign Account Tax Compliance Act (“FATCA”), any exchange of information agreement or any similar, equivalent or related applicable laws, rules or regulations in any jurisdiction. Each Participant further agrees and authorises the Company and its Affiliates to disclose such information to any governmental authorities (including, but not limited to, HMRC and the Internal Revenue Service).

3.6 [Section 23.4 (Data Privacy) shall be amended to include the words underlined below and deletion of the words shown in strikethrough:

Data Privacy. As a condition for receiving any Award and to the extent permitted by applicable law, the Committee may require a Participant to explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in this Plan. The Company and its Affiliates may hold certain personal information about Participants, including, but not limited to, a Participant’s name, address, telephone number, birth date, ~~social security~~, national insurance number or other identification numbers, salary, nationality, job title(s), Shares held in the Company or its affiliates and Award details, to implement, manage and administer this Plan and Awards (the “Data”). The Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in this Plan, and the Company and its Affiliates may transfer the Data to third parties assisting in implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, including the US, and that any recipient’s country may have different data privacy laws and protections than the Participant’s country. By accepting an Award, the Participant authorizes the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in this Plan. Furthermore, the Participant acknowledges and understands that the transfer of Data to the Company or to any third parties is necessary for the Participant’s participation in this Plan. A Participant may view Data, request information about the storage and processing of Data, request any corrections to Data, or withdraw the consents herein (in any case, without cost to the Participant) by contacting [EMAIL] in writing. The withdrawal of any consent by a Participant may affect the Participant’s participation in the Plan. The Participant may contact [EMAIL] for further information about the consequences of any withdrawal of consents herein. Further information about how the Company and its Affiliates process personal data of Participants is set out in the Company’s (or the relevant employing Affiliate’s) employee privacy notice.] [Company to confirm privacy notice existence/ UK GDPR processes]

3.7 Section 23.15 (Retirement and Welfare Plans) shall be amended to include the words underlined below and deletion of the words shown in strikethrough:

Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards shall be pensionable nor be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit and no pension benefits will accrue on the value of Awards.

Annex B-26

Annex D

EntrepreneurShares Valuation Services

Private and Confidential	May 27, 2026

Titan Acquisition Corp.
Attention: Board of Directors
131 Concord Street,
Brooklyn, NY 11201

Fairness Opinion Letter

We understand that Titan Acquisition Corp. (“Titan”), entered into a non-binding Letter of Intent (“LOI”) dated November 12, 2025, by and among OpenPayd Holdings Limited (“OpenPayd” or the “Company”) and Titan, pursuant to which Titan will form a new subsidiary, to consummate a business combination with OpenPayd (the “Transaction”) based on a pre-money Enterprise Value of $800 Million. After giving effect to the Transaction, NewCo will become a public company and indirectly wholly own Titan.

The total consideration to be paid to the equity holders of the Company (including holders of options, warrants and other convertible securities) in the Transaction (the “Transaction Consideration”), after adjusting for debt, cash and transaction expenses, will be shares of NewCo common stock based on a pre-money enterprise value of the Company of $800 Million. The terms and conditions of the Transaction are more fully set forth in the Business Combination Agreement.

The Board of Directors of Titan (“you”) have engaged EntrepreneurShares LLC (“ERShares Valuation Services” or “us”) to render an opinion (the “Opinion”) as to the fairness of the Transaction to the shareholders of Titan from a financial point of view.

This Opinion is furnished solely to be utilized by the Board of Directors as only one input to consider in its process of analyzing the Transaction and it does not constitute a recommendation to any member of the Board of Directors, any stockholder of Titan, or any other person as to how such person should vote or act with respect to the Transaction. This Opinion is delivered to the Board of Directors subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and subject to the understanding that the obligations of ERShares Valuation Services in the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of ERShares Valuation Services shall be subjected to any personal liability whatsoever (other than for fraud, gross negligence, willful misconduct or bad faith) to any person, nor will any such claim be asserted by or on behalf of you or your affiliates against such person with respect to this Opinion other than ERShares Valuation Services.

We have not been asked to opine on, and this Opinion does not express any views on, (i) any other terms of the Transaction, (ii) Titan’s underlying business decision to proceed with or effect the Transaction, (iii) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Titan (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of Titan or the Company in the Transaction, or relative to or in comparison with the Transaction Consideration, (v) the fairness of the Transaction to any particular group or class of securities, creditors, or other constituencies of Titan, other than those set forth in this Opinion (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters or (vii) the fair value of the Company independent from the Transaction taken as a whole.

Annex D-1

EntrepreneurShares Valuation Services

In the course of our analyses for rendering this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, including, without limitation:

1)	We have reviewed the following documents and sources of information in items a through k, without limitation:

a.	Executed Non-Binding Letter of Intent referenced above dated November 12, 2025 (the “LOI”);

b.	Draft of the Business Combination Agreement (the “Draft Business Combination Agreement”);

c.	OpenPayd Consolidated Audited financial statement for the Years ended December 31, 2025, 2024 and 2023;

d.	OpenPayd’s Forecast Model;

e.	OpenPayd’s Management Presentation;

f.	OpenPayd’s Trading Comps;

g.	Various OpenPayd organizational and administrative documents we deemed necessary and appropriate to our analysis;

h.	OpenPayd’s Transaction Overview (including pro forma for the Transaction);

i.	Various documents related to debt and tax we deemed necessary and appropriate to our analysis;

j.	Various consulting reports for OpenPayd we deemed necessary and appropriate to our analysis; and

k.	Prospective financial data related to the Company, for which we have no reason to dispute the underlying assumptions.

2)	We met or otherwise communicated electronically with certain members of Titan’s and OpenPayd’s senior and operating management to discuss OpenPayd’s operations, historical financial results related to their entities, future prospects, and projected operations and performance;

3)	We considered publicly available data and stock market performance data of public companies we deem comparable to OpenPayd and reviewed the industry in which OpenPayd operates; and

Annex D-2

EntrepreneurShares Valuation Services

4)	We conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate, including economic, industry and Company-specific information.

The primary method used was a Market Method – Guideline Public Traded Companies as the basis for the fairness opinion assessment. These public comps were independently obtained by us. Management also provided comps that were reviewed as secondary comparison and found overlaps to those used for the fairness opinion assessment. Additional details of the analysis performed can be found in the associated proxy statement.

We also used a Guideline Transaction Method to support the fairness opinion assessment. These were independently obtained and examined by us. Additional details of the analysis performed can be found in the associated proxy statement.

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided to us by Titan and the Company and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading in any material respect for the purposes of this Opinion. We have not assumed any responsibility for independent verification of such information or assurances. With respect to the OpenPayd Management forecasts, we have been advised by OpenPayd, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgements of the management of OpenPayd as to the future financial performance of OpenPayd.

In rendering our opinion, we do not express any view or opinion as to what the value of any Titan Common shares will be when issued pursuant to the Transaction or the price or range of prices at which any Titan Common Shares or other securities and financial instruments of or relating to Titan may trade or otherwise be transferable at any time before or after announcement or consummation of the transaction.

In arriving at our opinion, we have not performed any independent appraisal, or physical inspection, of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. We have also assumed that neither Titan nor the Company are currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting their businesses. We are not responsible for conclusions based on erroneous or incomplete information provided to us.

Annex D-3

EntrepreneurShares Valuation Services

Our Opinion is predicated on our assumption that the final executed form of the Business Combination Agreement will not differ in any material respect from the LOI and the Draft Business Combination Agreement we have examined, that the conditions to the Transaction as set forth in the LOI will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the LOI. We have also assumed, that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on OpenPayd or the contemplated benefits of the Transaction.

Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of the Opinion but was known or should have been known by Titan or the Company at the date of such issuance that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

We acknowledge and agree that this Opinion and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by Titan with the Securities and Exchange Commission and delivered to the holders of Titan’s securities in connection with the Transaction.

Our assignment was finalized on May 26, 2026, after a period of comments from the Fairness Opinion Review board of Titan. Any events or information occurring after this date have not been subject to consideration.

We have been retained by Titan to provide this Fairness Opinion in connection with the Transaction and will receive a fixed fee for our services. Our fee is not contingent upon, or related to, the size of the transaction consideration, or whether the Transaction is consummated.

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Annex D-4

EntrepreneurShares Valuation Services

Conclusion

Based on the work performed by us, and on the statements above, we are of the opinion that the Transaction, on the date of issue of this document, is fair from a financial point of view for the shareholders of Titan.

Yours Sincerely,

Dr. Joel Shulman Ph.D., CFA

CEO

EntrepreneurShares LLC

Annex D-5

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except where any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. PubCo’s memorandum and articles of association permit indemnification of officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2†*	Business Combination Agreement, dated as of June 1, 2026, as it may be amended, by and among Titan Acquisition Corp, OpenPayd Global Holdings Limited, Titan Acquisition Sponsor Holdco LLC, OpenPayd Holdings Limited (the “Company”), Ozan Özerk, solely in his capacity as the Company Shareholders representative, and the shareholders of the Company party thereto (included as Annex A to the proxy statement/prospectus).
2.2*	First Amendment to the Business Combination Agreement, dated as of June 11, 2026, as it may be further amended, by and among Titan Acquisition Corp, OpenPayd Global Holdings Limited, Titan Acquisition Sponsor Holdco LLC, OpenPayd Holdings Limited (the “Company”), Ozan Özerk, solely in his capacity as the Company Shareholders representative, and the shareholders of the Company party thereto (included as Annex A-1 to the proxy statement/prospectus).
3.1**	Memorandum and Articles of Association of OpenPayd Global Holdings Limited.
3.2*	Form of Amended and Restated Memorandum and Articles of Association of OpenPayd Global Holdings Limited (as they will be in effect at the Merger Effective Time) (included as Exhibit E to Annex A to the proxy statement/prospectus).
3.3	Amended and Restated Memorandum and Articles of Association of Titan Acquisition Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-285659), filed with the Securities and Exchange Commission on April 3, 2025).
4.1***	Specimen PubCo ordinary share certificate.
4.2	Specimen PubCo warrant (appended as exhibit to Exhibit 4.3), (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1 (File No. 333-285659), filed with the Securities and Exchange Commission on April 3, 2025).
4.3	Warrant Agreement, dated April 8, 2025, by and between Continental Stock Transfer & Trust Company and Titan Acquisition Corp. (incorporated by reference to Exhibit 4.1 to Titan Acquisition Corp.’s Current Report on Form 8-K (File No. 001-42590), filed with the Securities and Exchange Commission on April 11, 2025).
4.4*	Form of OpenPayd Global Holdings Limited Incentive Plan (as will be in effect at the Merger Effective Time) (included as Annex B to the proxy statement/prospectus).
5.1***	Opinion of Maples and Calder (Cayman) LLP.
5.2***	Opinion of Allen Overy Shearman Sterling US LLP.
8.1***	Opinion of Winston Taylor LLP.
10.1***	Form of Subscription Agreement, by and among Titan, OpenPayd Global Holdings Limited and the other parties thereto.
10.2*	Form of New Registration Rights Agreement, by and among OpenPayd Global Holdings Limited, Titan Acquisition Sponsor Holdco LLC, Cantor Fitzgerald & Co., Odeon Capital Group LLC, Anne Martina Limited, Ozan Özerk, Iana Dimitrova and David Bull (included as Exhibit F to Annex A).

Exhibit Number	Description
10.3*	Form of Lockup Agreement, between OpenPayd Global Holdings Limited and the other parties thereto (included as Exhibit G to Annex A).
10.4*	Form of Key Company Shareholder Support Agreement by and among Titan Acquisition Corp, (ii) OpenPayd Holdings Limited, and Ozan Özerk (included as Exhibit A to Annex A).
10.5*	Form of Sponsor Support Agreement by and among Titan Acquisition Corp, OpenPayd Holdings Limited, Titan Acquisition Sponsor Holdco LLC, OpenPayd Global Holdings Limited, and Ozan Özerk (included as Exhibit B to Annex A).
10.6*	Form of Non-Competition Agreement by and among OpenPayd Global Holdings Limited, Titan Acquisition Corp, Titan Acquisition Sponsor Holdco LLC, and OpenPayd Holdings Limited (included as Exhibit C to Annex A).
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Deloitte LLP with respect to OpenPayd Holdings Limited.
23.3*	Consent of Deloitte LLP with respect to OpenPayd Global Holdings Limited.
23.4***	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).
23.5***	Consent of Allen Overy Shearman Sterling US LLP (included in Exhibit 5.2).
23.6***	Consent of Winston Taylor LLP (included in Exhibit 8.1)
99.1	Form of Preliminary Proxy Card (included as Annex C to the proxy statement/prospectus).
99.2**	Consent of Frank Mastrangelo
99.3**	Consent of Stephen Lemon
99.4*	Consent of Erica Bovenzi
99.5*	Consent of Najamul Kidwai
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
†	Certain portions of this exhibit have been omitted pursuant to Regulation S-K Item 601(b)(10)(iv). The Company agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Provided, however, that financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England on July 31, 2026.

OpenPayd Global Holdings Limited

By:	/s/ Ozan Özerk
Name:	Ozan Özerk
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on July 31, 2026.

Name	Title	Date

/s/ Ozan Özerk	Director	July 31, 2026
Ozan Özerk	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England on July 31, 2026.

OpenPayd Holdings Limited

By:	/s/ Iana Dimitrova
Name:	Iana Dimitrova
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Iana Dimitrova and David Bull as the undersigned’s true and lawful attorney-in-fact and agent, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in order to affect the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on July 31, 2026.

Name	Title	Date

/s/ Iana Dimitrova	Chief Executive Officer and Director	July 31, 2026
Iana Dimitrova	(Principal Executive Officer)

/s/ David Bull	Chief Financial Officer and Director	July 31, 2026
David Bull	(Principal Financial Officer and Principal Accounting Officer)